As filed with the Securities and Exchange Commission on November 12, 2004.

Registration No. 333-119275

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

Amendment No. 1

to

FORM S-4

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

THE MOSAIC COMPANY

MOSAIC FERTILIZER, LLC

MOSAIC CROP NUTRITION, LLC

(Exact Name of Registrant as Specified in Its Charter)

Delaware	2870	20-0891589
Delaware	2874	36-4554316
Delaware	5191	20-1026205
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Number)	(I.R.S. Employer Identification No.)

12800 Whitewater Drive

Suite 200

Minnetonka, Minnesota 55343

Telephone: (952) 984-0316

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Fredric W. Corrigan

CEO and President

The Mosaic Company

12800 Whitewater Drive

Suite 200

Minnetonka, Minnesota 55343

Telephone: (952) 984-0316

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Jonathan B. Abram, Esq.	Larry A. Barden, Esq.
Dorsey & Whitney LLP	Lisa J. Reategui, Esq.
50 South Sixth Street	Sidley Austin Brown & Wood LLP
Suite 1500	Bank One Plaza
Minneapolis, Minnesota 55402	10 South Dearborn Street
Telephone: (612) 340-2600	Chicago, Illinois 60603
Telephone: (312) 853-7000

Approximate date of commencement of proposed sale of the securities to the public:    The exchange will commence as soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Aggregate Amount to be Registered	Proposed Maximum Aggregate Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Guarantees of debt securities issued by Mosaic Global Holdings Inc. and Phosphate Acquisition Partners L.P. (1)	$1,812,487,000	100%	$1,812,487,000	$229,643

(1)	This registration statement relates to the offer by each of The Mosaic Company, Mosaic Fertilizer, LLC and Mosaic Crop Nutrition, LLC to fully and unconditionally guarantee certain outstanding debt securities of Mosaic Global Holdings Inc. and Phosphate Acquisition Partners L.P. in return for the consent of the holders of the debt securities to certain amendments to provisions of the indentures under which the debt securities were issued.
(2)	Estimated solely for the purposes of calculating the registration fee.
(3)	The appropriate registration fee was paid by the Registrants upon initially filing this registration statement.

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the SEC is effective. This prospectus is not an offer to sell nor is it an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 12, 2004

PROSPECTUS

Mosaic Global Holdings Inc.

(formerly known as IMC Global Inc.)

Phosphate Acquisition Partners L.P.

(the successor to Phosphate Resource Partners Limited Partnership)

Solicitation of Consents Relating to

$1,812,487,000 Aggregate Principal Amount of

Certain Debt Securities issued by

Mosaic Global Holdings Inc. and

Phosphate Acquisition Partners L.P.

The Mosaic Company

Mosaic Fertilizer, LLC

Mosaic Crop Nutrition, LLC

Guarantees

Mosaic Global Holdings Inc. (formerly known as IMC Global Inc.), referred to as IMC, and Phosphate Acquisition Partners L.P. (the successor to Phosphate Resource Partners Limited Partnership), referred to as PLP, are soliciting your consents to proposed amendments to the terms of the debt securities listed below, which are referred to collectively as the Securities, in return for the identified consideration.

The consents are being sought in connection with the recently completed combination of IMC with the fertilizer businesses of Cargill, Incorporated, referred to as Cargill, which created a new, combined public company named The Mosaic Company, referred to as Mosaic. The combination transactions, referred to as the Cargill transactions, resulted in IMC becoming a wholly owned subsidiary of Mosaic. Prior to completion of the Cargill transactions, Phosphate Resource Partners Limited Partnership was merged with and into Phosphate Acquisition Partners L.P., a wholly owned subsidiary of IMC, pursuant to which Phosphate Acquisition Partners L.P. was the surviving entity. That merger is referred to as the PLP merger.

			Total Consideration
	Outstanding Principal Amount	CUSIP No.	Early Consent Premium	Consent Fee	Guarantees
			(per $1,000 principal amount of High-Yield Notes)
SECURITIES OF IMC
High-Yield Notes
11.250% Senior Notes due 2011	$417,500,000	449669CL2/ 449669CJ7/ 449669CP3	$1.50	$1.00	Guarantees
10.875% Senior Notes due 2008	$400,000,000	449669CK4/ 449669CH1	$1.50	$1.00	Guarantees
10.875% Senior Notes due 2013	$400,000,000	449669CN8/ 449669CM0	$1.50	$1.00	Guarantees
Other IMC Securities
6.875% Debentures due 2007	$150,000,000	449669AC4	—	—	Guarantees
7.30% Debentures due 2028	$150,000,000	449669AK6	—	—	Guarantees
7.375% Debentures due 2018	$90,000,000	449669CD0	—	—	Guarantees
7.625% Notes due 2005	$26,902,000	449669CG3	—	—	Guarantees
9.45% Senior Debentures due 2011	$18,490,000	449669AB6	—	—	Guarantees
6.55% Notes due 2005	$9,595,000	449669AJ9	—	—	Guarantees
SECURITIES OF PLP
7% Senior Notes due 2008	$150,000,000	356903AB0	—	—	Guarantees

The Expiration Time (i.e., the time that the consent solicitation with respect to each series of the Securities will expire) will be 5:00 p.m., New York City time, on [    ], [    ], 2004, unless extended by IMC or PLP in their discretion. Holders of High-Yield Notes (as defined below) must deliver valid consents prior to the Expiration Time to receive the Consent Fee. The period during which the consent solicitation is open is referred to as the solicitation period.

The Early Consent Premium Deadline (i.e., the time by which holders of High-Yield Notes must deliver valid consents in order to be entitled to receive the Early Consent Premium) will be 5:00 p.m., New York City time, on [    ], [    ], 2004, unless extended by IMC in its discretion. Holders who receive the Early Consent Premium with respect to any High-Yield Notes will also receive the Consent Fee and the Guarantees with respect to those High-Yield Notes.

(continued on next page)

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The Solicitation Agent for the consent solicitation is:

Goldman, Sachs & Co.

The date of this prospectus is                     , 2004.

(continued from previous page)

IMC and PLP are requesting consents to proposed amendments to the terms of the Securities to, among other things, (i) amend covenants contained in the indentures governing IMC’s 11.250% Senior Notes due 2011, 10.875% Senior Notes due 2008 and 10.875% Senior Notes due 2013 to provide IMC and its subsidiaries with the operational flexibility to more effectively integrate the businesses of IMC and the Cargill Fertilizer Businesses (as defined below) and (ii) amend covenants contained in the indentures governing each series of the Securities to permit IMC and PLP to provide reports of Mosaic to the holders of their Securities (and, if applicable, to file such reports with the Securities and Exchange Commission) in lieu of reports relating only to IMC or PLP, as the case may be. The proposed amendments are referred to collectively as the Amendments. The indentures governing IMC’s 11.250% Senior Notes due 2011, 10.875% Senior Notes due 2008 and 10.875% Senior Notes due 2013 are referred to collectively as the High-Yield Indentures and the notes governed thereby as the High-Yield Notes.

The Amendments with respect to any series of the Securities will be approved if, prior to the expiration of the solicitation period, valid consents are received and not properly revoked from the holders of a majority in aggregate principal amount of that series outstanding as of the record date (as specified below). A series of the Securities for which the requisite consents are received and accepted is referred to as an Approving Series. IMC and PLP will not accept consents with respect to any series of the Securities unless the other conditions to the consent solicitation set forth in this prospectus are satisfied or waived, which conditions include the approval of the Amendments by EACH series of High-Yield Notes. If the Amendments become operative with respect to any series of the Securities, they will bind all holders of that series, including those that did not give their consent.

In return for the consents, Mosaic and its wholly owned subsidiaries, Mosaic Fertilizer, LLC and Mosaic Crop Nutrition, LLC, which are referred to as Mosaic Fertilizer and Mosaic Crop Nutrition, respectively, are offering to fully and unconditionally guarantee the obligations of IMC and PLP, as applicable, under each Approving Series. The guarantees of Mosaic, Mosaic Fertilizer and Mosaic Crop Nutrition are referred to collectively as the Guarantees. No matter the outcome of the consent solicitation, the High-Yield Notes will continue to be guaranteed by substantially the same subsidiaries of IMC that currently guarantee the High-Yield Notes. In addition, in return for the consents to the proposed Amendments to the High-Yield Notes, IMC is offering to pay a consent fee, referred to as the Consent Fee, of $1.00 for each $1,000 principal amount of High-Yield Notes in respect of which a valid consent has been delivered (and not properly revoked) prior to the Expiration Time and accepted by IMC. IMC is also offering to pay a premium, referred to as the Early Consent Premium, of $1.50 for each $1,000 principal amount of High-Yield Notes in respect of which a valid consent has been delivered (and not properly revoked) prior to the Early Consent Premium Deadline and accepted by IMC. Holders who receive the Early Consent Premium with respect to any High-Yield Notes will also receive the Consent Fee and the Guarantees with respect to those High-Yield Notes. The Consent Fee and the Early Consent Premium are referred to together as the Consent Payments. IMC is offering the Consent Payments only to holders of the High-Yield Notes. The Guarantees will be issued and the Consent Payments will be made to applicable holders only if the conditions to the consent solicitation described in this prospectus are satisfied or waived.

IMC and PLP are seeking consents from each holder of record of the Securities as of 5:00 p.m., New York City time, on [                    ], [                    ], 2004, which is the record date for the consent solicitation and is referred to as the record date. Consents may not be revoked except in the manner described in this prospectus.

The consent solicitation and Mosaic’s, Mosaic Fertilizer’s and Mosaic Crop Nutrition’s offer of their respective Guarantees are described in detail in this prospectus. IMC, PLP, Mosaic, Mosaic Fertilizer and Mosaic Crop Nutrition urge you to read this prospectus carefully, including the “ Risk Factors” section beginning on page 14 of this prospectus. None of IMC, PLP, Mosaic, Mosaic Fertilizer, Mosaic Crop Nutrition, the Solicitation Agent or the Information Agent or any other person makes any recommendation as to whether or not you should deliver your consent to the proposed Amendments.

NOTICE TO FLORIDA RESIDENTS

In accordance with regulations promulgated under the Trade Sanctions Reform and Export Enhancement Act of October 2000 (the “TSRA”), Cargill, on behalf of itself and its majority owned and controlled affiliates, has applied for and received confirmations from the U.S. Commerce Department authorizing it to sell and export dicalcium phosphate and monocalcium phosphate to Cuba under License Exception AGR. The TRSA authorizes the export and re-export of certain agricultural commodities, medicine and medical devices to Cuba.

Pursuant to these AGR License Exception notices, Mosaic Fertilizer, a wholly-owned subsidiary of Mosaic (which is a majority-owned subsidiary of Cargill), currently has an agreement with Alimport to sell dicalcium phosphate to be shipped to the Republic of Cuba. Alimport is also known as Empresa Cubana Importadora de Alimentos, the Cuban agency responsible for purchasing agricultural commodities for its country.

The information provided herein is accurate as of the date the registration of the Guarantees was declared effective by the United States Securities and Exchange Commission (the “SEC”) and by the Department of Financial Services of the State of Florida.

The current information concerning Mosaic Fertilizer’s business dealings with the government of Cuba or with any person or affiliate located in Cuba may be obtained from the Florida Department of Financial Services at the address or phone number contained below.

Florida Department of Financial Services

200 East Gaines Street

Tallahassee, FL 32399-0375

(850) 410-9805

Annex A	—	Marked Description of IMC’s 11.250% Senior Notes due 2011 and 10.875% Senior Notes due 2008 showing proposed Amendments
Annex B	—	Marked Description of IMC’s 10.875% Senior Notes due 2013 showing proposed Amendments
Annex C	—	Summary of Key Amendments to the High-Yield Notes

i

SUMMARY

This summary highlights the material information in this prospectus, but may not contain all of the information that is important to you. You are urged to carefully read this entire document, including the annexes and other documents to which this document refers, for a more complete understanding of the consent solicitation. In addition, important business and financial information about IMC and PLP has been incorporated by reference into this prospectus. Please see “Where You Can Find More Information.”

This summary and the balance of this prospectus contain forward-looking statements about events that are not certain to occur as described or at all, and you are cautioned not to place undue reliance on those statements. Please carefully read “Cautionary Statement Regarding Forward-Looking Statements.”

The Cargill Transactions

Under the terms of an Agreement and Plan of Merger and Contribution dated as of January 26, 2004, as amended, referred to as the merger and contribution agreement, IMC merged with GNS Acquisition Corp., a wholly owned subsidiary of Mosaic, on October 22, 2004 and became a wholly owned subsidiary of Mosaic. In that merger, referred to as the Cargill merger, IMC’s common stockholders received one share of Mosaic common stock for each share of IMC common stock owned. In addition, holders of shares of IMC’s 7.50% mandatory convertible preferred stock, referred to as IMC 7.50% preferred stock, received one share of 7.50% mandatory convertible preferred stock of Mosaic, referred to as Mosaic 7.50% preferred stock, for each share they held. The merger and contribution agreement also provided for Cargill and its affiliates to contribute equity interests in entities owning the fertilizer businesses of Cargill, referred to as the Cargill Fertilizer Businesses, to Mosaic immediately prior to the Cargill merger, which contribution is referred to as the Cargill contribution. In consideration for the Cargill contribution, Cargill and its affiliates received shares of Mosaic common stock, plus shares of Mosaic’s Class B common stock, referred to as Mosaic Class B common stock. Immediately following the completion of the transactions contemplated by the merger and contribution agreement:

•	IMC’s former common stockholders owned 33.5% of the outstanding shares of Mosaic common stock;

•	Cargill and its affiliates owned 66.5% of the outstanding shares of Mosaic common stock;

•	Cargill and its affiliates owned 5,458,955 shares of Mosaic Class B common stock; and

•	IMC’s former preferred stockholders owned all 2,750,000 shares of Mosaic 7.50% preferred stock.

At the time of the Cargill merger, IMC Global Inc. changed its legal name to Mosaic Global Holdings Inc.

The High-Yield Indentures contain a provision requiring IMC to offer to purchase all of the outstanding High-Yield Notes upon a change of control of IMC at 101% of the principal amount thereof (plus accrued and unpaid interest). The completion of the Cargill transactions resulted in a change of control of IMC under the terms of the High-Yield Indentures. IMC intends to make the required offer to purchase the outstanding High-Yield Notes within the time period required by the High-Yield Indentures.

The PLP Merger

Prior to completion of the PLP merger, PLP was a publicly traded Delaware limited partnership controlled by IMC, in which IMC owned indirectly a 51.6% partnership interest. The remaining interests in PLP were publicly owned units representing limited partner interests and were traded on the New York Stock Exchange.

Under the terms of an Agreement and Plan of Merger dated as of March 17, 2004, referred to as the PLP merger agreement, Phosphate Resource Partners Limited Partnership merged with and into Phosphate Acquisition Partners L.P. on October 19, 2004, with Phosphate Acquisition Partners L.P. surviving in the merger, which merger is referred to as the PLP merger. In the PLP merger, each publicly owned unit of PLP was converted into the right to receive 0.2 shares of IMC common stock, which then became the right to receive Mosaic common stock upon completion of the Cargill transactions.

The Companies

Mosaic Global Holdings Inc. (formerly IMC Global Inc.)

100 South Saunders Road

Suite 300

Lake Forest, Illinois 60045

(847) 739-1200

IMC, a Delaware corporation incorporated in 1987, is one of the world’s leading producers and distributors of crop nutrients to the domestic and international agricultural communities, and one of the foremost manufacturers and distributors of animal feed ingredients worldwide. On October 22, 2004, IMC became a wholly owned subsidiary of Mosaic as a result of the completion of the Cargill transactions. In 1997, IMC merged with Freeport-McMoRan, Inc., with IMC surviving, and IMC became the administrative managing general partner of PLP. IMC mines, processes and distributes potash in the United States and Canada and is the owner of Mosaic Phosphates Company (formerly known as IMC Phosphates Company), referred to as Mosaic Phosphates, a leading producer, marketer and distributor of phosphate crop nutrients and animal feed ingredients.

In connection with the completion of the Cargill transactions, IMC’s common stock and 7.50% mandatory convertible preferred stock were delisted from the New York and Chicago Stock Exchanges.

Phosphate Acquisition Partners L.P. (the successor to Phosphate Resource Partners Limited Partnership)

100 South Saunders Road

Suite 300

Lake Forest, Illinois 60045

(847) 739-1200

PLP is a wholly owned subsidiary of IMC. PLP, through its investment in Mosaic Phosphates, is one of the world’s largest and lowest cost producers, marketers and distributors of phosphate crop nutrients and animal feed ingredients, with operations in central Florida and on the Mississippi River in Louisiana.

Mosaic Phosphates’ business includes the mining and sale of phosphate rock and the production, marketing and distribution of phosphate crop nutrients and animal feed ingredients. IMC Phosphates was formed as a joint venture partnership in July 1993 when PLP and IMC contributed their respective phosphate crop nutrients businesses to Mosaic Phosphates. Mosaic Phosphates is 41.5% owned by PLP and 58.5% owned by IMC.

PLP’s publicly traded partnership units were delisted from the New York Stock Exchange in connection with the completion of the PLP merger.

The Mosaic Company

12800 Whitewater Drive

Suite 200

Minnetonka, Minnesota 55343

(952) 984-0316

Mosaic is a Delaware corporation which was initially formed under the name Global Nutrition Solutions, Inc. on January 23, 2004 for the purpose of effecting the combination of IMC’s businesses with the Cargill Fertilizer Businesses. Mosaic’s corporate name was changed to The Mosaic Company on June 17, 2004. As a result of the completion of the Cargill transactions on October 22, 2004, Mosaic now owns, through its subsidiaries, the Cargill Fertilizer Businesses and the businesses of IMC. The Mosaic Company is one of the world’s leading producers and marketers of concentrated phosphate and potash crop nutrients. For the global agriculture industry, Mosaic is a single source for phosphates, potash, nitrogen fertilizers and feed ingredients. Based in Minnetonka, Minnesota, Mosaic serves customers in 50 countries through phosphate production facilities in Florida, Louisiana and international markets, including Brazil and China; potash production facilities in New Mexico, Michigan and Saskatchewan, Canada; a joint venture interest in the Saskferco Products, Inc., nitrogen production facility; and distribution and customer service operations in 15 countries.

Shares of Mosaic common stock and Mosaic 7.50% preferred stock are listed on the New York Stock Exchange under the symbols “MOS” and “MOSPRM,” respectively.

Mosaic Fertilizer, LLC

c/o The Mosaic Company

12800 Whitewater Drive

Suite 200

Minnetonka, Minnesota 55343

(952) 984-0316

Mosaic Fertilizer is a Delaware limited liability company formed in May 2004 and a direct, wholly owned subsidiary of Mosaic. Effective June 1, 2004, in anticipation of the then pending Cargill transactions, Cargill Fertilizer, Inc., a wholly-owned subsidiary of Cargill, transferred and conveyed to Mosaic Fertilizer substantially all of the assets and liabilities comprising Cargill’s phosphate mining and manufacturing business, including all mine properties and manufacturing facilities owned by Cargill in Florida. Mosaic Fertilizer’s business includes the manufacture and sale of diammonium phosphate (DAP), monammonium phosphate (MAP), MicroEssentials and calcium phosphate feed products (commonly referred to as Monocal and Dical) to customers around the world.

Mosaic Crop Nutrition, LLC

c/o The Mosaic Company

12800 Whitewater Drive

Suite 200

Minnetonka, Minnesota 55343

(952) 984-0316

Mosaic Crop Nutrition is a Delaware limited liability company formed in March 2004 and a direct wholly owned subsidiary of Mosaic. Mosaic Crop Nutrition markets a complete line of crop nutrients including specialty branded products such as K-Mag and MicroEssentials and offers value-added services to wholesale and retail distributors throughout the United States. The U.S. distribution business is anchored by seven owned and operated dry bulk warehouses located along the river system that flows through the “corn belt” states of Illinois, Indiana, Kentucky, Minnesota and Missouri. These facilities have a combined storage capacity of more than 325,000 tonnes and annual through-put capacity of approximately 1.7 million tonnes.

Cargill, Incorporated

15615 McGinty Road West

Wayzata, Minnesota 55391

(952) 742-7575

Cargill is an international provider of food, agricultural and risk management products and services. With 101,000 employees in 60 countries, the company is committed to using its knowledge and experience to collaborate with customers to help them succeed.

Rationale for the Consent Solicitation

The two main purposes of the consent solicitation and the proposed Amendments are:

•	to amend certain covenants in the High-Yield Indentures to provide IMC and its subsidiaries with the operational flexibility to more effectively integrate the businesses of IMC and the Cargill Fertilizer Businesses; and

•	to amend certain covenants in the indentures governing each series of the Securities (including the High-Yield Indentures), referred to collectively as the Indentures, to permit IMC or PLP, as the case may be, to provide copies of Mosaic’s reports filed with the SEC pursuant to the requirements of the Securities Exchange Act of 1934, as amended, referred to as the Securities Exchange Act, to the holders of the Securities (and, if applicable, to file such reports with the SEC) in lieu of reports relating only to IMC or PLP, as the case may be.

Summary Terms of the Consent Solicitation

The Securities	For a list of the series of Securities to which the consent solicitation relates, please see “Description of the Consent Solicitation.”

Record Date	The record date is 5:00 p.m., New York City time, on [ ], [ ], 2004.

Requisite Consents

The approval of the Amendments with respect to any series of the Securities requires the delivery prior to the Expiration Time (as described below) and acceptance by IMC or PLP, as the case may be, of valid consents (that are not properly revoked) by the holders of a majority in aggregate principal amount of that series outstanding as of the record date, which are referred to as the Requisite Consents for that series. Any series of the Securities for which Requisite Consents are received and accepted is referred to as an Approving Series.

Effective Time	IMC and PLP intend to execute a supplemental indenture setting forth the Amendments with respect to the applicable series of the Securities as soon as practicable after receiving the Requisite Consents for such series. The time of the execution of the supplemental indenture with respect to each series of the Securities is referred to as the Effective Time for such series. Each series of Securities may have its own Effective Time. Notwithstanding the execution and effectiveness of the applicable supplemental indenture at the Effective Time, the Amendments provided therein will not become operative and binding until the Operative Date (as defined below).

Expiration Time

The solicitation period for each series of the Securities will expire at 5:00 p.m., New York City time, on [            ], [            ], 2004, unless IMC or PLP extend this period as to any series of the Securities in their discretion. The expiration of the solicitation period as to any series of the Securities, as may be extended by IMC or PLP, is referred to as the Expiration Time for such series.

Operative Date of the Amendments

IMC and PLP intend to accept the Requisite Consents with respect to any series of the Securities and cause the Amendments thereto to become operative on the earliest date following the Expiration Time on which the conditions to the consent solicitation described in this prospectus are satisfied or waived for such series. Such date with respect to any series of the Securities is referred to as the Operative Date for that series. Each series of the Securities may have its own Operative Date.

Consent Payments

IMC is offering to pay a Consent Fee of $1.00 for each $1,000 aggregate principal amount of High-Yield Notes with respect to which a valid consent to the proposed Amendments to the High-Yield Notes has been delivered and not properly revoked prior to the Expiration Time and accepted by IMC.

IMC is also offering to pay an Early Consent Premium of $1.50 for each $1,000 principal amount of High-Yield Notes with respect to which a valid consent to the proposed Amendments to the High-Yield Notes has been delivered and not properly revoked prior to the Early Consent Premium Deadline (as described below) and accepted by IMC. Holders who receive the Early Consent Premium with respect to any High-Yield Notes will also receive the Consent Fee and the Guarantees with respect to those High-Yield Notes. The Consent Fee and the Early Consent Premium are referred to together as the Consent Payments.

The Consent Payments are being offered only to holders of the High-Yield Notes and are not being offered to any holder of any other series of the Securities. Holders of the High-Yield Notes as of the record date that do not deliver consents to the proposed Amendments to the High-Yield Notes or that deliver such consents after the Expiration Time will not be entitled to receive the Consent Fee. Holders of the High-Yield Notes as of the record date that do not deliver consents to the proposed Amendments to the High-Yield Notes or that deliver such consents after the Early Consent Premium Deadline will not be entitled to receive the Early Consent Premium with respect to such High-Yield Notes. The applicable Consent Payments will be made to eligible holders of the High-Yield Notes only if the applicable Operative Date occurs.

Early Consent Premium Deadline

Holders of any series of High-Yield Notes must deliver (and not properly revoke) a valid consent to the proposed Amendments to that series no later than 5:00 p.m., New York City time, on [            ], [            ], 2004, in order to be entitled to receive the Early Consent Premium. Such time, as may be extended by IMC in its sole discretion, is referred to as the Early Consent Premium Deadline.

Revocation of Consents

A holder of Securities as to which a consent has been given may revoke that consent at any time prior to the earlier of (i) the Expiration Time or (ii) the Effective Time for such series. A holder of Securities as to which a consent has been given may revoke that consent as to those Securities or any portion of those Securities, in integral multiples of $1,000. A revocation of a consent may be made by delivering a written notice of revocation or a changed letter of consent bearing a date later than the date of the prior letter of consent to the Information Agent at the address set forth on the back cover page of this prospectus. Consents that are delivered after the Effective Time, but prior to the Expiration Time, may not be revoked.

Offer of the Guarantees

Mosaic, Mosaic Fertilizer and Mosaic Crop Nutrition are offering to fully and unconditionally guarantee the obligations of IMC and PLP, as applicable, under each Approving Series. The Guarantees with respect to any series of the Securities will be issued only if the Operative Date for that series occurs. If the applicable conditions are satisfied or waived, Mosaic, Mosaic Fertilizer and Mosaic Crop Nutrition will issue their respective Guarantees to the holders of each Approving Series, including to any holders of those series that do not deliver consents. The Guarantees will be in addition to the existing guarantees of the High-Yield Notes by certain subsidiaries of IMC. As used in this prospectus, the term “Affiliate Guarantors” includes Mosaic, Mosaic Fertilizer, Mosaic Crop Nutrition and any other affiliate of IMC that, pursuant to the terms of the Indentures (as amended by the proposed Amendments), becomes a guarantor of the Securities in the future.

Conditions to the Consent Solicitation	IMC or PLP, as the case may be, will not accept properly executed, delivered and unrevoked consents with respect to any series of the Securities unless:

•	Requisite Consents for such series have been received (and have not been properly revoked) by IMC or PLP, as the case may be, prior to the Expiration Time for such series;

•	Requisite Consents for EACH series of the High-Yield Notes have been received (and have not been properly revoked) by IMC prior to the Expiration Time for such series; and

•	there is no law or regulation which would, and there is no injunction or action or other proceeding (pending or threatened) which could, make unlawful or invalid or enjoin the implementation of any proposed Amendment to such series, the Cargill transactions, the PLP merger, the issuance of the Guarantees with respect to such series or the entering into of the supplemental indenture with respect to such series, or which would question the legality or validity thereof.

Timing for Making of the Consent Payments and the Issuance of the Guarantees

IMC will not make any Consent Payments to any eligible holders of High-Yield Notes, and the Affiliate Guarantors will not issue their respective Guarantees with respect to any Approving Series, until the applicable Operative Date.

Consequences to Non-Consenting Holders

If IMC or PLP, as the case may be, obtains and accepts the Requisite Consents with respect to the proposed Amendments to any series of the Securities and the supplemental indenture related to those proposed Amendments is executed and becomes operative, those proposed Amendments will be binding on each holder of such series of the Securities, regardless of whether or not that holder delivered its consent to such Amendments.

Procedure for Delivery of Consents

Consents must be delivered to the Information Agent prior to the Expiration Time by following the procedures set forth in “Description of the Consent Solicitation—Consent Procedures.” Delivery of consents to any person other than the Information Agent will not be a valid delivery.

Amendment and Termination of the Consent Solicitation

IMC and PLP reserve the right, subject to applicable law, to, for any reason, amend, modify or waive the terms of, or terminate, the consent solicitation with respect to any or all series of the Securities by following the procedures described in “Description of the Consent Solicitation—Expiration Time; Early Consent Premium Deadline; Extension; Amendment; Termination.”

Material U.S. Federal Income Tax Consequences

Holders of the Securities should not have a taxable event as a result of the adoption of the Amendments, the issuance of the Guarantees or, in the case of the High-Yield Notes, receipt of the applicable Consent Payments. For a further discussion of the tax consequences of the Amendments, the Guarantees, and in the case of the High-Yield Notes, the Consent Payments, please see “Material U.S. Federal Income Tax Consequences.”

Solicitation Agent

IMC and PLP have retained Goldman, Sachs & Co. to act as Solicitation Agent in connection with the consent solicitation. Questions concerning the terms of the consent solicitation may be directed to the Solicitation Agent at its address and telephone number set forth on the back cover page of this prospectus. Please do not deliver your consents to the Solicitation Agent.

Information Agent

IMC and PLP have retained Bondholder Communications Group to act as Information Agent in connection with the consent solicitation. Any questions or requests for assistance or for additional copies of this prospectus, the accompanying letter of consent or related documents may be directed to the Information Agent at its address and telephone number set forth on the back cover page of this prospectus. Please deliver executed letters of consent to the Information Agent in accordance with the instructions set forth in “Description of the Consent Solicitation—Consent Procedures.”

Risk Factors

Please read the section entitled “Risk Factors” for a discussion of certain risks associated with the Securities.

Description of the Guarantees

Please see “Description of the Guarantees” for a description of the terms of the Guarantees. If the Guarantees are issued, the Affiliate Guarantors will not be subject to the restrictive covenants in the Indentures, other than the terms of their respective Guarantees. No matter the outcome of the consent solicitation, the High-Yield Notes will continue to be guaranteed by substantially the same subsidiaries of IMC that currently guarantee the High-Yield Notes.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

OF THE CARGILL FERTILIZER BUSINESSES

The following historical financial information with respect to the Cargill Fertilizer Businesses is provided to assist you in your consideration of the consent solicitation and the related offer of the Guarantees. The historical financial information is derived from the audited consolidated financial statements of the Cargill Fertilizer Businesses as of May 31, 2004 and 2003 and for each of the years in the three-year period ended May 31, 2004, and from the unaudited consolidated financial statements of the Cargill Fertilizer Businesses as of and for the three months ended August 31, 2004 and 2003, and as of May 31, 2002, 2001 and 2000 and for each of the years in the two-year period ended May 31, 2001.

The following table summarizes selected historical consolidated financial data of the Cargill Fertilizer Businesses. Please read this information in conjunction with the consolidated financial statements of the Cargill Fertilizer Businesses and the notes thereto contained in this prospectus and the section of this prospectus entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations for the Cargill Fertilizer Businesses.” The historical results included below and elsewhere in this document are not indicative of the future performance of the Cargill Fertilizer Businesses or Mosaic.

	As of and for the Three Months Ended August 31,		As of and for the Year Ended May 31,
	2004	2003	2004	2003	2002	2001 (a)	2000
	(in millions, except per share data)
Statements of Operations Data:
Net sales	$724.7	$547.4	$2,374.0	$1,662.7	$1,508.9	$1,518.2	$1,419.7
Cost of goods sold	649.3	513.5	2,191.9	1,525.5	1,335.8	1,436.2	1,235.5

Gross profit	75.4	33.9	182.1	137.2	173.1	82.0	184.2
Selling, general and administrative expenses	31.0	21.9	100.1	87.7	95.8	82.3	80.8
(Gain) loss on sale of assets	.2	(.2)	.7	(0.9)	3.6	1.1	—
Impairment charge	—	—	—	—	—	14.1	—
Other operating income	(6.0)	—	—	—	—	—	—

Operating earnings (loss)	50.2	12.2	81.3	50.4	73.7	(15.5)	103.4
Interest expense	7.6	8.3	29.2	41.2	42.8	46.7	39.7
Other (income) expense, net	1.3	(.9)	7.5	2.2	7.5	1.3	7.9

Earnings (loss) from continuing operations before income taxes	41.3	4.8	44.6	7.0	23.4	(63.5)	55.8
Income taxes expense (benefit)	11.2	.8	3.8	(3.9)	(1.4)	(18.4)	(51.6)

Earnings (loss) from continuing operations	30.1	4.0	40.8	10.9	24.8	(45.1)	107.4
Equity in net earnings of nonconsolidated companies	14.5	5.0	35.8	25.7	8.2	8.0	14.1
Minority interest	(1.2)	(.8)	(1.4)	2.5	.2	.1	(3.4)
Discontinued operations	—	—	—	.5	2.0	3.2	1.5

Net earnings (loss)	$43.4	$8.2	$75.2	$39.6	$35.2	$(33.8)	$119.6

Balance Sheet Data (at period end):
Cash and cash equivalents	$22.8	$14.9	$10.1	$7.8	$9.0	$7.6	$33.4
Total assets	2,017.2	1,674.6	1,856.0	1,599.2	1,403.9	1,407.3	1,244.5
Total debt (including current maturities)	41.1	58.3	42.4	57.5	64.9	81.5	55.3
Total liabilities	1,117.5	1,015.5	1,015.3	945.2	873.6	859.2	683.4
Total stockholder’s equity	890.5	658.0	833.0	649.5	523.9	538.6	556.0

Other Financial Data:
Depreciation and amortization	23.1	22.6	104.6	87.9	77.9	74.9	72.3
Capital expenditures	38.9	18.8	162.1	119.4	89.3	87.2	104.5
Net earnings (loss) from continuing operations per common share (b)	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Cash dividends per common share (b)	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Book value per share (end of period) (b)	N/A	N/A	N/A	N/A	N/A	N/A	N/A

(a)	Operating results from continuing operations include an impairment charge of $14.1 million relating to an investment in Lifosa.
(b)	Historical per share data for the Cargill Fertilizer Businesses is not applicable because the businesses consist of multiple entities and business divisions or operating units of Mosaic (which were previously multiple entities and business divisions or operating units of Cargill).

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF IMC

The following historical financial information with respect to IMC is provided to assist you in your consideration of the consent solicitation and the related offer of the Guarantees. The annual historical financial information is derived from the audited consolidated financial statements of IMC as of and for each of the years ended December 31, 1999 through 2003. The interim results set forth below as of and for the nine months ended September 30, 2003 and 2004 are derived from IMC’s unaudited consolidated financial statements. The unaudited consolidated financial statements include all adjustments, consisting only of normal accruals, which IMC considers necessary for a fair presentation of the financial position and results of operations for these periods.

The following table summarizes selected historical consolidated financial data of IMC. Please read this information in conjunction with IMC’s audited consolidated financial statements and notes thereto and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” which are part of IMC’s Annual Report on Form 10-K, as amended by Amendment No. 1 on Form 10-K/A, for the year ended December 31, 2003, which is incorporated into this document by reference, as well as other information that IMC has filed with the SEC. The historical results included below and elsewhere in this document are not indicative of the future performance of IMC or Mosaic.

	As of and for the Nine Months Ended September 30,		As of and for the Year Ended December 31,
	2004	2003 (a)	2003 (b)	2002 (c)	2001 (d)	2000 (e)	1999 (f)
	(in millions, except per share data)
Statement of Operations Data:
Net sales	$1,945.2	$1,586.5	$2,190.6	$2,057.4	$1,958.7	$2,095.9	$2,282.9
Cost of goods sold	1,747.3	1,462.0	2,004.0	1,794.3	1,768.7	1,767.2	1,843.5

Gross margin	197.9	124.5	186.6	263.1	190.0	328.7	439.4
Selling, general and administrative expenses	54.5	61.7	79.6	80.7	81.8	102.7	127.8
Gain on sale of operating assets	—	(16.5)	(31.3)	—	—	—	—
Goodwill write-down	—	—	—	—	—	—	432.0
Restructuring activity	—	6.4	11.9	2.0	12.5	(1.2)	163.3

Operating earnings (loss)	143.4	72.9	126.4	180.4	95.7	227.2	(283.7)
Interest expense	142.3	138.8	185.7	174.2	152.3	112.6	111.4
Foreign currency transaction (gain) loss	14.6	49.0	66.7	(0.7)	(4.3)	(7.2)	4.4
Gain on sale of securities	(9.4)	(35.5)	(47.9)	—	—	—	—
Debt refinancing (income) expense	—	28.1	28.1	0.9	21.7	—	(0.9)
Other (income) expense, net	16.4	(3.2)	1.6	6.2	19.1	3.1	(8.6)

Earnings (loss) from continuing operations before minority interest	(20.5)	(104.3)	(107.8)	(0.2)	(93.1)	118.7	(390.0)
Minority interest	(37.0)	(30.3)	(33.7)	(16.2)	(40.7)	(12.4)	(0.1)

Earnings (loss) from continuing operations before income taxes	16.5	(74.0)	(74.1)	16.0	(52.4)	131.1	(389.9)
Provision (benefit) for income taxes	29.0	(36.3)	(36.5)	29.8	(10.4)	46.8	141.7

Earnings (loss) from continuing operations	(12.5)	(37.7)	(37.6)	(13.8)	(42.0)	84.3	(531.6)
Loss from discontinued operations	(2.4)	(29.0)	(92.9)	(96.4)	—	(429.3)	(234.2)
Cumulative effect of a change in accounting principle (g)	—	(4.9)	(4.9)	—	(24.5)	—	(7.5)

Net loss	$(14.9)	$(71.6)	$(135.4)	$(110.2)	$(66.5)	$(345.0)	$(773.3)

Diluted loss per common share:
Earnings (loss) from continuing operations	$(0.18)	$(0.35)	$(0.37)	$(0.13)	$(0.36)	$0.73	$(4.64)
Loss from discontinued operations	(0.02)	(0.25)	(0.81)	(0.84)	—	(3.73)	(2.04)
Cumulative effect of a change in accounting principle (g)	—	(0.04)	(0.04)	—	(0.21)	—	(0.07)

Net loss per share	$(0.20)	$(0.64)	$(1.22)	$(0.97)	$(0.57)	$(3.00)	$(6.75)

Balance Sheet Data (at period end):
Cash and cash equivalents	$62.5	$56.0	$76.8	$17.7	$248.7	$84.5	$80.8
Total assets	3,681.3	3,747.8	3,761.5	3,711.0	4,327.9	4,446.3	5,293.3
Total debt (including current maturities)	2,093.4	2,129.7	2,116.8	2,271.5	2,291.5	2,360.6	2,548.6
Total liabilities	3,156.3	3,198.9	3,234.9	3,319.3	3,787.2	3,770.9	4,213.2
Total stockholders’ equity	525.0	548.9	526.6	391.7	540.7	675.4	1,080.1

Other Financial Data:
Dividends declared per common share	$—	$0.06	$0.06	$0.08	$0.08	$0.32	$0.32
Depreciation, depletion and amortization from continuing operations	132.4	127.1	171.9	165.3	157.2	166.2	175.3
Capital expenditures	90.8	82.0	120.3	140.0	123.1	118.1	248.4
Book value per share (end of period)	4.51	4.77	4.59	3.42	4.72	5.88	9.43

(a)	Operating results from continuing operations include charges of $6.4 million, $4.0 million after tax and minority interest, or $0.03 per share, primarily as a result of an organizational restructuring program.
(b)	Operating results from continuing operations include restructuring charges of $11.9 million, $7.1 million after tax and minority interest, or $0.05 per share, as well as gains on the sale of assets of $79.2 million, $68.8 million after tax and minority interest, or $0.59 per share.
(c)	Operating results from continuing operations include restructuring charges of $2.0 million, $1.1 million after-tax and minority interest, or $0.01 per share.
(d)	Operating results from continuing operations include special items of $18.9 million, $16.4 million after tax and minority interest, or $0.14 per share, primarily related to increased accruals for environmental liabilities and prior year income taxes, the Reorganization Plan and a non-cash gain resulting from marking to market a common equity forward purchase contract (as described in IMC’s Annual Report on Form 10-K, as amended by Amendment No. 1 on Form 10-K/A, for the year ended December 31, 2003).
(e)	Operating results from continuing operations include a restructuring gain of $1.2 million, $0.6 million after tax and minority interest.
(f)	Operating results from continuing operations include special charges of $651.7 million, $677.7 million after tax and minority interest, or $5.91 per share, related to the Rightsizing Program (as described in IMC’s Annual Report on Form 10-K, as amended by Amendment No. 1 on Form 10-K/A, for the year ended December 31, 2003), additional asset write-offs and environmental accruals, a goodwill write-down as well as a change in tax law.
(g)	On January 1, 2003, IMC adopted Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations, which required legal obligations associated with the retirement of long-lived assets to be recognized at their fair value at the time that the obligations are incurred. On June 30, 2001, IMC adopted Emerging Issues Task Force No. 00-19, Derivative Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock, which required IMC to account for its common equity forward purchase contract as an asset or a liability, with changes in the value reflected in the consolidated statement of operations. On January 1, 1999, IMC adopted Statement of Position 98-5, Reporting on the Costs of Start-Up Activities, which mandated that costs related to start-up activities be expensed as incurred. At the time of adoption of each of these pronouncements, IMC recognized a cumulative effect of a change in accounting principle.

SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA OF MOSAIC

To assist you in your consideration of the consent solicitation and the related offer of the Guarantees, Mosaic has prepared unaudited pro forma combined condensed financial statements that combine the historical consolidated balance sheets and statements of operations of the Cargill Fertilizer Businesses and IMC, giving effect to the Cargill transactions using the purchase method of accounting.

The unaudited pro forma combined condensed financial statements and related notes thereto are included in “Unaudited Pro Forma Combined Condensed Financial Data.”

The following selected unaudited pro forma combined financial data summarizes selected information from such unaudited pro forma combined condensed financial statements and has been derived from, and please read it together with, the “Unaudited Pro Forma Combined Condensed Financial Data” and related notes thereto and the historical financial statements and related notes of IMC and the Cargill Fertilizer Businesses included or incorporated by reference in this document.

The unaudited pro forma combined condensed statement of operations data assumes the Cargill transactions were effected on June 1, 2003. The unaudited pro forma combined condensed balance sheet data gives effect to the Cargill transactions as if they had occurred on August 31, 2004.

This unaudited pro forma combined condensed financial information is provided for illustrative purposes only. This unaudited pro forma combined condensed financial data is not necessarily indicative of the results of operations or financial position that would have been achieved if the businesses had been combined during the periods presented, or the results of operations or financial position that Mosaic will experience now that the Cargill transactions are completed.

	Three Months Ended August 31, 2004	Year Ended May 31, 2004
	(in millions, except per share data)
Statement of Operations Data:
Net sales	$1,508.1	$4,710.9
Gross margin	$199.5	$400.0
Operating income	$134.9	$209.9
Equity in net earnings of nonconsolidated companies	$14.6	$36.1
Net earnings from continuing operations	$82.0	$69.9

Other Financial Data:
Depreciation, depletion and amortization from continuing operations	$68.7	$270.1

Per Share Data:
Per common share basic:
Net earnings (loss) from continuing operations	$0.21	$0.17
Per common share diluted:
Net earnings (loss) from continuing operations	$0.19	$0.16
Cash dividends per common share	$0.00	$0.01
Book value per common share (end of period)	$8.18	N/A
Average common shares outstanding:
Basic	373.2	372.9
Diluted	427.5	426.8
	At August 31, 2004
	(in millions)
Balance Sheet Data:
Total assets	$7,460.1
Working capital	$ 536.2
Long-term debt (excluding current portion)	$2,386.6
Total stockholders’ equity	$3,053.1

RATIOS OF EARNINGS TO FIXED CHARGES

IMC

The following table sets forth IMC’s ratio of earnings to fixed charges on a historical basis for the periods indicated. Earnings include pre-tax earnings from continuing operations but before fixed charges. Fixed charges consist of interest on indebtedness, interest capitalized as part of fixed assets, amortization of debt expense and rent expense which is deemed representative of an interest factor.

	For the Nine Months Ended September 30,				For the Year Ended December 31,
	2004		2003		2003		2002		2001		2000		1999
Ratio of earnings to fixed charges (a)	0.9	x	0.3	x	0.5	x	1.0	x	0.4	x	2.0	x	(2.2)	x

(a)	IMC’s earnings were insufficient to cover fixed charges by $20.5 million and $104.3 million for the nine months ended September 30, 2004 and 2003, respectively, and $107.8 million, $93.1 million and $390.0 million for the years ended December 31, 2003, 2001 and 1999, respectively.

The Cargill Fertilizer Businesses

The following table sets forth the Cargill Fertilizer Businesses’ ratio of earnings to fixed charges on a historical basis for the periods indicated.

	For the Three Months Ended August 31,				For the Year Ended May 31,
	2004		2003		2004		2003		2002		2001		2000
Ratio of earnings to fixed charges (a)	6.9	x	2.1	x	3.2	x	1.4	x	1.5	x	(0.2)	x	2.4	x

(a)	The Cargill Fertilizer Businesses’ earnings were insufficient to cover fixed charges by $61.5 million for the year ended May 31, 2001.

Mosaic

On a pro forma combined basis, giving effect to the Cargill transactions as if they were effected on June 1, 2003, Mosaic’s ratio of earnings to fixed charges would have been 1.2x and 3.5x for the year ended May 31, 2004 and the three months ended August 31, 2004, respectively.

RISK FACTORS

Please carefully consider the following information about the risks associated with the Securities, as they will be amended if the consent solicitation is successful, in addition to the other information contained in or incorporated by reference into this prospectus. A number of the risk factors listed below will be applicable to holders of the Securities whether or not the consent solicitation is successful, including those under the captions “Risks Related to the Cargill Transactions” and “Risks Related to the Combined Businesses of Mosaic.”

Risks Related to the Consent Solicitation and the Guarantees

The Affiliate Guarantors will not be subject to the covenants in the Indentures, other than the terms of the Guarantees.

The Affiliate Guarantors will not be subject to the covenants of the Indentures (including the High-Yield Indentures) other than the terms of their respective Guarantees. As such, the Indentures place no restrictions on the amount of additional debt (secured or unsecured) that an Affiliate Guarantor may incur or its ability to sell, encumber or dispose of assets, pay dividends, make other distributions or enter into transactions with its affiliates (including contributing assets or paying dividends to, or encumbering assets for the benefit of, affiliates of Mosaic which may not be Affiliate Guarantors). Any material sale, encumbrance or transfer of assets or incurrence of debt could have a material adverse effect on the ability of the Affiliate Guarantors to make payments in respect of the Guarantees.

The proposed Amendments would permit IMC and its subsidiaries to transfer their assets to Mosaic and its other subsidiaries under certain conditions, where they will no longer be subject to the covenants of the Indentures (including the High-Yield Indentures).

If the proposed Amendments are adopted, IMC will be permitted to take actions which would otherwise have been restricted by the Indentures. Included in the Amendments are provisions that allow IMC to contribute the assets that comprise IMC’s phosphate business to a combined phosphates business with assets of the Cargill Fertilizer Businesses, provided IMC receives fair value consideration in exchange for those assets and certain other conditions are met. As of September 30, 2004, IMC’s phosphate business accounted for approximately 54% of the total assets of IMC and its subsidiaries. In addition to easing other restrictions and conditions with respect to transactions between IMC and Mosaic, the Amendments will permit IMC to make certain payments and loans to Mosaic and its subsidiaries, which otherwise would have been subject to additional restrictions under the High-Yield Indentures. Since Mosaic and its subsidiaries (including the Affiliate Guarantors) are not restricted by the covenants of the Indentures, IMC assets transferred or contributed to Mosaic and its subsidiaries will no longer be subject to the restrictive covenants of the Indentures (including the High-Yield Indentures). Mosaic and its subsidiaries (including the Affiliate Guarantors) would therefore be free to sell or otherwise dispose of or encumber the assets contributed by IMC, thereby potentially reducing the credit base of assets which may otherwise have been available to holders of the Securities. Please see “Description of the Consent Solicitation—Description of the Proposed Amendments—Proposed Amendments to High-Yield Notes” for a summary of the proposed Amendments to the High-Yield Notes, as well as the description of the High-Yield Notes, as amended by the proposed Amendments, in “Description of the Amended Securities—Description of High-Yield Notes.”

Not all of Mosaic’s subsidiaries will guarantee the Securities and the assets of the non-guarantor subsidiaries may not be available to Mosaic for payment on its Guarantee.

Not all of Mosaic’s subsidiaries will guarantee the Securities. Non-guarantor subsidiaries of Mosaic have no obligations to make payments to Mosaic in respect of its Guarantee of the Securities.

In the event of a bankruptcy, liquidation or reorganization of any non-guarantor subsidiary of Mosaic, the creditors of such subsidiary (including trade creditors) will generally be entitled to payment of their claims from the assets of such subsidiary before any assets are made available for distribution to Mosaic as a stockholder. After paying its own creditors, a non-guarantor subsidiary of Mosaic may not have any remaining assets available for payment to Mosaic and as a result Mosaic may not have enough assets to be able to make payments on its Guarantee. As a result, the Guarantee of Mosaic is effectively junior in right of payment to the obligations of its non-guarantor subsidiaries. At August 31, 2004, the indebtedness (excluding trade payables) of the Cargill Fertilizer Businesses’ non-guarantor entities owed to third parties was approximately $27.3 million. In addition, Mosaic and its subsidiaries will not be subject to the restrictive covenants of the Indentures and will therefore be free to incur additional indebtedness, sell or encumber assets and pay dividends.

If the Amendments are adopted, certain events relating to Mosaic, Mosaic Fertilizer and Mosaic Crop Nutrition or the Guarantees will result in immediate acceleration of the High-Yield Notes or give holders of the High-Yield Notes a right to accelerate at a time when holders of the Other IMC Securities and the PLP Notes do not have such a right.

The Amendments with respect to the High-Yield Notes provide that certain events of bankruptcy of Mosaic, Mosaic Fertilizer, Mosaic Crop Nutrition or any of their respective significant subsidiaries, including any of the significant subsidiaries that would be Phosphates Entities (as defined in “Description of the Amended Securities—Description of High-Yield Notes—Certain Definitions”), will be events of default under the High-Yield Notes, with such notes becoming immediately due and payable. The Other IMC Securities and the PLP Notes will not default or automatically accelerate in such circumstances, though certain of these notes do have provisions providing for events of default in the event that IMC or PLP, as the case may be, are in default beyond the applicable cure periods on certain of their respective other indebtedness and such default results in the acceleration of that other indebtedness. In addition, the Amendments provide that the failure of the Guarantee of Mosaic, Mosaic Fertilizer, Mosaic Crop Nutrition or any of their respective significant subsidiaries that may become Affiliate Guarantors to be in full force and effect will be an event of default under the High-Yield Notes, while such failure would not constitute a default under the Other IMC Securities or the PLP Notes. Please also see “Description of the Guarantees.”

Federal and state statutes allow courts, under specific circumstances, to void the Guarantees.

The Guarantees may be subject to review under Title 11 of the United States Code, referred to as the Bankruptcy Code, and comparable provisions of state fraudulent conveyance laws if a bankruptcy or reorganization case or lawsuit is commenced by or on behalf of the unpaid creditors of the Affiliate Guarantors. Under the Bankruptcy Code, a court could void the obligations under the Guarantees, subordinate the Guarantees to the Affiliate Guarantors’ respective other obligations or take other action detrimental to the holders of the Securities. If a court were to find in such a bankruptcy or reorganization case or lawsuit that, among other things, at the time either of the Affiliate Guarantors issued its respective Guarantee:

•	it issued the Guarantee to delay, hinder or defraud present or future creditors; or

•	it received less than reasonably equivalent value or fair consideration for issuing the Guarantee and at the time it issued the Guarantee:

-	it was insolvent or rendered insolvent by reason of issuing the Guarantee,

-	it was engaged, or about to engage, in a business or transaction for which its assets, after giving effect to its potential liability under the Guarantee, constituted unreasonably small capital to carry on its business, or

-	it intended to incur, or believed that it would incur, debts beyond its ability to pay as they mature;

then the court could void the obligations under its Guarantee, subordinate the Guarantee to the Affiliate Guarantors’ respective other obligations or take other action detrimental to you as a holder of a Guarantee.

The measures of insolvency for purposes of fraudulent transfers laws vary depending upon the law of the jurisdiction that is being applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, an entity would be considered insolvent if, at the time it incurred the debt:

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

It is not certain the standard a court would use to determine whether the Affiliate Guarantors were solvent at the relevant time, or, regardless of the standard the court uses, that the issuance of the Guarantees would not be voided or the Guarantees would not be subordinated to the Affiliate Guarantors’ respective other debt. If such a case were to occur, the Guarantee could also be subject to the claim that, since the Guarantee was incurred for IMC’s and PLP’s benefit, and only indirectly for the benefit of the applicable Affiliate Guarantor, the Guarantee was incurred for less than fair consideration.

Risks Related to the Cargill Transactions

The anticipated operational cost savings resulting from combining IMC’s business with the Cargill Fertilizer Businesses may not be realized, which could adversely affect Mosaic’s and IMC’s operating results.

IMC and Cargill estimate that the Cargill transactions will result in Mosaic realizing operational cost savings of approximately $145 million on an annualized, pre-tax basis by the end of the third year following completion of the Cargill transactions, assuming Mosaic incurs costs of approximately $125 million to implement these operational cost savings. These operational cost savings estimates are based on a number of assumptions, which may prove invalid, including that Mosaic will be able to implement cost saving programs, such as personnel reductions, consolidation of mining, manufacturing, purchasing, transportation and logistics activities and elimination of duplicative overhead costs. In addition, the operational cost savings assume that the integration of the operations of IMC and the Cargill Fertilizer Businesses will be successful. However, it is possible that the anticipated cost savings will not be realized within the time periods contemplated or even that they will not be realized at all. Failure to successfully implement cost saving programs or to successfully integrate the operations of IMC and the Cargill Fertilizer Businesses on a timely basis will result in lower than expected cost savings in connection with the Cargill transactions and could have a material adverse effect on the operating results of Mosaic and IMC.

The integration of IMC and the Cargill Fertilizer Businesses following the Cargill transactions may be difficult and costly, which may result in Mosaic and IMC not operating as effectively as expected or in a failure to achieve the anticipated benefits of the Cargill transactions.

The success of the Cargill transactions will depend, in part, on the ability of Mosaic to successfully integrate the businesses of IMC and the Cargill Fertilizer Businesses and, as a result,

realize anticipated synergies and cost savings. Following completion of the Cargill transactions, Mosaic may face difficulties, added costs and delays in integrating the business of IMC and the Cargill Fertilizer Businesses, including:

•	managing customer overlap and potential pricing conflicts;

•	perceived adverse changes in product offerings available to customers or customer service standards, whether or not these changes do, in fact, occur;

•	costs and delays in implementing common systems and procedures, and costs and delays caused by communication difficulties;

•	diversion of management resources from the business of the combined company;

•	potential incompatibility of business cultures and philosophies; and

•	retaining and integrating management and other key employees of the combined company.

Any one or all of these factors, or currently unanticipated factors, may cause increased operating costs, worse than anticipated financial performance or the loss of customers and employees. The failure to timely and efficiently integrate the business of IMC and the Cargill Fertilizer Businesses could have a material adverse effect on the business, financial condition and operating results of Mosaic and IMC.

The anticipated cost savings from the Cargill transactions may not offset the significant transaction and integration costs that have been and will be incurred in connection with the Cargill transactions, which may result in Mosaic and IMC failing to achieve the anticipated benefits of the Cargill transactions.

IMC and the Cargill Fertilizer Businesses expect to incur fees and other expenses related to the Cargill transactions of approximately $100 million, including investment banking fees, legal and accounting fees, filing fees, proxy soliciting fees, regulatory fees and severance and employee benefit expenses. In addition, IMC and the Cargill Fertilizer Businesses expect to incur significant costs associated with combining IMC’s business with the Cargill Fertilizer Businesses. However, it is difficult to predict the specific amount of those costs before the integration process begins. Cost savings may not offset these costs.

The Cargill transactions are subject to review under the antitrust laws of a number of jurisdictions which could result, even after the completion of the Cargill transactions, in the imposition of conditions that could have a material adverse effect on Mosaic.

Post-closing antitrust review of the Cargill transactions remains pending in Brazil. Closing of the Cargill transactions was permitted to occur despite the ongoing Brazilian review. It is possible that, among other things, restrictions on the combined operations of Mosaic, including divestitures, may be sought by the Brazilian authorities as part of its antitrust review after completion of the Cargill transactions. Acceptance or imposition of any such divestiture requests or other restrictions on operations could diminish the benefits of the Cargill transactions and result in additional transaction costs, loss of revenue or other effects associated with restrictions on business operations.

In addition, at any time after completion of the Cargill transactions, the Antitrust Division of the U.S. Department of Justice, referred to as the Antitrust Division, or the U.S. Federal Trade Commission, referred to as the FTC, or any state could take any action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to rescind the Cargill transactions. Private parties also may seek to take legal action under the antitrust laws under certain circumstances. Also, the Canadian Commissioner of Competition has the ability to initiate proceedings before the Competition Tribunal for up to three years after closing of the Cargill transactions. A challenge to the Cargill transactions on antitrust grounds may be made by any of these persons and, if such a challenge is made, it is possible that Mosaic will not prevail.

Uncertainties associated with the Cargill transactions may result in a loss of customers, which would negatively impact Mosaic’s and IMC’s operating results.

Some customers of IMC or the Cargill Fertilizer Businesses may seek alternative sources of products and/or services after the announcement of the Cargill transactions due to, among other reasons, a desire not to do business with Mosaic or perceived concerns that Mosaic may not continue to support and develop certain product lines. Difficulties in combining operations also could result in potential disputes or litigation with customers or others. Failure by management of Mosaic to control attrition could have a material adverse effect on Mosaic’s business, financial condition and operating results after the completion of the Cargill transactions.

Mosaic’s and IMC’s success will depend on key personnel, the loss of whom could harm their businesses.

The success of Mosaic and IMC after the completion of the Cargill transactions will depend in part on the retention of personnel critical to the business and operations of Mosaic. In particular, the sales and distribution personnel of each of Cargill and IMC, given their historical knowledge of their respective businesses, and the fact that each company has different distribution models, will be important to the success of the combined businesses. Mosaic has not agreed to enter into employment agreements with key employees of IMC and Cargill that will be effective upon completion of the Cargill transactions. Key employees may depart because of issues relating to uncertainty and difficulty of integration or a desire not to remain with Mosaic. Accordingly, Mosaic and IMC may be unable to retain IMC or Cargill personnel that are critical to their success, resulting in disruption of operations, loss of key information, expertise or know-how, unanticipated additional recruitment and training costs and otherwise diminishing the anticipated benefits of the Cargill transactions, all of which could adversely affect Mosaic’s and IMC’s ability to conduct their businesses efficiently and effectively. Mosaic does not anticipate obtaining key person insurance covering the loss of all key employees as a means to mitigate any such loss.

Cargill’s status as a significant Mosaic stockholder and its representation on the Mosaic board of directors may create conflicts of interest with Mosaic’s other stockholders and holders of the Securities and could cause Mosaic to take actions that Mosaic’s other stockholders or holders of the Securities do not support.

Cargill and its affiliates own 66.5% of the outstanding shares of Mosaic common stock. In addition, seven Cargill nominees are members of the 11-member Mosaic board of directors. Accordingly, Cargill effectively controls the strategic direction and significant corporate transactions of Mosaic and the other Affiliate Guarantors, and its interests in these matters may conflict with other stockholders of Mosaic or holders of the Securities. As a result, Cargill could cause Mosaic to take actions that other Mosaic stockholders or holders of the Securities do not support. In addition, Cargill may pursue transactions (including, without limitation, causing the Affiliate Guarantors to sell or dispose of assets or to incur debt) or make other business decisions that in Cargill’s judgment enhance the value of its equity investment in Mosaic but may involve risks to the holders of the Securities.

Cargill’s significant ownership interest in Mosaic and Mosaic’s classified board of directors and other anti-takeover provisions could deter an acquisition proposal for Mosaic that securityholders may consider favorable.

As the owner of a majority of the shares of Mosaic common stock, a third party will not be able to acquire control of Mosaic without Cargill’s consent because Cargill could vote its shares of Mosaic common stock against any takeover proposal submitted for stockholder approval. In addition, Mosaic has a classified board of directors and other takeover defenses in its certificate of incorporation and bylaws. Cargill’s ownership interest in Mosaic and these other anti-takeover provisions could discourage potential acquisition proposals for Mosaic and could delay or prevent a change of control of Mosaic. These deterrents could make it very difficult for non-Cargill holders to remove or replace members of the board of directors or management of Mosaic, which could be detrimental to Mosaic’s other stockholders and holders of the Securities.

Mosaic’s stockholders and the holders of the Securities may be adversely affected by the expiration of the standstill and transfer restrictions in the investor rights agreement, which would enable Cargill to, among other things, transfer all or a significant percentage of its Mosaic common stock to a third party, increase its ownership percentage of the Mosaic common stock above 66.5% or seek additional representation on the Mosaic board of directors, any of which could have an impact on the price of Mosaic common stock, which could result in volatility in the trading price of the Securities.

The standstill provision in the investor rights agreement, described in “The Cargill Transactions—Investor Rights Agreement Between Mosaic and Cargill,” restricts Cargill and its affiliates from acquiring additional shares of Mosaic common stock from Mosaic’s public stockholders and taking other specified actions as a stockholder of Mosaic. These restrictions will expire on the fourth anniversary of the completion date of the Cargill transactions. Following the expiration of the standstill period, Cargill will be free to increase its ownership interest in Mosaic common stock. Purchases of additional shares of Mosaic common stock by Cargill could result in lower trading volumes for Mosaic common stock and make it difficult for Mosaic stockholders to sell shares of Mosaic common stock. A substantial decline in the price of Mosaic common stock could result in volatility in the trading price of the Securities.

In addition, the investor rights agreement prohibits Cargill from transferring or selling its shares of Mosaic common stock, other than to an affiliate of Cargill, for three years following the completion of the Cargill transactions. Once this transfer restriction is terminated, Cargill will be permitted to sell its shares of Mosaic common stock. Cargill’s sale or transfer of a significant number of shares of Mosaic common stock could create a decline in the price of shares of Mosaic common stock. Furthermore, if Cargill’s sales or transfers were made to a single buyer or group of buyers, it could result in a third party acquiring effective control of Mosaic.

Until the end of the standstill period, the investor rights agreement also requires that Cargill vote its shares of Mosaic common stock for the slate of director nominees recommended by the Mosaic board of directors, and that Cargill cause its nominees on the Mosaic board of directors to recommend the four directors designated by IMC. After the standstill period, Cargill will be free to seek to increase its representation on the Mosaic board of directors above seven members. This action could further increase Cargill’s control over Mosaic and deter or delay an acquisition of Mosaic thereby having a negative impact on the price of shares of Mosaic common stock.

Risks Related to the Combined Businesses of Mosaic

Mosaic’s operating results are highly dependent upon and fluctuate based upon conditions in agriculture and international markets which will be outside of Mosaic’s control, which may limit Mosaic’s ability to meet its projected operating results.

Mosaic’s operating results are highly dependent upon conditions in the agricultural industry, which Mosaic cannot control. The agricultural products business can be affected by a number of factors, the most important of which, for U.S. markets, are weather patterns and field conditions

(particularly during periods of traditionally high crop nutrients consumption), quantities of crop nutrients imported to and exported from North America and current and projected grain inventories and prices, which are heavily influenced by U.S. exports and world-wide grain markets. U.S. governmental policies may directly or indirectly influence the number of acres planted, the level of grain inventories, the mix of crops planted or crop prices.

International market conditions, which are also outside of Mosaic’s control, may also significantly influence Mosaic’s operating results. The international market for crop nutrients is influenced by such factors as the relative value of the U.S. dollar and its impact upon the cost of importing crop nutrients, foreign agricultural policies, the existence of, or changes in, import or foreign currency exchange barriers in certain foreign markets, changes in the hard currency demands of certain countries, such as those countries that were part of the former Soviet Union, and other regulatory policies of foreign governments, as well as the laws and policies of the U.S. affecting foreign trade and investment. In addition, since crop nutrients, particularly anhydrous ammonia, are used for industrial applications, industrial markets and the general economy affect crop nutrients demand and prices.

Mosaic’s crop nutrients and other products may be subject to price volatility resulting from periodic imbalances of supply and demand, which may cause its results of operations to fluctuate.

Historically, prices for phosphate have reflected frequent changes in supply and demand. To a lesser degree, there is also volatility in the price of potash. As a result, crop nutrients prices have been volatile. This price volatility may cause Mosaic’s results of operations to fluctuate and potentially deteriorate. The price at which Mosaic sells its phosphate crop nutrients products could fall in the event of industry oversupply conditions.

Due to reduced market demand and the depressed agricultural economy, IMC has at various times suspended production at some of its facilities. If industry oversupply conditions exist, the price at which Mosaic sells its products could decline, which would have a material adverse effect on its business, financial condition and results of operations. The extent to which Mosaic utilizes available capacity at its facilities will cause fluctuations in its results of operations, as Mosaic will incur costs for any temporary or permanent shutdowns of its facilities.

Mosaic is subject to risks associated with its international operations, which could negatively affect its sales to customers in foreign countries as well as the operations and assets of Mosaic in such countries.

For the year ended December 31, 2003, IMC derived approximately 42.5% of its net sales from customers located outside of the United States. For the years ended May 31, 2003 and May 31, 2004, the Phosphate Production segment of the Cargill Fertilizer Businesses derived approximately 74.2% and 79.8%, respectively, of its net sales revenue from customers located outside of the United States. As a result, Mosaic is subject to numerous risks and uncertainties relating to international sales and operations, including:

•	difficulties and costs associated with complying with a wide variety of complex laws, treaties and regulations;

•	unexpected changes in regulatory environments;

•	increased government ownership and regulation of the economy in the markets Mosaic will serve;

•	political and economic instability, including the possibility for civil unrest;

•	nationalization of properties by foreign governments;

•	tax rates that may exceed those in the United States and earnings that may be subject to withholding requirements;

•	the imposition of tariffs, exchange controls or other restrictions; and

•	the impact of currency exchange rate fluctuations between the U.S. dollar and foreign currencies, particularly the Brazilian real, the Canadian dollar and the Argentine peso.

The occurrence of any of the events above in the markets where Mosaic operates or in other developing markets could jeopardize or limit Mosaic’s ability to transact business in those markets and could adversely affect Mosaic’s revenues and operating results.

Mosaic’s substantial international assets are located in countries with volatile conditions, which could subject Mosaic and its assets to significant risks.

Mosaic is a global business with substantial assets located outside of the United States. Mosaic’s operations in Brazil, Argentina, Chile, Canada, China and India are a fundamental part of Mosaic’s business. Volatile economic, political and market conditions in these and other emerging market countries may have a negative impact on Mosaic’s operations and operating results.

The Cargill Fertilizer Businesses contributed to Mosaic may not be operated as efficiently or as profitably as when those assets were operated by Cargill prior to the contribution, which may negatively impact Mosaic’s results of operations. Mosaic may also experience difficulty in establishing a separate brand identity from Cargill, which could negatively affect its sales and operating results.

Several facilities comprising the Cargill Fertilizer Businesses historically have been operated by Cargill in close proximity to other, non-fertilizer business units of Cargill, particularly in international locations. In some countries the Cargill Fertilizer Businesses shared office space, certain assets, equipment or facilities with the other, non-fertilizer business units of Cargill. In addition, Cargill shared services (e.g., tax, law, treasury, insurance, etc.) provided numerous functional services for or on behalf of the Cargill Fertilizer Businesses around the world. Because the Cargill Fertilizer Businesses have been contributed to Mosaic and no longer have the same relationship with Cargill’s non-fertilizer business units, the Cargill Fertilizer Businesses may not operate as efficiently or as profitably after being contributed to Mosaic as compared to when the Cargill Fertilizer Businesses were operated solely by Cargill. For example, it is possible that one or more international distribution locations operated by the Cargill Fertilizer Businesses prior to the Cargill transactions could be closed because it is uneconomical for Mosaic to conduct business at such location on a stand-alone basis. To facilitate the integration of the Cargill Fertilizer Businesses with IMC’s operations, Cargill entered into an arms-length transition services agreement with Mosaic whereby Cargill will provide many of the same services it provided to the Cargill Fertilizer Businesses for at least 12 months following the completion of the Cargill transactions. Nevertheless, as a result of the historically close relationship between Cargill and the Cargill Fertilizer Businesses, the historical financial information concerning the Cargill Fertilizer Businesses in this prospectus may not be indicative of their future results of operations, financial position or cash flows.

In addition, Mosaic’s results of operations will be impacted by its ability to establish its own brand identity and its ability to ensure that its products are recognized in the marketplace. To that end, Cargill has agreed for five years to permit Mosaic to license its brand on a royalty-free basis in conjunction with the sale of fertilizers in certain international jurisdictions where Cargill traditionally has attracted premiums from customers. It will be important for Mosaic management to develop a brand identity for its products and services separate from the Cargill brand during this five-year period. The failure to do so could result in lower sales and negatively affect Mosaic’s revenues and operating results.

Mosaic does not own a controlling equity interest in some of its Brazilian, Canadian or Chinese fertilizer companies, and therefore Mosaic’s operating results may be materially affected by how the governing boards and majority owners operate such businesses. There may also be limitations on monetary distributions from these companies that are outside of Mosaic’s control. Together, these factors may lower Mosaic’s revenues from such businesses and negatively impact its results of operations.

The Cargill Fertilizer Businesses contributed to Mosaic hold several ownership interests in fertilizer manufacturing or distribution companies that are not controlled by Mosaic, whether through less than majority representation on the applicable governing board or though a minority equity ownership interest in such entities. For example, in Brazil, Mosaic has an approximate 20% effective ownership interest in Fertilizantes Fosfatados S.A. Fosfertil, Brazil’s largest domestic phosphate fertilizer manufacturer and owner of Ultrafertil S.A., a Brazilian nitrogen fertilizer manufacturer. As these foreign companies are significant to Mosaic, their results of operations will materially affect Mosaic’s operating results. Because Mosaic does not control these companies either at the board or shareholder level and because local laws in foreign jurisdictions may place restrictions on monetary distributions by these companies, Mosaic cannot ensure that these companies will operate efficiently, pay dividends, or generally follow the desires of Mosaic management by virtue of Mosaic’s board or shareholder representation. As a result, these companies may contribute significantly less than currently anticipated to Mosaic’s revenues, negatively impacting Mosaic’s results of operations.

A restriction in the supply or a rise in the price levels of natural gas, ammonia and sulfur will have a negative impact on Mosaic’s operating earnings and results of operations.

Natural gas, ammonia and sulfur are raw materials used in the manufacture of phosphate crop nutrient products. Natural gas is used as both a chemical feedstock and a fuel to produce anhydrous ammonia, which is a raw material used in the production of diammonium phosphate and monoammonium phosphate. Natural gas is also a significant raw material used in the potash solution mining process. From time to time, a significant rise in the price of natural gas, a major component of production costs, has negatively affected IMC’s and the Cargill Fertilizer Businesses’ gross margins. Mosaic’s profitability will also be impacted by the price and availability of the ammonia and sulfur it purchases from third parties. A significant increase in the price of natural gas, ammonia or sulfur that is not recovered through an increase in the price of Mosaic’s related crop nutrients products or an extended interruption in the supply of natural gas, ammonia or sulfur to its production facilities could have a material adverse effect on Mosaic’s business, financial condition or results of operations.

Mosaic’s competitors include state-owned and government subsidized entities in other countries with access to greater resources than Mosaic, which may place Mosaic at a competitive disadvantage and adversely affect its sales and profitability.

In addition to U.S. producers of crop nutrients, Mosaic competes with a number of producers in other countries, including state-owned and government subsidized entities. These entities may have greater total resources than Mosaic and may be less dependent on earnings from crop nutrients sales than Mosaic. In addition, some of these entities may have access to lower cost or government- subsidized natural gas supplies, placing Mosaic at a competitive disadvantage. Mosaic’s inability to compete with these entities will harm its business by lowering its sales and profits.

IMC has experienced an inflow of water into its Esterhazy mine over the last 18 years. Mosaic is not insured against the risk of floods and water inflow at that mine and the costs to control the water inflow could increase in future years. The water inflow, risk to employees or remediation costs could also cause Mosaic to change its mining process or abandon the mines, which in turn could significantly negatively impact Mosaic’s results of operations.

Since December 1985, IMC has experienced an inflow of water into one of its two interconnected potash mines at Esterhazy, Saskatchewan. In order to control inflow, IMC has incurred expenditures, certain of which, due to their nature, have been capitalized, while others have been charged to expense. Because procedures utilized by IMC to control the water inflow have proven successful to date, Mosaic will likely continue conventional shaft mining carried on by IMC in the past. It is possible that the costs of remedial efforts at Esterhazy may increase in future years or that the water inflow, risk to employees or remediation costs may increase to a level which would cause Mosaic to change its mining process or abandon the mines. Due to the ongoing water inflow problem at Esterhazy, underground operations at this facility are currently not insurable for water incursion problems. IMC’s Colonsay mine is also subject to the risks of inflow of water as a result of its shaft mining operations.

The environmental regulations to which Mosaic is subject, as well as its potential environmental liabilities, may have a material adverse effect on its business, financial condition and results of operations.

Mosaic is subject to numerous environmental, health and safety laws and regulations in the U.S., Canada, Europe, China, Brazil and other international jurisdictions where it operates fertilizer businesses, including laws and regulations relating to land reclamation and remediation of hazardous substance releases. For example, the U.S. Comprehensive Environmental Response, Compensation, and Liability Act, or CERCLA, imposes liability, without regard to fault or to the legality of a party’s conduct, on certain categories of persons (known as “potentially responsible parties”) who are considered to have contributed to the release of “hazardous substances” into the environment. As a fertilizer company working with chemicals and other hazardous substances, Mosaic will periodically incur liabilities, under CERCLA and other environmental cleanup laws, with regard to its current or former facilities, adjacent or nearby third party facilities or offsite disposal locations. Under CERCLA, or its various state analogues, one party may, under certain circumstances, be required to bear more than its proportional share of cleanup costs at a site where it has liability if payments cannot be obtained from other responsible parties. Liability under these laws involves inherent uncertainties. Violations of environmental, health and safety laws are subject to civil, and, in some cases, criminal sanctions. Laws similar to those in the United States may be applicable to international jurisdictions where Mosaic operates. In some international jurisdictions, environmental laws change rapidly and it may be difficult for Mosaic to determine if it is in compliance with all material environmental laws at any given time. As a result of these uncertainties, Mosaic may incur unexpected interruptions to operations, fines, penalties or other reductions in income which would negatively impact the financial condition and results of operations of Mosaic.

Continued government and public emphasis on environmental issues can be expected to result in increased future investments for environmental controls at ongoing operations, which will be charged against income from future operations. Present and future environmental laws and regulations applicable to Mosaic’s operations may require substantial capital expenditures and may have a material adverse effect on its business, financial condition and results of operations.

Mosaic’s operations are dependent on having received the required permits and approvals from governmental authorities. A decision by a government agency to deny any of Mosaic’s permits and approvals or to impose restrictive conditions on Mosaic or its subsidiaries with respect to these permits and approvals may impair its business and operations.

Mosaic, through its subsidiaries, holds numerous governmental environmental, mining and other permits and approvals authorizing operations at each of its facilities. Expansion of Mosaic’s operations also is predicated upon securing the necessary environmental or other permits or approvals. A decision by a government agency to deny or delay issuing a new or renewed permit or approval, or to revoke or substantially modify an existing permit or approval, could have a material adverse effect on Mosaic’s ability to continue operations at the affected facility.

Over the next several years, Mosaic and its subsidiaries will be continuing their efforts to obtain permits in support of their anticipated Florida mining operations at certain of their properties. These properties contain in excess of 100 million tons of phosphate rock reserves. In Florida, local community participation has become an important factor in the permitting process for mining companies. A denial of these permits or the issuance of permits with cost-prohibitive conditions would prevent Mosaic from mining at these properties and thereby have a material adverse effect on Mosaic’s business, financial condition and results of operations. In many cases, as a condition to procuring such permits and approvals, Mosaic will be required to comply with financial assurance regulatory requirements. The purpose of these requirements is to assure the government that sufficient company funds will be available for the ultimate closure, post-closure care and/or reclamation of Mosaic’s facilities. These financial assurance requirements can be satisfied without the need for any expenditure of corporate funds if Mosaic’s financial statements meet certain balance sheet/income statement criteria, referred to as the financial tests. In the event that Mosaic is unable to satisfy these financial tests, alternative methods of complying with the financial assurance requirements would require Mosaic to expend funds for the purchase of bonds, letters of credit, insurance policies or similar instruments. The regulations governing financial assurance are currently in the rulemaking process. It is possible that Mosaic will not be able to comply with such regulations in the future, which could materially adversely affect Mosaic’s business and operations.

Mosaic is not insured against all potential losses and could be seriously harmed by natural disasters, catastrophes or deliberate sabotage.

Many of Mosaic’s business activities involve substantial investments in mining and manufacturing facilities, including clay settling ponds and phosphogypsum systems, distribution warehouses and transportation assets. These facilities and nearby properties could be materially damaged by tornadoes, hurricanes and other natural disasters, catastrophes, deliberate sabotage or other catastrophic circumstances. For example, several Central Florida phosphate producers, including Mosaic and IMC, suffered property damage during Hurricanes Charley, Frances and Jeanne in August and September 2004. In particular, on September 5, 2004, a breach of the active phosphogypsum stack at Mosaic’s Riverview facility occurred due to excessive winds from Hurricane Frances, resulting in approximately 65 million gallons of partially-treated fertilizer process water being released into nearby Archie Creek. In addition, the recent hurricanes resulted in lost production at Mosaic and IMC of approximately 182,000 and 140,000 tons, respectively, of granulated product (DAP/MAP/TSP/MicroEssentials), as well as expenses relating to the handling and treatment of water resulting from massive rainfall that resulted in raised water levels in certain gypsum stacks and water retention ponds. The release described above could result in potential enforcement actions from governmental authorities, claims from private parties and future regulatory challenges.

In addition, certain raw materials, finished products, byproducts and process water located within these facilities are potentially destructive and dangerous in uncontrolled or catastrophic circumstances, including tornadoes, hurricanes, fires, explosions, accidents or major equipment failures. Despite insurance coverage, Mosaic could incur uninsured losses and liabilities arising from such events, including damage to Mosaic’s reputation, and/or suffer substantial losses in operational capacity, which could have a material adverse effect on Mosaic’s results of operations and financial condition.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

This prospectus contains or incorporates by reference forward-looking statements that are subject to risks and uncertainties. Generally, forward-looking statements include information concerning possible or assumed future actions, events or results of operations and may include, without limitation, statements concerning the future financial condition, results of operations, plans, objectives, performance and businesses of each of IMC, PLP, Mosaic and the Cargill Fertilizer Businesses and statements made regarding the period leading up to and following completion of the Cargill transactions. Words such as “may,” “should,” “plan,” “predict,” “potential,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “believe” and words and terms of similar substance identify forward-looking statements. Forward-looking statements are based on expectations, estimates and projections regarding future events.

Forward-looking statements are not guarantees of performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Please understand that various factors, in addition to those discussed elsewhere in this document and in the documents incorporated by reference into this document, could affect the future results of IMC, PLP, Mosaic and the Cargill Fertilizer Businesses and could cause actual results to differ materially from those expressed in the forward-looking statements, including:

•	the risk factors described under “Risk Factors;”

•	the ability to integrate the operations of IMC and the Cargill Fertilizer Businesses successfully;

•	the ability to fully realize the expected cost savings from the Cargill transactions within the expected time frame;

•	the ability to develop and execute comprehensive plans for asset rationalization;

•	the financial resources of, and products available to, Mosaic’s competitors;

•	the retention of existing, and continued attraction of additional, customers and key employees;

•	changes in the outlook of the phosphate market;

•	changes in the costs of raw materials;

•	the effect of any conditions or restrictions imposed on or proposed with respect to Mosaic by regulators;

•	the effect of legislative or regulatory changes in jurisdictions in which IMC, PLP and the Cargill Fertilizer Businesses are engaged;

•	the ability of Mosaic to obtain the regulatory permits necessary for continued operations of the businesses of IMC, PLP and the Cargill Fertilizer Businesses in a manner consistent with their current operation and for expansion of those operations;

•	contingencies related to environmental liability under U.S. federal and state and foreign environmental laws and regulations;

•	the rating of Mosaic’s and IMC’s securities and the changes that may occur in the U.S. securities markets; and

•	the factors described in IMC’s and PLP’s filings with the SEC, including their Annual Reports on Form 10-K, as amended by Amendment No. 1 on Form 10-K/A, which are incorporated by reference into this document. See “Where You Can Find More Information.”

Because forward-looking statements are subject to assumptions and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. You are cautioned not to place undue reliance on such statements, which speak only as of the date of this prospectus or the date of any document incorporated by reference into this document.

All subsequent written and oral forward-looking statements concerning the matters addressed in this prospectus and attributable to IMC, PLP, Mosaic, the Cargill Fertilizer Businesses or Cargill or any person acting their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, none of IMC, PLP, Mosaic, the Cargill Fertilizer Businesses or Cargill undertakes any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

DESCRIPTION OF THE CONSENT SOLICITATION

IMC and PLP are soliciting consents, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of consent, to the Amendments from the holders of the Securities. Certain information concerning each series of the Securities is set forth in the table below.

	Outstanding Principal Amount	Governing Indenture
Securities of IMC
11.250% Senior Notes due 2011	$417,500,000	Indenture, dated as of May 17, 2001, between IMC and The Bank of New York, as Trustee

10.875% Senior Notes due 2008	$400,000,000	Indenture, dated as of May 17, 2001, between IMC and The Bank of New York, as Trustee

10.875% Senior Notes due 2013	$400,000,000	Indenture, dated as of August 1, 2003, between IMC and BNY Midwest Trust Company, as Trustee

6.875% Debentures due 2007	$150,000,000	Indenture, dated as of July 17, 1997, between IMC and The Bank of New York, as Trustee (as amended or supplemented, the 1997 Indenture)

7.30% Debentures due 2028	$150,000,000	1997 Indenture

7.375% Debentures due 2018	$90,000,000	Indenture, dated as of August 1, 1998, between IMC and The Bank of New York, as Trustee (as amended or supplemented, the 1998 Indenture)

7.625% Notes due 2005	$26,902,000	1998 Indenture

9.45% Senior Debentures due 2011	$18,490,000	Indenture, dated as of December 1, 1991, between IMC and The Bank of New York, as Trustee (as amended or supplemented, the 1991 Indenture)

6.55% Notes due 2005	$9,595,000	1997 Indenture

Securities of PLP
7% Senior Notes due 2008	$150,000,000	Senior Indenture, dated as of February 1, 1996, between PLP and JPMorgan Chase Bank (formerly known as Chemical Bank), as Trustee, (as amended or supplemented, the PLP Indenture)

The securities of IMC other than the High-Yield Notes are referred to collectively as the Other IMC Securities and the 7% Senior Notes due 2008 of PLP are referred to as the PLP Notes.

Rationale for the Consent Solicitation

The two main purposes of the consent solicitation and the proposed Amendments are:

•	to amend certain covenants in the High-Yield Indentures to provide IMC and its subsidiaries with the operational flexibility to more effectively integrate the businesses of IMC and the Cargill Fertilizer Businesses; and

•	to amend certain covenants in the Indentures to permit each of IMC and PLP to provide copies of Mosaic’s reports filed with the SEC pursuant to the requirements of the Securities Exchange Act to the holders of the Securities (and, if applicable, to file such reports with the SEC) in lieu of reports relating only to IMC or PLP, as the case may be.

Please see “—Description of the Proposed Amendments” for a summary of the proposed Amendments.

If the Amendments are not approved, none of the Indentures would require Mosaic, Mosaic Fertilizer or Mosaic Crop Nutrition to assume any obligations under the Securities or guarantee any of the indebtedness under the Securities.

Record Date

Only holders of record as of 5:00 p.m., New York City time, on [            ], [            ], 2004, the record date for the consent solicitation, may deliver consents.

Requisite Consents

IMC and PLP are soliciting consents from all holders of the Securities, referred to as holders, of record on the record date. Approval of the Amendments with respect to any series of the Securities requires the delivery prior to the Expiration Time (as described in “—Expiration Time; Early Consent Period Deadline; Extension; Amendment; Termination”) and acceptance by IMC or PLP, as the case may be, of valid consents (that are not properly revoked) by the holders of a majority in aggregate principal amount of that series outstanding as of the record date, which are referred to as the Requisite Consents for that series. Any series of the Securities for which Requisite Consents are received and accepted is referred to as an Approving Series. The aggregate outstanding principal amount of each series of the Securities, as of the date of this prospectus, is set forth at the beginning of this section.

For purposes of determining the outstanding principal amount of any series of the Securities, any Securities held by IMC or PLP or their affiliates will not be counted as being outstanding. To IMC’s and PLP’s knowledge, as of the record date, none of the Securities were held by IMC or PLP or their affiliates.

The failure of a holder to deliver, or cause to be delivered, a consent with respect to any series of the Securities, including any failures resulting from broker non-votes, will have the same effect as if that holder had marked “Does Not Consent” on the letter of consent.

Description of the Proposed Amendments

The proposed Amendments are being requested with respect to ten separate series of debt securities issued under seven indentures. The proposed Amendments to the High-Yield Notes and the High-Yield Indentures are being sought as a single proposal. That means that IMC must receive and accept the Requisite Consents from EACH series of the High-Yield Notes for the proposed Amendments to any of the High-Yield Notes and the High-Yield Indentures to be approved. The proposed Amendments being requested with respect to each series of the Other IMC Securities and with respect to the PLP Notes are each being sought as separate proposals. That means that every such series does not need to approve the Amendments in order for the Amendments to any single series of those Securities, and its related Indenture, to be approved. However, as described below in “—Conditions to the Consent Solicitation,” IMC and PLP will not accept consents from holders of ANY series of the Securities unless EACH series of the High-Yield Notes approves the Amendments.

The approved Amendments with respect to any series of the Securities will be set forth in a supplemental indenture to be entered into between IMC or PLP, as the case may be, and the trustee under the applicable Indenture for that series, referred to as the Trustee. Please see “—Operative Date of Amendments; Timing For Making of Consent Payments and Issuance of Guarantees.”

The execution and delivery of the accompanying letter of consent by a holder of a series of the Securities will constitute the consent of such holder to the proposed Amendments to such series. A holder may not consent to some but not all of the proposed Amendments with respect to a series of the Securities. A consent purporting to consent to some but not all of the proposed Amendments with respect to a series of the Securities will be deemed a consent to the proposed Amendments to such series as a whole.

Proposed Amendments to High-Yield Notes

Following is a summary of certain of the key provisions of the proposed Amendments to the High-Yield Indentures. Please also see Annex C to this prospectus which contains a table of certain key proposed Amendments to the High-Yield Indentures. The following summary is qualified by reference to the description of the terms of the High-Yield Notes, as amended by the proposed Amendments, in “Description of the Amended Securities—Description of High-Yield Notes” and the full provisions of the High-Yield Indentures and the forms of supplemental indentures to the High-Yield Indentures, which have been filed as exhibits to the registration statement of which this prospectus forms a part. The summary of the Amendments are presented primarily in the order the relevant provisions appear in the High-Yield Indentures and not necessarily in the order of importance or materiality.

Revision of Restricted Payments Covenant to Permit Certain Payments and Loans to Subsidiaries of Mosaic

The “Limitation on Restricted Payments” covenant in the High-Yield Indentures restricts the ability of IMC to make Restricted Payments unless certain requirements are met. Among those requirements are requirements that, at the time of any Restricted Payment and after giving effect thereto:

•	IMC must be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Coverage Ratio Exception; and

•	the aggregate amount of Restricted Payments made after May 17, 2001 must not exceed an amount determined by a specified formula.

The term “Coverage Ratio Exception” is defined in the High-Yield Indentures as IMC having a Consolidated Fixed Charge Coverage Ratio of at least 2.0 to 1.0, after giving pro forma effect to any Indebtedness incurred as of the time of the calculation of the ratio. Please see “Description of the Amended Securities—Description of High-Yield Notes” for the meaning of the terms “Indebtedness,” “Consolidated Fixed Charge Coverage Ratio” and “Restricted Payments” and the formula used to determine the maximum amount of Restricted Payments permitted pursuant to the second bullet point above.

IMC, as a wholly owned subsidiary of Mosaic, would like to be able to make payments and loans to Mosaic’s other subsidiaries to ensure that those subsidiaries have adequate capital to engage in business operations. In order to permit these payments and loans under the “Limitation on Restricted Payments” covenant, IMC is requesting an Amendment to the High-Yield Indentures that would exempt from the limitations of the covenant any Restricted Payments made by IMC or its restricted subsidiaries to the Affiliate Guarantors to fund their ordinary course of business operations, including their working capital requirements, so long as those Restricted Payments are not used to fund, among other things, certain dividend payments to the equity holders of Mosaic, referred to as Mosaic Restricted Dividends.

In addition, IMC is requesting Amendments that would exempt from the restrictions of the covenant any inter-company loans made by IMC or its restricted subsidiaries to:

•	any subsidiary of Mosaic that is not an Affiliate Guarantor to fund its ordinary course of business operations, including its working capital requirements, so long as those Restricted Payments are not used to fund, among other things, Mosaic Restricted Dividends; or

•	Mosaic and/or any subsidiary of Mosaic to fund non-ordinary course business transactions, including acquisitions and capital expenditures, so long as those Restricted Payments are not used to fund, among other things, Mosaic Restricted Dividends, provided that these inter-company loans for non-ordinary course of business transactions may not exceed an aggregate amount of $200 million at any time outstanding.

Any inter-company loan or series of related loans in excess of $5.0 million made pursuant to the two bullet points above would be permitted only if the terms are as favorable to IMC and its restricted subsidiaries as the terms of a loan to a non-affiliate at fair market value, as reasonably determined in good faith by the IMC board of directors or a senior officer of IMC. Please see “Description of the Amended Securities—Description of High-Yield Notes—Certain Definitions” for the complete definition of the term “Mosaic Restricted Dividend.”

Increase in Certain Covenant Baskets

Several of the covenants in the High-Yield Indentures are intended to provide IMC and its restricted subsidiaries with the flexibility to make certain expenditures or take other actions that would otherwise be prohibited, provided that those expenditures do not exceed specified monetary limits, referred to as baskets. IMC is requesting Amendments to the baskets as follows in order to provide additional flexibility for its business operations following completion of the Cargill transactions:

•	increase the Permitted Indebtedness basket for Indebtedness pursuant to a credit agreement to $850 million (and remove the requirement that such amount be decreased by any repayments made using the proceeds of asset sales) (see also “—Clarifications and Amendments in Connection with Potential Refinancing of Credit Agreement” below);

•	increase the basket for Permitted Indebtedness of foreign subsidiaries of IMC to $100 million at any time outstanding (it is currently set at $25 million);

•	increase the basket for additional Permitted Investments to $50 million at any time outstanding (it is currently set at $25 million);

•	restart the Restricted Payments basket of up to $60 million beginning on the Operative Date; and

•	increase the carve-out for asset sales not subject to the “Limitation on Asset Sales” covenant to the sale of any asset or assets in any transaction or series of related transactions with an aggregate fair market value of less than $25 million (it currently limits exempted asset sales to those with respect to which aggregate consideration of $15 million is received).

Revision of Asset Sale Definition to Permit Certain Transactions with Subsidiaries of Mosaic

Subject to certain de minimus and ordinary course exceptions, the High-Yield Indentures prohibit IMC and its restricted subsidiaries from selling or transferring assets unless IMC receives fair market value in return and at least 75% of the consideration received is in the form of cash or cash equivalents. In addition, the cash proceeds from each such asset sale are required to be applied to repay certain indebtedness or to make an investment in assets to replace the assets sold. Having completed the Cargill transactions, IMC and Mosaic would benefit from the flexibility to use their combined assets where they can be most beneficial to Mosaic’s business as a whole. In order to create that flexibility, IMC is proposing Amendments to the High-Yield Indentures that would revise the definition of “Asset Sale” to specifically exclude any transaction or series of related transactions involving the sale or other transfer of assets by IMC or its restricted subsidiaries to any subsidiaries of Mosaic, provided that:

•	the transferred assets are not material to IMC and its restricted subsidiaries on a consolidated basis;

•	the assets are used in the ordinary course of business of the transferee; and

•	in the case of an asset or assets transferred to subsidiaries of Mosaic that are not Affiliate Guarantors, the consideration received for the assets is not less than their fair market value as reasonably determined in good faith by the IMC board of directors or a senior officer of IMC.

IMC is also requesting a related Amendment to specifically exclude the transactions described in this paragraph from the requirements of the “Limitation on Transactions with Affiliates” covenant.

Revision of Affiliate Transactions Covenant to Permit Certain Transactions with Subsidiaries of Mosaic

The “Limitation on Transactions with Affiliates” covenant in the High-Yield Indentures prohibits IMC and its restricted subsidiaries from engaging in transactions with, or for the benefit of, any affiliates of IMC, other than:

•	transactions on terms not less favorable to IMC or its subsidiaries than those that would have been obtained in a comparable transaction with an unrelated person, which, if such transactions exceed a specified dollar value, have been approved by the IMC board of directors and/or been determined to be fair by an independent financial advisor; or

•	certain specifically enumerated transactions not subject to the requirements of the bullet point above.

IMC and Mosaic seek to integrate IMC with the Cargill Fertilizer Businesses and to have IMC and its restricted subsidiaries engage freely in transactions with other subsidiaries of Mosaic without the necessity of having IMC’s board of directors approve such transactions and/or having to obtain an independent fairness opinion if such transactions exceed the applicable dollar thresholds. In an effort to create that flexibility, IMC is requesting Amendments to the High-Yield Indentures that would expand the list of specifically enumerated permitted transactions not subject to the requirements of the covenant to include:

•	transactions in the ordinary course of business between IMC and its restricted subsidiaries, on the one hand, and Mosaic and/or any subsidiary of Mosaic, on the other, so long as they otherwise comply with the terms of the High Yield Indentures; and

•	transactions permitted by the proposed Amendments described in “—Revision of Restricted Payments Covenant to Permit Certain Payments and Loans to Mosaic and Subsidiaries of Mosaic” above and “—Revision of Certain Covenants to Permit Distribution of Cash Received From Unrestricted Sources” below.

Transactions engaged in pursuant to the first bullet point immediately above involving subsidiaries of Mosaic that are not Affiliate Guarantors, and any transactions engaged in pursuant to the second bullet point immediately above, will, to the extent they involve aggregate payments or other assets with a fair market value of more than $5.0 million, only be permitted if a reasonable good faith determination is made by the IMC board of directors or a senior officer of IMC that the terms of such transactions are fair to IMC and its restricted subsidiaries or are no less favorable than terms which reasonably could have been obtained from an unrelated party.

IMC is also requesting an Amendment to add guarantees issued by IMC and its restricted subsidiaries with respect to Indebtedness of the Affiliate Guarantors to the list of permitted affiliate transactions not subject to the requirements of the first bullet point in the first paragraph of this subsection, so long as those guarantees are permitted by the “Limitation on Incurrence of Additional Indebtedness” covenant.

Revision of Certain Covenants to Permit Distribution of Cash Received From Unrestricted Sources

Mosaic and its subsidiaries, other than IMC and its restricted subsidiaries, will not be subject to the restrictive covenants of the High-Yield Indentures. Therefore, the manner in which those entities use their assets will not be restricted by the High-Yield Indentures. Mosaic would benefit from the ability to effectively deploy cash generated by unrestricted subsidiaries among all of its subsidiaries to support their operations. To the extent that such cash is transferred through IMC and its restricted subsidiaries, Mosaic and IMC believe that such cash, having come from unrestricted sources, should be free to move through IMC and its restricted subsidiaries without regard to the limitations imposed by the High-Yield Indentures. Accordingly, IMC is requesting Amendments to the High-Yield Indentures to permit the distribution of cash that it and its restricted subsidiaries receive from sources not restricted by the High-Yield Indentures. Those Amendments would:

•	revise the “Limitations on Restricted Payments” covenant to permit IMC or its restricted subsidiaries to make Restricted Payments concurrently with and in the amount of the funds received from Mosaic and its other subsidiaries;

•	revise the “Limitation on Transactions with Affiliates” covenant to permit transactions described in the first bullet point above, provided that transactions involving aggregate payments in excess of $5.0 million are on terms that are fair to IMC and its restricted subsidiaries, or are no less favorable than terms which reasonably could have been obtained from an unrelated party, as reasonably determined in good faith by the IMC board of directors or a senior officer of IMC; and

•	revise the “Limitation on Designations of Unrestricted Subsidiaries” covenant so that any entity that becomes a subsidiary of IMC as a result of a payment described in the first bullet point above shall be an “Unrestricted Subsidiary” of IMC without IMC having to take a charge against its Restricted Payments basket (as would otherwise be required to designate a subsidiary as an “Unrestricted Subsidiary”).

Revision of Certain Provisions to Permit a Phosphates Combination Transaction

IMC and Mosaic expect to combine the phosphates businesses of IMC and the Cargill Fertilizer Businesses in order to operate them more effectively and in an integrated manner. The combination of the phosphates businesses may occur through one or more sale, lease, contribution, merger, consolidation or other types of transactions, each referred to as a Phosphates Combination Transaction. For the other requirements for a transaction to qualify as a Phosphates Combination Transaction, please see the definition of “Phosphates Combination Transaction” in “Description of the Amended Securities—Description of High-Yield Notes—Certain Definitions.”

To ensure that any Phosphates Combination Transactions will not violate the provisions of the High-Yield Indentures, IMC is requesting Amendments to the High-Yield Indentures that would:

•	provide that a Phosphates Combination Transaction will not constitute a sale or other transfer of all or substantially all of IMC’s assets and therefore will not be subject to the “Merger, Consolidation and Sale of Assets” covenant in the High-Yield Indentures;

•	revise the list of specifically enumerated permitted affiliate transactions to include a Phosphates Combination Transaction;

•	revise the definition of “Permitted Investments” to include Investments made pursuant to a Phosphates Combination Transaction;

•	revise the definitions of “Asset Sale” and “Change of Control” to specifically exclude any transfer of assets or capital stock pursuant to a Phosphates Combination Transaction; and

•	revise the “Limitation on Designations of Unrestricted Subsidiaries” covenant so that an entity formed in a Phosphates Combination Transaction that is a subsidiary of IMC shall be designated as an “Unrestricted Subsidiary” of IMC without IMC having to take a charge against its Restricted Payments basket (as would otherwise be required to designate a subsidiary as an “Unrestricted Subsidiary”).

The Amendments will also provide that any entities formed pursuant to a Phosphates Combination Transaction must be Affiliate Guarantors.

As of September 30, 2004, the assets that constitute IMC’s phosphate business, which, if the Amendments are approved and adopted, may be subject to a Phosphates Combination Transaction, accounted for approximately 54% of the total assets of IMC and its subsidiaries. If these assets are contributed to a combined phosphates business in a Phosphates Combination Transaction, they will no longer be subject to the covenants of the High-Yield Indentures.

Revision of Reporting Covenant to Provide Reports of Mosaic

The High-Yield Indentures require IMC to provide to the holders of the High-Yield Notes and to file with the SEC:

•	all annual and quarterly financial information that would be required to be contained in a Form 10-K or Form 10-Q filed with the SEC, and

•	all current reports that would be required to be filed with the SEC on Form 8-K,

regardless of whether IMC is required by the rules and regulations of the SEC to file such reports.

IMC intends, following the issuance of the Guarantees relating to the Securities of IMC, to discontinue filing separate periodic reports and other information with the SEC in reliance on Rule 12h-5 promulgated under the Securities Exchange Act. In an effort to eliminate the significant expense associated with continuing to produce and provide to holders of the High-Yield Notes separate reports for IMC, when IMC will no longer be required under the rules and regulations of the SEC to prepare and file such reports with the SEC, IMC is requesting an Amendment to the High-Yield Indentures that would permit IMC to provide reports of Mosaic to the holders of its High-Yield Notes, and to file such reports with the SEC, in lieu of separate reports relating only to IMC. In the event of a sale of IMC by Mosaic, however, IMC will stop providing reports of Mosaic and will once again provide reports relating only to IMC to the holders of its High-Yield Notes and, to the extent required, file such reports with the SEC.

Permit Certain Determinations to be Made by IMC Board or a Senior Officer

The High-Yield Indentures currently require certain fairness determinations to be made by the IMC board of directors. To increase operational efficiencies, IMC is requesting Amendments to allow some of those determinations to be made by the IMC board of directors or a senior officer of IMC. In addition to those instances described elsewhere in this description of the proposed Amendments to the High-Yield Notes, IMC would like to amend the High-Yield Indentures to allow for determinations to be made by the IMC board of directors or a senior officer, which determinations must be reasonable and in good faith, in the following circumstances:

•	in determining the fair market value of the aggregate amount of Restricted Payments made after May 17, 2001 for purposes of calculating the Restricted Payments basket;

•	in determining the fair market value of assets sold or otherwise disposed of for purposes of the “Limitation on Asset Sales” covenant;

•	in determining whether encumbrances or restrictions in refinanced Indebtedness for purposes of the “Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries” covenant are materially less favorable in the aggregate to the holders of the High-Yield Notes;

•	in approving affiliate transactions involving aggregate payments or other assets with a fair market value in excess of $15 million; and

•	in determining that fees, compensation and indemnity provided to officers, directors, employees or consultants of IMC and its restricted subsidiaries are reasonable for purposes of such fees, compensation and indemnity not being subject to the “Limitation on Transactions with Affiliates” covenant.

In connection with these Amendments, the definition of “fair market value” will also be amended to provide that determinations of fair market value may be made by a senior officer of IMC or the IMC board of directors where expressly provided by the terms of the High-Yield Indentures, which determination, if made by an IMC senior officer, must be evidenced by an officer’s certificate delivered to the applicable Trustee (except in the case of a transaction which in all material respects is exclusively between IMC and its restricted subsidiaries, on the one hand, and Mosaic and its other subsidiaries, on the other, in which case no such officer’s certificate will be required).

Clarifications and Amendments in Connection with Potential Refinancing of Credit Agreement

It is anticipated that Mosaic and/or its subsidiaries will have a new credit facility, under which IMC and its subsidiaries may be direct borrowers and/or guarantors of the obligations of the Affiliate Guarantors, which will replace IMC’s existing credit facility. Therefore, IMC is requesting the following Amendments:

•	to clarify that the definition of “Permitted Indebtedness” includes Indebtedness which IMC and its subsidiaries may incur either as direct borrowers and/or pursuant to direct or indirect guarantees of Indebtedness of the Affiliate Guarantors pursuant to a new Mosaic credit facility (up to the maximum dollar amount described in the first bullet point under “—Increase in Certain Covenant Baskets” above);

•	to clarify that the definition of “Permitted Investments” includes guarantees by IMC and/or its restricted subsidiaries of the Indebtedness described in the prior bullet point; and

•	to clarify that the definition of “Credit Agreement” includes a refinancing thereof by Mosaic or its subsidiaries with respect to which IMC and/or its restricted subsidiaries are borrowers and/or provide direct or indirect guarantees.

Addition of Mosaic, Mosaic Fertilizer and Mosaic Crop Nutrition to Certain Provisions

In light of the addition of the Affiliate Guarantors of the High-Yield Notes, IMC believes that it is appropriate for the Amendments to provide for certain events of default in the High-Yield Indentures to relate to not only IMC and its significant subsidiaries but also to Mosaic, Mosaic Fertilizer and Mosaic Crop Nutrition and their respective significant subsidiaries. In addition, IMC will add to the provision requiring approval of all of the holders of the High-Yield Notes the release, other than pursuant to the terms of the High-Yield Indentures, of the note guarantees of Mosaic, Mosaic Fertilizer and Mosaic Crop Nutrition and any of their respective significant subsidiaries that are Affiliate Guarantors of the High-Yield Notes.

Elimination of Cap on Guarantees of PLP and its Subsidiaries

Because PLP and its subsidiaries were not wholly owned by IMC prior to the completion of the PLP merger, their guarantees of the High-Yield Notes are limited to the amount of indebtedness they owe to IMC. However, currently, PLP and its subsidiaries are wholly owned subsidiaries of IMC. Therefore, IMC intends, as part of the Amendments, to eliminate the limitations on the amount of their guarantees and certain other related provisions.

Revision of Certain Definitions

In connection with the Amendments described above, a number of the defined terms contained in the High-Yield Indentures will be amended or deleted, and new defined terms will be added to the High-Yield Indentures. In addition, several of the definitions will be modified to account for the fact that IMC is now a subsidiary of Mosaic (i.e., the definition of “Change of Control”). Please see “Description of the Amended Securities—Description of High-Yield Notes—Certain Definitions” for the definitions to be included in the High-Yield Indentures, as modified by the Amendments.

Addition of the Guarantees

In connection with the Amendments, Mosaic, Mosaic Fertilizer and Mosaic Crop Nutrition will offer full and unconditional guarantees of IMC’s obligations under the High-Yield Notes, as further described in “—Offer of the Guarantees.” The Guarantees of Mosaic, Mosaic Fertilizer and Mosaic Crop Nutrition with respect to each series of the High-Yield Notes will be embodied in the supplemental indenture with respect to the High-Yield Indenture governing such series. The Guarantees will be in addition to the existing guarantees of the High-Yield Notes by certain subsidiaries of IMC. The proposed Amendments will also provide that the following additional entities will be Affiliate Guarantors to the extent they exist:

•	any entity formed pursuant to a Phosphates Combination Transaction;

•	each holding company, if any, between Mosaic and Mosaic Fertilizer or between Mosaic and Mosaic Crop Nutrition; and

•	each subsidiary of Mosaic, Mosaic Fertilizer or Mosaic Crop Nutrition which directly or indirectly guarantees Indebtedness under the Credit Agreement (provided that such guarantee may be limited to the same extent as such subsidiary’s guarantee under the Credit Agreement).

To the extent that the entities described in the foregoing bullet points become Affiliate Guarantors of the High-Yield Notes, they will also become guarantors of the Other IMC Securities and the PLP Notes.

Please also see “—Offer of the Guarantees” and “Description of the Guarantees.”

Proposed Amendments to Other IMC Securities

Following is a summary of IMC’s proposed Amendments to the Indentures governing the Other IMC Securities. The following summary is qualified by reference to the full provisions of the applicable

Indentures and the forms of supplemental indentures to those Indentures, which have been filed as exhibits to the registration statement of which this prospectus forms a part.

Revision of Merger and Sale of Assets Provision to Permit a Phosphates Combination Transaction

Each of the Indentures governing the Other IMC Securities restricts IMC’s ability to consolidate or merge with or into, or sell, lease, convey or otherwise dispose of all or substantially all of its assets to, any other entity, unless certain requirements are met. As described above in “—Proposed Amendments to High-Yield Notes—Revision of Certain Provisions to Permit a Phosphates Combination Transaction,” IMC and Mosaic expect to combine the phosphate businesses of IMC and the Cargill Fertilizer Businesses through one or more Phosphates Combination Transactions. To ensure that any Phosphates Combination Transaction will be permitted to occur without violating the Indentures governing the Other IMC Securities, IMC is requesting Amendments to the merger and sale of assets provisions in the Indentures governing the Other IMC Securities that would provide that a Phosphates Combination Transaction will not constitute a sale, lease, conveyance or disposition of all or substantially all of IMC’s assets.

The Amendments to the Indentures governing the Other IMC Securities will result in any entities formed pursuant to a Phosphates Combination Transaction becoming Affiliate Guarantors of the Other IMC Securities.

As of September 30, 2004, the assets that constitute IMC’s phosphate business, which, if the Amendments are approved and adopted, may be subject to a Phosphates Combination Transaction, accounted for approximately 54% of the total assets of IMC and its subsidiaries. If these assets are contributed to any combined phosphates business in a Phosphates Combination Transaction, they will no longer be subject to any of the covenants of the Indentures governing the Other IMC Securities.

Revision of Reporting Covenant to Provide Reports of Mosaic

Each of the Indentures governing the Other IMC Securities requires that IMC file with the applicable Trustee and mail to holders of the applicable series of Securities:

•	annual and quarterly reports containing the financial information that would be required to be contained in a Form 10-K or Form 10-Q filed with the SEC, and

•	all current reports that would be required to be filed with the SEC on Form 8-K,

regardless of whether IMC is required by the SEC to file such reports.

In addition, the 1991 Indenture requires IMC to file with the SEC all of the information required by the two bullet points above, regardless of whether IMC is required by the rules and regulations of the SEC to make those filings.

As described above in “—Proposed Amendments to High-Yield Notes—Revision of Reporting Covenant to Provide Reports of Mosaic,” following the issuance of the Guarantees relating to the Securities of IMC, IMC intends to discontinue filing separate periodic reports with the SEC. For the same reason that IMC is requesting Amendments to the High-Yield Indentures to modify the reporting covenant therein, as described above, IMC is also requesting an Amendment to the Indentures governing each series of the Other IMC Securities that would permit IMC to provide reports of Mosaic to the holders of those Securities, and, in the case of the 1991 Indenture, to file such reports with the SEC, in lieu of separate reports relating only to IMC. In the event of a sale of IMC by Mosaic, however, IMC will stop providing reports of Mosaic and will once again provide reports relating only to IMC to holders of the Other IMC Securities and, to the extent required, file such reports with the SEC.

Modification of Events of Default Under 1997 Indenture to Eliminate Bankruptcy of a Non-Significant IMC Subsidiary

The bankruptcy of IMC or any of its subsidiaries is an event of default under the 1997 Indenture. Each of the other Indentures relating to the Securities issued by IMC permit IMC’s subsidiaries or, in some cases, its significant subsidiaries (as defined in the applicable Indenture), to voluntarily file for bankruptcy or involuntarily be placed into bankruptcy without causing a default under the applicable Indenture. In order to conform the bankruptcy-related events of default in the 1997 Indenture with those contained in the other Indentures relating to the Securities issued by IMC, IMC is requesting an Amendment to the 1997 Indenture to limit the definition of events of default to include only bankruptcy proceedings that relate to IMC or to its significant subsidiaries (which term will have the meaning given to it by Regulation S-X under the Securities Exchange Act, which is the same meaning given to the term under the High-Yield Indentures).

Addition of the Guarantees

In connection with the Amendments, Mosaic, Mosaic Fertilizer and Mosaic Crop Nutrition will offer full and unconditional guarantees of IMC’s obligations under the Other IMC Securities, as further described in “—Offer of the Guarantees.” The Guarantees of Mosaic, Mosaic Fertilizer and Mosaic Crop Nutrition with respect to each series of the Other IMC Securities will be embodied in the supplemental indenture with respect to the Indenture governing such series. The Amendments with respect to the Other IMC Securities will also provide that, to the extent any entity in addition to Mosaic, Mosaic Fertilizer and Mosaic Crop Nutrition is added as an Affiliate Guarantor of the High-Yield Notes, such entity will also become an Affiliate Guarantor with respect to each series of the Other IMC Securities. Please see “—Proposed Amendments to High-Yield Notes—Addition of the Guarantees” above for the identity of the additional entities that could become Affiliate Guarantors of the High-Yield Notes and, thus, become Affiliate Guarantors of the Other IMC Securities.

If the Amendments are adopted, there will be certain differences between the events of default and amendment provisions in the High-Yield Indentures and the Indentures governing the Other IMC Securities. For a description of those differences, please see “Risk Factors—Risks Related to the Consent Solicitation and the Guarantees—If the Amendments are adopted, certain events relating to Mosaic, Mosaic Fertilizer, Mosaic Crop Nutrition or the Guarantees will result in immediate acceleration of the High-Yield Notes or give holders of the High-Yield Notes a right to accelerate at a time when holders of the Other IMC Securities and the PLP Notes do not have such a right” and “Description of the Guarantees.”

Proposed Amendments to PLP Notes

Following is a summary of PLP’s proposed Amendments to the PLP Indenture, which is qualified by reference to the full provisions of the PLP Indenture and the form of supplemental indenture thereto, which have been filed as exhibits to the registration statement of which this prospectus forms a part.

Revision of Merger and Sale of Assets Provision to Permit a Phosphates Combination Transaction

The PLP Indenture restricts PLP’s ability to consolidate or merge with or into, or sell, lease or convey all or substantially all of its assets to, any other entity, unless certain requirements are met. As described above in “—Proposed Amendments to High-Yield Notes—Revision of Certain Provisions to Permit a Phosphates Combination Transaction,” IMC and Mosaic expect to combine the phosphate businesses of IMC and the Cargill Fertilizer Businesses through one or more Phosphates Combination Transactions. To ensure that any Phosphates Combination Transaction will be permitted to occur without violating the PLP Indenture, PLP is requesting an Amendment to the merger and sale of assets provision in the PLP Indenture that would provide that a Phosphates Combination Transaction will not constitute a sale, lease or conveyance of all or substantially all of PLP’s assets.

The Amendments to the PLP Indenture will also result in any entities formed pursuant to a Phosphates Combination Transaction becoming Affiliate Guarantors of the PLP Notes.

As of September 30, 2004, the assets that constitute IMC’s phosphate business, which, if the Amendments are approved and adopted, may be subject to a Phosphates Combination Transaction, accounted for approximately 54% of the total assets of IMC and its subsidiaries. If these assets are contributed to any combined phosphates business in a Phosphates Combination Transaction, they will no longer be subject to any of the covenants of the PLP Indenture.

Revision of Reporting Covenant to Provide Reports of Mosaic

The PLP Indenture requires that PLP file with the applicable Trustee, mail to holders of the PLP Notes and file with the SEC:

•	annual and quarterly reports containing the financial information that would be required to be contained in a Form 10-K or Form 10-Q filed with the SEC, and

•	all current reports that would be required to be filed with the SEC on Form 8-K,

regardless of whether PLP is required by the SEC to file such reports.

Similar to IMC (as described above), following the issuance of the Guarantees relating to the PLP Notes, PLP intends to discontinue filing separate periodic reports and other information with the SEC in reliance on Rule 12h-5 under the Securities Exchange Act. In an effort to eliminate the significant expense associated with continuing to produce and provide to holders of the PLP Notes separate reports for PLP, when PLP will no longer be required under the rules and regulations of the SEC to prepare and file such reports with the SEC, PLP is requesting an Amendment to the PLP Indenture that would permit PLP to provide reports of Mosaic to the holders of the PLP Notes, and to file such reports with the SEC, in lieu of separate reports relating only to PLP. In the event of a sale of IMC by Mosaic, however, PLP will stop providing reports of Mosaic and will once again provide reports relating only to PLP to the holders of the PLP Notes and file such reports with the SEC.

Modification of Events of Default to Eliminate Bankruptcy of a Non-Significant PLP Subsidiary

The PLP Indenture provides that the bankruptcy of PLP or any of its restricted subsidiaries (which are defined as PLP’s subsidiaries that are not unrestricted subsidiaries) is an event of default. As described above in “—Proposed Amendments to Other Series of IMC Securities—Modification of Events of Default Under 1997 Indenture to Eliminate Bankruptcy of a Non-Significant IMC Subsidiary,” the majority of the Indentures governing the Securities issued by IMC permit IMC’s subsidiaries or, in some cases, its significant subsidiaries (as defined in the applicable Indenture), to voluntarily file for bankruptcy or involuntarily be placed into bankruptcy without causing a default under the applicable Indenture. In order to conform the bankruptcy-related events of default in the PLP Indenture with those contained in the Indentures relating to the Securities issued by IMC, PLP is requesting an Amendment to the PLP Indenture to limit the definition of events of default to include only bankruptcy proceedings that relate to PLP or to its significant subsidiaries (which term will have the meaning given to it by Regulation S-X under the Securities Exchange Act, which is the same meaning given to the term under the High-Yield Indentures).

Addition of the Guarantees

In connection with the Amendments, Mosaic, Mosaic Fertilizer and Mosaic Crop Nutrition will offer full and unconditional guarantees of PLP’s obligations under the PLP Notes, as further described in “—Offer of the Guarantees.” The Guarantees of Mosaic, Mosaic Fertilizer and Mosaic Crop Nutrition with respect to the PLP Notes will be embodied in the supplemental indenture to the PLP Indenture. The Amendments with respect to the PLP Notes will also provide that, to the extent any entity in addition to Mosaic, Mosaic Fertilizer and Mosaic Crop Nutrition is added as an Affiliate Guarantor of the High-Yield Notes, such entity will also become an Affiliate Guarantor with respect to the PLP Notes. Please see “—Proposed Amendments to High-Yield Notes—Addition of the Guarantees” above for the identity of the additional entities that could become Affiliate Guarantors of the High-Yield Notes and, thus, become Affiliate Guarantors of the PLP Notes.

If the Amendments are adopted, there will be certain differences between the events of default and amendment provisions in the High-Yield Indentures and the Indentures governing the PLP Notes. For a description of those differences, please see “Risk Factors—Risks Related to the Consent Solicitation and the Guarantees—If the Amendments are adopted, certain events relating to Mosaic, Mosaic Fertilizer and Mosaic Crop Nutrition or the Guarantees will result in immediate acceleration of the High-Yield Notes or give holders of the High-Yield Notes a right to accelerate at a time when holders of the Other IMC Securities and the PLP Notes do not have such a right” and “Description of the Guarantees.”

Consequences to Non-Consenting Holders

If IMC or PLP, as the case may be, obtains and accepts the Requisite Consents with respect to the proposed Amendments to any series of the Securities and the supplemental indenture related to those proposed Amendments is executed and becomes operative, those proposed Amendments will be binding on each holder of such series of the Securities, regardless of whether or not that holder delivered its consent to such Amendments.

Expiration Time; Early Consent Premium Deadline; Extension; Amendment; Termination

The solicitation period for each series of the Securities will expire at 5:00 p.m., New York City time, on [            ], [            ], 2004, unless IMC or PLP extend this period as to any series of the Securities. The expiration of the solicitation period as to any series of the Securities, as may be extended by IMC or PLP, is referred to as the Expiration Time for such series.

The Early Consent Premium Deadline (i.e., the time by which holders of High-Yield Notes must deliver and not properly revoke a valid consent in order to be entitled to receive the Early Consent Premium) will be 5:00 p.m., New York City time, on [             ], [             ], 2004, unless extended by IMC in its sole discretion.

IMC and PLP reserve the right, in their sole discretion, to extend the expiration of the solicitation period with respect to any or all series of the Securities, and IMC reserves the right, in its sole discretion, to extend the Early Consent Premium Deadline with respect to any or all series of High-Yield Notes, on one or more occasions. If the solicitation period or Early Consent Premium Deadline is extended, IMC or PLP, as applicable, will give oral or written notice of the extension to the Information Agent and make a public announcement of this extension by no later than 9:00 a.m., New York City time, on the next business day following the previously scheduled Expiration Time or Early Consent Premium Deadline, as the case may be.

IMC and PLP also reserve the right, subject to applicable law, to, for any reason,

•	terminate the consent solicitation with respect to any or all series of the Securities and not adopt the proposed Amendments with respect to any such series, or

•	amend, modify or waive the terms of the consent solicitation with respect to any or all series of the Securities,

in each case by giving oral or written notice thereof to the Information Agent and following such notice as promptly as practicable by public announcement thereof.

If IMC and PLP make any public announcement in connection with the consent solicitation, they will do so in a manner reasonably designed to inform the holders of the applicable series of the Securities of the announced change on a timely basis. Without limiting the manner in which IMC and PLP may choose to make any public announcement, except as may be required by applicable law, they will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a release to the Dow Jones News Service.

Consent Procedures

Registered holders as of the record date desiring to deliver a consent should mail, hand deliver or send by overnight courier or facsimile, confirmed by physical delivery, their properly completed and duly executed letter of consent, which accompanies this prospectus, to the Information Agent at the address or facsimile number set forth on the back cover page of this prospectus in accordance with the instructions set forth in this prospectus and in the letter of consent. Please deliver the letters of consent to the Information Agent, and not to IMC, PLP, the Trustees or the Solicitation Agent.

Only registered holders (sometimes also referred to as holders of record), which are persons in whose name a Security is registered as of the record date, may execute and deliver a letter of consent. IMC and PLP expect that The Depository Trust Company, referred to as DTC, will authorize its participants, which include banks, brokers and other financial institutions and are referred to as DTC participants, to execute letters of consent with respect to the Securities they hold in the name of DTC or in the name of its nominee as if they were the registered holders of those Securities. Accordingly, for purposes of the consent solicitation, the term “holder” shall be deemed to include the DTC participants who held Securities in the name of DTC or in the name of its nominee as of the record date.

If you are a beneficial owner of Securities held through a DTC participant or another nominee (such as Euroclear or Clearstream), in order to consent to the Amendments, you must arrange for the DTC participant or other nominee that is the registered holder of your Securities to execute a letter of consent and deliver it to the Information Agent on your behalf.

Giving a consent by submitting a letter of consent will not affect a holder’s right to sell or transfer the Securities. All consents received by the Information Agent prior to the Expiration Time from a registered holder as of the record date of any Securities and not properly revoked will be effective notwithstanding any record transfer of those Securities subsequent to the record date.

All letters of consent that are properly completed, executed and delivered to the Information Agent, and not properly revoked in the manner described in this prospectus prior to the Expiration Time, will be given effect in accordance with the terms of those letters of consent. If a letter of consent is returned and is not marked as to whether the holder accepts or does not accept the Amendments, but is otherwise properly completed and executed, the holder will be deemed to have consented to the Amendments.

Holders are not required to tender or deliver the Securities to IMC, the applicable Trustee, PLP, the Solicitation Agent or the Information Agent at any time.

Letters of consent must be executed in exactly the same manner as the registered holder’s name appears on the certificates representing the Securities or on the position listings of DTC, as applicable. If Securities to which a letter of consent relates are registered in the names of two or more joint holders, all of those holders must sign the letter of consent. If a letter of consent is signed by a trustee, partner, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person must so indicate when signing and must submit with the letter of consent appropriate evidence of authority to execute the letter of consent. In addition, if a letter of consent relates to less than the total principal amount of Securities or to only one series of Securities registered in the name of a holder, the holder must list the series and principal amount of the Securities as to which the consent is delivered. If no series or aggregate principal amount of the Securities as to which consent is delivered is specified, but the letter of consent is otherwise properly completed and signed, the holder will be deemed to have consented to the Amendments with respect to all Securities registered in the name of such holder. If Securities owned by one holder are registered in different names, separate letters of consent must be signed and delivered with respect to each registered Security. If a letter of consent is executed by a person other than the registered holder, then it must be accompanied by a proxy executed by the registered holder.

The registered ownership of the Securities as of the record date will be proved by the applicable Trustees, as registrar. The ownership of Securities held by DTC participants will be established by a DTC security position listing provided by DTC as of the record date. All questions as to the validity, form, eligibility (including time of receipt), acceptance and revocation of consents will be determined by IMC and PLP, in their discretion, which determination will be final and binding (subject only to any final review as may be prescribed by the applicable Trustee concerning proof of execution and of ownership). IMC and PLP reserve the right to reject any and all letters of consent determined by them not to be in proper form or properly delivered or the acceptance of which may, on the advice of counsel, be unlawful. IMC and PLP also reserve the right to waive any defects or irregularities with regard to any particular letter of consent or revocations thereof (subject only to any final review as may be prescribed by the applicable Trustee concerning proof of execution and of ownership), whether or not similar defects or irregularities are waived in the case of other holders. Unless waived, any defects or irregularities in connection with consents must be cured within such time as IMC and PLP determine. None of IMC, PLP, the Solicitation Agent, the Information Agent, the Trustees or any other person will be under any duty to give any notification of any defects or irregularities or waivers thereof or any notices of revocation, nor will any of them incur any liability for failure to give such notification. Deliveries of letters of consent or revocations thereof will not be deemed to have been made until any irregularities or defects therein have been cured or waived. IMC’s and PLP’s interpretation of the terms and conditions of the consent solicitation, including the instructions in the letter of consent, will be final and binding. Consents will be binding upon the successors, assigns, heirs, personal representatives, executors, administrators, trustees in bankruptcy and other legal representatives of the persons delivering consents and the beneficial owners of the Securities relating thereto.

Revocation of Consents

Each properly completed and executed consent received prior to the Expiration Time will be counted, notwithstanding any transfer of the Securities to which the consent relates, unless the procedure for revocation of consents described below has been followed. A consent to the Amendments by a holder of the Securities will bind that holder and every subsequent holder of those Securities or portion thereof, even if notation of the consent is not made on those Securities.

A holder of Securities as to which a consent has been given may revoke that consent as to those Securities or any portion of those Securities, in integral multiples of $1,000, by delivering a written notice of revocation or a changed letter of consent bearing a date later than the date of the prior letter of consent to the Information Agent at the address set forth on the back cover page of this prospectus. Consents delivered with respect to a series of the Securities may be revoked at any time prior to the earlier of (i) the Expiration Time or (ii) the time that the applicable supplemental indenture setting forth the Amendments with respect to such series is executed and becomes effective, referred to as the Effective Time. Consents that are validly delivered after the Effective Time, but prior to the Expiration Time, may not be revoked. The Effective Time for any series of the Securities will occur as soon as practicable after the Requisite Consents with respect to such series are received and each series of Securities may have its own Effective Time. Notwithstanding the execution and effectiveness of the applicable supplemental indenture at the Effective Time, the Amendments provided therein will not become operative and binding until the Operative Date.

The written notice of revocation or subsequently dated letter of consent must contain the name of the registered holder, the serial numbers of the Securities to which the revocation relates (if the Securities are in certificated form), the principal amount of the Securities to which the revocation relates and the signature of the holder.

To be effective, any revocation must be executed by the registered holder in the same manner as the holder’s name appears on the letter of consent to which the revocation relates. If a revocation is signed by a trustee, partner, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person must so indicate when signing and must submit with the revocation appropriate evidence of authority to execute the revocation. A revocation of a consent will only be effective as to the Securities listed therein and only if that revocation complies with the procedures for revocation of consents described in this prospectus.

If a consent has been given with respect to any Securities, that consent may be revoked only by the registered holder of those Securities as of the record date. A beneficial owner of Securities that is not the registered holder as of the record date may not revoke consents and must arrange for the registered holder to execute and deliver on its behalf a revocation of any consent given with respect to those Securities. Each registered holder, by executing a letter of consent, will, by execution thereof, be agreeing that it may revoke the related consent only in the manner specified in this prospectus.

A revocation of a consent may be rescinded only by the execution and delivery of a new letter of consent, in accordance with the procedures described in this prospectus.

Conditions to the Consent Solicitation

IMC and PLP will not accept properly executed, delivered and unrevoked consents with respect to any series of the Securities unless the conditions described below are satisfied. Even if those conditions are satisfied, as to any Approving Series (i) the supplemental indenture providing for the Amendments will not become operative, (ii) the Guarantees will not be issued and (iii) if applicable, the Consent Payments will not be made, in each case until the Operative Date, as described below in “—Operative Date of Amendments; Timing For Making of Consent Payments and Issuance of Guarantees.”

IMC or PLP, as the case may be, will not accept properly executed, delivered and unrevoked consents with respect to any series of the Securities unless:

•	Requisite Consents for such series have been received (and have not been properly revoked) by IMC or PLP, as the case may be, prior to the Expiration Time for such series;

•	Requisite Consents for EACH series of the High-Yield Notes have been received (and have not been properly revoked) by IMC prior to the Expiration Time for such series, which condition is referred to as the Approval of All High-Yield Series Condition; and

•

there is no law or regulation which would, and there is no injunction or action or other proceeding (pending or threatened) which could, make unlawful or invalid or enjoin the implementation of any proposed Amendment to such series, the Cargill transactions, the PLP merger, the issuance of the Guarantees with respect to such series or the entering into of the supplemental indenture with respect to such series, or which would question the legality or validity thereof.

Each of the conditions set forth above are for the sole benefit of IMC and PLP. In the event that any of the foregoing conditions are not satisfied with respect to any or all series of the Securities, IMC or PLP, as the case may be, may, among other things, in its sole discretion:

•	allow the consent solicitation with respect to any such series to lapse;

•	waive any of such conditions and accept all consents with respect to any such series that were validly delivered and not properly revoked;

•	extend the Expiration Time of the solicitation period with respect to any such series and continue soliciting consents; or

•	otherwise amend the terms of the consent solicitation for any such series.

In particular, without limitation of the options set forth in the previous paragraph, in the event that the Approval of All High-Yield Series Condition is not satisfied by the Expiration Time for any series of the Securities, IMC and PLP may, among other things, in their sole discretion and without the need to give any advance notice:

•	(x) with respect to any (or all) Approving Series, waive the Approval of All High-Yield Series Condition, enter into supplemental indentures affecting only such Approving Series and, if applicable, make Consent Payments only in respect of such Approving Series and (y) with respect to any non-Approving Series, allow the consent solicitation to lapse or extend the Expiration Time and continue the consent solicitation for such other series;

•	extend the Expiration Time for any series of the Securities; or

•	allow the consent solicitation to expire as to all series of the Securities without waiving the Approval of All High-Yield Series Condition (in which case IMC and PLP would not execute any supplemental indentures or make any applicable Consent Payments with respect to any series of the Securities and the Affiliate Guarantors would not issue their respective Guarantees with respect to any series of the Securities).

Effective Time

IMC and PLP intend to execute a supplemental indenture setting forth the Amendments with respect to the applicable series of the Securities as soon as practicable after receiving the Requisite Consents for such series. The time of the execution of the supplemental indenture with respect to each series of the Securities is referred to as the Effective Time for such series. Each series of the Securities may have its own Effective Time. Notwithstanding the execution and effectiveness of the applicable supplemental indenture at the Effective Time, the Amendments provided therein will not become operative and binding until the Operative Date, as described below.

Operative Date of Amendments; Timing For Making of Consent Payments and Issuance of Guarantees

IMC and PLP intend to accept the Requisite Consents with respect to any series of the Securities and cause the Amendments thereto to become operative on the earliest date following the Expiration Time on which the conditions to the consent solicitation described in this prospectus are satisfied or waived for such series. Such date with respect to any series of the Securities is referred to as the Operative Date for that series. Each series of the Securities may have its own Operative Date.

IMC will make the Consent Payments only to eligible holders of any series of the High-Yield Notes on the Operative Date for the Amendments to that series. Similarly, Mosaic, Mosaic Fertilizer and Mosaic Crop Nutrition will only issue their respective Guarantees with respect to any series of the

Securities on the Operative Date for that series. Please also see “—Offer of the Guarantees” and “—Consent Payments” below.

Offer of the Guarantees

Mosaic, Mosaic Fertilizer and Mosaic Crop Nutrition are offering to fully and unconditionally guarantee the obligations of IMC and PLP, as applicable, under each Approving Series. The Guarantees with respect to any series of the Securities will be issued only if the Operative Date for that series occurs. Please see “—Operative Date of Amendments; Timing For Making of Consent Payments and Issuance of Guarantees.” If the applicable conditions are satisfied or waived, Mosaic, Mosaic Fertilizer and Mosaic Crop Nutrition will issue their respective Guarantees to the holders of any Approving Series, including to any holders of those series that do not deliver consents.

The Guarantees will be in addition to the existing guarantees of the High-Yield Notes by certain subsidiaries of IMC. Please also see “—Proposed Amendments to High-Yield Notes—Addition of the Guarantees,” “Description of the Guarantees” and “Risk Factors—Risks Related to the Consent Solicitation and the Guarantees—If the Amendments are adopted, certain events relating to Mosaic, Mosaic Fertilizer and Mosaic Crop Nutrition or the Guarantees will result in immediate acceleration of the High-Yield Notes or give holders of the High-Yield Notes a right to accelerate at a time when holders of the Other IMC Securities and the PLP Notes do not have a such a right.”

Consent Payments

IMC is offering to pay a Consent Fee of $1.00 for each $1,000 aggregate principal amount of High-Yield Notes with respect to which a valid consent to the proposed Amendments to the High-Yield Notes has been delivered and not properly revoked on or prior to the Expiration Time and accepted by IMC.

IMC is also offering to pay an Early Consent Premium of $1.50 for each $1,000 principal amount of High-Yield Notes in respect of which a valid consent has been delivered and not properly revoked prior to the Early Consent Premium Deadline and accepted by IMC. Holders who receive the Early Consent Premium with respect to any High-Yield Notes will also receive the Consent Fee and the Guarantees with respect to those High-Yield Notes. The Consent Fee and the Early Consent Premium are referred to together as the Consent Payments.

The Consent Payments are being offered only to holders of the High-Yield Notes that deliver valid consents that are not properly revoked and are not being offered to any holder of any other series of the Securities.

If a holder of High-Yield Notes as of the record date delivers a consent and subsequently transfers its High-Yield Notes prior to the Expiration Time, any Consent Payments, to the extent made by IMC, with respect to those High-Yield Notes will be made to such holder as of the record date rather than to such holder’s transferee.

The Consent Payments will be made to eligible holders of the High-Yield Notes only if the Requisite Consents for EACH series of the High-Yield Notes are received (and not revoked) prior to the Expiration Time and the conditions to the consent solicitation set forth herein are satisfied or waived. Please see “—Conditions to the Consent Solicitation.” If all of the conditions to the payment of the Consent Payments are satisfied or waived, IMC will make the Consent Payments to the applicable holders of the High-Yield Notes on the applicable Operative Date. Please see “—Operative Date of Amendments; Timing For Making of Consent Payments and Issuance of Guarantees.”

The Consent Payments will be made by IMC by deposit of funds with the Information Agent, which will act as agent for the holders of the High-Yield Notes for the purpose of receiving the Consent Payments from IMC and transmitting such payments to those holders.

The Solicitation Agent and the Information Agent

IMC and PLP have retained Goldman, Sachs & Co. to act as Solicitation Agent and Bondholder Communications Group to act as the Information Agent in connection with the consent solicitation, each of which will receive customary fees for its services. IMC and PLP have also agreed to reimburse each of the Solicitation Agent and the Information Agent for its reasonable out-of-pocket expenses. In addition, IMC and PLP have agreed to indemnify the Solicitation Agent against certain liabilities in connection with the consent solicitation, including liabilities under the federal securities laws.

Goldman, Sachs & Co. has, from time to time, provided, and may continue to provide in the future, investment banking and other services to each of IMC and Cargill and their respective affiliates, for which it has received or will receive customary compensation. Goldman, Sachs & Co. is acting as financial advisor to IMC with respect to the Cargill transactions and, in that connection, received a fee for such services at the time of completion of the Cargill transactions.

At any time, Goldman, Sachs & Co. may trade the Securities for its own account or for the accounts of its customers and, accordingly, may hold a long or short position in the Securities. In addition, Goldman, Sachs & Co. may contact holders of the Securities regarding the consent solicitation and may request brokers, dealers, commercial banks, trust companies and other nominees to forward this prospectus and related materials to beneficial owners of the Securities.

No fees or commissions have been or will be paid to any broker, dealer or other person for soliciting consents of the holders of the Securities pursuant to the consent solicitation, other than fees to the Solicitation Agent and the Information Agent as described above.

Neither the Solicitation Agent or the Information Agent assumes any responsibility for the accuracy or completeness of the information concerning IMC, PLP, Mosaic, Mosaic Fertilizer, Mosaic Crop Nutrition or the Cargill Fertilizer Businesses contained in this prospectus or for any failure by IMC, PLP, Mosaic, Mosaic Fertilizer or Mosaic Crop Nutrition to disclose events that may have occurred and may affect the significance or accuracy of such information.

You may direct questions concerning the terms of the consent solicitation to the Solicitation Agent at its address and telephone number set forth on the back cover page of this prospectus. Any questions or requests for assistance or for additional copies of this prospectus, the letter of consent or related documents may be directed to the Information Agent at its address and telephone number set forth on the back cover page of this prospectus. A holder of Securities may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the consent solicitation.

Please deliver the letters of consent to the Information Agent, and not to IMC, PLP, the Trustees or the Solicitation Agent.

DESCRIPTION OF THE AMENDED SECURITIES

The following descriptions are of the Securities and Indentures, as amended by the applicable Amendments, and references to the Securities and Indentures in this section are references to the same, as amended by the Amendments pursuant to the applicable supplemental indentures. The following descriptions are qualified by reference to the full provisions of the Indentures, and the forms of supplemental indentures, which are exhibits to the registration statement of which this prospectus forms a part.

Description of High-Yield Notes

You can find the definitions of certain terms used in this description under the subheading “—Certain Definitions.” In addition, certain other terms used in this description are defined throughout this description. In this description, the phrase “IMC” refers only to Mosaic Global Holdings Inc. (formerly known as IMC Global Inc.) and not to any of its subsidiaries.

IMC issued $417.5 million aggregate principal amount of its 11.250% Senior Notes due 2011 (the “2011 Notes”) under an indenture, as amended or supplemented from time to time (the “2011 Indenture”), dated May 17, 2001, among IMC, the guarantors named therein and The Bank of New York, as trustee, $400.0 million aggregate principal amount of its 10.875% Senior Notes due 2008 (the “2008 Notes”) under an indenture, as amended or supplemented from time to time (the “2008 Indenture”), dated May 17, 2001, among IMC, the guarantors named therein and The Bank of New York, as trustee, and $400.0 million aggregate principal amount of its 10.875% Senior Notes due 2013 (the “2013 Notes” and, together with the 2011 Notes and the 2008 Notes, the “High-Yield Notes”) under an indenture, as amended or supplemented from time to time (the “2013 Indenture” and, together with the 2011 Indenture and the 2008 Indenture the “High-Yield Indentures”), dated August 1, 2003, among IMC, the guarantors named therein and BNY Midwest Trust Company, as trustee. The trustees for the High-Yield Indentures are collectively referred to as the “Trustee.”

The following description is a summary of the material provisions of the High-Yield Indentures, as each is amended by the applicable proposed Amendments (to be set forth in supplemental indentures) which will become operative upon satisfaction of the conditions set forth in this prospectus under the heading “Description of the Consent Solicitation—Conditions to the Consent Solicitation.” The Amendments with respect to any series of High-Yield Notes are anticipated to become operative on the earliest date following the Expiration Time on which the conditions to the consent solicitation described in this prospectus with respect to such series are satisfied or waived. In this section, the High-Yield Indentures, as amended by the Amendments, are referred to collectively as the “Indenture,” the High-Yield Notes are referred to collectively as the “Notes” and each series of High-Yield Notes is referred to as a “Series” of Notes.

The Amendments constitute material changes to the terms of the Notes. To better appreciate the scope of the Amendments, please read Annex A or Annex B to this prospectus, as applicable to you. These Annexes highlight the Amendments through markings of the substantive changes from the current terms of the Notes. Specifically, Annex A relates to the 2008 Notes and 2011 Notes and Annex B relates to the 2013 Notes.

The Notes will include those terms stated in the Indenture as it relates to the Notes and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

The summary below does not (and the marked versions of the current terms of the Notes contained in Annex A and Annex B to this prospectus do not) restate the Indenture in its entirety. You are urged to read the Indenture because it, and not this description (or the marked versions in Annexes A and B), defines your rights as holders of Notes. Copies of the Indenture will be available upon written request to the Information Agent and are exhibits to the registration statement of which this prospectus forms a part.

Brief Description of the Notes and the Note Guarantees

The Notes

The Notes will continue to be:

•	general unsecured obligations of IMC;

•	equal in right of payment to all existing and future unsecured obligations of IMC that are not, by their terms, expressly subordinated in right of payment to the Notes (including, with respect to any Series of Notes, Notes of each other Series);

•	senior in right of payment to all future obligations of IMC that are, by their terms, expressly subordinated in right of payment to the Notes; and

•	effectively junior in right of payment to all of IMC’s secured Indebtedness and other obligations to the extent of the value of the assets securing such Indebtedness and other obligations.

The Guarantees

The Notes will be guaranteed by each of the Subsidiary Guarantors and Affiliate Guarantors.

The Note Guarantee of each Guarantor will be:

•	general unsecured obligations of such Guarantor;

•	equal in right of payment to all existing and future unsecured obligations of such Guarantor that are not, by their terms, expressly subordinated in right of payment to such Note Guarantee;

•	senior in right of payment to any future obligations of such Guarantor that are, by their terms, expressly subordinated in right of payment to the Note Guarantees; and

•	effectively junior in right of payment to all of such Guarantor’s secured Indebtedness and other obligations to the extent of the value of the assets securing such Indebtedness and other obligations.

As of September 30, 2004, IMC and the Subsidiary Guarantors had indebtedness on IMC’s consolidated balance sheet of approximately $2,093.4 million, of which approximately $268.3 million was secured and none of which was subordinated. In addition, as of September 30, 2004, IMC had approximately $129.2 million of borrowing capacity under its revolving credit facilities. IMC and its Subsidiaries may also incur additional secured and unsecured debt from time to time.

As of August 31, 2004, the Affiliate Guarantors had approximately $13.8 million of indebtedness (excluding trade payables). The Affiliate Guarantors will not be subject to the covenants described herein other than their respective guarantees of the payment obligations under the Notes. As such, unless an Affiliate Guarantor becomes a Restricted Subsidiary of IMC or otherwise assumes the obligations of IMC or a Restricted Subsidiary under the Indenture pursuant to the “Merger, Consolidation and Sale of Assets” covenant, nothing contained in the Indenture will limit the amount of additional debt (secured or unsecured) that such Affiliate Guarantor may incur from time to time or limit its ability to sell or otherwise dispose of assets or pay dividends from time to time. See “Risk Factors—Risks Related to the Consent

Solicitation and the Guarantees—The Affiliate Guarantors will not be subject to the covenants in the Indentures, other than the terms of the Guarantees” and “—The proposed Amendments would permit IMC and its subsidiaries to transfer their assets to Mosaic and its other subsidiaries under certain conditions, where they will no longer be subject to the covenants of the Indentures (including the High Yield Indentures).”

All of the Subsidiaries of IMC (other than IMC Phosphates MP Inc. and Pure Water Technology Holding Company) will continue to be “Restricted Subsidiaries” and will continue to be subject to the covenants described herein, provided, however, that the Phosphates Entities, to the extent they are Subsidiaries of IMC, will not be “Restricted Subsidiaries” of IMC. See “—Certain Covenants Before Fall-Away Event” and “—Certain Covenants Before and After Fall-Away Event.” However, under certain circumstances IMC will be permitted to designate certain of its additional Subsidiaries as “Unrestricted Subsidiaries.” Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the Indenture.

Principal, Maturity and Interest

The Indenture provides for the issuance of an unlimited amount of additional Notes of each Series having identical terms and conditions to the Notes of such Series (the “Additional Notes”), subject to compliance with the covenants contained in the Indenture, including without limitation, “—Certain Covenants Before Fall-Away Event—Limitation on Incurrence of Additional Indebtedness.” Additional Notes of any Series issued hereafter will be part of the same issue as the Notes of such Series and will vote on all matters with the Notes of such Series.

The 2008 Notes will mature on June 1, 2008, the 2011 Notes will mature on June 1, 2011 and the 2013 Notes will mature on August 1, 2013.

Notes are issued in denominations of $1,000 and integral multiples of $1,000.

Interest accrues on the 2008 Notes at the rate of 10.875% per annum and on the 2011 Notes at the rate of 11.250% per annum and in each case is payable semi-annually in arrears on June 1 and December 1. IMC makes each interest payment to the holders of record of the 2008 Notes and the 2011 Notes on the immediately preceding May 15 and November 15.

Interest on the 2013 Notes accrues at the rate of 10.875% per annum. Interest on the 2013 Notes is payable semi-annually in arrears on February 1 and August 1. IMC makes each interest payment to the holders of record of the 2013 Notes on the immediately preceding January 15 and July 15.

Interest on the Notes accrues from the date it was most recently paid. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.

Note Guarantees

The Notes will be jointly and severally guaranteed by (a) the Subsidiary Guarantors and (b) the Affiliate Guarantors. Most of the IMC Domestic Subsidiaries will be Guarantors. See the definition of “Subsidiary Guarantors” and “Affiliate Guarantors” under “—Certain Definitions” for a list of the Guarantors. At September 30, 2004, the Subsidiary Guarantors (not including the assets of the IMC Phosphates Business, all or a portion of which may be contributed to the Phosphates Entities in a Phosphates Combination Transaction) accounted for approximately 32% of the total assets of IMC and its Subsidiaries. At September 30, 2004, the assets of the IMC Phosphates Business accounted for approximately 54% of the total assets of IMC and its Subsidiaries. At August 31, 2004, after giving pro forma effect to the Cargill transactions assuming they had happened on that date, the assets of the

Cargill Fertilizer Businesses that will be held by the Affiliate Guarantors, when taken together with the assets of IMC and its Restricted Subsidiaries, accounted for approximately 91% of the consolidated total assets of Mosaic. However, the Indenture does not limit the Affiliate Guarantors’ ability to sell or otherwise dispose of assets.

The obligations of each Guarantor under its Note Guarantee will be limited as necessary to prevent that Note Guarantee from constituting a fraudulent conveyance under applicable law.

The Note Guarantee of any Guarantor will be automatically and unconditionally released and discharged upon any of the following:

(i)	in the case of a Subsidiary Guarantor only, any sale, exchange or transfer by IMC or any Restricted Subsidiary, to any Person that is not an Affiliate of IMC of at least 80% of the Capital Stock of, or all or substantially all the assets of, such Subsidiary Guarantor, which sale, exchange or transfer is made in accordance with the Indenture; provided that if IMC or any Restricted Subsidiary intends to comply with the “Limitation on Asset Sales” covenant by making an investment or expenditure in Replacement Assets, IMC or such Restricted Subsidiary must deliver to the Trustee a written agreement that it will make such investment or expenditure within the time frame set forth in the “Limitation on Asset Sales” covenant;

(ii)	the occurrence of the Fall-Away Event, but only if such Subsidiary Guarantor or Affiliate Guarantor, as the case may be, (x) is released from all of its guarantees of IMC’s obligations (other than as a result of payment under any such guarantee) and (y) is not otherwise, in the case of a Subsidiary Guarantor, an obligor under the Credit Agreement or, in the case of an Affiliate Guarantor, a guarantor under the Credit Agreement;

(iii)	in the case of a Subsidiary Guarantor only, the designation of such Subsidiary Guarantor as an Unrestricted Subsidiary in accordance with the provisions of the Indenture;

(iv)	in the case of an Affiliate Guarantor (other than Mosaic) only, any sale, exchange or transfer by Mosaic or any Subsidiary of Mosaic, to any Person that is not an Affiliate of Mosaic of at least 80% of the Capital Stock of, or all or substantially all the assets of, such Affiliate Guarantor; or

(v)	in the case of Affiliate Guarantors, in connection with a Change of Control (of the type set forth in clause (1), (3) or (4) of the definition thereof), on the Change of Control Payment Date, provided that such Change of Control and the related Change of Control Offer are conducted in compliance with the Indenture.

Not all of IMC’s Subsidiaries guarantee the Notes. Non-guarantor Subsidiaries of IMC have no obligations to make payments to IMC or in respect of the Notes. In the event of a bankruptcy, liquidation or reorganization of any non-guarantor Subsidiary of IMC, the creditors of such Subsidiary (including trade creditors) will generally be entitled to payment of their claims from the assets of such Subsidiary before any assets are made available for distribution to IMC as a stockholder. After paying its own creditors, a non-guarantor Subsidiary of IMC may not have any remaining assets available for payment to IMC and as a result IMC may not have enough assets to be able to pay you as a holder of Notes. As a result, the Notes are effectively junior in right of payment to the obligations of non-guarantor Subsidiaries of IMC. At September 30, 2004, IMC’s non-guarantor Subsidiaries had no indebtedness owed to third parties.

Not all of Mosaic’s Subsidiaries will guarantee the Notes as Affiliate Guarantors. Non-guarantor Subsidiaries of Mosaic have no obligations to make payments to Mosaic in respect of its Note Guarantee. In the event of a bankruptcy, liquidation or reorganization of any non-guarantor Subsidiary of Mosaic, the creditors of such Subsidiary (including trade creditors) will generally be entitled to payment of their claims from the assets of such Subsidiary before any assets are made available for distribution to Mosaic as a stockholder. After paying its own creditors, a non-guarantor Subsidiary of Mosaic may not have any remaining assets available for payment to Mosaic and as a result Mosaic may not have enough assets to be able to make payments on its Note Guarantee. As a result, the Note Guarantee of Mosaic is effectively junior in right of payment to the obligations of its non-guarantor Subsidiaries. At August 31, 2004, the indebtedness (excluding trade payables) of the Cargill Fertilizer Businesses’ non-guarantor entities owed to third parties was approximately $27.3 million. In addition, Mosaic and its Subsidiaries will not be subject to the restrictive covenants of the Indenture and will therefore be free to incur additional indebtedness, sell assets and pay dividends.

Under the circumstances described in the “Limitation on Guarantees by Restricted Subsidiaries” covenant below, certain of IMC’s existing Restricted Subsidiaries and those Subsidiaries which may be acquired or organized in the future that currently do not guarantee the Notes may be required to guarantee the Notes in the future.

Optional Redemption

2008 Notes

The 2008 Notes are not redeemable at the option of IMC prior to maturity.

2011 Notes

The 2011 Notes are not redeemable at the option of IMC prior to June 1, 2006. On or after June 1, 2006, IMC may redeem all or a part of the 2011 Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest on the 2011 Notes to be redeemed, if any, to the redemption date, if redeemed during the 12-month period beginning on June 1 in the years indicated below:

Year	Redemption Price
2006	105.625%
2007	103.750%
2008	101.875%
2009 and thereafter	100.000%

2013 Notes

The 2013 Notes are not redeemable at the option of IMC prior to August 1, 2008. On or after August 1, 2008, IMC may redeem all or a part of the 2013 Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest on the 2013 Notes to be redeemed, if any, to the redemption date, if redeemed during the 12-month period beginning on August 1 in the years indicated below:

Year	Redemption Price
2008	105.438%
2009	103.625%
2010	101.813%
2011 and thereafter	100.000%

IMC may acquire Notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, so long as such acquisition does not otherwise violate the terms of the Indenture.

In the event that fewer than all of the Notes of any Series will be redeemed, the Notes of that Series will be selected for redemption by the Trustee, if the Notes of that Series are listed on a national securities exchange, in accordance with the rules of such exchange or, if the Notes of that Series are not so listed, either pro rata or by lot or such other method as the Trustee deems fair and appropriate.

Repurchase at the Option of Holders upon Change of Control

If a Change of Control occurs, each holder of Notes will have the right to require IMC to purchase all or any part (equal to $1,000 or an integral multiple thereof) of that holder’s Notes pursuant to the offer described below (the “Change of Control Offer”) and the other procedures required by the Indenture. In the Change of Control Offer, IMC will offer a payment (the “Change of Control Payment”) in cash equal to 101% of the aggregate principal amount of the Notes purchased, plus accrued and unpaid interest on such Notes, if any, to the date of purchase (the “Change of Control Payment Date”). Within 30 days following any Change of Control, IMC will mail a notice to each holder describing the transaction(s) that constitute the Change of Control and offering to purchase Notes on the Change of Control Payment Date specified in such notice, pursuant to the procedures required by the Indenture and described in such notice. IMC will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable to the purchase of the Notes as a result of a Change of Control.

On the Change of Control Payment Date, IMC will, to the extent lawful:

•	accept for payment all Notes or portions of Notes properly tendered in the Change of Control Offer;

•	deposit with the paying agent an amount equal to the Change of Control Payment for all Notes or portions of Notes tendered; and

•	deliver or cause to be delivered to the Trustee the Notes so accepted together with an officers’ certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by IMC.

The paying agent will promptly mail to each holder of Notes tendered the Change of Control Payment for them, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any. Each such new Note will be in a principal amount of $1,000 or an integral multiple of $1,000.

Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders of Notes to require that IMC purchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

IMC will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by IMC and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

Notwithstanding the foregoing, IMC will not be required to make a Change of Control Offer, as provided above, if, in connection with or in contemplation of any Change of Control, it has made an offer to purchase (an “Alternate Offer”) any and all Notes validly tendered at a cash price equal to or higher than the Change of Control Payment and has purchased all Notes properly tendered in accordance with the terms of such Alternate Offer.

The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the assets of IMC and its Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require IMC to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of IMC and its Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.

This covenant will not apply after the Fall-Away Event.

Selection and Notice

If less than all of the Notes of any Series are to be redeemed at any time, the Trustee will select Notes of that Series for redemption as follows:

•	if the Notes of that Series are listed, in compliance with the requirements of the principal national securities exchange on which the Notes of that Series are listed; or

•	if the Notes of that Series are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate.

No Notes of $1,000 or less will be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Fall-Away Event

After the Fall-Away Event, the provisions of the Indenture described under “—Repurchase at the Option of Holders upon Change of Control” and “—Certain Covenants Before Fall-Away Event” will not apply. The provisions of the Indenture described under “—Certain Covenants Before and After Fall-Away Event” will apply at all times so long as any Notes remain outstanding. In addition, the Note Guarantee of each Guarantor will be automatically and unconditionally released and discharged upon the occurrence of the Fall-Away Event, but only if such Subsidiary Guarantor or Affiliate Guarantor, as the case may be, (x) is released from all of its guarantees of IMC’s obligations (other than as a result of payment under any such guarantee) and (y) is not otherwise, in the case of a Subsidiary Guarantor, an obligor under the Credit Agreement or, in the case of an Affiliate Guarantor, a guarantor under the Credit Agreement.

The “Fall-Away Event” shall be deemed to have occurred when:

(1)	the Notes have Investment Grade Ratings from both Rating Agencies;

(2)	no Default has occurred and is continuing; and

(3)	IMC has delivered an officers’ certificate to the Trustee certifying that the conditions set forth in clauses (1) and (2) above are satisfied.

Certain Covenants Before Fall-Away Event

Set forth below are summaries of certain covenants contained in the Indenture that will apply before the Fall-Away Event occurs.

Limitation on Incurrence of Additional Indebtedness.    IMC will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, incur any Indebtedness other than Permitted Indebtedness; provided, however, that if no Default has occurred and is continuing at the time of or would occur as a consequence of the incurrence of any such Indebtedness, IMC or any Subsidiary Guarantor may incur Indebtedness (including Acquired Indebtedness), and Restricted Subsidiaries which are not Guarantors may incur Acquired Indebtedness, in each case if, after giving effect to the incurrence thereof, the Consolidated Fixed Charge Coverage Ratio of IMC is at least 2.0 to 1.0 (the “Coverage Ratio Exception”).

IMC will not, directly or indirectly, in any event incur any Indebtedness that purports to be by its terms (or by the terms of any agreement governing such Indebtedness) subordinated to any other Indebtedness of IMC unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) subordinated to the Notes to the same extent and in the same manner as such Indebtedness is subordinated to such other Indebtedness of IMC.

No Subsidiary Guarantor will, directly or indirectly, in any event incur any Indebtedness that purports to be by its terms (or by the terms of any agreement governing such Indebtedness) subordinated to any other Indebtedness of such Subsidiary Guarantor unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) subordinated to the Note Guarantee of such Subsidiary Guarantor to the same extent and in the same manner as such Indebtedness is subordinated to such other Indebtedness of such Subsidiary Guarantor.

Notwithstanding any other provision in this covenant, the maximum amount of Indebtedness that IMC or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded as a result of fluctuations in the exchange rates of currencies. For purposes of determining compliance with this covenant:

(a) the outstanding principal amount of any particular Indebtedness shall be counted only once and any obligation arising under any guarantee, Lien, letter of credit or similar instrument supporting such Indebtedness shall be disregarded; and

(b) in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (3) through (19) of the definition of Permitted Indebtedness or is entitled to be incurred pursuant to the Coverage Ratio Exception, IMC shall, in its sole discretion, classify such item of Indebtedness in any manner that complies with this covenant (provided that all outstanding Indebtedness under the Credit Agreement on May 17, 2001 shall be deemed to have been incurred pursuant to clause (3) of the definition of Permitted Indebtedness) and may later reclassify such item into any one or more of the categories of Permitted Indebtedness described in clauses (3) through (19) of the definition of Permitted Indebtedness (provided that at the time of reclassification it meets the criteria in such category or categories).

This covenant will not apply after the Fall-Away Event.

Limitation on Restricted Payments.    IMC will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, make any Restricted Payment if at the time of such Restricted Payment or immediately after giving effect thereto,

(A) a Default has occurred and is continuing;

(B) IMC is not able to incur at least $1.00 of additional Indebtedness pursuant to the Coverage Ratio Exception; or

(C) the aggregate amount of Restricted Payments made after May 17, 2001, including the fair market value as reasonably determined in good faith by the Board of Directors or a senior officer of IMC of non-cash amounts constituting Restricted Payments, shall exceed the sum of, without duplication,

(1)	50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of IMC from the beginning of the fiscal quarter in which May 17, 2001 occurred through the last day of the most recently ended fiscal quarter for which internal financial statements are available at the time of the Restricted Payment (treating such period as a single accounting period); plus

(2)	100% of the aggregate net cash proceeds received by IMC from any Person (other than a Subsidiary of IMC) from the issuance and sale subsequent to May 17, 2001 of Qualified Capital Stock of IMC or from a contribution to its common equity capital (other than of the type set forth in clause (7) of the next succeeding paragraph); plus

(3)	the amount by which Indebtedness of IMC or any of its Restricted Subsidiaries incurred after May 17, 2001 is reduced on IMC’s consolidated balance sheet upon the conversion or exchange (other than by a Subsidiary of IMC) of such Indebtedness into Qualified Capital Stock plus the net proceeds (including the fair market value of assets other than cash) received by IMC from the issuance and sale of convertible or exchangeable Disqualified Capital Stock that has been converted into or exchanged for Qualified Capital Stock (other than Disqualified Capital Stock sold to a Subsidiary of IMC), in each case, less the amount of any cash, or the fair market value of any other assets, distributed by IMC or any of its Restricted Subsidiaries upon such conversion or exchange; plus

(4)	to the extent not otherwise included in the calculation of Consolidated Net Income for purposes of clause (1) above, 100% of the aggregate net proceeds (including the fair market value of assets other than cash) received by IMC or any of its Restricted Subsidiaries upon the sale or other disposition of any Investment made by IMC and its Restricted Subsidiaries since May 17, 2001; provided, however, that the foregoing sum shall not exceed, in the case of any investee, the aggregate amount of Investments previously made (and treated as a Restricted Payment) by IMC or any of its Restricted Subsidiaries in such investee subsequent to May 17, 2001; plus

(5)	to the extent not otherwise included in the calculation of Consolidated Net Income for purposes of clause (1) above, an amount equal to the sum of (x) the net reduction in Investments in Unrestricted Subsidiaries of IMC resulting from dividends, repayments of loans or advances or other transfers of assets, in each case to IMC or any of its Restricted Subsidiaries from Unrestricted Subsidiaries of IMC, and (y) the fair market value of the net assets of an Unrestricted Subsidiary of IMC at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary multiplied by IMC’s proportionate interest in such Subsidiary; provided, however, that the foregoing sum shall not exceed, in the case of any Unrestricted Subsidiary, the aggregate amount of Investments previously made (and treated as a Restricted Payment) by IMC or any of its Restricted Subsidiaries in such Unrestricted Subsidiary subsequent to May 17, 2001.

Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph do not prohibit:

(1)	the payment of any dividend within 90 days after the date of declaration of such dividend if the dividend would have been permitted on the date of declaration;

(2)	the acquisition of any Capital Stock of IMC, either (A) solely in exchange for Qualified Capital Stock of IMC or (B) if no Default has occurred and is continuing, through the application of the net proceeds of a substantially concurrent issuance and sale for cash (other than to a Subsidiary of IMC) of Qualified Capital Stock of IMC;

(3)	the acquisition of any Indebtedness of IMC or any Subsidiary Guarantor that is subordinate or junior in right of payment to the Notes or the Note Guarantee of such Subsidiary Guarantor, as the case may be, either (A) solely in exchange for Qualified Capital Stock of IMC or Refinancing Indebtedness in respect of such Indebtedness, or (B) if no Default has occurred and is continuing, through the application of net proceeds of a substantially concurrent sale or incurrence for cash (other than to a Subsidiary of IMC) of (x) Qualified Capital Stock of IMC or (y) Refinancing Indebtedness in respect of such Indebtedness;

(4)	if no Default has occurred and is continuing or would occur as a consequence thereof, the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Capital Stock) issued on or after May 17, 2001; provided that, at the time of such issuance, IMC, after giving effect to such issuance on a pro forma basis, would be able to incur at least $1.00 of additional Indebtedness pursuant to the Coverage Ratio Exception;

(5)	Restricted Payments by IMC and/or its Restricted Subsidiaries, on the one hand, to an Affiliate Guarantor, on the other, to fund or otherwise support ordinary course of business operations of the Affiliate Guarantors (including without limitation working capital requirements of the Affiliate Guarantors but excluding (x) the funding of any Mosaic Restricted Dividend, (y) the funding of an Investment by such Affiliate Guarantors in Subsidiaries of Mosaic that are not Affiliate Guarantors unless such Investment would be permitted to be made by IMC and/or its Restricted Subsidiaries pursuant to clause (6) below and (z) the funding of a payment or contribution to IMC or its Restricted Subsidiaries of the type set forth in clause (7) below);

(6)	(a) inter-company loans made by IMC and/or its Restricted Subsidiaries, on the one hand, to Subsidiaries of Mosaic that are not Affiliate Guarantors, on the other, to fund or otherwise support ordinary course of business operations of such Subsidiaries (including without limitation working capital requirements of such Subsidiaries but excluding (x) the funding of any Mosaic Restricted Dividend and (y) the funding of a payment or contribution to IMC or its Restricted Subsidiaries of the type set forth in clause (7) below) and (b) inter-company loans in an aggregate amount not to exceed $200.0 million at any time outstanding made by IMC and/or its Restricted Subsidiaries, on the one hand, to Mosaic and/or any of its Subsidiaries, on the other, to fund or otherwise support non-ordinary course of business transactions (including without limitation acquisitions and capital expenditures by Mosaic or its Subsidiaries but excluding (x) the funding of any Mosaic Restricted Dividend and (y) the funding of a payment or contribution to IMC or its Restricted Subsidiaries of the type set forth in clause (7) below), provided that in the case of any inter-company loan or series of related inter-company loans set forth in this clause (6) which in the aggregate exceed $5.0 million, the terms of such loans shall be no less favorable to IMC and its Restricted Subsidiaries, taken as a whole, as would be available to IMC and its Restricted Subsidiaries were it making such loans to a non-Affiliate at fair market value, as reasonably determined in good faith by the Board of Directors or a senior officer of IMC;

(7)

Restricted Payments made substantially concurrently with or promptly following the receipt by IMC and/or its Restricted Subsidiaries of, and in an aggregate amount not exceeding the amount of, (i) any cash contribution from Mosaic and/or any of its Subsidiaries (other than IMC and/or its Restricted Subsidiaries), and/or (ii) any cash distribution (a) from any of Mosaic’s Subsidiaries (other than IMC and/or its Restricted Subsidiaries) and/or (b) from or in respect of any other Investment permitted by this clause (7), and/or (iii) any cash payment in whole or in part of any principal, interest or other amounts in respect of Indebtedness that is an Investment permitted by this clause (7);

(8)	repurchases of Capital Stock deemed to occur upon the exercise of stock options if such Capital Stock represents a portion of the exercise price thereof and repurchases of Capital Stock deemed to occur upon the withholding of a portion of the Capital Stock granted or awarded to an employee to pay for the taxes payable by such employee upon such grant or award; and

(9)	additional Restricted Payments in an aggregate amount not to exceed $60.0 million since the Operative Date.

Issuances of Capital Stock or equity contributions pursuant to any clause in this paragraph shall not increase the amount available for Restricted Payments under clause (C) of the immediately preceding paragraph.

Not later than the date of making any Restricted Payment pursuant to clause (C) of the second preceding paragraph, IMC shall deliver to the Trustee an officers’ certificate stating that such Restricted Payment complies with the Indenture and setting forth in reasonable detail the basis upon which the required calculations were computed.

This covenant will not apply after the Fall-Away Event.

Limitation on Asset Sales.    IMC will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)	IMC or the applicable Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets that are sold or otherwise disposed of, as reasonably determined in good faith by the Board of Directors or a senior officer of IMC; and

(2)	at least 75% of the consideration received by IMC or the applicable Restricted Subsidiary from the Asset Sale is in the form of cash or Cash Equivalents; provided that in the case of the sale of all of the IMC Salt Business Unit, in the alternative, up to 35% of the consideration received by IMC or the applicable Restricted Subsidiary in the sale may be in the form of Capital Stock of the Person that will hold the IMC Salt Business Unit and Ogden following the Asset Sale if the remainder is in the form of cash or Cash Equivalents; provided, further, that the requirement in this clause (2) shall not apply in the case of the sale of all or any part of the IMC Chemicals Business Unit.

For the purposes of clause (2) above, the amount of any Indebtedness shown on the most recent applicable balance sheet of IMC or the applicable Restricted Subsidiary, other than Indebtedness that is by its terms subordinated to the Notes or any Note Guarantee, that is assumed by the transferee of any such assets will be deemed to be cash.

Additionally, IMC or such Restricted Subsidiary, as the case may be, must apply the Net Cash Proceeds from each Asset Sale to:

(i)	repay Indebtedness under the Credit Agreement;

(ii)	repay (including by purchase) secured obligations;

(iii)	repay (including by purchase) any Indebtedness of any Restricted Subsidiary that is not a Guarantor; and/or

(iv)	make an investment in or expenditures for assets (including Capital Stock of any entity) that replace the assets that were the subject of the Asset Sale or in assets

(including Capital Stock of any entity) that will be used in the business of IMC and its Subsidiaries as existing on May 17, 2001 or in businesses reasonably related thereto (“Replacement Assets”).

Any Net Cash Proceeds that IMC does not apply, or decides not to apply, in accordance with the preceding paragraph will constitute a “Net Proceeds Offer Amount.” The 366th day after an Asset Sale or any earlier date on which the Board of Directors of IMC determines not to apply the Net Cash Proceeds in accordance with the preceding paragraph is a “Net Proceeds Offer Trigger Date.” When the aggregate Net Proceeds Offer Amount is equal to or exceeds $25.0 million, IMC must make an offer to purchase (the “Net Proceeds Offer”) on a date that is not less than 30 days nor more than 45 days following the applicable Net Proceeds Offer Trigger Date, from

•	all holders of Notes and

•	all holders of other Indebtedness (“Other Indebtedness”) that

-	is not, by its terms, expressly subordinated in right of payment to the Notes and

-	contains provisions requiring that an offer to purchase such Other Indebtedness be made with the proceeds from the Asset Sale,

on a pro rata basis, the maximum principal amount of Notes and Other Indebtedness that may be purchased with the Net Proceeds Offer Amount. The offer price for Notes in any Net Proceeds Offer will be equal to 100% of the principal amount of the Notes to be purchased, plus any accrued and unpaid interest on such Notes, if any, to the date of purchase.

The following events will be deemed to constitute an Asset Sale and the Net Cash Proceeds for such Asset Sale must be applied in accordance with this covenant:

•	in the event any non-cash consideration received by IMC or any Restricted Subsidiary of IMC in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), or

•	in the event of the transfer of substantially all, but not all, of the assets of IMC and its Restricted Subsidiaries as an entirety to a Person in a transaction permitted under the “Merger, Consolidation and Sale of Assets” covenant, and as a result thereof IMC is no longer an obligor on the Notes, the successor corporation shall be deemed to have sold the assets of IMC and its Restricted Subsidiaries not so transferred for purposes of this covenant, and shall comply with the provisions of this covenant with respect to such deemed sale as if it were an Asset Sale. In addition, the fair market value of such assets of IMC or its Restricted Subsidiaries deemed to be sold shall be deemed to be Net Cash Proceeds for purposes of this covenant.

Notwithstanding the provisions described in the immediately preceding paragraphs, IMC and its Restricted Subsidiaries may consummate an Asset Sale without complying with such provisions to the extent that

•	at least 75% of the consideration for such Asset Sale constitutes Replacement Assets; and

•	such Asset Sale is for fair market value.

Any cash consideration that does not constitute Replacement Assets that is received by IMC or any of its Restricted Subsidiaries in connection with any Asset Sale permitted under this paragraph will constitute Net Cash Proceeds and will be subject to the provisions described in the preceding paragraphs.

Each Net Proceeds Offer will be mailed to the record holders as shown on the register of holders within 30 days following the Net Proceeds Offer Trigger Date, with a copy to the Trustee, and shall comply with the procedures set forth in the Indenture. Upon receiving notice of the Net Proceeds Offer, holders may elect to tender their Notes in whole or in part in integral multiples of $1,000, as the case may be, in exchange for cash. To the extent holders properly tender Notes and Other Indebtedness in an amount exceeding the Net Proceeds Offer Amount, Notes and Other Indebtedness of tendering holders will be purchased on a pro rata basis (based on amounts tendered). A Net Proceeds Offer shall remain open for a period of 20 business days or such longer period as may be required by law.

IMC will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Limitation on Asset Sales” covenant, IMC shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the “Limitation on Asset Sales” provisions of the Indenture by virtue thereof.

This covenant will not apply after the Fall-Away Event.

Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries.    IMC will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary of IMC to:

•	pay dividends or make any other distributions on or in respect of its Capital Stock to IMC or any of its Restricted Subsidiaries;

•	make loans or advances or pay any Indebtedness or other obligations owed to IMC or any of its Restricted Subsidiaries; or

•	transfer any of its assets to IMC or any of its Restricted Subsidiaries,

except for such encumbrances or restrictions existing under or by reason of:

(1)	applicable laws, rules and regulations;

(2)	any provision contained in the Indenture;

(3)	customary provisions of any contract or lease (other than a capital lease or a lease in a sale and leaseback transaction) governing a leasehold interest of IMC or any of its Restricted Subsidiaries;

(4)	any agreements existing at the time of acquisition of any Person or the assets of the Person so acquired (including agreements governing Acquired Indebtedness), which encumbrance or restriction is not applicable to any Person, or the assets of any Person, other than the Person or the assets or Capital Stock of the Person so acquired;

(5)	agreements existing on May 17, 2001 to the extent and in the manner such agreements are in effect on such date;

(6)	restrictions imposed by any agreement to sell assets permitted under the Indenture relating to such assets pending the closing of such sale;

(7)	Indebtedness or other contractual requirements of a Securitization Entity in connection with a Qualified Securitization Transaction; provided that such restrictions apply only to such Securitization Entity;

(8)	Liens incurred in accordance with the “Limitations on Liens and Sale and Leaseback Transactions” covenant;

(9)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(10)	the Credit Agreement as in effect on May 17, 2001;

(11)	any restriction under an agreement governing Indebtedness of a Foreign Subsidiary incurred in compliance with the “Limitation on Incurrence of Additional Indebtedness” covenant;

(12)	customary restrictions in Capitalized Lease Obligations, security agreements or mortgages securing Indebtedness of IMC or any of its Restricted Subsidiaries to the extent such restrictions restrict the transfer of the property subject to such Capitalized Lease Obligations, security agreements or mortgages;

(13)	customary provisions in joint venture agreements and other similar agreements, in each case relating solely to the respective joint venture or similar entity or the equity interests therein; provided that this clause (13) shall not affect the limitation in clause (5) of the definition of “Permitted Investments”;

(14)	contracts entered into in the ordinary course of business, not relating to Indebtedness, and that do not, individually or in the aggregate, detract from the value of assets of IMC or any of its Restricted Subsidiaries in any manner material to IMC or any of its Restricted Subsidiaries;

(15)	purchase money obligations for property acquired in the ordinary course of business that impose encumbrances or restrictions on the ability of any Restricted Subsidiary of IMC to transfer the property so acquired to IMC or any of its other Restricted Subsidiaries; and

(16)	an agreement governing Indebtedness incurred to Refinance the Indebtedness incurred pursuant to an agreement referred to in clause (2), (4), (5), (10) or (15) above; provided, however, that the provisions relating to such encumbrance or restriction contained in any such Refinancing Indebtedness are not materially less favorable to the holders of Notes in the aggregate as reasonably determined by the Board of Directors or a senior officer of IMC in their good faith judgment than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clause (2), (4), (5), (10) or (15).

The encumbrances and restrictions existing as of the date hereof under the Credit Agreement are described under “Description of Certain Other Indebtedness” and in IMC’s Annual Report on Form 10-K, as amended by Amendment No. 1 on Form 10-K/A, for the year ended December 31, 2003 under Note 11 to IMC’s consolidated financial statements.

In addition, IMC will use its commercially reasonable efforts, consistent with its contractual obligations and fiduciary duties to its joint ventures, not to permit any of its joint ventures that are not Restricted Subsidiaries of IMC (excluding any joint ventures of Mosaic or its Subsidiaries (other than IMC and its Subsidiaries) existing as of the Operative Date that on or after the Operative Date become joint ventures of IMC in accordance with the provisions of the Indenture (to the extent the restrictions set forth below exist on the Operative Date)) to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any restriction on the ability of such joint venture to:

•	pay dividends or make any other distributions to IMC or any of its Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits;

•	make loans or advances or pay any Indebtedness owed to IMC or any of its Restricted Subsidiaries; or

•	transfer any of its assets to IMC or any of its Restricted Subsidiaries,

except for those restrictions existing under or by reason of:

(1)	such joint venture’s joint venture agreement or its credit facility, or

(2)	the restrictions described in clauses (1) through (16), as applicable, of the first sentence of this covenant (assuming that references therein to Restricted Subsidiary were references to such joint venture).

This covenant will not apply after the Fall-Away Event.

Limitation on Transactions with Affiliates.    IMC will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions with, or for the benefit of, any of its Affiliates (each, an “Affiliate Transaction”), other than

•	Affiliate Transactions described in the last paragraph of this covenant; and

•	Affiliate Transactions on terms that are no less favorable to IMC or the relevant Restricted Subsidiary than those terms that would reasonably have been obtained at that time in a comparable transaction by IMC or the relevant Restricted Subsidiary and an unrelated Person.

The Board of Directors or a senior officer of IMC must approve each Affiliate Transaction that involves aggregate payments or other assets with a fair market value in excess of $15.0 million. This approval must be evidenced by a board resolution that states that such board has determined that the transaction complies with the foregoing provisions.

If IMC or any Restricted Subsidiary of IMC enters into an Affiliate Transaction that involves aggregate payments or other assets with a fair market value in excess of $30.0 million, then prior to the consummation of that Affiliate Transaction, IMC must obtain a favorable opinion from an Independent Financial Advisor as to the fairness of that Affiliate Transaction to the holders of Notes from a financial point of view, and deliver that opinion to the Trustee.

The restrictions described in the preceding paragraphs of this covenant do not apply to:

•	reasonable fees and compensation paid to and indemnity provided on behalf of officers, directors, employees or consultants of IMC or any of its Restricted Subsidiaries as reasonably determined in good faith by the Board of Directors or a senior officer of IMC;

•	transactions exclusively between or among IMC and any of its Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries, provided such transactions are not otherwise prohibited by any provision contained in the Indenture;

•	any agreement in effect on May 17, 2001 as in effect on such date or as thereafter amended in a manner not materially less favorable to the holders of Notes in the aggregate;

•	transactions between IMC and/or its Restricted Subsidiaries, on the one hand, and the Affiliate Guarantors, on the other, in the ordinary course of business and otherwise in compliance with the terms of the Indenture;

•	(a) transactions between IMC and/or its Restricted Subsidiaries, on the one hand, and Subsidiaries of Mosaic that are not Affiliate Guarantors, on the other, in the ordinary course of business and (b) transactions of the type set forth in clause (6) or (7) of the second paragraph of the “Limitation on Restricted Payments” covenant; provided that in the case of any such transaction or series of related transactions of the type set forth in (a) or (b) that involves aggregate payments or other assets with a fair market value in excess of $5.0 million, the terms of such transactions, taken as a whole, are fair to IMC and its Restricted Subsidiaries, taken as a whole, or are on terms no less favorable to IMC and its Restricted Subsidiaries, taken as a whole, than the terms which reasonably would have been obtained from an unrelated party, in each case, as is reasonably determined in good faith by the Board of Directors or a senior officer of IMC;

•	a Phosphates Combination Transaction;

•	the issuance of a guarantee by IMC and/or any of its Restricted Subsidiaries with respect to any Indebtedness of any Affiliate Guarantor, to the extent permitted by the “Limitation on Incurrence of Additional Indebtedness” covenant;

•	Permitted Investments and Restricted Payments made in compliance with the “Limitation on Restricted Payments” covenant;

•	transactions between any of IMC or any of its Subsidiaries and any Securitization Entity in connection with a Qualified Securitization Transaction, in each case provided that such transactions are not otherwise prohibited by the Indenture; and

•	any transaction of the type set forth in clause (7) or (8) of the definition of “Asset Sale.”

This covenant will not apply after the Fall-Away Event.

Limitation on Designations of Unrestricted Subsidiaries.    The Board of Directors of IMC may designate (a “Designation”) any Restricted Subsidiary of IMC (including any newly acquired or newly formed Subsidiary of IMC) to be an Unrestricted Subsidiary of IMC, so long as such Designation would not cause a Default.

For purposes of making the determination of whether such Designation would cause a Default, the portion of the fair market value of the net assets of any Subsidiary of IMC at the time that such Subsidiary is designated an Unrestricted Subsidiary that is represented by the interest of IMC and its Restricted Subsidiaries (excluding Permitted Investments) in such Subsidiary, in each case as determined in good faith by the Board of Directors of IMC, shall be deemed to be a Restricted Payment. Such Designation will only be permitted if such Restricted Payment would be permitted at such time.

The Board of Directors of IMC may revoke any Designation of a Subsidiary of IMC as an Unrestricted Subsidiary (a “Revocation”); provided that:

(a)	no Default has occurred and is continuing at the time of or after giving effect to such Revocation; and

(b)	all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately after such Revocation would, if incurred at such time, have been permitted to be incurred (and shall be deemed to have been incurred) for all purposes of the Indenture.

Any such Designation or Revocation by the Board of Directors of IMC shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors of IMC giving effect to such Designation or Revocation and an officers’ certificate certifying that such Designation or Revocation complied with the foregoing provisions.

Notwithstanding the foregoing, (a) upon consummation of a Phosphates Combination Transaction, the Phosphates Entities, and (b) upon consummation of a Restricted Payment solely (other than a diminimis contribution of capital) of the type set forth in clause (7) of the second paragraph of the “Limitation on Restricted Payments” covenant which results in a Person that is not a Subsidiary of IMC becoming a direct or indirect Subsidiary of IMC, such Person, shall be deemed to be designated as an Unrestricted Subsidiary of IMC without compliance by IMC with the provisions of this “Limitation on Designations of Unrestricted Subsidiaries” covenant.

This covenant will not apply after the Fall-Away Event.

Conduct of Business.    IMC and its Restricted Subsidiaries (other than a Securitization Entity) will not engage in any businesses that are not the same, similar, related or ancillary to the businesses in which IMC and its Restricted Subsidiaries are engaged on May 17, 2001, except to the extent that after engaging in any new business, IMC and its Restricted Subsidiaries, taken as a whole, remain substantially engaged in similar lines of business as are conducted by them on May 17, 2001.

This covenant will not apply after the Fall-Away Event.

Certain Covenants Before and After Fall-Away Event

Set forth below are summaries of certain covenants contained in the Indenture that will apply at all times so long as any Notes remain outstanding.

Limitations on Liens and Sale and Leaseback Transactions.    (a) IMC will not, and will not permit any of its Restricted Subsidiaries to, incur any Liens of any kind other than Permitted Liens upon any Principal Property or any shares of stock or debt of any Restricted Subsidiary owned as of May 17, 2001 or thereafter acquired, unless all payments due under the Notes are secured on an equal and ratable basis with the obligation so secured until such time as such obligation is no longer secured by a Lien.

(b) IMC will not, and will not permit any of its Restricted Subsidiaries to, enter into any arrangement with any Person providing for the leasing by IMC or any Restricted Subsidiary of any Principal Property, except for temporary leases for a term, including any renewal, of not more than five years and except for leases between IMC and a Restricted Subsidiary or between Restricted Subsidiaries, which Principal Property has been or is to be sold or transferred by IMC or such Restricted Subsidiary to such Person (hereinafter, a “Sale and Leaseback Transaction”), unless either

•	IMC or such Restricted Subsidiary would be entitled, in accordance with clause (a) (other than by operation of clause (c)), to incur Indebtedness secured by a Lien on such property without equally and ratably securing the Notes or

•	IMC within 180 days after the effective date of the Sale and Leaseback Transaction applies an amount equal to the Value of such transaction to the voluntary retirement of its Funded Debt.

(c) Notwithstanding clauses (a) and (b), IMC and its Restricted Subsidiaries may incur Indebtedness which would otherwise be subject to the limitation of clause (a) without securing the Notes, or enter into a Sale and Leaseback Transaction which would otherwise be subject to the limitation of clause (b) without retiring Funded Debt, or enter into a combination of such transactions, if the sum of

•	the principal amount of all such Indebtedness incurred after August 1, 1998 and which would otherwise be or have been prohibited by the limitations of clauses (a) and (b), plus

•	the aggregate Value of all such Sale and Leaseback Transactions after August 1, 1998 does not at any such time exceed 10% of the consolidated total assets of IMC and its consolidated Subsidiaries as shown on the most recent audited consolidated balance sheet contained in the latest annual report to the stockholders of IMC.

Limitation on Guarantees by Restricted Subsidiaries.     IMC will not cause or permit any of its Restricted Subsidiaries, directly or indirectly, to guarantee any Indebtedness of IMC (“Guaranteed

Indebtedness”), unless such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture pursuant to which such Restricted Subsidiary guarantees, jointly and severally with all other Guarantors, on the same basis as such Guaranteed Indebtedness is guaranteed, all of IMC’s obligations with respect to the Notes. If the Guaranteed Indebtedness is (x) pari passu with the Notes, then the guarantee of such Guaranteed Indebtedness shall be pari passu with, or subordinated to, the Note Guarantee or (y) subordinated to the Notes, then the guarantee of such Guaranteed Indebtedness shall be subordinated to the Note Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated to the Notes. IMC shall deliver to the Trustee an opinion of counsel that such supplemental indenture has been duly authorized, executed and delivered by such Restricted Subsidiary and, subject to customary exceptions, constitutes a valid and legally binding and enforceable obligation of such Restricted Subsidiary.

Reports to Holders.    Subject to the last paragraph of this covenant, whether or not required by the SEC, so long as any Notes are outstanding, IMC will furnish to the holders of Notes, within the time periods specified in the SEC’s rules and regulations, and make available to securities analysts and potential investors upon request:

•	all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if Mosaic were required to file such forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by Mosaic’s independent registered public accounting firm; and

•	all current reports that would be required to be filed with the SEC on Form 8-K if Mosaic were required to file such reports.

In addition, whether or not required by the SEC, IMC will file a copy of all the information and reports referred to above with the SEC for public availability within the time periods specified in the SEC’s rules and regulations (unless the SEC will not accept such a filing) and make such information available to security analysts and prospective investors upon request after such filing.

After such time as Mosaic is released from its Note Guarantee pursuant to clause (v) of the third paragraph under “—Note Guarantees,” the information and reports to be furnished and filed pursuant to the preceding two paragraphs shall be information and reports with respect to IMC and there shall be no requirement to furnish or file any such information or reports with respect to Mosaic.

Merger, Consolidation and Sale of Assets.    (a) IMC will not, directly or indirectly, consolidate or merge with or into another Person (whether or not IMC is the surviving Person), or sell, assign, lease, transfer, convey or otherwise dispose of all or substantially all of IMC’s assets (determined on a consolidated basis for IMC and its Restricted Subsidiaries), in one or more related transactions, to another Person, unless:

(1)	either:

•	IMC is the surviving Person or

•

the Person (the “Surviving Person”) formed by or surviving any such consolidation or merger (if other than IMC) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation or limited liability company organized or existing under the laws of the United States, any state thereof or the District of Columbia and expressly assumes all of the obligations of IMC under (i) the Notes and the Indenture pursuant to a supplemental indenture reasonably satisfactory to the Trustee and (ii) the Exchange and Registration Rights Agreement pursuant to a joinder agreement thereto;

(2)	immediately after such transaction no Default exists (including, without limitation, after giving effect to any Indebtedness incurred or Liens incurred or granted in connection with such transaction); and

(3)	IMC or the Surviving Person, as the case may be:

•	will have a Consolidated Net Worth immediately after the transaction equal to at least 90% of the Consolidated Net Worth of IMC immediately preceding the transaction; and

•	will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Coverage Ratio Exception;

provided that this clause (3) shall not apply after the Fall-Away Event.

(b) IMC will not cause or permit any Subsidiary Guarantor, directly or indirectly, to consolidate or merge with or into another Person (whether or not such Subsidiary Guarantor is the surviving Person) unless:

(1)	either:

•	such Subsidiary Guarantor is the surviving Person or

•	the Person formed by or surviving any such consolidation or merger (if other than such Subsidiary Guarantor) expressly assumes all of the obligations of such Subsidiary Guarantor under (i) its Note Guarantee and the Indenture pursuant to a supplemental indenture reasonably satisfactory to the Trustee and (ii) the Exchange and Registration Rights Agreement pursuant to a joinder agreement thereto; and

(2)	immediately after such transaction no Default exists (including, without limitation, after giving effect to any Indebtedness incurred or Liens incurred or granted in connection with such transaction).

The requirements of this clause (b) shall not apply to (x) a consolidation or merger of any Subsidiary Guarantor with or into IMC or any other Subsidiary Guarantor so long as IMC or a Subsidiary Guarantor survives the consolidation or merger or (y) the sale by consolidation or merger of such Subsidiary Guarantor, which sale, if prior to the Fall-Away Event, is covered by and complies with the “Limitation on Asset Sales” covenant.

(c) IMC will deliver to the Trustee prior to the consummation of each proposed transaction an officers’ certificate that the conditions set forth above are satisfied and an opinion of counsel that the proposed transaction and the supplemental indenture, if any, comply with the Indenture.

Notwithstanding the foregoing, for purposes of this “Merger, Consolidation and Sale of Assets” covenant, any sale, assignment, lease, transfer, conveyance or other disposition of all or any portion of the assets or Capital Stock comprising the IMC Phosphates Business pursuant to a Phosphates Combination Transaction shall not be deemed to be a sale, assignment, lease, transfer, conveyance or other disposition of all or substantially all of IMC’s assets.

Events of Default

“Event of Default” is defined for all purposes of the Indenture and with respect to any Series of Notes as any one of the following events (whatever the reason for such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(1)	IMC defaults in the payment of any installment of interest on any Note of that Series when and as the same becomes due and payable and such failure continues for a period of 30 days;

(2)	IMC defaults in the payment of the principal of any Note of that Series when and as the same becomes due and payable at maturity, upon redemption or otherwise;

(3)	IMC fails to perform or observe any of its covenants, conditions or agreements in the Indenture or in the Notes of that Series (other than a covenant, condition or agreement a default in whose performance or whose breach is elsewhere in this section specifically dealt with), and such failure continues for a period of 60 days after the date on which written notice of such Default has been given to IMC by the Trustee or to IMC and to the Trustee by the holders of not less than 25% of the principal amount of the Notes of that Series then outstanding under the Indenture;

(4)	IMC or any of its Subsidiaries defaults under any agreement governing its Indebtedness (other than Notes of that Series), if that default:

•	is caused by the failure to pay at final maturity the principal amount of such Indebtedness after giving effect to any applicable grace periods; or

•	results in the acceleration of the final stated maturity of such Indebtedness (including upon any event of the type described in clause (6) or (7) below);

and in each case, the aggregate principal amount of such Indebtedness unpaid or accelerated equals or exceeds $25.0 million and has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such final maturity or acceleration;

(5)	IMC or any of its Restricted Subsidiaries fails to pay or otherwise cause to be discharged or stayed one or more judgments in an aggregate amount exceeding $25.0 million, which are not covered by indemnities or third party insurance as to which the Person giving such indemnity or such insurer has not disclaimed coverage, for a period of 60 days after such judgments become final and non-appealable;

(6)	a court having jurisdiction in the premises enters (x) a decree or order for relief in respect of IMC, Mosaic, Mosaic Fertilizer, Mosaic Crop Nutrition or any of their respective Significant Subsidiaries in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or (y) a decree or order adjudging IMC, Mosaic, Mosaic Fertilizer, Mosaic Crop Nutrition or any of their respective Significant Subsidiaries a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of IMC, Mosaic, Mosaic Fertilizer, Mosaic Crop Nutrition or any of their respective Significant Subsidiaries under any applicable federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of IMC, Mosaic, Mosaic Fertilizer, Mosaic Crop Nutrition or any of their respective Significant Subsidiaries or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period 90 consecutive days;

(7)     •      IMC, Mosaic, Mosaic Fertilizer, Mosaic Crop Nutrition or any of their respective Significant Subsidiaries commences a voluntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or any other case or proceeding to be adjudicated a bankrupt or insolvent; or

•	IMC, Mosaic, Mosaic Fertilizer, Mosaic Crop Nutrition or any of their respective Significant Subsidiaries consents to the entry of a decree or order for relief in respect of IMC, Mosaic, Mosaic Fertilizer, Mosaic Crop Nutrition or any of their respective Significant Subsidiaries in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against IMC, Mosaic, Mosaic Fertilizer, Mosaic Crop Nutrition or any of their respective Significant Subsidiaries; or

•	IMC, Mosaic, Mosaic Fertilizer, Mosaic Crop Nutrition or any of their respective Significant Subsidiaries files a petition or answer or consent seeking reorganization or relief under any applicable federal or state law; or

•	IMC, Mosaic, Mosaic Fertilizer, Mosaic Crop Nutrition or any of their respective Significant Subsidiaries consents to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of IMC, Mosaic, Mosaic Fertilizer, Mosaic Crop Nutrition or any of their respective Significant Subsidiaries or of any substantial part of their property; or

•	IMC, Mosaic, Mosaic Fertilizer, Mosaic Crop Nutrition or any of their respective Significant Subsidiaries makes an assignment for the benefit of creditors; or

•	IMC, Mosaic, Mosaic Fertilizer, Mosaic Crop Nutrition or any of their respective Significant Subsidiaries admits in writing its inability to pay its debts generally as they become due; or

•	IMC, Mosaic, Mosaic Fertilizer, Mosaic Crop Nutrition or any of their respective Significant Subsidiaries corporate action in furtherance of any such action; or

(8)	with respect to any Series of Notes, the Note Guarantee of Mosaic, Mosaic Fertilizer, Mosaic Crop Nutrition or any Guarantor that is a Significant Subsidiary of IMC, Mosaic, Mosaic Fertilizer or Mosaic Crop Nutrition ceases to be in full force and effect (other than in accordance with the terms of such Note Guarantee and the Indenture) or is declared null and void and unenforceable or is found invalid or any Guarantor denies its liability under its Note Guarantee (other than by reason of release of a Guarantor from its Note Guarantee in accordance with the terms of the Indenture and the Note Guarantee).

If an Event of Default specified in clause (6) or (7) occurs and is continuing with respect to IMC, Mosaic, Mosaic Fertilizer, Mosaic Crop Nutrition or any of their respective Significant Subsidiaries that is a Guarantor, then the principal of and any accrued and unpaid interest on all of the Notes shall immediately become due and payable without any declaration or other act on the part of the Trustee or any Noteholder. If any other Events of Default with respect to any Series of Notes at the time outstanding occurs and is continuing, then, and in each and every such case, either the Trustee, by notice in writing to IMC, or the holders of not less than 25% of the principal amount of the Notes of that Series then outstanding, by notice in writing to IMC and the Trustee, may declare due and payable, if not already due and payable, the principal of and any accrued and unpaid interest on all of the Notes of that Series; and upon any such declaration all such amounts upon such Notes shall become and be immediately due and payable, anything in the Indenture or in such Notes to the contrary notwithstanding.

At any time after a declaration of acceleration with respect to the Notes of any Series as described in the preceding paragraph, the holders of a majority in principal amount of the Notes of that

Series, on behalf of all holders of Notes of that Series, may rescind and cancel such declaration and its consequences

•	if the rescission would not conflict with any judgment or decree;

•	if all existing Events of Default with respect to Notes of that Series have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

•	to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

•	if IMC has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances; and

•	in the event of the cure or waiver of an Event of Default of the type described in clause (6) or (7), the Trustee has received an officers’ certificate and an opinion of counsel that such Event of Default has been cured or waived.

No such rescission will affect any subsequent Default or impair any right consequent thereto.

Provided Notes of any Series are not then due and payable by reason of a declaration of acceleration, the holders of a majority in principal amount of the Notes of that Series at the time outstanding may on behalf of the holders of all the Notes of that Series waive any past Default with respect to Notes of that Series and its consequences by providing written notice thereof to IMC and the Trustee, except a Default (1) in the payment of interest on or the principal of any Note of that Series or (2) in respect of a covenant or provision hereof which under the Indenture cannot be modified or amended without the consent of the holder of each outstanding Note of that Series affected. In the case of any such waiver, IMC, the Trustee and the holders of the Notes of that Series will be restored to their former positions and rights under the Indenture, respectively; provided, that no such waiver shall extend to any subsequent or other Default or impair any right consequent thereto.

The holders of a majority in principal amount of the Notes of any Series then outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any power or trust conferred upon the Trustee under the Indenture with respect to the Notes of that Series; provided, however, that subject to the provisions of the Indenture, the Trustee shall have the right to decline to follow any such direction if the Trustee, advised by counsel, determines that the action or proceeding so directed may not lawfully be taken or if the Trustee in good faith shall by responsible officers determine that the action or proceeding so directed would involve the Trustee in liability or that the Trustee is not satisfactorily indemnified from the costs thereof.

No holder of any Note of any Series will have the right to pursue a remedy with respect to the Indenture or the Notes of that Series unless

•	such holder gives to the Trustee notice of a continuing Event of Default with respect to Notes of that Series;

•	the holders of at least 25% in principal amount of the Notes of that Series make a request to the Trustee to pursue the remedy and such holders offer to the Trustee security or indemnity satisfactory to the Trustee in its sole discretion against any loss, liability or expense;

•	the Trustee does not comply with the request within 60 days after receipt of the request and the offer of security or indemnity; and

•	the holders of a majority in principal amount of the Notes of that Series have not given the Trustee a direction inconsistent with such request within such 60-day period.

A Noteholder may not use the Indenture to prejudice the rights of another Noteholder or to obtain a preference or priority over another Noteholder.

Notwithstanding any other provision of the Indenture, the right of any holder of a Note to receive payment of principal of and interest on the Note on or after the respective due dates expressed in the Note, or to bring suit for the enforcement of any such payment on or after such respective dates, may not be impaired or affected without the consent of the holder.

The Indenture requires IMC to deliver to the Trustee, within 15 days after the occurrence thereof, an officers’ certificate detailing any Default of which it is aware, its status and what action IMC is taking or proposes to take with respect to such Default.

If a Default occurs with respect to any Notes of any Series and is continuing and if it is known to the Trustee, the Trustee will give to each holder of Notes of that Series a notice of the Default within 90 days after it occurs in the manner and to the extent provided in the Trust Indenture Act and otherwise as provided in the Indenture. Except in the case of a Default in payment of the principal of or interest on any Note (including payments pursuant to a redemption or repurchase of the Notes pursuant to the provisions of the Indenture), the Trustee may withhold the notice if and so long as a committee of its responsible officers in good faith determines that withholding the notice is in the interests of Noteholders.

Legal Defeasance and Covenant Defeasance

IMC may, at its option and at any time, elect to have its obligations and the obligations of the Guarantors discharged with respect to the outstanding Notes of any Series (“legal defeasance”). Legal defeasance with respect to any Series of Notes means that IMC will be deemed to have paid and discharged the entire indebtedness represented by the outstanding Notes of that Series, except for:

•	the rights of holders to receive payments in respect of the principal of, premium, if any, and interest on the Notes of that Series when such payments are due from the trust fund referred to below;

•	IMC’s obligations with respect to the Notes of that Series concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payments;

•	the rights, powers, trust, duties and immunities of the Trustee under the Indenture governing that Series and IMC’s obligations in connection therewith; and

•	the legal defeasance provisions of the Indenture for the Notes of that Series.

In addition, IMC may, at its option and at any time, elect to have the obligations of IMC released with respect to certain of its covenants in the Indenture governing the Notes of any Series (“covenant defeasance”) and will be absolved from liability thereafter for failing to comply with such obligations with respect to the Notes of that Series. In the event covenant defeasance with respect to any Series of Notes occurs, certain events (not including non-payment, bankruptcy, receivership, reorganization and insolvency events) described under “—Events of Default” will no longer constitute an Event of Default with respect to the Notes of that Series.

IMC may exercise its legal defeasance option or its covenant defeasance option with Notes of any Series only if the following conditions are satisfied:

(a) (1) IMC has irrevocably deposited or caused to be deposited in trust for the benefit of the holders Notes of that Series with the Trustee or a paying agent or a trustee satisfactory to the Trustee and IMC, under the terms of an irrevocable trust agreement in form and substance satisfactory to the Trustee and any such paying agent,

•	money or Eligible Obligations in an amount sufficient, or

•	U.S. Government Obligations that shall be payable as to principal and interest in such amounts and at such times as are sufficient, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (without consideration of any reinvestment of such interest), or

•	any combination thereof in an amount sufficient,

to pay the principal of and interest on the outstanding Notes of that Series on the dates such installments are due to redemption or Stated Maturity, (2) the trustee of the irrevocable trust has been irrevocably instructed to pay such money or the proceeds of such U.S. Government Obligations or Eligible Obligations to the Trustee and (3) the Trustee or paying agent shall have been irrevocably instructed in writing to apply the deposited money and the proceeds from U.S. Government Obligations or Eligible Obligations in accordance with the terms of the Indenture and the terms of the Notes of that Series to the payment of principal of and interest on the Notes of that Series;

(b) the deposit described in clause (a) will not result in a breach or violation of, or constitute a Default under, any other agreement or instrument to which IMC is a party or by which it is bound;

(c) no Default has occurred and is continuing (1) as of the date of such deposit or (2) insofar as clause (6) or (7) under “—Events of Default” is concerned at any time during the period ending on the 91st day after the date of such deposit or, if longer, ending on the day following the expiration of the longest preference period applicable to IMC in respect of such deposit (it being understood that the condition in this clause (2) is a condition subsequent and will not be deemed satisfied until the expiration of such period);

(d) IMC has paid or caused to be paid all sums currently due and payable by IMC under the Indenture with respect to that Series and under the Notes of that Series;

(e) such defeasance shall not cause or permit any Notes of that Series then listed on any national securities exchange to be delisted;

(f) IMC has delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent provided for in the Indenture relating to the termination by IMC of its obligations have been complied with;

(g) in the case of the legal defeasance option, IMC has delivered to the Trustee either (1) a ruling received from the Internal Revenue Service (the “IRS”) or (2) an opinion of recognized counsel who is not an employee of IMC to the effect that, in the case of an opinion, since the date of the Indenture, there has been a change in the applicable federal income tax law, and, in the case of either a ruling or an opinion, that the holders of the Notes of that Series will not recognize income, gain or loss for federal income tax purposes as a result of IMC’s exercise of its legal defeasance option and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such legal defeasance option had not been exercised; and

(h) in the case of the covenant defeasance option, IMC has delivered to the Trustee either (1) a ruling received from the IRS or (2) an opinion of recognized counsel who is not an employee of IMC to the effect that the holders of the Notes of that Series will not recognize income, gain or loss for federal income tax purposes as a result of IMC’s exercise of its covenant defeasance option under this paragraph and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such covenant defeasance option had not been exercised.

Satisfaction and Discharge

Upon the request of IMC, the Indenture will cease to be of further effect with respect to Notes of any Series and the Trustee, at the expense of IMC, will execute proper instruments acknowledging satisfaction and discharge of that Series of Notes and the Indenture and the Note Guarantees with respect to that Series of Notes when:

(1)	either:

(a)	all the Notes of that Series theretofore authenticated and delivered (other than destroyed, lost or stolen Notes of that Series that have been replaced or paid and Notes of that Series that have been subject to defeasance as described under the caption “ —Legal Defeasance and Covenant Defeasance”) have been delivered to the Trustee for cancellation; or

(b)	all Notes of that Series not theretofore delivered to the Trustee for cancellation:

•	have become due and payable;

•	will become due and payable at maturity within one year; or

•	are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and the expense, of IMC, and IMC has irrevocably deposited or caused to be deposited with the Trustee funds in trust for the purpose in an amount sufficient to pay and discharge the entire Indebtedness on the Notes of that Series not theretofore delivered to the Trustee for cancellation, for principal (and premium, if any, on) and interest on the Notes of that Series to the date of such deposit (in case of Notes of that Series that have become due and payable) or to the Stated Maturity or redemption date, as the case may be;

(2)	IMC has paid or caused to be paid all sums payable under the Indenture by IMC; and

(3)	IMC has delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent provided in the Indenture relating to the satisfaction and discharge of the Notes of that Series and the Indenture and the Note Guarantees with respect to that Series of Notes have been complied with.

Modification of the Indenture

IMC, when authorized by a board resolution, and the Trustee may enter into an indenture or indentures supplemental thereto to amend the Indenture with respect to any Series or the Notes of that Series without prior notice to or the consent of any Noteholder:

•	to cure any ambiguity, omission, defect or inconsistency;

•	to comply with the “Merger, Consolidation and Sale of Assets” covenant;

•	to comply with any requirements of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act as then in effect;

•	to provide for uncertificated Notes in addition to or in place of certificated Notes; provided, however, that the uncertificated Notes are issued in registered form for purposes of Section

163(f) of the Internal Revenue Code of 1986, as amended, or in a manner such that the uncertificated Notes are described in Section 163(f)(2) of such Code;

•	to make any change that does not materially adversely affect the legal rights of any holder of Notes of that Series under the Indenture as then in effect;

•	to secure the Notes of that Series and to make intercreditor arrangements with respect to any such security, unless the incurrence of such obligations or the security thereof is prohibited by the Indenture;

•	to evidence or to provide for a replacement Trustee; or

•	to add to the covenants and agreements of IMC or the Guarantors for the benefit of all of the holders of all of the Notes of that Series and to surrender any right or power herein reserved to IMC or the Guarantors.

IMC, when authorized by a board resolution, and the Trustee may enter into one or more supplemental indentures to amend the Indenture or the Notes of a Series with the written consent of the holders of a majority of the principal amount of the then outstanding Notes of that Series. The holders of a majority in principal amount of the then outstanding Notes of a Series may waive compliance by IMC with any provision of the Indenture with respect to that Series or the Notes of that Series without prior notice to any other holder of Notes of that Series.

Notwithstanding the preceding paragraph, with respect to any Series, without the consent of each holder of Notes of that Series affected, an amendment or waiver may not:

•	reduce the amount of Notes of that Series whose holders must consent to an amendment or waiver;

•	reduce the rate of or change the time for payment of interest, including default interest, on any Note of that Series;

•	reduce the principal of or change the Stated Maturity of any Note of that Series or alter the provisions with respect to redemption;

•	make any Note of that Series payable in currency other than that stated in the Note;

•	make any change in this paragraph;

•	make any change in the Indenture that adversely affects the ranking of the Notes of that Series or any Note Guarantee relating to that Series;

•	make any change in provisions of the Indenture relating to the rights of holders of Notes of that Series to receive payment of principal of and interest on such Notes or permitting holders of a majority in principal amount of such Notes to waive Defaults;

•	after the obligation has arisen to make a Change of Control Offer or a Net Proceeds Offer with respect to that Series of Notes, amend, change or modify in any material respect the obligation of IMC to make and complete such Change of Control Offer or make and complete such Net Proceeds Offer; or

•	release Mosaic, Mosaic Fertilizer, Mosaic Crop Nutrition or any Guarantor that is a Significant Subsidiary of IMC, Mosaic, Mosaic Fertilizer or Mosaic Crop Nutrition from its Note Guarantee with respect to that Series of Notes other than pursuant to the provisions described in the third paragraph under “—Note Guarantees.”

Governing Law

The Indenture provides that it, the Notes and the Note Guarantees are governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

The Trustee

The Indenture provides that, except during the continuance of an Event of Default, the Trustee thereunder will perform only such duties as are specifically set forth in such Indenture. During the existence of an Event of Default, the Trustee thereunder will exercise such rights and powers vested in it by such Indenture, and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

The Indenture and the provisions of the Trust Indenture Act contain certain limitations on the rights of the Trustee thereunder, should it become a creditor of IMC, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the Trust Indenture Act, the Trustee will be permitted to engage in other transactions; provided that if the Trustee acquires any conflicting interest as described in the Trust Indenture Act, it must eliminate such conflict or resign.

No Personal Liability of Directors, Officers, Employees and Stockholders

No past, present or future director, officer, employee, incorporator, agent or stockholder or Affiliate of IMC, as such, shall have any liability for any obligations of IMC under the Notes, the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. No past, present or future director, officer, employee, incorporator, agent or stockholder or Affiliate of any of the Guarantors, as such, shall have any liability for any obligations of the Guarantors under the Note Guarantees, the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes and Note Guarantees by accepting a Note and a Note Guarantee waives and releases all such liabilities. The waiver and release are part of the consideration for issuance of the Notes and the Note Guarantees. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

“Acquired Indebtedness” means Indebtedness of a Person or any of its subsidiaries existing at the time such Person becomes a Restricted Subsidiary of IMC or at the time it merges or consolidates with IMC or any of its Restricted Subsidiaries or assumed in connection with the acquisition of assets from such Person and in each case not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of IMC or such acquisition, merger or consolidation, except for Indebtedness of a Person or any of its subsidiaries that is repaid at the time such Person becomes a Restricted Subsidiary of IMC or at the time it merges or consolidates with IMC or any of its Restricted Subsidiaries.

“Affiliate” means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative of the foregoing.

“Affiliate Guarantor” means each of

•	Mosaic,

•	Mosaic Fertilizer,

•	Mosaic Crop Nutrition,

•	each intermediary holding company, if any, between Mosaic and Mosaic Fertilizer,

•	each intermediary holding company, if any, between Mosaic and Mosaic Crop Nutrition,

•	each Subsidiary of Mosaic, each Subsidiary of Mosaic Fertilizer and each Subsidiary of Mosaic Crop Nutrition (in each case, other than IMC and its Restricted Subsidiaries) that directly or indirectly guarantees Indebtedness under the Credit Agreement (provided that such Subsidiary’s Note Guarantee may be limited to the same extent as such Subsidiary’s guarantee under the Credit Agreement), and

•	each Phosphates Entity (notwithstanding whether or not such entity is a Subsidiary of IMC).

“Argus Lease” means, collectively, (1) Facility Lease-Undivided Interest (Searles Valley Trust 1996-A), dated as of July 15, 1996, between U.S. Trust Company of California, N.A., as Lessor, and North American Chemical Company, as Lessee, (2) Participation Agreement (Searles Valley Trust 1996-A), dated as of July 15, 1996, among North American Chemical Company, Harris Chemical Company North America, Inc., Phillip Morris Capital Corporation, and the U.S. Trust Company of California, N.A., (3) Facility Lease-Undivided Interest (Searles Valley Trust 1996-B), dated as of July 15, 1996, between U.S. Trust Company of California, N.A., as Lessor, and North American Chemical Company, as Lessee, and (4) Participation Agreement (Searles Valley Trust 1996-B), dated as of July 15, 1996, among North American Chemical Company, Harris Chemical Company North America, Inc., General Electric Capital Corporation, and the U.S. Trust Company of California, N.A.

“asset” means any asset or property.

“Asset Sale” means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by IMC or any of its Restricted Subsidiaries (including any sale and leaseback transaction) to any Person other than IMC or any of its Restricted Subsidiaries of (x) any Capital Stock of any Restricted Subsidiary of IMC; or (y) any other assets of IMC or any of its Restricted Subsidiaries other than in the ordinary course of business; provided, however, that Asset Sales shall not include:

(1)	any transaction or series of related transactions involving the sale, issuance, conveyance, lease, assignment or other transfer of any asset or assets with an aggregate fair market value (as reasonably determined in good faith by the Board of Directors or a senior officer of IMC) of less than $25.0 million by IMC or any of its Restricted Subsidiaries,

(2)	sales of accounts receivable of the type specified in the definition of “Qualified Securitization Transaction” to a Securitization Entity for the fair market value thereof to the extent such Securitization Entity incurs Indebtedness specified by clause (14) of the definition of “Permitted Indebtedness,”

(3)	sales or grants of licenses to use the patents, trade secrets, know-how and other intellectual property of IMC or any of its Restricted Subsidiaries to the extent that such license does not prohibit IMC or any of its Restricted Subsidiaries from using the technologies licensed and does not require IMC or any of its Restricted Subsidiaries to pay any fees for any such use,

(4)	the sale, lease, conveyance, disposition or other transfer

•	of all or substantially all of the assets of IMC as permitted under the “Merger, Consolidation and Sale of Assets” covenant,

•	of any Capital Stock or other ownership interest in or assets of an Unrestricted Subsidiary or a Person which is not a Subsidiary,

•	pursuant to any foreclosure of assets or other remedy provided by applicable law by a creditor of IMC or any of its Subsidiaries with a Lien on such assets, which Lien is permitted under the Indenture,

•	involving only Cash Equivalents or inventory in the ordinary course of business or obsolete equipment or

•	including only the lease or sublease of any real or personal property in the ordinary course of business,

(5)	the consummation of any transaction covered by and effected in accordance with the terms of the “Limitation on Restricted Payments” covenant,

(6)	any sale, issuance, conveyance, lease or other transfer of assets or Capital Stock pursuant to a Phosphates Combination Transaction,

(7)	any transaction or series of related transactions involving the sale, issuance, conveyance, transfer, lease, assignment or other transfer of assets by IMC and/or its Restricted Subsidiaries to an Affiliate Guarantor, so long as such assets (a) are used in the ordinary course of business of the Affiliate Guarantors and (b) are not individually or in the aggregate material to IMC and its Restricted Subsidiaries on a consolidated basis, and

(8)	any transaction or series of related transactions involving the sale, issuance, conveyance, transfer, lease, assignment or other transfer of assets by IMC and/or its Restricted Subsidiaries, on the one hand, to Subsidiaries of Mosaic that are not Affiliate Guarantors, on the other, so long as (a) such assets are used in the ordinary course of business of Mosaic and its Subsidiaries, (b) such assets are not individually or in the aggregate material to IMC and its Restricted Subsidiaries on a consolidated basis and (c) the consideration received by IMC and/or its Restricted Subsidiaries for such sale, issuance, conveyance, transfer, lease, assignment or other transfer is not less than fair market value consideration for such assets as reasonably determined in good faith by the Board of Directors or a senior officer of IMC.

“Board of Directors” means (1) as to any Person that is a corporation, the board of directors of such Person or any duly authorized committee thereof and (2) as to any other Person, the functionally comparable body of such Person or any duly authorized committee thereof.

“Capital Stock” means:

•	with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person and

•	with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person.

“Capitalized Lease Obligation” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation determined in accordance with such principles; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of penalty.

“Cargill” means Cargill, Incorporated, a Delaware corporation, and any successor thereto.

“Cash Equivalents” means:

(1)	a marketable obligation, maturing within two years after issuance thereof, issued or guaranteed by the United States of America or an instrumentality or agency thereof;

(2)	a certificate of deposit or banker’s acceptance, maturing within one year after issuance thereof, issued by any lender under the Credit Agreement, or a U.S. national or state bank or trust company or a European, Canadian or Japanese bank, in each case having capital, surplus and undivided profits of at least $100.0 million and whose long-term unsecured debt has a rating of “A” or better by S&P, A2 or better by Moody’s or the equivalent rating by any other nationally recognized rating agency (provided that the aggregate face amount of all Investments in certificates of deposit or bankers’ acceptances issued by the principal offices of or branches of such European or Japanese banks located outside the United States shall not at any time exceed 33 1/3% of all Investments described in this definition);

(3)	open market commercial paper, maturing within 270 days after issuance thereof, which has a rating of A-2 or better by S&P, P-2 or better by Moody’s or the equivalent rating by any other nationally recognized rating agency;

(4)	repurchase agreements and reverse repurchase agreements with a term not in excess of one year with any financial institution which has been elected primary government securities dealers by the Federal Reserve Board or whose securities are rated AA- or better by S&P, Aa3 or better by Moody’s or the equivalent rating by any other nationally recognized rating agency relating to marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America;

(5)	“money market” preferred stock maturing within six months after issuance thereof or municipal bonds issued by a corporation organized under the laws of any state of the United States, which has a rating of “A” or better by S&P or Moody’s or the equivalent rating by any other nationally recognized rating agency;

(6)	tax exempt floating rate option tender bonds backed by letters of credit issued by a national or state bank whose long-term unsecured debt has a rating of AA or better by S&P, Aa2 or better by Moody’s or the equivalent rating by any other nationally recognized rating agency; and

(7)	shares of any money market mutual fund rated at least AAA or the equivalent thereof by S&P, at least Aaa or the equivalent thereof by Moody’s or any other mutual fund at least 95% of whose assets consist of the type specified in clauses (1) through (6) above.

“Change of Control” means the occurrence of the following:

(1)	any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) (other than a Permitted Holder) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of securities representing 50% or more of the voting power of all Voting Stock of IMC; or

(2)	Continuing Directors shall cease to constitute at least a majority of the directors constituting the board of directors of IMC; or

(3)

the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of IMC and its Restricted Subsidiaries taken as a whole to any “person” or “group”

(as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) other than a wholly owned Restricted Subsidiary of IMC or a Permitted Holder; provided, however, that for purposes of this clause (3), any sale, lease, transfer, conveyance or other disposition of all or any portion of the assets or Capital Stock comprising the IMC Phosphates Business pursuant to a Phosphates Combination Transaction shall not be deemed to be a sale, lease, transfer, conveyance of other disposition of all or substantially all of the assets of IMC and its Restricted Subsidiaries; or

(4)	IMC consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, IMC, in any such event pursuant to a transaction or series of related transactions in which immediately after the consummation thereof Persons beneficially owning (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, Voting Stock representing in the aggregate a majority of the total voting power of the Voting Stock of IMC immediately prior to such consummation, when taken together with the Permitted Holders, do not beneficially own (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, Voting Stock (other that Disqualified Capital Stock) representing a majority of the total voting power of the Voting Stock of IMC or the surviving or transferee Person; or

(5)	the adoption by the stockholders of IMC of a plan or proposal for the liquidation or dissolution of IMC.

“Commodity Agreement” means any commodity futures contract, commodity option or other similar agreement or arrangement entered into by IMC or any of its Restricted Subsidiaries.

“Common Stock” of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person’s common stock, whether outstanding on the date of issuance of the Notes or issued thereafter, and includes, without limitation, all series and classes of such common stock.

“Consolidated Adjusted Indenture EBITDA” means, with respect to any Person, for any period, the sum (without duplication) of

(1)	Consolidated Net Income, and

(2)	to the extent Consolidated Net Income has been reduced thereby,

•	all income taxes of such Person and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary gains or losses or taxes attributable to sales or dispositions outside the ordinary course of business if such gains, losses, sales or dispositions are excluded from the calculation of Consolidated Net Income),

•	Consolidated Interest Expense,

•	Consolidated Non-cash Charges less any non-cash items (other than accruals of revenues in accordance with GAAP) increasing Consolidated Net Income for such period, and

•	fees and expenses related to any offering by IMC of its Capital Stock,

all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in accordance with GAAP.

Consolidated Adjusted Indenture EBITDA is an adjusted EBITDA calculation that differs from net earnings determined in accordance with GAAP because net earnings is adjusted as specified in the definition of Consolidated Net Income and to add back the items referred to in (2) above. Consolidated Adjusted Indenture EBITDA is presented because it is an important component used in various contexts in the Indenture, including determining IMC’s compliance with the covenants under the Indenture. Consolidated Adjusted Indenture EBITDA is not necessarily comparable to the term EBITDA as referred to by other companies or to similarly titled measures used by IMC in other agreements (including IMC’s credit facility) or in IMC’s public disclosures because such measures may be calculated using different adjustments to net earnings than those required by the Indenture.

“Consolidated Fixed Charge Coverage Ratio” means, with respect to any Person, the ratio of (x) Consolidated Adjusted Indenture EBITDA of such Person during the four full fiscal quarters for which financial statements are available (the “Four Quarter Period”) ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (the “Transaction Date”) to (y) Consolidated Fixed Charges of such Person for the Four Quarter Period.

For purposes of this definition, “Consolidated Adjusted Indenture EBITDA” and “Consolidated Fixed Charges” shall be calculated after giving effect on a pro forma basis in accordance with Regulation S-X under the Exchange Act to the incurrence or repayment of any Indebtedness of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period.

In addition, Investments (including any Designation of Unrestricted Subsidiaries), Revocations, acquisitions, dispositions, mergers and consolidations that have been made by IMC or any of its Restricted Subsidiaries during the Four Quarter Period or subsequent to the Four Quarter Period and on or prior to the Transaction Date shall be given effect on a pro forma basis in accordance with Regulation S-X under the Exchange Act, to the extent applicable, assuming that all such Investments, Revocations, acquisitions, dispositions, mergers and consolidations (and the reduction or increase of any associated Consolidated Interest Expense, and the change in Consolidated Adjusted Indenture EBITDA, resulting therefrom, including because of Pro Forma Cost Savings) had occurred on the first day of the Four Quarter Period. If, since the beginning of such period, any Person (that subsequently became a Restricted Subsidiary or was merged with or into IMC or any Restricted Subsidiary since the beginning of such period) shall have made any Investment, Revocation, acquisition, disposition, merger or consolidation that would have required adjustment pursuant to this definition, then the Consolidated Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, Revocation, acquisition, disposition, merger or consolidation had occurred at the beginning of the applicable Four Quarter Period.

If such Person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a Person other than IMC or a Restricted Subsidiary, the preceding paragraph will give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such guaranteed Indebtedness. Furthermore, in calculating “Consolidated Fixed Charges” for purposes of determining the denominator (but not the numerator) of this “Consolidated Fixed Charge Coverage Ratio,”

(1)	interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the weighted average rate of interest during the Four Quarter Period;

(2)	if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four Quarter Period; and

(3)	notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the weighted average rate per annum during the Four Quarter Period resulting after giving effect to the operation of such agreements.

“Consolidated Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of

(1)	Consolidated Interest Expense, plus

(2)	the product of

•	the amount of all dividend payments on any series of Preferred Stock of such Person and its Restricted Subsidiaries (other than dividends paid in Qualified Capital Stock and other than dividends paid to such Person or to a Restricted Subsidiary of such Person) paid, accrued or scheduled to be paid or accrued during such period times

•	a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local tax rate of such Person, expressed as a decimal.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum of, without duplication:

(1)	the aggregate of the interest expense of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including without limitation,

•	any amortization of debt discount and amortization of deferred financing costs,

•	the net costs under Interest Swap Obligations,

•	all capitalized interest and

•	the interest portion of any deferred payment obligation; and

(2)	the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person (the “Referent Person”), for any period, the net income (or loss) of the Referent Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded from such net income (loss), to the extent otherwise included therein, without duplication:

(1)	gains or losses on sales, transfers or other dispositions of assets other than in the ordinary course of business or abandonments or reserves relating thereto, and the related tax effect according to GAAP;

(2)	extraordinary gains or extraordinary losses determined in accordance with GAAP, and the related tax effect according to GAAP;

(3)	the net income of any Person acquired in a “pooling of interests” transaction accrued prior to the date it becomes a Restricted Subsidiary of the Referent Person or is merged or consolidated with the Referent Person or any Restricted Subsidiary of the Referent Person;

(4)	the net income (but not loss) of any Restricted Subsidiary of the Referent Person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted, provided that restrictions under the Argus Lease shall be excluded from operation of this clause;

(5)	the net income or loss of any Person that is not a Restricted Subsidiary of the Referent Person except to the extent of cash dividends or distributions paid to the Referent Person or to a wholly owned Restricted Subsidiary of the Referent Person (subject, in the case of a dividend or distribution paid to a Restricted Subsidiary, to the limitation contained in clause (4) above);

(6)	any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following May 17, 2001;

(7)	income or loss attributable to discontinued operations, other than the Specified Discontinued Businesses prior to the sale thereof;

(8)	in the case of a successor to the Referent Person by consolidation or merger or as a transferee of the Referent Person’s assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets;

(9)	gains or losses from the cumulative effect of any change in accounting principles; and

(10)	Non-Cash Asset Write-Downs;

provided, further, that Consolidated Net Income shall be reduced by the product of (x) the amount of all dividends on Designated Preferred Stock (other than dividends paid in Qualified Capital Stock) paid, accrued or scheduled to be paid or accrued during such period times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local tax rate of IMC, expressed as a decimal.

“Consolidated Net Worth” of any Person means the consolidated stockholders’ equity (or equivalent) of such Person, determined on a consolidated basis in accordance with GAAP, less (without duplication) amounts attributable to (1) Disqualified Capital Stock of such Person and (2) Unrestricted Subsidiaries.

“Consolidated Non-cash Charges” means, with respect to any Person, for any period, the aggregate depreciation, depletion, amortization and other non-cash charges (other than Non-Cash Asset Write-Downs) of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges constituting an extraordinary item or loss or any such charge which requires an accrual of or a reserve for cash charges for any future period).

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of IMC who:

•	was a member of such Board of Directors on May 17, 2001; or

•	was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such board at the time of such nomination or election.

“Coverage Ratio Exception” has the meaning set forth in the first paragraph of the “Limitation on Incurrence of Additional Indebtedness” covenant.

“Credit Agreement” means one or more senior credit agreements, including the Credit Agreement dated as of May 17, 2001, as amended and restated as of February 21, 2003, and as further amended on June 4, 2003, June 20, 2003, March 26, 2004 and October 8, 2004, by and among IMC and certain of the IMC Domestic Subsidiaries, as borrowers, JP Morgan Chase Bank, as administrative agent and collateral agent, Goldman Sachs Credit Partners L.P., as syndication agent, and the lenders party thereto from time to time, including any notes, guarantees, collateral and security documents (including mortgages, pledge agreements and other security arrangements), instruments and agreements executed in connection therewith, and in each case as amended or Refinanced from time to time (for the avoidance of doubt, including a Refinancing thereof by Mosaic or its Subsidiaries with respect to which IMC and/or its Restricted Subsidiaries provides a direct or indirect guarantee and/or is a borrower thereunder), including any agreement or agreements extending the maturity of, Refinancing, replacing or otherwise restructuring (including increasing the amount of borrowings or other Indebtedness outstanding or available to be borrowed thereunder) all or any portion of the Indebtedness under such agreement, and any successor or replacement agreement or agreements with the same or any other agents, creditor, lender or group of creditors or lenders.

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect IMC or any of its Restricted Subsidiaries against fluctuations in currency values.

“Default” means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

“Designated Preferred Stock” means preferred stock that is designated as Designated Preferred Stock pursuant to an officers’ certificate executed by the principal executive officer and the principal financial officer of IMC on the issuance date thereof, the Net Cash Proceeds of which are excluded from the calculation set forth in clause (C) of the first paragraph of the “Limitation on Restricted Payments” covenant and are not used for purposes of clause (2) or (3) of the second paragraph thereof.

“Disqualified Capital Stock” means any class or series of Capital Stock of any Person that by its terms or otherwise is:

(1)	required to be redeemed or is redeemable at the option of the holder of such class or series of Capital Stock at any time on or prior to the date that is 91 days after the stated maturity of the Notes; or

(2)	convertible into or exchangeable at the option of the holder thereof for Capital Stock referred to in clause (1) above or Indebtedness having a scheduled maturity on or prior to the date that is 91 days after the stated maturity of the Notes.

Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Capital Stock solely because the holders of the Capital Stock have the right to require the issuer thereof to repurchase such Capital Stock upon the occurrence of a Change of Control will not constitute Disqualified Capital Stock if the terms of such Capital Stock provide that the issuer may not repurchase or redeem any such Capital Stock pursuant to such provisions prior to IMC’s purchase of such Notes as are required to be purchased pursuant to the provisions of the Indenture as described under “—Repurchase at the Option of Holders upon Change of Control.”

“Eligible Obligations” shall mean obligations as a result of the deposit of which (along with the simultaneous deposit, if any, of money or U.S. Government Obligations or both) the Notes will be rated in the highest generic long-term debt rating category assigned by one or more nationally recognized rating agencies to debt with respect to which the issuer thereof has been released from its obligations to the same extent that IMC has been released from its obligations under the Indenture pursuant to the defeasance provision of the Indenture.

“Event of Default” has the meaning set forth in the first paragraph under “—Events of Default.”

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

“Exchange and Registration Rights Agreement” means each Exchange and Registration Rights Agreement among IMC, the guarantors named therein and the initial purchasers of Notes of any Series dated on or about the date such Notes (including, without limitation, Additional Notes) were initially issued in an offering exempt from registration under the Securities Act of 1933, as amended.

“fair market value” means, with respect to any asset, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined

(a)	by the Board of Directors of IMC acting reasonably and in good faith and shall be evidenced by a board resolution of the Board of Directors of IMC delivered to the Trustee or

(b)	if expressly permitted by a provision of the Indenture, by a senior officer of IMC, which senior officer shall be acting reasonably and in good faith and which determination shall be evidenced by an officer’s certificate delivered to the Trustee, except in the case of a transaction which in all material respects is exclusively between IMC and/or its Restricted Subsidiaries, on the one hand, and Mosaic and its Subsidiaries, on the other, in which case such officer’s certificate shall not be required.

“Fall-Away Event” has the meaning set forth under “—Fall-Away Event.”

“Foreign Subsidiary” means any Restricted Subsidiary of IMC organized under the laws of, and conducting a substantial portion of its business in, any jurisdiction other than the United States of America or any state thereof or the District of Columbia.

“Four Quarter Period” has the meaning set forth in the definition of Consolidated Fixed Charge Coverage Ratio.

“Funded Debt” means indebtedness (including the Notes) maturing by the terms thereof more than one year after the original creation thereof.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, consistently applied, that are applicable to the circumstances as of the date of determination; provided that, for purposes of calculating the Consolidated Net Worth of a Person (including all components thereof), “GAAP” shall mean such generally accepted accounting principles as described above in effect on August 1, 1998.

“guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise) or (2) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “guarantee” used as a verb has a corresponding meaning.

“Guarantors” means collectively the Subsidiary Guarantors and the Affiliate Guarantors.

“IMC Chemicals Business Unit” means the Chemicals business unit as such term is used within the meaning of IMC’s consolidated financial statements for the year ended December 31, 2000.

“IMC Domestic Subsidiary” means any Restricted Subsidiary of IMC that is not a Foreign Subsidiary.

“IMC Phosphates Assets” means assets of the IMC Phosphates Business.

“IMC Phosphates Business” means the PhosFeed business segment as such term is used within the meaning of IMC’s consolidated financial statements for the year ended December 31, 2003.

“IMC Phosphates Guarantee” shall have the meaning set forth in clause (3) of the definition of “Permitted Indebtedness.”

“IMC Salt Business Unit” means the Salt business unit as such term is used within the meaning of IMC’s consolidated financial statements for the year ended December 31, 2000.

“incur” means to create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment. The accretion of principal of a non-interest bearing or other discount security or the accrual of interest shall not be deemed the incurrence of Indebtedness.

“Indebtedness” means with respect to any Person, without duplication,

(1)	all obligations of such Person for borrowed money;

(2)	all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)	all Capitalized Lease Obligations of such Person;

(4)	all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business);

(5)	all obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction;

(6)	guarantees in respect of Indebtedness referred to in clauses (1) through (5) above and clause (8) below;

(7)

all obligations of any other Person of the type referred to in clauses (1) through (6) which are secured by any Lien on any asset of such Person (which, for the avoidance of doubt, includes without limitation, in the case of IMC and its Restricted Subsidiaries, all obligations of any securitization, receivables or other similar entity or facility of Mosaic or its

Subsidiaries to which IMC or a Restricted Subsidiary of IMC contributes or otherwise transfers accounts receivable or other assets with respect to which a Lien securing obligations of Mosaic or its Subsidiaries is created or exists), the amount of such obligation being deemed to be the lesser of the fair market value of such asset or the amount of the obligation so secured;

(8)	all obligations under Currency Agreements, Interest Swap Agreements and Commodity Agreements of such Person;

(9)	all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price; and

(10)	all Preferred Stock of any Subsidiary of such Person not held by such Person or any Restricted Subsidiary of such Person with the amount of Indebtedness represented by such Preferred Stock being equal to the liquidation value thereof.

For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock.

Notwithstanding the foregoing, “Indebtedness” shall not include (x) advances paid by customers in the ordinary course of business for services or products to be provided or delivered in the future or (y) deferred taxes.

“Independent Financial Advisor” means a firm:

•	which does not, and whose directors, officers or Affiliates do not, have a material financial interest in IMC and

•	which, in the judgment of the Board of Directors of IMC, is otherwise independent and qualified to perform the task for which it is to be engaged.

“Interest Swap Obligations” means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

“Investment” means, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any Person. “Investment” excludes (1) extensions of trade credit by IMC and its Restricted Subsidiaries on commercially reasonable terms in accordance with normal trade practices of IMC or such Restricted Subsidiary, as the case may be, (2) any Restricted Payment described in clause (2) of the definition thereof and (3) any purchase or acquisition of Indebtedness of IMC or any of its Restricted Subsidiaries (other than any Restricted Payment described in clause (3) of the definition thereof). If IMC or any Restricted Subsidiary of IMC sells or otherwise disposes of any Common Stock of any direct or indirect Restricted Subsidiary of IMC such that, after giving effect to any such sale or disposition, IMC no longer owns, directly or indirectly, greater than 50% of the outstanding Common Stock of such Restricted Subsidiary, IMC will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Capital Stock of such Restricted Subsidiary not sold or disposed of.

“Investment Grade Rating” means (1) with respect to S&P, any of the rating categories from and including AAA to and including BBB- and (2) with respect to Moody’s, any of the rating categories from and including Aaa to and including Baa3.

“Liens” means any mortgage, pledge, security interest, encumbrance, lien, charge or adverse claim affecting title or resulting in any encumbrance against real or personal property or a security interest of any kind, including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute other than to reflect ownership by a third party of property leased to IMC or any of its Subsidiaries under a lease that is not in the nature of a conditional sale or title retention agreement.

“Moody’s” means Moody’s Investors Service, Inc. or any successor thereto.

“Mosaic” means The Mosaic Company, a Delaware corporation, and any successor thereto.

“Mosaic Crop Nutrition” means Mosaic Crop Nutrition, LLC, a limited liability company organized under the laws of Delaware, and any successor thereto.

“Mosaic Fertilizer” means Mosaic Fertilizer, LLC, a limited liability company organized under the laws of Delaware, and any successor thereto.

“Mosaic Qualified Capital Stock” means Capital Stock of Mosaic that is not Disqualified Capital Stock.

“Mosaic Restricted Dividend” means to

(1)	declare or pay any dividend or make any distribution on or in respect of Capital Stock of Mosaic or its Subsidiaries (other than wholly-owned Subsidiaries of Mosaic) to holders of such Capital Stock, other than dividends or distributions payable in Mosaic Qualified Capital Stock, or

(2)	purchase, redeem or otherwise acquire or retire for value any Capital Stock of Mosaic or its Subsidiaries (other than wholly-owned Subsidiaries of Mosaic) or any warrants, options or other rights to purchase or acquire any Capital Stock of Mosaic or such Subsidiaries.

“Net Cash Proceeds” means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by IMC or any of its Restricted Subsidiaries from such Asset Sale, net of

•	all out-of-pocket expenses and fees relating to such Asset Sale (including legal, accounting and investment banking fees and sales commissions),

•	taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements,

•	the decrease in proceeds from Qualified Securitization Transactions which results from such Asset Sale and

•

appropriate amounts provided by IMC or any Restricted Subsidiary as a reserve in accordance with GAAP against any liabilities associated with such Asset Sale and retained by IMC or any Restricted Subsidiary after such Asset Sale, including pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.

“Net Proceeds Offer” has the meaning set forth in the third paragraph of the “Limitation on Asset Sales” covenant.

“Net Proceeds Offer Amount” has the meaning set forth in the third paragraph of the “Limitation on Asset Sales” covenant.

“Non-Cash Asset Write-Down” means a non-cash write-down or write-off of an asset (other than any such write-down or write-off that requires an accrual of or a reserve for cash charges for any future period); provided that upon the sale of such asset such write-down or write-off shall not be taken into account in calculating Consolidated Net Income, to the extent the gain from any such sale would otherwise increase Consolidated Net Income.

“Note Guarantee” means a guarantee of the Notes contemplated under “—Note Guarantees” or issued pursuant to the “Limitation on Guarantees by Restricted Subsidiaries” covenant.

“Ogden” means the solar evaporation facility located in Ogden, Utah, as used within IMC’s consolidated financial statements for the year ended December 31, 2000.

“Operative Date” means the date the Amendments become operative.

“Other Indebtedness” has the meaning set forth in the third paragraph of the “Limitation on Asset Sales” covenant.

“Permitted Holder” means Cargill and its Subsidiaries.

“Permitted Indebtedness” means, without duplication, each of the following:

(1)	Indebtedness of IMC and its Restricted Subsidiaries outstanding on May 17, 2001, including any such Indebtedness held by IMC or any of its Restricted Subsidiaries and including the 2008 Notes and the 2011 Notes issued on May 17, 2001 and any Note Guarantees with respect thereto;

(2)	the 2013 Notes issued on August 1, 2003 and any Note Guarantees with respect thereto;

(3)	Indebtedness incurred by IMC or any of its Restricted Subsidiaries pursuant to the Credit Agreement in an aggregate principal amount not to exceed the greater of:

•	$850.0 million at any time outstanding, and

•	the sum of 85% of the book value of accounts receivable and 50% of the book value of inventory of IMC and its Restricted Subsidiaries, calculated on a consolidated basis and in accordance with GAAP, less the amount of Indebtedness incurred and outstanding pursuant to clause (14) below.

Any portion of such amount may be incurred by IMC and/or any of its Restricted Subsidiaries (x) as a direct borrower and obligor, (y) pursuant to a direct or indirect guarantee of Indebtedness of an Affiliate Guarantor (such guarantee, an “IMC Phosphates Guarantee”) or (z) pursuant to both clause (x) and clause (y);

(4)      •      Interest Swap Obligations of IMC relating to Indebtedness of IMC or any of its Restricted Subsidiaries or Indebtedness that IMC or any of its Restricted Subsidiaries reasonably intends to incur within six months; and

•	Interest Swap Obligations of any Restricted Subsidiary of IMC relating to Indebtedness of such Restricted Subsidiary or Indebtedness that such Restricted Subsidiary reasonably intends to incur within six months;

provided any such Interest Swap Obligations will constitute “Permitted Indebtedness” only if they are entered into to protect IMC and its Restricted Subsidiaries from fluctuations in interest rates on Indebtedness permitted under the Indenture to the extent the notional principal amount of such Interest Swap Obligations, when incurred, do not exceed the principal amount of the Indebtedness to which such Interest Swap Obligations relate;

(5)	Indebtedness by IMC or any of its Restricted Subsidiaries under Commodity Agreements and Currency Agreements; provided that (x) such agreements are entered into to protect IMC and its Restricted Subsidiaries from fluctuations in the price of commodities actually at that time used in the ordinary course of business of IMC and its Restricted Subsidiaries, in the case of Commodity Agreements, and from fluctuations in currency exchange rates, in the case of Currency Agreements, and (y) in the case of Currency Agreements which relate to Indebtedness, such Currency Agreements do not increase the Indebtedness of IMC and its Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

(6)	Indebtedness of a Restricted Subsidiary of IMC owed to IMC or to a Restricted Subsidiary of IMC for so long as such Indebtedness is held by IMC or a Restricted Subsidiary of IMC, in each case subject to no Lien held by a Person other than IMC or a Restricted Subsidiary of IMC (other than Liens granted under the Credit Agreement); provided that if any Person other than IMC or a Restricted Subsidiary of IMC owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness (other than Liens granted under the Credit Agreement), the issuer of such Indebtedness shall be deemed to have incurred at such time Indebtedness not permitted by this clause (6);

(7)	Indebtedness of IMC to a Restricted Subsidiary for so long as such Indebtedness is held by a Restricted Subsidiary, in each case subject to no Lien (other than Liens granted under the Credit Agreement); provided that (x) any Indebtedness of IMC to any Restricted Subsidiary (other than Indebtedness subject to Liens granted under the Credit Agreement) is unsecured and subordinated, pursuant to a written agreement, to IMC’s obligations under the Notes and (y) if any Person other than a Restricted Subsidiary owns or holds any such Indebtedness or any Person holds a Lien in respect of such Indebtedness (other than Liens granted under the Credit Agreement), IMC shall be deemed to have incurred at such time Indebtedness not permitted by this clause (7);

(8)	Indebtedness of IMC or any of its Restricted Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within two business days of incurrence;

(9)	Indebtedness of IMC or any of its Restricted Subsidiaries represented by letters of credit for the account of IMC or such Restricted Subsidiary, as the case may be, in order to provide security for workers’ compensation claims, payment obligations in connection with self-insurance or similar requirements in the ordinary course of business;

(10)	Refinancing Indebtedness incurred to Refinance Indebtedness (x) incurred pursuant to the Coverage Ratio Exception or pursuant to clause (2) above or this clause (10) or (y) referred to in clause (1) above;

(11)	indemnification, adjustment of purchase price or similar obligations of IMC or any of its Restricted Subsidiaries, in each case, incurred in connection with the disposition of any assets of IMC or any of its Restricted Subsidiaries (other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such assets for the purpose of financing such acquisition); provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the net proceeds actually received by IMC and such Restricted Subsidiary from such disposition;

(12)	obligations of IMC or any of its Restricted Subsidiaries in respect of performance bonds and completion, guarantee, surety and similar bonds in the ordinary course of business;

(13)	Capitalized Lease Obligations and Purchase Money Indebtedness of IMC or any of its Restricted Subsidiaries, and Refinancing Indebtedness thereof, in an aggregate amount not to exceed $50.0 million at any time outstanding;

(14)	the incurrence by a Securitization Entity of Indebtedness in a Qualified Securitization Transaction that is not recourse (except for Standard Securitization Undertakings) to IMC or any of its Restricted Subsidiaries not to exceed $100 million at any time outstanding;

(15)	Indebtedness consisting of take-or-pay obligations contained in supply agreements entered into in the ordinary course of business;

(16)	industrial revenue bonds or similar tax-exempt Indebtedness of IMC or any of its Restricted Subsidiaries incurred to finance the construction or improvement of operations of IMC and its Restricted Subsidiaries in an aggregate principal amount not to exceed $50.0 million at any time outstanding;

(17)	the guarantee by IMC or any of its Restricted Subsidiaries of Indebtedness incurred by IMC or any of its Restricted Subsidiaries that was permitted to be incurred by the Coverage Ratio Exception or another clause in this definition of Permitted Indebtedness; provided, that the “Limitation on Guarantees by Restricted Subsidiaries” covenant, to the extent applicable, has been complied with;

(18)	Indebtedness of Foreign Subsidiaries in an aggregate amount not to exceed $100.0 million at any time outstanding; and

(19)	additional Indebtedness of IMC or any of its Restricted Subsidiaries in an aggregate principal amount not to exceed $50.0 million at any time outstanding.

“Permitted Investments” means:

(1)	Investments by IMC or any of its Restricted Subsidiaries in any Person that is or will become immediately after such Investment a Restricted Subsidiary of IMC or that will merge or consolidate into IMC or any of its Restricted Subsidiaries;

(2)	Investments in IMC by any of its Restricted Subsidiaries; provided that any Indebtedness evidencing such Investment (other than Indebtedness subject to Liens granted under the Credit Agreement) is unsecured and subordinated, pursuant to a written agreement, to IMC’s obligations with respect to the Notes;

(3)	investments in cash and Cash Equivalents;

(4)	loans and advances to employees and officers of IMC and its Restricted Subsidiaries in the ordinary course of business;

(5)	Investments in joint ventures not to exceed $25.0 million; provided that

•	such joint ventures do not have any Indebtedness for borrowed money at any time on or after the date of such Investment (other than Indebtedness owing to the equity holders of such joint ventures),

•	the documentation governing any such joint venture does not contain a restriction on distributions to IMC or any of its Subsidiaries, and

•	each such joint venture is engaged only in the businesses in which IMC and its Restricted Subsidiaries are engaged on May 17, 2001 and businesses similar, related or ancillary thereto;

(6)	Investments in securities received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any debtors of IMC or its Restricted Subsidiaries;

(7)	Investments received as consideration from an Asset Sale made in compliance with the “Limitation on Asset Sales” covenant;

(8)	Investments existing on May 17, 2001;

(9)	any Investment by IMC or a wholly owned Subsidiary of IMC in a Securitization Entity or any Investment by a Securitization Entity in any other Person in connection with a Qualified Securitization Transaction; provided that any Investment in a Securitization Entity is in the form of a purchase money note or an equity interest;

(10)	any Indebtedness of IMC to any of its Subsidiaries incurred in connection with the purchase of accounts receivable and related assets by IMC from any such Subsidiary which assets are subsequently conveyed by IMC to a Securitization Entity in a Qualified Securitization Transaction;

(11)	Investments in Interest Swap Obligations, Commodity Agreements and Currency Agreements of the type described in clauses (4) and (5) of the definition of “Permitted Indebtedness”;

(12)	any deemed Investment in all or any portion of the IMC Chemicals Business Unit occurring by operation of the last sentence of the definition of “Investment”;

(13)	additional Investments in an aggregate amount not to exceed $50.0 million at any time outstanding;

(14)	IMC Phosphates Guarantees incurred pursuant to clause (3) of the definition of “Permitted Indebtedness”; and

(15)	Investments made as part of a Phosphates Combination Transaction.

“Permitted Liens” means, with respect to any Person:

(1)	Liens existing as of August 1, 1998;

(2)	Liens on assets of, or any Capital Stock of or secured debt of, any Person existing at the time such Person becomes a Restricted Subsidiary of IMC or at the time such Person is merged into IMC or any of its Restricted Subsidiaries;

(3)	Liens in favor of IMC or any of its Restricted Subsidiaries;

(4)	Liens in favor of governmental bodies to secure progress or advance payments;

(5)	Liens securing industrial revenue or pollution control bonds;

(6)	Liens on property to secure Indebtedness incurred for the purpose of (x) financing all or any part of the purchase price of such property incurred prior to, at the time of, or within 180 days after, the acquisition of such property or (y) financing all or any part of the cost of construction, improvement, development or expansion of any such property;

(7)	statutory liens or landlords’, carriers’, warehousemen’s, mechanics’, suppliers’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings, if a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor;

(8)	Liens on current assets of Restricted Subsidiaries securing Indebtedness of such Restricted Subsidiaries; and

(9)	any extensions, substitutions, replacements or renewals in whole or in part of a Lien (an “existing Lien”) enumerated in clauses (1) through (8) above; provided that (x) the Lien may not extend beyond the assets or Indebtedness subject to the existing Lien and (y) improvements and construction on such assets and the Indebtedness secured by the Lien may not exceed the Indebtedness secured at the time by the existing Lien.

“Person” means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture or a governmental agency or political subdivision thereof.

“Phosphates Combination Transaction” means any one or more transactions or series of related transactions involving (x) the sale, lease, conveyance, contribution and/or other transfer (a “contribution”) of assets or Capital Stock comprising all or any portion of the IMC Phosphates Business to an entity formed or to be formed (such entity, the “Phosphates Holding Company” and, together with its Subsidiaries, the “Phosphates Entities”) by IMC or a Subsidiary thereof and/or Mosaic or a Subsidiary thereof and/or (y) the merger or consolidation of a Subsidiary of IMC comprising all or any portion of the IMC Phosphates Business with or into any Phosphates Entity, provided that:

•	IMC and its Restricted Subsidiaries, taken as a whole, shall receive consideration at the time of such contribution, merger or consolidation equal to not less than the fair market value of the assets or Capital Stock so contributed or the fair market value of the assets of the Subsidiary of IMC so merged or consolidated, as the case may be, as reasonably determined in good faith by the Board of Directors of IMC;

•	IMC and its Restricted Subsidiaries, taken as a whole, shall at all times have voting and dividend participation and other equivalent rights in the Phosphates Entities (and its other Investments therein shall be) equivalent in all respects (as reasonably determined in good faith by the Board of Directors of IMC) to the voting and dividend participation and other equivalent rights and other Investments therein of Mosaic and its Subsidiaries (other than IMC and its Restricted Subsidiaries) (or any successor to Mosaic’s and its Subsidiaries’ interest in the Phosphates Entities), after taking into account the pro rata portion of assets of the Phosphates Entities contributed by IMC and its Subsidiaries, on the one hand, and Mosaic and its Subsidiaries (other than IMC and its Subsidiaries), on the other; and

•	the Phosphates Holding Company and the other Phosphates Entities are each Affiliate Guarantors.

“Phosphates Entities” has the meaning set forth in the definition of “Phosphates Combination Transaction.”

“Phosphates Holding Company” has the meaning set forth in the definition of “Phosphates Combination Transaction.”

“Preferred Stock” of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

“Principal Property” means any manufacturing plant or warehouse owned or leased by IMC or any Subsidiary of IMC, whether owned or leased as of August 1, 1998 or thereafter, the gross book value of which exceeds 1% of Consolidated Net Worth, other than manufacturing plants and warehouses which the Board of Directors of IMC by resolution declares are not of material importance to the total business conducted by IMC and its Restricted Subsidiaries as an entirety and which, when taken together with all other plants and warehouses as to which such a declaration has been so made, is so declared by the Board of Directors of IMC to be not of material importance to the total business conducted by IMC and its Restricted Subsidiaries as an entirety.

“Pro Forma Cost Savings” means, with respect to any period ended on any Transaction Date, the reductions in costs with respect to the applicable Four Quarter Period that are directly attributable to any Investments, acquisitions, dispositions, mergers, consolidations or discontinued operations and calculated on a basis that is consistent with Article 11 of Regulation S-X under the Securities Act.

“Purchase Money Indebtedness” means Indebtedness of IMC or any of its Restricted Subsidiaries incurred for the purpose of financing all or any part of the purchase price, or the cost of construction or improvement, of any assets to be used in the ordinary course of business by IMC or any of its Restricted Subsidiaries; provided, however, that (1) the aggregate principal amount of such Indebtedness shall not exceed such purchase price or cost, (2) such Indebtedness shall be incurred no later than 180 days after the acquisition of such assets or completion of such construction or improvement and (3) such Indebtedness shall not be secured by any assets of IMC or any of its Restricted Subsidiaries other than the assets so acquired and improvements thereon.

“Qualified Capital Stock” means any Capital Stock of IMC that is not Disqualified Capital Stock.

“Qualified Securitization Transaction” means any transaction or series of transactions that may be entered into by IMC, any of its Restricted Subsidiaries or a Securitization Entity pursuant to which IMC or such Restricted Subsidiary or that Securitization Entity may, pursuant to customary terms, sell, convey or otherwise transfer to, or grant a security interest in for the benefit of, (1) a Securitization Entity or IMC or any of its Restricted Subsidiaries which subsequently transfers to a Securitization Entity (in the case of a transfer by IMC or such Restricted Subsidiary) and (2) any other Person (in the case of transfer by a Securitization Entity), any accounts receivable (whether now existing or arising or acquired in the future) of IMC or any of its Restricted Subsidiaries which arose in the ordinary course of business of IMC and its Restricted Subsidiaries, and any assets related thereto, including, without limitation, all collateral securing such accounts receivable, all contracts and contract rights and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets (including contract rights) which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

“Rating Agency” means each of (a) S&P and (b) Moody’s.

“Refinance” means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means, with respect to any Indebtedness, Indebtedness incurred to Refinance such Indebtedness; provided that:

(1)	the aggregate principal amount of the Indebtedness so incurred does not exceed the sum of (a) the aggregate principal amount of the Indebtedness being Refinanced as of the date of such proposed Refinancing plus (b) the amount of premium, if any, that would be payable upon the redemption of the Indebtedness being Refinanced under the terms of the instrument governing the Indebtedness being Refinanced if such redemption occurred, whether or not a premium in such amount is actually paid pursuant to such Refinancing, as of the date of such proposed Refinancing plus (c) the amount of reasonable expenses incurred by IMC in connection with such Refinancing;

(2)	the Weighted Average Life to Maturity of the Indebtedness so incurred at the date of such proposed Refinancing is not less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced as of the date of such proposed Refinancing; and

(3)	the final maturity of the Indebtedness so incurred is not earlier than the final maturity of the Indebtedness being Refinanced;

and provided, further, that (x) if the Indebtedness being Refinanced is subordinate or junior to the Notes, then such Refinancing Indebtedness shall be subordinate or junior to the Notes at least to the same extent and in the same manner as the Indebtedness being Refinanced and (y) if the obligors on the Indebtedness being Refinanced include only IMC and/or one or more Guarantors, the obligors on the Refinancing Indebtedness thereof shall not include any Person other than IMC and/or one or more Guarantors. For the avoidance of doubt, in the event that Mosaic or its Subsidiaries (other than IMC and its Restricted Subsidiaries) Refinances any Indebtedness of IMC or its Restricted Subsidiaries with Indebtedness of Mosaic or its Subsidiaries (other than IMC and its Restricted Subsidiaries), and IMC and/or its Restricted Subsidiaries directly or indirectly guarantee such Indebtedness of Mosaic and its Subsidiaries, such guarantee shall for purposes hereof be deemed to be Refinancing Indebtedness (to the extent the term “Refinancing Indebtedness” is used in the Indenture with respect to such Indebtedness) of such Indebtedness of IMC and/or its Restricted Subsidiaries provided such guarantee conforms with the provisions of this definition. For the avoidance of doubt, it is understood that a Refinancing of the Credit Agreement shall not be deemed to be Refinancing Indebtedness.

“Restricted Payment” means to

(1)	declare or pay any dividend or make any distribution on or in respect of IMC’s Capital Stock to holders of such Capital Stock, other than dividends or distributions payable in Qualified Capital Stock of IMC,

(2)	purchase, redeem or otherwise acquire or retire for value any Capital Stock of IMC or any warrants, options or other rights to purchase or acquire any Capital Stock of IMC,

(3)	make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of IMC or any Guarantor that is subordinate or junior in right of payment to the Notes or the Note Guarantee of such Guarantor or

(4)	make any Investment other than Permitted Investments.

“Restricted Subsidiary” of any Person means any Subsidiary of such Person which at the time of determination is not an Unrestricted Subsidiary; provided, however, that with respect to IMC after the Fall-Away Event, each Subsidiary of IMC (other than Phosphates Entities and other Persons deemed to be Unrestricted Subsidiaries pursuant to the second to last paragraph of the “Limitation on

Designations of Unrestricted Subsidiaries” covenant (unless such Person has otherwise assumed the obligations of IMC or a Restricted Subsidiary under the Indenture pursuant to the “Merger, Consolidation and Sale of Assets” covenant)) shall be a Restricted Subsidiary of IMC.

“Revocation” has the meaning set forth in the “Limitation on Designations of Unrestricted Subsidiaries” covenant.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor thereto.

“Sale and Leaseback Transaction” has the meaning set forth in the second paragraph of the “Limitations on Liens and Sale and Leaseback Transactions” covenant.

“Securitization Entity” means a wholly owned Subsidiary of IMC (or another Person (which, for the avoidance of doubt, includes Mosaic and its Subsidiaries) in which IMC or any Subsidiary of IMC makes an Investment and to which IMC or any Subsidiary of IMC transfers accounts receivable) which engages in no activities other than in connection with the financing of accounts receivable and which is designated by the Board of Directors of IMC (as provided below) as a Securitization Entity

(1)	no portion of the Indebtedness or any other obligations (contingent or otherwise) of which

•	is guaranteed by IMC or any Subsidiary of IMC (other than the Securitization Entity) (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness)) pursuant to Standard Securitization Undertakings,

•	is recourse to or obligates IMC or any Subsidiary of IMC (other than the Securitization Entity) in any way other than pursuant to Standard Securitization Undertakings or

•	subjects any asset of IMC or any Subsidiary of IMC (other than the Securitization Entity), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings and other than any interest in the accounts receivable (whether in the form of an equity interest in such assets or subordinated indebtedness payable primarily from such financed assets) retained or acquired by IMC or any Subsidiary of IMC,

(2)	with which neither IMC nor any Subsidiary of IMC has any material contract, agreement, arrangement or understanding other than on terms no less favorable to IMC or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of IMC, other than fees payable in the ordinary course of business in connection with servicing receivables of such entity, and

(3)	to which neither IMC nor any Subsidiary of IMC has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of IMC shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of IMC giving effect to such designation and an officers’ certificate certifying that such designation complied with the foregoing conditions.

“Significant Subsidiary” means any Restricted Subsidiary of IMC or any Subsidiary of Mosaic, Mosaic Fertilizer or Mosaic Crop Nutrition, as the case may be, which, at the date of determination, is a “significant subsidiary” (as such term is defined in Regulation S-X under the Exchange Act) of IMC, Mosaic, Mosaic Fertilizer or Mosaic Crop Nutrition, as the case may be.

“Specified Discontinued Businesses” means the IMC Chemicals Business Unit, the IMC Salt Business Unit and Ogden.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by IMC or any Subsidiary of IMC which are reasonably customary in an accounts receivable securitization transaction.

“Stated Maturity” when used with respect to any security or any installment of interest thereon, means the date specified in such security as the fixed date on which the principal of such security or such installment of interest is due and payable.

“Subsidiary” of any Person means (1) any Person of which more than 50% of the total voting power of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the Restricted Subsidiaries of that Person or a combination thereof, and (2) any partnership, joint venture or other Person in which such Person or one or more of the Restricted Subsidiaries of that Person or a combination thereof has the power to control by contract or otherwise the board of directors or equivalent governing body or otherwise controls such entity.

“Subsidiary Guarantors” means (1) each of the following Restricted Subsidiaries of IMC:

FMRP Inc., a Delaware corporation;

Mosaic Canada ULC (formerly known as IMC Canada ULC), a Nova Scotia unlimited liability company;

Mosaic Chemical North America LLC (formerly known as IMC Chemical North America LLC), a Delaware limited liability company;

IMC Global Dutch Holdings B.V., a Netherlands corporation;

IMC Global Netherlands B.V., a Netherlands corporation;

Mosaic Global Operations Inc. (formerly known as IMC Global Operations Inc.), a Delaware corporation;

IMC Global Potash Holdings N.V., a Netherlands Antilles corporation;

Mosaic Phosphates Company (formerly known as IMC Phosphates Company), a Delaware general partnership;

Mosaic Potash Carlsbad Inc. (formerly known as IMC Potash Carlsbad Inc.), a Delaware corporation;

IMC Potash Colonsay N.V., a Netherlands Antilles corporation;

Mosaic Potash Colonsay ULC (formerly known as IMC Potash Colonsay ULC), a Nova Scotia unlimited liability company;

Mosaic Sulphur Holdings LLC (formerly known as IMC Sulphur Holdings LLC), a Delaware limited liability company;

Mosaic USA Holdings Inc. (formerly known as IMC USA Holdings Inc.), a Delaware corporation;

Mosaic USA LLC (formerly known as IMC USA Inc. LLC), a Delaware limited liability company;

KCL Holdings, Inc., a Delaware corporation;

Phosphate Acquisition Partners L.P. (the successor to Phosphate Resource Partners Limited Partnership), a Delaware limited partnership;

PRP-GP LLC, a Delaware limited liability company; and

The Vigoro Corporation, a Delaware corporation;

and (2) each other Restricted Subsidiary of IMC that issues a Note Guarantee pursuant to the “Limitation on Guarantees by Restricted Subsidiaries” covenant or otherwise, in each case, so long as the Note Guarantee of such Restricted Subsidiary is in full force and effect.

“Unrestricted Subsidiary” of any Person means:

(1)	for purposes of the “Limitations on Liens and Sale and Leaseback Transactions” covenant and related definitions only:

•	any Subsidiary of IMC that at the time of determination has been, or is deemed to have been pursuant to the second to last paragraph of the “Limitation on Designations of Unrestricted Subsidiaries” covenant, designated an “Unrestricted Subsidiary” under the Indenture by the Board of Directors in the manner provided below, and

•	any Subsidiary of such an “Unrestricted Subsidiary.”

The Board of Directors of IMC may designate any Subsidiary of IMC (including any newly acquired or newly formed Subsidiary) to be an “Unrestricted Subsidiary” for purposes of the “Limitations on Liens and Sale and Leaseback Transactions” covenant and related definitions unless such Subsidiary owns any Capital Stock of, or owns or holds any property of, IMC or any other Subsidiary of IMC that is not a Subsidiary of the Subsidiary so designated; provided, however, that (x) the Subsidiary to be so designated has total assets of $5,000 or less and (y) the following Subsidiaries may not be designated Unrestricted Subsidiaries: Mosaic Global Operations Inc. (formerly known as IMC Global Operations Inc.), a Delaware corporation; Mosaic Esterhazy Holdings Limited (formerly known as International Minerals & Chemical (Canada) Global Limited), a Canadian company; Mosaic Phosphates Company (formerly known as IMC Phosphates Company), a Delaware general partnership; and any intermediate holding company between any of the foregoing and IMC. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the board resolutions giving effect to such designation and an officers’ certificate certifying that such designation complied with the foregoing provisions; and

(2)	for all other purposes of the Indenture:

•	any Subsidiary of such Person that at the time of determination has been, or is deemed to have been pursuant to the second to last paragraph of the “Limitation on Designations of Unrestricted Subsidiaries” covenant, designated an Unrestricted Subsidiary, and has not been redesignated a Restricted Subsidiary, in accordance with the “Limitation on Designation of Unrestricted Subsidiaries” covenant; and

•	any Subsidiary of such an Unrestricted Subsidiary.

“U.S. Government Obligations” shall mean securities that are (1) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the payment of which is unconditionally guaranteed as full faith and credit obligation by the United States of America, that, in either case, are not callable or redeemable at the option of the issuer thereof and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligations or a specific payment of interest on or principal of any such U.S. Government Obligations held by such custodian for the account of the holder of a depository receipt; provided, that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt for any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of interest on or principal of the U.S. Government Obligations evidenced by such depository receipt.

“Value” means an amount equal to the greater of the net proceeds of the sale or transfer of the property leased pursuant to a Sale and Leaseback Transaction, or the fair value as determined by the Board of Directors of IMC of the leased property at the time of entering into such Sale and Leaseback Transaction.

“Voting Stock” means, with respect to any Person, Capital Stock of such Person entitling the holders thereof, under ordinary circumstances, to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)	the then outstanding aggregate principal amount of such Indebtedness into

(2)	the sum of the total of the products obtained by multiplying

•	the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by

•	the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment.

Book-Entry, Delivery and Form

General.    With respect to each Series, the Notes were issued in the form of a global note (collectively, the “Global Notes”). The Global Notes were deposited with the Trustee as custodian for The Depository Trust Company (“DTC”) and registered in the name of Cede & Co. as nominee of DTC. Except in the limited circumstances described below, beneficial interests in the Global Note will be shown on, and transfers thereof will be effected only through, records maintained in book-entry form by DTC.

DTC.    DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of transactions amongst its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC.

Except as described below, owners of interests in the Global Notes will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or holders of Notes for any purpose. So long as DTC is the registered owner or holder of a Global Note, such party will be considered the sole owner or holder of the Notes represented by such Global Note for all purposes under the Indenture and the Notes. Accordingly, each Person owning a beneficial interest in a Global Note must rely on the procedures of DTC and their participants or holders to exercise any rights and remedies of a holder under the Indenture. Payments of principal and interest on the Global Notes will be made to one or more paying agents on behalf of DTC as the registered owner thereof.

The laws of some countries and some states in the United States require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons may be limited to that extent. Because DTC can act only on behalf of its participants or holders, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons or entities that do not participate in the relevant clearing system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Payments on the Global Notes.    While the Notes are represented by the Global Notes, payments in respect of the principal of, premium, if any, and interest on the Global Notes will be made through one or more paying agents appointed under the Indenture (which initially will include the Trustee) on behalf of DTC in its capacity as the registered holder of the Notes under the Indenture. If definitive Notes have been issued, the Indenture requires IMC to make payments in respect of such definitive Notes (including principal, premium and interest) by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder’s registered address.

Under the terms of the Indenture, IMC and the Trustee will treat the Persons in whose names the Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, none of IMC, the Trustee, or any agent of IMC or the Trustee has or will have any responsibility or liability for

•	any aspect or accuracy of the records of the relevant clearing system, the participants therein or the holders thereof, as the case may be, relating to payments made on account of beneficial ownership interests in the Global Notes, or for maintaining, supervising or reviewing any records of such clearing system, participant or holder relating to beneficial ownership interests in the Global Notes, or

•	any other matter relating to the actions and practices of the relevant clearing system or the participants therein or the holders thereof.

DTC, upon receipt of any such payment, will immediately credit the accounts of its relevant participants or holders with payments in amounts proportionate to their respective holdings in principal amount of beneficial interests in the Global Notes, as shown on the records of DTC. IMC expects that payments by such participants or holders, as the case may be, to the beneficial owners of Global Notes will be governed by standing instructions and customary practices and will be the responsibility of such participants or holders. Neither IMC nor the Trustee will have responsibility or liability for the payment of amounts owing in respect of beneficial interests in the Global Notes held by the Trustee.

Transfers of Global Securities and Interests in Global Securities.    Unless definitive securities are issued, the Global Notes may be transferred, in whole and not in part, only by DTC to the Trustee, or by the Trustee to DTC, or to another nominee or successor thereof or a nominee of such successor.

Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its holders and intermediaries. Any secondary market trading activity in beneficial interests in the Global Notes is expected to occur through the participants or holders and intermediaries of DTC and the securities custody accounts of investors will be credited with their holdings against payment in same-day funds on the settlement date.

No service charge will be made for any registration of transfer or exchange of the Notes, but the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Although DTC has agreed to various procedures to facilitate transfers of interests in the Global Notes among participants and holders in DTC, it is under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither IMC, the Trustee, nor any agent of ours or the Trustee will have any responsibility for the nonperformance or misperformance (as a result of insolvency, mistake, misconduct or otherwise) by DTC or its participants, indirect participants, holders or intermediaries of their respective obligations under the rules and procedures governing their operations.

IMC understands that under existing industry practices, if IMC or the Trustee requests any action of holders of Notes, or if an owner of a beneficial interest in a Global Note desires to give instructions or take an action that a holder is entitled to give or take under the Indenture, DTC would authorize their respective participants or holders, as the case may be, owning the relevant beneficial interest to give instructions to take such action, and such participants or holders would authorize indirect participants or intermediaries to give instructions or take such action, or would otherwise act upon the instructions of such indirect participants or intermediaries. DTC is not required to authorize holders to take any action.

IMC understands that under existing practices of DTC if less than all of the Notes are to be redeemed at any time, DTC will credit its participants’ or holders’ accounts on a proportionate basis, with adjustments to prevent fractions, or by lot or on such other basis as DTC deems fair and appropriate, provided that no beneficial interests of less than $1,000 may be redeemed in part.

Except in the limited circumstances described below, owners of beneficial interests in Global Notes will not be entitled to receive physical delivery of definitive Notes. Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which rules and procedures may change from time to time.

Certificated Notes.    Beneficial interests in a Global Note are exchangeable for definitive Notes of the applicable Series in registered certificated form only if:

(1)	DTC is closed for business for a continuous period of 14 days (other than by reason of holiday, statutory or otherwise) or announces an intention permanently to cease business or does in fact do so and no alternative clearance system satisfactory to the Trustee, is available,

(2)	an Event of Default under the Indenture occurs and is continuing, upon the request delivered in writing to DTC or the Trustee,

(3)	DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not able to be appointed by IMC within 90 days;

provided that in the case of clauses (1) or (3), such exchange shall be only for all Notes of that Series and in the case of clause (2), such exchange may be for all or some Notes of that Series.

Any certificated Notes will be issued in registered form denominations of $1,000 in nominal amount and multiples thereof. In all cases, certificated Notes delivered in exchange for any Global Note or beneficial interest in the Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of DTC in accordance with its customary procedures. The Notes may not be issued in bearer form.

In the case of the issuance of certificated Notes in the limited circumstances set forth above, the holder of any such certificated note may transfer such note by surrendering it at the offices or agencies of IMC maintained for such purpose within the City and State of New York. Until otherwise designated by IMC, IMC’s office or agency in the City and State of New York will be the offices of the Trustee maintained for such purpose. In the event of a partial transfer of a holding of Notes represented by one certificate, or partial redemption of such a holding represented by one certificate, a new certificate shall be issued to the transferee in respect of the part transferred or redeemed and a further new certificate in respect of the balance of the holding not transferred or redeemed shall be issued to the transferor, provided that no certificate in denominations less than $1,000 shall be issued. Each new certificate to be issued shall be available for delivery within ten business days at the office of the Trustee. The cost of preparing, printing, packaging and delivering the certificated Notes shall be borne by IMC.

IMC shall not be required to register the transfer or exchange of certificated Notes for a period of 15 days preceding

•	the due date for any payment of principal of or interest on the Notes, or

•	the date fixed for a selection of Notes to be redeemed.

Also, IMC is not required to register the transfer or exchange of any Notes selected for redemption. In the event of the transfer of any certificated note, the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and IMC may require a holder to pay any taxes and fees required by law and permitted by the Indenture and the Notes.

If certificated Notes are issued and a holder of a certificated Note claims that the Note has been lost, destroyed or wrongfully taken or if such Note is mutilated and is surrendered to the Trustee, IMC shall issue and the Trustee shall authenticate a replacement Note if the Trustee’s and IMC’s requirements are met. If required by the Trustee or IMC, an indemnity bond sufficient in the judgment of both to protect IMC, the Trustee or any paying agent or authenticating agent appointed pursuant to the Indenture from any loss which any of them may suffer if a Note is replaced must be posted. IMC may charge for its expenses in replacing a Note.

In case any such mutilated, destroyed, lost or stolen Note has become or is about to become due and payable, or is about to be redeemed or purchased by IMC pursuant to the provisions of the Indenture, IMC in its discretion may, instead of issuing a new Note, pay, redeem or purchase such Note, as the case may be.

To the extent permitted by law, IMC, any paying agent, the Registrar and the Transfer Agent shall be entitled to treat the Person in whose name any certificated Note is registered as the absolute owner thereof. The Indenture will contain provisions relating to the maintenance of a register reflecting ownership of certificated Notes, if any, and other provisions customary for a registered debt security including registration as to both principal and stated interest and restrictions on transfer except by surrender of a certificated Note and either the reissuance of such certificated Note or the issuance of a new certificated Note to the new holder. Payment of principal on each certificated Note will be made to the holder against presentation and surrender. Payment of interest on each certificated Note will be made to the holder appearing on the register at the close of business on the record date at his address shown on the register on the record date.

None of IMC, the Trustee, the Depositary or any paying agent will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, any book-entry interest.

Redemption of Global Notes.    In the event that any Global Note (or any portion thereof) is redeemed, the Trustee will redeem an equal amount of the book-entry interests in such Global Note from the amount received by it in respect to the redemption of such Global Note. The redemption price payable in connection with the redemption of such book-entry interests will be equal to the amount received by the Trustee in connection with the redemption of such Global Note (or any portion thereof).

Description of Other IMC Securities and PLP Notes

IMC and PLP do not believe that the proposed Amendments with respect to the Other IMC Securities or the PLP Notes constitute material modifications to the existing terms of those Securities. Accordingly, IMC and PLP have not provided a detailed description of those Securities, as amended by the applicable Amendments, in this prospectus. If you would like to receive a description of the existing terms of those Securities, you may request a copy of the description from the Information Agent at its address and telephone number set forth on the back cover page of this prospectus.

DESCRIPTION OF THE GUARANTEES

The Guarantees will be issued upon the satisfaction of the conditions described in “The Consent Solicitation—Conditions to the Consent Solicitation” and “The Consent Solicitation—Operative Date of Amendments; Timing for Making of Consent Payments and Issuance of Guarantees.” The Guarantees will be embodied in the supplemental indenture to the Indenture for the applicable series of the Securities. It will not be necessary for new certificates evidencing the Securities to be issued to reflect the benefit of the Guarantees and no separate certificates will be issued to evidence the Guarantees.

The Guarantees of the Affiliate Guarantors with respect to the High-Yield Notes are described in “Description of the Amended Securities—Description of High-Yield Notes—Brief Description of the Notes and the Note Guarantees—The Guarantees” and “Description of the Amended Securities—Description of High-Yield Notes—Note Guarantees.” In addition to the Guarantees of Mosaic, Mosaic Fertilizer and Mosaic Crop Nutrition, the High-Yield Notes will continue to be guaranteed by substantially the same subsidiaries of IMC that currently guarantee the High-Yield Notes, no matter the outcome of the consent solicitation.

Each Affiliate Guarantor that guarantees the High-Yield Notes will also fully and unconditionally guarantee the other Securities. Other than as described below, the scope of these Guarantees will be the same as the scope of their Guarantees with respect to the High-Yield Notes. However, the High-Yield Indentures will contain certain events of default and amendment provisions relating to the Guarantees that will not be contained in the Indentures governing the Other IMC Securities and the PLP Notes. For description of those differences, please see “Risk Factors—Risks Related to the Consent Solicitation and the Guarantees—If the Amendments are adopted, certain events relating to Mosaic, Mosaic Fertilizer and Mosaic Crop Nutrition or the Guarantees will result in immediate acceleration of the High-Yield Notes or give holders of the High-Yield Notes a right to accelerate at a time when holders of the Other IMC Securities and the PLP Notes do not have such a right.” In addition, the Amendments with respect to the High-Yield Notes provide that without the consent of each holder of High-Yield Notes affected, no amendment or waiver may be made under the applicable Indenture which would adversely affect the ranking of a Guarantee or which would release Mosaic, Mosaic Fertilizer, Mosaic Crop Nutrition or any of their respective significant subsidiaries that may become Affiliate Guarantors from its Guarantee. Under the Other IMC Securities and the PLP Notes, such amendments or waivers may be approved by holders of a majority of the principal amount (or such other percentage then sufficient to achieve an amendment or waiver) of the applicable series of Securities then outstanding.

The Guarantees of each Affiliate Guarantor will be:

•	general unsecured obligations of the Affiliate Guarantor;

•	equal in right of payment to all existing and future unsecured obligations of the Affiliate Guarantor that are not, by their terms, expressly subordinate in right of payment to its Guarantee;

•	senior in right of payment to any future obligations of the Affiliate Guarantor that are, by their terms, expressly subordinated in right of payment to its Guarantee; and

•	effectively junior in right of payment to all of the Affiliate Guarantor’s secured indebtedness and other obligations to the extent of the value of the assets securing such indebtedness and other obligations.

Mosaic, Mosaic Fertilizer and Mosaic Crop Nutrition, and any other affiliate of IMC that may become an Affiliate Guarantor of the Securities, will not be subject to the restrictive covenants in the Indentures, other than the terms of their respective guarantees. See “Risk Factors—Risks Related to the Consent Solicitation and the Guarantees—The Affiliate Guarantors will not be subject to the covenants in the Indentures, other than the terms of the Guarantees” and “Description of the Amended Securities—Description of High-Yield Notes—Note Guarantees.”

At August 31, 2004, after giving pro forma effect to the Cargill transactions assuming they had happened on that date, the assets of the Cargill Fertilizer Businesses that will be held by the Affiliate Guarantors, when taken together with the assets of IMC and its restricted subsidiaries, accounted for approximately 91% of the consolidated total assets of Mosaic.

The Guarantee of each Affiliate Guarantor will be fully and unconditionally released and discharged with respect to each series of the Securities simultaneously upon the occurrence of any of the following:

•	in the case of an Affiliate Guarantor other than Mosaic, any sale, exchange or transfer by Mosaic or any subsidiary of Mosaic, to any Person that is not an Affiliate of Mosaic of at least 80% of the capital stock of, or all or substantially all the assets of, such Affiliate Guarantor;

•	in the case of each Affiliate Guarantor, in connection with certain changes of control of IMC, provided that IMC completes its offer to purchase the High-Yield Notes in connection with such change of control (as required by the High-Yield Indentures); or

•	the High-Yield Notes achieve “investment grade” ratings from both Standards & Poor’s Ratings Services and Moody’s Investors Service, Inc. (unless such Affiliate Guarantor guarantees other debt of IMC).

Not all of Mosaic’s subsidiaries will guarantee the Securities. Please see “Risk Factors—Risks Related to the Consent Solicitation and the Guarantees—Not all of Mosaic’s subsidiaries will guarantee the Securities and the assets of the non-guarantor subsidiaries may not be available to Mosaic for payment on its Guarantee.”

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion sets forth the material U.S. federal income tax consequences to a holder of Securities of an Approving Series arising from the adoption of the Amendments, the issuance of the Guarantees and the receipt of the Consent Payments, if any. This discussion is based on the Internal Revenue Code of 1986, as amended, its legislative history, applicable Treasury regulations, administrative interpretations and court decisions, each as in effect as of the date of this document, and all of which are subject to change, or change in interpretation, possibly with retroactive effect. No ruling regarding these matters has been or will be sought from the Internal Revenue Service, referred to as the IRS, and this discussion is not binding on the IRS.

This discussion does not address any aspects of U.S. federal taxation other than federal income taxation or any aspects of state, local or foreign taxation.

This discussion addresses only holders that hold Securities as capital assets and does not address all aspects of U.S. federal income taxation that may be relevant to a holder of such Securities in light of that holder’s particular circumstances or to a holder subject to special rules, such as:

•	a financial institution or insurance company;

•	a mutual fund;

•	a tax-exempt organization;

•	an expatriate;

•	a broker or dealer in securities or foreign currencies;

•	a trader in securities that elects to apply a mark-to-market method of accounting;

•	a holder who or which holds Securities as part of a hedge, appreciated financial position, straddle or conversion transaction or has a functional currency that is not the U.S. dollar; or

•	a holder who or which is liable for the alternative minimum tax.

For purposes of this discussion, a “U.S. holder” is any beneficial owner of Securities who or which is, for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a domestic corporation;

•	an estate the income of which is subject to U.S. federal income tax without regard to its source; or

•	a trust (i) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) that has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

For purposes of this discussion, a “non-U.S. holder” is any beneficial owner of Securities who or which is not a U.S. holder or an entity treated as a domestic or foreign partnership.

Special rules, not discussed in this document, may apply to persons holding Securities through entities treated for U.S. federal income tax purposes as partnerships, and those persons should consult their own tax advisors in that regard.

Holders of Securities are urged to consult with a tax advisor regarding the tax consequences of the proposed Amendments, the Guarantees and the Consent Payments, if applicable.

Approving Series

U.S. Holders

The tax treatment of a U.S. holder of Securities of an Approving Series, including a holder of any such series that did not deliver a consent, will depend initially upon whether any of the Amendments, the Guarantees or, in the case of the High-Yield Notes, the Consent Payments result in a deemed exchange of the Securities for new Securities for U.S. federal income tax purposes. If none of the Amendments, the Guarantees or the Consent Payments result in a deemed exchange with respect to the Securities, a U.S. holder will not recognize any gain or loss for U.S. federal income tax purposes, and such holder will continue to have the same tax basis and holding period in the Securities.

Tax regulations specifically address whether or not the modification of the terms of a debt instrument will result in a deemed exchange of that debt instrument for U.S. federal income tax purposes. Generally, the modification of the terms of a debt instrument will be treated as a deemed exchange of an old debt instrument for a new debt instrument if such modification is a significant modification. Unless otherwise provided in specific provisions of the regulations, a modification is a “significant” modification only if, based on all the facts and circumstances, the legal rights or obligations that are altered and the degree to which they are altered are “economically significant,” considering all modifications to the debt instrument collectively, other than modifications subject to specific provisions of the regulations, which include those described in the paragraph below.

The regulations provide specific rules regarding whether changes in the yield, the addition of a guarantee, or the addition, deletion or alteration of accounting or financial covenants of or with respect to a debt instrument will be a significant modification. A change in the yield of a debt instrument is a significant modification under the regulations if the yield of the modified instrument (determined by taking into account any payments made to the holder as consideration for the modification) varies from the yield on the unmodified instrument (determined as of the date of the modification) by more than the greater of 25 basis points or five percent of the annual yield of the unmodified instrument. The addition of a guarantee of a recourse debt instrument is not a significant modification unless the addition of the guarantee results in a change in payment expectations, which, under the regulations, is treated as occurring if there is a “substantial” enhancement of the obligor’s ability to meet its payment obligations under the debt instrument and that capacity was primarily speculative prior to the modification and is adequate after the modification. The regulations provide that a modification of a debt instrument that adds, deletes or alters customary accounting or financial covenants is not a significant modification. Modifications described in this paragraph, none of which separately would be a significant modification, will not collectively constitute a significant modification under the regulations.

In the event that the application of these regulations to the Amendments, the Guarantees or the Consent Payments results in a deemed exchange of the Securities of an Approving Series, no gain or loss will be recognized by a U.S. holder if the deemed exchange qualifies as a recapitalization for U.S. federal income tax purposes. To so qualify, both the Securities deemed surrendered and the new Securities deemed received must constitute “securities” for U.S. federal income tax purposes. The maturity of a debt instrument is an important, but not necessarily controlling, factor in determining whether it is a security for tax purposes. A recent IRS revenue ruling interprets applicable case law to mean that an instrument with an initial maturity of less than five years generally is not a security, and also concludes that a debt instrument with an initial maturity of two years is a security if it is issued in exchange for a security and represents a continuation of the security holder’s investment in substantially the same form. Some cases that are not discussed in the revenue ruling have held, however, that debt instruments with initial maturities greater than five years but less than ten years are not securities for U.S. federal income tax purposes. These cases create some uncertainty whether a deemed exchange of a Security with an initial maturity of less than ten years (specifically, the 10.875%

Senior Notes due 2008, the 7.625% Notes due 2005 and the 6.55% Notes due 2005) would be treated as a recapitalization for U.S. federal income tax purposes.

In any deemed exchange that is treated as a recapitalization, a U.S. holder’s tax basis in the new Securities deemed received will equal the tax basis in the Securities deemed surrendered, and the holding period for such new Securities will include the holding period for the Securities deemed surrendered.

The gain recognized on a deemed exchange that is not a recapitalization will be the excess, if any, of the fair market value of the new Securities deemed received over the U.S. holder’s tax basis in the Securities deemed surrendered. To the extent that such fair market value exceeds the principal amount of the Securities, “amortizable bond premium” will result, which the U.S. holder may elect to amortize as an offset to the interest income on the Securities. The loss realized on a deemed exchange that is not a recapitalization will be the excess, if any, of the U.S. holder’s tax basis in the Securities deemed surrendered over the fair market value of the new Securities deemed received. A U.S Holder’s ability to recognize such a loss may be impeded by the so-called “wash sale” rules.

High-Yield Notes.    U.S. holders of High-Yield Notes should not have a deemed exchange as a result of the adoption of the Amendments, the issuance of the Guarantees or the receipt of the Consent Payments. In particular:

•	IMC does not expect that the addition of the Guarantees will cause any of the Securities, including the High-Yield Notes, to have an investment-grade credit rating immediately following the Operative Date. Assuming this expectation is accurate, the issuance of the Guarantees should not result in a change in payment expectations within the meaning of the regulations.

•	The Consent Payments will change the yield of the High-Yield Notes, but IMC expects that this change will be far smaller than that which would be treated as a significant modification under the regulations.

•	The remaining Amendments add, alter or delete customary accounting or financial covenants in the High-Yield Indentures.

Other IMC Securities and PLP Notes.    U.S. holders of the Other IMC Securities or the PLP Notes should not have a deemed exchange as a result of the adoption of the Amendments or the issuance of the Guarantees. (Holders of these Securities are not entitled to Consent Payments.) In particular:

•	IMC does not expect that the addition of the Guarantees will cause any of the Securities to have an investment-grade credit rating immediately following the Operative Date. Assuming this expectation is accurate, the issuance of the Guarantees should not result in a change in payment expectations within the meaning of the regulations.

•	The remaining Amendments add, alter or delete customary accounting or financial covenants in the Indentures governing the Other IMC Securities or the PLP Notes.

The conclusion that the adoption of the Amendments, the receipt of the Consent Payments and the issuance of the Guarantees should not result in a deemed exchange of any of the Securities is necessarily based on assumptions, stated in the preceding discussion, of facts on the Operative Date that cannot be verified prior to that time. Although IMC believes these assumptions to be reasonable, any inaccuracy in these assumptions as of the Operative Date could cause the U.S. federal income tax consequences of the adoption of the Amendments, the receipt of the Consent Payments or the issuance of the Guarantees to differ from those described above.

Non-U.S. Holders

The tax treatment of a non-U.S. holder of Securities of an Approving Series, including a holder of any such series that did not deliver a consent, will depend initially upon whether any of the Amendments, the Guarantees or, in the case of the High-Yield Notes, the Consent Payments result in a deemed exchange of the Securities for new Securities for U.S. federal income tax purposes, as described under “—U.S. Holders.” If none of the Amendments, the Guarantees or the Consent Payments result in a deemed exchange with respect to the Securities, a non-U.S. holder will not recognize any gain or loss for U.S. federal income tax purposes, and such holder will continue to have the same tax basis and holding period in the Securities.

If any of the Amendments, the Guarantees or the Consent Payments result in a deemed exchange with respect to the Securities that does not qualify as a recapitalization for U.S. federal income tax purposes as described under “—U.S. Holders,” a non-U.S. holder nevertheless will not be subject to U.S. federal income tax on gain, if any, realized on such deemed exchange unless:

•	such non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the deemed exchange, and certain conditions are met; or

•	such gain is effectively connected with the conduct by such non-U.S. holder of a trade or business within the United States.

In addition, if the non-U.S. holder is a foreign corporation engaged in a trade or business in the United States to which such gain is effectively connected, it may be subject to a branch profits tax equal to 30%, or a lower treaty rate as may be provided in an applicable treaty, of its effectively connected earnings and profits for the taxable year, subject to a number of adjustments.

Consent Payments

U.S. holders.    The tax consequences of a U.S. holder’s receipt of the Consent Fee and, if applicable, the Early Consent Premium are uncertain. IMC intends to treat all Consent Payments as ordinary income, taxable to a U.S. holder in the full amount of the payment, without reduction by any portion of the holder’s tax basis in the Securities. U.S. holders should consult their own tax advisors as to possible alternative treatments of the Consent Payments.

Non-U.S. holders.    The tax consequences of a non-U.S. holder’s receipt of the Consent Fee and, if applicable, the Early Consent Premium are uncertain. IMC intends to treat all Consent Payments as fixed or determinable, annual or periodical income from a U.S. source and withhold U.S. federal income tax at a rate of 30% from any Consent Payments paid to a non-U.S. holder, unless (i) the non-U.S. holder is engaged in the conduct of a trade or business in the United States to which the receipt of the Consent Payments is effectively connected and provides a properly executed IRS Form W-8ECI or (ii) a U.S. tax treaty either eliminates or reduces such withholding with respect to the Consent Payments paid to the non-U.S. holder and the non-U.S. holder provides a properly executed IRS Form W-8BEN (claiming exemption or reduction under an applicable treaty). If such withholding results in an overpayment of taxes, a non-U.S. holder may obtain a refund or credit, provided that the required information is furnished to the IRS.

Information Reporting and Backup Withholding

U.S. holders.    With respect to the receipt of the Consent Fee and, if applicable, the Early Consent Premium, noncorporate U.S. holders of the High-Yield Notes generally will be subject to information reporting and might be subject to backup withholding of U.S. federal income tax at a rate of 28%. Backup withholding will apply only if the U.S. holder:

•	fails to furnish a taxpayer identification number (TIN) (which, for an individual, is the Social Security Number);

•	furnishes an incorrect TIN;

•	is notified by the IRS that the U.S. holder has failed to properly report payments of interest or dividends; or

•	in some circumstances, fails to certify, under penalties of perjury, that the U.S. holder has furnished a correct TIN and has not been notified by the IRS that the holder is subject to backup withholding for a failure to report interest and dividend payments.

Information reporting and backup withholding will not apply to any deemed exchange arising from the adoption of the Amendments, the issuance of the Guarantees or the receipt of the Consent Payments.

Backup withholding is not an additional tax. The amount of any backup withholding will be allowed as a credit against the U.S. holder’s U.S. federal income tax liability and may entitle the holder to a refund if the required information is furnished to the IRS.

Non-U.S. holders.    With respect to the payment of the Consent Fee and, if applicable, the Early Consent Premium, non-U.S. holders of the High-Yield Notes generally will be subject to information reporting, but generally will not be subject to backup withholding.

Information reporting and backup withholding will not apply to any deemed exchange arising from the adoption of the Amendments, the issuance of the Guarantees or the receipt of the Consent Payments.

THE FOREGOING SUMMARY IS INCLUDED FOR GENERAL INFORMATION ONLY. HOLDERS OF SECURITIES ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS AS TO THE SPECIFIC CONSEQUENCES TO THEM OF THE AMENDMENTS, THE GUARANTEES AND THE CONSENT PAYMENTS, IF APPLICABLE, INCLUDING THE APPLICABILITY OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

DESCRIPTION OF THE CARGILL TRANSACTIONS

The combination of IMC with the Cargill Fertilizer Businesses resulted in a new combined public company, Mosaic. The following page sets forth diagrams illustrating the Cargill transactions and the structure of Mosaic.

Under the terms of the merger and contribution agreement, IMC merged with GNS Acquisition Corp., a wholly owned subsidiary of Mosaic, on October 22, 2004 and became a wholly owned subsidiary of Mosaic. In that merger, referred to as the Cargill merger, IMC’s common stockholders received one share of Mosaic common stock for each share of IMC common stock owned. In addition, holders of shares of IMC 7.50% preferred stock received one share of Mosaic 7.50% preferred stock for each share they held. The merger and contribution agreement also provided for Cargill and its affiliates to contribute equity interests in entities owning the Cargill Fertilizer Businesses to Mosaic immediately prior to the Cargill merger, referred to as the Cargill contribution. In consideration for the Cargill contribution, Cargill and its affiliates received shares of Mosaic common stock, plus shares of Mosaic Class B common stock. Immediately following the completion of the transactions contemplated by the merger and contribution agreement:

•	IMC’s former common stockholders owned 33.5% of the outstanding shares of Mosaic common stock;

•	Cargill and its affiliates owned 66.5% of the outstanding shares of Mosaic common stock;

•	Cargill and its affiliates owned 5,458,955 shares of Mosaic Class B common stock; and

•	IMC’s former preferred stockholders owned all 2,750,000 shares of Mosaic 7.50% preferred stock.

At the time of the Cargill merger, IMC Global Inc. changed its legal name to Mosaic Global Holdings Inc.

Merger and Contribution Agreement

A summary of the material terms of the merger and contribution agreement is contained in Mosaic’s Registration Statement on Form S-4 (Registration No. 333-114300) filed with the SEC in connection with the Cargill transactions. In addition, the merger and contribution agreement was filed as an exhibit to Mosaic’s Current Report on Form 8-K dated October 28, 2004. Please see “Where You Can Find More Information” for information on how you can access a copy of that Registration Statement and Current Report on Form 8-K on the SEC’s Internet website.

Change of Control Offer to Purchase the High-Yield Notes

The High-Yield Indentures contain a provision requiring IMC to offer to purchase all of the outstanding High-Yield Notes upon a change of control of IMC at 101% of the principal amount thereof (plus accrued and unpaid interest). The completion of the Cargill transactions resulted in a change of control of IMC under the terms of the High-Yield Indentures. IMC intends to make the required offer to purchase the outstanding High-Yield Notes within the time period required by the High-Yield Indentures. It is possible that IMC will not have sufficient funds available to make the required purchases of the High-Yield Notes. In such case, IMC may be required to borrow additional funds in order to make the required purchases. However, IMC may not be able to borrow those additional funds or such borrowing may not be available on terms favorable to IMC. Failure to make the required purchases would cause IMC to be in default under the High-Yield Indentures, and would also constitute a default under IMC’s and Mosaic’s respective credit facilities.

Structure of the Cargill Transactions

Set forth below are diagrams that illustrate the Cargill transactions and the structure of Mosaic immediately following the completion of the Cargill transactions:

THE CARGILL TRANSACTIONS

Investor Rights Agreement Between Mosaic and Cargill

The following summary of the investor rights agreement is qualified in its entirety by reference to the complete text of the investor rights agreement, which is an exhibit to the registration statement of which this prospectus forms a part.

Concurrently with the execution of the merger and contribution agreement, Cargill entered into an investor rights agreement with Mosaic. The investor rights agreement became effective on the effective date of the Cargill transactions.

Cargill has agreed with Mosaic not to buy or sell Mosaic’s stock as follows:

•	during the four-year period commencing on the effective date of the Cargill transactions, which period is referred to as the standstill period, Cargill has agreed not to acquire any shares of Mosaic common stock; and

•	during the three-year period commencing on the effective date of the Cargill transactions, Cargill has agreed not to sell, transfer or otherwise dispose of any voting securities of Mosaic to any person that is not an affiliate of Cargill, unless the sale, transfer or other disposition is approved in advance by the members of Mosaic’s board of directors who were designated by IMC or their duly elected replacements.

“Voting securities,” as used in the investor rights agreement, means Mosaic’s common stock, Mosaic’s Class B common stock, shares of any other class of capital stock of Mosaic entitled to vote generally in the election of directors of Mosaic and any securities convertible or exchangeable into or for any shares of capital stock of Mosaic and any rights or options to acquire any of the foregoing.

During the standstill period, with respect to each election of directors of Mosaic, Cargill has agreed to take (including causing its representatives or designees on Mosaic’s board of directors to take) all commercially reasonable actions to cause the slate of nominees recommended by the Mosaic board of directors to the Mosaic stockholders to include:

•	seven director nominees designated by Cargill, which directors are referred to as the Cargill Directors, and

•	four director nominees designated by IMC (or any replacement director nominees designated by such IMC director nominees or their duly elected replacements), which directors are referred to as the IMC Directors.

Cargill has also agreed to vote, during the standstill period, the voting securities held by it for the slate of director nominees recommended by the Mosaic board of directors, and against any alternative slate of director nominees.

Any vacancy in the Mosaic board of directors during the standstill period will be filled either by the remaining Cargill Directors, if the departing director was a Cargill Director, or by the remaining IMC Directors, if the departing director was an IMC Director.

Also during the standstill period, Mosaic and Cargill have agreed to take all commercially reasonable actions to cause Mosaic’s board of directors to be classified into three classes as follows: (1) Class I being comprised of two Cargill Directors and one IMC Director; (2) Class II being comprised of three Cargill Directors and two IMC Directors; and (3) Class III being comprised of two Cargill Directors and one IMC Director. The investor rights agreement also provides for the following relating to the composition of Mosaic’s board of directors and the committees thereof during the standstill period:

•	Mosaic has agreed to take all commercially reasonable actions to ensure that a majority of the Cargill Directors are non-associated directors and that at least three of the four IMC Directors are non-associated directors; and

•	Cargill and Mosaic have agreed to take all commercially reasonable actions to cause each committee of the Mosaic board of directors to be comprised of three Cargill Directors and two IMC Directors, except as otherwise necessary to comply with applicable requirements of law and stock exchange listing requirements.

“Non-associated director,” as used in the investor rights agreement, means a member of Mosaic’s board of directors who would have been considered an independent director of each of Cargill, IMC and Mosaic immediately prior to the effective date of the Cargill transactions under the rules and regulations of each of the SEC and the New York Stock Exchange.

Cargill and Mosaic have agreed to take (including, in the case of Cargill, causing its representatives or designees on Mosaic’s board of directors to take) all commercially reasonable actions to cause the certificate of incorporation and/or bylaws of Mosaic to contain provisions providing for the following during the standstill period:

•	the Mosaic board of directors will be divided into three classes of directors;

•	the Mosaic board of directors will have eleven total directors;

•	the committees of the Mosaic board of directors will consist of an executive committee, an audit committee, a compensation committee, a governance committee and such other committees as the Mosaic board of directors may choose to form;

•	the committees of the Mosaic board of directors will each be comprised of five directors, to the extent practicable to comply with applicable requirements of law and stock exchange listing requirements;

•	the chairman of the compensation committee of the Mosaic board of directors will be a non-associated director and, if required by Section 162(m) of the Internal Revenue Code or Section 16 of the Securities Exchange Act, all members of the compensation committee will be non-associated directors;

•	the audit committee of the Mosaic board of directors will be comprised entirely of non-associated directors; and

•	the governance committee of the Mosaic board of directors will be comprised of a majority of non-associated directors.

In addition, during the standstill period, Cargill has agreed not to initiate, propose or otherwise support or vote in favor of any amendment to Mosaic’s certificate of incorporation or bylaws that would conflict with its agreement to cause Mosaic’s certificate of incorporation and/or bylaws to contain the provisions described above.

Under the provisions of the investor rights agreement, Cargill has the right to designate the chairman, chief executive officer and president of Mosaic and Mosaic has agreed to take all commercially reasonable actions to cause such individual to be elected as a member of the governance committee of the Mosaic board of directors. These provisions only remain in effect during the standstill period.

Cargill has agreed with Mosaic that, during the standstill period, it will not take specified actions as a stockholder of Mosaic, including:

•	supporting or participating in a proxy contest or otherwise soliciting proxies in opposition to proposals or matters proposed, recommended or supported by the Mosaic board of directors;

•	participating in any election contest with respect to Mosaic;

•	soliciting other Mosaic stockholders for the approval of one or more stockholder proposals with respect to Mosaic;

•	forming or participating in a group (within the meaning of the Securities Exchange Act) of persons acquiring, holding, voting or disposing of voting securities of Mosaic which would be required to file a statement on Schedule 13D with the SEC under Section 13(d) of the Securities Exchange Act;

•	making any statement or proposal to the Mosaic board of directors, any director or officer of Mosaic or any stockholder of Mosaic or making any proposal or public announcement regarding, among other things, any form of business combination, merger, restructuring, recapitalization or acquisition or sale of material assets involving Mosaic (other than discussions with the Mosaic board of directors and any director or officer of Mosaic which do not require Cargill to make any public announcement or filing under the Securities Exchange Act);

•	seeking removal of the IMC Directors;

•	seeking to increase the number of directors on the Mosaic board of directors above eleven;

•	seeking to increase the number of Cargill representatives on the Mosaic board of directors above seven; or

•	calling or seeking to call any meeting of the stockholders of Mosaic.

Pursuant to the terms of the investor rights agreement, during the standstill period, Cargill has agreed to vote all of the voting securities of Mosaic held by it in accordance with the recommendation of the Mosaic board of directors with respect to all matters submitted to the vote of Mosaic’s stockholders which have been proposed by any stockholder and which affect or regard the compensation or benefits of Mosaic’s directors, officers or employees or relate to matters concerning the continued publicly traded nature of Mosaic or any potential change in control of Mosaic, except that Cargill may vote its Mosaic voting securities as it determines in its discretion with respect to the following if presented at a meeting of stockholders:

•	any disposition by Mosaic of a substantial part of its assets;

•	any recapitalization of Mosaic other than to form a holding company or to effect a change in Mosaic’s state of incorporation;

•	any liquidation of, or consolidation involving, Mosaic;

•	subject to Cargill’s other obligations under the investor rights agreement, any increase in Mosaic’s authorized shares or other amendment to Mosaic’s certificate of incorporation or bylaws; or

•	any other transaction that could reasonably be expected to have a material effect on Cargill’s investment in Mosaic.

During the standstill period, the terms of the investor rights agreement require that any commercial or other transaction, arrangement or agreement (or series of related transactions) between Cargill and its subsidiaries (other than Mosaic and its subsidiaries), on the one hand, and Mosaic and its subsidiaries, on the other hand, will require prior approval by a majority of the IMC Directors who are non-associated directors. With respect to any such transaction, arrangement or agreement (or series of related transactions), if the amount of payments from the Company or its affiliates to Cargill or its affiliates, or vice versa, does not exceed $5 million, the IMC Directors who are non-associated directors may delegate to one more of such directors the authority to approve the transaction, arrangement or agreement (or series of related transactions).

During the seven-year period commencing on the effective date of the Cargill transactions, under the provisions of the investor rights agreement, any determination made by Mosaic of whether or not to pursue a claim for indemnification against Cargill under the terms of the merger and contribution agreement will be made by the IMC Directors who are non-associated directors.

The investor rights agreement provides that Cargill will cause its affiliates who own any stock of Mosaic to comply with the terms of the investor rights agreement during the standstill period. In addition, the investor rights agreement was amended on the effective date of the Cargill transactions to add Cargill’s subsidiaries, Cargill Fertilizer, Inc. and GNS I (U.S.) Corp., as parties thereto.

The investor rights agreement is governed by Delaware law.

Post-Closing Regulatory Matters

Post-closing antitrust review of the Cargill transactions remains pending in Brazil. Closing of the Cargill transactions was permitted to occur despite the ongoing Brazilian review. It is possible that the Brazilian antitrust authorities may seek regulatory concessions after completion of the Cargill transactions. In addition, at any time after completion of the Cargill transactions, the Antitrust Division or the FTC or any state could take any action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to rescind the Cargill transactions or to seek divestiture of particular assets of the Cargill Fertilizer Businesses or IMC. Private parties also may seek to take legal action under the antitrust laws under certain circumstances. Also, the Canadian Commission of Competition has the ability to initiate proceedings before the Competition Tribunal for up to three years after closing of the Cargill transactions. A challenge to the Cargill transactions on antitrust grounds may be made by any of these persons and, if such a challenge is made, it is possible that Mosaic will not prevail.

Stockholder Litigation Relating to the Cargill Transactions

On January 30, 2004, a lawsuit was filed in the Court of Chancery for New Castle County in Wilmington, Delaware by a common stockholder of IMC on behalf of a purported class of all common stockholders of IMC. Named as defendants in the complaint are IMC, all members of IMC’s board of directors and Cargill. The plaintiff alleges, among other things, that the individual defendants breached their fiduciary duties of care and loyalty to IMC’s common stockholders by, among other things, failing to conduct an auction or otherwise checking the market value of IMC before voting to approve the merger and contribution agreement, and that the merger consideration to be received by the IMC common stockholders is inadequate because, among other things, it is less than the “intrinsic value” of the IMC common stock and it does not offer a premium to the IMC common stockholders. The lawsuit seeks, among other things, to enjoin or rescind the Cargill transactions or, alternatively, to recover unspecified damages and costs.

On February 24, 2004, a second lawsuit, similar to the lawsuit described above, was filed in the Court of Chancery for New Castle County in Wilmington, Delaware. On March 17, 2004, the Delaware Court of Chancery consolidated these two lawsuits and named the complaint in the lawsuit described in the previous paragraph as the operative complaint for the consolidated lawsuit.

On August 20, 2004, the parties reached an agreement in principle to settle the class action litigation and subsequently executed definitive settlement documents which have been filed with, and are subject to the approval of, the Delaware Court of Chancery.

DESCRIPTION OF THE PLP MERGER

Prior to the completion of the PLP merger, PLP was a publicly traded Delaware limited partnership controlled by IMC, in which IMC owned indirectly a 51.6% partnership interest. The remaining interests in PLP were publicly owned units representing limited partner interests and were traded on the New York Stock Exchange.

Under the terms of the PLP merger agreement, Phosphate Resource Partners Limited Partnership merged with and into Phosphate Acquisition Partners L.P. on October 19, 2004, with Phosphate Acquisition Partners L.P. surviving in the merger. In the PLP merger, each publicly owned unit of PLP was converted into the right to receive 0.2 shares of IMC common stock, which then became the right to receive Mosaic common stock as described below.

Upon consummation of the PLP merger, approximately 10,016,129 shares of IMC common stock were issued to the holders of the publicly owned units of PLP. Subsequently, upon consummation of the Cargill transactions, each share of IMC common stock issued in the PLP merger was converted into the right to receive one share of Mosaic common stock as part of IMC’s merger with GNS Acquisition Corp. Those shares of Mosaic common stock issued to former PLP unitholders constitute a portion of the 33.5% of the outstanding shares of Mosaic common stock owned by IMC’s former common stockholders.

PLP Merger Agreement

A summary of the material terms of the PLP merger agreement is contained in Mosaic’s Registration Statement on Form S-4 (Registration No. 333-114300) filed with the SEC in connection with the Cargill transactions. In addition, the PLP merger agreement was filed as an exhibit to IMC’s Current Report on Form 8-K dated March 17, 2004. Please see “Where You Can Find More Information” for information on how you can access a copy of that Registration Statement and Current Report on Form 8-K on the SEC’s Internet website.

Unitholder Litigation Relating to the PLP Merger

Four purported class action lawsuits have been filed in the Court of Chancery for New Castle County in Wilmington, Delaware against IMC, the General Partner and PLP and, in some cases, their respective boards of directors, by holders of PLP units. These lawsuits were consolidated into a single action by the Delaware Court of Chancery on August 23, 2004. These lawsuits generally allege that the defendants breached their fiduciary duties as a consequence of various public announcements made by IMC that it intended to make, or that it had made, a proposal to acquire all of the outstanding PLP units that it did not already own. The plaintiffs in these lawsuits, on behalf of a class of all unitholders of PLP (except for the defendants and their affiliates), seek, among other things, to enjoin the PLP merger or, to the extent that the PLP merger is consummated, to rescind the PLP merger, and monetary damages in an unspecified amount.

On August 20, 2004, the parties reached an agreement in principle to settle the class action litigation and subsequently executed definitive settlement documents which have been filed with, and are subject to the approval of, the Delaware Court of Chancery.

A more detailed description of these lawsuits is contained in IMC’s Annual Report on Form 10-K, as amended by Amendment No. 1 on Form 10-K/A, for the year ended December 31, 2003. See “Where You Can Find More Information” for information on how you can obtain a copy of IMC’s Annual Report on Form 10-K, as amended by Amendment No. 1 on Form 10-K/A.

UNAUDITED PRO FORMA COMBINED CONDENSED

FINANCIAL DATA

The following unaudited pro forma combined condensed financial statements combine the historical consolidated balance sheets and statements of operations of the Cargill Fertilizer Businesses and IMC, giving effect to the Cargill transactions using the purchase method of accounting. Accounting principles generally accepted in the United States require that one of the companies party to the Cargill transactions be designated as the acquiror for accounting purposes. Cargill has been designated as the acquiror based on the fact that Cargill acquired 66.5% of the Mosaic common stock upon completion of the Cargill transactions.

The following unaudited pro forma combined condensed statements of operations assumes the Cargill transactions were effected on June 1, 2003. The following unaudited pro forma combined condensed balance sheet gives effect to the Cargill transactions as if they had occurred on August 31, 2004. The Cargill Fertilizer Businesses’ information for the year ended May 31, 2004 has been derived from the audited financial statements of the Cargill Fertilizer Businesses for that year. The Cargill Fertilizer Businesses statement of operations information for the three-month period ended August 31, 2004, and the balance sheet information at August 31, 2004, were derived from the unaudited financial information of the Cargill Fertilizer Businesses. IMC’s fiscal year ended December 31, 2003 differs from Mosaic’s fiscal year end by more than 93 days. The IMC statement of operations information for the twelve-month period ended March 31, 2004, the three-month period ended June 30, 2004, and the balance sheet information at June 30, 2004, was derived from the unaudited financial information of IMC. Mosaic has provided all the information set forth herein regarding the Cargill Fertilizer Businesses and its subsidiaries. IMC has provided all the information set forth herein regarding IMC and its subsidiaries. Neither Mosaic nor IMC assumes any responsibility for the accuracy or completeness of the information provided by the other party.

Please read this information together with the historical financial statements and related notes of the Cargill Fertilizer Businesses and IMC included or incorporated by reference in this prospectus.

The unaudited pro forma combined condensed financial information is provided for illustrative purposes only. The unaudited pro forma combined condensed financial statements do not reflect the effect of asset dispositions, if any, that may be required by order of regulatory authorities, restructuring charges that will be incurred to fully integrate and operate the combined organization more efficiently, or anticipated synergies resulting from the Cargill transactions. Because the plans for these activities have not yet been finalized, it is not possible to reasonably quantify the cost or impact of such activities. This unaudited pro forma combined condensed financial information is not necessarily indicative of the results of operations or financial position that would have been achieved if the businesses had been combined for the periods presented or the results of operations or financial position that Mosaic will experience now that the Cargill transactions have been completed.

For purposes of this pro forma analysis, the deemed purchase price for IMC (as described in the notes to the unaudited pro forma combined condensed financial statements) has been allocated based on a preliminary assessment of the fair value of the assets and liabilities of IMC. The pro forma statements of operations adjustments (as described in the notes to the unaudited pro forma combined condensed financial statements) reflect the estimated effects of depreciating and amortizing certain purchase accounting adjusted balances in property, plant and equipment, identifiable intangible assets and long-term debt over their estimated useful lives.

MOSAIC

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

	Cargill Fertilizer Businesses Three months ended August 31, 2004	IMC Global Inc. Three months ended June 30, 2004	Pro Forma Adjustments		Mosaic Pro Forma Combined
	(in millions, except per share data)
Net sales	$724.8	$748.8	$34.5	(e)(f)	$1,508.1
Cost of goods sold	649.4	620.5	38.7	(a)(b)(e)(f)	1,308.6

Gross margin	75.4	128.3	(4.2)		199.5
Selling, general and administrative expenses	31.0	20.1	13.3	(b)(d)(e)	64.4
Other operating (income) expenses	(5.8)	—	—		0.2

Operating income	50.2	108.2	(17.5)		134.9

Other (income) expense
Interest expense	7.6	47.3	(13.2	)(a)(b)(e)	41.7
Other (income) expense	1.3	(5.6)	(1.8	)(b)(e)	(12.1)

Earnings (loss) before tax	41.3	66.5	(2.5)		105.3
Income tax expense/(benefit)	11.2	26.4	(0.9	)(a)(b)	36.7

Earnings (loss) of consolidated companies	30.1	40.1	(1.6)		68.6
Equity in net earnings of nonconsolidated companies	14.5	—	0.1	(d)	14.6
Minority interests in net earnings of consolidated subsidiaries	(1.2)	2.6	(2.6	)(d)(g)	(1.2)

Net earnings (loss) from continuing operations	$43.4	$42.7	$(4.1)		$82.0

Per common share basic:
Net earnings (loss) from continuing operations	N/A	$0.35			$0.21
Per common share diluted:
Net earnings (loss) from continuing operations	N/A	$0.32			$0.19
Average common shares outstanding:
Basic	N/A	115.0			373.2
Diluted	N/A	134.2			427.5

See Notes to Unaudited Pro Forma Financial Statements

MOSAIC

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

	Cargill Fertilizer Businesses Year ended May 31, 2004	IMC Global Inc. Year ended March 31, 2004	Pro Forma Adjustments		Mosaic Pro Forma Combined
	(in millions, except per share data)
Net sales	$2,374.0	$2,222.7	$114.2	(e)(f)	$4,710.9
Cost of goods sold	2,191.9	1,992.5	126.5	(a)(b)(e)(f)	4,310.9

Gross margin	182.1	230.2	(12.3)		400.0
Selling, general and administrative expenses	100.1	78.1	34.5	(b)(d)(e)	212.7
Other operating (income) expenses	0.7	(23.3)	—		(22.6)

Operating income	81.3	175.4	(46.8)		209.9

Other (income) expense
Interest expense	29.2	186.9	(53.1	)(a)(b)(e)	163.0
Other expense	7.5	27.4	(7.5	)(b)(e)	27.4

Earnings (loss) before tax	44.6	(38.9)	13.8		19.5
Income tax expense/(benefit)	3.8	(24.5)	5.0	(a)(b)	(15.7)

Earnings (loss) of consolidated companies	40.8	(14.4)	8.8		35.2
Equity in net earnings of nonconsolidated companies	35.8	—	0.3	(d)	36.1
Minority interests in net earnings of consolidated subsidiaries	(1.5)	20.1	(20.0	)(d)(g)	(1.4)

Net earnings (loss) from continuing operations	$75.1	$5.7	$(10.9)		$69.9

Per common share basic:
Net earnings (loss) from continuing operations	N/A	$(0.02)			$0.17
Per common share diluted:
Net earnings (loss) from continuing operations	N/A	$(0.02)			$0.16
Average common shares outstanding:
Basic	N/A	114.9			372.9
Diluted	N/A	114.9			426.8

See Notes to Unaudited Pro Forma Financial Statements

MOSAIC

UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

	Cargill Fertilizer Businesses August 31, 2004	IMC Global Inc. June 30, 2004	Pro Forma Adjustments		Mosaic Pro Forma Combined
	(in millions)
Assets
Current assets:
Cash and cash equivalents	$22.8	$48.0	$2.5	(d)(e)	$73.3
Accounts receivable, net	298.2	232.9	19.8	(e)(f)	550.9
Inventories	378.2	292.9	49.3	(a)(b)	720.4
Other current assets	62.1	43.8	—		105.9

Total current assets	761.3	617.6	71.6		1,450.5

Investments	267.0	17.8	(3.2	)(d)	281.6
Other assets	74.6	397.6	(315.0	)(b)(g)	157.2
Goodwill	—	289.0	916.0	(b)(c)	1,205.0
Property, plant and equipment, net	914.3	2,310.0	1,141.5	(b)(d)	4,365.8

Total assets	$2,017.2	$3,632.0	$1,810.9		$7,460.1

Liabilities and Stockholders’ Equity
Current liabilities:
Short-term debt and current portion of long-term debt	$7.3	$43.4	$9.5	(e)	$60.2
Accounts payable and accrued expenses	337.8	445.4	30.9	(a)(b)(e)(f)	814.1
Due to Cargill and affiliates	199.0	—	(159.0	)(a)	40.0

Total current liabilities	544.1	488.8	(118.6)		914.3

Other liabilities:
Long-term debt - external	33.8	2,047.7	305.1	(b)	2,386.6
Long-term debt - due to Cargill and affiliates	305.3	—	(305.3	)(a)	—
Deferred income taxes	93.0	—	247.5	(b)	340.5
Other deferred liabilities	141.3	552.1	61.5	(b)	754.9

Total liabilities	1,117.5	3,088.6	190.2		4,396.3
Minority interest	9.2	—	1.5	(d)	10.7
Stockholders’ equity:
Equity	985.1	575.7	1,586.9	(a)(b)(c)(h)	3,147.7
Total other comprehensive income	(94.6)	(32.3)	32.3	(b)	(94.6)

Total stockholders’ equity	890.5	543.4	1,619.2		3,053.1

Total liabilities and stockholders’ equity	$2,017.2	$3,632.0	$1,810.9		$7,460.1

See Notes to Unaudited Pro Forma Financial Statements

NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

(a)	Cargill Fertilizer Businesses historical financial statements include certain adjustments to properly reflect the net assets that were contributed to Mosaic at the time of the Cargill transactions. The adjustments include:

(1)	The U.S.-based phosphate production business of the Cargill Fertilizer Businesses reflects its inventory values on a last-in, first-out (LIFO) basis. The pro forma balance sheet adjustments include a $21.3 million increase to inventories and an increase to the current deferred tax liabilities reported on the accounts payable and accrued expenses line of $7.5 million. This will adjust the U.S. phosphate production inventories to reflect the weighted average cost method, which is the method that Mosaic uses to value its inventories. In the statement of operations, cost of goods sold increased by $4.5 million and the income tax benefit increased by $1.6 million for year ended May 31, 2004. Cost of goods sold increased by $6.8 million and the income tax benefit increased by $2.4 million for three months ended August 31, 2004.

(2)	The audited financial statements of the Cargill Fertilizer Businesses include intercompany interest-bearing debt balances payable to Cargill. In accordance with the merger and contribution agreement, these balances were not included in the net assets contributed to Mosaic. The pro forma adjustments include the removal of $504.3 million of intercompany interest-bearing debt balances payable to Cargill. In the statement of operations, interest expense was reduced by $20.3 million and income tax expense increased by $7.1 million for the year ended May 31, 2004. Interest expense was reduced by $5.0 million and income tax expense increased by $1.8 million for three months ended August 31, 2004.

(3)	The merger and contribution agreement required that the net assets of the Cargill Fertilizer Businesses include $435.0 million of working capital at the time they were contributed to Mosaic. The agreement permitted Cargill and its affiliates to retain and not contribute to Mosaic promissory notes amounting to $40.0 million. The pro forma adjustments include recording a $40.0 million note payable due to Cargill and affiliates in order to comply with the merger and contribution agreement.

(b)	For purposes of this pro forma analysis, the purchase price has been allocated based on a preliminary assessment of the fair value of the assets and liabilities of IMC. The pro forma statement of operations adjustments reflect the estimated effects of depreciating and amortizing these purchase accounting adjusted balances in property, plant and equipment, and identifiable intangible assets over their estimated useful lives. The preliminary assessment of fair value resulted in recording the following pro forma adjustments:

(1)	Elimination of the unamortized goodwill balance of $289.0 million that related to previous acquisitions and mergers.

(2)	An increase to finished goods inventories of $28.0 million to reflect the inventories at their fair value which is defined as the selling price less a normal selling profit, which includes the costs of disposal and a reasonable profit allowance for the selling effort. In the statement of operations, cost of goods sold was increased by $28.0 million for the year ended May 31, 2004.

(3)	An entry required to eliminate the unamortized turn-around costs of $32.7 million included in other assets. Mosaic’s policy is to expense turn-around costs as incurred. In the statement of operations, cost of goods sold was decreased by $4.9 million and increased by $7.2 million for the year ended May 31, 2004 and three months ended August 31, 2004, respectively.

(4)	Mosaic has engaged an outside appraisal firm to assist it in determining the fair value of the long-lived, tangible assets and the identifiable intangible assets of IMC. Management expects to have appraisal results by November 2004, and a final version of the appraisal within three months of completing the Cargill transactions. Management’s best estimate of fair value is based primarily on IMC’s projections of future net cash flows from those assets. This assessment results in a write up of depreciable and amortizable tangible and intangible assets of $1,136.9 million included in property, plant and equipment. The increase is mainly due to the expected write-up of the potash mineral reserves, which will be amortized on a unit of production basis over their estimated useful lives. IMC’s former Potash segment controls the rights to mine over 380,000 acres of potash-bearing land in North America. This land contains approximately 4.3 billion tons of potash mineralization (calculated after estimated extraction losses). This ore is sufficient to support current operations for more than a century. For the purposes of these pro forma financial statements, the IMC property, plant and equipment and the identifiable intangible assets of IMC’s former PhosFeed segment have not been changed from the values that have been reported by IMC. In the statement of operations, the expected increase in amortization due to the potash adjustment has caused cost of goods sold to rise by $11.4 million and $2.8 million for the year ended May 31, 2004 and three months ended August 31, 2004, respectively. The final appraised values of the long-lived, tangible assets and the identifiable intangible assets may differ from the amounts presented in the pro forma financial statements.

(5)	Depending on the results of an analysis of Mosaic’s forecasted taxable income, certain net deferred tax assets and tax liabilities will be adjusted to reflect the expected fair value of those net assets within Mosaic. The preliminary assessment of fair value is based on IMC’s projections of its future taxable income as a separate company. Accordingly, for the purposes of these pro forma financial statements, there are no pro forma adjustments to the net deferred tax assets or tax liabilities, other than for the tax effect of the purchase accounting adjustments, as discussed below. The final values of the net deferred tax assets and tax liabilities may differ significantly from the amounts presented in the pro forma financial statements.

(6)	The balance sheet adjustments include the elimination of unamortized debt issuance costs included on the balance sheet in other assets amounting to $38.1 million. Additionally, other expense was reduced by $8.1 million and $2.2 million for the year ended May 31, 2004 and three months ended August 31, 2004, respectively, to reverse the impact of the amortization of those debt issuance costs.

(7)	As a result of the change of control of IMC that occurred upon the closing of the Cargill transactions, IMC is required to make an offer to the holders of its High-Yield Notes to purchase all of the outstanding High-Yield Notes at 101% of the principal amount thereof within 30 days of the closing date of the Cargill transactions. However, Mosaic does not expect that the noteholders will exercise their option to put all such outstanding High-Yield Notes to IMC because to Mosaic’s knowledge, such notes are currently trading at a substantial premium over par (15-20%). As a result, the pro forma financial statements do not reflect that IMC will purchase all such outstanding High-Yield Notes at 101% of the principal amount thereof.

(8)

An adjustment was made to record net deferred tax liabilities of $265.7 million. Of those net deferred tax liabilities, $247.5 million were noncurrent and recorded on the deferred tax liabilities line. The remaining $18.2 million are current deferred tax liabilities and are recorded in the accounts payable and accrued expenses line. The deferred taxes are generated because of pro forma adjustments that change the carrying value of certain net assets that are not recognized for tax purposes. For the pro forma adjustments, a tax rate of 38.5% was used to calculate the impact to income tax expense. As a result of the various adjustments to the statement of operations, the income tax expense was increased by $5.0 million and the income tax benefit was increased by $0.9 million for the year ended May 31, 2004 and three months ended August 31, 2004, respectively.

(9)	The employee benefit obligations were revalued using assumptions consistent with those used by the Cargill Fertilizer Businesses. The discount rates were reduced to 6.0% for the pension and post-retirement plans. Additionally, for the postretirement plans, the health care trend rates were increased to 12%. The total impact of the adjusted assumptions is expected to increase the pension and postretirement liability by $61.5 million. To reflect an expected increase in pension and postretirement expense, selling, general and administrative expenses were increased by $2.0 million and $0.5 million for the year ended May 31, 2004 and three months ended August 31, 2004, respectively.

(10)	IMC uses the intrinsic value method to account for stock-based compensation. In the balance sheet Mosaic’s equity includes $56.7 million, which is the fair value of the stock options that fully vested on the date the Cargill transactions were approved by IMC’s common stockholders. The fair value of the stock options is included as a part of the purchase price. Additionally, a deferred tax asset of $21.8 million that relates to these options is included on the deferred income taxes line of the balance sheet. In the statement of operations, selling, general and administrative expenses were increased by $8.0 million and $1.0 million for the year ended May 31, 2004 and three months ended August 31, 2004, respectively. These adjustments reflect the additional compensation costs and the related deferred tax impact as if the stock options were recorded at fair value consistent with the provisions of SFAS 123, “Accounting for Stock-Based Compensation”.

(11)	The $(32.3) million reported as accumulated other comprehensive income is eliminated to reflect the fact that the unrealized gains and losses included in accumulated other comprehensive income are reset to zero and the related net assets are recorded at their fair value on the date of acquisition as part of purchase accounting.

(c)	The following is a preliminary estimate of the deemed purchase price for IMC on a purchase accounting basis (in millions):

Fair market value of IMC stock and options at January 27, 2004	$1,550.6
Fair market value of PLP units as converted to IMC stock (5 PLP units exchanged for 1 IMC share)	110.6

Fair market value of IMC equity securities	1,661.2
Transaction costs	23.3

Purchase price, including transaction costs	1,684.5
Less net assets acquired:
IMC net assets at historical cost	543.4
Reflects the elimination of unamortized goodwill	(289.0)
Reflects the increase to finished goods inventories	28.0
Reflects the elimination of unamortized turn-around costs	(32.7)
Reflects the write-up of potash mineral rights	1,136.9
Reflects the elimination of unamortized debt issuance cost	(38.1)
Reflects the adjustment to record the long term debt at its fair market value	(305.1)
Reflects the adjustment to deferred taxes related to temporary differences caused by adjusting net assets to their fair value	(258.2)
Reflects the adjustment to employee benefit obligations to use assumptions consistent with those of the Cargill Fertilizer Businesses	(61.5)
Reflects the exchange of IMC shares for outstanding PLP shares	(244.2)

479.5

Mosaic pro forma goodwill	$1,205.0

(d)	Reflects the consolidation of Big Bend Transfer Company, of which the Cargill Fertilizer Businesses own 33.3%, IMC owns 33.3% and CF Industries owns 33.3%. Mosaic effectively owns 66.7% of Big Bend Transfer Company and has control. Historically, both the Cargill Fertilizer Businesses and IMC treated their investments in Big Bend Transfer Company as nonconsolidated investments. The adjustments are summarized as:

Balance sheet adjustments:

Cash and cash equivalents	$0.1 million increase
Investments	$3.2 million decrease
Property, plant and equipment, net	$4.6 million increase
Minority interest	$1.5 million increase

Statement of operations adjustments:

	Three Months Ended August 31, 2004	Year Ended May 31, 2004
Selling, general and administrative expenses	$0.1 million increase	$0.4 million increase
Equity in net earnings of nonconsolidated companies	$0.1 million increase	$0.3 million increase
Minority interests in net earnings of consolidated companies	—	$0.1 million increase

(e)	The historical financial statements of IMC do not reflect the impact of consolidating Phosphate Chemicals Export Association, Inc. (“PhosChem”). PhosChem is an export association set up under the provisions of the Webb-Pomerene Act that IMC utilizes to distribute phosphate products to international customers. Mosaic plans to continue, and possibly increase, its participation in the export association in the future. The management of Mosaic has determined that Mosaic would consolidate PhosChem under the provisions of FASB Interpretation No. 46(R) Consolidation of Variable Interest Entities. The consolidation of PhosChem is included in the pro forma adjustments as follows:

Balance sheet adjustments:

Cash and cash equivalents	$ 2.4 million increase
Accounts receivable, net	$75.1 million increase
Short-term debt and current portion of long-term debt	$ 9.5 million increase
Accounts payable and accrued expenses	$68.0 million increase

Statement of operations adjustments:

	Three Months Ended August 31, 2004	Year Ended May 31, 2004
Net sales	$224.3 million increase	$718.2 million increase
Cost of goods sold	$211.7 million increase	$691.5 million increase
Selling, general and administrative expenses	$11.7 million increase	$24.1 million increase
Interest expense	$0.5 million increase	$2.0 million increase
Other expense	$0.4 million increase	$0.6 million increase

(f)	Adjustment reflects the elimination of intercompany trade receivables and payables of $55.3 million between the Cargill Fertilizer Businesses, IMC and PhosChem. In the statement of operations, sales and cost of goods sold were reduced by $604.0 million and $189.8 million for the year ended May 31, 2004 and three months ended August 31, 2004, respectively.

(g)	To record the exchange of IMC shares for the minority held shares of PLP as discussed under “The PLP Merger,” includes a $244.2 million reduction to other assets. In the statement of operations, the net losses attributed to the minority interest are included and effectively decrease net earnings by $20.1 million and $2.6 million for the year ended May 31, 2004 and three months ended August 31, 2004, respectively.

(h)	The following is a summary of the items that impact the pro forma adjustments to equity:

Summary of changes to equity

Change of Cargill inventories from LIFO to weighted average cost	$21.3
Elimination of Cargill intercompany debt	504.3
Reflects the note payable related to the working capital agreement	(40.0)
Reflects the adjustment to deferred taxes related to temporary difference	(7.5)

Subtotal of adjustments related to Cargill Fertilizer Businesses equity	478.1

Reflects the elimination of unamortized goodwill	(289.0)
Reflects the increase the finished goods inventories	28.0
Reflects the elimination of unamortized turn-around costs	(32.7)
Reflects the write-up of potash mineral rights	1,136.9
Reflects the elimination of unamortized debt issuance costs	(38.1)
Reflects the adjustment to record the long term debt at its fair market value	(305.1)
Reflects the adjustment to deferred taxes related to temporary differences caused by adjusting net assets to their fair value	(258.2)
Reflects the adjustment to employee benefit obligations to use assumptions consistent with those of Cargill Fertilizer Businesses	(61.5)
Reflects the exchange of IMC shares for outstanding PLP shares	(244.2)
Reflects the elimination of the other comprehensive income balances	(32.3)
Reflects the newly created goodwill	1,205.0

Subtotal of adjustments related to IMC’s equity	1,108.8

Total changes to equity	$1,586.9

(i)	The following is a summary of pro forma adjustments to various balance sheet lines that have multiple adjustments.

Cash and cash equivalents
Reflects the impact of consolidating PhosChem	$2.4
Reflects the impact of consolidating Big Bend Transfer Company which is currently treated as a nonconsolidated investment	0.1

$2.5

Accounts receivable, net
Reflects the impact of consolidating PhosChem	$75.1
Reflects the elimination of intercompany receivables between Cargill, IMC and PhosChem	(55.3)

$19.8

Inventories
Change of Cargill inventories from LIFO to weighted average cost	$21.3
Reflects the impact of adjusting IMC’s finished goods inventories to fair market value	28.0

$49.3

Other assets
Reflects the exchange of IMC shares for outstanding PLP shares	$(244.2)
Reflects the write off of IMC’s unamortized turn-around costs	(32.7)
Reflects the write off of IMC’s unamortized debt issuance costs	(38.1)

$(315.0)

Goodwill
Reflects the elimination of IMC’s unamortized goodwill	$(289.0)
Reflects the newly created goodwill	1,205.0

$916.0

Property, plant and equipment, net
Reflects the write-up of IMC’s potash mineral rights to fair market value	$1,136.9
Reflects the impact of consolidating Big Bend Transfer Company which was treated as a nonconsolidated investment	4.6

$1,141.5

Accounts payable and accrued expenses
Reflects the impact to current deferred taxes caused by adjusting Cargill’s inventory valuation from LIFO to weighted average cost	$7.5
Reflects the impact of consolidating PhosChem	68.0
Reflects the elimination of intercompany receivables between Cargill, IMC and PhosChem	(55.3)
Reflects the impact to current deferred taxes caused by adjusting IMC’s finished goods inventory to fair market value	10.7

$30.9

Payable to Cargill and affiliates
Removal of intercompany interest-bearing debt payable to Cargill per the merger and contribution agreement	$(199.0)
Adjustment of Cargill Fertilizer Businesses working capital to $435.0 million	40.0

$(159.0)

Deferred income taxes
Reflects the impact to noncurrent deferred taxes caused by adjusting IMC’s potash mineral rights to fair market value	$437.8
Reflects the impact to noncurrent deferred taxes caused by eliminating IMC’s unamortized debt issuance costs	(14.7)
Reflects the impact to noncurrent deferred taxes caused by eliminating IMC’s unamortized turn-around costs	(12.6)
Reflects the impact to noncurrent deferred taxes caused by adjusting the IMC’s long term debt balance to fair market value	(117.5)
Reflects the impact to deferred taxes caused by recording the fair value of the stock options in Mosaic’s equity	(21.8)
Reflects the impact to noncurrent deferred taxes caused by adjusting IMC’s long term pension and postretirement liabilities based on Cargill assumptions	(23.7)

$247.5

(j)	The following is a summary of pro forma adjustments to various statements of operations lines that have multiple adjustments.

	Three months ended August 31, 2004	Year ended May 31, 2004
Net sales
Reflects the impact of consolidating PhosChem	$224.3	718.2
Reflects the elimination of intercompany sales between Cargill, IMC and PhosChem	(189.8)	(604.0)

	$34.5	$114.2

	Three months ended August 31, 2004	Year ended May 31, 2004
Cost of goods sold
Reflects the impact of changing Cargill’s inventories from LIFO to weighted average cost	$6.8	$4.5
Reflects the amortization of the write-up of IMC’s potash mineral rights to fair market value	2.8	11.4
Reflects the net impact of expensing turn-around costs rather than capitalizing and amortizing them over future periods	7.2	(4.9)
Reflects the impact of selling IMC’s finished goods inventories that were adjusted to fair market value in purchase accounting	—	28.0
Reflects the impact of consolidating PhosChem	211.7	691.5
Reflects the elimination of intercompany sales between Cargill, IMC and PhosChem	(189.8)	(604.0)

	$38.7	$126.5

Selling, general and administrative expenses
Reflects the adjustment related to employee benefit obligations to use assumptions consistent with those of Cargill Fertilizer Businesses	$0.5	$2.0
Reflects the impact of expensing IMC stock options according to SFAS 123	1.0	8.0
Reflects the impact of consolidating PhosChem	11.7	24.1
Reflects the impact of consolidating Big Bend Transfer Company which was treated as a nonconsolidated investment	0.1	0.4

	$13.3	$34.5

Interest expense
Reflects the elimination of interest expense related to interest bearing debt payable to Cargill that was not contributed to Mosaic	$(5.0)	$(20.3)
Reflects the impact of consolidating PhosChem	0.5	2.0
Reflects the impact of amortizing the adjustment to reflect IMC’s long-term debt balances at fair market value	(8.7)	(34.8)

	$(13.2)	$(53.1)

Other expense
Reflects the tax impact related to the reversal of debt amortization costs included in IMC’s results	$(2.2)	$(8.1)
Reflects the impact of consolidating PhosChem	0.4	0.6

	$(1.8)	$(7.5)

	Three months ended August 31, 2004	Year ended May 31, 2004
Income tax expense/(benefit)
Reflects the tax impact caused the elimination of interest expense related to interest bearing debt payable to Cargill that was not contributed to Mosaic	$1.8	$7.1
Reflects the tax impact caused by changing Cargill’s inventories from LIFO to weighted average cost	(2.4)	(1.6)
Reflects the net tax impact of selling IMC’s inventories that were adjusted to fair value in purchase accounting	—	(10.8)
Reflects the tax impact generated by the amortization of the write-up of IMC’s potash mineral rights to fair market value	(1.1)	(4.4)
Reflects the tax impact related to the reversal of debt amortization costs included in results	0.8	3.1
Reflects the tax impact related to the net impact of expensing turn-around costs rather than capitalizing and amortizing them over future periods	(2.7)	2.0
Reflects the tax impact related to amortizing the adjustment to reflect IMC’s long-term debt balance at fair market value	3.3	13.4
Reflects the tax impact related to the change to IMC’s employee benefit obligations caused by using assumptions consistent with those of Cargill Fertilizer Businesses	(0.2)	(0.8)
Reflects the tax impact of expensing IMC stock options according to SFAS 123	(0.4)	(3.0)

	$(0.9)	$5.0

Minority interests in net earnings of consolidated subsidiaries
Reflects the impact of exchanging IMC shares for the minority shares of PLP	$(2.6)	$(20.1)
Reflects the impact of consolidating Big Bend Transfer Company which is currently treated as a consolidated investment	—	0.1

	$(2.6)	$(20.0)

MOSAIC BUSINESS

General

Mosaic is a Delaware corporation which was formed under the name Global Nutrition Solutions, Inc. on January 23, 2004 for the purpose of effecting the combination of IMC’s businesses with the Cargill Fertilizer Businesses. Mosaic’s corporate name was changed to The Mosaic Company on June 17, 2004. As a result of the completion of the Cargill transactions on October 22, 2004, Mosaic now owns, through its subsidiaries, the Cargill Fertilizer Businesses and the businesses of IMC. The Mosaic Company is one of the world’s leading producers and marketers of concentrated phosphate and potash crop nutrients. For the global agriculture industry, Mosaic is a single source for phosphates, potash, nitrogen fertilizers and feed ingredients. Based in Minnetonka, Minnesota, Mosaic serves customers in 50 countries through phosphate production facilities in Florida, Louisiana and international markets including Brazil and China; potash production facilities in New Mexico, Michigan and Saskatchewan, Canada; a joint venture interest in the Saskferco Products Inc., nitrogen production facility; and distribution and customer service operations in 15 countries.

Mosaic is required to file annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and appropriate amendments to those reports with the SEC. Those reports are available free of charge through Mosaic’s website (http://www.mosaicco.com) as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC.

For a description of the businesses of IMC, see IMC’s Annual Report on Form 10-K, as amended by Amendment No. 1 on Form 10-K/A, for the year ended December 31, 2003 which is incorporated herein by reference, as well as the section entitled “Where You Can Find More Information” for information on how to obtain IMC’s Annual Report on Form 10-K, as amended by Amendment No. 1 on Form 10-K/A.

Overview of the Cargill Fertilizer Businesses

The Cargill Fertilizer Businesses consist of multiple entities and business divisions or operating units of Mosaic, as well as equity interests in joint ventures. Pursuant to the merger and contribution agreement, Cargill caused the assets, liabilities and obligations of the Cargill Fertilizer Businesses (excluding any trade names and trademarks that incorporate the word “Cargill”) to be segregated from its non-fertilizer businesses and to be contributed into new or existing fertilizer-related subsidiaries of Cargill. As part of the Cargill transactions, Cargill and certain of its other subsidiaries then contributed to Mosaic equity interests in such new or existing fertilizer-related subsidiaries. Prior to completion of the Cargill transactions, Cargill had categorized the various Cargill Fertilizer Businesses into four business segments: (1) Phosphate Production; (2) Crop Nutrition; (3) Brazil Fertilizer; and (4) Saskferco. References in this prospectus to the Cargill Fertilizer Businesses generally refer to the fertilizer businesses formerly owned by Cargill and now owned by Mosaic falling within these four business segments.

The Cargill Fertilizer Businesses have established a significant presence in the global phosphate market with large-scale and efficient Florida-based operations that serve fertilizer and feed phosphate customers in more than two dozen countries around the world. The Cargill Fertilizer Businesses also own minority equity stakes in phosphate operations in Brazil and China that supply these two large and growing markets. In addition, the Cargill Fertilizer Businesses serve as the exclusive international marketing agent for a phosphate producer in Australia.

The Cargill Fertilizer Businesses have more regional interests in the nitrogen market. The Cargill Fertilizer Businesses own a 50% equity stake in Saskferco Products, Inc. (Saskferco), a world-scale and energy-efficient nitrogen plant located in Belle Plaine, Saskatchewan. The Cargill Fertilizer

Businesses act as the exclusive marketing agent for Saskferco and supply mostly urea and, beginning in March 2004, urea ammonium nitrate (UAN) solutions to retail dealers in western Canada and the northern tier of the United States. The Cargill Fertilizer Businesses also own a minority equity interest in Ultrafertil S.A., one of the largest nitrogen producers in Brazil, from which a portion of their nitrogen requirements are sourced for local blending and distribution operations. Unlike IMC, the Cargill Fertilizer Businesses do not produce potash, but do source potash and market it together with the other essential crop nutrients in its worldwide distribution system.

The Cargill Fertilizer Businesses distribute fertilizer in most of the large nutrient markets around the globe. Mosaic’s distribution businesses not only serve as the marketing arm for its production operations, but also function as businesses offering additional crop nutrients and value-added services to customers. Distribution operations move product further down the value chain and help Mosaic understand customer requirements as well as maintain quality control. These activities, for example, have driven the development of MicroEssentials™, a line of innovative specialty fertilizers, as well as the creation of a strong brand identity in important international markets such as China and Brazil. In addition, Mosaic’s large global distribution pipeline enables it to manage seasonal swings in phosphate and nitrogen inventories and to operate plants at consistent rates.

Mosaic operates port terminals, warehouses and blending and bagging facilities in nine countries, and presently maintains a sales presence in six more countries in North and South America, Europe and Asia. Distribution operations differ by country and range from selling bagged product at an import terminal to marketing custom blends from an inland warehouse and blend plant. The Cargill Fertilizer Businesses have developed bulk-blending operations worldwide, adapting a successful North American model to South America during the early 1990s and then to Asia in the late 1990s.

As of May 31, 2004, the Cargill Fertilizer Businesses employed approximately 3,509 persons worldwide, not including approximately 140 employees of Saskferco Products, Inc. Employment, particularly at distribution facilities, varies slightly throughout the year due to seasonal factors.

The table below chronicles the development and historical milestones of the Cargill Fertilizer Businesses over the past 20 years:

Early 1960s	Begins U.S. fertilizer trading and distribution as a grain backhaul opportunity

Dec 1985	Purchases 80% of Gardinier, Inc. (includes Fort Meade phosphate rock mine and Riverview, Florida phosphate facility)

Jan 1986	Creates a Fertilizer Division and names Fredric W. “Fritz” Corrigan as President

Jun 1987	Commences fertilizer business in Argentina, distributing imported fertilizer using leased warehouse space at a port in Buenos Aires

Jun 1988	Purchases the remaining 20% of Gardinier, Inc. from minority shareholders

Feb 1990	Gives final approval for the construction of Saskferco Products, Inc.

Jan 1991	Christens the Alafia molten sulfur barge (completes maiden voyage from Galveston to Tampa)

Jun 1991	Opens a warehouse and bulk blend plant in Conception Bay (Cosmito), Chile

Aug 1992	Commissions Saskferco Products, Inc. at Belle Plaine, Saskatchewan

May 1993	Acquires Seminole Fertilizer Corp. (includes Hookers Prairie phosphate rock mine and Bartow, Florida phosphate facility)

Jun 1993	Cargill Agricola, S.A., parent company of Cargill Fertilizantes, S.A., constructs a liquid fertilizer blending plant and warehouse located at Monte Alto, Brazil

Dec 1995	Forms South Ft. Meade Partnership, L.P. and acquires the South Fort Meade phosphate rock mine and beneficiation plant, immediately expanding capacity from 3.2 million tonnes to 4.6 million tonnes per year

Jan 1996	Commissions first feed phosphate plant at Riverview, Florida phosphate facility

Aug 1996	Opens a warehouse and bulk blending plant in Tianjin, China

Apr 1997	Completes a warehouse and bulk blending plant in Sriracha, Thailand

Aug 1997	Begins a warehouse and bulk blending operation in San Antonio, Chile

Aug 1997	Opens a warehouse and bulk blending plant in Donetsk, Ukraine

Sep 1997	Completes expansion of Saskferco Products, Inc. to 1,860 tonnes per day of ammonia and 2,850 tonnes per day of urea

May 1998	Completes a series of expansions that increase capacity at both the Riverview and Bartow phosphate facilities to 860,000 tonnes of P2O5 per year

Aug 1998	Opens a new port facility and 60,000 tonne warehouse in Quebracho, Argentina

Aug 1998	Discharges first panamax vessel at the new anchorage and lightering port facility in Rozy, India

Jul 1999	Purchases a 72% equity stake in Solorrico, S.A., a Brazilian fertilizer producer and distributor

Jul 2000	Dedicates an E-Crane barge discharge system and high speed truck load-outs at Port Cargill in Savage, Minnesota

Aug 2000	Opens a warehouse and bulk blending facility in Yantai, China

Oct 2000	Acquires an 80% equity stake in Fertiza, S.A., a Brazilian fertilizer producer and distributor

Dec 2000	Acquires a 35% equity stake in a Chinese joint venture to construct a 600,000 tonne DAP plant in Haikou, China

Mar 2001	Completes the construction of a second 60,000 tonne warehouse at Quebracho, Argentina

May 2001	Installs an E-Crane barge/vessel discharge system and high speed truck load-outs at Channelview, Texas

Jun 2001	Saskferco Products, Inc. opens a new 80,000 tonne warehouse in Carmen, Manitoba

Nov 2001	Launches commercial production of a line of specialty products branded MicroEssentials™

Jan 2002	Opens a new liquid sulfur terminal at Channelview, Texas

Jun 2002	Opens a second bulk blending line at the facility in Donetsk, Ukraine

Jul 2002	Purchases sulfuric acid assets formerly operated by Mulberry Phosphates, Inc. near Bartow, Florida and agrees with the Florida Department of Environmental Protection (FDEP) to manage the closure of two gypsum stacks at the site

Aug 2002	Commissions DAP granulation plant at the Haikou, China plant

Nov 2002	Acquires Farmland Hydro L.P.’s Green Bay, Florida phosphate facility and rock reserves

Nov 2002	Commissions a second feed phosphate plant at Riverview, Florida

Apr 2003	Buys a 60% equity stake in a 170,000 tonne NPK plant at Yangzhong City, China

Jun 2003	Approves the construction of a second molten sulfur barge

Sep 2003	Completes the purchase of publicly traded minority shares of Cargill Fertilizantes, S.A. (the Brazilian company that merged the Solorrico and Fertiza businesses)

Oct 2003	Begins the expansion of the South Fort Meade mine from 4.6 to 5.9 million tonnes per year

Nov 2003	Saskferco Products, Inc. adds 50,000 tonnes of MicroGran™ feed urea production at Belle Plaine, Saskatchewan

Jan 2004	Signs a definitive agreement to combine the Cargill Fertilizer Businesses with IMC, subject to regulatory and shareholder approvals

Mar 2004	Begins the planned conversion of the Tampa GTSP plant to more value-added MicroEssentials™ production

Mar 2004	Saskferco commissions 230,000 tonne 28% UAN solution plant at Belle Plaine

Mar 2004	Acquires the Wingate Creek phosphate rock mine and phosphate reserves from Nu-Gulf Wingate Holdings, LLC

October 2004	Combines with IMC to form Mosaic

Operating Segments

Historically, Cargill reported the financial results of the Cargill Fertilizer Businesses in the following four business segments: (1) Phosphate Production; (2) Crop Nutrition; (3) Brazil Fertilizer; and (4) Saskferco.

Phosphate Production

The Phosphate Production segment primarily operates mines and processing plants in Florida, which produce phosphate fertilizer and feed phosphate products. This segment also holds a 35% equity stake in a recently constructed DAP granulation plant near Haikou, China in the Yunnan province.

Net sales to external customers for Phosphate Production were $296 million, $943 million, $618 million and $524 million for the three months ended August 31, 2004 and for the fiscal years ended May 31, 2004, 2003 and 2002, respectively.

Gross profit for Phosphate Production was $27 million, $61 million, $35 million and $64 million for the three months ended August 31, 2004 and for the fiscal years ended May 31, 2004, 2003 and 2002, respectively.

Total assets for Phosphate Production were $1,123 million, $1,107 million, $968 million and $729 million at August 31, 2004, May 31, 2004, 2003 and 2002, respectively.

The following tables detail phosphate rock production volume and grade for each of the Cargill Fertilizer Businesses’ active mines in Florida during the last three fiscal years. The standard industry term used to grade the quality of phosphate rock is BPL, or bone phosphate of lime.

	South Fort Meade Mine Production
	Pebble			Concentrate			Total Product
Year ending May 31	Tonnes	% BPL	% P2O5	Tonnes	% BPL	% P2O5	Tonnes	% BPL	% P2O5
2002	2,382,495	62.3	28.5	2,189,582	69.4	31.8	4,572,076	65.7	30.1
2003	2,402,226	62.3	28.5	2,046,519	68.4	31.3	4,448,745	65.1	29.8
2004	2,717,291	63.6	29.1	2,509,818	68.0	31.1	5,227,109	65.7	30.1

Total	7,502,012	62.8	28.7	6,745,919	68.6	31.4	14,247,931	65.5	30.0

	Hookers Prairie Mine Production
	Pebble			Concentrate			Total Product
Year ending May 31	Tonnes	% BPL	% P2O5	Tonnes	% BPL	% P2O5	Tonnes	% BPL	% P2O5
2002	1,050,430	62.7	28.7	588,899	68.4	31.3	1,639,329	64.8	29.6
2003	1,114,613	61.8	28.3	680,207	67.2	30.7	1,794,820	63.8	29.2
2004	1,161,151	63.8	29.2	930,091	66.0	30.2	2,091,242	64.8	29.7

Total	3,326,194	62.8	28.7	2,199,197	67.0	30.7	5,525,391	64.5	29.5

Principal Products

The principal products of the Phosphate Production segment are described below:

Diammonium Phosphate (DAP):    DAP is the most widely used high-analysis phosphate fertilizer worldwide. DAP is produced by first combining phosphoric acid with anhydrous ammonia in a reaction vessel. This initial reaction creates a slurry that is then pumped into a granulation plant where it is reacted with additional ammonia to produce DAP. DAP can be blended with other solid fertilizer products such as urea and potassium chloride or used as a direct application material.

Monoammonium Phosphate (MAP).    MAP is the second most widely used high-analysis phosphate fertilizer and the fastest growing phosphate product worldwide. MAP also is produced by first combining phosphoric acid with anhydrous ammonia in a reaction vessel. The resulting slurry is then pumped into the granulation plant where it is reacted with additional phosphoric acid to produce MAP. Some facilities can switch from DAP to MAP production simply by replacing an ammonia sparger with a phosphoric acid sparger in the granulation plant. MAP, like DAP, can be blended with other solid fertilizer products or applied directly to soils.

MicroEssentials™.    MicroEssentials™ is a value-added DAP or MAP product that features a patented process which creates very thin platelets of sulfur on the product. Over time, these sulfur platelets break down in the soil and are absorbed by plants. This unique process enables the formation of a granule, that when halved, resembles the layers of a “sliced onion,” but allows a slow release of the nutrients into the soil. In addition, micronutrients such as boron, copper, manganese, and zinc can be added in separate but parallel processes.

Calcium Phosphate Feed.    Calcium phosphate feed products are produced by neutralizing de-fluorinated phosphoric acid with limestone. The first step in the process is to reduce the fluorine-to-phosphorous ratio of the phosphoric acid to less than a 1:100. This result typically is achieved by adding diatomaceous earth (or activated silica) to phosphoric acid in order to “strip” fluorine from the acid. This de-fluorinated acid is then neutralized with different quantities of limestone to produce the two most widely use phosphate feed products – dicalcium phosphate (Dical) and monocalcium phosphate (Monocal). Dical contains 18.5% phosphorus or 42.4% phosphorus pentoxcide (P2O5). Monocal contains 21.0% phosphorous or 48.1% P2O5.

Production and Properties: Florida Operations

Overview

The phosphate mining operations and related holdings of the Cargill Fertilizer Businesses are located in Central Florida in Polk, Hardee and Manatee counties. The general geologic setting of the phosphate deposits of Florida are of sedimentary origin and are reported to be of the Miocene age. The active mines are located in what is known as the Bone Valley Member of the Peace River Formation, with the material mined from this area known locally as “matrix.” This sedimentary deposit varies in thickness throughout the extent of Mosaic’s land holdings and is essentially a continuous deposit in this region of Florida.

The map below shows the location of each phosphate rock mine included in the Cargill Fertilizer Businesses.

Cargill entered the world phosphate market with the acquisition of approximately 80% of Gardinier, Inc. in December 1985. Since then, the Phosphate Production segment has grown its U.S. based operations primarily through acquisitions during cyclical downturns in the phosphate market. Since entering into the business of phosphate production nearly two decades ago, Cargill consistently re-invested cash flow to maintain assets, enhance efficiencies and expand capacities to improve and modernize its mines and production facilities.

The Phosphate Production segment currently has five properties designated as current or future mining locations, all of which are owned entirely by Mosaic, except for the South Fort Meade site, whose ownership structure is described below. The Hookers Prairie and South Fort Meade mines are active and producing phosphate rock. The Fort Meade mine is not actively mining and has been idle since January 1997. The Wingate Creek mine was acquired by Cargill in March 2004 and is undergoing permit transfer and renewal efforts with a targeted start-up date in late 2004. The Pioneer mine site is a future mining site with limited ongoing permitting activity, although portions of the site were permitted for mining in the 1980s.

Each active mine site is supported by the required infrastructure in terms of electrical power, mining equipment, beneficiation plant, rail and shipping facilities, offices, shops and ancillary equipment. The Hookers Prairie mine has a rated capacity of 2.1 million tonnes per year, while the South Fort Meade mine has a rated capacity in excess of 5.9 million tonnes per year. The major electrical power providers for the mining operations are Tampa Electric (Hookers Prairie), Progress Energy (Fort Meade, South Fort Meade, Pioneer) and Florida Power & Light (Wingate Creek). These regional utilities serve our mining properties with electrical power on an interruptible basis. Water is provided on site by the use of company-owned deep wells permitted by the regional water management district.

The active mines utilize large surface mining machines known as “draglines” as the primary earthmoving equipment. Currently, Hookers Prairie operates with three draglines and South Fort Meade has four operating draglines. Additionally, the Fort Meade mine has three draglines, which have been “mothballed” due to the shut down status of this operation.

A typical central Florida phosphate operation uses a single dragline to remove the overburden and phosphate ore. The dragline will typically strip a ten to fifty foot layer of sandy overburden from the mining area, casting it into the adjacent mined out area. A typical mining cut width is from 250 to 300 feet, depending upon the site geology and digging characteristics of the dragline. Once stripping is accomplished within the digging radius of the dragline, the area is then mined. The mining of the matrix involves digging the matrix from the previously stripped area and dumping it into a shallow pit or excavation where it is slurried with high-pressure water and pumped in slurry form to the beneficiation plant for further processing. Once the dragline has mined out the matrix within reach of the machine it will in effect “step back” and begin the process again. The slurry pits or wells are relocated accordingly as the mining progresses along the cut.

The Wingate Creek operation utilizes dredges to strip the overburden and to mine the underlying matrix. Wingate Creek utilizes two Ellicott cutter-suction dredges for mining: Gulf I, a 280 foot long dredge for mining overburden, and Gulf II, a 230 foot long dredge for mining matrix. Digging depths for Gulf I and Gulf II are 55 feet and 98 feet, respectively. The mining dredge will mine the matrix and pump it in slurry form to the existing beneficiation plant for further processing. The Wingate Creek mine, which resumed operations in November 2004, has the capacity to produce 1.1 million tonnes of phosphate rock per year.

At this time, Mosaic cannot quantify the amount of future costs that will be required in connection with future development and expansion of mines. Presently, there are no significant planned future costs that Mosaic believes will be incurred with any certainty. Costs also will be affected by the results of the permitting process with respect to Mosaic’s mines. Mosaic management is working to determine how to operate and develop the mines of the combined operations, taking into account any possible synergies, including cost savings that may be achieved given the proximity of the Cargill Fertilizer Businesses and IMC mines in Florida. Therefore, at this time, Mosaic cannot reasonably estimate the amount of costs that might be spent in the future with respect to its Florida phosphate mining operations.

Reserves

The table below shows the estimated reserves, as of March 1, 2004, associated with the Florida mining operations of the Cargill Fertilizer Businesses. The reserves are listed as recoverable tonnes. Also reflected in the table is the grade of the reserves, expressed as a percentage of BPL or P2O5. Finally, the table also reflects the average values of the following material contaminants contained in the reserves: ferrous oxide (Fe2O3), aluminum oxide (Al2O3) and magnesium oxide (MgO).

	PROVEN RESERVES (1) MINE PLAN DATA (recovery factors applied)
	Tonnes (2)	% BPL	% P2O5	% Fe2O3 + Al2O3	% MgO
Hookers Prairie	8,094,606	63.69	29.15	2.05	0.42
South Fort Meade	89,199,353	63.80	29.20	2.25	0.64
Fort Meade	17,520,627	63.69	29.15	2.39	0.54
Pioneer	76,926,404	66.80	30.57	2.48	0.78
Wingate Creek	6,860,649	66.79	30.57	3.22	0.46

Total	198,601,639	65.05	29.77	2.38	0.67

(1)	The minimum drill hole density for the proven reserves classification of the Cargill Fertilizer Businesses is 1 hole per 20 acres
(2)	The reserve estimates provided above have been developed by the Cargill Fertilizer Businesses in accordance with Industry Guide 7 promulgated by the U.S. Securities and Exchange Commission

Independent third parties have not reviewed the reserves of the Cargill Fertilizer Businesses during the past three years. From time to time, as part of Cargill’s due diligence assessment of mining properties and phosphate reserves (for example, in connection with Cargill’s Farmland-Hydro (Pioneer) and Wingate Creek acquisitions described below), Cargill retained consultants to conduct analyses of these properties, which Cargill then took into account in developing its own calculation of reserves.

Under current mining plans, to the extent any reserves are leased by the Cargill Fertilizer Businesses, all reported reserves regarding those leased reserves will be mined out within the time period of existing mineral leases. The South Fort Meade reserves described below are the only reported reserves leased by the Cargill Fertilizer Businesses.

Fort Meade

The Gardinier acquisition in 1985 included the Fort Meade phosphate rock mine and processing plants in Riverview, Florida. Gardinier was the sixth largest U.S. phosphate producer at the time of its acquisition, with phosphoric acid capacity of approximately 725,000 tonnes of P205 per year at the Riverview facility. Cargill subsequently acquired the remaining minority shares of Gardinier in 1988 and invested significant funds during the first few years of operations to enhance both operational efficiencies as well as the environmental safety of the facilities.

The Fort Meade mine started its initial mining in 1967 and continued until early 1997. Mining activity ceased at the Fort Meade mine when the expansion of the South Fort Meade mine created excess mine production capacity. The Fort Meade mine is approximately 18,500 acres in area. The mine has approximately eight years of life remaining, based on its pre-closure operating rate, once a decision is made to restart the mine. Mining has taken place in Polk and Hardee counties with the bulk of the remaining reserves lying in Hardee County. Although the site has been fully permitted, once a decision is made to restart the mine, modifications and amendments will be required to the operating permits. As this mine has an operational history and many of the approvals currently are in existence, Mosaic has a high level of assurance that the Fort Meade mine will be able to continue production once a decision is made to restart mining operations.

While the Fort Meade mine has been in an idle state, Cargill and Mosaic have has continued to reclaim lands which are available for reclamation. Other lands such as clay settling areas, the beneficiation plant site and infrastructure areas are not available for reclamation, as they will be needed when the mine restarts in the future. Cargill had a variance for the delay in reclamation with the State of Florida and posted financial responsibility in the form of a letter of credit for the lands not reclaimed. Once these areas are put into operational use in the future, the variance and corresponding surety will no longer be needed.

Hookers Prairie

Cargill’s second major acquisition was the purchase of the phosphate mining and processing assets of Seminole Fertilizer Corporation in May 1993. The acquisition included the Hookers Prairie phosphate rock mine and processing plants at Bartow, Florida. The Hookers Prairie mine has been in operation since 1976.

This 14,530-acre mine site is fully permitted and is expected to mine out at current rates in 2008. There are limited opportunities for the extension of the Hookers Prairie mine as most of the adjacent reserve properties have been mined or are unavailable for mining.

Mining is progressing at the Hookers Prairie mine with some 310 acres mined in 2003. Site prep and the advancement of mining is proceeding as planned. Reclamation of all lands mined after July 1, 1975 and lands used in certain mining operations after July 1984 are subject to mandatory reclamation requirements established by the State of Florida. Spending for reclamation at Hookers Prairie totaled $2.2 million in 2003.

The acquisition of the mining and processing assets of Seminole Fertilizer Corporation closed just as the phosphate market began a strong and sustained up-turn during the last half of the 1990s. Cargill re-invested a large share of cash flow back into the phosphate business in order to upgrade and expand both the Riverview and Bartow facilities during this period. These investments improved product quality, enhanced efficiencies and expanded plant capacity. Phosphoric acid capacity at Bartow was approximately 660,000 tonnes of P205 per year at the time of purchase, or slightly less than the Riverview capacity. Through Cargill’s reinvestment activities, the phosphoric acid capacity at each facility was expanded to more than 860,000 tonnes of P205 by mid-1998. Subsequent investments have boosted current capacity at Bartow to more than 950,000 tonnes of P205.

South Fort Meade

Cargill acquired the brand-new South Fort Meade phosphate rock mine and state-of-the-art beneficiation plant in December 1995. The South Fort Meade acquisition included 27,000 acres of land in Polk and Hardee counties, as well as a new beneficiation plant, two clay settling areas, draglines and other mining assets. Cargill expanded the nominal capacity of the South Fort Meade mine from 3.2 million tonnes to approximately 4.6 million tonnes and idled the Fort Meade mine shortly after the South Fort Meade acquisition in order to reduce mining costs. Currently, mining operations are taking place on the approximately 17,270-acre Polk county portion of the mine site. The Polk county portion of the South Fort Meade mine is fully permitted for mining.

The South Fort Meade mine also has reserves property located immediately south of the Polk County site in Hardee County. This property is being permitted as an extension to the existing South Fort Meade mine. Permitting is underway for this approximately 12,000-acre tract, with permits currently expected to be submitted in late 2004 or early 2005. Current plans show mining operations beginning in the Hardee County extension in late 2008. As the Hardee county tract is similar to the Polk county portion, Mosaic has a high level of assurance that the permits required for mining the site will be issued. The reserve base, however, could be affected by permit negotiations and therefore could be subject to revision. The South Fort Meade mine, including the Hardee county extension, will be in operation until sometime in 2018 or 2019, at currently planned production rates.

Cargill purchased the above ground assets of the South Fort Meade mine, including the beneficiation plant, rail track and initial clay settling areas. A limited partnership—the South Ft. Meade Partnership, L.P. (SFMP)—purchased the land and mineral rights at the South Fort Meade mine. The Cargill Fertilizer Businesses own additional lands covering approximately 505 acres in Hardee County that are not owned by the partnership.

SFMP capital was comprised of approximately 35% equity and 65% debt. The Cargill Fertilizer Businesses own 35% of the SFMP equity with financial investors owning the remaining 65%. In addition to the equity, several financial investors purchased $76 million of debt instruments issued by SFMP to fund the acquisition of the land and mineral reserves. A third entity—South Ft. Meade Land Management, Inc. (SFMLM)—owns and manages orange groves and other agricultural assets on the land. SFMLM is a wholly owned subsidiary of Mosaic. SFMLM also has entered into an agricultural lease with SFMP and pays SFMP rental income for the land that it uses for agricultural purposes or subleases to local farmers or ranchers.

Cargill entered into a long-term mineral lease with SFMP, which represents the only significant phosphate reserves leased by the Cargill Fertilizer Businesses. This lease expires on December 31, 2025 or such date that the Cargill Fertilizer Businesses have completed mining and reclamation obligations associated with the leased property. Lease provisions include royalty payments and a commitment from the Cargill Fertilizer Businesses to give mining priority to the South Fort Meade phosphate reserves. The Cargill Fertilizer Businesses pay the partnership a royalty on each tonne mined and shipped from the South Fort Meade mine, with the exception of tonnage mined from the U. S. Department of the Interior, Bureau of Land Management (BLM) leases, for which the Cargill Fertilizer Businesses pay a royalty directly to the BLM, and tonnage from land owned directly by the Cargill Fertilizer Businesses, which are currently scheduled to be mined near the end of the mine life. Since December 1995, total royalties paid to SFMP as a result of mining at the South Fort Meade mine are approximately $109 million. Royalty payments to SFMP total approximately $15 million annually at current production rates. Through its arrangements with the Cargill Fertilizer Businesses and SFMLM, SFMP earns income from mineral lease payments, agricultural lease payments and interest income and uses those proceeds to service debt and pay dividends to its equity owners.

The BLM owns mineral rights to approximately 882 acres at the South Fort Meade mine. The Cargill Fertilizer Businesses have received mining plan approval regarding two of the leases in Polk County which total approximately 321 acres. Two other leases in Hardee County total approximately 561 acres. Royalty payments on the approved leases equal approximately 5% of the six-month rolling average mining cost of production when mining in the BLM reserves. The tonnage is based on phosphate rock recoveries from actual pit take-up surveys and rock book recoveries. Phosphate rock tonnage produced within the BLM lease area to date is approximately 654,000 tonnes with a corresponding royalty to date of approximately $742,000.

In 2003, approximately 779 acres were mined at the South Fort Meade mine. Major projects currently underway include the construction of a new clay settling area which is scheduled for completion in late 2004. The Cargill Fertilizer Businesses acquired an additional 65 cubic yard dragline for use at the South Fort Meade mine in 2003. This machine is currently being erected on site and scheduled to begin operation in early 2005 as part of a planned production rate increase to 5.9 million tonnes per year. Additionally, beneficiation plant and material handling improvements are being made to facilitate this increased production rate.

Reclamation of all lands mined after July 1, 1975 and lands used in certain mining operations after July 1984 are subject to mandatory reclamation requirements established by the State of Florida. Spending for reclamation at South Fort Meade totaled $2.5 million in 2003.

Pioneer

In November 2002, Cargill continued to expand its phosphate presence through the acquisition of the phosphate assets of Farmland Hydro, L.P. The acquisition included the processing plants at “Green Bay,” Florida (near Bartow) and approximately 15,000 acres of land in Hardee County. Mosaic currently plans to construct a new mine—named the Pioneer mine—to develop the reserves acquired in the Farmland Hydro transaction. The Pioneer mine eventually will replace the Fort Meade mine.

Prior to Cargill’s ownership, the Pioneer site had undergone several periods of regulatory review as far back as the 1970s. Predecessor owners had originally permitted the 7,800-acre tract, then known as the Hickory Creek site, in the mid-1980s for mining, but the prior owners never committed to construct the mine. In the 1990s, the prior owner let the approvals lapse in favor of a long-term phosphate rock contract with another Central Florida phosphate rock producer, which is scheduled to expire in 2005.

The prior owners continued to acquire additional lands located adjacent to the Hickory Creek site in what is known as the Brushy Creek area. The major activity on the site during this time period was the development of citrus and agricultural operations on the land and prospect drilling activities, which continue by Mosaic today.

In 1997, in anticipation of the expiration of the phosphate rock contract in 2005, the prior owner of the Hickory Creek and Brushy Creek properties re-initiated additional permitting activity relating to the Hickory Creek and Brushy Creek sites. In 2002, the prior owner decided to dispose of its Florida phosphate operations by selling them to Cargill. Upon acquisition of the site, Cargill determined that the most effective strategy would be to delay further permitting of the Pioneer mine site and focus on permitting the extension of the South Fort Meade site. Mosaic intends to continue developing data relative to the Pioneer mine site and plans to initiate permitting activities in this area sometime prior to 2008. As the site has well-developed geologic and environmental data, these reserves are considered to be proven reserves. The reserve base, however, could be impacted by permit negotiations and the final configuration of the preserved areas and therefore could be subject to revision in the future. It is Mosaic’s opinion that the site can be permitted in the future with a sound mining and reclamation plan.

Current capacity of the Green Bay processing facility is 635,000 tonnes of phosphoric acid and approximately 1.4 million tonnes of finished products. Upon expiration of the phosphate rock contract in 2005, Mosaic expects to increase operating rates at the Hookers Prairie mine and expand capacity at the South Fort Meade mine from 4.6 million tonnes to 5.9 million tonnes in order to meet rock requirements after the contract expires.

Wingate Creek

In March, 2004, Cargill acquired the phosphate mining assets and reserves in Manatee County, Florida, formerly operated by Mulberry Phosphates, Inc., from Nu-Gulf Wingate Holdings, LLC and obtained required permits to recommence mining operations at Wingate Creek in September 2004. The assets are comprised of a beneficiation plant, mining equipment and approximately 7,600 acres of land. The initial 3,100 acre mining tract was permitted in the mid-1970s. Mining commenced on the site in 1981 and continued intermittently until 1999. Mining at this site resumed in November 2004. The original permitted mine boundary has approximately 700 acres of remaining unmined property.

The reserves associated with the original permitted footprint of the Wingate Creek mine are expected to last for approximately five to seven years at currently planned production rates.

The Wingate Creek site also contains approximately 4,500 acres of land to the east, which never have been permitted or reviewed for future mining activity. This future extension is known locally as the

Texaco Tract. The phosphate materials associated with the Texaco Tract are not classified as reserves due to the lack of information concerning the environmental resources on the site. Upon approval of the necessary permits for the existing mining operation, Mosaic currently plans to begin studies required for the permitting of the Texaco Tract sometime in 2005. Once the proper studies are completed and additional information is collected on the site, it is anticipated that these materials would be able to be categorized as either proven or probable reserves. Mosaic’s current estimate of non-reserve phosphate materials within the Texaco Tract is 27.8 million tonnes at a 30.2% P2O5 grade.

Employees

U.S. phosphate operations, including SFMLM, employ approximately 1,540 people.

Production and Properties: China

The Cargill Fertilizer Businesses have supplied DAP to China since they entered the phosphate business in December 1985. Cargill exported from its Florida operations on average approximately one million tonnes of DAP to China each year since the mid-1990s. Cargill developed a strong brand identity in China by offering a high-quality product and on-the-ground service to Chinese customers.

In 2000, Cargill expanded its presence in China by investing in a state-of-the-art domestic phosphate granulation facility known as Yunnan Three Circles Sinochem Cargill Fertilizers Co., Ltd. (Yunnan). Yunnan is a joint venture owned by Cargill Fertilizer, Inc. (35%), Yunnan Three Circles Chemical Co. (35%), China International Fertilizer Trading Corporation (25%) and Yantai Municipal Agricultural Means of Production Co. (5%). Yunnan’s phosphate granulation project near Kunming in the Yunnan province in south central China brings together the technical expertise of Yunnan Three Circles Chemical Co. and Cargill, the importing and marketing capabilities of China International Fertilizer Trading Company, the local distribution network of Yantai Municipal Agricultural Means of Production, and the product quality and brand recognition of Cargill.

Yunnan commenced production in August 2002, and currently has an annual DAP production capacity of approximately 600,000 tonnes. The joint venture began marketing DAP under the Cargill brand in February 2003.

Yunnan produces DAP for shipment to north and northwest China. Phosphoric acid used in the production of DAP at Yunnan is purchased from Yunnan Three Circles Chemical Co. Ammonia used in production of DAP is sourced from local producers. China International Fertilizer Trading Corporation is among Yunnan’s largest customers. Yunnan’s operation is limited by access to raw materials and railcar supply. Improvements, however, are expected in the coming years as local suppliers increase production capacities.

Crop Nutrition

The Crop Nutrition segment markets fertilizer products and services to wholesalers, cooperatives, independent retailers and agents and other agricultural customers that, in turn, market these products and services to farmers and other end users in North and South America, Europe and Asia. In South America, the Crop Nutrition segment also markets fertilizer products and services directly to farmers and end users. The Crop Nutrition segment operates fertilizer blending and bagging facilities, port terminals and warehouses in nine countries, and maintains a sales presence in six additional countries. Past expansions include the acquisition of a joint venture interest in an NPK production facility in China, and the construction of port and warehouse facilities in Argentina. Pursuant to a marketing agreement, the Crop Nutrition segment also markets exported phosphate products produced by WMC Fertilizers, Ltd. in Australia. The marketing agreement with WMC Fertilizers, Ltd. will expire by its terms on December 31, 2004. Mosaic and WMC have not yet determined whether to enter into any new or renewed marketing agreement after the expiration of the current agreement. The Crop Nutrition segment also marketed phosphate products produced by Lifosa A.B. in Lithuania, however, the parties mutually agreed to terminate the relationship in May 2004.

The principal Crop Nutrition products include straight fertilizers such as phosphates, nitrogen and potash, as well as blended and NPK fertilizers. Services include tailored agronomic services as well as the loading, unloading and storage of fertilizer, grains, meal, salt and coal for both Mosaic affiliates and third parties.

Net sales to external customers for Crop Nutrition were $231 million, $905 million, $662 million and $571 million for the three months ended August 31, 2004 and for the fiscal years ended May 31, 2004, 2003 and 2002, respectively.

Gross profit for Crop Nutrition was $19 million, $65 million, $58 million and $53 million for the three months ended August 31, 2004 and for the fiscal years ended May 31, 2004, 2003 and 2002, respectively.

Total assets for Crop Nutrition were $320 million, $264 million, $201 million and $215 million at August 31, 2004, May 31, 2004, 2003 and 2002, respectively.

Crop Nutrition employs approximately 751 people.

The following is a description of the principal marketing and distribution operations and production facilities operated by the Crop Nutrition segment of the Cargill Fertilizer Businesses.

United States

Since entering into the business in the early 1960s, the U.S. Crop Nutrition segment has been comprised of a wholesale distribution business that has focused on providing quality crop nutrients as well as innovative and customized solutions to its retail dealer customers in the United States. In servicing the needs of retail dealers, Mosaic owns and operates a network of warehouse distribution facilities strategically located along or near the Mississippi and Ohio Rivers as well as in other key geographic regions of the United States. From its distribution facilities, Mosaic markets each of the three vital plant nutrients – nitrogen (typically in the form of urea or UAN solution), phosphate (typically in the form of DAP, MAP, MicroEssentials™ or triple superphosphate (TSP)) and potash – to dealers who in turn resell the product to U.S. farmers. In addition to sales of dry and liquid fertilizer products, Mosaic provides tailored agronomic services to meet the specific needs of retail dealers and their customers. Mosaic also leverages its distribution network by offering warehousing and throughput services for third parties.

Distribution facilities owned by the U.S. Crop Nutrition segment include the Port Cargill fertilizer operations in Savage, Minnesota, with approximately 104,000 tonnes of dry product storage capacity, as well as warehouse distribution facilities in Pekin, Illinois (storage capacity of approximately 72,000 tonnes), Louisville, Kentucky (storage capacity of approximately 39,000 tonnes) and Houston, Texas (storage capacity of approximately 51,000 tonnes), which has a deep water berth providing access to the Gulf of Mexico. In addition, Mosaic is a 50% owner of River Bend Ag, LLC, a wholesale distribution joint venture located in New Madrid, Missouri with storage capacity of approximately 25,000 tonnes for dry products and 22,000 tonnes for liquid products, respectively. Mosaic also owns a distribution facility in Buffalo, Iowa.

In addition to the key geographically situated facilities owned by Mosaic, the U.S. wholesale distribution business also includes leased distribution space or contractual throughput agreements for dry or liquid storage in California, Florida, Illinois, Indiana, Iowa, Kentucky, Louisiana, Maryland, Minnesota, Nebraska, New York, North Dakota, Ohio, Pennsylvania and Texas.

The Crop Nutrition segment acts as the exclusive marketing agent for phosphate products sold in the United States by the Phosphate Production segment and for nitrogen products sold in North America by Saskferco Products, Inc. (Mosaic’s 50% owned joint venture which operates an ammonia, urea and UAN solution facility in Saskatchewan, Canada). Under each arrangement, Crop Nutrition earns agency fees for sales of the phosphate and nitrogen products.

Crop Nutrition’s U.S. operations employ approximately 151 people.

Canada

The Crop Nutrition segment is also the wholesale distribution arm for the Mosaic fertilizer businesses in Canada. Customers include independent dealers, national accounts and Cargill “AgHorizons” in Canada, a retail fertilizer business unit owned by Cargill that was not contributed to Mosaic. The Crop Nutrition segment in Canada also serves as marketing agent for Saskferco Products, Inc.

Major customers in western Canada are primarily large grain companies with integrated crop inputs businesses. In eastern Canada, major customers include the Cargill AgHorizons retail locations in Ontario, which purchase approximately 310,000 tonnes per year, as well as other national accounts in Quebec. In total, non-Cargill national account sales are approximately 250,000 tonnes per year, and independent dealer sales are approximately 275,000 tonnes per year.

Crop Nutrition’s Canadian operations employ approximately five people.

Argentina

Crop Nutrition’s Argentina fertilizer business commenced in 1987, distributing imported fertilizer using leased warehouse space at the port in Buenos Aires. In 1998, the Cargill Fertilizer Businesses built the Quebracho port facility and moved their principal operations for the northern half of Argentina to this location.

Crop Nutrition serves as a sales and marketing agent for the Phosphate Production segment in Argentina and supplies products and services to national accounts from the operations of the newly expanded Quebracho port facility and warehouse. In addition, Crop Nutrition distributes approximately 230,000 tonnes of nitrogen, phosphate and blended fertilizers to farmers through retail dealers and sales agents.

Key assets in Argentina include the Quebracho port facility, located near Rosario on the Parana River, with storage capacity of 120,000 tonnes. Quebracho put-thru totals roughly 440,000 tonnes per year, of which 160,000 tonnes are for Cargill retail dealer/sales agent customers and 280,000 tonnes are for national accounts. Cargill Argentina also leases space at Necochea and Bahia Blanca to serve customers in the southern region.

Crop Nutrition’s operations in Argentina employ approximately 71 people.

Chile

The Crop Nutrition segment markets bulk blended and straight fertilizer products to retail dealers in Chile. A small percentage of sales are made directly to farmers. Sales total approximately 250,000 tonnes per year, or 23% of the 1.1 million tonne market. Straight products such as urea, DAP, MAP and TSP account for 55% of sales and bulk blends of the Cargill Fertilizer Businesses, tailored to meet specific soil and crop requirements, make up the rest. Nearly all of the product is sold in 50 kilogram bags. Most of the nitrogen products are imported from Argentina and Venezuela. Phosphate products are sourced from the United States and Mexico. Potash is produced locally.

Key assets include warehouse and bulk blending facilities at Conception Bay and San Antonio. The Conception Bay facility, built in 1991, mainly serves dealers in central Chile. Cargill leases warehouse space at the Lirquen port on Conception Bay where straight materials are imported and bagged. The bulk blending plant at Conception Bay (also known as Cosmito) includes a 20,000 tonne warehouse. The San Antonio facility, built in 1997, serves retailers in northern Chile. Cargill Crop Nutrition also leases a facility at Puerto Montt that includes a 15,000 tonne warehouse and bulk blender as well as five satellite warehouses to serve customers in the southern Chile.

Crop Nutrition’s operations in Chile employ approximately 54 people.

China

Crop Nutrition has been executing a strategy since the early 1990s to develop a significant fertilizer presence in the People’s Republic of China. Since the mid-1990s, Cargill developed and expanded its fertilizer distribution businesses in the world’s largest phosphate market, both by growing businesses owned solely by Cargill, as well as through the formation of alliances with local strategic Chinese partners who Crop Nutrition believes are well positioned to promote business growth and service the needs of the Chinese fertilizer market.

Bonded Warehouse Program

Cargill Hong Kong Ltd., an affiliate of Cargill and a portion of whose operations are part of the Cargill Fertilizer Businesses, began distributing DAP as an agent for the Phosphate Production segment throughout China in 1990. Acting as agent, Cargill Hong Kong Ltd. handles 600,000 to 800,000 tonnes of DAP annually through bonded warehouse programs in China. Over the years, the bonded warehouse program has become recognized as a premium customer solution offering to the Chinese fertilizer markets.

Chinese importers, including central agencies, provincial governments and city-level entities, are able to pull fertilizer products from strategically located bonded warehouses at Chinese ports. The bonded warehouse program is attractive to Chinese importers because it permits customers to purchase product on a just-in-time basis, reducing market risks from both large vessel purchases and long ocean voyages.

As a customer and quality assurance service, Cargill Hong Kong Ltd. handles and manages the supply chain deliveries for fertilizer vessels until discharged in China, and also acts as a bagging, warehousing and dispatch liaison in moving fertilizer products onto trucks or railcars. Today, the Cargill Fertilizer Businesses operate bonded warehouses at five ports throughout mainland China.

Since the early 1990s, Cargill built a brand presence in China, which the Cargill Fertilizer Businesses believe has allowed them to be viewed as a premium supplier of products in the Chinese market. During the three-year period following the closing, Mosaic will be permitted to continue to use the Cargill name on a royalty-free basis. The bonded warehouse program is operated by employees of the Cargill Fertilizer Businesses from their Hong Kong and Beijing offices.

The Hong Kong office employs approximately 10 people.

Tianjin Cargill Fertilizer Co. Ltd.

Tianjin Cargill Fertilizer Co. Ltd. (Tianjin Cargill) is a joint venture formed in 1996 among Cargill Asia Pacific Limited (52.5%), Cargill Investment (China) Limited (37.5%) and Tianjin Zhongjia Agricultural Means of Production Limited Liability Co. (10%).

Tianjin Cargill’s bulk blending facility, which was commissioned in 1996, culminated a two-year effort to develop a market for bulk blends in the region through a series of field experiments, farmer meetings and other promotional activities. Located in Tianjin, Tianjin Cargill’s bulk blending facility has an annual capacity of approximately 80,000 tonnes, and primarily uses granular urea, MAP and potash as raw materials for production.

Tianjin Cargill each year sells approximately 25,000 tonnes of high analysis blends in the north, 25,000 tonnes in the northeast, and 25,000 tonnes in the northwest regions of China. Tianjin Cargill also provides agricultural services to corn, wheat, vegetable and fruit farmers along the Beijing-Tianjin corridor and in other nearby provinces.

Tianjin Cargill employs approximately 60 people in its fertilizer operations.

Cargill Fertilizer (Yantai) Co. Ltd.

In 2000, Cargill continued its in-country growth strategy when Cargill Investments (China) Limited formed Cargill Fertilizers (Yantai) Co., Ltd. (Yantai Cargill). Yantai Cargill owns and operates a 120,000 tonnes per year bulk blending facility in the port of Yantai, China, which was recently upgraded in 2004, and represents Cargill’s second investment in a bulk blending operation in China. Yantai Cargill primarily uses granular urea, DAP, MAP, single superphosphate (SSP) and potash as raw materials to formulate blends tailored to specific soil and crop requirements.

Yantai Cargill produces and sells bulk blend fertilizers and provides agricultural services in the Shangdong (approximately 60,000 tonnes) and Fujian (approximately 10,000 tonnes) provinces of China, with an increasing trend in volume. Yantai Cargill also acts as a sales agent for other Cargill operations in China as well as for other foreign owned fertilizer plants. Yantai Cargill’s agency volume is approximately 30,000 tonnes per year.

Yantai Cargill employs approximately 90 people in its fertilizer operations.

Jiangsu Cargill Agricultural Means of Production Co. Ltd.

In 2003, Cargill continued its investment in the interior of China by forming Jiangsu Cargill Agricultural Means of Production Co. Ltd. (Jiangsu Cargill). Jiangsu Cargill owns and operates a 170,000 tonne per year NPK compound fertilizer production facility in the Jiangsu Province of China. Jiangsu Cargill is a joint venture among Cargill Investments (China) Limited (59%), Cargill Asia Pacific Limited (1%), Jiangsu Huantai Fertilizers Co., Ltd. (39%) and Jiangsu Huantai Group Company (1%).

Jiangsu Cargill produces and sells NPK compounds to the seven China provinces along the Yangtze River and to northern China through other Cargill operations. There is an increasing trend of consumption of NPK compound fertilizer in China. Jiangsu Cargill’s plant sells its products using both Cargill and Huantai brand names to cater to different market segments. The plant is located on the banks of the Yangtze River where the operation is able to ship product using barges and realize lower transportation costs.

Jiangsu Cargill uses urea, SSP, MAP, potash and ammonium chloride and other fertilizers in the production of its NPK compounds. The plant sources most of the raw materials domestically from local producers.

Jiangsu Cargill employs approximately 200 people in its fertilizer operations.

India

Crop Nutrition serves as the marketing agent for the Phosphate Production segment in India. Crop Nutrition operates a marine terminal at Rozy, Jamnagar on the west cost of India and is the wholesale distributor of Cargill brand fertilizers within the country.

Crop Nutrition serves three customer segments and markets approximately 320,000 tonnes of phosphate products per year in the Indian market. The first customer segment represents national account customers who typically are large established fertilizer producers or marketers in India. The second customer segment is a joint marketing program with Tata Chemicals Limited. Crop Nutrition jointly distributes fertilizer through the Tata Chemicals’ retail network and under its own brand name. The third customer segment represents in-country distribution. Crop Nutrition supplies a line of branded fertilizers to farmers through a network of wholesale and retail distributors in the northern and western states of India.

In the last two years, fertilizer companies, including Cargill, have faced challenges in India due to the uncertainty caused by the Indian government’s DAP subsidy policies. Recent policies have nearly closed the door to DAP imports and favored domestic producers who fabricate DAP from imported raw materials or intermediate products. As a result, domestic fabrication capacity has more than doubled during the last five years.

Crop Nutrition’s operations in India employ approximately 20 people.

Thailand

Crop Nutrition began distributing fertilizer in Thailand with the opening of a 140,000 tonne warehouse and bulk blending facility at Sriracha in April 1997. The Sriracha plant, located approximately 60 miles south of Bangkok near the deep-water port of Siam, operates as a business unit of Mosaic International (Thailand) Limited, a wholly owned subsidiary of Mosaic. Crop Nutrition produces and sells approximately 90,000 tonnes of bulk blends and distributes another 50,000 tonnes of straight fertilizers in Thailand each year.

Crop Nutrition markets bulk-blended products, ranging from standard blends to premium brands, to various segments in the Thai market. Materials for blending include urea, DAP, potash and ammonium sulphate. These raw materials typically are imported from Malaysia, Australia and Canada through Crop Nutrition’s Hong Kong office.

Crop Nutrition’s operations in Thailand employ approximately 38 people.

Ukraine

Crop Nutrition opened a small bulk blending plant in the Donetsk oblast of the Ukraine in 1997. In June 2002, Crop Nutrition opened a second bulk blending line at the Donetsk facility. The expansion nearly doubled the size of the plant, increasing its capacity from 240 tonnes per day to 440 tonnes per day. The facility offers a full line of tailor-made blends and also provides important services such as soil testing and agronomic consulting. Nitrogen, phosphate and potash raw materials are sourced from producers in Ukraine, Russia and Belarus.

Crop Nutrition’s operations in the Ukraine employ approximately 11 people.

Brazil Fertilizer

The Brazil Fertilizer segment began in 1993 when Cargill Agricola, S.A. (Cargill Agricola), the former parent company of Mosaic Fertilizantes, S.A. (Mosaic Fertilizantes), constructed a liquid fertilizer blending plant and warehouse located at Monte Alto, which remains in operation today. Since the late 1990s, Cargill expanded its fertilizer presence in Brazil through the acquisition of majority ownership in Solorrico, S.A. (Solorrico) and Fertiza, S.A. (Fertiza), as well as by continuing to invest in the construction and development of additional domestic fertilizer businesses and assets. Today Mosaic Fertilizantes is the second largest producer and distributor of blended fertilizers for agricultural use in Brazil. Mosaic’s fertilizer operations, together with its minority investments in Brazilian fertilizer companies, give Mosaic Fertilizantes a significant presence in the Brazilian fertilizer market.

Net sales to external customers for Brazil Fertilizer were $197 million, $526 million, $383 million and $414 million for the three months ended August 31, 2004 and for the fiscal years ended May 31, 2004, 2003 and 2002, respectively.

Gross profit for Brazil Fertilizer was $30 million, $55 million, $45 million and $57 million for the three months ended August 31, 2004 and for the fiscal years ended May 31, 2004, 2003 and 2002, respectively.

Total assets for Brazil Fertilizer were $506 million, $403 million, $351 million and $410 million at August 31, 2004, May 31, 2004, 2003 and 2002, respectively.

The Brazil Fertilizer segment employs approximately 1,218 people.

Production and Properties

In July 1999, Cargill Agricola acquired approximately a 72% ownership interest in Solorrico and in October 2000, it acquired approximately an 80% ownership interest in Fertiza. Solorrico and Fertiza were two Brazilian fertilizer businesses that actively operated in the Brazilian market since the 1950s. In November 2001, Cargill Agricola merged Fertiza into Solorrico and changed the surviving entity’s name to Cargill Fertilizantes, S.A., which was the trade name under which the combined businesses operated until completion of the Cargill transactions. After this merger, Cargill Agricola from time to time acquired additional outstanding shares of Cargill Fertilizantes, with the remaining outstanding shares acquired by Cargill Agricola in September 2003, making Mosaic Fertilizantes a wholly owned subsidiary of Cargill Agricola.

Through these acquisitions, Cargill acquired controlling interest in significant fertilizer producers and distributors in central and southern Brazil. Today, Mosaic Fertilizantes operates two large bulk blending plants in Cubatao and Uberaba, a single superphosphate plant, an NPK plant and a feed phosphate plant in Cubatao, and distributed approximately 2.4 million tonnes of fertilizer in Brazil, accounting for 10.5% of the 22.8 million tonne market in calendar year 2003.

Cargill’s acquisition of Fertiza in 2000 also included Fertiza’s 62.05% ownership interest in Fospar, S.A. (Fospar) and a 45% ownership interest in IFC, S.A. (IFC). Fospar operates two major assets located in Paranagua, including a single superphosphate granulation plant, which was upgraded by Fospar in 2003, and a deep-water fertilizer import and throughput warehouse terminal facility, both serving the state of Parana and the Cerrados Region. IFC’s operations include a blending and storage facility in Cubatao, supporting the sale of fertilizer products in Sao Paulo, Mato Grosso and Mato Grosso de Sul states.

Since acquiring Fertiza in 2000, Mosaic Fertilizantes (including Fospar) has invested through May 2004 approximately $52 million in improving facilities, adding blenders and upgrading production capacity.

The Solorrico and Fertiza acquisitions collectively provided Cargill with an approximate one-third ownership interest in Fertifos, S.A. (Fertifos), a Brazilian holding company that controls (i) 55.63% of Fosfertil, S.A. (Fosfertil) the largest domestic phosphate based fertilizer manufacturer which operates a phosphate rock mine and phosphate processing facility, and (ii) Ultrafertil, S.A. (Ultrafertil), a significant domestic nitrogen company wholly owned by Fosfertil which operates two nitrogen plants and a modern port facility at Santos as well as a phosphate rock mine and two smaller phosphate processing facilities. In addition to its equity ownership in Fosfertil, Mosaic Fertilizantes also has an off-take agreement whereby it agrees to purchase approximately 249,000 tonnes of phosphates and 118,000 tonnes of nitrogen from Fosfertil each year for use by Mosaic Fertilizantes in its Brazilian bulk-blending operations.

The diagram below illustrates the current ownership structure of Mosaic’s Brazilian fertilizer business:

Saskferco

The Saskferco segment represents Mosaic’s 50% ownership interest in Saskferco Products, Inc., a world-scale and energy-efficient Saskatchewan based nitrogen joint venture. The remaining 50% ownership interest in Saskferco is owned by Investment Saskatchewan, Inc. (49%) and Citibank Canada (1%).

Net sales for Saskferco were $79 million, $222 million, $196 million and $173 million for the three months ended August 31, 2004 and for the fiscal years ended May 31, 2004, 2003 and 2002, respectively.

Equity in net earnings of Saskferco was $3 million, $12 million, $7 million and $0.2 million for the three months ended August 31, 2004 and for the fiscal years ended May 31, 2004, 2003 and 2002, respectively.

Total assets of Saskferco were $407 million, $386 million, $388 million and $383 million at August 31, 2004, May 31, 2004, 2003 and 2002, respectively.

Principal Products

The principal products of the Saskferco segment include the following:

Anhydrous Ammonia.    Anhydrous ammonia is a high analysis nitrogen product that is used both as a direct application fertilizer mostly in North America as well as the building block for most other nitrogen products, such as urea. Ammonia, a gas at normal temperatures and pressures, is stored and transported as a liquid either under pressure or in refrigerated vessels. Farmers inject ammonia into the soil as a gas. Ammonia is a low cost source of nitrogen in markets with well-developed distribution infrastructures and specialized application equipment. For example, underground pipelines connect plants in the southern United States to terminals in the Corn Belt. The 82% nitrogen content of anhydrous ammonia more than offsets the higher costs of storage, transportation and application in areas near production facilities or distribution terminals. Rapidly escalating costs for regulatory compliance and liability insurance have diminished the advantage of ammonia over other nitrogen products during the past few years in North America.

Urea and Feed Grade Urea.    Solid urea is the most widely used nitrogen product in the world. Urea solution first is produced by reacting anhydrous ammonia with carbon dioxide (CO2) at high pressure. Solid urea then is formed using standard prill-tower or granulation processes. Granular urea is larger and harder than prilled urea and often is physically mixed with phosphate and potash products to make blends that meet specific soil and crop requirements. Saskferco produces high quality fertilizer grade granular urea and beginning in November 2003, a feed grade urea marketed under the MicroGran™ brand.

Urea Ammonium Nitrate (UAN) Solution.    UAN solution is the most widely used liquid fertilizer worldwide. UAN solution is produced by combining urea solution, ammonium nitrate solution and water. It contains between 28% and 32% nitrogen. UAN solution is an ideal fertilizer for no-till or reduced tillage operations as well as for some irrigation systems. UAN solution also provides an excellent medium for the uniform application of many secondary and micronutrients. The distribution of UAN solution requires specialized infrastructure and equipment for the storage, transportation and application of liquid product.

Production and Properties

Saskferco’s nitrogen plant, located near Belle Plaine, Saskatchewan, has the capacity to produce approximately 1,860 tonnes of anhydrous ammonia, 2,850 tonnes of granular urea solution, and 650 tonnes of UAN liquid fertilizer solution per day. Saskferco produces granular urea, 28% UAN solution and anhydrous ammonia for nitrogen fertilizer customers primarily in western Canada and the northern tier of the United States. Saskferco’s plant was commissioned in August 1992 and began commercial operations in October 1992. Saskferco invested CAN $47 million to expand and improve production effectiveness at its production plant in 1997. Mosaic is the exclusive marketing agent for Saskferco’s products.

The growth in nitrogen demand in western Canada and northern tier states of the U.S. since 1992 has enabled Saskferco to market an increasing share of its output into core markets that are located within a few hundred miles of the facility. Saskferco built an 80,000 tonne urea warehouse at Carman, Manitoba in 2001 to better serve customers in its core market. The facility provides next-day delivery of granular urea to customers in Manitoba, North Dakota and the Red River Valley of Minnesota. Saskferco has a 120,000 tonne urea warehouse and a 20,000 tonne anhydrous ammonia tank at Belle Plaine.

Saskferco employs approximately 140 people at its operations in Belle Plaine and corporate headquarters in Regina, Saskatchewan.

Seasonality

Sales of fertilizer products by the Cargill Fertilizer Businesses to agricultural customers are typically seasonal in nature and usually result in the Cargill Fertilizer Businesses’ generating a greater amount of net sales and operating income in the spring. However, quarterly results can vary significantly from one year to the next due primarily to weather-related shifts in planting schedules and purchasing patterns, as well as the relationship between natural gas and nitrogen product prices. In addition, the seasonal nature of the Cargill Fertilizer Businesses requires significant working capital for inventory in advance of the spring planting season.

Competition

Because fertilizers are global commodities available from numerous sources, fertilizer companies compete primarily on the basis of delivered price. Other competitive factors include product quality, customer service, plant efficiency and availability of product. As a result, markets for our products are highly competitive. The Cargill Fertilizer Businesses compete with a broad range of domestic and international producers, including farmer cooperatives, subsidiaries of larger companies, integrated energy companies, and independent fertilizer companies. Foreign competitors often have access to cheaper raw materials or are owned or subsidized by their governments and, as a result, may have cost advantages over domestic companies. Additionally, foreign competitors are frequently motivated by non-market factors such as the need for hard currency.

Compliance with Environmental Regulations

The operations of the Cargill Fertilizer Businesses are subject to foreign, federal, state and local laws and regulations pertaining to the environment, among which are the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), the Toxic Substances Control Act, and various other foreign, federal and state statutes. Liability under these laws involves inherent uncertainties. Violations of environmental, health and safety laws are subject to civil, and, in some cases, criminal sanctions. Additionally, the facilities operated by the Cargill Fertilizer Businesses require operating permits that are subject to review by governmental agencies.

The Cargill Fertilizer Businesses have received notices from governmental agencies alleging that we are a potentially responsible party at certain sites under CERCLA or other environmental cleanup laws. The Cargill Fertilizer Businesses are aware of additional sites for which we may receive such notices in the future. Some of these sites may require the Cargill Fertilizer Businesses to expend significant amounts for cleanup costs. The remedial liability relating to these sites is not expected to have a material adverse effect on the business, financial condition or results of operations of the Cargill Fertilizer Businesses. As more information is obtained regarding these sites and the potentially responsible parties involved, this expectation could change.

Continued government and public emphasis on environmental issues can be expected to result in increased future investments for environmental controls at ongoing operations, which will be charged against income from future operations. Present and future environmental laws and regulations applicable to the operations of the Cargill Fertilizer Businesses may require substantial capital expenditures and may have a material adverse effect on our business, financial condition and results of operations.

The Cargill Fertilizer Businesses hold numerous governmental environmental, mining and other permits and approvals authorizing operations at many of our facilities. A decision by a government agency to deny or delay issuing a new or renewed permit or approval, or to revoke or substantially modify an existing permit or approval, could have a material adverse effect on the ability of the Cargill Fertilizer Businesses to continue operations at the affected facility. Any future expansion of existing operations of the Cargill Fertilizer Businesses also is predicated upon securing the necessary environmental or other permits or approvals.

Over the next several years, the Cargill Fertilizer Businesses will be continuing efforts to obtain permits in support of anticipated Florida mining operations at certain properties. These properties contain significant phosphate rock reserves. In Florida, local community participation has become an important factor in the permitting process for mining companies. A denial of these permits or the issuance of permits with cost-prohibitive conditions would prevent the Cargill Fertilizer Businesses from mining at these properties and thereby have a material adverse effect on the business, financial condition and results of operations of the Cargill Fertilizer Businesses.

In many cases, as a condition to procuring such permits and approvals, the Cargill Fertilizer Businesses are required to comply with financial assurance regulatory requirements. The purpose of these requirements is to assure the government that sufficient company funds will be available for the ultimate closure, post-closure care and/or reclamation of the facilities of the Cargill Fertilizer Businesses. The Cargill Fertilizer Businesses currently satisfy these financial assurance requirements without the need for any material expenditure of corporate funds through issuance of a financial assurance letter and guarantee from Mosaic. The regulations governing financial assurance in Florida are currently in the rulemaking process and there can be no guarantee that Mosaic will comply with such regulations in the future.

Financial Information About Foreign and Domestic Sales and Operations

The amount of revenue attributable to the sales by the Cargill Fertilizer Businesses to foreign and domestic markets over the last three fiscal years and the carrying value of the foreign and domestic assets of the Cargill Fertilizer Businesses is set forth under Note 13 “Segment Information” contained in the Notes to Consolidated Financial Statements beginning on page F-23 of this prospectus.

Legal Proceedings

In December 2003, the Mulberry and Bartow Phosphate Production facilities in Florida were inspected by the United States Environmental Protection Agency (USEPA). Since the inspection, USEPA has requested additional information, under RCRA Section 3007, regarding the hazardous waste handling practices at each facility. Both facilities have provided detailed answers to those requests. Additionally, USEPA has provided an inspection report identifying certain potential violations at the Mulberry facility. USEPA has not provided an inspection report for the Bartow facility at this time. An official with the Florida Department of Environmental Protection has informally advised the Cargill Fertilizer Businesses that it was likely that USEPA would initiate a regulatory enforcement action against the Cargill Fertilizer Businesses for certain aspects of the facilities’ hazardous waste handling practices. Typically, these types of actions can result in a required modification of the Cargill Fertilizer Businesses’ waste handling procedures, the imposition of monetary penalties, or both.

During Hurricane Frances, Mosaic’s Riverview facility experienced a sudden release of approximately 65 million gallons of partially treated process water from its phosphogypsum stack. This release, which was caused in part by heavy rain and winds, ultimately flowed into Hillsborough Bay. The Florida Department of Environmental Protection, referred to as FDEP, has stated that it intends to impose fines through civil enforcement actions for the release. Mosaic intends to assert any defenses that it may have to civil enforcement and to claims for restoration of resources and does not expect these costs to have a material effect on the business, assets, operations, or financial condition of Mosaic.

During Hurricane Jeanne, the Bartow and Mulberry facilities experienced process water releases. Similarly, excessive rain and loss of electric power to pumps during Hurricane Jeanne allowed water in the toe ditch at the base of the south phosphogypsum stack at the Mulberry facility to flow onto the adjacent road and to an adjacent low-lying area. An unknown amount of contaminated storm water runoff flowed toward Skin Sapling Creek but did not enter the creek. FDEP may also seek civil penalties for these releases at Bartow and/or Mulberry. Mosaic intends to assert all available defenses against such enforcement does not currently expect these penalties to have a material effect on the business, assets, operations, or financial condition of Mosaic.

On September 23, 2004, a Class Action Complaint and Demand for Jury Trial, referred to as the Complaint, was filed against Cargill in the Circuit Court of the Thirteenth Judicial Circuit for Hillsborough County, Florida. The Complaint, which arises out of the release of process water from the Riverview facility, contains four counts: Chapter 376.313 (i.e., statutory strict liability); common law strict liability; common law public nuisance; and negligence. The strict liability counts relate to the discharge of pollutants or hazardous substances. Plaintiffs seek class certification and an award of damages, attorneys’ fees and costs on behalf of a class of unknown size comprising “all fishermen and those persons engaged in the commercial catch and sale of fish, bait, and related products in the Tampa Bay area who lost income and suffered damages because of the pollution, contamination and discharge of hazardous substances by the defendant Cargill.” On October 18, 2004, Cargill responded to the Complaint by filing a Motion for Summary Judgment or, in the alternative, to Dismiss on the basis that plaintiffs had improperly named Cargill which neither owned nor operated the subject facility, as a defendant. On the same day, Cargill was served with an Amended Class Complaint and Demand for Jury Trial, referred to as the Amended Complaint, by plaintiffs’ counsel. Mosaic has not currently been named in the lawsuit even though it owns and operates the Riverview facility. It is possible that plaintiffs may eventually name Mosaic in the action or that some neighbors, property owners or civic groups may pursue litigation against Mosaic if material damage from the Riverview release is found to have occurred to the environment. Mosaic believes that it would have substantial defenses to any such claims and intends to vigorously defend against any actions that might be filed.

The Cubatao Public Prosecution Office (Brazil), jointly with OIKOS – UNIÃO DOS DEFENSORES DA TERRA (Defenders of the Earth Union), filed a suit on January 15, 1986 against several companies, including a facility operated by the Cargill Fertilizer Businesses in the Cubatao valley in Brazil. The plaintiffs sought redress for the companies’ alleged continuous discharge of pollutants into the atmosphere, which they assert would have caused, among other damage, degradation and the perishing of a considerable part of the vegetation cover in the slopes of the Serra do Mar mountain range. Review of this matter by a court-appointed expert panel is pending with no set deadline.

The State of Paraná Public Prosecution Service has prepared penal charges against Fospar and former directors and employees of Fospar on April 10, 2003, alleging that they caused pollution by allowing rainwater to discharge solid residues of phosphatic rock from an outdoor storage area through a rainwater drainpipe into a mangrove area, thus causing contamination to an environmentally protected area. The alleged acts occurred in January 1999, prior to the Cargill Fertilizer Businesses’ acquisition of its interest in Fospar through the Fertiza acquisition which occurred in October 2000. Although it has been named in the charges, Fospar has not received a citation to date and is therefore not yet an official party to the proceeding. The Cargill Fertilizer Businesses are continuing to evaluate the matter.

On January 30, 2004, a lawsuit was filed in the Court of Chancery for New Castle County in Wilmington, Delaware by a common stockholder of IMC on behalf of a purported class of all stockholders of IMC. Named as defendants in the complaint are IMC, all members of IMC’s board of directors and Cargill. The plaintiff alleges, among other things, that the individual defendants breached their fiduciary duties of care and loyalty to IMC’s common stockholders by, among other things, failing to conduct an auction or otherwise checking the market value of IMC before voting to approve the merger and contribution agreement, and that the merger consideration to be received by the IMC common stockholders is inadequate because, among other things, it is less than the “intrinsic value” of the IMC common stock and it does not offer a premium to the IMC common stockholders. The lawsuit seeks, among other things, to enjoin or rescind the Cargill transactions or, alternatively, to recover unspecified damages and costs. The defendants have secured an extension of the time to answer or otherwise plead to the complaint.

On February 24, 2004, a second lawsuit, similar to the lawsuit described above, was filed in the Court of Chancery for New Castle County in Wilmington, Delaware. On March 17, 2004, the Court of Chancery consolidated these two lawsuits and named the complaint in the lawsuit described in the previous paragraph as the operative complaint for the consolidated lawsuit.

On August 20, 2004, the parties reached an agreement in principle to settle the class action litigation and subsequently executed definitive settlement documents which have been filed with, and are subject to the approval of, the Delaware Court of Chancery.

An action was brought against Fospar, S.A. and the Brazilian Institute for the Environment and Renewable Natural Resources (“IBAMA”) by the Parana Public Prosecution Service in August 1999 seeking to cause Fospar to suspend any work or activities that might result in full or partial elimination of a mangrove swamp in the area of a proposed maritime terminal and bulk pier. The action also sought to void the existing environmental licenses and authorizations and sought redress of environmental damage. The court initially granted injunctive relief; however, the injunction was later cancelled. A second action was subsequently brought by the Parana Public Prosecution Service in October 1999 against Fospar and IBAMA seeking to enjoin Fospar from carrying out any work or activities relating to dredging or intervention in the marine ecosystem that could cause an adverse environmental impact on the estuary, and to void all environmental licenses and authorizations issued for the company in relation to the setup of the proposed maritime terminal and bulk pier. It also sought redress of environmental damage. No injunctive relief was granted because of the status of the first case filed in August.

Shortly after the cases were filed in 1999, a federal judge ordered an expert environmental investigation relating to both cases. The results of the investigation were issued in October 2003 and were favorable to Fospar. Fospar, therefore, expected a favorable result in both cases because, in addition to the favorable results of the expert investigation, the injunctive relief had been cancelled and the maritime terminal and bulk pier had been constructed in compliance with applicable laws, licenses, and authorizations and had commenced operations in February 2001.

In July 2004, the federal court issued a consolidated ruling unfavorable to the defendants, including Fospar, finding that the request for canceling the licenses and authorizations was partially valid. Fospar and IBAMA were ordered to jointly pay R$22,800 (approximately US$7,600) plus monetary correction of Brazilian currency and 6% interest from the date of the alleged violation. Additionally, Fospar was ordered to pay two percent of its annual revenues for the five year period of 2000-2004. If upheld, Fospar estimates the liability could range from approximately US$742,000 to US$1,091,000. Fospar is appealing the monetary aspects of the ruling and the Public Prosecution Service has filed an appeal requesting that the maritime terminal and bulk pier built within the mangrove area be torn down and that the licenses and authorizations previously issued be cancelled.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS FOR THE CARGILL FERTILIZER BUSINESSES

Cautionary Statement Regarding Forward-Looking Statements

Statements other than historical information contained in this Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Cargill Fertilizer Businesses constitute forward-looking statements. Such forward-looking statements may be identified by the use of terminology such as “may,” “expect,” “anticipate,” “predict,” “intend,” “designed,” “estimate,” “should” or “continue” or similar expressions. The forward-looking statements involve known or unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Cargill Fertilizer Businesses, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause such differences include, but are not limited to, those discussed in the section entitled “Risk Factors,” and those discussed in the section entitled “Factors Affecting Business Results” below. Readers are cautioned not to place undue reliance on the forward-looking statements, which reflect management’s opinion only as of the date hereof. Mosaic undertakes no obligation to revise or publicly release the results of any revisions to these forward-looking statements.

Recent Developments

On October 22, 2004, pursuant to the merger and contribution agreement, GNS Acquisition Corp., a wholly owned subsidiary of Mosaic, merged with and into IMC and Cargill and certain of its affiliates contributed to Mosaic equity interests in certain entities owning all or substantially all of the assets, liabilities and obligations of the Cargill Fertilizer Businesses.

Pursuant to the Cargill merger, each outstanding share of IMC common stock was converted into and became the right to receive one share of Mosaic common stock. In addition, in the Cargill merger each outstanding share of IMC 7.50% mandatory convertible preferred stock was converted into and became the right to receive one share of Mosaic 7.50% mandatory convertible preferred stock. As consideration for the Cargill contribution, Cargill and its affiliates received shares of Mosaic common stock representing approximately 66.5% of the outstanding shares of Mosaic common stock (after giving effect to the Cargill transactions), in addition to 5,458,955 shares of Mosaic Class B common stock. Immediately following the consummation of the Cargill transactions, the former holders of IMC common stock owned approximately 33.5% of the outstanding shares of Mosaic common stock.

In connection with the execution of the merger and contribution agreement, Cargill and Mosaic also entered into the investor rights agreement, which provides for, among other things, Cargill and IMC to designate seven and four director nominees, respectively, with respect to each election of Mosaic’s board of directors during the four-year period following completion of the Cargill transactions. The investor rights agreement was amended on October 22, 2004 to add Cargill’s subsidiaries, Cargill Fertilizer, Inc. and GNS I (U.S.) Corp., as parties thereto.

For a further discussion of the Cargill merger and the Cargill transactions, please see “Description of the Cargill Transactions.”

The Cargill Fertilizer Businesses suffered property damage during Hurricanes Charley, Frances and Jeanne in August and September 2004. In particular, on September 5, 2004, a breach of the active phosphogypsum stack at Mosaic’s Riverview facility occurred due to excessive winds from Hurricane Frances, resulting in approximately 65 million gallons of partially-treated fertilizer process water being released into nearby Archie Creek. In addition, the recent hurricanes resulted in lost production at Mosaic and IMC of approximately 182,000 and 140,000 tons, respectively, of granulated product (DAP/MAP/TSP/MicroEssentials), as well as expenses relating to the handling and treatment of water resulting from massive rainfall that resulted in raised water levels in certain gypsum stacks and water retention ponds. The release described above could result in potential enforcement actions from governmental authorities, claims from private parties and future regulatory challenges. Within several days following the impact of Hurricane Frances, the phosphogypsum stack was repaired and Mosaic’s Riverview facility is expected to be able to operate at full capacity without ongoing effects resulting from this hurricane. Although Mosaic does not expect that this release will be material to the ongoing operations of the Cargill Fertilizer Businesses, it may affect future regulatory and permitting requirements for Mosaic.

These hurricanes are also expected to affect the Cargill Fertilizer Businesses’ results of operations for the second quarter of 2004 due in part to an anticipated decrease in revenue as a result of lost production and in part to charges associated with certain water treatment, repair and related cleanup efforts. In particular, the Cargill Fertilizer Businesses’ second quarter results will include an estimated loss due to the impact from these hurricanes that resulted in lost production of the approximately 182,000 tons of granulated product (DAP/MAP/MicroEssentials) described above. The second quarter results also include a charge for the handling and treatment of water resulting from excessive rainfall from the hurricanes, as described above. While Mosaic’s assessment of the total costs of such water handling is ongoing, the current estimated cost is approximately $7 million.

Business Overview

Currently, the Cargill Fertilizer Businesses consist of a group of crop nutrient business units or segments owned by Mosaic and its subsidiaries which operate certain phosphate, nitrogen and distribution businesses around the world, as well as equity interests in certain fertilizer joint ventures. The Cargill Fertilizer Businesses consist primarily of the assets, liabilities and business of the phosphate and nitrogen production and wholesale fertilizer distribution operations formerly owned by Cargill. Significant operations exist in North America, South America and Asia. Pursuant to the merger and contribution agreement, Cargill restructured its fertilizer businesses so that Cargill and certain of its subsidiaries could contribute to Mosaic equity interests in entities owning all or substantially all of the assets, liabilities and obligations of the Cargill Fertilizer Businesses on the closing date of the Cargill transactions (excluding any tradenames and trademarks that incorporate the word “Cargill”). Cargill’s retail fertilizer businesses were not part of the contribution to Mosaic. These retail businesses include fertilizer farm centers and similar retail fertilizer stores and locations owned or operated by Cargill. Cargill reports the financial results of the Cargill Fertilizer Businesses in four segments: (1) Phosphate Production; (2) Crop Nutrition; (3) Brazil Fertilizer; and (4) Saskferco.

This Management’s Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with the financial statements of the Cargill Fertilizer Businesses included in this prospectus.

Factors Affecting Business Results

Raw Material Prices

The Cargill Fertilizer Businesses purchase three main ingredients in the production of fertilizer products – natural gas, ammonia and sulfur. The prices for these products are volatile and have been unpredictable over the last several years, which has had a major impact on the consistency of net sales and gross margins.

Foreign Currency Transactions

In recent years, both Argentina and Brazil have been negatively affected by volatility of the peso and the real, respectively, which had a corresponding negative effect on the financial results of the

Cargill Fertilizer Businesses. The recent strengthening of the Canadian dollar has also impacted financial results. Thus, significant currency fluctuations can have a material impact on the financial results of the Cargill Fertilizer Businesses.

Weather Conditions

Weather conditions are unpredictable and can have a significant impact on the operations of the Cargill Fertilizer Businesses. For example, excessive rainfall and widespread flooding along the Mississippi River during the spring of 2001 delayed planting and negatively impacted U.S. fertilizer sales and inventory valuation. The following year monsoons delivered below average rainfall to many of the key growing regions in India resulting in lower phosphate demand and DAP imports in 2002. In addition, excessive winds and rainfall from Hurricane Frances led to a release and property damage at, and a temporary shutdown of, Mosaic’s Riverview facility in September 2004, and Hurricanes Charley, Frances and Jeanne affected several Florida businesses, including the Cargill Fertilizer Businesses, in August and September 2004.

Government Policies

Because the Cargill Fertilizer Businesses operate in nearly all of the major crop nutrition markets of the world, government policies can impact financial results. Macroeconomic policies that determine interest and exchange rates have significantly impacted operations in Argentina and Brazil during the past five years. Although China joined the World Trade Organization in 2001, it still vigorously protects its domestic fertilizer sector from foreign competition through policies such as an undervalued currency, price controls and non-tariff trade barriers. India, the second largest phosphate market in the world, heavily subsidizes a growing and inefficient domestic phosphate industry that still must rely on imports of either the raw materials (rock and sulphur) or the intermediate product (phosphoric acid) to produce the final good (DAP). Land reform and other agricultural policies will determine how quickly nutrient demand recovers in Russia and other former Soviet Union countries. In short, a large array of macroeconomic, trade, development and agricultural policies in countries spanning the globe can significantly impact the financial results of the Cargill Fertilizer Businesses.

Overview of Results

The following table presents the consolidated statements of operations for the Cargill Fertilizer Businesses (in thousands of U.S. dollars):

	Three Months Ended August 31,		Year Ended May 31,
	2004	2003	2004	2003	2002
Net sales	724,775	547,432	$2,373,983	$1,662,670	$1,508,912
Cost of sales	649,329	513,583	2,191,908	1,525,512	1,335,759

Gross profit	75,446	33,849	182,075	137,158	173,153
Expenses:
Selling, general & administrative	30,993	21,867	100,102	87,629	95,836
(Gain)/loss on sale of assets	232	(236)	717	(902)	3,629

Operating earnings	44,221	12,218	81,256	50,431	73,688
Interest on external debt	2,608	2,233	8,838	13,210	12,020
Interest on debt with Cargill, Inc. and affiliates	4,993	6,045	20,326	28,010	30,847
Foreign currency (gains) losses	1,601	86	3,648	(946)	4,414
Other expense, (income) net	(6,318)	(994)	3,811	3,118	3,049

Earnings from continuing operations before tax	41,337	4,848	44,633	7,039	23,358
Income tax expense (benefit)	11,222	860	3,816	(3,863)	(1,444)

Earnings from continuing operations	30,115	3,988	40,817	10,902	24,802
Equity in net earnings of nonconsolidated companies	14,472	5,079	35,839	25,667	8,225
Minority interests in net (earnings) losses of consolidated companies	(1,205)	(839)	(1,453)	2,516	144

Net earnings from continuing operations	43,382	8,228	75,203	39,085	33,171
Discontinued operations, net of income taxes	—	—	—	520	2,000

Net earnings	43,382	8,228	$75,203	$39,605	$35,171

The following narrative is based on the consolidated statement of operations of the Cargill Fertilizer Businesses. Following this consolidated discussion is an overview of operations and an analysis of results for each of the four business segments comprising the Cargill Fertilizer Businesses.

Three months ended August 31, 2004 compared to the three months ended August 31, 2003

Net sales of the Cargill Fertilizer Businesses for the three months ended August 31, 2004 increased 32% to $725 million from $547 million for the comparable period of the prior fiscal year, primarily due to volume and price level increases. Gross profit increased to $75 million from $34 million, driven by volume and selling price increases across most business segments.

Selling, general and administrative expenses increased 42%, to $31.0 million for the three months ended August 31, 2004, as compared to $21.9 million in the comparable period of the prior fiscal year. Selling, general and administrative expense for the three months ended August 31, 2004 included approximately $3.1 million in integration expenses related to the pending merger with IMC. In August 2004, the Brazilian government instituted changes in its laws which impacted tax credits related to the Social Integration Contribution on Revenue (PIS/COFINS) over raw material and services purchases. The Brazil Fertilizer segment wrote-off approximately $3.3 million in tax credits as management believes their likelihood of realization to be remote. The remaining increase was due to additional commissions and selling expenses attributable to the increased sales.

Interest expense for the three months ended August 31, 2004 on debt owed to Cargill decreased 17% to $5.0 million, as compared to $6.0 million for the comparable period in 2003, primarily due to capital contributions of $62.9 million made by Cargill to the Brazil Fertilizer segment on June 1, 2004. Other income for the three months ended August 31, 2004 primarily reflects a $6.0 million early termination fee received from Lifosa A.B. in Lithuania after the Cargill Fertilizer Businesses and Lifosa mutually agreed to terminate a marketing agreement effective July 2004.

Equity in net earnings of nonconsolidated companies for the three months ended August 31, 2004 increased to $14.5 million for the three months ended August 31, 2004, as compared to $5.1 million for the comparable period in 2003, primarily due to a $4.1 increase for the Saskferco segment and a $1.2 million increase in equity earnings from the Yunnan DAP joint venture. Equity earnings also increased $4.0 in the Brazil Fertilizer segment related to the investment in Fertifos.

Year ended May 31, 2004 compared to the year ended May 31, 2003

Net sales of the Cargill Fertilizer Businesses for fiscal 2004 increased 43% to $2,374 million from $1,663 million for fiscal 2003, primarily due to volume and price level increases. In particular, Cargill’s acquisition of a phosphate manufacturing facility in Green Bay, Florida in November 2002 generated an increase of approximately $119 million in sales for the Phosphate Production segment. Gross profit increased 33% to $182 million from $137 million, driven by volume and selling price increases across all business segments.

Selling, general and administrative expenses for fiscal 2004 increased 14% to $100.1 million from $87.6 million for fiscal 2003, primarily due to additional commissions and selling expenses attributable to the increased sales. The selling, general and administrative expense for fiscal 2004 also included approximately $4.7 million in integration expenses related to the pending merger with IMC. Interest expense on external debt decreased 33% for fiscal 2004, primarily due to principal repayments and more favorable interest rates. Interest expense for fiscal 2004 on debt owed to Cargill decreased primarily due to capital contributions made by Cargill to the Brazil Fertilizer segment. The fiscal 2004 foreign currency (gains) losses included $5.0 million in losses for the Brazil Fertilizer segment related to U.S. dollar vs. Brazilian real exchange rate fluctuation impacts on receivable and payable transactions denominated in U.S. dollars. The income tax expense for fiscal 2004 is net of an $8.6 million benefit related to the depletion of the Phosphate Production segment phosphate rock reserves. A net tax benefit of $12.0 million was realized in fiscal 2004, primarily due to utilization of tax loss carryforwards. Equity earnings in nonconsolidated companies for fiscal 2004 increased primarily due to a $4.8 increase for the Saskferco segment and a $3.7 million increase in equity earnings from the Yunnan DAP joint venture, which began marketing products in February 2003. Equity earnings also increased $1.0 million in the Brazil Fertilizer segment related to the investment in Fertifos. The change in the minority interest share for fiscal 2004 is due to operations in Brazil, which improved significantly from fiscal 2003.

Year ended May 31, 2003 compared to the year ended May 31, 2002

Net sales on a consolidated basis increased 10% to $1,663 million in fiscal 2003 from $1,509 million in fiscal 2002. In particular, the November 2002 acquisition of a phosphate manufacturing facility in Green Bay, Florida generated an increase of approximately $95 million in sales for the Phosphate Production segment. Also, net sales for the Crop Nutrition segment increased approximately $70 million due to the resumption of full operations in Lithuania after Lifosa, A.B.

emerged from bankruptcy pursuant to a court approved restructuring plan in April, 2002. In connection with Lifosa’s restructuring, the Cargill Fertilizer Businesses agreed to continue to market Lifosa’s products through a marketing agreement, which the parties mutually agreed to terminate effective July 2004. Gross profit decreased 21% to $137 million in fiscal 2003 from $173 million in fiscal 2002. The primary reason for the decline in gross profit in fiscal 2003 was related to high input prices for ammonia and sulfur, which could not be recovered through selling prices.

Selling, general and administrative expenses decreased 9% to $87.6 million in fiscal 2003 from $95.8 million in fiscal 2002 primarily due to $8.1 million of currency exchange impacts in Brazil, as well as lower bad debt expense in Argentina. Interest expense on external debt in fiscal 2003 increased 10%, primarily due to higher interest rates in Brazil resulting from a higher general market price index in that country. Interest expense on debt owed to Cargill decreased in fiscal 2003 primarily due to lower interest rates. Foreign currency (gains) losses in fiscal 2003 decreased primarily as a result of a $6.5 million expense in fiscal 2002 related to currency translation losses resulting from exchange rate fluctuations in connection with the de-linking of the Argentine peso from the U.S. dollar, as farmers continued to pay in Argentine pesos that were ultimately converted into U.S. dollars. The functional currency for the operations of the Cargill Fertilizer Businesses in Argentina currently is the U.S. dollar. The income tax benefit for fiscal 2003 included a benefit of $4.5 million related to the sale of the equity investment in Lifosa. Although the investment was written down for book purposes in fiscal 2001, it remained at its initial cost for tax purposes when it was sold in fiscal 2003. Depletion of the Phosphate Production segment phosphate rock reserves is another major contributor to tax benefits in fiscal 2003 and 2002, which provided benefits of $4.1 million and $5.2 million, respectively. Equity earnings increased $17.4 million in fiscal 2003 including $9.8 million for the Brazil Fertilizer segment due to improved results for the Fertifos investment in Brazil, as sales and margins have improved, and Saskferco’s operations in Canada, which increased $7.1 million.

Performance by Segments

Historically, the Cargill Fertilizer Businesses have been organized, managed and internally reported in four segments differentiated primarily by their products and services and the markets they serve. The segments, whose results are discussed below, are Phosphate Production, Crop Nutrition, Brazil Fertilizer and Saskferco.

Phosphate Production

The Phosphate Production segment operates phosphate mines and processing plants in Florida which produce phosphate fertilizer and feed phosphate products.

The Cargill Fertilizer Businesses currently operate two phosphate rock mines in central Florida – the Hookers Prairie and South Fort Meade mines. Hookers Prairie is capable of producing 2.1 million tonnes of phosphate rock annually. Capacity of the South Fort Meade mine is 4.6 million tonnes annually and the mine has operated at capacity during the last two years. A third mine, the Fort Meade mine, was idled by Cargill in January 1997 and is expected to operate for eight years when reopened. The current mining plan projects that this mine should be reopened in 2008.

In November 2002, the Cargill Fertilizer Businesses purchased the assets of Farmland Hydro, L.P. The acquired assets included a phosphate processing facility at Green Bay, Florida and approximately 15,000 acres of land in Hardee County, Florida containing an estimated 77 million tonnes of phosphate rock reserves. The Cargill Fertilizer Businesses currently plan to construct a new mine—named the “Pioneer” mine—to develop phosphate rock reserves acquired in the Farmland Hydro transaction. The Pioneer mine is expected to eventually replace the Fort Meade mine.

The Phosphate Production segment’s operations process phosphate rock at manufacturing facilities in Bartow, Riverview, and Green Bay, Florida. Current annual capacities of the processing facilities are 950,000, 860,000 and 635,000 tonnes of phosphoric acid and approximately 2.4 million, 1.8 million and 1.4 million tonnes of finished phosphate fertilizer products, respectively. Mosaic Phosphates Company, a subsidiary of IMC, currently supplies phosphate rock to the Green Bay facility under a supply agreement that expires in June 2005.

The Phosphate Production segment’s ownership of the South Fort Meade mine is through a 35% equity investment in South Ft. Meade Partnership, L.P., which owns the land and mineral rights of the South Fort Meade mine in Central Florida. The Phosphate Production segment also holds a 35% equity stake in a recently constructed DAP granulation plant near Haikou, China in the Yunnan province. The plant began commercial operations in late 2002 and began marketing DAP in February 2003. The Yunnan plant can produce approximately 600,000 tonnes of DAP per year. The Cargill Fertilizer Businesses share of the earnings from these investments is included in “Equity in net earnings of nonconsolidated companies.”

The following table presents summary operating data for the Phosphate Production segment (in thousands of U.S. dollars):

	Three Months Ended		Year Ended May 31,
	August 31, 2004	August 31, 2003	2004	2003	2002
Net sales (including inter-segment sales)	$359,581	$281,959	$1,139,605	$781,005	$636,103
Gross profit	$26,860	$4,937	$61,346	$35,435	$63,804

Gross profit percentage	7%	2%	5%	5%	10%

Selling, general & administrative expenses	$9,307	$7,409	$34,730	$29,904	$26,802
Sales volume (in thousand tonnes)	1,504	1,435	5,287	4,222	3,816
Equity in net earnings of nonconsolidated companies	$2,460	$1,239	$5,855	$1,069	$1,240

Three months ended August 31, 2004 compared to the three months ended August 31, 2003

Net sales increased $77.6 million, or 28%, to $359.6 million for the three months ended August 31, 2004 compared to $282.0 million in the comparable period of the prior fiscal year. This increase was primarily due to a 5% increase in sales volume primarily related to DAP and MAP, as well as a 21% increase in the average sales price of DAP and MAP. Average net sales of DAP increased to $216 per tonne for the three months ended August 31, 2004, as compared to $179 per tonne in the comparable period of the prior fiscal year. Average net sales of MAP increased to $221 per tonne for the three months ended August 31, 2004, as compared to $183 per tonne in the comparable period of the prior fiscal year. These increases in sales price per tonne more than offset the increases in costs of raw material, resulting in a 5% improvement in the gross profit percentage for the current three-month period compared to the three months ended August 31, 2003. Ammonia prices increased to $288 per tonne for the three months ended August 31, 2004, as compared to $216 per tonne for the comparable period of the prior fiscal year. Sulfur and phosphate rock costs remained relatively stable for these periods.

Selling, general and administrative expenses increased by $1.9 million, or 26%, to $9.3 million for the three months ended August 31, 2004 compared to $7.4 million in the comparable period of the prior fiscal year. The increase was primarily due to $1.5 million in integration expenses related to the pending merger with IMC.

Other income includes $6.0 million from an early termination fee received from Lifosa A.B. in Lithuania after the Cargill Fertilizer Businesses and Lifosa mutually agreed to terminate a marketing agreement effective July 2004.

Equity in net earnings of nonconsolidated companies for the three months ended August 31, 2004 increased primarily due to a $1.2 million increase in equity earnings from the Yunnan DAP joint venture.

Year ended May 31, 2004 compared to the year ended May 31, 2003

Net sales increased $358.6 million, or 46%, to $1,139.6 million for the year ended May 31, 2004 compared to $781.0 million in the prior fiscal year. This increase was primarily due to a 25% increase in sales volume, primarily related to DAP and MAP, resulting from the addition of the Green Bay, Florida operations acquired in November 2002. Approximately $118.7 million of the net sales increase in fiscal 2004 over fiscal 2003 is estimated to be related to the Green Bay acquisition. Additionally, DAP average net sales prices increased to $192 per tonne for the year ended May 31, 2004 as compared to $167 per tonne in the prior fiscal year. This increase in sales price per tonne more than offset the increases in raw material costs. Ammonia prices increased to $256 per tonne and sulfur prices increased to $76 per tonne for the year ended May 31, 2004 as compared to $177 per tonne for ammonia and $62 per tonne for sulfur in the prior fiscal year. Phosphate rock costs per tonne remained approximately the same in each fiscal year. The gross profit percentage for each fiscal year remained the same at 5%.

Selling, general and administrative expenses increased $4.8 million, or 16%, to $34.7 million for the year ended May 31, 2004 as compared to $29.9 million in the prior fiscal year. The increase is primarily due to increased compensation and incentives resulting from the improved gross profit as well as the acquisition of the assets of Farmland Hydro, L.P. The expense for fiscal 2004 also included approximately $2.1 million in integration expenses related to the pending Cargill merger.

The results for the year ended May 31, 2003 included a $1.5 million gain on the sale of Cargill’s investment in Lifosa, A.B., which previously had been fully impaired by Cargill in fiscal 2001.

Equity earnings in nonconsolidated companies for the year ended May 31, 2004 increased primarily due to a $3.7 million increase in equity earnings from the Yunnan DAP joint venture, which began marketing products in February 2003.

Year ended May 31, 2003 compared to the year ended May 31, 2002

Net sales increased $144.9 million, or 23%, to $781.0 million in fiscal 2003, compared to $636.1 million in fiscal 2002. The increase in part was due to an 11% increase in sales volume, primarily related to sales of MAP, resulting from the addition of the Green Bay, Florida operations acquired in November 2002. Approximately $94.8 million of the net sales increase in fiscal 2003 over fiscal 2002 is estimated to be related to the Green Bay acquisition. DAP average net sales prices increased to $167 per tonne in fiscal 2003 as compared to $153 per tonne in fiscal 2002. This increase in sales price per tonne was more than offset by increases in raw material costs. Ammonia prices increased to $177 per tonne and sulfur prices increased to $62 per tonne in fiscal 2003 as compared to $136 per tonne for ammonia and $35 per tonne for sulfur in fiscal 2002. Phosphate rock costs were slightly higher in fiscal 2003 due to purchases from IMC under a supply agreement for the Green Bay, Florida processing facility.

Selling, general and administrative expenses increased $3.1 million, or 12%, to $29.9 million in fiscal 2003, compared to $26.8 million in fiscal 2002. The increase is primarily due to $1.5 million from the addition of the Green Bay, Florida facility as well as $1.0 million relating to a feasibility study concerning the viability of developing an off shore nitrogen production facility. Cargill elected not to pursue this project.

Financial results for fiscal 2003 results include $2.1 million in losses on sales of assets, partially offset by the $1.5 million gain related to the sale of the Lifosa investment in August 2002. Financial results for fiscal 2002 included $2.1 million in losses on disposal of excess and obsolete assets.

Crop Nutrition

The Crop Nutrition segment markets fertilizer products and services to wholesalers, cooperatives, independent retailers and agents and other agricultural customers that, in turn, market these products and services to farmers and other end users in North and South America, Europe and Asia. The Crop Nutrition segment operates fertilizer blending and bagging facilities, port terminals and warehouses in nine countries, and presently maintains a sales presence in six additional countries. Past expansions included the acquisition of a joint venture interest in a nitrogen-phosphorous-potassium (NPK) production facility in China, and the construction of port and warehouse facilities in Argentina.

Pursuant to a marketing agreement, the Crop Nutrition segment also markets exported phosphate products produced by WMC Fertilizers, Ltd. in Australia. The marketing agreement with WMC Fertilizers, Ltd. will expire by its terms on December 31, 2004. Mosaic and WMC have not yet determined whether to enter into any new or renewed marketing agreement after the expiration of the current agreement. The Crop Nutrition segment also marketed exported phosphate products produced by Lifosa A.B. in Lithuania. The parties mutually agreed to terminate the marketing agreement with Lifosa effective July 2004. The Lifosa marketing agreement was originally scheduled to expire in August 2008, therefore an early termination fee of $6.0 million was received from Lifosa’s majority shareholders in May 2004. Since certain contract termination provisions were not completed at May 31, 2004, the $6.0 million gain ($3.9 million after tax) was not recognized by the Phosphate Production segment until the first quarter of fiscal 2005. Net sales and gross profit under the agreement were $143.4 million and $3.1 million, respectively for the year ended May 31, 2004. Lifosa marketing agreement net sales and gross profit were $121.5 million and $3.9 million, respectively, for the year ended May 31, 2003. The Crop Nutrition segment plans to enter into other supply arrangements to supply certain of these customers in Europe. In North America, the Crop Nutrition segment serves as the exclusive marketing agent for nitrogen products produced by Saskferco Products, Inc. and acts as the exclusive marketing agent for fertilizer products sold in the United States by the Phosphate Production segment of the Cargill Fertilizer Businesses.

The principal Crop Nutrition products include straight fertilizers, such as phosphates, nitrogen and potash, as well as blended and NPK fertilizers. Services include the provision of tailored agronomic services as well as the loading, unloading and storage of fertilizer, grains, meal, salt and coal for both Mosaic affiliates and third parties.

The following table presents summary operating data for the Crop Nutrition segment (in thousands of U.S. dollars):

	Three Months Ended		Year Ended May 31,
	August 31, 2004	August 31, 2005	2004	2003	2002
Net sales (including inter-segment sales)	$236,805	$200,786	$923,059	$673,881	$581,392
Gross profit	19,357	15,297	$65,249	$57,663	$53,212

Gross profit percentage	8%	8%	7%	9%	9%

Selling, general & administrative expenses	$11,845	$8,825	$39,863	$34,692	$37,259
Sales volume (in thousand tonnes)	1,538	1,201	6,458	6,330	5,694
Equity in net earnings (losses) of nonconsolidated companies	$5	$(30)	$198	$368	$(290)

Three months ended August 31, 2004 compared to the three months ended August 31, 2003

Net sales increased $36.0 million, or 18%, to $236.8 million for the three months ended August 31, 2004 compared to $200.8 million in the comparable period of the prior fiscal year. Sales volume increased by 28% for the three months ended August 31, 2004 compared to the comparable period of the prior fiscal year. This was partially offset by a decrease in the average sales price by 8% due to changes in the product mix, primarily from sales in the United States. Countries with increased sales included Canada, Thailand, Argentina, France and Mexico. Crop Nutrition’s Hong Kong-based sales operations for shipments from Tampa to mainland China experienced declines of $25.4 million in net sales primarily because they were replaced by sales from the DAP granulation plant near Haikoi, China. The Cargill Fertilizer Businesses’ 35% share of equity earnings in the China-based DAP joint venture, part of the Phosphate Production segment, increased $1.2 million for the three-month period ended August 31, 2004, as compared to the same period in the prior year. In addition, the Crop Nutrition segment marketed exported phosphate products produced by Lifosa A.B. The parties mutually agreed to terminate the agreement effective July 2004 and a $6.0 million termination fee was received and recognized by the Phosphate Production segment. Net sales under the marketing agreement were $17.8 million and $37.7 million for the three months ended August 31, 2004 and 2003, respectively.

The gross profit percentage remained consistent at 8% for the three months ended August 31, 2004 and 2003. The gross profit percentage in the United States declined by 1%. While sales volume increased in the United States, changes in product mix contributed to their lower margins. This decline was offset by increased margins in India and Mexico. Crop Nutrition began sales in Mexico in early fiscal 2004.

Selling, general and administrative expenses increased by $3.0 million, or 34%, to $11.8 million for the three months ended August 31, 2004 compared to $8.8 million in the comparable period of the prior fiscal year. The increase was primarily due to $1.5 million in integration expenses related to the pending merger with IMC. The remainder related primarily to operations in Argentina and Mexico due to sales increases there.

Year ended May 31, 2004 compared to the year ended May 31, 2003

Net sales increased $249.2 million, or 37%, to $923.1 million for the year ended May 31, 2004, compared to $673.9 million in the prior fiscal year. The increase in net sales was primarily related to price levels as world fertilizer prices rose significantly in fiscal 2004. Sales volumes and average selling prices increased 2% and 34%, respectively for the year ended May 31, 2004 as compared to the prior fiscal year. Countries primarily representing increased sales included the United States, India, Chile and Canada. Crop Nutrition’s Hong Kong based sales operations for shipments from Tampa to mainland China experienced declines of $20.4 million and $2.1 million in net sales and gross profit, respectively, primarily due to increased sales from the DAP granulation plant near Haikou, China. The domestic price of DAP was less than the import price as a result of record high ocean freight. The Cargill Fertilizer Businesses’ 35% share of equity earning in the China based DAP joint venture operation, part of the Phosphate Production segment, increased $3.7 million for the year ended May 31, 2004 as compared to the prior fiscal year. Early in fiscal 2004, Crop Nutrition began sales in Mexico and this added $13.6 million to net sales and $0.6 million to gross profit for the year ended May 31, 2004.

The $7.6 million increase in gross profit for the year ended May 31, 2004 as compared to the prior fiscal year was primarily related to operations in Chile, India and China due to increased volumes and more favorable sales prices in these geographic areas. The operations in the United States and Argentina were significant contributors to the gross margin in both fiscal years and remained relatively constant.

Selling, general and administrative expenses increased $5.2 million, or 15%, to $39.9 million for the year ended May 31, 2004, compared to $34.7 million in the prior fiscal year. Of this increase, $2.4 million was related to United States operations due to additional staffing, incentive plans, increased pension funding and a greater percentage of shared services expense allocated from Cargill. The expense for fiscal 2004 also included approximately $2.1 million in integration expenses related to the pending Cargill merger. The remaining increase related primarily to operations in China, Mexico and Chile due to sales increases there. These increases were partially offset by a $1.3 million recovery of receivables in Lithuania that were previously reserved for.

Crop Nutrition recognized $1.1 million in other income for the year ended May 31, 2004 related to cash received for the favorable settlement of a contract dispute. Cargill had filed suit against an industrial customer in August 2001 seeking damages for breach of contract relating to the supply of fertilizer by the Crop Nutrition segment under a requirements contract.

Year ended May 31, 2003 compared to the year ended May 31, 2002

Net sales increased $92.5 million, or 16%, to $673.9 million in fiscal 2003, compared to $581.4 million in fiscal 2002. Of this increase, $69.8 million represented an increase in net sales relating to the Lithuanian operations resulting from the October 2002 resumption of operations of Lifosa upon approval of a restructuring plan with its creditors and shareholders. All other countries showed an increase in net sales with the exception of Argentina, which declined $6.4 million due to changes in pricing terms that shortened the payment terms and reduced bad debt exposure. Also, sales volume in Argentina decreased 24,000 tonnes for fiscal 2003 versus fiscal 2002.

Gross profit remained consistent at 9% in both fiscal 2003 and 2002. The gross profit percentage in the United States improved 4%. While sales volume was relatively unchanged, market prices improved on average by $10 per tonne, which contributed to increased gross margins. This improvement was partially offset by a 3% decline in Argentina due to lower volumes and changes in pricing related to shorter credit terms.

Selling, general and administrative expenses decreased $2.6 million, or 7%, to $34.7 million in fiscal 2003, compared to $37.3 million in fiscal 2002. Of this decrease, $2.1 million related to Crop Nutrition’s Argentina operations, primarily due to lower bad debt expenses and commissions expense.

Operating results in fiscal 2002 included $6.5 million in expense related to currency translation losses due to exchange rate fluctuations in the Argentine peso compared to the U.S. dollar. These exchange rate fluctuations were primarily caused by the Argentine government de-linking the peso from the U.S. dollar in December 2001.

Brazil Fertilizer

The Brazil Fertilizer segment began operations in 1993 when Cargill Agricola, S.A. (Cargill Agricola), then the parent company of Mosaic Fertilizantes, S.A. (Mosaic Fertilizantes), constructed a liquid fertilizer blending plant and warehouse located at Monte Alto, which remains in operation today. The Brazil Fertilizer segment primarily includes ownership of Mosaic Fertilizantes, S.A., a wholly owned subsidiary of Mosaic, which is a leading producer and distributor of bulk and bag blended fertilizers in Brazil. There are two primary activities for this segment:

•	To serve as a key producer and distributor of blended fertilizers for agricultural use in Brazil that, together with its minority Brazilian fertilizer investments, make Mosaic a significant participant in the important and growing Brazilian fertilizer market. This activity represents an average of 96% of net sales dollars of the Brazil Fertilizer segment.

•	To serve as a deep-water fertilizer import and throughput warehouse terminal facility that is both efficient and low cost. Management believes these assets bring a competitive advantage to the Cargill Fertilizer Businesses in serving the Brazilian state of Paraná and the Cerrado Region. This activity represents an average of 4% of net sales dollars of the Brazil Fertilizer segment.

Mosaic Fertilizantes owns approximately 33% of Fertifos, a Brazilian holding company that controls (i) 55.63% of Fosfertil, a significant Brazilian manufacturer of phosphate-based fertilizer and operator of a phosphate rock mine and a phosphate processing facility, and (ii) Ultrafertil, a significant Brazilian nitrogen company wholly owned by Fosfertil which operates two nitrogen plants and a modern port facility at Santos, as well as a phosphate rock mine and two smaller phosphate processing facilities. The ownership of Fertifos by the Cargill Fertilizer Businesses is recorded under the equity method and its results appear as “Equity in net earnings of nonconsolidated companies” in the consolidated statement of operations for the Cargill Fertilizer Businesses.

In October 2000, the Cargill Fertilizer Businesses expanded their Brazilian fertilizer portfolio by acquiring a controlling interest in Fertiza, a business that distributed approximately 0.7 million tonnes of bagged products per year through an extensive sales network in central and southern Brazil. The Fertiza acquisition also included Fertiza’s 62.05% ownership interest in Fospar and 45% ownership interest in IFC. Fospar operates two major assets located in Paranagua, Brazil, including a single superphosphate granulation plant and a deep-water fertilizer import and throughput warehouse terminal facility. IFC’s operations include a blending and storage facility in Cubatao that supports the sale of fertilizer products in the Brazilian states of São Paulo, Mato Grosso and Mato Grosso de Sul. Because Fospar is not 100% owned by the Cargill Fertilizer Businesses, the minority interest is shown as “Minority interest in net (earnings) losses of consolidated companies” in the consolidated statement of operations for the Cargill Fertilizer Businesses. IFC is recorded under the equity method and its results appear as “Equity in net earnings of nonconsolidated companies” in the consolidated statement of operations for the Cargill Fertilizer Businesses.

The following table presents summary operating data for the Brazil Fertilizer segment (in thousands of U.S. dollars):

	Three Months Ended		Year Ended May 31,
	August 31, 2004	August 31, 2003	2004	2003	2002
Net sales	$197,000	$150,653	$525,850	$382,905	$414,096
Gross profit	29,508	13,621	$55,493	$45,362	$56,794

Gross profit percentage	15%	9%	11%	12%	14%

Selling, general & administrative expenses	$10,051	$5,625	$25,475	$24,307	$32,084
Sales volume (in thousand tonnes)
Fertilizer and feed distribution (1)	758	757	2,426	2,258	2,439
Terminal facility throughput	722	705	2,487	2,352	2,140
Equity in net earnings of nonconsolidated companies	$9,207	$5,203	$17,664	$16,897	$7,055

(1)	tonnage includes feed phosphates

Three months ended August 31, 2004 compared to the three months ended August 31, 2003

Net sales increased $46.3 million, or 31%, to $197.0 million for the three months ended August 31, 2004 compared to $150.7 million in the comparable period of the prior fiscal year. While sales volume was relatively unchanged, this increase was primarily due to a 29% higher average selling price as higher international prices for fertilizer raw materials boosted local selling prices. The 6% improvement in gross profit percentage for the three-month period ended August 31, 2004 compared to the comparable prior period was also due to such price changes.

Selling, general and administrative expenses increased by $4.5 million, or 80%, to $10.1 million for the three months ended August 31, 2004 compared to $5.6 million in the comparable period of the prior fiscal year. In August 2004, the Brazilian government instituted changes in its laws which impacted tax credits related to the Social Integration Contribution on Revenue (PIS/COFINS) over raw material and services purchases. The Brazil Fertilizer segment wrote-off approximately $3.3 million in tax credits as management believes their likelihood of realization to be remote. Interest expense for the three months ended August 31, 2004 decreased primarily due to capital contributions of $62.9 million made by Cargill to the Brazil Fertilizer segment on June 1, 2004.

The $4.0 million increase in Fosfertil equity earnings is related to its continued to growth supported by increases in their sales and improved margins.

Year ended May 31, 2004 compared to the year ended May 31, 2003

Net sales increased $143.0 million, or 37%, to $525.9 million for the year ended May 31, 2004 compared to $382.9 million in the prior fiscal year. This increase was primarily due to 33% higher average selling prices as well as 7% increased sales volumes in the distribution business as farmers reacted to higher commodity prices by increasing their planted acreage. Higher international prices for fertilizer raw materials boosted local selling prices. The slight decline in gross profit percentage for the current fiscal year compared to the comparable prior fiscal year was due to changes in product mix and pricing changes.

Selling, general and administrative expenses increased $1.2 million, or 5%, to $25.5 million for the year ended May 31, 2004 compared to $24.3 million in the prior fiscal year. The increase was primarily due to additional commissions linked to higher sales, plus approximately $0.5 million in integration expenses related to the pending Cargill merger.

Interest expense for the year ended May 31, 2004 declined $14.1 million as compared to the prior fiscal year primarily due to lower average interest rates and a capital infusion of $65.8 million from Cargill on June 1, 2003.

The $0.8 million increase in equity earnings is primarily related to Fertifos due to its majority ownership of Fosfertil. Fosfertil’s earnings have continued to grow as their sales and margins have improved.

Year ended May 31, 2003 compared to the year ended May 31, 2002

Net sales decreased $31.2 million, or 8%, to $382.9 million in fiscal 2003, compared to $414.1 million in fiscal 2002. Sales volumes in fiscal 2003 were 181,000 tonnes lower than in fiscal 2002 primarily due to a decision not to participate in low margin sales. The 2% decline in gross profit percentage in fiscal 2003 was primarily due to higher costs caused by increasing international prices for fertilizer raw materials.

Selling, general and administrative expenses decreased $7.8 million, or 24%, to $24.3 million in fiscal 2003, compared to $32.1 million in fiscal 2002. The impact of foreign exchange rates reduced selling, general and administrative expenses by $8.1 million, but this was partially offset by costs relating to the merger between Fertiza and Soloricco, S.A., a fertilizer company in which the Cargill Fertilizer Businesses held a controlling interest in fiscal year 2003.

The increase in equity earnings relates to higher sales volumes and selling prices at Fosfertil. Fosfertil’s earnings have continued to grow as their sales and margins have improved. The Brazilian agricultural sector has benefited from higher oil prices in a depreciated currency that has stimulated planted area, crop production and fertilizer demand.

Saskferco

The Saskferco segment represents Mosaic’s 50% ownership interest in Saskferco Products, Inc. (Saskferco), a Saskatchewan-based nitrogen joint venture. The remaining 50% ownership interest in Saskferco is owned by Investment Saskatchewan, Inc. (49%) and Citibank Canada (1%). The ownership stake held by Mosaic is accounted for under the equity method. The functional currency of Saskferco is the U.S. dollar; therefore gains/losses in translating Saskferco’s results from the Canadian dollar are included in its net earnings.

Saskferco’s world-scale and energy-efficient nitrogen plant, located near Belle Plaine, Saskatchewan, has the capacity to produce approximately 1,860 tonnes of ammonia, 2,850 tonnes of granular urea solution and 650 tonnes of UAN liquid fertilizer solution per day. Saskferco’s products are sold to nitrogen fertilizer customers, primarily in western Canada and the northern tier of the United States.

The following table presents summary operating data for the Saskferco segment (in thousands of U.S. dollars):

	Three Months Ended		Year Ended May 31,
	August 31, 2004	August 31, 2003	2004	2003	2002
Net sales	$78,575	$16,562	$222,284	$195,765	$173,225
Gross profit	17,843	1,708	61,326	44,597	31,721
Net earnings (loss)	5,444	(2,667)	24,339	14,752	210
Equity in net earnings (losses) of Saskferco	2,800	(1,333)	12,122	7,333	220
Sales volume (in thousand tonnes)	343	75	938	1,040	1,130

Three months ended August 31, 2004 compared to the three months ended August 31, 2003

Saskferco reported net earnings of $5.4 million for the three months ended August 31, 2004, compared to a loss of $2.7 million for the three months ended August 31, 2003. Production of ammonia and urea increased by 35,000 tonnes and 60,000 tonnes, respectively, due to a planned four-week maintenance turnaround in June and July 2003. Urea sales increased by 221,000 tonnes, or 318%, and average sales prices increased 10% for the three months ended August 31, 2004 as compared to the same period of the prior fiscal year. These sales increases were offset partially by increases in natural gas prices, but, overall, resulted in stronger margins. In addition, UAN production commenced during the fourth quarter of fiscal 2004, resulting in sales of $7.4 million for the three months ended August 31, 2004.

Unrealized losses on cash flow hedges reported in comprehensive income for Saskferco’s natural gas purchases remained relatively unchanged for the three-month period ended August 31, 2004 as compared to the three-month period ended August 31, 2003.

Year ended May 31, 2004 compared to the year ended May 31, 2003

Saskferco reported net earnings of $24.3 million for the year ended May 31, 2004, up from $14.8 million for the prior fiscal year. Urea production was down 21 thousand tonnes, or 2.2%, due to a planned maintenance turnaround for four weeks in June and July 2003. Although urea sales were down 127 thousand tonnes, or 13.4%, this decrease was offset by strong urea fertilizer prices which were higher than fiscal 2003 by $51 per tonne. UAN production was started in the fourth quarter of fiscal 2004, which added sales volumes of 32 thousand tonnes to fiscal 2004 results.

Year ended May 31, 2003 compared to the year ended May 31, 2002

Saskferco reported net earnings of $14.8 million for fiscal 2003, up from $0.2 million fiscal 2002. The Canadian dollar strengthened significantly versus the U.S. dollar through May 2003, ending at $0.73 compared to $0.66 in May 2002. This resulted in a $4.0 million currency translation gain. Although urea production and sales in tonnes were down 65,648 tonnes and 81,183 tonnes, respectively, these decreases were offset by strong margins as the increase in nitrogen fertilizer prices outpaced the increase in natural gas prices.

Liquidity and Capital Resources

The primary sources of cash for working capital, capital expenditures and acquisitions are operating cash flow and, historically, borrowings from Cargill. Interest charges on Cargill borrowings are variable based on Cargill’s borrowing cost as well as capital market conditions. Borrowings consist of both a short-term component and a long-term component. These borrowings from Cargill have ceased following the closing of the Cargill transactions and there are currently no material Cargill borrowings outstanding. Therefore, Mosaic will be required to seek alternative sources of financing, which may include accessing the public capital markets and/or borrowing funds from commercial banks. The current IMC credit facility has incremental borrowing capacity to meet immediate post-closing needs. IMC and Mosaic are in the process of reviewing credit facility changes with existing lenders with the expectation of modifying the existing facility or replacing it with a new one.

In order to provide an additional source of liquidity for Mosaic and its subsidiaries (excluding IMC and its subsidiaries) following the closing of the Cargill transactions, Mosaic entered into a credit agreement dated as of October 22, 2004 with JPMorgan Chase Bank as Administrative Agent and certain other lenders, referred to as the Mosaic Credit Agreement. The Mosaic Credit Agreement provides for a $160 million revolving loan, to be drawn by Mosaic from time to time in amounts not less than $5 million. The maturity date is the earlier of January 20, 2005 or the date that all loans outstanding under the lenders’ existing credit facility with IMC are fully repaid and commitments thereunder terminated. Mosaic may draw down funds as a revolving loan or a swingline loan or obtain letters of credit. Depending on the type of draw by Mosaic, the applicable interest rate is calculated as (a) LIBOR plus 1.25% or (b) the greater of (i) the prime rate, (ii) the base CD rate plus 1% or (iii) the federal funds effective rate plus 0.5%. As of October 22, 2004, there were no revolving loans or swingline loans outstanding under the Mosaic Credit Agreement; however, $25.7 million of letters of credit had been issued resulting in $134.3 million of availability under the Mosaic Credit Agreement at that date.

Mosaic’s obligations under the Mosaic Credit Agreement are guaranteed by substantially all of Mosaic’s domestic subsidiaries excluding IMC and its subsidiaries and is secured by the pledge of (i) the stock of substantially all of Mosaic’s domestic subsidiaries excluding IMC and its subsidiaries, (ii) 65% of the stock of first tier foreign subsidiaries of Mosaic and its subsidiaries excluding IMC and its subsidiaries, and (iii) intercompany promissory notes held by Mosaic and the guarantors.

The Mosaic Credit Agreement contains certain covenants that limit matters, including capital expenditures, joint venture investments, monetary acquisitions and additional indebtedness. In addition, the Mosaic Credit Agreement generally prohibits the payment of dividends on Mosaic’s common stock and repurchases or redemptions of Mosaic’s capital stock.

Cash flows from operating activities are primarily driven by net earnings, adjusted for the noncash impact of depletion, depreciation and amortization. The other main contributor is volume and price level changes in phosphate product selling prices and raw material input prices, which result in significant changes in accounts receivable, inventories and accounts payable.

Cash used for investing activities primarily relates to additions to property and acquisitions. The Cargill Fertilizer Businesses spend approximately $60 million annually on regular capital additions to property to maintain fixed assets. The remaining annual capital expenditures primarily relate to expansion of capacity. Of cash used for acquisitions in fiscal 2003, $119.9 million (excluding a $10.0 million deferred payment) related to the purchase of the Florida processing plants and phosphate rock reserves of Farmland Hydro, L.P.

Additions to property for fiscal 2004 were $162.1 million, including approximately $27 million for a new barge, $28 million for conversion projects in Tampa, $11 million for a new clay settling area and $12 million for production expansion in South Fort Meade. In the fourth quarter of fiscal 2004, an additional $16.1 million was spent for a phosphate mine in Florida, excluding $5.4 million in deferred payments. The Cargill Fertilizer Businesses also spent approximately $13.2 million during the year ended May 31, 2004 for the acquisition of the remaining minority interest in Mosaic Fertilizantes, S.A. Additions to property for fiscal 2005 are expected to be approximately $110 to $125 million, of which $39 million was spent during the three months ended August 31, 2004.

Historically, cash flows from financing activities primarily included contributions by Cargill as well as borrowings from Cargill. The Cargill Fertilizer Businesses also had $42.4 million in third party long-term debt at May 31, 2004, a majority of which relates to the Brazil Fertilizer segment, and also includes a 5.5%, $13.8 million Industrial Revenue Bond for the Phosphate Production segment due in 2009. The interest rate on debt relating to the Brazil Fertilizer segment is largely tied to TJLP (a long-term interest rate regulated by the Brazilian Central Bank) and IGPM (a general market price index calculated by the Fundacao Getuilio Vargas). The TJLP has been relatively stable because it is a long-term rate. The IGPM has fluctuated significantly, especially in the fiscal year ended May 31, 2003.

Off-Balance Sheet Arrangements

The Cargill Fertilizer Businesses do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on their financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Contractual Obligations

At May 31, 2004, the Cargill Fertilizer Businesses had certain contractual obligations, which require payments as follows:

	Payment Due by Period
Contractual Obligations	Total	Less than 1 year	1-3 years	4-5 years	More than 5 years
	(dollars in thousands)
Due to Cargill, Inc and affiliates (a)	$509,496	$202,915	$—	$—	$306,581
Long-term debt	42,380	9,756	13,600	2,400	16,624
Estimated interest payments on long-term debt (b)	10,706	3,741	4,249	2,282	434
Deferred acquisition liabilities (c)	15,400	11,350	2,700	1,350	—
Operating leases	20,305	4,100	5,495	2,391	8,319
Purchase obligations (d)	1,483,601	712,570	430,547	152,884	187,600

Total contractual cash obligations	$2,081,888	$944,432	$456,591	$161,307	$519,558

(a)

The long-term balance owed by the Cargill Fertilizer Businesses to Cargill does not have a specified due date. For that reason, it is shown as being due in more than five years. The short-term portion primarily relates to funding working capital items. In accordance with the terms of the merger and contribution agreement, effective October 22, 2004, the balances owed to Cargill will not be obligations of Mosaic.

(b)	Based on interest rates and debt balances as of May 31, 2004.

(c)	These liabilities relate to the deferred payments due on acquisitions made in fiscal 2004 and 2003. On the consolidated balance sheets, the current portion is included in accrued expenses and the long-term portion is included in other deferred liabilities.

In addition, the Cargill Fertilizer Businesses are obligated to pay an amount to a former shareholder of the Brazil Fertilizer business if Fosfertil’s operating cash flow exceeds certain thresholds through 2019. Such amount, if payable in any given year, is determined on an annual basis. The aggregate amount subject to payment to the former shareholder is capped at $36 million.

(d)	The Cargill Fertilizer Businesses purchase raw materials and finished fertilizer products from third parties under contracts that range in term from one to five years. Purchases under these contracts generally are based on prevailing market prices and obligations listed in the above table are valued using prices as of August 1, 2004. Raw materials and finished fertilizer products prices were at the high end of historical ranges on August 1, 2004 and may remain volatile in future years.

The Cargill Fertilizer Businesses currently purchase phosphate rock for the Green Bay phosphate operation under a contract that expires in mid-2005. The Cargill Fertilizer Businesses purchase anhydrous ammonia for Florida-based phosphate operations under a five-year contract based on prevailing market prices. The Cargill Fertilizer Businesses have provided notice of termination under such contract effective June 2005. The Cargill Fertilizer Businesses purchase sulphur for Florida-based phosphate operations under contracts ranging from one to three years based on prevailing market prices.

The Cargill Fertilizer Businesses are obligated to provide the South Fort Meade mine first preference for their phosphate rock requirements and to make royalty payments to the South Fort Meade Partnership L.P. of approximately $3.09 per tonne for the rock mined and beneficiated at this facility. Current capacity of the South Fort Meade mine is 5.9 million tonnes per year.

The Cargill Fertilizer Businesses purchase phosphate products for their Brazilian operations at prevailing market prices under a four-year contract that commenced January 1, 2004. The Cargill Fertilizer Businesses also purchase fertilizer products for worldwide distribution operations under annual contracts and at prevailing market prices.

Critical Accounting Policies and Estimates

The preparation of the financial statements for the Cargill Fertilizer Businesses requires judgments and estimates on the part of management, especially the items presented below. A summary of the significant accounting policies, including the two discussed below, are included in Note 1 of the consolidated financial statements of the Cargill Fertilizer Businesses.

Environmental and reclamation activities

The Cargill Fertilizer Businesses record accrued liabilities for various environmental matters and reclamation activities. As of May 31, 2004 and 2003, the balances of these accrued liabilities were $98.2 million and $67.0 million, respectively. As of August 31, 2004, these balances were $97.6 million. The estimation processes used to determine the amounts of these accrued liabilities are complex and use information obtained from Cargill specific and industry data, as well as general economic information. Changes in major assumptions or estimates could have a significant impact on the results of operations.

On June 1, 2003, the Cargill Fertilizer Businesses began accounting for its asset retirement obligations under SFAS No. 143, Accounting for Asset Retirement Obligations. Based upon the guidance of SFAS No. 143, the Cargill Fertilizer Businesses estimated the costs of retiring the assets. Actual costs to be incurred at identified sites in future periods may vary from the estimates, given the inherent uncertainties in evaluating retirement costs. The costs are inflated based on an inflation factor and discounted based on a credit-adjusted risk-free rate. Fluctuations in the estimated costs, inflation rates and interest rates can have a significant impact on the amounts recorded.

Recoverability of long-lived assets

The assessment by management of the Cargill Fertilizer Businesses of the recoverability of long-lived assets involves critical accounting estimates. The assessments reflect management’s best assumptions and estimates. Factors that management must estimate when performing impairment tests include sales volume, prices, inflation, discount rates, exchange rates, tax rates and capital spending. Significant management judgment is involved in estimating these factors, and they include inherent uncertainties. The recoverability of these assets is dependent upon the accuracy of the assumptions used in making these estimates and how the estimates compare to the eventual future operating performance of the specific businesses to which the assets are attributed. Certain of the operating assumptions are particularly sensitive to the cyclical nature of the Company’s phosphate business. All assumptions utilized in the impairment analysis are consistent with management’s internal planning. If other assumptions and estimates had been used, the balances for long-lived assets could have been materially impacted.

Recent Accounting Pronouncements

In January 2003, the FASB issued Interpretation (FIN) No. 46 (revised December 2003), Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin No. 51, which is effective for the Cargill Fertilizer Businesses June 1, 2005. FIN No. 46 defines variable interest entities (VIEs) and provides guidance on when VIEs should be consolidated. The Cargill Fertilizer Businesses do not expect that the adoption of FIN No. 46 will have a material effect on the consolidated financial statements of the Cargill Fertilizer Businesses.

Quantitative and Qualitative Disclosures About Market Risk

The Cargill Fertilizer Businesses are exposed to the impact of changes in interest rates, foreign currency exchange rates and commodity prices.

Interest rates.    A one percent change in interest rates would have an annualized pre-tax impact of approximately $5.0 million on the $504 million of borrowings by the Cargill Fertilizer Businesses from Cargill as of August 31, 2004, but this debt will not be transferred to Mosaic. Third party debt totaled $41.1 million at August 31, 2004, nearly half of which was at fixed interest rates. The remainder of third party debt is variable based on Brazilian bank and inflation rates, but any hypothetical changes in these rates is not expected to have a significant impact on the financial results of the Cargill Fertilizer Businesses.

The table below provides information on the Cargill Fertilizer Businesses’ debt obligations that are sensitive to changes in interest rates and currency exchange rates. The obligations are primarily denominated in the U.S. dollar except for a portion of the long-term outside debt that is denominated in the Brazilian real. For these Brazilian debt obligations, the information below is presented in U.S. dollar equivalents, which is the Cargill Fertilizer Businesses’ reporting currency.

	Expected Maturity Date—Years ended May 31
	2005	2006	2007	2008	2009	Thereafter	Total
	Data as of May 31, 2004 (Dollars in millions)
Outside Long-term debt:
Fixed rate ($US)	$1.0	—	0.1	—	—	16.5	17.6
Average interest rate	8.0%		8.0%			5.9%
Variable rate ($US)	$0.7	—	—	—	—	—	0.7
Average interest rate (1)	3.1%
Variable Rate tied to BNDES (Brazilian real)	$0.1	0.1	0.1	—	—	—	0.3
Average interest rate (2)	10.6%	10.6%	10.6%
Variable Rate tied to TJLP (Brazilian real)	$1.9	2.3	1.9	1.5	0.9	0.2	8.7
Average interest rate (3)	13.5%	13.5%	13.5%	13.7%	13.9%	14.0%
Variable Rate tied to IGPM (Brazilian real)	$6.1	6.0	3.0	—	—	—	15.1
Average interest rate (4)	13.5%	13.5%	13.5%

Debt with Cargill, Inc. and Affiliates
Short-term borrowings ($US)	$202.9	—	—	—	—	—	202.9
Average interest rate (5)	1.2%
Long-term borrowings ($US)	$—	—	—	—	—	306.6	306.6
Average interest rate (6)						6.0%

(1)	This debt is based on LIBOR plus 1.5%. The six-month LIBOR rate at May 31, 2004 was 1.6%.

(2)	BNDES reflects the weighted average of the exchange variations amongst the currencies in the BNDES (Brazilian Development Bank) Currency Basket. The rate at May 31, 2004 was 6.6%.

(3)	TJLP is a long-term interest rate set by the Brazilian Central Bank. The rate at May 31, 2004 was 3.5%. The May 31, 2003 rate was 5.7%. The interest rate on the various debt of the Cargill Fertilizer Businesses is set at the TJLP rate plus amounts varying from 9.1% to 10.5%.

(4)	IGPM is a Brazilian inflation index published by Fundacao Getulio Vargas. The rate was 7.0% at May 31, 2004 and varies much more than the TJLP. The $15.1 million of debt above is indexed to IGPM plus 6.5%. During FY2004 the IGPM ranged from 5.1% to 31.5%.

(5)	This rate is set by the Cargill Treasury Department. It ranged from 1.2% to 1.4% during FY2004. This debt is shown as maturing in FY2005 but renews as part of working capital financing.

(6)	This rate is set by the Cargill Treasury Department. It ranged from 6.0% to 6.8% during FY2004. This debt does not have a set maturity date but is part of a long-term borrowing pool.

Foreign currency exchange rates.    In recent years, the Cargill Fertilizer Businesses have been impacted by various currency fluctuations, most notably changes in the Brazilian real, the Argentine peso and the Canadian dollar. Changes in the Canadian dollar primarily impact the Cargill Fertilizer Businesses’ 50% equity interest in Saskferco. The functional currency for Saskferco is the U.S. dollar. Fluctuations in the Brazilian real and the Argentine peso were significant in fiscal 2002, but have had minimal impact on the statement of operations of the Cargill Fertilizer Businesses since that period. The fiscal 2002 fluctuations in the Argentine peso were primarily caused by its de-linking from the U.S dollar in December 2001.

The Cargill Fertilizer Businesses do not maintain separate derivatives or hedges related to foreign currency. Cargill, Incorporated, the parent of the Cargill Fertilizer Businesses, monitors foreign currency exposure on a global basis related to its various operations throughout the world. Open exposure in one business segment could be offset by exposures in another business segment, thereby eliminating the need for an external derivative instrument. A separately quantifiable foreign currency hedge portfolio and risk exposure will be available after Mosaic is in operation.

Commodity prices.    The Cargill Fertilizer Businesses purchase three primary raw materials—natural gas, ammonia and sulfur. A portion of fluctuations in prices for these raw materials is reflected in the selling prices of finished products, but there can be no guarantee that significant increases in input prices can be recovered. The Cargill Fertilizer Businesses monitor their exposure against a predetermined position limit based on inventory levels, open purchase contracts and open sales orders. The Cargill Fertilizer Businesses enter into raw material purchase contracts to manage market risks but exposure to significant fluctuations still exists. The Cargill Fertilizer Businesses utilize forward pricing for both purchase and sales contracts when appropriate. The geographic diversity of the company serves to reduce commodity market risks, but supply and demand dynamics have a significant impact on the Cargill Fertilizer Businesses. The Cargill Fertilizer Businesses also use product mix to mitigate risks, such as the mix in sales between DAP and MAP, which use different quantities of ammonia.

The table below shows the average prices for the two main purchased raw materials used in the production of DAP and MAP. The table also shows the relative average usage rates for each of these products in the production of one tonne of DAP. There are no well established and fully functional risk management tools such as futures and options markets in the crop nutrition industry. At May 31, 2004, the Cargill Fertilizer Businesses had no derivatives or hedges outstanding for its raw materials or its finished products.

	FY2004 Average cost per Tonne	Tonnes Needed for one Tonne of DAP	Weighted Cost	Weighted Cost Assuming 10% Raw Material Cost increase
Ammonia (1)	$256	0.23	$59	$65
Sulfur	$76	0.43	$33	$36

Primary Purchased Raw material cost			$92	$101

(1)	Ammonia costs have been the most volatile in recent years. Each $10 change per tonne in the cost of ammonia would impact DAP production costs by about $2.30 per tonne.

The following table quantifies the variability of ammonia and sulfur costs since 2001.

	Ammonia ($ per tonne)	Sulfur ($ per tonne)
Average	$181	$53
Standard Deviation	$57	$15
Coefficient of Variation	32%	28%
Minimum	$107	$28
Maximum	$325	$70

MANAGEMENT OF MOSAIC

Executive officers and directors

The following table sets forth information regarding the individuals who serve as executive officers and directors of Mosaic.

Name	Age	Position
Norman B. Beug	52	Vice President—Potash Operations
Fredric W. Corrigan	61	Chief Executive Officer, President and Director
Robert L. Lumpkins	60	Chairman of the Board of Directors
Richard L. Mack	36	Senior Vice President, General Counsel and Corporate Secretary
Stephen P. Malia	50	Senior Vice President—Human Resources
Steven L. Pinney	50	Senior Vice President—Phosphate Operations
Robert M. Qualls	53	Vice President and Controller
Lawrence W. Stranghoener	50	Executive Vice President and Chief Financial Officer
James T. Thompson	53	Executive Vice President
Linda Thrasher	38	Vice President—Public Affairs
Guillaume Bastiaens	61	Director
Raymond F. Bentele	67	Director
William R. Graber	60	Director
Harold H. MacKay	63	Director
David B. Mathis	66	Director
William T. Monahan	57	Director
Douglas A. Pertz	49	Director
James T. Prokopanko	50	Director
Steven M. Seibert	49	Director

Norman B. Beug is Vice President of Potash Operations. Prior to the completion of the Cargill transactions, Mr. Beug served as the Vice President and General Manager of IMC’s Potash Business Unit from February, 2003 through October, 2004. Mr. Beug began his career in the potash industry in 1977 when he joined the Saskatchewan-based Kalium Chemicals, then a subsidiary of PPG Industries, whose operations were acquired by IMC in 1996. Throughout his potash career, Mr. Beug has held a variety of supervisory and management positions and became the General Manager of the IMC Potash Belle Plaine facility in 1997. Mr. Beug is the past president of The Saskatchewan Mining Association (SMA) and is currently a member of SMA’s Executive Committee. Mr. Beug also is a past Chairman of the Canadian Fertilizer Institute (CFI) and currently serves as a director of the CFI. Mr. Beug is also a director of the Saskatchewan Potash Producers Association. Mr. Beug earned his B.S. degree in mechanical engineering from the University of Saskatchewan in 1974.

Fredric W. Corrigan is Chief Executive Officer, President and Director. Prior to the completion of the Cargill transactions, Mr. Corrigan served as Executive Vice President of Cargill from November, 1999 through October, 2004, Chairman of the Board of Cargill Fertilizer, Inc. from September, 1994 through October, 2004 and Chairman of the Cargill Corporate Business Excellence Committee from August, 2000 through October, 2004. Mr. Corrigan also served on Cargill’s Corporate Leadership Team and Corporate Public Affairs Committee, as well as the board of directors of several Cargill joint ventures. Mr. Corrigan joined Cargill in 1966. From 1966 until 1986, Mr. Corrigan held various positions within Cargill’s soybean processing and corn milling business and its flour milling division. Mr. Corrigan was named President of Cargill’s Fertilizer Division in 1986 and President of Cargill Worldwide Fertilizer in 1992. In 1996, he was named President of Cargill’s Agriculture- Biosciences Group.

Mr. Corrigan has previously served on the board of directors of The Fertilizer Institute, the Potash & Phosphate Institute and the Florida Phosphate Council. Mr. Corrigan holds a B.S. degree in economics from Dartmouth College.

Robert L. Lumpkins is Chairman of the Board. Prior to the completion of the Cargill transactions, Mr. Lumpkins served as Chief Financial Officer of Cargill since 1989 and as Vice Chairman of Cargill since 1995. Mr. Lumpkins joined Cargill in 1968. From 1968 until 1989, Mr. Lumpkins held various financial and line management positions. Mr. Lumpkins serves as a member of the board of directors of Cargill, Ecolab, Inc. and WhereNet. He also serves on the non-profit boards of Howard University and TechnoServe, Inc., and on the Notre Dame Science Advisory Council and the Stanford Business School Advisory Council. A native of Lawrenceburg, Tennessee, Mr. Lumpkins holds a B.S. degree in mathematics from the University of Notre Dame and a MBA from the Stanford Graduate School of Business.

Richard L. Mack is Senior Vice President, General Counsel and Corporate Secretary. Mr. Mack previously served as an attorney in Cargill’s worldwide law department since joining Cargill in 1994, serving most recently as a Senior Attorney since 2000. Since joining Cargill in 1994, Mr. Mack’s responsibilities included working with Cargill’s worldwide crop nutrition businesses and counseling several additional business units and shared service organizations within Cargill, including Cargill Steel and Cargill Ventures, a business which he helped launch in 1999. During his career at Cargill, Mr. Mack provided guidance on a variety of commercial, operational and strategic matters for the company, and has had significant experience in mergers, acquisitions, joint ventures and equity transactions involving Cargill’s businesses. Prior to joining Cargill, Mr. Mack served as counsel for administrative divisions at Norwest Corporation. Mr. Mack is a member of the Minnesota State Bar, the Hennepin County Bar, and the American Corporate Counsel Associations. Mr. Mack holds a B.S. degree in accounting from Minnesota State University - Moorhead (1990) and a Juris Doctor from Hamline University School of Law (1993).

Stephen P. Malia is Senior Vice President of Human Resources. Prior to the completion of the Cargill transactions, Mr. Malia served as Senior Vice President of Human Resources for IMC. Mr. Malia joined IMC in that position in January, 2000. He had previously spent 23 years at Owens Corning of Toledo, Ohio in a series of increasingly more responsible human resources positions at both the corporate and business unit levels. He most recently was Vice President, Human Resources for Owens Corning’s Exterior Systems business which had revenues of $1.3 billion and more than 5,000 employees. Mr. Malia holds a B.S. degree in industrial and labor relations from Cornell University.

Steven L. Pinney is Senior Vice President of Phosphate Operations. Mr. Pinney previously served as a Senior Vice President of Cargill and Business Unit Leader of Cargill’s Phosphate Production Business Unit from 1999 to October, 2004. Mr. Pinney also served as president of Cargill Fertilizer, Inc., a subsidiary of Cargill. Mr. Pinney joined Cargill in 1976 and assumed various production management and plant engineering responsibilities in Cargill’s Oilseeds Processing facilities in Chicago, Memphis, and Gainesville, and subsequently was named Plant Manager at Cargill’s Sidney (Ohio) and Fargo complexes. Since Cargill’s entry into the fertilizer industry in 1986, Mr. Pinney held a variety of management positions in Cargill’s fertilizer businesses. In 1993, Mr. Pinney was appointed Facility Manager for Cargill’s Bartow, Florida manufacturing complex, and was also named Vice President of Manufacturing. In 1998, Mr. Pinney was named Vice President of Operations for all of Cargill’s mining and manufacturing operations in Florida. As Business Unit Leader for Phosphate Production, Mr. Pinney has also been responsible for Cargill’s fertilizer operational activities in Brazil and China. Mr. Pinney holds a B.S. degree in chemical engineering from the University of Minnesota Institute of Technology. He is a six year Director and immediate past Chairman for the United Way of Central Florida. Mr. Pinney is also five year director and current Chairman for Prevent Blindness Florida.

Robert M. Qualls is Vice President and Controller. Mr. Qualls previously served as Vice President, Controller of IMC from March, 2002 through October, 2004. Mr. Qualls joined IMC in February, 1997. From 1999 through 2001, Mr. Qualls served as Vice President of Finance, Purchasing and Information Services of IMC Phosphates Company. In January, 2001, Mr. Qualls was named Vice President, Finance of IMC Crop Nutrition, and served in that capacity until March, 2002. Mr. Qualls earned his B.S. degree in accounting and finance from the University of Tennessee in 1972 and a MBA from the University of Detroit in 1978.

Lawrence W. Stranghoener is Executive Vice President and Chief Financial Officer. Previously, Mr. Stranghoener served as Executive Vice President and Chief Financial Officer of Thrivent Financial for Lutherans from January 1, 2002 until October, 2004, where he had responsibility over the organization’s investments, finance and related functions. Prior to joining Thrivent Financial for Lutherans, from 1978 through 1983, Mr. Stranghoener worked for Dain Bosworth (now Dain Rauscher) as an investment analyst and later as Vice President of the company. From 1983 through December of 1999, Mr. Stranghoener worked in various senior management positions with Honeywell, Inc. in the United States and Europe where he served as Vice President and Chief Financial Officer, Vice President of Business Development, Vice President of Finance, Director of Corporate Financial Planning and Analysis and Director of Investor Relations. Mr. Stranghoener was named as Honeywell’s Vice President and Chief Financial Officer in 1997. In December of 1999, following the Honeywell-AlliedSignal merger, Mr. Stranghoener joined Techies.Com of Edina, Minnesota, as Executive Vice President and Chief Financial Officer. On January 23, 2001, Mr. Stranghoener joined Lutheran Brotherhood as Chief Financial Officer. He was named to his current position with Thrivent Financial when Lutheran Brotherhood merged with Aid Association for Lutherans in January of 2002. Mr. Stranghoener also serves as a member of the board of directors of Kennametal Inc., including as its Chairman of the Audit Committee. Mr. Stranghoener holds a bachelor’s degree in American Studies from St. Olaf College and an MBA, finance and accounting emphasis, from the J.L. Kellogg Graduate School of Management of Northwestern University, Evanston, Illinois. Mr. Stranghoener holds the professional designation Chartered Financial Analyst.

James T. Thompson is Executive Vice President. Prior to the completion of the Cargill transactions, Mr. Thompson served as president of Cargill Steel from January, 1996 through October, 2004, with responsibility for North Star Steel Company, North Star Recycling Company, Cargill Steel Service Centers and Cargill Wire. Mr. Thompson was a member of Cargill’s Corporate Center and the Business Conduct Committee. Mr. Thompson joined Cargill in 1974 as a general trainee in Minneapolis, Minn. before joining C. Tennant, Sons & Co. Mr. Thompson was named manager of Tennant’s Houston, Texas, sales office in 1976 and in 1978 became manager of import trading in Minneapolis. Mr. Thompson was named assistant vice president of Tennant in 1981 and in 1986 was named vice president of Cargill Ferrous International, the name under which Tennant operations were reorganized that year. Later in 1986, Mr. Thompson was named division managing director for Cargill U.K. Limited. Mr. Thompson was appointed vice president of Universal Tubular Services for North Star Steel in Houston in 1988, vice president of sales and marketing for North Star Steel in 1989, and executive vice president of Cargill Steel in 1994. Mr. Thompson is a former board member of the Business Economics Education Foundation and presently serves on the boards of the Steel Manufacturers Association, the Metals Service Center Institute and the International Iron and Steel Institute. Mr. Thompson received a B.S. degree in business and agricultural economics from the University of Wisconsin at Madison in 1973.

Linda Thrasher is Mosaic’s Vice President of Public Affairs. Ms. Thrasher previously served as the Director of Public Policy for Cargill’s Washington, D.C. office since joining Cargill in 1994. Ms. Thrasher handled extensive legislative and regulatory issues for Cargill’s fertilizer, salt and steel businesses and spent significant time working on environmental and trade issues. Prior to joining Cargill, Ms. Thrasher worked for Congressman Jim Nussle (R-IA) on agriculture, trade and environmental matters, and also served as legal counsel for Congressman Fred Grandy (R-IA).

Ms. Thrasher graduated from the College of St. Catherine (St. Paul, Minnesota) in 1988 with a B.A. degree in English and political science. In 1991, Ms. Thrasher received a Juris Doctor from William Mitchell College of Law.

Guillaume Bastiaens is a Director of Mosaic. Mr. Bastiaens previously served as Vice Chairman of Cargill since February, 1998. Mr. Bastiaens is a member of the Cargill Corporate Leadership Team, and has executive supervision of corporate research and development. Mr. Bastiaens was elected to Cargill’s Board of Directors in 1995, and serves as a member of the Executive Committee and the Finance Committee of the board and the Corporate Center. Mr. Bastiaens also serves on the Commitment, Quality, Financial Position and Credit Committees and chairs the Technology Committee at Cargill. Mr. Bastiaens joined Cargill in 1967 as refinery supervisor of the Processing Division in Amsterdam. Mr. Bastiaens has held various supervisory positions at Cargill facilities in Europe and was responsible as plant operations manager of the European Processing Group until transferring to Minneapolis in 1981 as Vice President in the company’s Processing Group, responsible for the operation and engineering of all domestic and international processing facilities. Mr. Bastiaens was elected Corporate Vice President of Cargill in 1986, responsible for providing overall direction of plant operations and technical development for Cargill. Mr. Bastiaens was named chief technology officer in 1991, president of the Industrial Sector (which included Cargill’s fertilizer businesses) in 1992 and president of the Food Sector in August, 1994. Mr. Bastiaens was elected an Executive Vice President of Cargill in August, 1995. Mr. Bastiaens holds a B.S. degree in chemical engineering and serves as a member of the board of directors of Donaldson Company, Inc.

Raymond F. Bentele is a Director of Mosaic. Mr. Bentele is the retired President and Chief Executive Officer of Mallinckrodt Inc., having served in that capacity from 1982 to 1992. Mr. Bentele was Executive Vice President of Mallinckrodt Group Inc. (formerly known as IMCERA Group Inc.) from 1989 until his retirement. He is also a director of the AMCON Distributing Company and Leggett & Platt Inc. and was previously a director of IMC from 1990 to 1991. Mr. Bentele has served as a Director of IMC since June, 1994, and his term expires in 2006. Mr. Bentele currently serves as Chair of IMC’s Executive Committee and as such serves as the IMC Board’s Lead Director. In addition, Mr. Bentele serves as Chair of IMC’s Audit Committee and also serves as a member of IMC’s Compensation Committee. Mr. Bentele holds a B.S. degree in business administration from Truman State University.

William R. Graber is a Director of Mosaic. Mr. Graber is the retired Senior Vice President and Chief Financial Officer of McKesson Corporation, a healthcare services and information technology company. Mr. Graber held this position since joining McKesson in February, 2000 through May, 2004. From 1991 to 1999, Mr. Graber was with Mead Corporation where, prior to becoming Chief Financial Officer, he served as Controller and Treasurer. From 1965 to 1991, Mr. Graber held a wide range of financial management positions at General Electric Company. He is also a director of Solectron Corporation, a provider of electronics supply chain services to original equipment manufacturers around the world. Mr. Graber holds a bachelor’s degree in mathematics from Washington State University. He is a member of the Financial Executives Institute and is a trustee of the Washington State University Foundation.

Harold H. MacKay is a Director of Mosaic. Currently, Mr. MacKay is a Partner of the law firm MacPherson Leslie & Tyerman LLP (MacPherson) in Regina, Saskatchewan, Canada. Mr. MacKay served as the Clifford Clark policy advisor to the Department of Finance of Canada from June, 2002 through June, 2004. From January, 1997 to February, 2003, Mr. MacKay was Chair of MacPherson. Mr. MacKay was Chair of the Task Force on the Future of the Canadian Financial Services Sector in 1997 and 1998 and is Chair of the Saskatchewan Institute of Public Policy. Mr. MacKay previously served as a director of The Vigoro Corporation from November, 1993 until March, 1996. Mr. MacKay has served as a director of IMC since March, 1996, and his term expires in 2006. Mr. MacKay currently serves as Chair of IMC’s Corporate Governance and Nominating Committee and also serves as a member of IMC’s Executive Committee and the Environmental, Health and Safety Committee. Mr. MacKay holds a B.A. degree in economics and political science from the University of Saskatchewan, a Bachelor of Laws degree from Dalhousie University and an Honorary Doctor of Laws degree from the University of Regina.

David B. Mathis is a Director of Mosaic. Mr. Mathis has served as the Chairman of the Board of Kemper Insurance Companies since November 2003. From February, 1996 to November, 2003, Mr. Mathis served as Chairman and Chief Executive Officer of Kemper. Mr. Mathis has been employed by Kemper since 1960 in management positions of successively increasing importance. He is currently a director of Kemper Insurance Companies. Mr. Mathis also serves on the board of trustees of Lake Forest College and is an advisory board member of the J. L. Kellogg Graduate School of Management of Northwestern University. He also serves on the board of directors of Thomas Group, Inc. Mr. Mathis has served as a director of IMC since February, 1995, and his term expires in 2005. Mr. Mathis currently serves as Chair of IMC’s Compensation Committee and also serves as a member of IMC’s Executive Committee and the Corporate Governance and Nominating Committee. Mr. Mathis holds a B.A. degree in speech from Lake Forest College.

William T. Monahan is a Director of Mosaic. Mr. Monahan is the retired Chairman of the Board, President and Chief Executive Officer of Imation Corp. Prior to his retirement in May, 2004, Mr. Monahan served as Chairman, President and CEO of Imation since it was formed in 1996 in connection with its spin-off from 3M. From June, 1993 to March, 1996, Mr. Monahan served as Group Vice President responsible for the Electro and Communications Group of 3M, and from May, 1992 to May, 1993, he served as Senior Managing Director of 3M Italy. From September, 1989 to May, 1992, Mr. Monahan was Vice President of the Data Storage Products Division of 3M. Mr. Monahan is currently a director of Hutchinson Technology Inc. and Pentair Inc.

Douglas A. Pertz is a Director of Mosaic. Prior to the completion of the Cargill transactions, Mr. Pertz served as Chairman and Chief Executive Officer of IMC from March, 2002 through October, 2004. From October, 2000 to March, 2002, Mr. Pertz served as Chairman, President and Chief Executive Officer of IMC, and from October, 1999 to October, 2000, Mr. Pertz served as President and Chief Executive Officer of IMC. Mr. Pertz served as President and Chief Operating Officer of IMC from October, 1998 to October, 1999. Prior to joining IMC, Mr. Pertz served from 1995 to 1998 as President and Chief Executive Officer and as a director of Culligan Water Technologies, Inc., a leading manufacturer and distributor of water purification and treatment products. Mr. Pertz is a director of Compass Minerals International, Inc. and Bowater Incorporated. Mr. Pertz has served as a director of IMC since October, 1998. Mr. Pertz serves as a member of IMC’s Executive Committee. Mr. Pertz holds a B.S. degree in mechanical engineering from Purdue University.

James T. Prokopanko is a Director of Mosaic. Prior to the completion of the Cargill transactions, Mr. Prokopanko served as Senior Vice President of Cargill and Platform Leader of Cargill’s Ag Producer Service Platform, a grouping of Cargill’s agriculture related businesses since 1999. Mr. Prokopanko also serves as Corporate Vice President of Cargill’s procurement function, member of the Cargill Information Technology Steering Committee, Human Resource Buyers Council and the North America Public Affairs Committee. Mr. Prokopanko joined Cargill in 1978 in Winnipeg, Manitoba. From 1978 to 1981 he worked on various business expansions and acquisitions in the Financial Information Services group and from 1981 to 1983 lead the development of Cargill’s fertilizer retail business in Western Canada. From 1984 through 1989 Mr. Prokopanko was the Assistant Vice President - Regional Manager of Cargill’s retail crop input and country grain elevator network in Alberta and British Columbia. Mr. Prokopanko was Assistant Vice President - General Manager of Cargill’s Eastern Canada agriculture network of wholly owned stores, country elevators and joint ventures serving crop producers in Ontario and Quebec. In 1995 Mr. Prokopanko was named Vice President of Cargill’s North American crop inputs business. During his career at Cargill, Mr. Prokopanko has been engaged in retail agriculture businesses in Canada, United States, Brazil, Argentina and the United Kingdom. Mr. Prokopanko has served on the board of directors of the Canadian Fertilizer Institute and served as President of The Fertilizer Institute of Ontario. Mr. Prokopanko holds a B.S. degree in computer science from the University of Manitoba and an MBA from the University of Western Ontario in London, Ontario.

Steven M. Seibert is a Director of Mosaic. Mr. Seibert has operated The Seibert Law Firm since January 2003 in Tallahassee, Florida and represents private and public sector clients in environmental and land use matters. Prior to starting a law practice in 1999, Mr. Seibert was appointed by Gov. Jeb Bush as Secretary of the Florida Department of Community Affairs (DCA) where Mr. Seibert had primary responsibilities for Florida’s emergency preparedness and disaster response, community revitalization programs, and Florida’s extensive growth management system. As Secretary of the DCA, Mr. Seibert served on the Governor’s Growth Management Study Commission, the state’s Acquisition and Restoration Council, the Florida Housing Finance Corporation, as Chairman of the Florida Communities Trust and as Chairperson of the Wediva River Task Force. Prior to his appointment to the DCA, from 1992 to 1999 Mr. Seibert served as an elected County Commissioner representing Pinellas County, Florida. Mr. Seibert holds a bachelor’s degree from The George Washington University and a Juris Doctor from the University of Florida.

Classified Board

The amended and restated certificate of incorporation and the amended and restated bylaws of Mosaic provide that the Mosaic board of directors shall consist of eleven members and be divided into three classes of directors with each class serving a staggered three-year term. Initially, Cargill had the right to designate seven nominees and IMC had the right to designate four nominees to serve on the Mosaic board of directors as follows:

•	Class I consists of three directors, two directors nominated by Cargill and one director nominated by IMC, who will hold office until the first annual meeting following the completion of the Cargill transactions;

•	Class II consists of five directors, three directors nominated by Cargill and two directors nominated by IMC, who will hold office until the second annual meeting following the completion of the Cargill transactions; and

•	Class III consists of three directors, two directors nominated by Cargill and one director nominated by IMC, who will hold office until the third annual meeting following the completion of the Cargill transactions.

Cargill has designated Mr. Corrigan to serve as a director, as well as Chief Executive Officer and President, of Mosaic and Mr. Lumpkins to serve as the Mosaic Chairman of the Board. Cargill has selected Mr. Stranghoener to serve as the Executive Vice President and Chief Financial Officer of Mosaic. Cargill has also designated Messrs. Bastiaens, Graber, Monahan, Prokopanko and Seibert to serve as directors. IMC has designated Messrs. Pertz, Bentele, MacKay and Mathis to serve as directors of Mosaic. For more information about the rights of Cargill and IMC to designate directors of Mosaic, see “Description of the Cargill Transactions—Investor Rights Agreement Between Mosaic and Cargill.”

During the four-year period following the completion of the Cargill transactions, at least four of the seven Mosaic directors nominated by Cargill and at least three of the four Mosaic directors nominated by IMC must be “non-associated directors,” as that term is defined in the investor rights agreement. See “Description of the Cargill Transactions—Investor Rights Agreement Between Mosaic and Cargill” for the meaning of the term “non-associated director.” Mosaic will be responsible for making determinations as to which of its directors are non-associated directors and has not yet made those determinations.

Committees of the Board of Directors

The Mosaic Board of Directors has

•	an executive committee,

•	an audit committee,

•	a governance committee,

•	a compensation committee, and

•	such other committees as may be designated by the Mosaic board of directors.

Each committee of the Mosaic board of directors is required by the terms of the investor rights agreement to consist of five directors, to the extent practicable to comply with the rules and regulations of the New York Stock Exchange, the SEC, the Sarbanes-Oxley Act of 2002, as amended, and any other applicable requirements of law. Each of the committees of the Mosaic board of directors initially consists of three directors designated by Cargill and two directors designated by IMC.

Audit committee

Mosaic has established an audit committee comprised entirely of non-associated directors, all of whom satisfy the independence requirements of the New York Stock Exchange applicable to audit committees. The audit committee’s primary function is to assist the Mosaic board of directors in its oversight of:

•	the integrity of Mosaic’s financial statements;

•	Mosaic’s independent auditor’s qualifications and independence;

•	the performance of Mosaic’s independent auditors; and

•	compliance with the code of ethics for senior financial officers.

Governance committee

Mosaic has established a governance committee. A majority of the directors comprising the governance committee are non-associated directors. The governance committee’s primary responsibilities are to:

•	develop, update as necessary and recommend to the Mosaic board of directors corporate governance principles and policies;

•	monitor compliance with such principles and policies;

•	identify individuals qualified to become members of the Mosaic board of directors; and

•	approve and recommend director candidates to the Mosaic board of directors.

As part of its responsibility to approve and recommend director candidates, the governance committee will consider potential nominees recommended by Mosaic security holders.

Compensation committee

Mosaic has established a compensation committee. The chairman of the compensation committee will be a non-associated director and, if required by Section 162(m) of the Internal Revenue

Code or Section 16 of the Securities Exchange Act, each of the other members of the compensation committee will be non-associated directors. The compensation committee will carry out the responsibilities of the Mosaic board of directors, and makes recommendations to the Mosaic board of directors, relating to:

•	compensation of Mosaic’s executive officers;

•	reviewing the performance of the Chief Executive Officer; and

•	administration of Mosaic’s equity incentive plans.

Officer compensation

Subject to further review by its board of directors and its compensation committee, Mosaic expects to approve a compensation package for each of its executive officers commensurate with such officer’s position and duties as an executive officer of Mosaic.

As part of their employment with Cargill, certain employees of the Cargill Fertilizer Businesses received long-term compensation awards in 2003 and prior years for services performed while employed by Cargill. Cargill did not grant any long-term compensation awards in 2004 to employees of the Cargill Fertilizer Businesses expected to transfer to Mosaic. Some or all of the employees of the Cargill Fertilizer Businesses have become employees of Mosaic, and have been permitted to retain benefits under these awards. Mosaic will reimburse Cargill for expenses relating to such long-term compensation awards, if and to the extent exercised in the future. Cargill estimated that, as of August 31, 2004, based on the value of Cargill’s stock price at that date, the fair value of the these long-term compensation awards was approximately $15.0 million.

Director compensation

Subject to further review by the Mosaic board of directors and/or a committee thereof, Mosaic expects to reimburse each member of its board of directors for out-of-pocket expenses incurred in connection with attending board meetings. Subject to further review by the Mosaic board and/or a committee thereof, the Mosaic board of directors expects to approve a program compensating non-employee directors in cash, stock and/or stock options.

Limitation on directors’ liability and indemnification

Mosaic’s restated certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for any of the following acts:

•	any breach of their duty of loyalty to the corporation or its stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions; and

•	any transactions from which the directors derived an improper personal benefit.

This limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

Mosaic’s restated certificate of incorporation and amended and restated bylaws provide that Mosaic will indemnify each person who is or was a director or executive officer of Mosaic and each person who serves or served at the request of Mosaic as a director or executive officer of another entity to the fullest extent permitted by law. To the extent not prohibited by law, Mosaic’s amended and restated bylaws permit it to pay the expenses incurred by an indemnified party in advance of the final settlement of an action or proceeding.

Mosaic may enter into agreements to indemnify its directors and executive officers, in addition to the indemnification provided for in its certificate of incorporation and bylaws. Mosaic believes that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

SECURITY OWNERSHIP OF MANAGEMENT AND

PRINCIPAL STOCKHOLDERS OF MOSAIC

To Mosaic’s knowledge, the following table sets forth the beneficial ownership of Mosaic common stock, as of October 22, 2004, by:

•	each person who beneficially owns more than 5% of the outstanding shares of Mosaic common stock;

•	each director of Mosaic;

•	the chief executive officer of Mosaic; and

•	the directors and executive officers of Mosaic, as a group.

The address for each beneficial owner who is also a director or executive officer of Mosaic is c/o The Mosaic Company, 12800 Whitewater Drive, Suite 200, Minnetonka, MN 55343. See “Management of Mosaic” for a discussion regarding the directors and executive officers of Mosaic.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. As indicated below, in computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of stock subject to options held by that person that are currently exercisable within 60 days of October 22, 2004 are deemed outstanding. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated, and subject to the applicable community property laws, the stockholders named in the table have sole voting and investment power with respect to the shares shown as beneficially owned by them.

	Mosaic Shares Beneficially Owned (1)
Name and Address of Beneficial Owner	Number	Percent (2)
Principal Stockholders:

Cargill, Incorporated (3) 15615 McGinty Road West Wayzata, Minnesota 55391	250,582,987	66.5%

Directors and Chief Executive Officer of Mosaic:

Fredric W. Corrigan	0	*

Robert L. Lumpkins	0	*

Lawrence W. Stranghoener	0	*

Guillaume Bastiaens	0	*

William R. Graber	0	*

Raymond F. Bentele	44,318(4)(5)	*

Harold H. MacKay	50,542(4)(5)(6)	*

David B. Mathis	45,117(4)(5)	*

William T. Monahan	0	*

Douglas A. Pertz	3,263,345(7)	*

James T. Prokopanko	0	*

Steven M. Seibert	0	*

	Post-Transactions Estimated Mosaic Shares Beneficially Owned (1)
Name and Address of Beneficial Owner	Number	Percent (2)

Directors and Executive Officers of Mosaic as a Group (19 persons):	4,212,807	1.11%

*	Ownership represents less than 1% of the outstanding shares.
(1)	Beneficial ownership of Mosaic common stock is based on information furnished or confirmed by each director, executive officer or stockholder described above, and is based on 376,816,522 shares of Mosaic common stock outstanding as of October 22, 2004.
(2)	This percentage is determined by calculating the number of shares of common stock beneficially owned by the individual director, officer or principal stockholder, including shares of common stock purchasable within 60 days of October 22, 2004, and dividing that number of shares by the sum of (A) the total number of shares of common stock outstanding as of October 22, 2004 and (B) the number of shares of common stock that are not currently outstanding, but are purchasable by that officer, director or stockholder within 60 days of October 22, 2004.
(3)	Includes 10,810,998 shares of Mosaic common stock held by Cargill, 210,569,242 shares of Mosaic common stock held by Cargill Fertilizer, Inc. and 29,202,747 shares of Mosaic common stock held by GNS I (U.S.) Corp.
(4)	Includes shares of Mosaic common stock purchasable as of October 22, 2004 through the exercise of options granted to former non-employee directors of IMC under IMC’s 1998 Stock Option Plan for Non-Employee Directors, as amended, and IMC’s 1994 Stock Option Plan for Non-Employee Directors, referred to together as the IMC Director Option Plans, which options were assumed by Mosaic as a result of the Cargill transactions and replaced with options to purchase Mosaic common stock, as follows: Mr. Bentele, 42,750 shares; Mr. MacKay, 40,750 shares and Mr. Mathis, 42,750 shares.
(5)	The Mosaic beneficial ownership number for each former IMC director includes shares of common stock granted upon retirement in a one-to-one exchange for deferred stock units granted in lieu of payments under the IMC Director’s Retirement Service Plan as follows: Mr. Bentele, 568 shares; Mr. MacKay, 192 shares and Mr. Mathis, 367 shares. The completion of the Cargill transactions constituted a retirement event which resulted in the payment of one share of IMC common stock for each deferred stock unit held by these directors at the effective date of the Cargill transactions, which were then converted into shares of Mosaic common stock as a result of the Cargill transactions.
(6)	Includes 8,000 shares of Mosaic common stock purchasable by Mr. MacKay as of October 22, 2004 through the exercise of options granted to him under The Vigoro Corporation 1991 Stock Option Plan, as amended, which options were assumed by Mosaic as a result of the Cargill transactions and replaced with options to purchase Mosaic common stock.
(7)	Includes 1,795,706 shares of Mosaic common stock purchasable by Mr. Pertz as of October 22, 2004 through the exercise of options granted to him under IMC’s 1988 Stock Option and Award Plan, as amended and restated, which options were assumed by Mosaic as a result of the Cargill transactions and replaced with options to purchase Mosaic common stock.

EXPERTS

The consolidated financial statements of IMC at December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003 included in IMC’s annual report (Form 10-K/A) for the year ended December 31, 2003, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of PLP at December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003 appearing in PLP’s annual report (Form 10-K/A) for the year ended December 31, 2003, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of the Cargill Fertilizer Businesses as of May 31, 2004 and 2003 and for each of the years in the three-year period ended May 31, 2004, have been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The report of independent registered public accounting firm on the consolidated financial statements referred to above contains an explanatory paragraph regarding the adoption, in fiscal 2004, of the provisions of the Financial Accounting Standards Board’s Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations.”

The consolidated balance sheet of The Mosaic Company (formerly known as Global Nutrition Solutions, Inc.) as of May 31, 2004 has been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated balance sheets of Fertifos Administracão e Participacão S.A. and Subsidiaries as of December 31, 2003 and 2002 and the related consolidated statements of income, comprehensive income (loss), changes in shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2003 included herein have been audited by Deloitte Touche Tohmatsu Auditores Independentes, independent auditors, as stated in their reports appearing herein and elsewhere in the registration statement (which report expresses an unqualified opinion and includes an explanatory paragraph referring to a change in accounting principle for scheduled maintenance costs and the adoption of SFAS No. 143, “Accounting for Asset Retirement Obligations”), and has been included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of Saskferco Products, Inc. as of May 31, 2004 and May 31, 2003 and for each of the three years in the period ended May 31, 2004, included in this prospectus have been audited by Deloitte & Touche LLP, independent registered chartered accountants, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

Dorsey & Whitney LLP will pass on the validity of the Guarantees offered by this prospectus for Mosaic, Mosaic Fertilizer and Mosaic Crop Nutrition.

WHERE YOU CAN FIND MORE INFORMATION

IMC and PLP file annual, quarterly and special reports, proxy statements and other information with the SEC as required under the Securities Exchange Act. You may read and copy those filings at the SEC’s public reference room at the following location:

450 Fifth Street, N.W.

Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information about its public reference room. The SEC also maintains an Internet website that contains reports, proxy statements and other information, including those filed by Mosaic, IMC and PLP. The address of that site is http://www.sec.gov. You may also access Mosaic’s and IMC’s SEC filings and obtain information about Mosaic and IMC through the Internet website maintained by Mosaic at http://www.mosaicco.com The information contained in that website is not incorporated by reference into this prospectus.

Mosaic, Mosaic Fertilizer and Mosaic Crop Nutrition have filed a registration statement on Form S-4 under the Securities Act with the SEC that registers the Guarantees. This prospectus is part of that registration statement.

As allowed by SEC rules, this prospectus does not contain all the information you can find in the registration statement of which this prospectus is a part, and the exhibits to the registration statement. The SEC allows IMC and PLP to “incorporate by reference” information into this prospectus, which means that IMC and PLP can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus.

This prospectus incorporates by reference the documents listed below that IMC and PLP have previously filed with the SEC, which contain important information about IMC and PLP and their respective financial conditions:

IMC’s Filings (File Number 001-09759)	Period or Date Filed

Annual Report on Form 10-K, as amended by Amendment No. 1 on Form 10-K/A	Fiscal Year Ended December 31, 2003

Quarterly Report on Form 10-Q, as amended by Amendment No. 1 on Form 10-Q/A	Quarters Ended March 31, 2004 and June 30, 2004

Quarterly Report on Form 10-Q	Quarter Ended September 30, 2004

Current Reports on Form 8-K	Filed on January 20, 2004, January 27, 2004, March 5, 2004, March 9, 2004, March 19, 2004, April 1, 2004, April 8, 2004, October 1, 2004, October 18, 2004, October 19, 2004, October 21, 2004 and October 26, 2004

Proxy Statement on Schedule 14A	Filed on April 7, 2004

PLP’s Filings (File Number 001-09164)	Period or Date Filed

Annual Report on Form 10-K, as amended by Amendment No. 1 on Form 10-K/A	Fiscal Year Ended December 31, 2003

Quarterly Report on Form 10-Q, as amended by Amendment No. 1 on Form 10-Q/A	Quarters Ended March 31, 2004 and June 30, 2004

Quarterly Report on Form 10-Q	Quarter Ended September 30, 2004

Current Reports on Form 8-K	Filed on January 16, 2004, March 5, 2004, March 19, 2004, April 1, 2004, April 12, 2004, October 1, 2004 and October 28, 2004

In addition, any documents that IMC and PLP file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this prospectus and before the expiration of the solicitation period are also incorporated by reference into and deemed to be a part of this prospectus from the date of filing of those documents.

Documents incorporated by reference into this prospectus by IMC and PLP are available from IMC (excluding exhibits to those documents, unless those exhibits are specifically incorporated by reference into this prospectus), without charge, upon your written or oral request to:

Corporate Secretary

The Mosaic Company

12800 Whitewater Drive, Suite 200

Minnetonka, Minnesota 55343

Telephone: (952) 984-0316

Any statement contained in a document incorporated by reference or deemed to be incorporated in this document by reference will be deemed modified or superseded for purposes of this prospectus to the extent that a statement contained in this document or any other subsequently filed document that is deemed to be incorporated in this document by reference modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

IMC has supplied all information contained in this document relating to IMC and PLP, and Cargill or Mosaic has supplied all information contained in this document relating to Cargill, Mosaic Fertilizer, Mosaic Crop Nutrition and the Cargill Fertilizer Businesses.

None of IMC, PLP, Mosaic, Mosaic Fertilizer, Mosaic Crop Nutrition, Cargill, the Solicitation Agent or the Information Agent have authorized anyone to give any information or make any representation about the consent solicitation, the Guarantees, the Cargill transactions or the PLP merger transaction that is different from, or in addition to, the information contained in this prospectus or in any of the materials incorporated by reference into this prospectus. Therefore, if anyone does give you information of this sort, you are cautioned not to rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this prospectus are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this prospectus does not extend to you. The information contained in this prospectus speaks only as of the date of this document unless the information specifically indicates that another date applies.

F-i

F-ii

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

The Mosaic Company (formerly known as Global Nutrition Solutions, Inc.):

We have audited the accompanying consolidated balance sheet of The Mosaic Company (the Company) as of May 31, 2004. This consolidated balance sheet is the responsibility of the Company’s management. Our responsibility is to express an opinion on this consolidated balance sheet based on our audit.

We conducted our audit in accordance with the Standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated balance sheet referred to above presents fairly, in all material respects, the financial position of The Mosaic Company as of May 31, 2004, in conformity with U.S. generally accepted accounting principles.

/s/    KPMG LLP

Minneapolis, Minnesota

August 6, 2004

The Mosaic Company

Consolidated Balance Sheet

At May 31, 2004
ASSETS
Cash	$10

TOTAL ASSETS	$10

STOCKHOLDERS’ EQUITY
Common Stock - 1,000 shares authorized, issued and outstanding at $.01 par value	$10

TOTAL STOCKHOLDERS’ EQUITY	$10

The accompanying note is an integral part of the consolidated balance sheet.

The Mosaic Company

NOTE TO CONSOLIDATED BALANCE SHEET

Basis of Presentation

The Mosaic Company (formerly known as Global Nutrition Solutions, Inc.) (the Company) was incorporated in the state of Delaware on January 23, 2004. The Company has two stockholders, Cargill, Inc. (Cargill) and IMC Global Inc. (IMC). Cargill holds 665 shares and IMC holds 335 shares. The Company was formed in connection with the anticipated merger of the Cargill Fertilizer Businesses with IMC.

The Company has a wholly owned subsidiary—GNS Acquisition Corp. At the effective date of the merger, GNS Acquisition Corp. would merge with and into IMC, at which point GNS Acquisition Corp. would no longer exist as a separate corporate entity, and the Company’s only wholly owned subsidiary would be IMC.

Also, at that time, each outstanding share of IMC common stock would be converted into one share of the Company’s common stock. This action will necessitate the authorization of additional common shares of the Company before the merger takes place.

The consolidated balance sheet includes the accounts of the Company and its wholly owned subsidiary. Other than its formation, the Company and its subsidiary have not conducted any activities.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the consolidated balance sheet. Actual results could differ from these estimates.

The Company has had no activity through May 31, 2004.

The Mosaic Company

Consolidated Balance Sheet

(unaudited)

At August 31, 2004
ASSETS
Cash	$10

TOTAL ASSETS	$10

STOCKHOLDERS’ EQUITY
Common Stock - 1,000 shares authorized, issued and outstanding at $.01 par value	$10

TOTAL STOCKHOLDERS’ EQUITY	$10

The accompanying note is an integral part of the consolidated balance sheet.

The Mosaic Company

NOTE TO CONSOLIDATED BALANCE SHEET

(unaudited)

Basis of Presentation

The Mosaic Company (formerly known as Global Nutrition Solutions, Inc.) (“Mosaic”) was incorporated in the state of Delaware on January 23, 2004. Prior to the consummation of the Cargill merger described below, Mosaic had two stockholders, Cargill, Inc. (“Cargill”) and IMC Global Inc. (“IMC”). Cargill held 665 shares and IMC held 335 shares. Mosaic was formed in connection with the anticipated merger of the Cargill Fertilizer Businesses with IMC.

On October 22, 2004, pursuant to the Agreement and Plan of Merger and Contribution dated as of January 26, 2004, by and among IMC Global Inc. (now known as Mosaic Global Holdings Inc.), Global Nutrition Solutions, Inc. (now known as The Mosaic Company), GNS Acquisition Corp., Cargill and Cargill Fertilizer, Inc., as amended by Amendment No. 1 to Agreement and Plan of Merger and Contribution, dated as of June 15, 2004, and as subsequently amended by Amendment No. 2 to Agreement and Plan of Merger and Contribution, dated as of October 18, 2004 (the “Merger and Contribution Agreement”), (i) GNS Acquisition Corp., a wholly owned subsidiary of Mosaic, merged with and into IMC (the “Merger”), with IMC surviving the Merger and (ii) Cargill and certain of its affiliates (the “Cargill Contributing Corporations”) contributed equity interests in certain entities owning all or substantially all of Cargill’s fertilizer businesses (the “Contribution” and, together with the Merger, the “Cargill Transactions”). At the effective time of the Merger, IMC’s corporate name was changed from IMC Global Inc. to Mosaic Global Holdings Inc.

Pursuant to the Merger, each outstanding share of IMC’s common stock, par value $1.00 per share, was converted into and became the right to receive one share of common stock, par value $.01 per share, of Mosaic (“Mosaic Common Stock”). In addition, in the Merger, each outstanding share of IMC’s 7.50% Mandatory Convertible Preferred Shares, par value $1.00 per share, was converted into and became the right to receive one share of Mosaic’s 7.50% Mandatory Convertible Preferred Shares, par value $.01 per share. As consideration for the Contribution, the Cargill Contributing Corporations received shares of Mosaic Common Stock representing approximately 66.5% of the outstanding shares of Mosaic Common Stock (after giving effect to the Cargill Transactions), in addition to 5,458,955 shares of Mosaic’s Class B common stock, par value $.01 per share. Immediately following the consummation of the Cargill Transactions, the former holders of IMC’s Common Stock owned approximately 33.5% of the outstanding shares of Mosaic Common Stock.

In connection with the execution of the Merger and Contribution Agreement, Cargill and Mosaic also entered into an Investor Rights Agreement, dated as of January 26, 2004 (the “Investor Rights Agreement”), which was amended on October 22, 2004 to add as parties thereto the Cargill Contributing Corporations other than Cargill. The Investor Rights Agreement provides for, among other things, Cargill and IMC to designate seven and four director nominees, respectively, with respect to each election of Mosaic’s board of directors during the four-year period following completion of the Cargill Transactions.

Mosaic previously had a wholly owned subsidiary—GNS Acquisition Corp. As described above, on October 22, 2004, GNS Acquisition Corp. merged with and into IMC, at which point GNS Acquisition Corp. ceased to exist as a separate corporate entity, and Mosaic’s only wholly owned subsidiaries became IMC, Mosaic Fertilizer, LLC, Mosaic Crop Nutrition, LLC and various entities owning all or substantially all of the other former Cargill fertilizer businesses.

Also, at that time, each outstanding share of IMC common stock was converted into one share of Mosaic Common Stock. This action necessitated the authorization of additional common shares of Mosaic.

The consolidated balance sheet includes the accounts of Mosaic and its wholly owned subsidiary.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the consolidated balance sheet. Actual results could differ from these estimates.

Mosaic has had no activity through August 31, 2004.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Cargill, Incorporated:

We have audited the accompanying consolidated balance sheets of the Cargill Fertilizer Businesses (the Company) as of May 31, 2004 and 2003, and the related consolidated statements of operations, cash flows, and stockholder’s equity for each of the years in the three-year period ended May 31, 2004. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the Standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Cargill Fertilizer Businesses as of May 31, 2004 and 2003, and the results of their operations and their cash flows for each of the years in the three-year period ended May 31, 2004, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 1 (p) to the consolidated financial statements, in June of 2003, the Company changed its method of accounting for asset retirement obligations to adopt the provisions of the Financial Accounting Standards Board’s Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations.”

/s/ KPMG LLP

Minneapolis, Minnesota

August 6, 2004

Cargill Fertilizer Businesses

Consolidated Balance Sheets

	At May 31
	2004	2003
	(in thousands)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$10,070	7,781
Short-term investments	121	1,150
Accounts receivable less allowances of $5,785 and $8,858	199,404	157,953
Trade accounts receivable due from Cargill, Inc. and affiliates	32,902	19,614
Inventories	343,490	305,238
Vendor prepayments	28,742	9,159
Other current assets	39,242	33,018

TOTAL CURRENT ASSETS	653,971	533,913
OTHER ASSETS
Investments in nonconsolidated companies	259,123	260,334
Note receivable from Saskferco	27,216	—
Other	23,534	25,091
PROPERTY
Property, plant and equipment	1,495,701	1,417,325
Construction in progress	159,932	77,077

	1,655,633	1,494,402
Less accumulated depreciation and amortization	763,496	714,493

NET PROPERTY	892,137	779,909

TOTAL ASSETS	$1,855,981	1,599,247

LIABILITIES AND STOCKHOLDER’S EQUITY
CURRENT LIABILITIES
Current portion of long-term debt	$9,756	8,277
Accounts payable	90,764	67,083
Trade accounts payable due to Cargill, Inc. and affiliates	20,543	16,444
Customer prepayments	26,474	13,718
Accrued expenses	80,500	74,670
Accrued income taxes	22,071	2,142
Due to Cargill, Inc. and affiliates	202,915	217,379

TOTAL CURRENT LIABILITIES	453,023	399,713
OTHER LIABILITIES
Long-term debt	32,624	49,229
Due to Cargill, Inc. and affiliates	306,581	315,167
Deferred income taxes	84,771	70,412
Deferred asset retirement obligations	98,177	67,017
Other deferred liabilities	40,158	43,619

TOTAL LIABILITIES	1,015,334	945,157
MINORITY INTERESTS IN SUBSIDIARIES	7,639	4,616
STOCKHOLDER’S EQUITY
Equity	946,786	746,887
Accumulated other comprehensive income	(113,778)	(97,413)

TOTAL STOCKHOLDER’S EQUITY	833,008	649,474

TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	$1,855,981	1,599,247

The accompanying notes are an integral part of the consolidated financial statements.

Cargill Fertilizer Businesses

Consolidated Statements of Operations

	Year Ended May 31
	2004	2003	2002
	(in thousands)
Net sales	$2,373,983	1,662,670	1,508,912
Cost of sales	2,191,908	1,525,512	1,335,759

Gross profit	182,075	137,158	173,153
Selling, general and administrative expenses	100,102	87,629	95,836
(Gain)/loss on sale of assets	717	(902)	3,629

Operating earnings	81,256	50,431	73,688
Interest on external debt	8,838	13,210	12,020
Interest on debt with Cargill, Inc. and affiliates	20,326	28,010	30,847
Foreign currency (gains) losses	3,648	(946)	4,414
Other expense, net	3,811	3,118	3,049

Earnings from continuing operations of consolidated companies before income taxes	44,633	7,039	23,358
Income tax expense (benefit)	3,816	(3,863)	(1,444)

Net earnings from continuing operations of consolidated companies	40,817	10,902	24,802
Equity in net earnings of nonconsolidated companies	35,839	25,667	8,225
Minority interests in net (earnings) losses of consolidated companies	(1,453)	2,516	144

Net earnings from continuing operations	75,203	39,085	33,171
Discontinued operations, net of income taxes	—	520	2,000

NET EARNINGS	$75,203	39,605	35,171

The accompanying notes are an integral part of the consolidated financial statements.

Cargill Fertilizer Businesses

Consolidated Statements of Cash Flows

	Year Ended May 31
	2004	2003	2002
	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings	$75,203	39,605	35,171
Minority interests in net earnings (losses) of consolidated companies	1,453	(2,516)	(144)
Noncash items included in earnings:
Equity in net earnings of nonconsolidated companies, net of dividends	1,085	(14,911)	(5,808)
Depreciation and amortization of property	104,636	87,850	77,870
(Recoveries) provision for losses on accounts receivable	(3,073)	(3,823)	5,309
Earnings of discontinued operations, net of tax	—	(520)	(2,000)
Deferred income taxes	13,581	14,317	10,355
Changes in current assets and liabilities, excluding effect of acquisitions:
(Increase) decrease in accounts receivable	(38,378)	9,562	(34,896)
(Increase) decrease in inventories	(38,252)	(71,125)	8,116
(Increase) decrease in trade receivable/payable with Cargill, Inc. and affiliates	(9,189)	(16,619)	9,558
Increase in accounts payable and accrued expenses	19,180	13,088	27,899
Increase (decrease) in other current assets and liabilities	9,020	(18,030)	25,058
Increase (decrease) in deferred asset retirement obligations	(9,489)	2,292	5,225
Other, net	(1,504)	(390)	(19,791)

Net cash provided by operating activities, excluding effect of acquisitions	124,273	38,780	141,922

CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property	(162,071)	(119,366)	(89,345)
Investments in businesses acquired	(16,060)	(119,905)	—
Purchase of minority interests	(13,164)	—	—
Investments in note of Saskferco	(27,216)	—	—
Investments in nonconsolidated companies	(141)	(10,170)	(11,619)
Net proceeds from property and business disposals	1,948	4,393	2,656
Other, net	(472)	(348)	(70)

Net cash used by investing activities	(217,176)	(245,396)	(98,378)

CASH FLOWS FROM FINANCING ACTIVITIES
Net proceeds from (payments on) due to Cargill, Inc. and affiliates	(23,050)	79,019	(41,056)
Payments on long-term debt	(17,043)	(15,656)	(55,976)
Proceeds from long-term debt	10,811	13,734	40,905
Net contributions from Cargill, Inc.	124,696	120,834	11,431
Other, net	(222)	(748)	(28)

Net cash provided (used) by financing activities	95,192	197,183	(44,724)

Net cash provided by discontinued operations	—	8,244	2,560

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	2,289	(1,189)	1,380
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	7,781	8,970	7,590

CASH AND CASH EQUIVALENTS AT END OF YEAR	$10,070	7,781	8,970

The accompanying notes are an integral part of the consolidated financial statements.

Cargill Fertilizer Businesses

Consolidated Statements of Stockholder’s Equity

(in thousands)

Balance at May 31, 2001	$538,586

Comprehensive loss:
Net earnings	35,171
Other comprehensive income:
Foreign currency translation adjustments	(61,193)
Unrealized loss on cash flow hedges	(126)

Other comprehensive loss	(61,319)

Comprehensive loss	(26,148)

Net contributions from Cargill, Inc.	11,431

Balance at May 31, 2002	523,869

Comprehensive income:
Net earnings	39,605
Other comprehensive income:
Foreign currency translation adjustments	(35,234)
Unrealized gain on cash flow hedges	400

Other comprehensive loss	(34,834)

Comprehensive income	4,771

Net contributions from Cargill, Inc.	120,834

Balance at May 31, 2003	649,474
Comprehensive income:
Net earnings	75,203
Other comprehensive income:
Foreign currency translation adjustments	(15,997)
Unrealized loss on cash flow hedges	(368)

Other comprehensive loss	(16,365)

Comprehensive income	58,838

Net contributions from Cargill, Inc.	124,696

Balance at May 31, 2004	$833,008

The accompanying notes are an integral part of the consolidated financial statements.

Cargill Fertilizer Businesses

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) Summary of Significant Accounting Policies

(a) Organization and Nature of Business

Cargill Fertilizer Businesses (the Company) are comprised of wholly and majority owned subsidiaries of Cargill, Inc. (Cargill), divisions of Cargill, Inc. and subsidiaries, and investments accounted for by the equity method. The Company is organized into the following four business units, which are engaged in phosphate production and the blending and global distribution of fertilizer products:

Cargill Phosphate Production operates mines and processing plants in Florida, which produce phosphate fertilizer and feed phosphate.

Cargill Fertilizantes, SA, is a leading producer and distributor of bulk and bag blended fertilizers in Brazil. It has blending plants that produce blended fertilizer and feed phosphate, a plant that granulates single super phosphate, and a port terminal. It also is a minority owner of Fertifos/Fosfertil, which operates phosphate and nitrogen chemical plants in Brazil.

Saskferco is a 50% owned joint venture between the Company and Investment Saskatchewan, Inc. of Saskatchewan accounted for by the equity method, and is located in Saskatchewan, Canada. It produces granular urea and anhydrous ammonia for shipment to nitrogen fertilizer customers in western Canada and the northern tier of the United States.

Cargill Crop Nutrition markets fertilizer products and services to wholesalers, cooperatives, independent retailers and agents and other agricultural customers that, in turn, market these products and services to agricultural producers around the world. It operates fertilizer blending and bagging facilities, port terminals and warehouses in nine countries, and maintains a sales presence in six more countries in North and South America, Europe and Asia.

(b) Statement Presentation

The accompanying consolidated financial statements have been prepared on the accrual basis of accounting. These financial statements do not necessarily reflect the financial position and results of operations of the Company in the future or what the financial position and results of operations would have been had the Company been an independent entity during the periods presented. Certain costs are charged to the Company by Cargill, Inc. and subsidiaries and are generally based on proportional allocations and in certain circumstances based on specific identification of applicable costs which management believes is reasonable (see note 9). Proportional allocation of costs effectively allocates cost among Cargill’s operating units based on each operating units usage of the related goods or service, which method of allocating expenses management believes is reasonable. It is not practicable to estimate what the expenses would have been on a stand-alone basis. Certain comparative amounts of prior years have been reclassified to conform with the presentation in the current year.

(c) Basis of Consolidation

The accompanying consolidated financial statements include the accounts of the Cargill Fertilizer Businesses. Investments in companies where the Company does not have control, but has the ability to exercise significant influence (generally 20-50% ownership), are accounted for by the equity method. Other investments where the Company is unable to exercise significant influence over operating and financial decisions are accounted for at cost.

Cargill Fertilizer Businesses

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(d) Revenue Recognition

The Company recognizes revenue when it is realized or realizable and earned. Revenue is generally realized or realizable and earned when all of the following criteria are met: (i) persuasive evidence of an arrangement exists; (ii) delivery has occurred or services have been rendered; (iii) the seller’s price to the buyer is fixed and determinable; and (iv) collectibility is reasonably assured. This occurs upon transfer of title to the customer, which is generally at the time the product is shipped. For certain export shipments, transfer of title occurs outside the United States. Net sales includes adjustments for returns and allowances, rebates and quality adjustments.

(e) Income Taxes

Cargill, Incorporated and substantially all of its domestic subsidiaries are members of a group which files a consolidated federal income tax return. Federal income taxes or tax benefits are allocated to each company on the basis of its individual taxable income or loss and tax credits included in the return. Deferred income taxes are recognized for temporary differences between income for financial reporting purposes and income for tax purposes. A valuation allowance is recognized against any portion of deferred tax assets when realization of the deferred tax asset is not considered more likely than not.

(f) Foreign Currency Translation

Gains and losses resulting from translating the financial statements of foreign subsidiaries, whose functional currency is the local currency, at the current rate are included directly in other comprehensive income. Translation gains and losses of foreign subsidiaries where the U.S. dollar is the functional currency are included in net earnings currently.

(g) Cash and Cash Equivalents

Cash equivalents consist of short-term, highly liquid investments with original maturities of 90 days or less.

(h) Short-Term Investments

Short-term investments include highly liquid investments with original maturities greater than 90 days, but less than one year.

(i) Vendor Prepayments and Customer Prepayments

Customer prepayments and vendor prepayments are made prior to the underlying sale or purchase transaction. Customer prepayments are recognized into income when the risk and title of the fertilizer product is transferred to the customer, which generally occurs at the time of shipment.

(j) Inventories

Inventories are stated at the lower of cost or market. Cost includes materials and production labor and overhead, and is determined on a last-in, first-out (LIFO) basis for the Phosphate Production business unit and weighted average cost for the remaining business units.

Cargill Fertilizer Businesses

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(k) Recoverability of Long-Lived Assets

The Company periodically evaluates the carrying value of long-lived assets when events and circumstances indicate the carrying value may not be recoverable. Once an indication of a potential impairment exists, recoverability of the respective assets is determined by comparing the forecasted undiscounted net cash flows of the operation to which the assets relate, to the carrying amount of such operation. If the carrying value is considered impaired, a loss is recognized based on the amount by which the carrying value exceeds fair market value.

(l) Property, Plant and Equipment

Property, plant and equipment are stated at cost. Depletion expenses for mining operations, including mineral reserves, are determined using the units-of-production method based on estimates of recoverable reserves. Recoverable reserves are the estimated proven and probable quantities of mineable phosphate mineral reserves, based upon a third-party appraisal of those reserves. Repairs and maintenance costs are expensed when incurred. Depreciation is computed principally using the straight-line method over the following useful lives:

Buildings	8–40 years
Machinery and equipment	4–20 years
Land improvements	12–40 years

The only costs capitalized and presented as mineral reserves are the result of acquisitions. All exploration and development costs are expensed as incurred.

(m) Environmental Costs

Provisions for estimated costs are recorded on a discounted basis when environmental remedial efforts are probable and the costs can be reasonably estimated. In determining the provisions, the Company uses the most current information available, including similar past experiences, available technology, regulations in effect, the timing of remediation and cost-sharing arrangements.

(n) Accounting Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(o) Derivative and Hedging Activities

The Company utilizes various types of derivative products (principally options, futures and currency swaps) to hedge currency and raw material cost risks arising from certain of its assets and liabilities. Currency risk is primarily managed on a consolidated basis by Cargill, Inc. The Company recognizes all derivative instruments in the balance sheet at fair value, with changes in such fair values recognized immediately in earnings unless specific hedging criteria are met. Effective changes in the fair value of derivatives designated as cash flow hedges are recorded in accumulated other comprehensive income. Amounts are reclassified from accumulated other comprehensive income

Cargill Fertilizer Businesses

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

when the underlying hedged item impacts net earnings and all ineffective changes in fair value are recorded currently in net earnings.

(p) Recently Issued Accounting Guidance

In June of 2003, the company adopted SFAS No. 143, Accounting for Asset Retirement Obligations. Under the new rules, legal obligations associated with the retirement of long-lived assets are required to be recognized at their fair value at the time that the obligations are incurred. Upon initial recognition of a liability, that cost is capitalized as part of the related long-lived asset and depreciated on a straight-line basis over the remaining estimated useful life of the related asset. Accretion expense in connection with the discounted liability is also recognized over the remaining useful life of the related asset. Upon adoption, the Company had the following legal obligations: (i) as a condition to receive permits for the mining of phosphate rock reserves, the Company must reclaim lands disturbed by mining; (ii) acidic water in the Phosphogypsum stack (Gypstack) ponds and pores must be treated to neutralize the acidity and (iii) Gypstacks at Cargill Fertilizer’s Florida facilities must be closed and monitored at the end of their useful lives. The estimated liability for these legal obligations is based on the estimated cost to satisfy the above obligations and then discounted using a credit-adjusted risk-free rate.

The adoption of SFAS No. 143, on June 1, 2003, resulted in an increase in net property, plant and equipment of $24.9 million, recognition of an additional deferred asset retirement obligation liability of $25.0 million, and a cumulative effect of a change in accounting principle that decreased the net earnings and stockholders’ equity by $40,000.

If SFAS No. 143 had been applied in the prior years, the Company’s liability would have been $92.1 million and $65.9 million as of May 31, 2003 and 2002, respectively. The Company’s net earnings would have increased (decreased) by $0.6 million and ($0.8) million for the years ended May 31, 2003 and 2002, respectively.

A reconciliation of the Company’s liability as of May 31, 2004 is as follows (in millions):

Upon adoption on June 1, 2003	$92.1
Liability incurred	9.3
Liability settled	(8.6)
Accretion expense	5.4

Ending balance	$98.2

In January 2003, the FASB issued Interpretation (FIN) No. 46 (revised December 2003), Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin No. 51, which is effective for the Company June 1, 2005. FIN No. 46 defines variable interest entities (VIEs) and provides guidance on when VIEs should be consolidated. The Company does not expect that the adoption of FIN No. 46 will have a material effect on the consolidated financial statements.

Cargill Fertilizer Businesses

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(2) Foreign Operations

The following summarizes amounts included in the accompanying consolidated financial statements for operations located outside the U.S., before elimination of intercompany accounts with domestic companies.

	2004	2003
	(in thousands)
Working capital	$122,702	93,178
Net other assets	217,350	167,969

	340,052	261,147
Less minority interests	7,639	4,616

Net assets	$332,413	256,531

Net earnings	$55,817	39,083

(3) Inventories

The components of inventories are as follows:

	2004	2003
	(in thousands)
Raw materials	$147,363	124,644
Work in process	23,085	17,725
Finished goods	136,390	129,897
Spare parts	34,144	29,788
Supplies	2,508	3,184

Total	$343,490	305,238

Phosphate production inventories of $141,399,000 and $136,624,000 at May 31, 2004 and 2003, respectively, were valued using the last-in-first-out (LIFO) method. Inventories would have been $14,466,000 and $18,952,000 higher at May 31, 2004, and 2003, respectively, had the Company valued its LIFO inventories using the first-in, first-out method. During 2003, inventory quantities were reduced. These reductions resulted in a liquidation of LIFO inventory quantities carried at lower costs prevailing in prior years as compared with the cost of 2003 purchases. As a result, cost of sales was reduced by $12,166,000, and net earnings increased by $7,908,000.

Cargill Fertilizer Businesses

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(4) Investments in Nonconsolidated Companies

Cargill Fertilizantes Brazil is a 33.4% minority owner of Fertifos, which owns 55.6% of Fosfertil. Fosfertil operates phosphate and nitrogen chemical plants in Brazil. Saskferco is a 50% owned joint venture between Cargill and Investment Saskatchewan, Inc., and is located in Saskatchewan, Canada. The summarized financial information shown below includes all nonconsolidated companies carried on the equity method.

	2004
	Fertifos	Saskferco	Other	Total
	(in thousands)
Net sales	$674,051	224,284	177,241	1,073,576
Net earnings	54,416	24,339	17,040	95,795
Equity in net earnings	18,157	12,122	5,560	35,839
Cash	141,898	741	20,810	163,449
Accounts receivable	29,959	16,352	15,546	61,857
Inventories	125,920	30,511	8,130	164,561
Investments	—	77,686	6,670	84,356
Other assets	101,594	4,605	5,617	111,816
Property, plant and equipment	318,640	256,320	113,118	688,078

Total assets	718,011	386,215	169,891	1,274,117

Debt obligations	209,157	142,107	53,034	404,298
Other liabilities	269,548	94,788	28,230	392,566

Net assets	$239,306	149,320	88,627	477,253

Equity in net assets	$137,974	75,103	46,046	259,123

	2003
	Fertifos	Saskferco	Other	Total
	(in thousands)
Net sales	$585,228	195,765	95,197	876,190
Net earnings	51,586	14,752	3,609	69,947
Equity in net earnings	17,161	7,333	1,173	25,667
Cash	153,779	1,353	14,567	169,699
Accounts receivable	32,376	23,360	10,743	66,479
Inventories	52,852	14,374	4,951	72,177
Investments	—	90,553	—	90,553
Other assets	85,260	4,186	1,773	91,219
Property, plant and equipment	331,188	253,973	35,619	620,780

Total assets	655,455	387,799	67,653	1,110,907

Debt obligations	208,866	112,277	56,304	377,447
Other liabilities	233,330	93,398	18,439	345,167

Net assets	$213,259	182,124	(7,090)	388,293

Equity in net assets	$129,031	91,830	39,473	260,334

	2002
	Fertifos	Saskferco	Other	Total
	(in thousands)
Net sales	$512,328	173,225	41,635	727,188
Net earnings	32,144	210	2,864	35,218
Equity in net earnings	7,161	220	844	8,225

Cargill Fertilizer Businesses

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(5) Property

The components of property are summarized below:

	2004	2003
	(in thousands)
Property, plant and equipment at cost:
Land	$88,956	75,379
Mineral reserves	48,201	39,613
Buildings and land improvements	372,957	325,272
Machinery and equipment	953,419	943,406
Vessels and vehicles	32,168	33,655

	$1,495,701	1,417,325

Capitalized interest on major construction projects was $509,000, $530,000, and $714,000 during the years ended May 31, 2004, 2003, and 2002, respectively.

(6) Long-term Debt

Long-term debt consists of the following:

	2004	2003
	(in thousands)
Industrial Development Revenue Bond
5.5%, due 2009	$13,800	13,800
Promissory Note
8.25%, due in installments through 2006	7	9
Fixed Asset Financing
LIBOR (a) + 1.5%, due in installments through 2005	706	1,411
Variable interest rate indexed to BNDES (d) plus 4.0%, due in installments through 2008	322	—
Variable interest rate indexed to IGPM (b) plus 6.5%, due in installments through 2006	15,112	21,239
Variable interest rate indexed to TJLP (c) plus 9.1%, due in installments through 2006	1,955	2,826
Variable interest rate indexed to TJLP (c) plus 9.8%, due in installments through 2008	352	300
Variable interest rate indexed to TJLP (c) plus 10.0%, due in installments through 2008	1,372	667
Variable interest rate indexed to TJLP (c) plus 10.0%, due in installments through 2009	1,484	—
8.0%, due in installments through 2010	3,781	6,756
Variable interest rate indexed to TJLP (c) plus 10.5%, due in installments through 2009	3,489	4,262
12.0%, due 2010	—	6,236

	42,380	57,506
Less current portion	9,756	8,277

	$32,624	49,229

Cargill Fertilizer Businesses

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Annual maturities of long-term debt are: $8,463,000 in 2006, $5,137,000 in 2007, $1,505,000 in 2008, $895,000 in 2009, and $16,624,000 thereafter. The fair value of long-term debt including the current portion at May 31, 2004 and 2003 was $32,134,000 and $51,675,000, respectively. Interest paid on long-term debt for the years ended May 31, 2004, 2003, and 2002 was $8,210,000, $14,972,000, and $11,158,000, respectively.

(a)—LIBOR as of May 31, 2004 and 2003 was 1.58% and 1.22% respectively.

(b)—IGPM is a Brazilian inflation index published by Fundacao Getulio Vargas. The rate at May 31, 2004 and 2003 was 7.03% and 31.51%, respectively.

(c)—TJLP is a long-term interest rate set by the Brazilian Central Bank. The rate at May 31, 2004 and 2003 was 3.54% and 5.66%, respectively.

(d)—BNDES reflects the weighted average of the exchange variations amongst the currencies in the BNDES (Brazilian Development Bank) Currency Basket. The rate at May 31, 2004 was 6.60%.

(7) Lease Commitments

The Company has operating leases for plant equipment, real property, rail and other transportation equipment. Rental expenses incurred in connection with these leases were $24,260,000, $19,371,000, and $16,949,000 for the years ended May 31, 2004, 2003, and 2002, respectively, of which $228,000, $251,000, and $1,296,000, respectively, was paid to Cargill, Inc. and affiliates. The future minimum lease commitments as of May 31, 2004 are as follows:

(in thousands)
Year ending May 31:
2005	$4,100
2006	3,342
2007	2,153
2008	1,596
2009	795
Later years	8,319

$20,305

(8) Income Taxes

U.S. and foreign income tax expense (benefit) is made up of the following components:

	2004	2003	2002
	(in thousands)
United States, primarily Federal:
Current	$(13,586)	(15,573)	(6,362)
Deferred	6,492	9,296	3,371
Foreign:
Current	3,821	(2,607)	(5,437)
Deferred	7,089	5,021	6,984

	$3,816	(3,863)	(1,444)

Cargill Fertilizer Businesses

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The effective tax rate is different from the statutory U.S. Federal income tax rate for the following reasons:

	2004	2003	2002
U.S. statutory rate	35.0%	35.0%	35.0%
Impact of foreign operations	21.4	(93.0)	(24.4)
Change in valuation allowance	(26.9)	121.1	18.4
Extraterritorial benefit/Foreign Sales Corporation	(2.7)	—	(10.2)
Tax benefit due to sale of Lifosa	—	(63.8)	—
Depletion	(19.3)	(53.7)	(23.3)
Other	1.0	(0.5)	(1.7)

	8.5%	(54.9)%	(6.2)%

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities are presented below:

	2004	2003
	(in thousands)
Deferred tax liabilities:
Depreciation and amortization	$66,301	56,472
Other	18,470	13,940

Total deferred tax liabilities	84,771	70,412

Deferred tax assets:
Accruals	26,112	27,287
Tax loss carryforwards and credits	6,438	16,381

Total deferred tax assets	32,550	43,668
Valuation allowance	(3,274)	(16,645)

Total deferred tax assets	29,276	27,023

Net deferred tax liability	$55,495	43,389

At May 31, 2004, the Company has tax loss carryforwards of approximately $19,080,000. Of the total tax loss carryforwards, approximately $1,363,000 expires in various years through 2013 and $17,717,000 is available indefinitely. A valuation allowance has been recognized against a portion of the deferred tax asset because realization of the entire deferred tax asset is not considered more likely than not. A net tax benefit of $11,995,000 was realized during the year ended May 31, 2004, primarily resulting from utilizations of tax loss carryforwards. Management believes it is more likely than not that the remaining net deferred tax asset will be realized. Cash paid/(refunds received) for income taxes was ($16,684,000), $221,000, $600,000 during the years ended May 31, 2004, 2003, and 2002, respectively.

(9) Related-party Transactions

Costs are allocated to the Company by Cargill, Inc. and affiliates for corporate services such as technical and administrative services, warehousing, brokerage and commission, insurance, and pension and postretirement expenses. Such costs aggregated $27,352,000, $22,800,000 and $22,744,000 for the years ended May 31, 2004, 2003 and 2002, respectively.

Cargill Fertilizer Businesses

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Cargill, Inc. also allocates certain insurance and employee benefit reserves to the Company based on estimates of the portion of its total reserves that relate to the Company’s operations. Accrued expenses includes allocations from Cargill, Inc. for worker’s compensation and other casualty claims, health and dental claims, and certain other self-insured risks totaling $5,327,000 and $5,734,000 as of May 31, 2004 and 2003, respectively. Other deferred liabilities (within long-term liabilities) includes allocations from Cargill, Inc. for postretirement health care reserves of $11,571,000 and $11,161,000 as of May 31, 2004 and 2003, respectively. Other current assets include an allocation from Cargill, Inc. of a prepaid pension asset of $20,660,000 and $17,190,000 as of May 31, 2004 and 2003, respectively.

The amount due to Cargill, Inc. and affiliates bears interest at variable rates. The long-term weighted average interest rate charged on the balances was 6.0% and 6.8% at May 31, 2004 and 2003, respectively. The long-term amounts due to Cargill are not subject to specific payment terms and will not be due within 12 months subsequent to May 31, 2004. The short-term weighted average interest rate charged to the balances was 1.2% and 1.4% at May 31, 2004 and 2003, respectively. Interest paid during the years ended May 31, 2004, 2003 and 2002 on the amount due to Cargill, Inc. and affiliates was $20,326,000, $28,010,000 and $30,847,000, respectively.

Sales to Cargill, Inc. and its affiliates totaled $175,814,000, $84,890,000 and $117,788,000 in 2004, 2003, and 2002, respectively. Sales to Cargill, Inc. are at prevailing market prices. Purchases from Cargill, Inc. and affiliates during the years ended May 31, 2004, 2003, and 2002 totaled $51,035,000, $18,594,000, and $20,188,000, respectively.

As a part of the exclusive agreement to market Saskferco’s products in North America, the Cargill Fertilizer Businesses guarantee the collection of all trade receivables from Saskferco’s customers. Historical losses on these receivables have been minimal and the Company records a reserve for anticipated losses as necessary.

On May 28, 2004, Saskferco paid a $27,216,000 cash dividend on the Class A shares held by the Company. In conjunction with that transaction, the Company invested the same amount in a long-term subordinated note due from Saskferco on June 1, 2014. The note is subordinate in right of payment to the secured debt of Saskferco and bears interest at the CDOR Rate plus 2%. The CDOR Rate is defined as the average rate for Canadian Dollar bankers’ acceptances with a term of 90 days per Reuters “Canadian Interbank Bid BA Rates”, and was 2.1% at May 31, 2004.

Cargill Fertilizer Businesses

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(10) Acquisitions, Disposals and Discontinued Operations

During the year ended May 31, 2004, the Company acquired a phosphate mine in Florida (mine acquisition). The acquisition during the year ended May 31, 2003 was a phosphate mine and production facility in Florida (phosphate acquisition). The operating results of the businesses acquired are included in the consolidated statements of operations from the date of the acquisitions, which were March 19, 2004 and November 6, 2002, respectively. A summary of the fair values of assets acquired and liabilities assumed at the date of acquisition is as follows:

	2004	2003
	(in thousands)
Inventory	$—	10,036
Property, plant and equipment	25,945	129,905
Deferred asset retirement obligations	(4,485)	(10,036)

Total purchase price	$21,460	129,905

The mine acquisition consisted of $16,060,000 in cash and $5,400,000 in deferred payments, due in four annual installments of $1,350,000 starting on the first anniversary of the March 19, 2004 closing date.

During the year ended May 31, 2004, the Company also acquired the remaining minority interest in Cargill Fertilizantes, SA for $13,164,000.

The phosphate acquisition included a holdback of $10 million, which is scheduled to be paid on May 6, 2005 after the Company assures that all conditions of the holdback agreement have been met by the seller. The holdback is currently expected to be paid in full and is financial security against breaches of representations, warranties and covenants made by the seller.

The unaudited pro forma results of operations for the year ended May 31, 2003 would have reflected net sales of $1,760,823,000 and net earnings of $43,273,000 for the Company assuming the phosphate acquisition had occurred on June 1, 2002. The unaudited pro forma results of operations is for informational purposes only and does not purport to represent what the Company’s results of operations would have been if the acquisition had actually occurred on that date. The March 19, 2004 mine acquisition is not currently an operating mine, therefore no pro forma results of operations are shown for the current and prior year for it. The Company does plan to operate this mine in the future.

During the year ended May 31, 2003, the Company disposed of its investment in Lifosa, a Lithuanian phosphate production company. The total gain on the sale was $1,493,000 and is recorded in (Gain)/loss on sale of assets in the consolidated statement of operations. A tax benefit of $4,494,000 was recorded on the disposal.

The Company sold its crop nutrition business in Colombia during the year ended May 31, 2003. Earnings on the business are reported as discontinued operations in the consolidated statement of operations. The gain on the sale of the business was $545,000, net of tax expense of $423,000. The loss on operations was $25,000, net of tax benefit of $20,000.

Cargill Fertilizer Businesses

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(11) Contingencies

(a) Environmental

The Company is required to comply with various environmental laws and regulations incidental to its normal business operations. The Company has reserved for future costs of remediation of identified issues. Additional costs for losses, which may be identified in the future, cannot be presently determined; however, management does not believe any such issues would materially affect the consolidated financial position or results of operations of the Company. The Company has a non-current liability of $98,177,000 and $67,017,000 at May 31, 2004, and 2003, respectively, for reclamation activities and phosphogypsum stack closure in its Florida phosphate operations.

Site restoration and reclamation costs of $41,477,000 and $46,169,000 have been accrued as of May 31, 2004 and 2003 for various sites. These amounts represent the Company’s current estimate of potential restoration and reclamation costs and are generally incurred over an extended period of time.

In Florida, regulations require companies to “cap” the gypsum stacks in order to reduce seepage into the groundwater when such stacks reach their design capacity. In addition to capping, regulations require post-closure monitoring of the stacks for an extended period. At May 31, 2004 and 2003, an amount of $56,700,000 and $20,848,000, respectively, was included in deferred asset retirement obligations for gypsum stack capping and post-closure monitoring.

The operations of the Cargill Fertilizer Businesses are subject to foreign, federal, state and local laws and regulations pertaining to the environment, among which are the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), the Toxic Substances Control Act, and various other foreign, federal and state statutes. Liability under these laws involves inherent uncertainties. Violations of environmental, health and safety laws are subject to civil, and, in some cases, criminal sanctions. Additionally, the facilities operated by the Cargill Fertilizer Businesses require operating permits that are subject to review by governmental agencies.

The Cargill Fertilizer Businesses have received notices from governmental agencies alleging that we are a potentially responsible party at certain sites under CERCLA or other environmental cleanup laws. The Cargill Fertilizer Businesses are aware of additional sites for which we may receive such notices in the future. Some of these sites may require the Cargill Fertilizer Businesses to expend significant amounts for cleanup costs. The remedial liability relating to these sites is not expected to have a material adverse effect on the business, financial condition or results of operations of the Cargill Fertilizer Businesses. As more information is obtained regarding these sites and the potentially responsible parties involved, this expectation could change.

(b) Guarantee

The Company is contingently liable for guaranteed obligations of certain Brazilian customers totaling $26,054,000 and $33,300,000 as of May 31, 2004 and 2003, respectively. Historical losses on these obligations have been minimal and the Company records a reserve for anticipated losses as necessary.

Cargill Fertilizer Businesses

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(c) Litigation

In December 2003, the Mulberry and Bartow Phosphate Production facilities in Florida were inspected by the United States Environmental Protection Agency (USEPA). Since the inspection, USEPA has requested additional information, under RCRA Section 3007, regarding the hazardous waste handling practices at each facility. Both facilities have provided detailed answers to those requests. Additionally, USEPA has provided an inspection report identifying certain potential violations at the Mulberry facility. USEPA has not provided an inspection report for the Bartow facility at this time. An official with the Florida Department of Environmental Protection has informally advised the Cargill Fertilizer Businesses that it was likely that USEPA would initiate a regulatory enforcement action against the Cargill Fertilizer Businesses for certain aspects of the facilities’ hazardous waste handling practices. Typically, these types of actions can result in a required modification of the Cargill Fertilizer Businesses’ waste handling procedures, the imposition of monetary penalties, or both.

The Cubatao Public Prosecution Office (Brazil), jointly with OIKOS – UNIÃO DOS DEFENSORES DA TERRA (Defenders of the Earth Union), filed a suit on January 15, 1986 against several companies, including a facility operated by the Cargill Fertilizer Businesses in the Cubatao valley in Brazil. The plaintiffs sought redress for the companies’ alleged continuous discharge of pollutants into the atmosphere, which they assert would have caused, among other damage, degradation and the perishing of a considerable part of the vegetation cover in the slopes of the Serra do Mar mountain range. Review of this matter by a court-appointed expert panel is pending with no set deadline.

The State of Paraná Public Prosecution Service has prepared penal charges against Fospar and former directors and employees of Fospar on April 10, 2003, alleging that they caused pollution by allowing rainwater to discharge solid residues of phosphatic rock from an outdoor storage area through a rainwater drainpipe into a mangrove area, thus causing contamination to an environmentally protected area. The alleged acts occurred in January 1999, prior to the Cargill Fertilizer Businesses’ acquisition of its interest in Fospar through the Fertiza acquisition which occurred in October 2000. Although it has been named in the charges, Fospar has not received a citation to date and is therefore not yet an official party to the proceeding. The Cargill Fertilizer Businesses are continuing to evaluate the matter.

On January 30, 2004, a lawsuit was filed in the Court of Chancery for New Castle County in Wilmington, Delaware by a common stockholder of IMC on behalf of a purported class of all stockholders of IMC. Named as defendants in the complaint are IMC, all members of IMC’s board of directors and Cargill. The plaintiff alleges, among other things, that the individual defendants breached their fiduciary duties of care and loyalty to IMC’s common stockholders by, among other things, failing to conduct an auction or otherwise checking the market value of IMC before voting to approve the merger and contribution agreement, and that the merger consideration to be received by the IMC common stockholders is inadequate because, among other things, it is less than the “intrinsic value” of the IMC common stock and it does not offer a premium to the IMC common stockholders. The lawsuit seeks, among other things, to enjoin or rescind the transactions or, alternatively, to recover unspecified damages and costs. The defendants have secured an extension of the time to answer or otherwise plead to the complaint.

On February 24, 2004, a second lawsuit, similar to the lawsuit described above, was filed in the Court of Chancery for New Castle County in Wilmington, Delaware. On March 17, 2004, the Court of Chancery consolidated these two lawsuits and named the complaint in the lawsuit described in the previous paragraph as the operative complaint for the consolidated lawsuit.

Cargill Fertilizer Businesses

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

An action was brought against Fospar, S.A. and the Brazilian Institute for the Environment and Renewable Natural Resources (“IBAMA”) by the Parana Public Prosecution Service in August 1999 seeking to cause Fospar to suspend any work or activities that might result in full or partial elimination of a mangrove swamp in the area of a proposed maritime terminal and bulk pier. The action also sought to void the existing environmental licenses and authorizations and sought redress of environmental damage. The court initially granted injunctive relief; however, the injunction was later cancelled. A second action was subsequently brought by the Parana Public Prosecution Service in October 1999 against Fospar and IBAMA seeking to enjoin Fospar from carrying out any work or activities relating to dredging or intervention in the marine ecosystem that could cause an adverse environmental impact on the estuary, and to void all environmental licenses and authorizations issued for the company in relation to the setup of the proposed maritime terminal and bulk pier. It also sought redress of environmental damage. No injunctive relief was granted because of the status of the first case filed in August.

Shortly after the cases were filed in 1999, a federal judge ordered an expert environmental investigation relating to both cases. The results of the investigation were issued in October 2003 and were favorable to Fospar. Fospar, therefore, expected a favorable result in both cases because, in addition to the favorable results of the expert investigation, the injunctive relief had been cancelled and the maritime terminal and bulk pier had been constructed in compliance with applicable laws, licenses, and authorizations and had commenced operations in February 2001.

In July 2004, the federal court issued a consolidated ruling unfavorable to the defendants, including Fospar, finding that the request for canceling the licenses and authorizations was partially valid. Fospar and IBAMA were ordered to jointly pay R$22,800 (approximately US$7,600) plus monetary correction of Brazilian currency and 6% interest from the date of the alleged violation. Additionally, Fospar was ordered to pay two percent of its annual revenues for the five year period of 2000-2004. If upheld, Fospar estimates the liability could range from approximately US$742,000 to US$1,091,000. Fospar is appealing the monetary aspects of the ruling and the Public Prosecution Service has filed an appeal requesting that the maritime terminal and bulk pier built within the mangrove area be torn down and that the licenses and authorizations previously issued be cancelled.

(d) General

In addition to those described in (c) above, certain claims and lawsuits have been filed in the ordinary course of business. It is management’s opinion that settlement of all litigation would not require payment of an amount, which would be material to the consolidated financial position or results of operations of the Company.

(12) Allowance for Doubtful Accounts

The activity in the allowance for doubtful accounts is as follows (in thousands):

Year Ended May 31,	Balance at Beginning of Year	Charges/ Expenses	Other (a)	Balance at End of Year
2002	$9,372	2,370	939	12,681
2003	12,681	1,827	(5,650)	8,858
2004	8,858	660	(3,733)	5,785

(a)	Includes accounts written-off, recoveries, acquisitions, and the impact of consolidations.

Cargill Fertilizer Businesses

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(13) Segment Information

The Company has four reportable business segments described in Footnote 1 that are engaged in phosphate production and the blending and global distribution of fertilizer products. These business segments are differentiated by their products and the customers that they serve. The accounting policies of the segments are the same as those described in the summary of significant accounting policies. Inter-segment net sales are made under terms that approximate market value.

(in thousands)	2004
	Phosphate	Brazil	Saskferco	Crop Nutrition	Elim	Total
Net sales—third party	$943,494	525,850	—	904,639	—	2,373,983
Inter-segment sales	196,111	—	—	18,420	(214,531)	—
Gross profit	61,346	55,493	—	65,249	(13)	182,075
Total assets	1,106,746	402,725	103,288	264,359	(21,137)	1,855,981
Depreciation and amortization	93,401	6,574	—	4,661	—	104,636
Equity in earnings	5,855	17,664	12,122	198	—	35,839

	2003
	Phosphate	Brazil	Saskferco	Crop Nutrition	Elim	Total
Net sales—third party	$618,240	382,905	—	661,525	—	1,662,670
Inter-segment sales	162,765	—	—	12,356	(175,121)	—
Gross profit	35,435	45,362	—	57,663	(1,302)	137,158
Total assets	967,690	350,570	91,830	200,884	(11,727)	1,599,247
Depreciation and amortization	78,439	5,097	—	4,314	—	87,850
Equity in earnings	1,069	16,897	7,333	368	—	25,667

	2002
	Phosphate	Brazil	Saskferco	Crop Nutrition	Elim	Total
Net sales—third party	$523,530	414,096	—	571,286	—	1,508,912
Inter-segment sales	112,573	—	—	10,106	(122,679)	—
Gross profit	63,804	56,794	—	53,212	(657)	173,153
Total assets	728,668	410,369	84,439	214,641	(34,249)	1,403,868
Depreciation and amortization	69,750	3,819	—	4,301	—	77,870
Equity in earnings (loss)	1,240	7,055	220	(290)	—	8,225

Cargill Fertilizer Businesses

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Financial information relating to the Company’s operations by geographic area was as follows:

(in thousands)	2004	2003	2002
Net sales (a)
United States	$1,123,359	763,208	666,914
Brazil	525,850	382,905	414,096
Other	724,774	516,557	427,902

Consolidated	$2,373,983	1,662,670	1,508,912

Long-lived assets:
United States	$829,507	712,615	560,070
Brazil	225,703	219,076	237,229
Other	146,800	133,643	124,152

Consolidated	$1,202,010	1,065,334	921,451

(a)	Net sales reflect continuing operations and are attributed to countries based on the selling location.

(14) Accumulated Other Comprehensive Income

Components of accumulated other comprehensive income/(loss) consist of the following:

	Balance May 31, 2001	2002 Change	Balance May 31, 2002	2003 Change	Balance May 31, 2003	2004 Change	Balance May 31, 2004
	(In thousands)
Foreign currency translation adjustments	$(1,260)	(61,193)	(62,453)	(35,234)	(97,687)	(15,997)	(113,684)
Unrealized gain (loss) on cash flow hedges	—	(126)	(126)	400	274	(368)	(94)

Accumulated other comprehensive loss	$(1,260)	(61,319)	(62,579)	(34,834)	(97,413)	(16,365)	(113,778)

The unrealized gain (loss) on cash flow hedges is net of income tax expense (benefit) of ($68,000), $183,000 and ($198,000) for the years ended May 31, 2002, 2003 and 2004, respectively.

(15) Stock Based Compensation Plans

Effective June 1, 1996, Cargill, Inc. implemented a Stock Option Plan (Plan) to encourage stock ownership and provide greater incentive for key management employees and officers of the Cargill Fertilizer Businesses through the granting of options to purchase shares of Management Stock. The Plan provides for the granting of options at fair market value on the date of grant. Options may be exercised after three years and expire ten years from the grant date.

Cargill Fertilizer Businesses

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

A summary of stock option activity under the Plan is as follows:

	Shares	Wtd. Avg. Exercise Price
Balance at May 31, 2001	302,727	$36.47
Options granted	60,531	38.66
Options exercised	(69,757)	37.36

Balance at May 31, 2002	293,501	36.75
Options granted	37,500	51.50
Options forfeited/expired	(24,717)	37.37
Options exercised	(41,805)	34.79

Balance at May 31, 2003	264,479	39.10
Options granted	53,100	54.25
Options exercised	(83,813)	37.66

Balance at May 31, 2004	233,766	43.06

The following table summarizes information about the Plan at May 31, 2004:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Shares	Wtd. Avg. Remaining Contractual Life	Wtd. Avg. Exercise Price	Shares	Wtd. Avg. Exercise Price
$32.27 to $35.69	78,481	4.7	$34.54	78,481	$34.54
38.66 to 40.20	53,587	6.3	38.89	9,198	39.99
41.34 to 51.50	48,598	7.1	49.18	11,098	41.34
54.25	53,100	9.0	54.25	—	—

$32.27 to $54.25	233,766	6.6	43.06	98,777	35.81

Using the Black-Scholes minimum value option-pricing model, the weighted average fair value of options granted was estimated based on weighted average assumptions as follows:

	2004	2003	2002
Weighted average fair value	$5.66	$14.83	$11.36
Risk free interest rates	3.21%	5.09%	5.49%
Expected lives	7.5 years	8.7 years	9.2 years
Expected dividend yield	1.55%	0.82%	1.2%
Volatility	0%	0%	0%

The Company uses SFAS 123 “Accounting for Stock-Based Compensation” to account for the Plan. Prior to 2003, as permitted under SFAS 123, the Company accounted for the Plan under the recognition and measurement provisions of APB 25 and related interpretations. During fiscal year 2003, the Company adopted the fair value recognition provisions of SFAS 123. The Company selected the retroactive restatement method of adoption described in SFAS 148. In accordance with the provisions of SFAS 123 and SFAS 148, $0.5 million, $0.5 million and $0.4 million were recorded for stock-based compensation expense under the Plan in fiscal 2004, 2003 and 2002, respectively.

Cargill Fertilizer Businesses

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(16) Subsequent Events

The Company and Lifosa A.B. in Lithuania mutually agreed to terminate a marketing agreement effective July 2004. Under this agreement, the Crop Nutrition segment had previously marketed exported phosphate products produced by Lifosa in Lithuania. The Company received an early termination fee of $6.0 million in May 2004 since the agreement was originally scheduled to expire in August 2008. Certain contract termination provisions were not completed until the first quarter of the year ended May 31, 2005; therefore, no income was recognized in fiscal 2004 related to the early termination. The fiscal year 2005 after-tax gain on this contract termination is expected to be approximately $3.9 million.

(17) Condensed Consolidating Financial Statements

In conjunction with certain proposed amendments to the Indentures governing certain debt securities of Mosaic Global Holdings Inc. (formerly known as IMC Global Inc.) (IMC), The Mosaic Company (Mosaic), Mosaic Fertilizer, LLC and Mosaic Crop Nutrition, LLC (Mosaic Crop Nutrition) will become full and unconditional guarantors of the amended debt securities of IMC.

Prior to May 31, 2004, Cargill Fertilizer, Inc., a Delaware corporation and wholly-owned subsidiary of Cargill, Incorporated (Cargill), was a separate legal entity included in the Cargill Fertilizer Businesses and was primarily composed of Cargill’s phosphate production operations in Florida. Effective June 1, 2004, in anticipation of the then pending combination between Cargill’s crop nutrition business units and IMC, substantially all of the assets and liabilities of Cargill Fertilizer, Inc. were transferred and conveyed to Mosaic Fertilizer, LLC, a Delaware limited liability company and a then wholly-owned subsidiary of Cargill Fertilizer, Inc.

Prior to May 31, 2004, Cargill U.S. Crop Nutrition, a division of Cargill (United States Distribution), was comprised of a U.S. wholesale fertilizer distribution business. Effective June 1, 2004, in anticipation of the then pending combination between Cargill’s crop nutrition business units and IMC, substantially all of the assets and liabilities of United States Distribution were transferred and conveyed to Mosaic Crop Nutrition, a Delaware limited liability company and a then wholly-owned subsidiary of Cargill.

On the closing of the Cargill merger, Mosaic Fertilizer, LLC and Mosaic Crop Nutrition, LLC were contributed to Mosaic by Cargill Fertilizer, Inc. and Cargill, respectively.

The following tables present condensed consolidating financial information for Cargill Fertilizer, Inc. and United States Distribution, individually and on a combined basis, as well as the non-guarantor entities of the Cargill Fertilizer Businesses. Condensed consolidating financial information is presented for Cargill Fertilizer, Inc., rather than for Mosaic Fertilizer, LLC, and for United States Distribution, rather than Mosaic Crop Nutrition, as planned full and unconditional guarantors of certain IMC debt, because the transfer of assets of Cargill Fertilizer, Inc. to Mosaic Fertilizer, LLC and the transfer of assets of United States Distribution to Mosaic Crop Nutrition described above were not yet effective on or as of May 31, 2004 and the presentation of such condensed consolidating financial information for Mosaic Fertilizer, LLC and Mosaic Crop Nutrition as of that date would thus not be meaningful. As part of the Cargill transactions, the net financing liability to Cargill was not transferred to Mosaic. The balance sheet line items entitled Cash Management Account with Cargill, Inc. and Due to Cargill, Inc. and affiliates (both current and long-term) will not be part of the new combined entity. The related statement of operations line item entitled Interest on debt with Cargill, Inc. and affiliates represents the interest expense (income) on the balances due to/(from) Cargill.

Cargill Fertilizer Businesses

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Consolidating Balance Sheet

	As of May 31, 2004
	Guarantor Entities			Total Non- Guarantor Entities	Eliminations	Consolidated
	Cargill Fertilizer Inc.	United States Distribution	Total
	(in thousands)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$—	1	1	10,069	—	10,070
Cash management account with Cargill, Inc.	344,628	—	344,628	—	(344,628)	—
Short-term investments	—	—	—	121	—	121
Accounts receivable less allowance of $5,785	42,772	31,596	74,368	125,036	—	199,404
Trade accounts receivable due from Cargill, Inc. and affiliates	26,464	4,986	31,450	22,589	(21,137)	32,902
Inventories	188,683	9,342	198,025	145,465	—	343,490
Vendor prepayments	551	848	1,399	27,343	—	28,742
Other current assets	33,547	1,411	34,958	4,284	—	39,242

TOTAL CURRENT ASSETS	636,645	48,184	684,829	334,907	(365,765)	653,971
OTHER ASSETS
Investments in nonconsolidated companies	1,602	2,207	3,809	255,314	—	259,123
Note receivable from Saskferco	—	—	—	27,216	—	27,216
Other	10,893	—	10,893	12,641	—	23,534
PROPERTY
Property, plant and equipment!	1,308,475	35,509	1,343,984	151,717	—	1,495,701
Construction in progress	150,428	1,654	152,082	7,850	—	159,932

	1,458,903	37,163	1,496,066	159,567	—	1,655,633
Less accumulated depreciation and amortization	701,301	20,741	722,042	41,454	—	763,496

NET PROPERTY	757,602	16,422	774,024	118,113	—	892,137

TOTAL ASSETS	$1,406,742	66,813	1,473,555	748,191	(365,765)	1,855,981

LIABILITIES AND STOCKHOLDER'S EQUITY
CURRENT LIABILITIES
Current portion of long-term debt	$2	—	2	9,754	—	9,756
Accounts payable	55,824	8,014	63,838	26,926	—	90,764
Trade accounts payable due to Cargill, Inc. and affiliates	8,077	19,014	27,091	14,589	(21,137)	20,543
Customer prepayments	321	4,761	5,082	21,392	—	26,474
Accrued expenses	48,769	6,335	55,104	25,396	—	80,500
Accrued income taxes	17,097	—	17,097	4,974	—	22,071
Due to Cargill, Inc. and affiliates	—	2,301	2,301	545,242	(344,628)	202,915

TOTAL CURRENT LIABILITIES	130,090	40,425	170,515	648,273	(365,765)	453,023
OTHER LIABILITIES
Long-term debt	13,805	—	13,805	18,819	—	32,624
Due to Cargill, Inc. and affiliates	—	10,000	10,000	296,581	—	306,581
Deferred income taxes	61,138	1,406	62,544	22,227	—	84,771
Deferred asset retirement obligations	98,177	—	98,177	—	—	98,177
Other deferred liabilities	16,075	—	16,075	24,083	—	40,158

TOTAL LIABILITIES	319,285	51,831	371,116	1,009,983	(365,765)	1,015,334
MINORITY INTERESTS IN SUBSIDIARIES	—	—	—	7,639	—	7,639
STOCKHOLDER'S EQUITY
Equity	1,087,457	14,982	1,102,439	(155,653)	—	946,786
Accumulated other comprehensive income	—	—	—	(113,778)	—	(113,778)

TOTAL STOCKHOLDER'S EQUITY	1,087,457	14,982	1,102,439	(269,431)	—	833,008

TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY	$1,406,742	66,813	1,473,555	748,191	(365,765)	1,855,981

Cargill Fertilizer Businesses

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Consolidating Balance Sheet

	As of May 31, 2003
	Guarantor Entities			Total Non-Guarantor Entities
	Cargill Fertilizer Inc.	United States Distribution	Total		Eliminations	Consolidated
	(in thousands)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$—	1	1	7,780	—	7,781
Cash management account with Cargill, Inc.	365,075	—	365,075	—	(365,075)	—
Short-term investments	—	—	—	1,150	—	1,150
Accounts receivable less allowance of $8,858	39,214	15,965	55,179	102,774	—	157,953
Trade accounts receivable due from Cargill, Inc. and affiliates	19,885	4,989	24,874	7,012	(12,272)	19,614
Inventories	177,867	6,090	183,957	121,281	—	305,238
Vendor prepayments	—	434	434	8,725	—	9,159
Other current assets	26,950	590	27,540	5,478	—	33,018

TOTAL CURRENT ASSETS	628,991	28,069	657,060	254,200	(377,347)	533,913
OTHER ASSETS
Investments in nonconsolidated companies	1,625	1,907	3,532	256,802	—	260,334
Other	9,845	686	10,531	14,560	—	25,091
PROPERTY
Property, plant and equipment	1,243,567	34,374	1,277,941	139,384	—	1,417,325
Construction in progress	64,524	978	65,502	11,575	—	77,077

	1,308,091	35,352	1,343,443	150,959	—	1,494,402
Less accumulated depreciation and amortization	661,210	19,532	680,742	33,751	—	714,493

NET PROPERTY	646,881	15,820	662,701	117,208	—	779,909

TOTAL ASSETS	$1,287,342	46,482	1,333,824	642,770	(377,347)	1,599,247

LIABILITIES AND STOCKHOLDER’S EQUITY
CURRENT LIABILITIES
Current portion of long-term debt	$2	—	2	8,275	—	8,277
Accounts payable	39,885	3,976	43,861	23,222	—	67,083
Trade accounts payable due to Cargill, Inc. and affiliates	5,929	8,093	14,022	14,694	(12,272)	16,444
Customer prepayments	2,655	999	3,654	10,064	—	13,718
Accrued expenses	37,594	5,535	43,129	31,541	—	74,670
Accrued income taxes	2,073	—	2,073	69	—	2,142
Due to Cargill, Inc. and affiliates	—	7,187	7,187	575,267	(365,075)	217,379

TOTAL CURRENT LIABILITIES	88,138	25,790	113,928	663,132	(377,347)	399,713
OTHER LIABILITIES
Long-term debt	13,807	—	13,807	35,422	—	49,229
Due to Cargill, Inc. and affiliates	—	8,766	8,766	306,401	—	315,167
Deferred income taxes	50,927	1,213	52,140	18,272	—	70,412
Deferred asset retirement obligations	67,017	—	67,017	—	—	67,017
Other deferred liabilities	21,683	111	21,794	21,825	—	43,619

TOTAL LIABILITIES	241,572	35,880	277,452	1,045,052	(377,347)	945,157
MINORITY INTERESTS IN SUBSIDIARIES	—	—	—	4,616	—	4,616
STOCKHOLDER’S EQUITY
Equity	1,045,503	10,602	1,056,105	(309,218)	—	746,887
Accumulated other comprehensive income	267	—	267	(97,680)	—	(97,413)

TOTAL STOCKHOLDER’S EQUITY	1,045,770	10,602	1,056,372	(406,898)	—	649,474

TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	$1,287,342	46,482	1,333,824	642,770	(377,347)	1,599,247

Cargill Fertilizer Businesses

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Consolidating Statement of Operations

	For the year ended May 31, 2004
	Guarantor Entities			Total Non-Guarantor Entities
	Cargill Fertilizer Inc.	United States Distribution	Total		Eliminations	Consolidated
	(in thousands)
Net sales	$1,138,687	221,289	1,359,976	1,228,538	(214,531)	2,373,983
Cost of sales	1,073,726	203,719	1,277,445	1,128,981	(214,518)	2,191,908

Gross profit	64,961	17,570	82,531	99,557	(13)	182,075
Selling, general and administrative expenses	21,769	18,381	40,150	59,953	(1)	100,102
(Gain)/loss on sale of assets	1,350	(76)	1,274	(557)	—	717

Operating earnings (loss)	41,842	(735)	41,107	40,161	(12)	81,256
Interest on external debt	760	—	760	8,078	—	8,838
Interest on debt with Cargill, Inc. and affiliates	(4,365)	586	(3,779)	24,128	(23)	20,326
Foreign currency losses	—	—	—	3,648	—	3,648
Other (income) expense, net	1,396	(1,040)	356	3,444	11	3,811

Earnings from continuing operations of consolidated companies before income taxes	44,051	(281)	43,770	863	—	44,633
Income tax expense (benefit)	5,960	(103)	5,857	(2,041)	—	3,816

Net earnings from continuing operations of consolidated companies	38,091	(178)	37,913	2,904	—	40,817
Add (deduct) equity in net earnings (losses) of nonconsolidated companies	(69)	232	163	35,676	—	35,839
Deduct minority interests in net earnings of consolidated companies	—	—	—	(1,453)	—	(1,453)

NET EARNINGS	$38,022	54	38,076	37,127	—	75,203

Cargill Fertilizer Businesses

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Consolidating Statement of Operations

	For the year ended May 31, 2003
	Guarantor Entities			Total Non-Guarantor Entities
	Cargill Fertilizer Inc.	United States Distribution	Total		Eliminations	Consolidated
	(in thousands)
Net sales	$773,780	157,486	931,266	908,150	(176,746)	1,662,670
Cost of sales	738,618	140,103	878,721	822,227	(175,436)	1,525,512

Gross profit	35,162	17,383	52,545	85,923	(1,310)	137,158
Selling, general and administrative expenses	19,744	13,848	33,592	55,253	(1,216)	87,629
(Gain)/loss on sale of assets	2,019	19	2,038	(2,940)	—	(902)

Operating earnings	13,399	3,516	16,915	33,610	(94)	50,431
Interest on external debt	760	—	760	12,450	—	13,210
Interest on debt with Cargill, Inc. and affiliates	(6,932)	172	(6,760)	34,864	(94)	28,010
Foreign currency gains	—	—	—	(946)	—	(946)
Other expense, net	854	7	861	2,257	—	3,118

Earnings (loss) from continuing operations of consolidated companies before income taxes	18,717	3,337	22,054	(15,015)	—	7,039
Income tax expense (benefit)	3,170	1,287	4,457	(8,320)	—	(3,863)

Net earnings (loss) from continuing operations of consolidated companies	15,547	2,050	17,597	(6,695)	—	10,902
Add (deduct) equity in net earnings (losses) of nonconsolidated companies	(87)	124	37	25,630	—	25,667
Add minority interests in net losses of consolidated companies	—	—	—	2,516	—	2,516

Net earnings from continuing operations	15,460	2,174	17,634	21,451	—	39,085
Discontinued operations, net of income taxes	—	—	—	520		520

NET EARNINGS	$15,460	2,174	17,634	21,971	—	39,605

Cargill Fertilizer Businesses

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Consolidating Statement of Operations

	For the year ended May 31, 2002
	Guarantor Entities
	Cargill Fertilizer Inc.	United States Distribution	Total	Total Non-Guarantor Entities	Eliminations	Consolidated
	(in thousands)
Net sales	$628,768	153,397	782,165	851,225	(124,478)	1,508,912
Cost of sales	565,465	141,988	707,453	752,041	(123,735)	1,335,759

Gross profit	63,303	11,409	74,712	99,184	(743)	173,153
Selling, general and administrative expenses	17,662	14,770	32,432	63,944	(540)	95,836
(Gain)/loss on sale of assets	1,975	53	2,028	1,601	—	3,629

Operating earnings	43,666	(3,414)	40,252	33,639	(203)	73,688
Interest on external debt	760	—	760	11,260	—	12,020
Interest on debt with Cargill, Inc. and affiliates	(11,926)	751	(11,175)	42,225	(203)	30,847
Foreign currency losses	—	—	—	4,414	—	4,414
Other expense, net	1,319	15	1,334	1,715	—	3,049

Earnings (loss) from continuing operations of consolidated companies before income taxes	53,513	(4,180)	49,333	(25,975)	—	23,358
Income tax expense (benefit)	11,060	(1,521)	9,539	(10,983)	—	(1,444)

Net earnings (loss) from continuing operations of consolidated companies	42,453	(2,659)	39,794	(14,992)	—	24,802
Add (deduct) equity in net earnings (losses)	(631)	(275)	(906)	9,131	—	8,225
Add minority interests in net losses of consolidated companies	—	—	—	144	—	144

Net earnings (loss) from continuing operations	41,822	(2,934)	38,888	(5,717)	—	33,171
Discontinued operations, net of income taxes	—	—	—	2,000	—	2,000

NET EARNINGS (LOSS)	$41,822	(2,934)	38,888	(3,717)	—	35,171

Cargill Fertilizer Businesses

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Consolidating Statement of Cash Flows

	For the year ended May 31, 2004
	Guarantor Entities
	Cargill Fertilizer Inc.	United States Distribution	Total	Total Non-Guarantor Entities	Eliminations	Consolidated
	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings	$38,022	54	38,076	37,127	—	75,203
Minority interests in net earnings of consolidated companies	—	—	—	1,453	—	1,453
Noncash items included in earnings:
Equity in net earnings/losses of nonconsolidated companies, net of dividends	69	(152)	(83)	1,168	—	1,085
Depreciation and amortization of property	91,856	1,510	93,366	11,270	—	104,636
Provision (recoveries) for losses on accounts receivable	33	111	144	(3,217)	—	(3,073)
Deferred income taxes	6,171	622	6,793	6,788	—	13,581
Changes in current assets and liabilities, excluding effect of acquisitions:
Increase in accounts receivable	(3,591)	(15,742)	(19,333)	(19,045)	—	(38,378)
Increase in inventories	(10,816)	(3,252)	(14,068)	(24,184)	—	(38,252)
(Increase) decrease in trade receivable/payable with Cargill, Inc. and affiliates	(4,431)	10,924	6,493	(15,682)	—	(9,189)
Increase (decrease) in accounts payable and accrued expenses	15,921	4,838	20,759	(1,579)	—	19,180
Decrease (increase) in other current assets and liabilities	8,703	2,784	11,487	(2,467)	—	9,020
Increase in deferred asset retirement obligations	(9,489)	—	(9,489)	—	—	(9,489)
Other, net	(251)	(111)	(362)	(1,142)	—	(1,504)

Net cash provided (used) by operating activities, excluding effect of acquisitions	132,197	1,586	133,783	(9,510)	—	124,273

CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property	(143,511)	(2,114)	(145,625)	(16,446)	—	(162,071)
Investments in businesses acquired	(16,060)	—	(16,060)	—	—	(16,060)
Purchase of minority interests	—	—	—	(13,164)	—	(13,164)
Investment in note of Saskferco	—	—	—	(27,216)	—	(27,216)
Investments in nonconsolidated companies	(82)	—	(82)	(59)	—	(141)
Net proceeds from property and business disposals	1,515	15	1,530	418	—	1,948
Other, net	1,564	(161)	1,403	(1,875)	—	(472)

Net cash used by investing activities	(156,574)	(2,260)	(158,834)	(58,342)	—	(217,176)

CASH FLOWS FROM FINANCING ACTIVITIES				—
Net proceeds from (payments on) due to Cargill, Inc. and affiliates	20,447	(3,652)	16,795	(39,845)	—	(23,050)
Payments on long-term debt	(2)	—	(2)	(17,041)	—	(17,043)
Proceeds from long-term debt	—	—	—	10,811	—	10,811
Net contributions from Cargill, Inc.	3,932	4,326	8,258	116,438	—	124,696
Other, net	—	—	—	(222)	—	(222)

Net cash provided by financing activities	24,377	674	25,051	70,141	—	95,192

INCREASE IN CASH AND CASH EQUIVALENTS	—	—	—	2,289	—	2,289
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	—	1	1	7,780	—	7,781

CASH AND CASH EQUIVALENTS AT END OF YEAR	$—	1	1	10,069	—	10,070

Cargill Fertilizer Businesses

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Consolidating Statement of Cash Flows

	For the year ended May 31, 2003
	Guarantor Entities			Total Non-Guarantor Entities
	Cargill Fertilizer Inc.	United States Distribution	Total		Eliminations	Consolidated
	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings	$15,460	2,174	17,634	21,971	—	39,605
Minority interests in net losses of consolidated companies	—	—	—	(2,516)	—	(2,516)
Noncash items included in earnings:
Equity in net earnings/losses of nonconsolidated companies, net of dividends	87	(124)	(37)	(14,874)	—	(14,911)
Depreciation and amortization of property	76,219	1,328	77,547	10,303	—	87,850
Provision (recoveries) for losses on accounts receivable	186	(31)	155	(3,978)	—	(3,823)
Earnings of discontinued operations, net of tax	—	—	—	(520)	—	(520)
Deferred income taxes	11,342	532	11,874	2,443	—	14,317
Changes in current assets and liabilities, excluding effect of acquisitions:
(Increase) decrease in accounts receivable	(24,349)	4,483	(19,866)	29,428	—	9,562
(Increase) decrease in inventories	(45,373)	2,078	(43,295)	(27,830)	—	(71,125)
Decrease (increase) in trade receivable/payable with Cargill, Inc. and affiliates	15,326	(12,375)	2,951	(19,570)	—	(16,619)
Increase (decrease) in accounts payable and accrued expenses	23,784	(2,409)	21,375	(8,287)	—	13,088
(Increase) decrease in other current assets and liabilities	(12,718)	506	(12,212)	(5,818)	—	(18,030)
Increase in deferred asset retirement obligations	2,292	—	2,292	—	—	2,292
Other, net	81	(60)	21	(411)	—	(390)

Net cash provided (used) by operating activities, excluding effect of acquisitions	62,337	(3,898)	58,439	(19,659)	—	38,780

CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property	(96,331)	(1,802)	(98,133)	(21,233)	—	(119,366)
Investments in businesses acquired	(119,905)	—	(119,905)	—	—	(119,905)
Investments in nonconsolidated companies	(379)	—	(379)	(9,791)	—	(10,170)
Net proceeds from property and business disposals	2,109	27	2,136	2,257	—	4,393
Other, net	233	(331)	(98)	(250)	—	(348)

Net cash used by investing activities	(214,273)	(2,106)	(216,379)	(29,017)	—	(245,396)

CASH FLOWS FROM FINANCING ACTIVITIES				—
Net proceeds from (payments on) due to Cargill, Inc. and affiliates	91,499	3,807	95,306	(16,287)	—	79,019
Payments on long-term debt	(2)	—	(2)	(15,654)	—	(15,656)
Proceeds from long-term debt	—	—	—	13,734	—	13,734
Net contributions from Cargill, Inc.	60,439	2,197	62,636	58,198	—	120,834
Other, net	—	—	—	(748)	—	(748)

Net cash provided by financing activities	151,936	6,004	157,940	39,243	—	197,183

Net cash provided by discontinued operations	—		—	8,244		8,244

DECREASE IN CASH AND CASH EQUIVALENTS	—	—	—	(1,189)	—	(1,189)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	—	1	1	8,969	—	8,970

CASH AND CASH EQUIVALENTS AT END OF YEAR	$—	1	1	7,780	—	7,781

Cargill Fertilizer Businesses

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Consolidating Statement of Cash Flows

	For the year ended May 31, 2002
	Guarantor Entities			Total Non-Guarantor Entities
	Cargill Fertilizer Inc.	United States Distribution	Total		Eliminations	Consolidated
	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings (loss)	$41,822	(2,934)	38,888	(3,717)	—	35,171
Minority interests in net losses of consolidated companies	—	—	—	(144)	—	(144)
Noncash items included in earnings (loss):
Equity in net earnings/losses of nonconsolidated companies, net of dividends	631	275	906	(6,714)	—	(5,808)
Depreciation and amortization of property	68,567	1,240	69,807	8,063	—	77,870
(Recoveries) provision for losses on accounts receivable	(610)	(43)	(653)	5,962	—	5,309
Earnings of discontinued operations, net of tax	—	—	—	(2,000)	—	(2,000)
Deferred income taxes	5,292	(732)	4,560	5,795	—	10,355
Changes in current assets and liabilities, excluding effect of acquisitions:
Decrease (increase) in accounts receivable	9,010	(7,653)	1,357	(36,253)	—	(34,896)
Decrease (increase) in inventories	10,528	10,697	21,225	(13,109)	—	8,116
(Increase) decrease in trade receivable/payable with Cargill, Inc. and affiliates	(21,647)	19,588	(2,059)	11,617	—	9,558
Increase in accounts payable and accrued expenses	6,916	875	7,791	20,108	—	27,899
Decrease (increase) in other current assets and liabilities	7,124	(1,358)	5,766	19,292	—	25,058
Increase in deferred asset retirement obligations	5,225	—	5,225	—	—	5,225
Other, net	(4,459)	171	(4,288)	(15,503)	—	(19,791)

Net cash provided (used) by operating activities, excluding effect of acquisitions	128,399	20,126	148,525	(6,603)	—	141,922

CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property	(71,515)	(2,161)	(73,676)	(15,669)	—	(89,345)
Investments in nonconsolidated companies	(1,964)	—	(1,964)	(9,655)	—	(11,619)
Net proceeds from property and business disposals	2,131	97	2,228	428	—	2,656
Other, net	1,250	(1,091)	159	(229)	—	(70)

Net cash used by investing activities	(70,098)	(3,155)	(73,253)	(25,125)	—	(98,378)

CASH FLOWS FROM FINANCING ACTIVITIES
Net proceeds from (payments on) due to Cargill, Inc. and affiliates	(46,784)	(11,706)	(58,490)	17,434	—	(41,056)
Payments on long-term debt	(1)	—	(1)	(55,975)	—	(55,976)
Proceeds from long-term debt	—	—	—	40,905	—	40,905
Net contributions from (dividends to) Cargill, Inc.	(11,516)	(5,265)	(16,781)	28,212	—	11,431
Other, net	—	—	—	(28)	—	(28)

Net cash provided (used) by financing activities	(58,301)	(16,971)	(75,272)	30,548	—	(44,724)

Net cash provided by discontinued operations	—	—	—	2,560	—	2,560

INCREASE IN CASH AND CASH EQUIVALENTS	—	—	—	1,380	—	1,380
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	—	1	1	7,589	—	7,590

CASH AND CASH EQUIVALENTS AT END OF YEAR	$—	1	1	8,969	—	8,970

Cargill Fertilizer Businesses

Consolidated Balance Sheets

(unaudited)

	August 31, 2004	May 31, 2004
	(in thousands)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$22,842	10,070
Short-term investments	—	121
Accounts receivable less allowances of $5,544 and $5,785	283,024	199,404
Trade accounts receivable due from Cargill, Inc. and affiliates	15,211	32,902
Inventories	378,171	343,490
Vendor prepayments	25,351	28,742
Prepaid expenses	36,753	39,242

TOTAL CURRENT ASSETS	761,352	653,971
OTHER ASSETS
Investments in nonconsolidated companies	266,992	259,123
Note receivable from Saskferco Products Inc.	42,568	27,216
Other	32,005	23,534
PROPERTY
Property, plant and equipment	1,548,311	1,495,701
Construction in progress	152,760	159,932

	1,701,071	1,655,633
Less accumulated depreciation and amortization	786,820	763,496

NET PROPERTY	914,251	892,127

TOTAL ASSETS	$2,017,168	1,855,981

LIABILITIES AND STOCKHOLDER'S EQUITY
CURRENT LIABILITIES
Current portion of long-term debt	$7,293	9,756
Accounts payable	133,185	90,764
Trade accounts payable due to Cargill, Inc. and affiliates	47,147	20,543
Customer prepayments	58,336	26,474
Accrued expenses	81,996	80,500
Accrued income taxes	17,110	22,071
Due to Cargill, Inc. and affiliates	199,007	202,915

TOTAL CURRENT LIABILITIES	544,074	453,023
OTHER LIABILITIES
Long-term debt	33,823	32,624
Due to Cargill, Inc. and affiliates	305,322	306,581
Deferred income taxes	93,037	84,771
Deferred asset retirement obligation	97,581	98,177
Other deferred liabilities	43,620	40,158

TOTAL LIABILITIES	1,117,457	1,015,334
MINORITY INTERESTS IN SUBSIDIARIES	9,201	7,639
STOCKHOLDER'S EQUITY
Equity	985,115	946,786
Accumulated other comprehensive income	(94,605)	(113,778)

TOTAL STOCKHOLDER'S EQUITY	890,510	833,008

TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY	$2,017,168	1,855,981

The accompanying notes are an integral part of the consolidated financial statements.

Cargill Fertilizer Businesses

Consolidated Statements of Operations

(unaudited)

	Three Months Ended
	August 31, 2004	August 31, 2003
	(in thousands)
Net sales	$724,775	547,432
Cost of sales	649,329	513,583

Gross profit	75,446	33,849
Selling, general and administrative	30,993	21,867
(Gain)/loss on sale of assets	232	(236)
Other operating income	(6,000)	—

Operating earnings	50,221	12,218
Interest on external debt	2,608	2,233
Interest on debt with Cargill, Inc. and affiliates	4,993	6,045
Foreign currency losses	1,601	86
Other income, net	(318)	(994)

Earnings from consolidated companies before income taxes	41,337	4,848
Income tax expense	11,222	860

Net earnings from consolidated companies	30,115	3,988
Add equity in net earnings of nonconsolidated companies	14,472	5,079
Deduct minority interests in net earnings of consolidated companies	(1,205)	(839)

NET EARNINGS	$43,382	8,228

The accompanying notes are an integral part of the consolidated financial statements.

Cargill Fertilizer Businesses

Consolidated Statements of Cash Flows

(unaudited)

	Three Months Ended
	August 31, 2004	August 31, 2003

	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings	$43,382	8,228
Minority interests in net earnings of consolidated companies	1,205	839
Noncash items included in earnings:
Equity in net earnings of nonconsolidated companies, net of dividends	3,368	1,185
Depreciation and amortization of property	23,117	22,592
Recoveries of losses on accounts receivable	(241)	(591)
Deferred income taxes	5,868	1,154
Changes in current assets and liabilities, net of acquisitions:
Increase in accounts receivable	(83,379)	(67,160)
(Increase) decrease in trade receivable/payable with Cargill, Inc. and affiliates	44,295	(3,228)
Increase in inventories	(34,681)	(13,910)
Increase in accounts payable and accrued expenses	41,216	15,712
Increase (decrease) in accrued income taxes	(4,961)	963
Increase in other current assets and liabilities	35,687	66,287
Increase (decrease) in deferred asset retirement obligations	(596)	1,264
Other, net	7,234	1,357

Net cash provided by operating activities, excluding effect of acquisitions	81,514	34,692

CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property	(38,912)	(18,823)
Investments in business acquired and minority interests	—	(13,164)
Investment in note of Saskferco Products Inc.	(15,352)	—
Investments in nonconsolidated companies	—	(82)
Net proceeds from property and business disposals	491	205
Other, net	(2,002)	(590)

Net cash used by investing activities	(55,775)	(32,454)

CASH FLOWS FROM FINANCING ACTIVITIES
Net proceeds from (payments on) due to Cargill, Inc. and affiliates	(5,167)	1,159
Payments on long-term debt	(4,122)	(1,067)
Proceeds from long-term debt	724	2,022
Net contributions from (dividends paid to) Cargill, Inc.	(5,053)	2,241
Other, net	651	565

Net cash provided (used) by financing activities	(12,967)	4,920

INCREASE IN CASH AND CASH EQUIVALENTS	12,772	7,158
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	10,070	7,781

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$22,842	14,939

The accompanying notes are an integral part of the consolidated financial statements.

Cargill Fertilizer Businesses

Consolidated Statements of Stockholder’s Equity

(unaudited)

	2004	2003
	(in thousands)
Balance at May 31	$833,008	649,474

Comprehensive Income:
Net earnings	43,382	8,228
Other comprehensive income:
Foreign currency translation adjustments	20,373	(859)
Unrealized loss on cash flow hedges	(1,200)	(1,130)

Comprehensive income	62,555	6,239

Net contributions from (dividends paid to) Cargill, Inc.	(5,053)	2,241

Balance at August 31	$890,510	657,954

The accompanying notes are an integral part of the consolidated financial statements.

Cargill Fertilizer Businesses

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

August 31, 2004 and 2003

(Unaudited)

The unaudited consolidated financial statements reflect, in the opinion of the management of the Cargill Fertilizer Businesses, all normal recurring adjustments necessary for a fair statement of the financial position and results of operations and cash flows for the interim periods. The statements are condensed and, therefore, do not include all of the information and notes required by accounting principles generally accepted in the United States of America for complete financial statements. For further information, refer to the audited consolidated financial statements and notes for the year ended May 31, 2004. The results of operations and cash flows for interim periods are not necessarily indicative of results for a full year.

(1) Summary of Significant Accounting Policies

(a) Organization and Nature of Business

Cargill Fertilizer Businesses (the Company) are comprised of wholly and majority owned subsidiaries of Cargill, Inc. (Cargill), divisions of Cargill, Inc. and subsidiaries, and investments accounted for by the equity method. The company is organized into the following four business units, which are engaged in phosphate production and the blending and global distribution of fertilizer products:

Cargill Phosphate Production operates mines and processing plants in Florida, which produce phosphate fertilizer and feed phosphate.

Cargill Fertilizantes, SA, is a leading producer and distributor of bulk and bag blended fertilizers in Brazil. It has blending plants that produce blended fertilizer and feed phosphate, a plant that granulates single super phosphate, and a port terminal. It also is a minority owner of Fertifos/Fosfertil, which operates phosphate and nitrogen chemical plants in Brazil.

Saskferco is a 50% owned joint venture between the Company and Crown Investments Corporation of Saskatchewan accounted for by the equity method, and is located in Saskatchewan, Canada. It produces granular urea and anhydrous ammonia for shipment to nitrogen fertilizer customers in western Canada and the northern tier of the United States.

Cargill Crop Nutrition markets fertilizer products and services to wholesalers, cooperatives, independent retailers and agents and other agricultural customers that, in turn, market these products and services to agricultural producers around the world. It operates fertilizer blending and bagging facilities, port terminals and warehouses in eight countries, and maintains a sales presence in six more countries in North and South America, Europe and Asia.

(b) Statement Presentation

The accompanying consolidated financial statements have been prepared on the accrual basis of accounting. These financial statements do not necessarily reflect the financial position and results of operations of the Company in the future or what the financial position and results of operations would have been had the Company been an independent entity during the periods presented. Certain costs are charged to the Company by Cargill, Inc. and subsidiaries and are generally based on proportional allocations and in certain circumstances based on specific identification of applicable costs which management believes is reasonable.

Cargill Fertilizer Businesses

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(c) Basis of Consolidation

The accompanying consolidated financial statements include the accounts of the Cargill Fertilizer Businesses. Investments in companies where the Company does not have control, but has the ability to exercise significant influence (generally 20-50% ownership), are accounted for by the equity method. Other investments where the Company is unable to exercise significant influence over operating and financial decisions are accounted for at cost.

(d) Revenue Recognition

Revenue is recognized upon the transfer of title to the customer, which is generally at the time the product is shipped. For certain export shipments, transfer of title occurs outside the United States. Shipping and handling costs are included as a component of cost of sales.

(e) Income Taxes

Cargill, Incorporated and substantially all of its domestic subsidiaries are members of a group which files a consolidated federal income tax return. Federal income taxes or tax benefits are allocated to each company on the basis of its individual taxable income or loss and tax credits included in the return. Deferred income taxes are recognized for temporary differences between income for financial reporting purposes and income for tax purposes. A valuation allowance is recognized against any portion of deferred tax assets when realization of the deferred tax asset is not considered more likely than not.

(f) Foreign Currency Translation

Gains and losses resulting from translating the financial statements of foreign subsidiaries, whose functional currency is the local currency, at the current rate are included directly in other comprehensive income. Translation gains and losses of foreign subsidiaries where the U.S. dollar is the functional currency are included in net earnings currently.

(g) Cash and Cash Equivalents

Cash equivalents consist of short-term, highly liquid investments with original maturities of 90 days or less.

(h) Short-Term Investments

Short-term investments include highly liquid investments with original maturities greater than 90 days, but less than one year.

(i) Inventories

Inventories are stated at the lower of cost or market. Cost includes materials and production labor and overhead, and is determined on a last-in, first-out (LIFO) basis for the Phosphate Production business unit and the weighted average cost basis for the remaining business units.

Cargill Fertilizer Businesses

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(j) Property, Plant and Equipment

Property, plant and equipment are stated at cost. Depletion expenses for mining operations, including mineral reserves, are determined using the units-of-production method based on estimates of recoverable reserves. Repairs and maintenance costs are expensed when incurred. Depreciation is computed principally using the straight-line method over the following useful lives:

Buildings	8–40 years
Machinery and equipment	4–20 years
Land improvements	12–40 years

(k) Recoverability of Long-Lived Assets

The Company periodically evaluates the carrying value of long-lived assets when events and circumstances indicate the carrying value may not be recoverable. Once an indication of a potential impairment exists, recoverability of the respective assets is determined by comparing the forecasted undiscounted net cash flows of the operation to which the assets relate, to the carrying amount of such operation. If the carrying value is considered impaired, a loss is recognized based on the amount by which the carrying value exceeds fair value.

(l) Environmental Costs

Provisions for estimated costs are recorded when environmental remedial efforts are probable and the costs can be reasonably estimated. In determining the provisions, the Company uses the most current information available, including similar past experiences, available technology, regulations in effect, the timing of remediation and cost-sharing arrangements.

(m) Accounting Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(n) Derivative and Hedging Activities

The Company utilizes various types of derivative products (principally options, futures and currency swaps) to hedge currency and raw material cost risks arising from certain of its assets and liabilities. The Company recognizes all derivative instruments in the balance sheet at fair value, with changes in such fair values recognized immediately in earnings unless specific hedging criteria are met. Effective changes in the fair value of derivatives designated as cash flow hedges are recorded in accumulated other comprehensive income. Amounts are reclassified from accumulated other comprehensive income when the underlying hedged item impacts net earnings and all ineffective changes in fair value are recorded currently in net earnings.

Cargill Fertilizer Businesses

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(2) Inventories

The components of inventories are as follows:

	August 31, 2004	May 31, 2004
	(in thousands)
Raw materials	$191,107	$147,363
Work in process	22,106	23,085
Finished goods	127,109	136,390
Spare parts	35,328	34,144
Supplies	2,521	2,508

Total	$378,171	$343,490

(3) Segment Information

The Company has four reportable business segments described in Note 1 that are engaged in phosphate production and the blending and global distribution of fertilizer products. These business segments are differentiated by their products and the customers that they serve. The accounting policies of the segments are the same as those described in the summary of significant accounting policies. Inter-segment net sales are made under terms that approximate market value.

	Three months Ended August 31, 2004
	Phosphate	Brazil	Saskferco	Crop Nutrition	Elimination	Total
	(in thousands)
Net Sales – third party	$296,399	$197,000	—	$231,376	—	$724,775
Inter – segment sales	63,182	—	—	5,429	(68,611)	—
Gross profit	26,860	29,508	—	19,357	(279)	75,446
Total assets	1,123,056	505,725	106,217	320,280	(38,110)	2,017,168
Depreciation and amortization	20,197	1,745		1,175		23,117
Equity in earnings	2,460	9,207	2,800	5	—	14,472

	Three months Ended August 31, 2003
	Phosphate	Brazil	Saskferco	Crop Nutrition	Elimination	Total
	(in thousands)
Net Sales – third party	$203,720	$150,653	—	$193,059	—	547,432
Inter – segment sales	78,239	—	—	7,727	(85,966)	—
Gross profit	4,937	13,621	—	15,297	(6)	33,849
Total assets	976,182	367,871	89,432	263,301	(22,147)	1,674,639
Depreciation and amortization	19,907	1,541		1,144		22,592
Equity in earnings (losses)	1,239	5,203	(1,333)	(30)	—	5,079

Cargill Fertilizer Businesses

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Financial information relating to the Company’s operations by geographic area was as follows:

	Three months ended August 31,
	2004	2003
	(In thousands)
Net sales (a)
United States	$329,916	$234,201
Brazil	197,000	150,653
Other	197,859	162,578

Consolidated	$724,775	$547,432

	August 31, 2004	May 31, 2004
Long-lived assets
United States	$842,757	$829,507
Brazil	261,338	225,703
Other	151,721	146,800

Consolidated	$1,255,816	$1,202,010

(4) Marketing Agreement

The Company and Lifosa A.B. in Lithuania mutually agreed to terminate a marketing agreement effective July 2004. Under this agreement, the Crop Nutrition segment had previously marketed exported phosphate products produced by Lifosa in Lithuania. The Company received an early termination fee of $6.0 million in May 2004 since the agreement was originally scheduled to expire in August 2008. Certain contract termination provisions were not completed until the first quarter of the year ended May 31, 2005; therefore, income was recognized and included in other operating income on the consolidated statement of operations in fiscal 2005 related to the early termination. The after-tax gain on this contract termination of approximately $3.9 million was recognized in the three month period ended August 31, 2004.

(5) Condensed Consolidated Financial Statements

In conjunction with certain proposed amendments to the Indentures governing certain debt securities of Mosaic Global Holdings Inc. (formerly known as IMC Global Inc.) (IMC), The Mosaic Company (Mosaic), Mosaic Fertilizer, LLC and Mosaic Crop Nutrition, LLC (Mosaic Crop Nutrition) will become full and unconditional guarantors of the amended debt securities of IMC.

Prior to May 31, 2004, Cargill Fertilizer, Inc., a Delaware corporation and wholly-owned subsidiary of Cargill, Incorporated (Cargill), was a separate legal entity included in the Cargill Fertilizer Businesses and was primarily composed of Cargill’s phosphate production operations in Florida. Effective June 1, 2004, in anticipation of the then pending combination between Cargill’s crop nutrition business units and IMC, substantially all of the assets and liabilities of Cargill Fertilizer, Inc. were transferred and conveyed to Mosaic Fertilizer, LLC, a Delaware limited liability company and a then wholly-owned subsidiary of Cargill Fertilizer, Inc.

Prior to May 31, 2004, Cargill U.S. Crop Nutrition, a division of Cargill (United States Distribution), was comprised of a U.S. wholesale fertilizer distribution business. Effective June 1, 2004, in

Cargill Fertilizer Businesses

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

anticipation of the then pending combination between Cargill’s crop nutrition business units and IMC, substantially all of the assets and liabilities of United States Distribution were transferred and conveyed to Mosaic Crop Nutrition, a Delaware limited liability company and a then wholly-owned subsidiary of Cargill.

On the closing of the Cargill merger, Mosaic Fertilizer, LLC and Mosaic Crop Nutrition, LLC were contributed to Mosaic by Cargill Fertilizer, Inc. and Cargill, respectively.

The following tables present condensed consolidating financial information for Cargill Fertilizer, Inc. and United States Distribution, individually and on a combined basis, as well as the non-guarantor entities of the Cargill Fertilizer Businesses. Condensed consolidating financial information is presented for Cargill Fertilizer, Inc., rather than for Mosaic Fertilizer, LLC, and for United States Distribution, rather than Mosaic Crop Nutrition, as planned full and unconditional guarantors of certain IMC debt, to conform to the earlier presentation of such financial information for the years ended May 31, 2004 and 2003 notwithstanding the fact that the transfer of assets described above were effective as of June 1, 2004. As part of the Cargill transactions, the net financing liability to Cargill was not transferred to Mosaic. The balance sheet line items entitled Cash Management Account with Cargill, Inc. and Due to Cargill, Inc. and affiliates (both current and long-term) will not be part of the new combined entity. The related statement of operations line item entitled Interest on debt with Cargill, Inc. and affiliates represents the interest expense (income) on the balances due to/(from) Cargill.

Cargill Fertilizer Businesses

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Consolidating Balance Sheet

	As of August 31, 2004
	Guarantor Entities			Total Non-Guarantor Entities	Eliminations	Consolidated
	Cargill Fertilizer Inc.	United States Distribution	Total
	(in thousands)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$—	1	1	22,841	—	22,842
Cash management account with Cargill, Inc.	348,753	—	348,753	—	(348,753)	—
Accounts receivable less allowance of $5,544	60,054	31,496	91,550	191,474	—	283,024
Trade accounts receivable due from Cargill, Inc. and affiliates	38,137	3,926	42,063	11,258	(38,110)	15,211
Inventories	151,035	12,584	163,619	214,552	—	378,171
Vendor prepayments	—	7,138	7,138	18,213	—	25,351
Other current assets	31,947	1,440	33,387	3,366	—	36,753

TOTAL CURRENT ASSETS	629,926	56,585	686,511	461,704	(386,863)	761,352
OTHER ASSETS
Investments in nonconsolidated companies	1,576	2,028	3,604	263,388	—	266,992
Note receivable from Saskferco	—	—	—	42,568	—	42,568
Other	11,594	—	11,594	20,411	—	32,005
PROPERTY
Property, plant and equipment	1,353,222	35,469	1,388,691	159,620	—	1,548,311
Construction in progress	138,307	2,002	140,309	12,451	—	152,760

	1,491,529	37,471	1,529,000	172,071	—	1,701,071
Less accumulated depreciation and amortization	720,386	21,077	741,463	45,357	—	786,820

NET PROPERTY	771,143	16,394	787,537	126,714	—	914,251

TOTAL ASSETS	$1,414,239	75,007	1,489,246	914,785	(386,863)	2,017,168

LIABILITIES AND STOCKHOLDER'S EQUITY
CURRENT LIABILITIES
Current portion of long-term debt	$2	—	2	7,291	—	7,293
Accounts payable	41,803	6,855	48,658	84,527	—	133,185
Trade accounts payable due to Cargill, Inc. and affiliates	10,156	31,343	41,499	43,758	(38,110)	47,147
Customer prepayments	9,303	10,075	19,378	38,958	—	58,336
Accrued expenses	48,076	2,606	50,682	31,314	—	81,996
Accrued income taxes	8,136	—	8,136	8,974	—	17,110
Due to Cargill, Inc. and affiliates	—	(1,278)	(1,278)	549,038	(348,753)	199,007

TOTAL CURRENT LIABILITIES	117,476	49,601	167,077	763,860	(386,863)	544,074
OTHER LIABILITIES
Long-term debt	13,805	—	13,805	20,018	—	33,823
Due to Cargill, Inc. and affiliates	—	10,000	10,000	295,322	—	305,322
Deferred income taxes	61,138	1,406	62,544	30,493	—	93,037
Deferred asset retirement obligations	97,581	—	97,581	—	—	97,581
Other deferred liabilities	16,258	37	16,295	27,325	—	43,620

TOTAL LIABILITIES	306,258	61,044	367,302	1,137,018	(386,863)	1,117,457
MINORITY INTERESTS IN SUBSIDIARIES	—		—	9,201	—	9,201
STOCKHOLDER'S EQUITY
Equity	1,107,981	13,963	1,121,944	(136,829)	—	985,115
Accumulated other comprehensive income	—	—	—	(94,605)	—	(94,605)

TOTAL STOCKHOLDER'S EQUITY	1,107,981	13,963	1,121,944	(231,434)	—	890,510

TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY	$1,414,239	75,007	1,489,246	914,785	(386,863)	2,017,168

Cargill Fertilizer Businesses

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Consolidating Balance Sheet

	As of May 31, 2004
	Guarantor Entities			Total Non- Guarantor Entities	Eliminations	Consolidated
	Cargill Fertilizer Inc.	United States Distribution	Total
	(in thousands)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$—	1	1	10,069	—	10,070
Cash management account with Cargill, Inc.	344,628	—	344,628	—	(344,628)	—
Short-term investments	—	—	—	121	—	121
Accounts receivable less allowance of $5,785	42,772	31,596	74,368	125,036	—	199,404
Trade accounts receivable due from Cargill, Inc. and affiliates	26,464	4,986	31,450	22,589	(21,137)	32,902
Inventories	188,683	9,342	198,025	145,465	—	343,490
Vendor prepayments	551	848	1,399	27,343	—	28,742
Other current assets	33,547	1,411	34,958	4,284	—	39,242

TOTAL CURRENT ASSETS	636,645	48,184	684,829	334,907	(365,765)	653,971
OTHER ASSETS
Investments in nonconsolidated companies	1,602	2,207	3,809	255,314	—	259,123
Note receivable from Saskferco	—	—	—	27,216	—	27,216
Other	10,893	—	10,893	12,641	—	23,534
PROPERTY
Property, plant and equipment!	1,308,475	35,509	1,343,984	151,717	—	1,495,701
Construction in progress	150,428	1,654	152,082	7,850	—	159,932

	1,458,903	37,163	1,496,066	159,567	—	1,655,633
Less accumulated depreciation and amortization	701,301	20,741	722,042	41,454	—	763,496

NET PROPERTY	757,602	16,422	774,024	118,113	—	892,137

TOTAL ASSETS	$1,406,742	66,813	1,473,555	748,191	(365,765)	1,855,981

LIABILITIES AND STOCKHOLDER'S EQUITY
CURRENT LIABILITIES
Current portion of long-term debt	$2	—	2	9,754	—	9,756
Accounts payable	55,824	8,014	63,838	26,926	—	90,764
Trade accounts payable due to Cargill, Inc. and affiliates	8,077	19,014	27,091	14,589	(21,137)	20,543
Customer prepayments	321	4,761	5,082	21,392	—	26,474
Accrued expenses	48,769	6,335	55,104	25,396	—	80,500
Accrued income taxes	17,097	—	17,097	4,974	—	22,071
Due to Cargill, Inc. and affiliates	—	2,301	2,301	545,242	(344,628)	202,915

TOTAL CURRENT LIABILITIES	130,090	40,425	170,515	648,273	(365,765)	453,023
OTHER LIABILITIES
Long-term debt	13,805	—	13,805	18,819	—	32,624
Due to Cargill, Inc. and affiliates	—	10,000	10,000	296,581	—	306,581
Deferred income taxes	61,138	1,406	62,544	22,227	—	84,771
Deferred asset retirement obligations	98,177	—	98,177	—	—	98,177
Other deferred liabilities	16,075	—	16,075	24,083	—	40,158

TOTAL LIABILITIES	319,285	51,831	371,116	1,009,983	(365,765)	1,015,334
MINORITY INTERESTS IN SUBSIDIARIES	—	—	—	7,639	—	7,639
STOCKHOLDER'S EQUITY
Equity	1,087,457	14,982	1,102,439	(155,653)	—	946,786
Accumulated other comprehensive income	—	—	—	(113,778)	—	(113,778)

TOTAL STOCKHOLDER'S EQUITY	1,087,457	14,982	1,102,439	(269,431)	—	833,008

TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY	$1,406,742	66,813	1,473,555	748,191	(365,765)	1,855,981

Cargill Fertilizer Businesses

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Consolidating Statement of Operations

	For the three months ended August 31, 2004
	Guarantor Entities			Total Non-Guarantor Entities	Eliminations	Consolidated
	Cargill Fertilizer Inc.	United States Distribution	Total
	(in thousands)
Net sales	$359,005	47,163	406,168	387,218	(68,611)	724,775
Cost of sales	332,080	42,832	374,912	342,749	(68,332)	649,329

Gross profit	26,925	4,331	31,256	44,469	(279)	75,446
Selling, general and administrative expenses	5,329	5,700	11,029	20,176	(212)	30,993
Loss on sale of assets	30	—	30	202	—	232

Operating earnings (loss)	21,566	(1,369)	20,197	24,091	(67)	44,221
Interest on external debt	740	—	740	1,868	—	2,608
Interest on debt with Cargill, Inc. and affiliates	(1,261)	162	(1,099)	6,159	(67)	4,993
Foreign currency losses	—	—	—	1,601	—	1,601
Other expense (income), net	150	—	150	(6,468)	—	(6,318)

Earnings (loss) from consolidated companies before income taxes	21,937	(1,531)	20,406	20,931	—	41,337
Income tax expense (benefit)	(2,358)	(558)	(2,916)	14,138	—	11,222

Net earnings (loss) from consolidated companies	24,295	(973)	23,322	6,793	—	30,115
Add (deduct) equity in net earnings (losses) of nonconsolidated companies	(26)	(50)	(76)	14,548	—	14,472
Deduct minority interests in net earnings of consolidated companies	—	—	—	(1,205)	—	(1,205)

NET EARNINGS (LOSS)	$24,269	(1,023)	23,246	20,136	—	43,382

Cargill Fertilizer Businesses

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Consolidating Statement of Operations

	For the three months ended August 31, 2003
	Guarantor Entities			Total Non-Guarantor Entities	Eliminations	Consolidated
	Cargill Fertilizer Inc.	United States Distribution	Total

	(in thousands)
Net sales	$285,428	45,603	331,031	302,367	(85,966)	547,432
Cost of sales	280,180	40,882	321,062	278,481	(85,960)	513,583

Gross profit	5,248	4,721	9,969	23,886	(6)	33,849
Selling, general and administrative expenses	4,625	3,925	8,550	13,317	—	21,867
Gain on sale of assets	(7)	(41)	(48)	(188)	—	(236)

Operating earnings	630	837	1,467	10,757	(6)	12,218
Interest on external debt	190	—	190	2,043	—	2,233
Interest on debt with Cargill, Inc. and affiliates	(969)	143	(826)	6,877	(6)	6,045
Foreign currency losses	—	—	—	86	—	86
Other expense (income), net	172	(1,049)	(877)	(117)	—	(994)

Earnings from consolidated companies before income taxes	1,237	1,743	2,980	1,868	—	4,848
Income tax expense (benefit)	712	635	1,347	(487)	—	860

Net earnings from consolidated companies	525	1,108	1,633	2,355	—	3,988
Add (deduct) equity in net earnings (losses) of nonconsolidated companies	(10)	(26)	(36)	5,115	—	5,079
Deduct minority interests in net earnings of consolidated companies	—	—	—	(839)	—	(839)

NET EARNINGS	$515	1,082	1,597	6,631	—	8,228

Cargill Fertilizer Businesses

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Consolidating Statement of Cash Flows

	For the Three Months Ended August 31, 2004
	Guarantor Entities			Total Non-Guarantor Entities	Eliminations	Consolidated
	Cargill Fertilizer Inc.	United States Distribution	Total
	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings (loss)	$24,269	(1,023)	23,246	20,136	—	43,382
Minority interests in net earnings of consolidated companies	—	—	—	1,205	—	1,205
Noncash items included in earnings:
Equity in net earnings of nonconsolidated companies, net of dividends	17	150	167	3,201	—	3,368
Depreciation and amortization of property	19,823	375	20,198	2,919	—	23,117
Provision (recoveries) for losses on accounts receivable	—	3	3	(244)	—	(241)
Deferred income taxes	—	—	—	5,868	—	5,868
Changes in current assets and liabilities, excluding effect of acquisitions:
Decrease (increase) in accounts receivable	(17,282)	97	(17,185)	(66,194)	—	(83,379)
Decrease (increase) decrease in trade receivable/payable with Cargill, Inc. and affiliates	(9,594)	13,389	3,795	40,500	—	44,295
(Increase) decrease in inventories	37,648	(3,242)	34,406	(69,087)	—	(34,681)
Increase (decrease) in accounts payable and accrued expenses	(14,714)	(4,888)	(19,602)	60,818	—	41,216
Increase (decrease) in accrued income taxes	(8,961)	—	(8,961)	4,000	—	(4,961)
Decrease (increase) in other current assets and liabilities	11,133	(1,005)	10,128	25,559	—	35,687
Increase in deferred asset retirement obligations	(596)	—	(596)	—	—	(596)
Other, net	(518)	37	(481)	7,715	—	7,234

Net cash provided by operating activities, excluding effect of acquisitions	41,225	3,893	45,118	36,396	—	81,514

CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property	(33,439)	(347)	(33,786)	(5,126)	—	(38,912)
Investment in note of Saskferco	—	—	—	(15,352)	—	(15,352)
Net proceeds from property and business disposals	74	—	74	417	—	491
Other, net	10	29	39	(2,041)	—	(2,002)

Net cash used by investing activities	(33,355)	(318)	(33,673)	(22,102)	—	(55,775)

CASH FLOWS FROM FINANCING ACTIVITIES				—
Net proceeds from (payments on) due to Cargill, Inc. and affiliates	(4,125)	(3,579)	(7,704)	2,537	—	(5,167)
Payments on long-term debt	—	—	—	(4,122)	—	(4,122)
Proceeds from long-term debt	—	—	—	724	—	724
Net contributions from Cargill, Inc.	(3,745)	4	(3,741)	(1,312)	—	(5,053)
Other, net	—	—	—	651	—	651

Net cash used by financing activities	(7,870)	(3,575)	(11,445)	(1,522)	—	(12,967)

INCREASE IN CASH AND CASH EQUIVALENTS	—	—	—	12,772	—	12,772
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	—	1	1	10,069	—	10,070

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$—	1	1	22,841	—	22,842

Cargill Fertilizer Businesses

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Consolidating Statement of Cash Flows

	For the Three Months Ended August 31, 2003
	Guarantor Entities			Total Non-Guarantor Entities	Eliminations	Consolidated
	Cargill Fertilizer Inc.	United States Distribution	Total
	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings	$515	1,082	1,597	6,631	—	8,228
Minority interests in net earnings of consolidated companies	—	—	—	839	—	839
Noncash items included in earnings:
Equity in net earnings of nonconsolidated companies, net of dividends	10	26	36	1,149	—	1,185
Depreciation and amortization of property	19,576	356	19,932	2,660	—	22,592
Provision (recoveries) for losses on accounts receivable	—	1	1	(592)	—	(591)
Deferred income taxes	—	702	702	452	—	1,154
Changes in current assets and liabilities, excluding effect of acquisitions:
Increase in accounts receivable	(19,724)	(13,872)	(33,596)	(33,564)	—	(67,160)
(Increase) decrease in trade receivable/payable with Cargill, Inc. and affiliates	(10,284)	9,483	(801)	(2,427)	—	(3,228)
Decrease (increase) in inventories	25,894	(7,384)	18,510	(32,420)	—	(13,910)
Increase (decrease) in accounts payable and accrued expenses	(3,588)	2,112	(1,476)	17,188	—	15,712
Increase in accrued income taxes	694	—	694	269	—	963
Decrease in other current assets and liabilities	9,129	58	9,187	57,100	—	66,287
Increase in deferred asset retirement obligations	1,264	—	1,264	—	—	1,264
Other, net	235	(65)	170	1,187	—	1,357

Net cash provided (used) by operating activities, excluding effect of acquisitions	23,721	(7,501)	16,220	18,472	—	34,692

CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property	(17,043)	(120)	(17,163)	(1,660)	—	(18,823)
Investments in businesses acquired	—	—	—	(13,164)	—	(13,164)
Investments in nonconsolidated companies	(82)	—	(82)	—	—	(82)
Net proceeds from property and business disposals	6	—	6	199	—	205
Other, net	5	—	5	(595)	—	(590)

Net cash used by investing activities	(17,114)	(120)	(17,234)	(15,220)	—	(32,454)

CASH FLOWS FROM FINANCING ACTIVITIES				—
Net proceeds from (payments on) due to Cargill, Inc. and affiliates	(8,590)	6,535	(2,055)	3,214	—	1,159
Payments on long-term debt	—	—	—	(1,067)	—	(1,067)
Proceeds from long-term debt	—	—	—	2,022	—	2,022
Net contributions from Cargill, Inc.	1,983	1,086	3,069	(828)	—	2,241
Other, net	—	—	—	565	—	565

Net cash provided (used) by financing activities	(6,607)	7,621	1,014	3,906	—	4,920

INCREASE IN CASH AND CASH EQUIVALENTS	—	—	—	7,158	—	7,158
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	—	1	1	7,780	—	7,781

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$—	1	1	14,938	—	14,939

Cargill Fertilizer Businesses

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(5) Guarantees

The Company issued guarantees to financial institutions in Brazil related to amounts owed the institutions by certain of its customers. The terms of the guarantees are approximately equal to the terms of the related financing arrangements. In the event that the customers default on their payments to the institutions and the Company would be required to perform under the guarantees, the Company has obtained collateral from the customers. As of August 31, 2004, the maximum potential future payment under the guarantees was $41.8 million.

(6) Subsequent Events

On October 22, 2004, pursuant to the Agreement and Plan of Merger and Contribution dated as of January 26, 2004, by and among IMC Global Inc. (now known as Mosaic Global Holdings Inc.), Global Nutrition Solutions, Inc. (now known as The Mosaic Company) (“Mosaic”), GNS Acquisition Corp., Cargill, Incorporated (“Cargill”) and Cargill Fertilizer, Inc., as amended by Amendment No. 1 to Agreement and Plan of Merger and Contribution, dated as of June 15, 2004, and as subsequently amended by Amendment No. 2 to Agreement and Plan of Merger and Contribution, dated as of October 18, 2004 (the “Merger and Contribution Agreement”), (i) GNS Acquisition Corp., a wholly owned subsidiary of Mosaic, merged with and into IMC (the “Merger”), with IMC surviving the Merger and (ii) Cargill and certain of its affiliates (the “Cargill Contributing Corporations”) contributed equity interests in certain entities owning all or substantially all of Cargill’s fertilizer businesses (the “Contribution” and, together with the Merger, the “Cargill Transactions”). At the effective time of the Merger, IMC’s corporate name was changed from IMC Global Inc. to Mosaic Global Holdings Inc.

Pursuant to the Merger, each outstanding share of IMC’s common stock, par value $1.00 per share, was converted into and became the right to receive one share of common stock, par value $.01 per share, of Mosaic (“Mosaic Common Stock”). In addition, in the Merger each outstanding share of IMC’s 7.50% Mandatory Convertible Preferred Shares, par value $1.00 per share, was converted into and became the right to receive one share of Mosaic’s 7.50% Mandatory Convertible Preferred Shares, par value $.01 per share. As consideration for the Contribution, the Cargill Contributing Corporations received shares of Mosaic Common Stock representing approximately 66.5% of the outstanding shares of Mosaic Common Stock (after giving effect to the Cargill Transactions), in addition to 5,458,955 shares of Mosaic’s Class B common stock, par value $.01 per share. Immediately following the consummation of the Cargill Transactions, the former holders of IMC’s Common Stock owned approximately 33.5% of the outstanding shares of Mosaic Common Stock.

In connection with the execution of the Merger and Contribution Agreement, Cargill and Mosaic also entered into an Investor Rights Agreement, dated as of January 26, 2004 (the “Investor Rights Agreement”), which was amended on October 22, 2004 to add as parties thereto the Cargill Contributing Corporations other than Cargill. The Investor Rights Agreement provides for, among other things, Cargill and IMC to designate seven and four director nominees, respectively, with respect to each election of Mosaic’s board of directors during the four-year period following completion of the Cargill Transactions.

The Cargill Fertilizer Businesses suffered property damage during Hurricanes Charley, Frances and Jeanne in August and September 2004. In particular, on September 5, 2004, a breach of the active phosphogypsum stack at Mosaic’s Riverview facility occurred due to excessive winds from Hurricane Frances, resulting in approximately 65 million gallons of partially-treated fertilizer process water being released into nearby Archie Creek. In addition, the recent hurricanes resulted in lost

Cargill Fertilizer Businesses

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

production at Mosaic and IMC of approximately 182,000 and 140,000 tons, respectively, of granulated product (DAP/MAP/TSP/MicroEssentials), as well as expenses relating to the handling and treatment of water resulting from massive rainfall that resulted in raised water levels in certain gypsum stacks and water retention ponds. The release described above could result in potential enforcement actions from governmental authorities, claims from private parties and future regulatory challenges. Within several days following the impact of Hurricane Frances, the phosphogypsum stack was repaired and Mosaic’s Riverview facility is expected to be able to operate at full capacity without ongoing effects resulting from this hurricane. Although Mosaic does not expect that this release will be material to the ongoing operations of the Cargill Fertilizer Businesses, it may affect future regulatory and permitting requirements for Mosaic.

These hurricanes are also expected to affect the Cargill Fertilizer Businesses’ results of operations for the second quarter of 2004 due in part to an anticipated decrease in revenue as a result of lost production and in part to charges associated with certain water treatment, repair and related cleanup efforts. In particular, the Cargill Fertilizer Businesses’ second quarter results will include an estimated loss due to the impact from these hurricanes that resulted in lost production of the approximately 182,000 tons of granulated product (DAP/MAP/MicroEssentials) described above. The second quarter results also include a charge for the handling and treatment of water resulting from excessive rainfall from the hurricanes, as described above. While Mosaic’s assessment of the total costs of such water handling is ongoing, the current estimated cost is approximately $7 million.

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Shareholders of

Fertifos Administração e Participação S.A. and Subsidiaries

São Paulo—SP—Brazil

1. We have audited the accompanying consolidated balance sheets of Fertifos Administração e Participação S.A. (the “Company”) and Subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, comprehensive income (loss), changes in shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2003, all expressed in United States dollars. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

2. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

3. The accompanying financial statements have been translated from Brazilian reais into United States dollars in accordance with the standards set forth in Statement of Financial Accounting Standards No. 52, for the purposes of consolidation and the equity method of accounting by the Company’s investors.

4. In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of Fertifos Administração e Participação S.A. and Subsidiaries as of December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

5. As discussed in Note 2 to the accompanying consolidated financial statements, effective January 1, 2002, the Company changed its method of accounting for scheduled maintenance costs. In addition, as also discussed in Note 2 to the accompanying consolidated financial statements, effective January 1, 2003, the Company adopted the provisions of SFAS No. 143, “Accounting for Asset Retirement Obligations.”

/s/ Deloitte Touche Tohmatsu

Auditores Independentes

São Paulo, Brazil

June 2, 2004

FERTIFOS ADMINISTRAÇÃO E PARTICIPAÇÃO S.A. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Expressed in thousands of United States dollars)

	At December 31
	2003	2002
ASSETS
CURRENT ASSETS
Cash and cash equivalents	192,388	152,390
Marketable securities	10,926	11,112
Trade accounts receivable (including related parties, $1,007 in 2003 and $1,306 in 2002)	20,531	15,059
Inventories (Note 5)	62,044	43,465
Recoverable taxes (Note 6)	1,794	2,270
Other current assets	4,151	2,637

Total current assets	291,834	226,933

PROPERTY, PLANT AND EQUIPMENT, NET (Note 7)	254,296	205,798

OTHER ASSETS
Deferred income taxes (Note 9)	21,179	11,636
Recoverable taxes (Note 6)	24,071	16,347
Other noncurrent assets (Note 8)	54,815	34,837

Total other assets	100,065	62,820

TOTAL ASSETS	646,195	495,551

The notes are an integral part of the consolidated financial statements.

FERTIFOS ADMINISTRAÇÃO E PARTICIPAÇÃO S.A. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Expressed in thousands of United States dollars)

	At December 31
	2003	2002
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Short-term debt (Note 10)	2,605	2,934
Current portion of long-term debt (Note 11)	56,433	37,571
Trade accounts payable	79,777	37,080
Accrued payroll and wages	16,327	10,446
Income taxes payable	13,573	7,668
Other current liabilities (including related parties, $4,772 in 2003 and $3,410 in 2002)	18,019	8,878

Total current liabilities	186,734	104,577

LONG-TERM LIABILITIES
Long-term debt (Note 11)	135,323	156,439
Accrual for pension liability (Note 14)	8,365	8,533
Accrual for claims and lawsuits (Note 16)	43,514	26,546
Other long-term liabilities	4,602	—

Total long-term liabilities	191,804	191,518

MINORITY INTEREST	116,347	89,241

SHAREHOLDERS’ EQUITY
Common stock, no par value, 19,129,409,453 authorized and outstanding shares	122,857	122,857
Legal reserve	17,634	14,714
Retained earnings	91,834	77,500
Accumulated other comprehensive loss	(81,015)	(104,856)

Total shareholders’ equity	151,310	110,215

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	646,195	495,551

The notes are an integral part of the consolidated financial statements.

FERTIFOS ADMINISTRAÇÃO E PARTICIPAÇÃO S.A. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Expressed in thousands of United States dollars)

	Year ended December 31,
	2003	2002	2001
NET SALES (including related parties, $329,740 in 2003, $243,381 in 2002 and $247,554 in 2001)	630,533	477,878	484,620
COST OF SALES	(447,345)	(290,790)	(335,398)

Gross profit	183,188	187,088	149,222
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	(43,657)	(30,916)	(36,799)

Operating income	139,531	156,172	112,423

NONOPERATING INCOME (EXPENSES)
Interest income	34,106	18,745	12,799
Interest expense	(25,235)	(40,026)	(34,643)
Foreign exchange	(8,058)	(14,930)	(32,050)
Other, net	478	3,802	(328)

Nonoperating income (expenses), net	1,291	(32,409)	(54,222)

INCOME BEFORE INCOME TAX AND MINORITY INTEREST	140,822	123,763	58,201
Income tax expense (Note 9)	(39,448)	(36,791)	(16,335)

INCOME BEFORE MINORITY INTEREST AND CUMULATIVE EFFECT OF ACCOUNTING CHANGE	101,374	86,972	41,866
CUMULATIVE EFFECT OF ACCOUNTING CHANGE (net of tax of $416 in 2003 and $4,683 in 2002)	(807)	(9,092)	—
Minority interest	(44,900)	(37,394)	(22,235)

NET INCOME	55,667	40,486	19,631

The notes are an integral part of the consolidated financial statements.

FERTIFOS ADMINISTRAÇÃO E PARTICIPAÇÃO S.A. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(Expressed in thousands of United States dollars)

	Year Ended December 31,
	2003	2002	2001
NET INCOME	55,667	40,486	19,631
OTHER COMPREHENSIVE INCOME (LOSS)
Foreign currency translation adjustment	23,841	(44,615)	(16,838)

COMPREHENSIVE INCOME (LOSS)	79,508	(4,129)	2,793

The notes are an integral part of the consolidated financial statements.

FERTIFOS ADMINISTRAÇÃO E PARTICIPAÇÃO S.A. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

(Expressed in thousands of United States dollars)

	Common stock and additional paid-in capital	Legal reserve	Retained earnings	Accumulated other comprehensive loss	Total
BALANCES JANUARY 1, 2001	121,776	11,673	33,025	(43,403)	123,071
Net income	—	—	19,631	—	19,631
Transfer to legal reserve	—	1,152	(1,152)	—	—
Net translation adjustment	—	—	—	(16,838)	(16,838)

BALANCES DECEMBER 31, 2001	121,776	12,825	51,504	(60,241)	125,864
Net income	—	—	40,486	—	40,486
Transfer to legal reserve	—	1,889	(1,889)	—	—
Dividends	—	—	(11,353)	—	(11,353)
Net translation adjustment	—	—	—	(44,615)	(44,615)
Repurchased under stock repurchase plan	—	—	(167)	—	(167)
Capital increase	1,081	—	(1,081)	—	—

BALANCES DECEMBER 31, 2002	122,857	14,714	77,500	(104,856)	110,215
Net income	—	—	55,667	—	55,667
Transfer to legal reserve	—	2,920	(2,920)	—	—
Dividends	—	—	(38,413)	—	(38,413)
Net translation adjustment	—	—	—	23,841	23,841

BALANCES DECEMBER 31, 2003	122,857	17,634	91,834	(81,015)	151,310

The notes are an integral part of the consolidated financial statements.

FERTIFOS ADMINISTRAÇÃO E PARTICIPAÇÃO S.A. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Expressed in thousands of United States dollars)

	Year Ended December 31,
	2003	2002	2001
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	55,667	40,486	19,631
ADJUSTMENTS TO CASH PROVIDED BY OPERATIONS
Unrealized foreign exchange	(12,564)	32,012	18,621
Monetary variation of debt	9,173	31,423	40,424
Depreciation and amortization	28,709	25,980	32,201
Cumulative effect of accounting change	807	9,092	—
Gain on sale of investments	—	(4,572)	—
Write-off of property, plant and equipment	982	538	—
Deferred income taxes	(6,195)	4,998	(4,348)
Minority interest participation	44,900	37,394	22,235
CHANGES IN OPERATING ASSETS AND LIABILITIES
Marketable securities	2,500	(8,142)	47,301
Trade accounts receivable	(1,985)	(7,119)	(1,529)
Inventories	(8,444)	(7,198)	10,709
Recoverable taxes	3,581	6,919	(22,933)
Other assets	(13,926)	(171)	(13,975)
Trade accounts payable	32,328	13,239	(18,662)
Income taxes payable	3,939	(7,696)	7,508
Accrued payroll and wages	3,335	1,879	2,816
Other liabilities	18,753	834	17,934

Net cash provided by operating activities	161,560	169,896	157,933

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(29,066)	(30,733)	(58,724)
Sale of investment	—	9,592	—
Acquisition of minority interests	—	—	(23,919)

Net cash used in investing activities	(29,066)	(21,141)	(82,643)

CASH FLOWS FROM FINANCING ACTIVITIES
Net borrowings (repayments) of short-term debt	(531)	(100)	(37,065)
Proceeds from long-term debt	1,644	27,612	36,991
Repayments of long-term debt	(37,345)	(34,038)	(48,817)
Dividends paid to shareholders	(38,413)	(11,353)	—
Dividends paid to minority interests in subsidiaries	(36,099)	(167)	(13,364)

Net cash used in financing activities	(110,744)	(18,046)	(62,255)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	18,248	(52,932)	(20,863)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	39,998	77,777	(7,828)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	152,390	74,613	82,441

CASH AND CASH EQUIVALENTS, END OF YEAR	192,388	152,390	74,613

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid for:
Interest	12,502	13,823	19,661
Income taxes	19,499	19,817	17,624

The notes are an integral part of the consolidated financial statements.

FERTIFOS ADMINISTRAÇÃO E PARTICIPAÇÃO S.A. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of United States dollars, unless otherwise stated)

1. BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

Description of Business—Fertifos Administração e Participação S.A. (“Fertifos” or the “Company”), a privately held company, was formed in 1992 to participate in the Brazilian government auction and privatization of its controlling interest in its phosphate mining resources in Brazil. Fertifos was successful in the privatization, acquiring a controlling interest in Fertilizantes Fosfatados S.A. Fosfertil (“Fosfertil”) and its subsidiary Ultrafertil S.A. (“Ultrafertil”).

Fertifos and subsidiaries are engaged principally in the production of mineral nutrients, including phosphate, which are used in the production of fertilizers, as well as in the manufacture and sale of fertilizers with nitrogen and chemical products and in the operation of its own multiuse port terminal. Fertifos’ operations are located in Brazil.

Basis of Presentation—The accompanying consolidated financial statements include the accounts of the Company’s majority-owned subsidiaries, Fertilizantes Fosfatados S.A. Fosfertil, Ultrafertil S.A. and UF Distribuidora de Combustíveis Ltda. Intercompany transactions and balances have been eliminated in consolidation.

Use of Estimates—The preparation of consolidated financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. In the preparation of these consolidated financial statements, estimates and assumptions have been made by management concerning, among others, the selection of useful lives of property, plant and equipment, provisions necessary for the allowance for doubtful accounts receivable, provisions for contingent liabilities, determination of asset retirement obligations, deferred income tax valuation allowances, and the Company’s pension plan obligations. Actual results may vary from those estimates.

Translation of Foreign Currency Financial Statements—The functional currency of Fertifos and its subsidiaries is the Brazilian real and, as such, amounts included in the statements of income are translated at rates which approximate actual exchange rates at the date of the related transaction. Assets and liabilities are translated at exchange rates in effect as of the date of the balance sheet. The resulting translation adjustments are recorded as a component of accumulated other comprehensive loss, a separate component of shareholders’ equity.

Foreign Currency Transactions—Transactions denominated in currencies other than the functional currency are recorded based on exchange rates at the time such transactions arise. Subsequent changes in exchange rates result in transaction gains and losses that are reflected in the consolidated statement of income as foreign exchange.

Cash and Cash Equivalents—Cash and cash equivalents include time deposits and readily marketable securities with original maturity dates of three months or less.

Marketable Securities—Investments in marketable securities denominated in United States dollars are classified as trading and are reported at fair value based on quoted market prices with unrealized gains and losses included in nonoperating income. The Company recorded unrealized holding gains of $87, $89, and $28 for the years ended December 31, 2003, 2002 and 2001, respectively, on its portfolio of trading securities.

FERTIFOS ADMINISTRAÇÃO E PARTICIPAÇÃO S.A. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Expressed in thousands of United States dollars, unless otherwise stated)

Trade Accounts Receivable—Accounts receivable are stated net of an allowance for doubtful accounts, which is recorded in an amount considered by management to be sufficient to absorb probable future losses related to uncollectible accounts. The allowance for doubtful accounts was $2,740 and $2,301 at December 31, 2003 and 2002, respectively.

Derivatives—Fertifos enters into various derivative financial instruments to limit exposure to changes in foreign currency fluctuations and interest rates. The Company does not enter into derivative financial instruments for speculative purposes. Effective January 1, 2001, Fertifos adopted Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standard (“SFAS”) No. 133 and 138, “Accounting for Derivative Instruments and Hedging Activities”. SFAS No. 133 and No. 138 established accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and hedging activities. The adoption of SFAS No. 133 did not have a material effect on the Company.

The Company’s derivative instruments are recorded at fair value in the balance sheet based on quoted market prices or based on the present value of discounted cash flows. The Company’s derivative financial instruments have not been designated as accounting hedges under SFAS No. 133 and, as such, changes in the fair value are recognized currently in operations as a part of foreign exchange in the statements of income.

Inventories—Inventories are stated at the lower of weighted average cost or market.

Recoverable Taxes—Recoverable taxes include prepaid and recoverable income and social contribution taxes, as well as value-added taxes paid on the acquisition of raw materials and other services which can be used to offset future similar tax liabilities. A valuation allowance is recognized if, based on the weight of available evidence, it is more likely than not that some portion of the recoverable taxes will not be realized.

Maintenance Programs—Prior to January 1, 2002 expenses for scheduled plant maintenance and related shutdowns were deferred and amortized using the straight-line method over the estimated period of benefit, generally to the date of next scheduled shutdown. Effective January 1, 2002, all related scheduled plant maintenance expenses are expensed as incurred (see Note 2).

Spare Parts—The Company maintains spare parts for its machinery and equipment in quantities deemed sufficient to support operations and maintenance programs. Such quantities are generally in excess of quantities expected to be used or capitalized within one year, given the specialty nature of the parts and their availability. As spare parts are eventually used, they are either capitalized as part of property, plant or equipment and subsequently depreciated over their remaining useful lives, or expensed as part of operating expenses. Based on the nature of these spare parts and historical usage patterns, spare parts destined for eventual capitalization or held in quantities not expected to be utilized within the next year are classified as other noncurrent assets and are subject to impairment analysis along with the Company’s other long-lived assets.

Property, Plant and Equipment—Property, plant and equipment, including mining rights, is stated at cost less accumulated depreciation and amortization. Major renewals and improvements that extend the useful lives of the assets are capitalized, while routine maintenance and repairs are

FERTIFOS ADMINISTRAÇÃO E PARTICIPAÇÃO S.A. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Expressed in thousands of United States dollars, unless otherwise stated)

expensed as incurred. Depreciation and amortization is computed using the straight-line method based on the estimated useful lives of assets. Useful lives for property, plant and equipment are as follows:

Estimated useful lives
Buildings	25
Machinery and equipment	4-25
Furniture, fixtures and other	4-10
Mining rights	50

Mining rights are being amortized using the straight-line method over a period of 50 years, which represents the estimated weighted-average remaining life of the Company’s mining properties based on estimated proven and probable mineral reserves. Mining exploration and development costs are expensed as incurred.

Fertifos capitalizes interest on borrowings during the construction period of major capital projects. The capitalized interest is recorded as part of the asset to which it relates and is amortized over the asset’s estimated useful life (see Note 7).

Impairment of Long-lived Assets—Effective January 1, 2002, the Company adopted SFAS No. 144, “Accounting for the Impairment or Disposal of Long-lived Assets”. Long-lived assets deemed held for sale are stated at the lower of cost or fair value. Long-lived assets held for use are subject to an impairment assessment if the carrying value is no longer deemed recoverable based upon an analysis of undiscounted future cash flows of the asset, or groups of assets for which the related identifiable cash flows are largely independent of other groups of assets. The amount of the impairment, if any, is the difference between the carrying amount and the fair value of the asset. The adoption of this statement in 2002 did not have a material effect on the Company’s financial position or results of operations.

Income Taxes—The Company provides for income taxes using the liability method under which deferred income taxes are recognized for the estimated future tax effects attributable to temporary differences and carryforwards that result from events that have been recognized either in the financial statements or the income tax returns, but not both. The measurement of current and deferred income tax liabilities and assets is based on provisions of enacted tax laws. A valuation allowance is recognized if, based on the weight of available evidence, it is more likely than not that some portion of the deferred tax assets will not be realized.

Revenue Recognition—Sales of mineral products are recognized when revenue is realized or realizable, and has been earned. Revenue is recognized when risk and title to the product transfer to the customer, which generally occurs at the time the shipment is made. Gross sales are reduced by discounts related to promotional programs and sales taxes to arrive at net sales.

Environmental, Site and Restoration Costs—Expenditures related to ongoing compliance with environmental regulations are charged to expense as incurred. These ongoing programs are designed to minimize the environmental impact of the Company’s activities. Prior to January 1, 2003, liabilities for final site reclamation and restoration costs associated with the Company’s mining properties were recorded when the respective reclamation and restoration strategies were able to be reasonably determined and the related costs reasonably estimated. Effective January 1, 2003, the Company

FERTIFOS ADMINISTRAÇÃO E PARTICIPAÇÃO S.A. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Expressed in thousands of United States dollars, unless otherwise stated)

adopted the provisions of SFAS No. 143, “Accounting for Asset Retirement Obligations,” which addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated retirement costs, including those final site restoration and reclamation costs associated with the Company’s mining rights and operating facilities (see Note 2).

Comprehensive Income (Loss)—The components of comprehensive income include gains and losses on foreign currency translation adjustments, which are reported net of tax.

New Accounting Pronouncements—In November 2002, the FASB issued FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, including Indirect Guarantees of Indebtedness of Others” (FIN 45). FIN 45 requires additional disclosures by guarantors about obligations under guarantees that it has issued. This statement also clarifies that a guarantor is required to recognize, at inception of a guarantee, a liability for the fair value of obligations undertaken in issuing guarantees. The disclosure requirements were effective for financial statements of interim and annual periods ending after December 15, 2002. The initial recognition and initial measurement requirements were applicable on a prospective basis for guarantees issued or modified after December 31, 2002. The adoption of FIN 45 in 2003 did not have a material impact on the Company’s consolidated financial statements.

In January 2003, the FASB issued FASB Interpretation No. 46, “An interpretation of Accounting Research Bulletin No. 51, Consolidated Financial Statements (ARB 51).” In December 2003, the FASB revised FASB Interpretation No. 46, Consolidation of Variable Interest Entities (FIN 46) and codified certain FASB Staff Positions (FSPs) previously issued for FIN 46 in FASB Interpretation No. 46, Revised (FIN 46R). FIN 46 as originally issued and as revised by FIN46R, establishes consolidation criteria for entities for which control is not easily discernable under ARB 51. The adoption of FIN 46 and FIN 46R in 2003 did not have a material impact on the Company’s consolidated financial statements.

In April 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities (SFAS No. 149). SFAS No. 149 amends and clarifies accounting for derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133. SFAS No. 149 is applied prospectively and is effective for contracts entered into or modified after June 30, 2003, except for provisions related to SFAS No. 133 implementation issues that have been effective for fiscal quarters that began prior to June 15, 2003, and certain provisions relating to forward purchases or sales of when-issued securities or other securities that do not yet exist. The adoption of SFAS No. 149 did not have a material impact on the Company’s consolidated financial statements.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity (SFAS No.150). SFAS No. 150 establishes standards for how a company classifies and measures certain financial instruments with characteristics of both liabilities and equity. SFAS No. 150 requires that a company classify a financial instrument which is within the scope of SFAS No. 150 as a liability (or an asset in some circumstances). SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and to certain other instruments that existed prior to May 31, 2003 as of the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS No. 150 did not have a material impact on the Company’s consolidated financial statements.

FERTIFOS ADMINISTRAÇÃO E PARTICIPAÇÃO S.A. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Expressed in thousands of United States dollars, unless otherwise stated)

Reclassifications—Certain reclassifications have been made to conform the December 31, 2002 and 2001 financial statements to the 2003 presentation, for comparative purposes.

2. CHANGES IN ACCOUNTING PRINCIPLE

Asset Retirement Obligations—Effective January 1, 2003, the Company adopted the provisions of SFAS No. 143, “Accounting for Asset Retirement Obligations”, which addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated retirement costs, including those site restoration and reclamation costs associated with the Company’s mining rights and operating facilities. The Company’s asset retirement obligations primarily include final site restoration and reclamation costs associated with the Company’s mining rights and operating facilities. In accordance with SFAS No. 143, these asset retirement obligations are recorded at their present value when incurred, with a corresponding amount capitalized as part of property, plant and equipment. The related asset retirement obligations will be accreted to their estimated future values on the estimated date that such obligations will be paid, while the asset will subsequently be depreciated over the remaining estimated useful life.

As a result of the adoption, the Company recorded a charge of $807, net of tax of $416, as a cumulative effect of a change in accounting principle, as follows:

Balance sheet:
Property, plant and equipment (asset, net of accumulated amortization of $131)	637
Deferred tax (asset)	416
Asset retirement obligation (liability)	(1,860)

Cumulative effect of accounting change (net of tax of $416)	(807)

At December 31, 2003, the carrying amount of the asset retirement obligation was $2,108, which is recorded as part of other long-term liabilities. There were no significant changes in the components of the liability during 2003. The associated amount capitalized as part of the Company’s property, plant and equipment, including mining rights, was $726 at December 31, 2003, net of accumulated depreciation and amortization of $161.

Scheduled Plant Maintenance—Prior to January 1, 2002 expenses for scheduled plant maintenance and related shutdowns were deferred and amortized using the straight-line method over the estimated period of benefit, generally to the date of the next scheduled shutdown. Effective January 1, 2002, all related scheduled plant maintenance costs are expended as incurred. The Company believes that the new method better reflects the nature of the expenses and that it is in line with the guidance provided by Emerging Issues Task Force Topic D-88, “Planned Major Maintenance Expense”, and industry practice. As a result of the change, the Company recorded a charge of $9,092, net of tax of $4,683, as a cumulative effect of accounting change related to plant maintenance in 2002.

FERTIFOS ADMINISTRAÇÃO E PARTICIPAÇÃO S.A. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Expressed in thousands of United States dollars, unless otherwise stated)

The pro forma effects on net income showing retroactive application of the accounting changes are as follows:

	Year Ended December 31
	2003	2002	2001
Net income before minority interest and cumulative effect of accounting change as reported	101,374	86,972	41,866
Adjustment for plant maintenance	—	—	(3,941)
Adjustment for asset retirement obligations	—	(82)	(84)

Pro forma net income before minority interest	101,374	86,890	37,841
Adjusted minority interest	(45,408)	(38,614)	(17,174)

Pro forma net income	55,966	48,276	20,667

3. ACQUISITIONS OF MINORITY INTERESTS

On February 15, 2001, Fertifos acquired 3,602,223,939 shares of common stock of Fosfertil (approximately 3.328%) from an existing minority interest for a total purchase price of $21,294. Fertifos paid $21,294 immediately upon consummation of the transaction and simultaneously entered into a real denominated note payable due in eight installments through January 2004, with interest at 6%, monetarily adjusted by IGP-M, swapped to United States dollars. On August 7, 2001, Fertifos acquired an additional 0.557% of the outstanding common stock of Fosfertil over the counter for approximately $3,100. In November 2001, Fosfertil’s Board of Directors authorized the 2001 Preferred Stock Repurchase Plan, which provided for the reacquisition of up to 3,000,000 shares of Fosfertil’s preferred stock. During December 2001, 994,700 shares of preferred stock (approximately 0.0048%) were repurchased at a total cost of $2,338.

The above share acquisitions have been accounted for as acquisitions of minority interests using the purchase method of accounting. The excess of the purchase price paid over the historical book value of the equity in net assets acquired from minority interests as a result of theses acquisitions, totaling $16,095, was allocated to property, plant and equipment, including mining rights, based on independent appraisals and internal and external valuation reports.

On April 19, 2002, the cancellation of 1,495,800 lots of one thousand preferred shares of Fosfertil held in treasury, without capital reduction, was approved. In July 2002, Fosfertil’s Board of Directors authorized the acquisition of up to 400,000 lots of one thousand common shares and up to 3,000,000 lots of one thousand preferred shares, all without par value, for cancellation or to be held in treasury for subsequent sale, this acquisition not implying a capital reduction. As of December 31, 2002, Fosfertil had 137,900 lots of one thousand shares held in treasury, which were subsequently cancelled in 2003. At December 31, 2003, no shares remained in treasury.

4. GAIN ON SALE OF INVESTMENTS

The amount refers to the 4.7% investment held by Ultrafertil S.A. in MRS Logística S.A., which was transferred to current assets in 2001 and sold at the beginning of 2002. The Company realized proceeds from the sale of $9,592 and recognized a gain on sale of $4,572.

FERTIFOS ADMINISTRAÇÃO E PARTICIPAÇÃO S.A. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Expressed in thousands of United States dollars, unless otherwise stated)

5. INVENTORIES

	At December 31
	2003	2002
Current assets:
Raw materials	28,374	17,337
Finished goods	33,670	26,128

Total	62,044	43,465

6. RECOVERABLE TAXES

	At December 31
	2003	2002
Income tax receivable	1,323	1,727
Recoverable taxes (ICMS)	25,913	13,654
Recoverable taxes (PIS)	4,686	3,236

	31,922	18,617
Less valuation allowance	(6,057)	—

Total	25,865	18,617

Current	1,794	2,270
Noncurrent	24,071	16,347

In December 2001, Fertifos recognized approximately $10,602 in a tax credit related to the payment of PIS (Social Integration Contribution on Revenue) per Decrees No. 2,445/88 and No. 2,449/88, for the period from January 1989 to October 1995. The Brazilian Supreme Court declared such Decrees unconstitutional and they were legally eliminated through Resolution No. 49/95 of the Federal Senate. The Company recorded the credit based on the opinion of its legal counsel, supported by decisions of the Board of Tax Appeals of the Ministry of Finance. The remaining balance of the unused and available credit is recorded in other long-term assets and will be utilized to offset future tax liabilities of the same nature.

During the year ended December 31, 2003, Fertifos recorded a valuation allowance in the amount of $6,057 to reduce the balance of recoverable ICMS taxes (a value added tax) to an amount which management believes is more likely than not to be realized.

FERTIFOS ADMINISTRAÇÃO E PARTICIPAÇÃO S.A. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Expressed in thousands of United States dollars, unless otherwise stated)

7. PROPERTY, PLANT AND EQUIPMENT, NET

	At December 31
	2003	2002
Buildings	168,115	138,784
Machinery and equipment	434,509	312,722
Furniture, fixtures and other	40,232	49,777

	642,856	501,283
Less—Accumulated depreciation and amortization	(430,060)	(327,664)

Subtotal	212,796	173,619
Land	14,164	11,306
Mining rights, net of amortization of $829 and $491 at December 31, 2003 and 2002, respectively	10,895	9,096
Construction in progress	16,441	11,777

Total	254,296	205,798

Fertifos capitalized interest on construction in progress in the amounts of $2,047, $2,200, and $7,181 for the years ended December 31, 2003, 2002 and 2001, respectively. Depreciation expense was $28,489, $25,748 and $31,984 for the years ended December 31, 2003, 2002 and 2001, respectively. Amortization expense amounted to $220, $232 and $217 for the years ended December 31, 2003, 2002 and 2001, respectively.

8. OTHER NONCURRENT ASSETS

	At December 31
	2003	2002
Spare parts	34,650	26,286
Judicial deposits	16,865	6,739
Fiscal incentives and others	3,300	1,812

Total	54,815	34,837

9. INCOME TAXES

The components of the provision for income taxes are as follows:

	Year Ended December 31
	2003	2002	2001
Current	(45,643)	(31,793)	(20,683)
Deferred	6,195	(4,998)	4,348

Income tax expense	(39,448)	(36,791)	(16,335)

FERTIFOS ADMINISTRAÇÃO E PARTICIPAÇÃO S.A. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Expressed in thousands of United States dollars, unless otherwise stated)

Reconciliation of the income tax expense at the Brazilian statutory rate to the effective rate is as follows:

	Year Ended December 31
	2003	2002	2001
Income before income tax and minority interests	140,822	123,763	58,201
Statutory income tax rate	34%	34%	34%

Income tax expense at statutory rate	47,879	42,079	19,788
Adjustments to derive effective rate:
Income tax effect of interest on shareholders’ equity	(6,270)	(2,593)	(2,092)
Other	(2,161)	(2,695)	(1,361)

Income tax expense	39,448	36,791	16,335

Brazilian corporations are permitted to determine a tax-deductible notional interest expense associated with shareholders’ equity, which could either be paid in cash, in the form of a dividend, or used to increase capital stock in the statutory records. The amount of any such notional interest expense is generally determined by the product of the Brazilian corporate law shareholders’ equity at the beginning of the year, less revaluation reserves, multiplied by the Brazilian long-term interest rate (TJLP), which is the official rate for government long-term loans, limited to the higher of 50% of net income or 50% of retained earnings at the beginning of the year. For financial reporting purposes, interest attributed to shareholders’ equity is reflected as a dividend and charged to retained earnings.

The components of deferred income taxes are as follows:

	At December 31
	2003	2002
Deferred income tax assets:
Accruals and reserves not currently deductible for tax purposes	14,527	9,629
Excess of tax basis over financial statement basis of property, plant and equipment	(529)	(32)
Maintenance program	7,181	2,039

Total deferred income taxes	21,179	11,636

10. SHORT-TERM DEBT

Fertifos’s short-term debt, predominately held with commercial banks and denominated in United States dollars, is generally used to fund working capital requirements. The weighted average interest rate on short-term debt outstanding as of December 31, 2003 and 2002 was 4.2% and 5.3%, respectively.

FERTIFOS ADMINISTRAÇÃO E PARTICIPAÇÃO S.A. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Expressed in thousands of United States dollars, unless otherwise stated)

11. LONG-TERM DEBT

Long-term debt obligations are summarized below:

	At December 31
	2003	2002
Due in Brazilian currency (real):
Long-term debt, collateralized by land, property, plant and equipment interest indexed to IGP-M (1) plus 6.5%, payable through 2007	108,754	95,362
Long-term debt, interest indexed to TJLP (2) plus 9.5 % to 10.0%, payable through 2006	5,460	6,522
Long-term debt, interest indexed to IGP-M (1) plus 6.0%, swapped to dollars, payable through 2004	5,349	10,729
Other	9,780	7,855
Due in foreign currency (US dollar):
Long-term debt, interest rates indexed to LIBOR (3) plus 3.75% to 3.87%, payable through 2008.	38,055	49,134
Long-term debt, interest rates indexed to LIBOR plus 4.2%, payable through 2007	24,358	24,408

	191,756	194,010
Less—Current portion	(56,433)	(37,571)

Total long-term debt	135,323	156,439

(1)	IGP-M is the Brazilian inflation index published by Fundação Getúlio Vargas. The annualized rate for the years ended December 31, 2003, 2002 and 2001 were 8.7%, 25.3% and 10.4%, respectively.
(2)	TJLP is a long-term interest rate reset by the Brazilian government on a quarterly basis. The annualized rate for the years ended December 31, 2003, 2002 and 2001 were 11.5%, 9.9% and 9.5%, respectively.
(3)	The annualized LIBOR interest rates paid by the Company for the years ended December 31, 2003, 2002 and 2001 were 1.3%, 2.3% and 4.7%, respectively.

As of December 31, 2003, certain land, property, plant and equipment having a net carrying value of approximately $106,900 have been mortgaged or otherwise encumbered against long-term debt.

A portion of the Company’s long-term debt is with the International Finance Corporation—IFC. Such financing contains certain restrictive covenants, which include restrictions as to the payments of dividends, as well as limits on capital expenditures and debt levels, among others. The Company was in compliance with all such covenants at December 31, 2003. Furthermore, these covenants have not restricted the Company’s ability to conduct its normal business or incur additional debt to fund its working capital or capital expenditure needs.

FERTIFOS ADMINISTRAÇÃO E PARTICIPAÇÃO S.A. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Expressed in thousands of United States dollars, unless otherwise stated)

Principal maturities of long-term debt as of December 31, 2003 are as follows:

2004	56,433
2005	49,531
2006	47,963
2007	34,211
2008 and thereafter	3,618

191,756

12. FINANCIAL INSTRUMENTS

Risk Management—Fertifos, as a result of its operating and financing activities, is exposed to changes in Brazilian interest rates and foreign currency exchange rates, which may affect its results of operations and financial position. Fertifos uses derivative financial instruments for the purpose of minimizing the risks and/or costs associated with fluctuations in foreign exchange rates. While these hedging instruments are subject to fluctuations in value, such fluctuations are generally offset by the value of the underlying exposures being hedged. The counterparties to these contractual arrangements are a small group of major financial institutions with which Fertifos also has other financial relationships. As such, credit risk arising from these contracts is not significant and Fertifos does not anticipate any significant losses. The net cash requirements arising from risk management activities are not expected to be material. Fertifos is not a party to leveraged derivatives.

Foreign Currency Risk Management—Fertifos enters into foreign currency exchange swap and forward contracts to hedge foreign currency exposures. Generally, the Company hedges only the net exposure of assets and liabilities denominated in the same currency. The related derivative contracts are not designated as accounting hedges under SFAS No. 133. The fair value gains or losses from these foreign currency derivatives are recognized directly in earnings, and generally offset foreign exchange gains or losses on the related assets and liabilities being hedged. Maturities of these instruments generally are between three and six months.

As of December 31, 2003 and 2002, Fertifos had cross-currency swaps outstanding with notional principal amounts of $42,700 and $35,000 and mark-to-market losses of $576 and $5, respectively, which were recognized in foreign exchange in the statements of income and offset the gains and losses from the assets and liabilities being hedged.

As of December 31, 2003 and 2002, Fertifos had forward contracts outstanding with notional principal amounts of $44,684 and $42,004 and mark-to-market losses of $1,196 and $333, respectively, which were recognized in foreign exchange in the statements of income and offset the gains and losses from the assets and liabilities being hedged.

As of December 31, 2003 and 2002, Fertifos had foreign exchange interbank certificates of deposits (“CDI”) to dollar swaps outstanding with notional principal amounts of $27,914 and $14,212, respectively, and mark-to-market losses of $6,664 and $71, respectively, which were recognized in foreign exchange in the statements of income and offset the gains and losses from the assets and liabilities being hedged.

FERTIFOS ADMINISTRAÇÃO E PARTICIPAÇÃO S.A. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Expressed in thousands of United States dollars, unless otherwise stated)

Fair Value of Financial Instruments—The carrying amount of cash and cash equivalents approximates the fair value because of the short maturity of those instruments. The fair value of marketable securities was determined based on similar instruments currently available to Fertifos. The carrying value of short-term debt approximates fair value because of the short maturity of those instruments. The carrying value of long-term debt approximates fair value and was calculated based on interest rates currently available to Fertifos for similar borrowings.

13. SHAREHOLDERS’ EQUITY

Capital Structure—At December 31, 2003 and 2002, Fertifos had 19,129,409,453 of authorized and outstanding common stock. At the Extraordinary General Meeting held on April 29, 2002, the shareholders approved an increase of the Company’s capital stock in the amount of $1,081 through a reduction of retained earnings. This is an act permitted by the Brazilian corporate law. During 2002, 14,954 lots of one thousand shares of common stock were repurchased at a total cost of $167 and cancelled without capital reduction.

Legal Reserves—As per paragraph 1 of article 193 of Law No. 6,404/76, 5% of statutory net income is attributed to a legal reserve of up to 20% of total statutory paid-in capital.

Dividends—Dividends are payable in Brazilian reais based on retained earnings determined for Brazilian statutory purposes. Dividends may be converted to United States dollars and remitted to shareholders abroad provided that the nonresident shareholder’s capital is registered with the Brazilian Central Bank.

14. ACCRUAL FOR PENSION LIABILITY

Employee Defined Benefit Plan and Postretirement Benefit Plan—A Fertifos subsidiary, Ultrafertil S.A. (“Ultrafertil”) participates in a multiemployer defined benefit pension plan and other postretirement benefit plans administered by the Fundação Petrobras de Seguridade Social (“Petros”).

At December 31, 2003, Petros had 1,756 participants from Ultrafertil. Ultrafertil contributed $764 and $921 to the plan for the years ended December 31, 2003 and 2002, respectively.

In April 2001, Fosfertil, together with Petros, commenced the process of separating the multiemployer plan assets into seven individual, respective single-employer plans for Ultrafertil and the other participants. As management intended to withdraw from the plan and it was likely that the Company would incur its proportionate share of the pension and other post-retirement obligations related to Ultrafertil, at December 31, 2001 the Company recorded its estimated withdrawal obligation to the plan for the unfunded benefit obligation based on an actuarial estimate. The Company recorded additional pre-tax pension expense of $12,821, with approximately $4,359 recorded as a deferred tax asset.

The separation process was completed on August 29, 2002. Beginning January 1, 2002, the Company began accounting for the related pension and other post-retirement benefits in accordance with SFAS No.87, “Employers Accounting for Pensions” and is presenting the required disclosures of SFAS No. 132, “Employers Disclosures about Pensions and Other Post-retirement Benefits.”

FERTIFOS ADMINISTRAÇÃO E PARTICIPAÇÃO S.A. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Expressed in thousands of United States dollars, unless otherwise stated)

The following table shows information related to the Company’s defined benefit pension and post-retirement benefit plans as of and for the years ended December 31:

	Year Ended December 31		Year Ended December 31
	2003		2002
	Pension benefits	Other benefits	Pension benefits	Other benefits
Accumulated benefit obligation at December 31	131,912	180	92,810	142
Change in benefit obligation:
Benefit obligation at beginning of year	94,141	142	124,249	219
Service cost	715	8	693	15
Interest cost	6,244	10	5,716	10
Actuarial (gain) loss	18,329	(12)	16,479	(26)
Benefits paid	(7,996)	—	(7,799)	—
Cumulative translation adjustment	22,004	32	(45,197)	(76)

Benefit obligation at end of year	133,437	180	94,141	142

Change in plan assets:
Fair value of plans assets at beginning of year	87,454	—	111,644	—
Actual return on plan assets	25,020	—	23,658	—
Contributions received	1,139	—	1,161	—
Benefits paid	(7,996)	—	(7,799)	—
Cumulative translation adjustment	20,603	—	(41,210)	—

Fair value of plans assets at end of year	126,220	—	87,454	—

Funded status	7,217	180	6,687	142
Unrecognized net actuarial gain (loss)	956	12	1,682	22

Accrual for pension obligations	8,173	192	8,369	164

The following summarizes the components of the net periodic benefit cost recognized in the statements of income:

	Year Ended December 31
	2003	2002	2001
Service cost	723	708	—
Interest cost	6,254	5,726	—
Expected return on plan assets	(5,811)	(5,297)	—
Amortization of actuarial gains/losses	511	—	—
Recognized actuarial loss	—	—	—
Contributions to multiemployer plan	—	—	879
Withdrawal obligation	—	(216)	12,821

Total net periodic benefit cost	1,677	921	13,700

FERTIFOS ADMINISTRAÇÃO E PARTICIPAÇÃO S.A. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Expressed in thousands of United States dollars, unless otherwise stated)

The weighted average assumptions used in determining the actuarial present value of the projected benefit obligations and the net periodic benefit cost under the defined benefit plans are as follows:

	At December 31
	2003	2002
Discount rate (inflation adjusted)	15.30%	18.53%
Expected long-term rate of return on plan assets (inflation adjusted)	15.30%	18.53%
Increase in future compensation levels (inflation adjusted)	11.30%	14.53%
Inflation	9.30%	12.53%

The expected long-term rate of return on assets is based in consultation with the plan’s investment advisors and actuaries. These rates are intended to reflect the average rates of earnings expected to be earned on the funds invested or to be invested to provide required plan benefits. The plan is assumed to continue in effect as long as assets are expected to be invested. In estimating the expected long-term rate of return on assets, appropriate consideration is given to historical performance for the major asset classes held or anticipated to be held by the plan and to current forecasts of future rates of return for those asset classes, considering such factors as projected long-term inflation rates, future interest yield curves and other economic projection data available in the market. Cash flow and expenses are taken into consideration to the extent that the expected returns would be affected by them.

The pension plan’s weighted-average actual asset allocations, including plan target allocations, at the end of the plan year for 2003 and 2002, by category are as follows:

	At December 31
	Plan Target	2003	2002
Fixed income investments	45%–85%	49.8%	55.6%
Variable rate investments	10%–35%	31.3%	24.6%
Real estate	5%–13%	9.0%	10.2%
Loans and other	2%–10%	9.9%	9.6%

The plan’s investment policies and strategies are aimed to reduce investment risk through diversification, considering such factors as the liquidity needs and funded status of plan liabilities, types and availability of financial instruments in the local market, general economic conditions and forecasts as well as the requirements under local pension plan law. Assets are sufficiently diversified to maintain a reasonable level of risk without imprudently sacrificing return, with target asset allocations based on expectations of asset performance over a time horizon of 12 months, considering defined actuarial targets and considering alternative scenarios. Specific investments within asset categories are based on analyses of risk and return of the portfolio as a whole.

Fertifos expects to contribute approximately $700 to its defined benefit plans in 2004.

Employee Defined Contribution Plan—In October 2001, the Company and Ultrafertil implemented a defined contribution plan for employees not covered under the multiemployer defined benefit pension plan and other post-retirement benefit plans administered by Petros. In 2003, 2002 and 2001, the expenses related to Bradesco Previdência e Seguros S.A. were $334, $327 and $109, respectively. The participants’ contribution is based on their compensation at the rate of 2.7% for Fosfertil, and 2.0% for Ultrafertil.

FERTIFOS ADMINISTRAÇÃO E PARTICIPAÇÃO S.A. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Expressed in thousands of United States dollars, unless otherwise stated)

15. RELATED-PARTY TRANSACTIONS AND BALANCES

Fertifos provides phosphate and nitrogenous materials principally to the fertilizer industry in Brazil. Many of Fertifos’ shareholders are engaged in this industry and buy a majority of Fertifos’ production. The Company recorded net sales of $329,740, $243,381 and $247,554 for the years ended December 31, 2003, 2002 and 2001, respectively, to its shareholders. Sales to two related parties accounted for approximately 45%, 43% and 41% of net sales for the years ended December 31, 2003, 2002 and 2001, respectively. Accounts receivable from shareholders were $1,007 and $1,306 at December 31, 2003 and 2002, respectively. Other current liabilities to shareholders were $4,772 and $3,410 at December 31, 2003 and 2002, respectively.

16. COMMITMENTS AND CONTINGENCIES

Fertifos is party to a number of claims and lawsuits arising out of the normal course of business with respect to commercial matters, including various tax and labor claims. Accruals for claims and lawsuits of $43,514 and $26,546 at December 31, 2003 and 2002, respectively, are summarized as follows:

	At December 31
	2003	2002
Labor matters	11,594	8,398
Tax matters
Disputed taxes	24,080	13,064
Other	7,840	5,084

Total	43,514	26,546

Labor matters—The Company is a party to various labor claims made by its former employees, which are in various stages of litigation. Based on the advice of its legal counsel, the Company has accrued amounts representing management’s estimate of probable losses related to these claims.

Disputed taxes—The Company has filed injunctions disputing certain aspects of the tax legislation related to federal income and social contribution taxes as well as changes to the legislation regarding PIS and COFINS tax (revenue taxes). Such taxes continue to be accrued in accordance with applicable legislation; however, the Company has suspended payment while these matters are being contested.

Other tax matters—The Company is also party to a number of tax claims and assessments in the normal course of business for which provisions have been recorded representing management’s best estimate of probable losses, based on the advice of its legal counsel and tax advisors.

After taking into account liabilities recorded for all of the foregoing matters, management believes that the ultimate resolution of such matters will not have a material adverse effect on Fertifos’ financial condition, results of operations or liquidity. The Company recorded $9,145, $7,466 and $4,404 of expense for contingencies during the years ended December 31, 2003, 2002 and 2001, respectively.

FERTIFOS ADMINISTRAÇÃO E PARTICIPAÇÃO S.A. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Expressed in thousands of United States dollars, unless otherwise stated)

17. SUBSEQUENT EVENTS

On February 27, 2004, Fosfertil entered into an export prepayment financing arrangement with a bank in the amount of $15,000. This debt bears interest at 5.56% and is repayable in three annual principal commencing on February 16, 2007.

On March 25, 2004, Fosfertil entered into a pre-export financing arrangement with a bank in the amount of $30,000. This debt bears interest at 5.56% with maturity at January 30, 2009.

On May 24, 2004 and June 2, 2004 the Company paid dividends of $3,085 and $9,473, respectively.

FERTIFOS ADMINISTRAÇÃO E PARTICIPAÇÃO S.A. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Expressed in thousands of United States dollars)

(Unaudited)

	At June 30,
	2004	2003
ASSETS

CURRENT ASSETS
Cash and cash equivalents	119,415	144,465
Marketable securities	8,170	11,052
Trade accounts receivable (including related parties, $ 2,339 in 2004 and $5,833 in 2003)	29,408	29,357
Inventories (Note 3)	130,633	70,899
Recoverable taxes	2,105	2,448
Other current assets	4,530	3,410

Total current assets	294,261	261,631

PROPERTY, PLANT AND EQUIPMENT, NET	236,492	255,142

OTHER ASSETS
Deferred income taxes	22,809	19,127
Recoverable taxes	26,681	25,643
Other noncurrent assets (Note 4)	56,957	44,560

Total other assets	106,447	89,330

TOTAL ASSETS	637,200	606,103

The notes are an integral part of the consolidated financial statements.

FERTIFOS ADMINISTRAÇÃO E PARTICIPAÇÃO S.A. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Expressed in thousands of United States dollars)

(Unaudited)

	At June 30,
	2004	2003
LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Current portion of long-term debt (Note 6)	57,165	51,641
Trade accounts payable	38,692	51,407
Accrued payroll and wages	14,297	12,847
Income taxes payable	11,920	15,124
Other current liabilities (Note 5)	36,281	27,571

Total current liabilities	158,355	158,590

LONG-TERM LIABILITIES
Long-term debt (Note 6)	154,647	160,910
Accrual for pension liability	8,114	10,850
Accrual for claims and lawsuits	46,402	38,203
Other long term liabilities	2,230	8,400

Total long-term liabilities	211,393	218,363

MINORITY INTEREST	114,275	100,239

SHAREHOLDERS’ EQUITY
Common stock; no par value, 19,129,409,453 authorized and outstanding shares	122,857	122,857
Legal reserve	17,634	16,190
Retained earnings	105,478	70,879
Accumulated other comprehensive loss	(92,792)	(81,015)

Total shareholders’ equity	153,177	128,911

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	637,200	606,103

The notes are an integral part of the consolidated financial statements.

FERTIFOS ADMINISTRAÇÃO E PARTICIPAÇÃO S.A. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Expressed in thousands of United States dollars)

(Unaudited)

	Six Months Ended
	June 30,
	2004	2003
NET SALES (including related parties, $147,896 in 2004 and $162,083 in 2003)	263,825	260,007
COST OF SALES	(160,183)	(175,530)

Gross profit	103,642	84,477
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	(22,129)	(17,943)

Operating income	81,513	66,534

NONOPERATING INCOME (EXPENSES)
Interest income	14,149	15,779
Interest expense	(17,069)	(14,444)
Foreign exchange	(9,785)	344
Other, net	(382)	(799)

Nonoperating income (expenses), net	(13,087)	880

INCOME BEFORE INCOME TAX AND MINORITY INTEREST	68,426	67,414
Income tax expense	(20,313)	(20,715)

INCOME BEFORE MINORITY INTEREST AND CUMULATIVE EFFECT OF ACCOUNTING CHANGE	48,113	46,699
CUMULATIVE EFFECT OF ACCOUNTING CHANGE (net of tax of $416 in 2003)	—	(807)
Minority interest	(21,908)	(19,851)

NET INCOME	26,205	26,041

The notes are an integral part of the consolidated financial statements.

FERTIFOS ADMINISTRAÇÃO E PARTICIPAÇÃO S.A. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(Expressed in thousands of United States dollars)

(Unaudited)

	Six Months Ended June 30,
	2004	2003
NET INCOME	26,205	26,041
OTHER COMPREHENSIVE INCOME (LOSS)
Foreign currency translation adjustment	(11,777)	23,841

COMPREHENSIVE INCOME	14,428	49,882

The notes are an integral part of the consolidated financial statements.

FERTIFOS ADMINISTRAÇÃO E PARTICIPAÇÃO S.A. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

(Expressed in thousands of United States dollars)

(Unaudited)

SIX MONTHS ENDED JUNE 30, 2004

	Common stock and additional paid-in capital	Legal reserve	Retained earnings	Accumulated other comprehensive loss	Total
BALANCES JANUARY 1, 2004	122,857	17,634	91,834	(81,015)	151,310
Net income	—	—	26,205	—	26,205
Dividends	—	—	(12,561)	—	(12,561)
Net translation adjustment	—	—	—	(11,777)	(11,777)

BALANCES JUNE 30, 2004	122,857	17,634	105,478	(92,792)	153,177

SIX MONTHS ENDED JUNE 30, 2003

	Common stock and additional paid-in capital	Legal reserve	Retained earnings	Accumulated other comprehensive loss	Total
BALANCES JANUARY 1, 2003	122,857	14,714	77,500	(104,856)	110,215
					—
Net income	—	—	26,041	—	26,041
Transfer to legal reserve	—	1,476	(1,476)	—	—
Dividends	—	—	(31,186)	—	(31,186)
Net translation adjustment	—	—	—	23,841	23,841

BALANCES JUNE 30, 2003	122,857	16,190	70,879	(81,015)	128,911

The notes are an integral part of the consolidated financial statements.

FERTIFOS ADMINISTRAÇÃO E PARTICIPAÇÃO S.A. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Expressed in thousands of United States dollars)

(Unaudited)

	Six Months Ended June 30,
	2004	2003
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	26,205	26,041
ADJUSTMENTS TO RECONCILE CASH PROVIDED BY (USED IN) OPERATING ACTIVITES
Unrealized foreign exchange	6,752	(16,958)
Monetary variation of debt	7,466	5,897
Depreciation and amortization	15,095	13,318
Cumulative effect of accounting change	—	807
Write-off of property, plant and equipment	589	18
Deferred income taxes	(3,261)	(4,266)
Minority interest participation	21,908	19,851
CHANGES IN OPERATING ASSETS AND LIABILITIES
Marketable securities	2,080	2,321
Trade accounts receivable	(10,794)	(9,603)
Inventories	(76,307)	(17,824)
Recoverable taxes	(4,956)	(4,600)
Other assets	(6,970)	(1,743)
Trade accounts payable	(37,115)	5,133
Income taxes payable	(732)	5,045
Accrued payroll and wages	(924)	(3)
Other liabilities	24,854	25,900

Net cash provided by (used in) operating activities	(36,110)	49,334

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(15,747)	(12,612)

Net cash used in investing activities	(15,747)	(12,612)

CASH FLOWS FROM FINANCING ACTIVITIES
Net borrowings (repayments) of short-term debt	(2,575)	1,733
Proceeds from long-term debt	45,000	7,247
Repayments of long-term debt	(23,438)	(24,292)
Dividends paid to shareholders	(12,561)	(31,186)
Dividends paid to minority interests in subsidiaries	(15,594)	(28,093)

Net cash used in financing activities	(9,168)	(74,591)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(11,948)	29,944
NET DECREASE IN CASH AND CASH EQUIVALENTS	(72,973)	(7,925)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	192,388	152,390

CASH AND CASH EQUIVALENTS, END OF PERIOD	119,415	144,465

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid for:
Interest	5,915	6,114
Income taxes	13,926	16,708

The notes are an integral part of the consolidated financial statements.

FERTIFOS ADMINISTRAÇÃO E PARTICIPAÇÃO S.A. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of United States dollars, unless otherwise stated)

(Unaudited)

1. BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

Description of Business—Fertifos Administração e Participação S.A. (“Fertifos” or the “Company”), a privately held company, was formed in 1992 to participate in the Brazilian government auction and privatization of its controlling interest in its phosphate mining resources in Brazil. Fertifos was successful in the privatization, acquiring a controlling interest in Fertilizantes Fosfatados S.A. Fosfertil (“Fosfertil”) and its subsidiary Ultrafertil S.A. (“Ultrafertil”).

Fertifos and subsidiaries are engaged principally in the production of mineral nutrients, including phosphate, which are used in the production of fertilizers, as well as in the manufacture and sale of fertilizers with nitrogen and chemical products and in the operation of its own multiuse port terminal. Fertifos’ operations are located in Brazil.

Basis of Presentation—The accompanying unaudited consolidated interim financial statements have been prepared in accordance with the accounting policies described in the audited consolidated financial statements of the Company as of and for the three years in the period ended December 31, 2003, and should be read in conjunction with the disclosures therein. In the opinion of management, these interim financial statements reflect all adjustments, consisting of normal recurring accruals, necessary to present fairly the financial position, results of operations and cash flows for the periods presented. Results of operations and cash flows for the first six months of the year are not necessarily indicative of full year results.

The consolidated financial statements include the accounts of the Company’s majority-owned subsidiaries, Fertilizantes Fosfatados S.A. Fosfertil, Ultrafertil S.A. and UF Distribuidora de Combustíveis Ltda. Intercompany transactions and balances have been eliminated in consolidation.

Certain reclassifications have been made to prior-year amounts to conform with the current year presentation.

Use of Estimates—The preparation of consolidated financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. In the preparation of these consolidated financial statements, estimates and assumptions have been made by management concerning, among others, the selection of useful lives of property, plant and equipment, provisions necessary for the allowance for doubtful accounts receivable, provisions for contingent liabilities, determination of asset retirement obligations, deferred income tax valuation allowances, and the Company’s pension plan obligations. Actual results may vary from those estimates.

Translation of Foreign Currency Financial Statements—The functional currency of Fertifos and its subsidiaries is the Brazilian real and, as such, amounts included in the statements of income are translated at rates which approximate actual exchange rates at the date of the related transaction. Assets and liabilities are translated at exchange rates in effect as of the date of the balance sheet. The resulting translation adjustments are recorded as a component of accumulated other comprehensive loss, a separate component of shareholders’ equity.

FERTIFOS ADMINISTRAÇÃO E PARTICIPAÇÃO S.A. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of United States dollars, unless otherwise stated)

(Unaudited)

Foreign Currency Transactions—Transactions denominated in currencies other than the functional currency are recorded based on exchange rates at the time such transactions arise. Subsequent changes in exchange rates result in transactions gains and losses that are reflected in the consolidated statement of income as foreign exchange.

Trade Accounts Receivable—Accounts receivable are stated net of an allowance for doubtful accounts, which is recorded in an amount considered by management to be sufficient to absorb probable future losses related to uncollectible accounts. The allowance for doubtful accounts was $2,553 and $2,842 at June 30, 2004 and 2003, respectively.

Derivatives—Fertifos enters into various derivative financial instruments to limit exposure to changes in foreign currency fluctuations and interest rates. The Company does not enter into derivative financial instruments for speculative purposes. Effective January 1, 2001, Fertifos adopted Financial Accounting Standards Board—FASB Statement of Financial Accounting Standard—SFAS No. 133 and No. 138, “Accounting for Derivative Instruments and Hedging Activities”. SFAS No. 133 and No. 138 established accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and hedging activities.

The Company’s derivative instruments are recorded at fair value in the balance sheet based on quoted market prices or based on the present value of discounted cash flows. The Company’s derivative financial instruments have not been designated as accounting hedges under SFAS No. 133 and, as such, changes in the fair value are recognized currently in operations as a part of foreign exchange in the statements of income.

Environmental, Site and Restoration Costs—Expenditures related to ongoing compliance with environmental regulations are charged to expense as incurred. These ongoing programs are designed to minimize the environmental impact of the Company’s activities. Prior to January 1, 2003, liabilities for final site reclamation and restoration costs associated with the Company’s mining properties were recorded when the respective reclamation and restoration strategies were able to be reasonably determined and the related costs reasonably estimated. Effective January 1, 2003, the Company adopted the provisions of SFAS No. 143, “Accounting for Asset Retirement Obligations”, which addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated retirement costs, including those final site restoration and reclamation costs associated with the Company’s mining rights and operating facilities (see Note 2).

2. CHANGES IN ACCOUNTING PRINCIPLE

Asset Retirement Obligations—Effective January 1, 2003, the Company adopted the provisions of SFAS No. 143, “Accounting for Asset Retirement Obligations”, which addresses financial, accounting and reporting standards for obligations associated with the retirement of tangible long-lived assets and the associated retirement costs, including those site restoration and reclamation costs associated with the Company’s mining rights and operating facilities. The Company’s asset retirement obligations primarily include site restoration and reclamation costs associated with the Company’s mining rights and operating facilities. In accordance with SFAS No. 143, these asset retirement obligations are recorded at their present value when incurred, with a corresponding amount capitalized as part of property, plant and equipment. The related asset retirement obligations will be accreted to their estimated future values on the estimated date when such obligations will be paid, while the asset will subsequently be depreciated over the remaining estimated useful life.

FERTIFOS ADMINISTRAÇÃO E PARTICIPAÇÃO S.A. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of United States dollars, unless otherwise stated)

(Unaudited)

As a result of the adoption, the Company recorded a charge of $807, net of tax of $416, as a cumulative effect of a change in accounting principle, as follows:

Property, plant and equipment (asset, net of accumulated amortization of $131)	637
Deferred tax (asset)	416
Asset retirement (obligation)	(1,860)

Cumulative effect of accounting change (net of tax of $416)	(807)

At June 30, 2004, the carrying amount of the asset retirement obligation was $2,043, which is recorded as part of other long-term liabilities. There were no significant changes in the components of the liability during the six months ended June 30, 2004 and 2003. The associated amount capitalized as part of the Company’s property, plant and equipment, including mining assets, was $666 at June 30, 2004, net of accumulated depreciation and amortization of $159.

3. INVENTORIES

	At June 30,
	2004	2003
Raw materials	30,825	24,806
Finished goods	99,808	46,093

Total	130,633	70,899

4. OTHER NONCURRENT ASSETS

	At June 30,
	2004	2003
Spare parts	38,016	31,047
Judicial deposits	16,433	11,230
Fiscal incentives and others	2,508	2,283

Total	56,957	44,560

5. OTHER CURRENT LIABILITIES

	At June 30,
	2004	2003
Advances from customers
Related parties	19,234	10,633
Other customers	9,364	4,611
Unrealized losses on derivative contracts	3,664	7,637
Other	4,019	4,690

Total	36,281	27,571

FERTIFOS ADMINISTRAÇÃO E PARTICIPAÇÃO S.A. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Expressed in thousands of United States dollars, unless otherwise stated)

(Unaudited)

6. LONG-TERM DEBT

Long-term debt obligations are summarized below:

	At June 30,
	2004	2003
Due in Brazilian currency (real):
Long-term debt, collateralized by land, property, plant and equipment interest indexed to IGP-M (a) plus 6.5%, payable through 2007	94,425	115,483
Long-term debt, interest indexed to TJLP (b) plus 9.5 % to 10.0%, payable through 2006	4,099	6,789
Long-term debt, interest indexed to IGP-M (a) plus 6.0%, swapped to U.S. dollars, payable through 2004	2,675	8,036
Other	7,984	14,317
Due in foreign currency (U.S. dollar):
Long-term debt, interest rates indexed to LIBOR (c) plus 3.75% to 3.87%, payable through 2008	32,556	43,546
Long-term debt, interest rates indexed to LIBOR plus 4.2%, payable through 2007	24,357	24,380
Long-term debt, interest 5.56%, payable through 2009	45,716	—

	211,812	212,551
Less—current portion	(57,165)	(51,641)

Total long-term debt	154,647	160,910

(a)	IGP-M is the Brazilian inflation index published by Fundação Getúlio Vargas. The annualized rates for the six months ended June 30, 2004 and 2003 were 9.61% and 28.23%, respectively.
(b)	TJLP is a long-term interest rate reset by the Brazilian government on a quarterly basis. The annualized rates for the six months ended June 30, 2004 and 2003 were 10.68% and 10.75%, respectively.
(c)	The annualized LIBOR interest rates paid by the Company for the six months ended June 30, 2004 and 2003 were 1.15% and 1.23%, respectively.

On February 27, 2004, Fosfertil entered into a pre-export financing arrangement with a bank in the amount of $15,000. This debt bears interest at 5.56%, payable semi-annually, with principal repayable in three annual installments commencing on February 16, 2007.

On March 25, 2004, Fosfertil entered into a pre-export financing arrangement with a bank in the amount of $30,000. This debt bears interest at 5.56%, with semi-annual principal and interest payments commencing on January 30, 2007 and a final maturity in 2009.

As of June 30, 2004, certain land, property, plant and equipment having a net carrying value of approximately $106,830 have been mortgaged or otherwise encumbered against long-term debt.

A portion of the Company’s long-term debt is with the International Finance Corporation—IFC. Such financing contains certain restrictive covenants, which include restrictions as to the payments of dividends, as well as limits on capital expenditures and debt levels, among others. The Company was

FERTIFOS ADMINISTRAÇÃO E PARTICIPAÇÃO S.A. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of United States dollars, unless otherwise stated)

(Unaudited)

in compliance with all such covenants at June 30, 2004. Furthermore, these covenants have not restricted the Company’s ability to conduct its normal business or incur additional debt to fund its working capital or capital expenditure needs.

7. FINANCIAL INSTRUMENTS

Risk Management—Fertifos, as a result of its operating and financing activities, is exposed to changes in Brazilian interest rates and foreign currency exchange rates, which may affect its results of operations and financial position. Fertifos uses derivative financial instruments for the purpose of minimizing the risks and/or costs associated with fluctuations in foreign exchange rates. While these hedging instruments are subject to fluctuations in value, such fluctuations are generally offset by the value of the underlying exposures being hedged. The counterparties to these contractual arrangements are a small group of major financial institutions with which Fertifos also has other financial relationships. As such, credit risk arising from these contracts is not significant and Fertifos does not anticipate any significant losses. The net cash requirements arising from risk management activities are not expected to be material. Fertifos is not a party to leveraged derivatives.

Foreign Currency Risk Management—Fertifos enters into foreign currency exchange swap and forward contracts to hedge foreign currency exposures. Generally, the Company hedges only the net exposure of assets and liabilities denominated in the same currency. The related derivative contracts are not designated as accounting hedges under SFAS No. 133. The fair value gains or losses from these foreign currency derivatives are recognized directly in earnings, and generally offset foreign exchange gains or losses on the related assets and liabilities being hedged. Maturities of these instruments generally are between three and six months.

As of June 30, 2004 and 2003, Fertifos had cross-currency swaps outstanding with notional principal amounts of $5,029 and $55,500, respectively. Unrealized mark-to-market gains of $29 and losses of $1,491 were recorded in the balance sheet as of June 30, 2004 and 2003, respectively, related to these swaps.

As of June 30, 2003, Fertifos had forward contracts outstanding with aggregate notional principal amounts of $27,963. Unrealized mark-to-market losses of $2,507 were recorded as of June 30, 2003 related to such contracts. These forward positions were subsequently liquidated in 2004.

As of June 30, 2004 and 2003, Fertifos had foreign exchange interbank certificates of deposits (“CDI”) to dollar swaps outstanding with notional principal amounts of $28,258 and $28,763, respectively. Unrealized mark-to-market losses of $3,710 and $8,891, respectively, were recorded in the balance sheet as of June 30, 2004 and 2003, respectively, related to theses swaps.

Fertifos recorded net derivative losses of $1,141 and $20,901 for the six months ended June 30, 2004 and 2003, respectively, related to derivative contracts, which have been recorded in foreign exchange in the statements of income and offset the gains and losses from the assets and liabilities being hedged.

FERTIFOS ADMINISTRAÇÃO E PARTICIPAÇÃO S.A. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in thousands of United States dollars, unless otherwise stated)

(Unaudited)

8. SHAREHOLDERS’ EQUITY

Dividends—Dividends are payable in Brazilian reais based on retained earnings determined for Brazilian statutory purposes. Dividends may be converted to United States dollars and remitted to shareholders abroad provided that the nonresident shareholders’ capital is registered with the Brazilian Central Bank (BACEN).

On May 24, 2004 and June 2, 2004, the Fertifos paid dividends of $3,085 and $9,476, respectively. On January 8, 2003 and June 3, 2003, the Fertifos paid dividends of $22,003 and $9,183, respectively.

9. ACCRUAL FOR PENSION LIABILITY

Employee Defined Benefit Plan and Postretirement Benefit Plan—A Fertifos subsidiary, Ultrafertil S.A. (“Ultrafertil”), participates in a defined benefit pension plan and other postretirement benefit plans administered by the Fundação Petrobras de Seguridade Social (“Petros”). Ultrafertil contributed $401 and $333 to the plan during the six months ended June 30, 2004 and 2003, respectively. Net periodic benefit cost was $248 and $337 for the six months ended June 30, 2004 and 2003, respectively.

10. RELATED-PARTY TRANSACTIONS AND BALANCES

Fertifos provides phosphate and nitrogenous materials principally to the fertilizer industry in Brazil. Many of Fertifos’ shareholders are engaged in this industry and buy a majority of Fertifos’ production. The Company recorded net sales of $147,896 and $162,083 for the six months ended June 30, 2004 and 2003, respectively, to its shareholders. Sales to two related parties accounted for approximately 53% and 62% of net sales for the six months ended June 30, 2004 and 2003, respectively. Accounts receivable from shareholders was $2,339 and $5,833 at June 30, 2004 and 2003, respectively. Other current liabilities to shareholders were $19,234 and $10,633 at June 30, 2004 and 2003, respectively. Trade accounts payable to shareholders were $162 and $85 at June 30, 2004 and 2003, respectively.

11. SUBSEQUENT EVENTS

On October 18, 2004, Fertifos acquired 180,902,233 outstanding preferred shares of Fosfertil from an existing minority shareholder for a total purchase price of $1,796.

On November 3, 2004 the board of directors of Fosfertil approved the payment of dividends in the form of interest on shareholders’ equity in the total amount of $23,376.

REPORT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

To the Shareholders of

Saskferco Products Inc.

We have audited the balance sheets of Saskferco Products Inc. as at May 31, 2004 and 2003 and the statements of operations and retained earnings and cash flows for each of the years in the three-year period ended May 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). These standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these financial statements present fairly, in all material respects, the financial position of Saskferco Products Inc. as at May 31, 2004 and 2003 and the results of its operations and its cash flows for each of the years in the three-year period ended May 31, 2004 in accordance with Canadian generally accepted accounting principles.

/S/    DELOITTE & TOUCHE LLP

Registered Chartered Accountants

Regina, Saskatchewan, Canada

June 10, 2004, except for Note 16, as to

which the date is August 5, 2004.

Saskferco Products Inc.

BALANCE SHEET

As at May 31

	2004 $	2003 $
	(thousands of Canadian dollars)
ASSETS
Current assets
Cash and cash equivalents	1,007	1,847
Short-term investments	—	4,000
Accounts receivable	22,636	32,081
Inventories [note 3]	41,521	19,626
Prepaid expenses and other assets	6,266	1,716
Current portion of investments – MTN Fund [note 4]	35,382	51,654

Total current assets	106,812	110,924
Investments – MTN Fund [note 4]	70,338	71,986
Property, plant and equipment [note 5]	315,522	310,060

Total assets	492,672	492,970

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	33,827	35,495
Accrued interest payable	5,080	6,887
Income taxes payable	1,572	8,282
Deferred revenue	13,921	1,310
Current portion of long-term debt [note 6]	31,461	27,999
Future income taxes [note 8]	2,795	1,457

Total current liabilities	88,656	81,430
Long-term debt [note 6]	70,999	102,461
Future income taxes [note 8]	71,695	74,094
Subordinated notes [note 7]	73,333	—

Total liabilities	304,683	257,985

Commitments [note 13]
Shareholders’ equity
Share capital [note 9]
Unlimited authorization of Class A and Class B common voting participating shares without par value; issued and outstanding in 2004 and 2003: 69,846,000 and 68,449,080 Class A and Class B shares respectively	138,295	138,295
Unlimited authorization of Class C preferred, non-participating voting shares redeemable at the option of the company, cumulative annual dividend of 6.635% to August 29, 2002, and by agreement renewal, 10% thereafter; issued and outstanding in 2004 and 2003: 1,396,920	250	250
Unlimited authorization of Class D common non-voting participating shares without par value; none outstanding
Retained earnings	49,444	96,440

Total shareholders’ equity	187,989	234,985

Total liabilities and shareholders’ equity	492,672	492,970

See accompanying notes

Saskferco Products Inc.

STATEMENT OF OPERATIONS AND RETAINED EARNINGS

Year ended May 31

	2004 $	2003 $	2002 $
	(thousands of Canadian dollars)
Sales	293,945	285,989	262,908
Cost of goods sold	212,731	220,223	214,593

Gross profit	81,214	65,766	48,315
Selling, general and administrative expenses	23,470	23,659	25,199
Property, plant and equipment write-down	1,399	617	—

Operating Income	56,345	41,490	23,116
Interest expense	15,376	20,360	23,937
Interest income	(4,032)	(4,771)	(3,980)
Other (income) expense	(32)	(803)	1,072

Income before income taxes	45,033	26,704	2,087
Provision for income taxes [note 8]
Current	15,560	14,427	5,727
Future	(1,061)	(1,961)	(1,938)

Net income (loss)	30,534	14,238	(1,702)
Retained earnings, beginning of year	96,440	82,295	84,111
Dividends paid	(77,530)	(93)	(114)

Retained earnings, end of year	49,444	96,440	82,295

See accompanying notes

Saskferco Products Inc.

STATEMENT OF CASH FLOWS

Year ended May 31

	2004 $	2003 $	2002 $
	(thousands of Canadian dollars)
OPERATING ACTIVITIES
Net income (loss)	30,534	14,238	(1,702)
Items not affecting cash
Amortization	25,573	24,977	23,752
Property, plant and equipment write-down	1,399	617	—
Future income taxes	(1,061)	(1,961)	(1,938)
Net change in non-cash operating working capital [note 10]	(18,094)	15,953	(3,542)

Cash provided by operating activities	38,351	53,824	16,570

INVESTING ACTIVITIES
Additions to property, plant and equipment	(30,489)	(12,312)	(3,566)
MTN Fund investment purchases	(229,284)	(241,913)	(1,312,829)
MTN Fund investment maturities and withdrawals	247,204	239,208	1,309,800
Short-term investment maturities (purchases)	4,000	(4,000)	—
Investment tax credits	1,575	377	24

Cash used in investing activities	(6,994)	(18,640)	(6,571)

FINANCING ACTIVITIES
Proceeds from long-term debt	—	—	7,300
Repayment of long-term debt	(28,000)	(25,692)	(21,924)
Proceeds from short-term debt	190,500	148,100	422,405
Repayment of short-term debt	(190,500)	(154,505)	(417,666)
Reduction in paid-up capital [note 9]	—	(1,147)	—
Issuance of subordinated notes [note 7]	73,333	—	—
Dividends paid	(77,530)	(93)	(114)

Cash used in financing activities	(32,197)	(33,337)	(9,999)

(Decrease) increase in cash and cash equivalents	(840)	1,847	—
Cash and cash equivalents, beginning of year	1,847	—	—

Cash and cash equivalents, end of year	1,007	1,847	—

See accompanying notes

Saskferco Products Inc.

NOTES TO FINANCIAL STATEMENTS

For each of the years in the three-year period ended

May 31, 2004

1. STATUS OF THE CORPORATION

Saskferco Products Inc. (“Saskferco” or “the company”) was incorporated under The Business Corporations Act (Saskatchewan) on July 14, 1988. Saskferco commenced commercial nitrogen fertilizer production on October 14, 1992.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The financial statements of the company have been prepared by management in accordance with Canadian generally accepted accounting principles (Canadian GAAP). These accounting principles are different in some respects from United States generally accepted accounting principles (U.S. GAAP) and the significant differences are described in Note 15. Amounts are stated in thousands of Canadian dollars unless otherwise indicated. Certain of the comparative figures have been reclassified to conform with the current year’s presentation.

Since a determination of many assets, liabilities, revenues and expenses is dependent on future events, the preparation of these financial statements requires the use of estimates and assumptions, which have been made using careful judgment. Actual results could differ from these estimates. In the opinion of management, these financial statements have been properly prepared within the framework of the significant accounting policies summarized below:

a) Cash and cash equivalents

Cash equivalents consist primarily of highly liquid investments with an original maturity of 90 days or less and are stated at cost, which approximates fair value.

b) Investments

Short-term investments are highly liquid repo bonds with stated maturities at the date of purchase greater than 90 days. These investments are recorded at cost, which approximates fair value.

Corporate bond investments within the MTN Fund are carried at amortized cost. The fair value of these bonds is determined using quoted market prices.

c) Inventories

Stores inventories consist primarily of spare parts and are recorded at the lower of average cost and net realizable value. Natural gas inventories are recorded at the lower of average purchase cost and replacement value. Catalyst and resin are recorded at cost net of an allowance for consumption that is charged to cost of goods sold.

Fertilizer inventories are recorded at the lower of cost and market. Cost represents the direct costs of fertilizer production and is determined on a moving average basis. Market is defined as selling price less any costs to complete the sale.

d) Plant turnaround costs

Rotational plant maintenance costs, which consist primarily of planned major plant and equipment maintenance projects (also known as “turnarounds”) are included in other assets and are charged to

Saskferco Products Inc.

NOTES TO FINANCIAL STATEMENTS—(Continued)

For each of the years in the three-year period ended

May 31, 2004

cost of goods sold on a straight-line basis over the period until the next scheduled turnaround, which is typically 36 months. Costs incurred during unscheduled facility shutdowns are expensed in the current period.

e) Property, plant and equipment

Property, plant and equipment are recorded at cost, less applicable investment tax credits, and include the cost of renewals and betterments. When assets are sold or replaced, the recorded costs and related accumulated amortization are removed from the accounts, and any gains or losses are included in earnings. Repairs and maintenance are charged against earnings as incurred.

At the commencement of commercial operations, amortization on buildings, machinery and equipment is recognized in cost of goods sold using the straight-line method over the estimated service lives of the respective assets. Buildings are amortized over 25 years, while the amortization periods of machinery and equipment range from 3 to 25 years.

f) Income taxes

The company follows the liability method of accounting for income taxes. Under this method, future tax assets and liabilities are determined based on differences between the carrying values and tax bases of assets and liabilities, and measured using the substantively enacted tax rates and laws that will be in effect when the differences are expected to reverse.

g) Employee future benefits

The company has made contributions of $600 (2003 - $500; 2002 - $500) to a defined contribution employee future benefit plan. These contributions are expensed as incurred.

h) Revenue recognition

Revenue from fertilizer sales is recognized when product is delivered to the end customer, the sales price is fixed or determinable, and collectability is reasonably assured. Funds received in advance of title transfer are classified as deferred revenue. Transportation costs incurred are classified in cost of goods sold.

i) Hedging activity

The company may use derivative financial instruments to reduce its exposure to well-defined financial and commodity price fluctuations. Gains and losses on these contracts, all of which constitute effective hedges, are deferred and recognized as a component of the related transaction.

j) Foreign currency translation

Monetary assets and liabilities denominated in a foreign currency, other than the U.S. dollar denominated medium term notes, are translated at the rate of exchange in effect at year-end. Revenues and expenses are translated at rates prevailing at each transaction date. Exchange gains and losses are reflected in the Statement of Operations in the current year.

Saskferco Products Inc.

NOTES TO FINANCIAL STATEMENTS—(Continued)

For each of the years in the three-year period ended

May 31, 2004

The company has a U.S. dollar revenue stream that has been identified as an effective hedge of the principal amount of the U.S. dollar denominated medium term notes. Consequently, this U.S. long-term debt is translated at the historical exchange rate of $1.1539 as further described in note 6.

Where the company enters into forward foreign exchange contracts to hedge interest payments on the long-term debt, the accrued interest is translated at the average foreign exchange translation rates specified in the forward contracts.

3. INVENTORIES

	2004 $	2003 $
	(thousands of Canadian dollars)
Stores	8,968	9,227
Fertilizer	28,001	6,203
Natural gas	294	930
Catalyst and resin	4,258	3,266

	41,521	19,626

4. INVESTMENTS—MTN FUND

The Saskferco MTN Fund (the “MTN Fund”) was created pursuant to an agreement to provide for the prepayment or retirement of Saskferco’s outstanding debt guaranteed by the Province of Saskatchewan (the Province) as described in Note 6. The MTN Fund is administered by a fund manager and amounts in the MTN Fund can only be invested in securities permitted by agreement.

The MTN Fund is restricted such that no amounts, including net earnings generated by investments, may be paid out of the MTN Fund except upon the consent of both Saskferco and the Province; however the Province is obliged to provide its consent in certain prescribed circumstances. Consent was received in April 2003 for Saskferco to draw $20,250 from the MTN Fund to finance construction of a urea ammonium nitrate (UAN) plant in 2004. This amount is included in the current portion of investments at May 31, 2003.

The company also classifies a portion of the MTN Fund in the current portion of investments to reflect amounts potentially available to repay the current portion of long-term debt at the year-end exchange rate.

The MTN Fund consists of the following:

	2004 $		2003 $
	Carrying Value	Fair Value	Carrying Value	Fair Value
	(thousands of Canadian dollars)
Cash	124	124	345	345
Corporate bonds and debentures	105,596	105,462	123,295	123,249

	105,720	105,586	123,640	123,594

Saskferco Products Inc.

NOTES TO FINANCIAL STATEMENTS—(Continued)

For each of the years in the three-year period ended

May 31, 2004

As at May 31, 2004, all bonds in the portfolio will mature within 14 months, and yields range between 2.1% and 3.3%.

5. PROPERTY, PLANT AND EQUIPMENT

	2004 $	2003 $
	(thousands of Canadian dollars)
Land	993	993
Buildings	38,666	36,627
Machinery and equipment	499,726	486,923

	539,385	524,543
Accumulated amortization	223,863	214,483

Net book value	315,522	310,060

6. CREDIT FACILITY AND LONG-TERM DEBT

Credit Facility

The company has available a $40,000 short-term credit facility which has not been utilized at May 31, 2004 (2003—$nil), secured by a general assignment of inventory and accounts receivable. Interest rates on this credit facility are based on prevailing bankers’ acceptance rates plus .5%, and had the company used this facility, the weighted average interest rate in the current year was 3.33% (2003—3.23%). The short-term credit facility is subject to financial tests and other covenants as described below.

Long-Term Debt

	2004 $	2003 $
	(thousands of Canadian dollars)
Medium term notes at fixed interest rates ranging from 9.66% to 9.67%, repayable from 2005 through 2007 inclusive [2004—U.S. $85,000; 2003—U.S. $108,000]	98,080	124,620
Committed instalment loan, 5-year term at Commerce Acceptance Rate plus 1.5% repayable in quarterly instalments of $365 and secured by a first charge on specific company assets.	4,380	5,840

	102,460	130,460
Less: Current portion	31,461	27,999

	70,999	102,461

The weighted average interest rate on the committed instalment loan in the current year was 4.00% (2003—4.48%).

Saskferco Products Inc.

NOTES TO FINANCIAL STATEMENTS—(Continued)

For each of the years in the three-year period ended

May 31, 2004

The principal covenants on the short-term credit facility and the committed instalment loan require the company’s current ratio to not, at any time, be less than 1.0:1; however this covenant may be breached by an amount not to exceed $5,000 for a period not to exceed 90 days. Additionally, the debt to equity ratio, calculated as debt less amounts held in the MTN Fund, cannot at any time exceed 1.75:1.

In July 1990, Saskferco borrowed U.S.$231,000 in medium term notes to finance construction of its nitrogen fertilizer plant. The medium term notes are guaranteed as to principal and interest by the Province of Saskatchewan (the “Province”). Interest payments on the medium term notes are due semi-annually on June 15 and December 15 of each year.

The repayment of this U.S. dollar liability is being made from U.S. dollar revenue streams generated from fertilizer sales. The cash flow from these sales provides an effective hedge against fluctuations in the U.S./Canadian exchange rate. Saskferco records the U.S. dollar debt at the historical exchange rate of $1.1539, which was the rate in effect when the U.S. dollar revenue stream was identified as a hedge of the U.S. dollar liability. The principal payments on the notes and the U.S. dollar revenue streams from which they are paid are both translated at the historical exchange rate.

The quoted market value of Saskferco’s outstanding medium term notes at May 31, 2004 was U.S.$95,400 (2003—U.S.$127,700). The U.S./Canadian exchange rate at May 31, 2004 was $1.3609 (2003—$1.3654).

Saskferco has entered into a Mortgage and Security Agreement whereby Saskferco has given security to the Province on the assets and undertakings of Saskferco in order to secure the Province against certain contingent losses or damages which it may incur if called pursuant to the guarantee of Saskferco’s outstanding guaranteed debt obligations.

Long-term debt principal repayments, including medium term note repayments at the $1.1539 historical exchange rate and committed instalment loan payments, are due as follows:

Fiscal year ending May 31	$
(thousands of Canadian dollars)
2005	31,461
2006	33,769
2007	37,230

Total	102,460

7. SUBORDINATED NOTES

Effective May 28, 2004, the company agreed to authorize up to $55,556 Class A Subordinated Notes and up to $54,444 Class B Subordinated notes, due June 1, 2014.

All Subordinated Notes (the “Notes”) are subordinate and junior in right of payment to the secured debt described in Note 6. Cash distribution of interest and principal is governed by a project agreement amongst the shareholders, and as such, holders of the Notes will receive no interest or principal payment or distribution unless secured debt obligations have first been paid in full. Under the

Saskferco Products Inc.

NOTES TO FINANCIAL STATEMENTS—(Continued)

For each of the years in the three-year period ended

May 31, 2004

Subordinated Notes, any unpaid interest otherwise due is annually convertible to principal. In addition, Saskferco may, at its option, elect to prepay principal at any time without penalty. The company may request the Noteholders to subordinate their claims to certain counterparties with respect to long-term commodity purchase arrangements or swaps.

To May 31, 2004, interest on the Notes is payable at a rate of 5% and annually thereafter at a rate of CDOR plus 2%. CDOR Rate is defined as the annual average rates for Canadian Dollar bankers’ acceptances with a term of 90 days per Reuters “Canadian Interbank Bid BA Rates”.

In accordance with the terms of a Note Purchase Agreement, two-thirds of the authorized Class A and Class B Subordinated Notes were issued on May 28, 2004, or $37,037 and $36,296 respectively.

8. INCOME TAXES

The provision for income taxes is different than the amount computed by applying the combined statutory Canadian federal and provincial income tax rates to income before income taxes. The reasons for the difference are similar in each comparative fiscal year, and are primarily as follows:

a)	Tax interpretations, regulations and legislation are continually changing. As a result, there are usually some tax matters in question that the company has provided for; and

b)	The company is eligible for federal and provincial manufacturing and processing deductions.

Temporary differences that give rise to the future income tax liability result due primarily to the company amortizing its property, plant and equipment at different rates for tax purposes compared to accounting purposes, and due to certain expenditures being immediately deductible for tax purposes that are deferred and amortized for accounting purposes. Additionally, when changes occur in the allocation of income between provincial tax jurisdictions, the impact on future income tax balances of these changes is recognized in the period the rates are substantively enacted.

9. SHARE CAPITAL

	2004 $	2003 $
Issued and outstanding:	(thousands of Canadian dollars)
69,846,000 Class A shares [2003—69,846,000 shares]	69,846	69,846
68,449,080 Class B shares [2003—68,449,080 shares]	68,449	68,449
1,396,920 Class C shares [2003—1,396,920 shares]	250	250

	138,545	138,545

The company paid dividends of $4,172 and $73,333 to Class A and B shareholders in December 2003 and May 2004 respectively (2003—$nil). In addition, the company paid dividends of $25 (2003—$93; 2002—$114) on Class C shares. In 2003, the company reduced the paid-up capital on its Class C shares by $1,147, without reducing the number of Class C shares outstanding.

Saskferco Products Inc.

NOTES TO FINANCIAL STATEMENTS—(Continued)

For each of the years in the three-year period ended

May 31, 2004

10. NET CHANGE IN NON-CASH OPERATING WORKING CAPITAL

	2004 $	2003 $	2002 $
	(thousands of Canadian dollars)
Accounts receivable	9,445	8,011	(5,822)
Inventories	(22,888)	(1,720)	12,533
Prepaid expenses and other assets	(7,077)	(1,270)	(150)
Accounts payable and accrued liabilities	(1,668)	5,938	(5,268)
Accrued interest payable	(1,807)	(2,011)	(1,287)
Income taxes payable	(6,710)	6,444	(880)
Deferred revenue	12,611	561	(2,668)

	(18,094)	15,953	(3,542)

Interest paid during the year totalled $17,200 (2003—$22,400; 2002—$25,000) and taxes paid during the year totalled $21,100 (2003—$5,600; 2002—$4,200).

11. RELATED PARTY TRANSACTIONS

Cargill Limited, a subsidiary of Cargill Incorporated, owns 50% of Saskferco’s outstanding voting shares. Investment Saskatchewan Inc., a wholly owned subsidiary of Crown Investments Corporation of Saskatchewan (CIC), a Provincial Crown Corporation, owns 49% of Saskferco’s outstanding voting shares. By virtue of their ownership, these entities are related to the company.

During the year, in the normal course of operations, all transactions with related parties occurred under normal trade terms at exchange amounts approximating prevailing market values. Related party transactions during the year and amounts outstanding at year end included in financial statement line items are as follows:

	2004 $	2003 $	2002 $
	(thousands of Canadian dollars)
Sales	73,280	69,935	65,131
Cost of goods sold	14,032	14,993	14,857
Selling, general and administrative	11,487	12,062	12,188
Interest expense	79	101	251
Accounts receivable	299	2,386
Accounts payable and accrued liabilities	1,519	1,511
Deferred revenue	7,018	536

Sales

In 2004, the company entered into a three-year agreement whereby Cargill Incorporated has committed to annually purchase 50,000 tonnes of feed-grade urea from Saskferco, at a market-based formula price.

Saskferco Products Inc.

NOTES TO FINANCIAL STATEMENTS—(Continued)

For each of the years in the three-year period ended

May 31, 2004

Cost of goods sold

The company has entered into a warehouse services agreement with Cargill Limited to supply labour, equipment and materials required for the operation of Saskferco’s Carman, Manitoba bulk urea storage facility. Additionally, from time to time, Saskferco contracts storage capacity at certain Cargill Incorporated facilities.

Also included in cost of goods sold are amounts paid to Saskatchewan Power Corporation, Saskatchewan Water Corporation, and TransGas Limited, entities related to CIC.

Selling, general and administrative and accounts receivable

By agreement, in exchange for specified sales commissions, Cargill Incorporated and Cargill Limited act as Saskferco’s exclusive marketing agents. In this capacity, they are responsible and assume full risk for the collection of all trade receivables and guarantee all amounts due to Saskferco from customers.

Interest expense

Saskferco’s medium term notes are guaranteed as to principal and interest by the Province, owner of CIC. By agreement, Saskferco pays the Province a guarantee fee, which is calculated as a percentage of the difference between the balances of the company’s outstanding medium term note debt and the Saskferco MTN Fund investments.

The company pays Saskatchewan Provincial Sales Taxes on all its taxable purchases, as well as Provincial corporate income taxes.

12. FINANCIAL INSTRUMENTS

Derivative financial instruments are utilized by the company to manage its exposure to well-defined market risks relating to commodity prices and foreign currency exchange rates.

Unrecognized derivative financial instruments

The company uses certain derivative financial instruments that qualify for hedge accounting under Canadian GAAP and are not recognized in the balance sheet, as follows:

Natural gas supply contracts

Saskferco purchases all of its natural gas requirements through indexed price contracts with physical gas counterparties. The company periodically enters into natural gas swap and option contracts that have been designated as hedges against the future cost of committed and anticipated natural gas purchases to protect its future earnings and cash flows from the potential impact of adverse natural gas price fluctuations in the indexed contracts. The company uses these instruments to reduce price risk, not for speculative purposes.

Saskferco Products Inc.

NOTES TO FINANCIAL STATEMENTS—(Continued)

For each of the years in the three-year period ended

May 31, 2004

Under these natural gas swap and option contracts, the company receives or makes payments based on the differential between the inherent hedged price and the corresponding index price of natural gas, and these financial instruments generally do not require the payment of significant net premiums prior to settlement. Upon settlement, these cash receipts or payments offset corresponding decreases or increases in Saskferco’s natural gas supply cost.

As at May 31, 2004, the net cost of settled natural gas hedging transactions, which is included as a component of cost of sales or fertilizer inventory, was a $4,126 net realized loss (2003—$3,247 net realized gain; 2002—$12,704 net realized loss).

Foreign exchange swap contracts

The company also enters into foreign exchange swap contracts that have been designated as hedges to fix the exchange rate related to these specific U.S. dollar debt servicing obligations. As at May 31, 2004, outstanding foreign exchange swap contracts relate to medium term note interest payments occurring in June 2004.

Fair values of financial instruments

The fair value of financial instruments included in current assets and liabilities approximates the carrying amount of these instruments due to their short maturity. The fair value of long-term debt is determined using market prices for same or similar issues.

The fair value of derivative instruments represents an approximation of amounts that would be received (paid) to counterparties to settle these instruments at year-end.

The fair value of Saskferco’s financial instruments is listed below:

	2004 $	2003 $
	(thousands of Canadian dollars)
Natural gas three-way collars	—	118
Natural gas price swap contracts	797	(815)
Foreign exchange swap contracts	111	312

13. COMMITMENTS

The following represents future annual payments for raw material purchases and under the company’s operating leases:

	2005	2006	2007	2008	2009
	(thousands of Canadian dollars)
Natural gas commitments	11,819	2,442	2,442	1,018	—
Electricity and water	5,076	1,716	1,750	1,785	1,821
Operating lease commitments	12,271	12,037	11,075	10,834	6,091

Total	29,166	16,195	15,267	13,637	7,912

Saskferco Products Inc.

NOTES TO FINANCIAL STATEMENTS—(Continued)

For each of the years in the three-year period ended

May 31, 2004

The company has entered into agreements with raw material producers and suppliers to guarantee the supply of natural gas, water and electricity required in the company’s production process. Additionally, the company has entered into a long-term agreement for the transportation of natural gas to its production facility. Natural gas and power agreements expire within 18 months, while natural gas transportation and water agreements expire in 2008 and 2010 respectively.

Operating lease commitments consist primarily of short and long-term leases for rail cars that expire at various dates through 2010, and contractual commitments for warehouse operations. The amount expensed for operating lease payments in the current year was $13,452 (2003—$2,057; 2002—$1,995).

14. RECENT ACCOUNTING PRONOUNCEMENTS

In December 2001, the CICA issued Accounting Guideline No. 13 “Hedging Relationships” (“AcG-13”), outlining guidance on the identification, designation, documentation and effectiveness of hedging relationships, for the purpose of applying hedge accounting, and on the discontinuance of hedge accounting. This Guideline is applicable to hedging relationships in effect in fiscal years beginning on or after July 1, 2003, with earlier application encouraged. The company expects to adopt AcG-13 for its 2005 fiscal year beginning June 1, 2004, and with the intention of being eligible for hedge accounting under this standard, expects no material impact on its financial position, results of operations or cash flows from adoption at that time.

In 2004, the company adopted the provisions of the CICA Handbook—Accounting Sections 3063 “Impairment of Long-Lived Assets” and 3475 “Disposal of Long-Lived Assets and Discontinued Operations”. Section 3063 provides guidance on the recognition, measurement and disclosure of the impairment of long-lived assets. Section 3475 provides guidance on the recognition, measurement, presentation and disposal of long-lived assets to be disposed of. No events or changes in circumstances have occurred since the inception of the company indicating that the carrying value of property, plant and equipment may not be recoverable. Additionally, the company has initiated no disposal activities, and all property, plant and equipment remain classified as held and used. There is no material impact on the company’s financial position, results of operations or cash flows from the adoption of these standards.

In March 2003, the CICA issued CICA Handbook—Accounting Section 3110 “Asset Retirement Obligations”, which establishes standards for the recognition, measurement and disclosure of asset retirement obligations and the related asset retirement costs. Section 3110 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The fair value is added to the carrying amount of the associated asset, and the liability is accreted at the end of each period through charges to operating expenses. This section is effective for fiscal years beginning on or after January 1, 2004, with earlier application encouraged. The company expects no material impact on its financial position, results of operations or cash flows from adoption of this standard.

Saskferco Products Inc.

NOTES TO FINANCIAL STATEMENTS—(Continued)

For each of the years in the three-year period ended

May 31, 2004

15.	RECONCILIATION OF CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

The company’s financial statements have been prepared in accordance with Canadian GAAP, which, in some significant respects, differs from U.S. GAAP. As required by the United States Securities and Exchange Commission, the effects of these principal differences on the company’s financial statements are quantified and described where indicated by reference below:

RECONCILIATION OF NET INCOME AND COMPREHENSIVE INCOME

Year ended May 31

	2004 $	2003 $	2002 $
	(thousands of Canadian dollars)
Net income (loss) as reported under Canadian GAAP	30,534	14,238	(1,702)
Adjustments increasing or decreasing reported net income
Net pre-operating expenditures (a)	447	—	—
Adjustment on medium term notes repayment (c)	4,865	7,844	7,444
Unrealized gain on medium term notes (c)	387	17,507	2,348
Income tax effect of the above adjustments (f)	(146)	—	—

Net income and comprehensive income under U.S. GAAP (d)	36,087	39,589	8,090

RECONCILIATION OF SHAREHOLDERS’ EQUITY

As at May 31

	2004 $	2003 $
	(thousands of Canadian dollars)
Shareholders’ equity based on Canadian GAAP	187,989	234,985
Net pre-operating expenditures (a)	447	—
Unrealized loss on medium term notes (c)	(17,591)	(22,843)
Income tax effect of the above adjustments (f)	(146)	—

Shareholders’ equity based on U.S. GAAP	170,699	212,142

(a)	Pre-operating costs

Net revenue or expense derived during the start-up phase of the company’s urea ammonium nitrate plant prior to substantial completion and readiness for use was deferred under Canadian GAAP until commercial production levels were met, at which time amortization over the project’s estimated useful life began. U.S. GAAP requires these costs be expensed as incurred. The net revenue deferred under Canadian GAAP and recognized as incurred under U.S. GAAP in 2004 was $447 (2003—$nil).

Saskferco Products Inc.

NOTES TO FINANCIAL STATEMENTS—(Continued)

For each of the years in the three-year period ended

May 31, 2004

(b)	Derivative instruments

Under Canadian GAAP, the company’s derivative instruments that have not yet been settled are not recognized in the financial statements, and gains or losses arising from settled gas hedging transactions are deferred as a component of inventory until the product containing the hedged item is sold. At that time, both the natural gas purchase cost and the related hedging deferral are recorded as cost of goods sold. Additionally, as discussed in (c) below, gains or losses arising from settled foreign currency hedging transactions are recorded in sales, given the relationship between these gains or losses, the U.S. dollar revenue stream and the related long-term medium term note debt.

For U.S. GAAP purposes in the year ended May 31, 2002, the company adopted the provisions of SFAS 133, Accounting for Derivative Instruments and Hedging Activities and the corresponding amendments under SFAS 138, which requires that derivative instruments, whether designated in hedging relationships or not, be recorded at fair value in the Balance Sheet. The accounting treatment of gains or losses resulting from fluctuations in the fair value of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship. Any portion of the change in fair value of a derivative instrument that does not qualify for hedge accounting is recognized in income immediately. As at and for the years ended May 31, 2004 and 2003, the company has opted not to use hedge accounting under SFAS 133.

Under U.S. GAAP, the fair values of swap and option derivative instruments outstanding on May 31, 2004 and 2003 are not material. On the U.S. GAAP statement of operations in the current year, realized losses of $4,126 (2003—$3,247 gains; 2002—$12,704 losses) would be reclassified from cost of goods sold to other (income) expense as a result of not applying hedge accounting.

(c)	Medium term notes

As indicated in Note 6, the repayment of the U.S. dollar long-term medium term note debt is being made from U.S. dollar revenue streams generated from fertilizer sales, which, for Canadian GAAP purposes, provides an effective hedge against foreign currency fluctuations. Under this treatment, the annual principal repayment is recorded at the historical exchange rate of $1.1539, and any exchange losses arising from annually settling this hedging transaction is recorded against related sales.

U.S. GAAP, as a result of SFAS 133, Accounting for Derivative Instruments and Hedging Activities, restricts the company’s ability to use non-derivatives as hedging instruments. This is also consistent with SFAS 52, Foreign Currency Translation. As a result, the U.S. dollar sales are recorded at the prevailing exchange rate at the time the transaction occurred, and the annual U.S. dollar medium term note principal repayment, as well as the U.S. dollar medium term note balance at year end, are recorded at the current exchange rate with gains and losses flowing through the current period statement of operations.

Due to the hedge accounting treatment under Canadian GAAP, a foreign exchange loss has already been realized as a reduction of sales. Recording the U.S. dollar revenue stream at the prevailing exchange rate would result in this realized loss being reclassified between sales and other (income) expense. In the current year, sales would increase by $3,602 (2003—$7,296;

Saskferco Products Inc.

NOTES TO FINANCIAL STATEMENTS—(Continued)

For each of the years in the three-year period ended

May 31, 2004

2002—$7,881) with a corresponding increase in other (income) expense. An additional adjustment to remove the hedge accounting treatment under Canadian GAAP is required. In the current year a gain of $4,865 (2003—$7,844 gain; 2002—$7,444 gain) would be recorded in the US GAAP statement of operations. The impact on the outstanding medium term note debt from the movement of the prior year-end exchange rate of $1.3675 to the current rate $1.3609 on U.S. GAAP income statement in the current year is an unrealized gain of $387 (2003—$17,507 gain; 2002—$2,348 gain), which has been classified above in other income (expense). The U.S. GAAP balance sheet adjustment in the current year to reflect the medium term notes at the current rate rather than the historical rate of $1.1539 would be to increase liabilities and decrease shareholders’ equity by $17,591 (2003—$22,843).

Long-term debt principal repayments under U.S. GAAP, including medium term note and committed instalment loan payments at the current rate of 1.3609, are due as follows:

Fiscal year ending May 31	$
(thousands of Canadian dollars)
2005	36,843
2006	39,565
2007	43,643

Total	120,051

(d)	Comprehensive income

U.S. GAAP requires the disclosure of a statement of comprehensive income. Comprehensive income generally includes net income plus the results of certain shareholders’ equity charges not reflected in the statement of operations. As at and for the year ended May 31, 2004, there were no shareholders’ equity charges not reflected in the statement of operations under U.S. GAAP (2003—$nil; 2002—$nil).

(e)	Investments

Under U.S. GAAP, the company’s short-term investment in highly liquid repo bonds is classified as trading securities, held principally for the purpose of selling in the near term. The fair value of this investment approximates its cost. Cash flows related to trading securities under U.S. GAAP are classified as operating activities rather than investing activities, which, on the statement of cash flows, would increase cash used in investing activities by $4,000 (2003—decrease by $4,000; 2002—$nil), and would increase cash provided by operating activities by a corresponding $4,000 (2003—decrease by $4,000; 2002—$nil).

Additionally, under U.S. GAAP, the company’s corporate bond investments within the MTN Fund are classified as held-to-maturity, and are therefore carried at amortized cost. The fair value of these bonds is determined using quoted market prices.

Saskferco Products Inc.

NOTES TO FINANCIAL STATEMENTS—(Continued)

For each of the years in the three-year period ended

May 31, 2004

(f)	Income taxes

The income tax adjustment reflects the impact on income taxes of the U.S. GAAP adjustments described above. The company has recorded a valuation allowance of $5,768 (2003—$7,463) related to deferred tax assets arising from the cumulative loss on long-term debt, which the company does not expect to realize on. Under U.S. GAAP future income taxes are referred to as deferred income taxes.

(g)	Recent accounting pronouncements

In the current year, the company adopted the provisions of SFAS 143 Accounting for Asset Retirement Obligations. SFAS 143 establishes standards for the recognition, measurement and disclosure of asset retirement obligations and the related asset retirement costs, and requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The fair value is added to the carrying amount of the associated asset, and the liability is accreted at the end of each period through charges to operating expenses. There is no material impact on the company’s financial position, results of operations or cash flows from the adoption of this standard.

In December 2003, the FASB revised Interpretation (FIN) No. 46, “Consolidation of Variable Interest Entities”, which clarifies the application of Accounting Research Bulletin No. 51 “Consolidated Financial Statements”. FIN No. 46 defines variable interest entities (VIE’s) and provides guidance on when VIE’s should be consolidated, and is effective for the company on June 1, 2005. The adoption of this standard will have no impact on the company.

Saskferco Products Inc.

NOTES TO FINANCIAL STATEMENTS—(Continued)

For each of the years in the three-year period ended

May 31, 2004

CONDENSED BALANCE SHEET IN ACCORDANCE WITH U.S. GAAP

As at May 31

	2004 $	2003 $
	(thousands of Canadian dollars)
Total current assets	106,812	110,924
Investments – MTN Fund	70,338	71,986
Property, plant and equipment	315,823	310,060

Total assets [note 15(a)]	492,973	492,970

Accounts payable and accrued liabilities	40,479	50,664
Deferred revenue	13,921	1,310
Current portion of long-term debt	36,843	32,864
Deferred income taxes	2,795	1,457

	94,038	86,295
Long-term debt	83,208	120,439
Deferred income taxes	71,695	74,094
Subordinated notes	73,333	—
Share capital	138,545	138,545
Retained earnings	32,154	73,597

Total liabilities and shareholders’ equity	492,973	492,970

STATEMENT OF OPERATIONS AND RETAINED EARNINGS IN ACCORDANCE WITH U.S. GAAP

Year ended May 31

	2004 $	2003 $	2002 $
	(thousands of Canadian dollars)
Sales Cost of goods sold	297,547 208,158	293,285 223,470	270,789 201,889

Gross profit	89,389	69,815	68,900
Selling, general and administrative expenses	23,470	23,659	25,199
Property, plant and equipment write-down	1,399	617	—

Operating Income	64,520	45,539	43,701
Interest expense	15,376	20,360	23,937
Interest income	(4,032)	(4,771)	(3,980)
Other (income) expense	2,444	(22,105)	11,865

Income before income taxes	50,732	52,055	11,879
Provision for income taxes
Current	15,560	14,427	5,727
Deferred	(915)	(1,961)	(1,938)

Net income	36,087	39,589	8,090
Retained earnings, beginning of year	73,597	34,101	26,125
Dividends paid	(77,530)	(93)	(114)

Retained earnings, end of year	32,154	73,597	34,101

Saskferco Products Inc.

NOTES TO FINANCIAL STATEMENTS—(Continued)

For each of the years in the three-year period ended

May 31, 2004

CONDENSED STATEMENT OF CASH FLOWS IN ACCORDANCE WITH U.S. GAAP

Year ended May 31

	2004 $	2003 $	2002 $
	(thousands of Canadian dollars)
OPERATING ACTIVITIES
Net income	36,087	39,589	8,090
Items not affecting cash	25,911	23,633	21,814
Unrealized gains	(387)	(17,507)	(2,348)
Realized non-cash gains	(99)	(3,408)	(345)
Net change in non-cash operating working capital	(18,400)	15,593	(3,542)
Trading security proceeds (purchases)	4,000	(4,000)	—

Cash provided by operating activities	47,112	53,900	23,669

INVESTING ACTIVITIES [note 15(e)]	(10,994)	(14,640)	(6,571)

FINANCING ACTIVITIES
Proceeds from long-term debt	—	—	7,300
Repayment of long-term debt	(32,761)	(29,768)	(29,023)
Proceeds from short-term debt	190,500	148,100	422,405
Repayment of short-term debt	(190,500)	(154,505)	(417,666)
Reduction in paid-up capital	—	(1,147)	—
Issuance of subordinated notes	73,333	—	—
Dividends paid	(77,530)	(93)	(114)

Cash used in financing activities	(36,958)	(37,413)	(17,098)

Increase (decrease) in cash and cash equivalents	(840)	1,847	—
Cash and cash equivalents, beginning of year	1,847	—	—

Cash and cash equivalents, end of year	1,007	1,847	—

16.	SUBSEQUENT EVENTS

a)	Dividend Payment

On August 5, 2004, the company paid a dividend of $36,667 to its Class A and Class B shareholders.

b)	Subordinated Notes

Effective August 5, 2004, the company issued $18,519 Class A Subordinated Notes and $18,148 Class B Subordinated Notes. The terms of the Subordinated Notes are described in note 7.

Saskferco Products Inc.

BALANCE SHEET

(Unaudited)

As at August 31

	2004 $	2003 $
	(thousands of Canadian dollars)
ASSETS
Current assets
Cash and cash equivalents	—	282
Short-term investments	—	4,000
Accounts receivable	62,315	16,318
Income taxes recoverable	210	4,668
Inventories [note 3]	29,427	43,562
Prepaid expenses and other assets	6,617	10,494
Current portion of investments – MTN Fund	34,210	40,994

Total current assets	132,779	120,318
Investments – MTN Fund Property, plant and equipment	71,892 311,303	72,054 312,225

Total assets	515,974	504,597

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Short-term debt	32,862	33,000
Accounts payable and accrued liabilities	29,776	26,718
Accrued interest payable	3,186	3,064
Deferred revenue	3,885	1,043
Current portion of long-term debt	31,096	27,634
Current portion of subordinated notes	6,500	—
Future income taxes	3,035	3,694

Total current liabilities	110,340	95,153
Long-term debt	70,999	102,461
Future income taxes	71,149	73,891
Subordinated notes	103,500	—

Total liabilities	355,988	271,505

Shareholders’ equity
Share capital
Unlimited authorization of Class A and Class B common voting participating shares without par value; issued and outstanding in 2004 and 2003: 69,846,000 and 68,449,080 Class A and Class B shares respectively	138,295	138,295
Unlimited authorization of Class C preferred, non-participating voting shares redeemable at the option of the company, cumulative annual dividend of 10%; issued and outstanding in 2004 and 2003: 1,396,920	250	250
Unlimited authorization of Class D common non-voting participating shares without par value; none outstanding
Retained earnings	21,441	94,547

Total shareholders’ equity	159,986	233,092

Total liabilities and shareholders’ equity	515,974	504,597

See accompanying notes

Saskferco Products Inc.

STATEMENT OF OPERATIONS AND RETAINED EARNINGS

(Unaudited)

Three months ended August 31

	2004 $	2003 $
	(thousands of Canadian dollars)
Sales	103,676	20,552
Cost of goods sold	80,342	17,559

Gross profit	23,334	2,993
Selling, general and administrative	6,968	3,437

Operating income (loss)	16,366	(444)
Interest expense	3,892	3,785
Interest income	(581)	(1,130)
Other expense (income)	79	(283)

Income (loss) before income taxes	12,976	(2,816)
Income tax expense (recovery)
Current	4,618	(2,957)
Future	(306)	2,034

Net income (loss)	8,664	(1,893)
Retained earnings, beginning of period	49,444	96,440
Dividends paid	(36,667)	—

Retained earnings, end of period	21,441	94,547

See accompanying notes

Saskferco Products Inc.

STATEMENT OF CASH FLOWS

(Unaudited)

Three months ended August 31

	2004 $	2003 $
	(thousands of Canadian dollars)
OPERATING ACTIVITIES
Net income (loss)	8,664	(1,893)
Items not affecting cash
Amortization	6,790	5,906
Future income taxes	(306)	2,034
Net change in non-cash operating working capital	(46,726)	(43,262)

Cash used in operating activities	(31,578)	(37,215)

INVESTING ACTIVITIES
Additions to property, plant and equipment	(1,544)	(7,577)
MTN Fund investment purchases	(15,431)	(52,099)
MTN Fund investment maturities and withdrawals	15,049	62,691

Cash (used in) provided by investing activities	(1,926)	3,015

FINANCING ACTIVITIES
Repayment of long-term debt	(365)	(365)
Proceeds from short-term debt	146,162	63,500
Repayment of short-term debt	(113,300)	(30,500)
Issuance of subordinated notes	36,667	—
Dividends paid	(36,667)	—

Cash provided by financing activities	32,497	32,635

Decrease in cash and cash equivalents	(1,007)	(1,565)
Cash and cash equivalents, beginning of period	1,007	1,847

Cash and cash equivalents, end of period	—	282

See accompanying notes

Saskferco Products Inc.

NOTES TO FINANCIAL STATEMENTS

Three months ended August 31, 2004 and 2003

(Unaudited)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The financial statements of the company have been prepared in accordance with Canadian generally accepted accounting principles (Canadian GAAP). These accounting principles are different in some respects from United States generally accepted accounting principles (U.S. GAAP) and the significant differences are described in Note 7. Amounts are stated in Canadian dollars unless otherwise indicated. The accounting policies applied, except as described in Note 2, are consistent with those outlined in Saskferco Products Inc.’s (“Saskferco” or “the company”) annual financial statements for the year ended May 31, 2004. These financial statements reflect all normal recurring adjustments that are, in the opinion of management, necessary to present fairly the financial position and results of operations for the respective periods. These financial statements do not include all disclosures required in the annual financial statements and should be read in conjunction with the company’s May 31, 2004 annual financial statements. Interim results are not necessarily indicative of the results expected for the fiscal year.

Since a determination of many assets, liabilities, revenues and expenses is dependent on future events, the preparation of these financial statements requires the use of estimates and assumptions, which have been made using careful judgment. Actual results could differ from these estimates. In the opinion of management, these financial statements have been properly prepared within the framework of the company’s significant accounting policies.

2. EMPLOYEE FUTURE BENEFITS

The company has made contributions of $178 (2003—$182) to a defined contribution employee future benefit plan. These contributions are expensed as incurred. The company’s best estimate of total contributions expected to be paid during the fiscal year is $600.

3. ACCOUNTING CHANGES

Effective June 1, 2004, the company prospectively adopted new accounting requirements of the CICA Handbook Section 1100 “Generally Accepted Accounting Principles”. This section establishes standards for financial reporting in accordance with Canadian GAAP and provides guidance on sources to consult when selecting accounting policies and determining appropriate disclosures when a matter is not dealt with explicitly in the primary sources of Canadian GAAP. There was no material impact on the accounting policies of the company resulting from the adoption of this standard.

On June 1, 2004, the company adopted the provisions of CICA Accounting Guideline No. 13—Hedging Relationships (“AcG-13”). AcG-13 provides guidance on the identification, designation, documentation and effectiveness of hedging relationships for the purpose of applying hedge accounting, and on the discontinuance of hedge accounting. The company formally documents all relationships between hedging instruments and hedged items, as well as its risk management objective and strategy for undertaking hedge transactions. The company also formally assesses, both at hedge inception and on an ongoing basis, whether the derivatives used in hedging transactions are highly effective in offsetting changes in fair values or cash flows of hedged items. There is no material impact on the company’s financial position, results of operations or cash flows from the adoption of this standard.

On June 1, 2004, the company adopted the provisions of CICA Handbook Section 3110 “Asset Retirement Obligations”, which establishes standards for the recognition, measurement and disclosure

Saskferco Products Inc.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Three months ended August 31, 2004 and 2003

(Unaudited)

of asset retirement obligations and the related asset retirement costs. Section 3110 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The fair value is added to the carrying amount of the associated asset, and the liability is accreted at the end of each period through charges to operating expenses. There is no material impact on the company’s financial position, results of operations or cash flows from the adoption of this standard.

In June 2003, the CICA issued Accounting Guideline No. 15—Consolidation of Variable Interest Entities (“AcG-15”). AcG-15 is harmonized with U.S. GAAP and provides guidance for applying the principles in CICA Handbook Section 1590 “Subsidiaries” to those entities defined as Variable Interest Entities (“VIE’s”). AcG-15 defines VIE’s and provides guidance on when VIE’s should be consolidated, and is effective for all annual and interim periods beginning on or after November 1, 2004. The adoption of this standard will have no impact on the company.

In June and July 2004, the CICA approved re-exposure drafts of proposed CICA Handbook Section 3855 “Financial Instruments—Recognition and Measurement”, and Section 3865 “Hedges”. The CICA has confirmed that mandatory implementation of standards developed from the re-exposure drafts will be for interim and annual financial statements relating to years commencing on or after October 1, 2006. The CICA has also approved, subject to written ballot, a proposed new Section 1530 “Comprehensive Income”. Companies will not be permitted to apply Section 1530 until Sections 3855 and 3865 are finalized. The re-exposure drafts are intended to increase harmonization with U.S. GAAP.

4. INVENTORIES

	2004 $	2003 $
	(thousands of Canadian dollars)
Stores	9,080	9,008
Fertilizer	14,592	29,594
Natural gas	1,773	1,590
Catalyst and resin	3,982	3,370

	29,427	43,562

5. SHARE CAPITAL

On August 5, 2004, the company paid dividends of $36,667 to its Class A and Class B shareholders.

6. SUBORDINATED NOTES

Effective May 28, 2004, the company agreed to authorize up to $55,556 Class A Subordinated Notes and up to $54,444 Class B Subordinated notes, due June 1, 2014.

All Subordinated Notes (the “Notes”) are subordinate and junior in right of payment to the secured debt described in Note 6. Cash distribution of interest and principal is governed by a project agreement amongst the shareholders, and as such, holders of the Notes will receive no interest or principal payment or distribution unless secured debt obligations have first been paid in full. Under the

Saskferco Products Inc.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Three months ended August 31, 2004 and 2003

(Unaudited)

Subordinated Notes, any unpaid interest otherwise due is annually convertible to principal. In addition, Saskferco may, at its option, elect to prepay principal at any time without penalty. The company may request the Noteholders to subordinate their claims to certain counterparties with respect to long-term commodity purchase arrangements or swaps.

Interest on the Notes is payable at a rate of CDOR plus 2%. CDOR Rate is defined as the annual average rates for Canadian Dollar bankers’ acceptances with a term of 90 days per Reuters “Canadian Interbank Bid BA Rates”.

In accordance with the terms of a Note Purchase Agreement, two-thirds of the authorized Class A and Class B Subordinated Notes were issued on May 28, 2004, or $37,037 and $36,296 respectively.

Effective August 5, 2004, the company issued the remaining $18,519 Class A Subordinated Notes and $18,148 Class B Subordinated Notes.

7. RECONCILIATION OF CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

The company’s financial statements have been prepared in accordance with Canadian GAAP, which, in some significant respects, differs from U.S. GAAP. As required by the United States Securities and Exchange Commission, the effects of these principal differences on the company’s financial statements are quantified and described where indicated by reference below:

RECONCILIATION OF NET INCOME (LOSS)

Three months ended August 31, 2004 and 2003

	2004 $	2003 $
	(thousands of Canadian dollars)
Net income (loss) as reported under Canadian GAAP	8,664	(1,893)
Adjustments increasing or decreasing reported net income
Net pre-operating expenditures (a)	(4)	—
Unrealized gain (loss) on medium term notes (c)	3,834	(3,137)
Change in unrealized losses on derivative instruments (b)	—	(3,162)
Income tax effect of the above adjustments (e)	1	1,037

Net income (loss) under U.S. GAAP	12,495	(7,155)

RECONCILIATION OF SHAREHOLDERS’ EQUITY

As at August 31

	2004 $	2003 $
	(thousands of Canadian dollars)
Shareholders’ equity based on Canadian GAAP	159,986	233,092
Net pre-operating expenditures (a)	443	—
Change in unrealized losses on derivative instruments (b)	(3,578)	(3,162)
Unrealized loss on medium term notes (c)	(13,757)	(25,980)
Income tax effect of the above adjustments (e)	1,028	1,037

Shareholders’ equity based on U.S. GAAP	144,122	204,987

Saskferco Products Inc.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Three months ended August 31, 2004 and 2003

(Unaudited)

(a)	Pre-operating costs

In fiscal 2004, net revenue or expense derived during the start-up phase of the company’s urea ammonium nitrate plant prior to substantial completion and readiness for use was deferred under Canadian GAAP until commercial production levels were met, at which time amortization over the project’s estimated useful life began. U.S. GAAP required these costs be expensed as incurred. The net revenue deferred under Canadian GAAP and recognized as incurred under U.S. GAAP for the year ended May 31, 2004 was $447 (2003—$nil). For Canadian GAAP purposes, this net revenue is being amortized into income over the estimated 25 year UAN plant life. This amortization is removed from income for U.S. GAAP purposes, which reduces the accumulated net pre-operating expenditures over the amortization term.

(b)	Derivative instruments

Under Canadian GAAP, the company’s derivative instruments that have not yet been settled are not recognized in the financial statements, and gains or losses arising from settled gas hedging transactions are deferred as a component of inventory until the product containing the hedged item is sold. At that time, both the natural gas purchase cost and the related hedging deferral are recorded as cost of goods sold. Additionally, as discussed in (c) below, gains or losses arising from settled foreign currency hedging transactions are recorded in sales, given the relationship between these gains or losses, the U.S. dollar revenue stream and the related long-term medium term note debt.

For U.S. GAAP purposes in the year ended May 31, 2002, the company adopted the provisions of SFAS 133, Accounting for Derivative Instruments and Hedging Activities and the corresponding amendments under SFAS 138 and SFAS 149, which requires that derivative instruments, whether designated in hedging relationships or not, be recorded at fair value in the Balance Sheet. The accounting treatment of gains or losses resulting from fluctuations in the fair value of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship. Any portion of the change in fair value of a derivative instrument that does not qualify for hedge accounting, and any ineffectiveness in a qualifying hedging relationship, is recognized in income immediately. Unrealized gains or losses relating to derivatives that are hedging items are deferred in other comprehensive income and recognized in the same period as the corresponding hedged items.

As at and for the three-month period ended August 31, 2004, the company has opted to use hedge accounting under SFAS 133. For the comparative three-month period ended August 31, 2003, the company opted not to use hedge accounting.

Under U.S. GAAP, the fair values of the company’s swap and option derivative instruments outstanding as at August 31, 2004 are unrealized liabilities of $3,578 (2003—$3,162 liabilities). At the current period end, given the company has opted to use hedge accounting under SFAS 133, an offsetting $3,578 has been recorded in other comprehensive income at its net of tax amount of $2,405. The short-term nature of the company’s hedging relationships at August 31, 2004 will result in reclassification into earnings of losses reported in accumulated comprehensive income within the next six months. At August 31, 2003, because hedge accounting was not applied, the offsetting $3,162 has been recognized as other (income) expense. For amounts realized in the

Saskferco Products Inc.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Three months ended August 31, 2004 and 2003

(Unaudited)

period, the U.S. GAAP statement of operations for the three-month period ended August 31, 2004 included realized losses of $1,162 in cost of goods sold. On the U.S. GAAP statement of operations for the three-month period ended August 31, 2003, realized losses of $340 have been reclassified from cost of goods sold to other (income) expense.

(c)	Medium term notes

The repayment of the U.S. dollar long-term medium term note debt is being made from U.S. dollar revenue streams generated from fertilizer sales, which, for Canadian GAAP purposes, provides an effective hedge against foreign currency fluctuations. Under this treatment, the annual principal repayment is recorded at the historical exchange rate of $1.1539, and any exchange losses arising from annually settling this hedging transaction is recorded against related sales.

U.S. GAAP, as a result of SFAS 133, Accounting for Derivative Instruments and Hedging Activities, restricts the company’s ability to use non-derivatives as hedging instruments. This is also consistent with SFAS 52, Foreign Currency Translation. As a result, the U.S. dollar sales are recorded at the prevailing exchange rate at the time the transaction occurred, the annual U.S. dollar medium term note principal repayment, as well as the U.S. dollar medium term note balance at period end, are recorded at the current exchange rate with gains and losses flowing through the current period income statement.

The impact on the outstanding medium term note debt from the movement from the May 31, 2004 exchange rate of $1.3609 to the August 31, 2004 rate of $1.3158 on U.S. GAAP income statement in the current year is a gain of $3,834 (2003—$3,137 loss), which has been classified in other income (expense). The U.S. GAAP balance sheet adjustment in the current year to reflect the medium term notes at the current rate rather than the historical rate of $1.1539 would be to increase liabilities and decrease shareholders’ equity by $13,757 (2003—$25,980).

Long-term debt principal repayments under U.S. GAAP, including medium term note and committed instalment loan payments at the current rate of $1.3158, are due as follows:

$
(thousands of Canadian dollars)
2005	35,305
2006	38,301
2007	42,250

Total	115,856

(d)	Income taxes

The income tax adjustment reflects the impact on income taxes of the U.S. GAAP adjustments described above. The company has recorded a valuation allowance of $4,511 (2003—$8,524) related to deferred tax assets arising from the cumulative loss on long-term debt, which the company does not expect to realize on. Under U.S. GAAP, future income taxes are referred to as deferred income taxes.

Saskferco Products Inc.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Three months ended August 31, 2004 and 2003

(Unaudited)

(e)	Recent accounting pronouncements

In December 2003, the FASB revised Interpretation (FIN) No. 46, “Consolidation of Variable Interest Entities”, which clarifies the application of Accounting Research Bulletin No. 51 “Consolidated Financial Statements”. FIN No. 46 defines variable interest entities (VIE’s) and provides guidance on when VIE’s should be consolidated, and is effective for the company on June 1, 2005. The adoption of this standard will have no impact on the company.

In March 2004, FASB ratified consensuses reached by the Emerging Issues Task Force (“EITF”) with respect to EITF Issue No. 03-1 “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments”. This was followed on September 30, 2004 by related EITF Issue No. 03-1-1. EITF Issue No. 03-1 addresses recognition, measurement and disclosure of other-than-temporary impairment evaluations for securities within the scope of SFAS 115 “Accounting For Certain Investments in Debt and Equity Securities”, and equity securities that are not subject to the scope of SFAS 115 and are not accounted for under the equity method according to Accounting Principles Board Opinion No. 18 “The Equity Method of Accounting for Investments in Common Stock”. EITF Issue No. 03-1-1 addresses the effective date of Paragraphs 10 to 20 of EITF Issue No. 03-1, whereby FASB has delayed the previously stated June 15, 2004 effective date for the recognition and measurement guidance related to evaluating whether an impairment is other than temporary. Disclosures for cost method investments are required to be included in annual financial statements prepared for fiscal years ending after June 15, 2004. Additionally, Implementation Guidance issued in proposed FASB Staff Position EITF Issue 03-1-a provides guidance with respect to debt securities that are impaired solely due to interest rates and/or sector spreads and analyzed for other-than-temporary impairment under paragraph 16 of Issue 03-1. The company’s practices are substantially consistent with the application guidance of EITF Issue No. 03-1; therefore, adoption will not have a significant impact on its financial statements.

On June 23, 2004, FASB issued an Exposure Draft of a proposed statement, “Fair Value Measurements”, which would provide guidance for how to measure fair value and would apply broadly to financial and non-financial assets and liabilities that are measured at fair value under other authoritative accounting pronouncements. The proposed Statement establishes a framework for applying the fair value measurement objective in GAAP, with the objective of increasing consistency, reliability and comparability in financial reporting. FASB will begin redeliberations of this Exposure Draft in November 2004.

Saskferco Products Inc.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Three months ended August 31, 2004 and 2003

(Unaudited)

CONDENSED BALANCE SHEET IN ACCORDANCE WITH U.S. GAAP

As at August 31

(Unaudited)

	2004 $	2003 $
	(thousands of Canadian dollars)
Total current assets	132,779	120,318
Investments – MTN Fund	71,892	72,054
Property, plant and equipment [note 7(a)]	311,605	312,225

Total assets	516,276	504,597

Short-term debt	32,862	33,000
Accounts payable and accrued liabilities	32,962	29,782
Deferred revenue	3,885	1,043
Current portion of long-term debt [note 7(c)]	35,305	33,167
Current portion of subordinated notes	6,500	—
Fair value of derivative hedging contracts [note 7(b)]	2,405	2,125
Deferred income taxes	3,035	3,694

	116,954	102,811
Long-term debt [note 7(c)]	80,551	122,908
Subordinated notes	103,500	—
Deferred income taxes	71,149	73,891
Share capital	138,545	138,545
Retained earnings	7,982	66,442
Accumulated other comprehensive loss	(2,405)	—

Total liabilities and shareholders’ equity	516,276	504,597

STATEMENT OF COMPREHENSIVE INCOME (LOSS) AND ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS) IN ACCORDANCE WITH U.S. GAAP

Three months ended August 31

(Unaudited)

	2004 $	2003 $
	(thousands of Canadian dollars)
Net income (loss) under U.S. GAAP	12,495	(7,155)
Other comprehensive income (loss):
Change in unrealized losses on derivative instruments, net of tax [note 7(b)]	(2,405)	—

Comprehensive income (loss) under U.S. GAAP	10,090	(7,155)

Accumulated other comprehensive income (loss), beginning of period	—	—
Other comprehensive (loss) income	(2,405)	—

Accumulated other comprehensive (loss) income, end of period	(2,405)	—

Saskferco Products Inc.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Three months ended August 31, 2004 and 2003

(Unaudited)

STATEMENT OF OPERATIONS AND RETAINED EARNINGS IN ACCORDANCE WITH U.S. GAAP

Three months ended August 31

(Unaudited)

	2004 $		2003 $
	(thousands of Canadian dollars)
Sales Cost of goods sold	103,676 80,346		20,552 17,219

Gross profit	23,330		3,333
Selling, general and administrative	6,968		3,437
Operating income (loss)	16,362		(104)
Interest expense Interest income Other (income) expense [notes 7(b), 7(c)]	3,892 (581 (3,755	) )	3,785 (1,130 6,356)

Income (loss) before income taxes	16,806		(9,115)
Income tax expense (recovery) Current Deferred [note 7(d)]	4,618 (307)		(2,957 997)

Net income (loss)	12,495		(7,155)
Retained earnings, beginning of period Dividends paid	32,154 (36,667)		73,597 —

Retained earnings, end of period	7,982		66,442

Saskferco Products Inc.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Three months ended August 31, 2004 and 2003

(Unaudited)

CONDENSED STATEMENT OF CASH FLOWS IN ACCORDANCE WITH U.S. GAAP

Three months ended August 31

(Unaudited)

	2004 $	2003 $
	(thousands of Canadian dollars)
OPERATING ACTIVITIES
Net income (loss)	12,495	(7,155)
Items not affecting cash
Unrealized (gains) losses [notes 7(b), 7(c)]	(3,834)	6,299
Amortization [note 7(a)]	6,794	5,906
Deferred income taxes [note 7(d)]	(307)	997
Net change in non-cash operating working capital	(46,726)	(43,262)

Cash used in operating activities	(31,578)	(37,215)

INVESTING ACTIVITIES	(1,926)	3,015

FINANCING ACTIVITIES
Repayment of long-term debt	(365)	(365)
Proceeds from short-term debt	146,162	63,500
Repayment of short-term debt	(113,300)	(30,500)
Issuance of subordinated notes	36,667	—
Dividends paid	(36,667)	—

Cash provided by financing activities	32,497	32,635

Decrease in cash and cash equivalents	(1,007)	(1,565)
Cash and cash equivalents, beginning of period	1,007	1,847

Cash and cash equivalents, end of period	—	282

8.	SUBSEQUENT EVENTS

a)	Investments – MTN Fund

The Saskferco MTN Fund (the “MTN Fund”) was created pursuant to an agreement to provide for the prepayment or retirement of Saskferco’s outstanding debt and is guaranteed by the Province of Saskatchewan (“the Province”) as described in Note 4 of the company’s annual audited financial statements dated May 31, 2004.

The MTN Fund is restricted such that no amounts may be paid out of the MTN Fund except upon the consent of both Saskferco and the Province; however the Province is obliged to provide its consent in certain prescribed circumstances. Consent was received in April 2003 for Saskferco to draw $20,250 from the MTN Fund to finance construction of a urea ammonium nitrate (UAN) plant in the 2004 fiscal year, and on September 17, 2004, consent was received to draw an additional $9,550 from the MTN Fund to finance additional UAN plant construction costs.

b)	Assignment of Marketing Agreement to The Mosaic Company

As described in Note 11 of the company’s annual audited financial statements dated May 31, 2004, by agreement, in exchange for specified sales commissions, Cargill Incorporated and

Saskferco Products Inc.

NOTES TO FINANCIAL STATEMENTS—(Continued)

Three months ended August 31, 2004 and 2003

(Unaudited)

Cargill Limited acted as Saskferco’s exclusive marketing agents. In this capacity, they were responsible and assumed full risk for the collection of all trade receivables due to Saskferco from customers. This agreement is known as the “Marketing Agreement”, and was effective as of February 1, 1990.

In connection with the business combination (“Business Combination”) between the worldwide fertilizer businesses of Cargill Incorporated (“Cargill”) and IMC Global Inc., Cargill requested that Saskferco consent to the assignment of the Marketing Agreement to The Mosaic Company (“Mosaic”), the newly formed company resulting from the Business Combination.

On October 18, 2004, Saskferco signed an agreement allowing for the assignment of the Marketing Agreement to Mosaic, with the same terms and conditions as previously existed with Cargill. Effective October 22, 2004, Mosaic will assume the credit risk and become the primary obligor to Saskferco for receivables owed to it by Mosaic. Cargill will, for two years, guarantee the complete and timely payment of accounts receivable due to Saskferco by Mosaic should Mosaic not pay amounts due.

c)	Assignment of Feed Grade Urea Agreement to The Mosaic Company

As described in Note 11 of the company’s annual audited financial statements dated May 31, 2004, in 2004 Saskferco entered into a three-year agreement whereby Cargill Incorporated committed to annually purchase 50,000 tonnes of feed grade urea from Saskferco at a market-based formula price. This agreement is known as the “Feed Grade Urea Agreement”.

Given the facts described in Note 8(b) above, Saskferco agreed on October 18, 2004 to assign the Feed Grade Urea Agreement to Mosaic for its remaining term.

d)	Transfer of Class A Common Shares to The Mosaic Company

On October 22, 2004, the Business Combination described in Note 8(b) above was finalized and the company issued 69,846,000 new Class A common voting participating no par-value share certificates to Mosaic I (Canada) Holdings ULC. The share certificates representing, in aggregate, the 69,846,000 Class A shares formerly held by Cargill Limited have been cancelled.

Annex A

Marked Description of 11.250% Senior Notes due 2011 and 10.875% Senior Notes due 2008

To assist you in better appreciating the scope of the Amendments, this Annex A highlights the Amendments to the 2011 Notes and 2008 Notes with markings indicating the substantive changes from the current terms of those series of Notes. New text provided by the Amendments is underlined and text that would be deleted by the Amendments has been lined through.

This Annex A does not restate the applicable Indentures (as amended by the Amendments) in their entirety. You are urged to read the applicable Indentures, because they, and not this Annex (or the section of this prospectus entitled “Description of the Amended Securities–Description of the High-Yield Notes”) define your rights as holders of Notes. Copies of the Indentures will be available upon written request to the Information Agent and are exhibits to the registration statement of which this Annex A forms a part.

Optional Redemption

2008 Notes

The 2008 Notes are not redeemable at the option of IMC prior to maturity.

2011 Notes

The 2011 Notes are not redeemable at the option of IMC prior to June 1, 2006. On or after June 1, 2006, IMC may redeem all or a part of the 2011 Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest on the 2011 Notes to be redeemed, if any, to the redemption date, if redeemed during the 12-month period beginning on June 1 in the years indicated below:

Year	Redemption Price
2006	105.625%
2007	103.750%
2008	101.875%
2009 and thereafter	100.000%

IMC may acquire Notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, so long as such acquisition does not otherwise violate the terms of the Indenture.

Repurchase at the Option of Holders upon Change of Control

If a Change of Control occurs, each holder of Notes will have the right to require IMC to purchase all or any part (equal to $1,000 or an integral multiple thereof) of that holder’s Notes pursuant to the offer described below (the “Change of Control Offer”) and the other procedures required by the Indenture. In the Change of Control Offer, IMC will offer a payment (the “Change of Control Payment”) in cash equal to 101% of the aggregate principal amount of the Notes purchased, plus accrued and unpaid interest on such Notes, if any, to the date of purchase (the “Change of Control Payment Date”). Within 30 days following any Change of Control, IMC will mail a notice to each holder describing the transaction(s) that constitute the Change of Control and offering to purchase Notes on the Change of Control Payment Date specified in such notice, pursuant to the procedures required by the Indenture and described in such notice. IMC will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable to the purchase of the Notes as a result of a Change of Control.

On the Change of Control Payment Date, IMC will, to the extent lawful:

•	accept for payment all Notes or portions of Notes properly tendered in the Change of Control Offer;

•	deposit with the paying agent an amount equal to the Change of Control Payment for all Notes or portions of Notes tendered; and

•	deliver or cause to be delivered to the Trustee the Notes so accepted together with an officers’ certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by IMC.

The paying agent will promptly mail to each holder of Notes tendered the Change of Control Payment for them, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any. Each such new Note will be in a principal amount of $1,000 or an integral multiple of $1,000.

Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders of Notes to require that IMC purchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

IMC will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by IMC and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

Notwithstanding the foregoing, IMC will not be required to make a Change of Control Offer, as provided above, if, in connection with or in contemplation of any Change of Control, it has made an offer to purchase (an “Alternate Offer”) any and all Notes validly tendered at a cash price equal to or higher than the Change of Control Payment and has purchased all Notes properly tendered in accordance with the terms of such Alternate Offer.

The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the assets of IMC and its Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require IMC to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of IMC and its Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.

This covenant will not apply after the Fall-Away Event.

Selection and Notice

If less than all of the Notes are to be redeemed at any time, the Trustee will select Notes for redemption as follows:

•	if the Notes are listed, in compliance with the requirements of the principal national securities exchange on which the Notes are listed; or

•	if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate.

No Notes of $1,000 or less will be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Fall-Away Event

After the Fall-Away Event, the provisions of the Indenture described under “—Repurchase at the Option of Holders upon Change of Control” and “—Certain Covenants Before Fall-Away Event” will not apply. The provisions of the Indenture described under “—Certain Covenants Before and After Fall-Away Event” will apply at all times so long as any Notes remain outstanding. In addition, the Note Guarantee of each ~~Restricted Subsidiary~~Guarantor will be automatically and unconditionally released and discharged upon the occurrence of the Fall-Away Event, but only if such ~~Restricted~~ Subsidiary Guarantor or Affiliate Guarantor, as the case may be, (x) is released from all of its guarantees of IMC’s obligations~~, including its Credit Agreement Guarantee~~ (other than as a result of payment under any such guarantee) and (y) is not otherwise, in the case of a Subsidiary Guarantor, an obligor under the Credit Agreement or, in the case of an Affiliate Guarantor, a guarantor under the Credit Agreement.

The “Fall-Away Event” shall be deemed to have occurred when:

(1)	the Notes have Investment Grade Ratings from both Rating Agencies;

(2)	no Default has occurred and is continuing; and

(3)	IMC has delivered an officers’ certificate to the Trustee certifying that the conditions set forth in clauses (1) and (2) above are satisfied.

Certain Covenants Before Fall-Away Event

Set forth below are summaries of certain covenants contained in the Indenture that will apply before the Fall-Away Event occurs.

Limitation on Incurrence of Additional Indebtedness.    IMC will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, incur any Indebtedness other than Permitted Indebtedness; provided, however, that if no Default has occurred and is continuing at the time of or would occur as a consequence of the incurrence of any such Indebtedness, IMC or any Subsidiary Guarantor may incur Indebtedness (including Acquired Indebtedness), and Restricted Subsidiaries which are not Guarantors may incur Acquired Indebtedness, in each case if, after giving effect to the incurrence thereof, the Consolidated Fixed Charge Coverage Ratio of IMC is at least 2.0 to 1.0 (the “Coverage Ratio Exception”).

IMC will not, directly or indirectly, in any event incur any Indebtedness that purports to be by its terms (or by the terms of any agreement governing such Indebtedness) subordinated to any other Indebtedness of IMC unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) subordinated to the Notes to the same extent and in the same manner as such Indebtedness is subordinated to such other Indebtedness of IMC.

No Subsidiary Guarantor will, directly or indirectly, in any event incur any Indebtedness that purports to be by its terms (or by the terms of any agreement governing such Indebtedness)

subordinated to any other Indebtedness of such Subsidiary Guarantor unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) subordinated to the Note Guarantee of such Subsidiary Guarantor to the same extent and in the same manner as such Indebtedness is subordinated to such other Indebtedness of such Subsidiary Guarantor.

Notwithstanding any other provision in this covenant, the maximum amount of Indebtedness that IMC or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded as a result of fluctuations in the exchange rates of currencies. For purposes of determining compliance with this covenant:

(a) the outstanding principal amount of any particular Indebtedness shall be counted only once and any obligation arising under any guarantee, Lien, letter of credit or similar instrument supporting such Indebtedness shall be disregarded; and

(b) in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (3) through (19) of the definition of Permitted Indebtedness or is entitled to be incurred pursuant to the Coverage Ratio Exception, IMC shall, in its sole discretion, classify such item of Indebtedness in any manner that complies with this covenant (provided that all outstanding Indebtedness under the Credit Agreement on May 17, 2001 shall be deemed to have been incurred pursuant to clause (3) of the definition of Permitted Indebtedness) and may later reclassify such item into any one or more of the categories of Permitted Indebtedness described in clauses (3) through (19) of the definition of Permitted Indebtedness (provided that at the time of reclassification it meets the criteria in such category or categories).

This covenant will not apply after the Fall-Away Event.

Limitation on Restricted Payments.    IMC will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, make any Restricted Payment if at the time of such Restricted Payment or immediately after giving effect thereto,

(A) a Default has occurred and is continuing;

(B) IMC is not able to incur at least $1.00 of additional Indebtedness pursuant to the Coverage Ratio Exception; or

(C) the aggregate amount of Restricted Payments made after May 17, 2001, including the fair market value as reasonably determined in good faith by the Board of Directors or a senior officer of IMC of non-cash amounts constituting Restricted Payments, shall exceed the sum of, without duplication,

(1)	50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of IMC from the beginning of the fiscal quarter in which May 17, 2001 occurred through the last day of the most recently ended fiscal quarter for which internal financial statements are available at the time of the Restricted Payment (treating such period as a single accounting period); plus

(2)	100% of the aggregate net cash proceeds received by IMC from any Person (other than a Subsidiary of IMC) from the issuance and sale subsequent to May 17, 2001 of Qualified Capital Stock of IMC or from a contribution to its common equity (other than of the type set forth in clause (7) of the next succeeding paragraph); plus

(3)

the amount by which Indebtedness of IMC or any of its Restricted Subsidiaries incurred after May 17, 2001 is reduced on IMC’s consolidated balance sheet upon the conversion or exchange (other than by a Subsidiary of IMC) of such Indebtedness into Qualified Capital Stock plus the net proceeds (including the fair market value of assets other than cash) received by IMC from the issuance and sale of convertible or exchangeable Disqualified Capital Stock that has been converted into or exchanged for Qualified Capital Stock (other than Disqualified Capital Stock sold to a Subsidiary of IMC), in each case, less the amount of any cash, or the fair market value of any other assets, distributed by IMC or any of its Restricted Subsidiaries upon such conversion or exchange; plus

(4)	to the extent not otherwise included in the calculation of Consolidated Net Income for purposes of clause (1) above, 100% of the aggregate net proceeds (including the fair market value of assets other than cash) received by IMC or any of its Restricted Subsidiaries upon the sale or other disposition of any Investment made by IMC and its Restricted Subsidiaries since May 17, 2001; provided, however, that the foregoing sum shall not exceed, in the case of any investee, the aggregate amount of Investments previously made (and treated as a Restricted Payment) by IMC or any of its Restricted Subsidiaries in such investee subsequent to May 17, 2001; plus

(5)	to the extent not otherwise included in the calculation of Consolidated Net Income for purposes of clause (1) above, an amount equal to the sum of (x) the net reduction in Investments in Unrestricted Subsidiaries of IMC resulting from dividends, repayments of loans or advances or other transfers of assets, in each case to IMC or any of its Restricted Subsidiaries from Unrestricted Subsidiaries of IMC, and (y) the fair market value of the net assets of an Unrestricted Subsidiary of IMC at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary multiplied by IMC’s proportionate interest in such Subsidiary; provided, however, that the foregoing sum shall not exceed, in the case of any Unrestricted Subsidiary, the aggregate amount of Investments previously made (and treated as a Restricted Payment) by IMC or any of its Restricted Subsidiaries in such Unrestricted Subsidiary subsequent to May 17, 2001.

Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph do not prohibit:

(1)	the payment of any dividend within 90 days after the date of declaration of such dividend if the dividend would have been permitted on the date of declaration;

(2)	the acquisition of any Capital Stock of IMC, either (A) solely in exchange for Qualified Capital Stock of IMC or (B) if no Default has occurred and is continuing, through the application of the net proceeds of a substantially concurrent issuance and sale for cash (other than to a Subsidiary of IMC) of Qualified Capital Stock of IMC;

(3)	the acquisition of any Indebtedness of IMC or any Subsidiary Guarantor that is subordinate or junior in right of payment to the Notes or the Note Guarantee of such Subsidiary Guarantor, as the case may be, either (A) solely in exchange for Qualified Capital Stock of IMC or Refinancing Indebtedness in respect of such Indebtedness, or (B) if no Default has occurred and is continuing, through the application of net proceeds of a substantially concurrent sale or incurrence for cash (other than to a Subsidiary of IMC) of (x) Qualified Capital Stock of IMC or (y) Refinancing Indebtedness in respect of such Indebtedness;

(4)	if no Default has occurred and is continuing or would occur as a consequence thereof, the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Capital Stock) issued on or after May 17, 2001; provided that, at the time of such issuance, IMC, after giving effect to such issuance on a pro forma basis, would be able to incur at least $1.00 of additional Indebtedness pursuant to the Coverage Ratio Exception;

(5)	Restricted Payments by IMC and/or its Restricted Subsidiaries, on the one hand, to an Affiliate Guarantor, on the other, to fund or otherwise support ordinary course of business operations of the Affiliate Guarantors (including without limitation working capital requirements of the Affiliate Guarantors but excluding (x) the funding of any Mosaic Restricted Dividend, (y) the funding of an Investment by such Affiliate Guarantors in Subsidiaries of Mosaic that are not Affiliate Guarantors unless such Investment would be permitted to be made by IMC and/or its Restricted Subsidiaries pursuant to clause (6) below and (z) the funding of a payment or contribution to IMC or its Restricted Subsidiaries of the type set forth in clause (7) below);

(6)	(a) intercompany loans made by IMC and/or its Restricted Subsidiaries, on the one hand, to Subsidiaries of Mosaic that are not Affiliate Guarantors, on the other, to fund or otherwise support ordinary course of business operations of such Subsidiaries (including without limitation working capital requirements of such Subsidiaries but excluding (x) the funding of any Mosaic Restricted Dividend and (Y) the funding of a payment or contribution to IMC or its Restricted Subsidiaries of the type set forth in clause (7) below) and (b) intercompany loans in an aggregate amount not to exceed $200.0 million at any time outstanding made by IMC and/or its Restricted Subsidiaries, on the one hand, to Mosaic and/or any of its Subsidiaries, on the other, to fund or otherwise support non-ordinary course of business transactions (including without limitation acquisitions and capital expenditures by Mosaic or its Subsidiaries but excluding (x) the funding of any Mosaic Restricted Dividend and (y) the funding of a payment or contribution to IMC or its Restricted Subsidiaries of the type set forth in clause (7) below), provided that in the case of any intercompany loan or series of related intercompany loans set forth in this clause (6) which in the aggregate exceed $5.0 million, the terms of such loans shall be no less favorable to IMC and its Restricted Subsidiaries, taken as a whole, as would be available to IMC and its Restricted Subsidiaries were it making such loans to a non-Affiliate at fair market value, as reasonably determined in good faith by the Board of Directors or a senior officer of IMC;

(7)	Restricted Payments made substantially concurrently with or promptly following the receipt by IMC and/or its Restricted Subsidiaries of, and in an aggregate amount not exceeding the amount of, (i) any cash contribution from Mosaic and/or any of its Subsidiaries (other than IMC and/or its Restricted Subsidiaries), and/or (ii) any cash distribution (a) from any of Mosaic’s Subsidiaries (other than IMC and/or its Restricted Subsidiaries) and/or (b) from or in respect of any other Investment permitted by this clause (7), and/or (iii) any cash payment in whole or in part of any principal, interest or other amounts in respect of Indebtedness that is an Investment permitted by this clause (7);

(8)	repurchases of Capital Stock deemed to occur upon the exercise of stock options if such Capital Stock represents a portion of the exercise price thereof and repurchases of Capital Stock deemed to occur upon the withholding of a portion of the Capital Stock granted or awarded to an employee to pay for the taxes payable by such employee upon such grant or award; and

(~~6~~9)	additional Restricted Payments in an aggregate amount not to exceed $60.0 million since ~~May 17, 2001~~ Operative Date.

Issuances of Capital Stock or equity contributions pursuant to any clause in this paragraph shall not increase the amount available for Restricted Payments under clause (C) of the immediately preceding paragraph.

Not later than the date of making any Restricted Payment pursuant to clause (C) of the second preceding paragraph, IMC shall deliver to the Trustee an officers’ certificate stating that such Restricted Payment complies with the Indenture and setting forth in reasonable detail the basis upon which the required calculations were computed.

This covenant will not apply after the Fall-Away Event.

Limitation on Asset Sales.    IMC will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)	IMC or the applicable Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets that are sold or otherwise disposed of, as reasonably determined in good faith by the Board of Directors or a senior officer of IMC; and

(2)	at least 75% of the consideration received by IMC or the applicable Restricted Subsidiary from the Asset Sale is in the form of cash or Cash Equivalents; provided that in the case of the sale of all of the IMC Salt Business Unit and Ogden, in the alternative, up to 35% of the consideration received by IMC or the applicable Restricted Subsidiary in the sale may be in the form of Capital Stock of the Person that will hold the IMC Salt Business Unit and Ogden following the Asset Sale if the remainder is in the form of cash or Cash Equivalents; provided, further, that the requirement in this clause (2) shall not apply in the case of the sale of all or any part of the IMC Chemicals Business Unit.

For the purposes of clause (2) above, the amount of any Indebtedness shown on the most recent applicable balance sheet of IMC or the applicable Restricted Subsidiary, other than Indebtedness that is by its terms subordinated to the Notes or any Note Guarantee, that is assumed by the transferee of any such assets will be deemed to be cash.

Additionally, IMC or such Restricted Subsidiary, as the case may be, must apply the Net Cash Proceeds from each Asset Sale to:

(i)	repay Indebtedness under the Credit Agreement;

(ii)	repay (including by purchase) secured obligations;

(iii)	repay (including by purchase) any Indebtedness of any Restricted Subsidiary that is not a Guarantor; and/or

(iv)	make an investment in or expenditures for assets (including Capital Stock of any entity) that replace the assets that were the subject of the Asset Sale or in assets (including Capital Stock of any entity) that will be used in the business of IMC and its Subsidiaries as existing on May 17, 2001 or in businesses reasonably related thereto (“Replacement Assets”). ~~and/or~~

~~(v)~~	~~in the case of Net Cash Proceeds from the sale of any of the Specified Discontinued Businesses only, repay (including by purchase) IMC’s outstanding 7.40% notes due 2002, 6.50% notes due 2003, 6.55% notes due 2005 and/or 7.625% notes due 2005, or place into escrow funds that will be used solely to repay such notes.~~

Any Net Cash Proceeds that IMC does not apply, or decides not to apply, in accordance with the preceding paragraph will constitute a “Net Proceeds Offer Amount.” The 366th day after an Asset Sale or any earlier date on which the Board of Directors of IMC determines not to apply the Net Cash Proceeds in accordance with the preceding paragraph is a “Net Proceeds Offer Trigger Date.” When the aggregate Net Proceeds Offer Amount is equal to or exceeds $25.0 million, IMC must make an offer to purchase (the “Net Proceeds Offer”) on a date that is not less than 30 days nor more than 45 days following the applicable Net Proceeds Offer Trigger Date, from

•	all holders of Notes and

•	all holders of other Indebtedness (“Other Indebtedness”) that

-	is not, by its terms, expressly subordinated in right of payment to the Notes and

-	contains provisions requiring that an offer to purchase such Other Indebtedness be made with the proceeds from the Asset Sale,

on a pro rata basis, the maximum principal amount of Notes and Other Indebtedness that may be purchased with the Net Proceeds Offer Amount. The offer price for Notes in any Net Proceeds Offer will be equal to 100% of the principal amount of the Notes to be purchased, plus any accrued and unpaid interest on such Notes, if any, to the date of purchase.

The following events will be deemed to constitute an Asset Sale and the Net Cash Proceeds for such Asset Sale must be applied in accordance with this covenant:

•	in the event any non-cash consideration received by IMC or any Restricted Subsidiary of IMC in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), or

•	in the event of the transfer of substantially all, but not all, of the assets of IMC and its Restricted Subsidiaries as an entirety to a Person in a transaction permitted under the “Merger, Consolidation and Sale of Assets” covenant, and as a result thereof IMC is no longer an obligor on the Notes, the successor corporation shall be deemed to have sold the assets of IMC and its Restricted Subsidiaries not so transferred for purposes of this covenant, and shall comply with the provisions of this covenant with respect to such deemed sale as if it were an Asset Sale. In addition, the fair market value of such assets of IMC or its Restricted Subsidiaries deemed to be sold shall be deemed to be Net Cash Proceeds for purposes of this covenant.

Notwithstanding the provisions described in the immediately preceding paragraphs, IMC and its Restricted Subsidiaries may consummate an Asset Sale without complying with such provisions to the extent that

•	at least 75% of the consideration for such Asset Sale constitutes Replacement Assets; and

•	such Asset Sale is for fair market value.

Any cash consideration that does not constitute Replacement Assets that is received by IMC or any of its Restricted Subsidiaries in connection with any Asset Sale permitted under this paragraph will constitute Net Cash Proceeds and will be subject to the provisions described in the preceding paragraphs.

Each Net Proceeds Offer will be mailed to the record holders as shown on the register of holders within 30 days following the Net Proceeds Offer Trigger Date, with a copy to the Trustee, and shall comply with the procedures set forth in the Indenture. Upon receiving notice of the Net Proceeds Offer, holders may elect to tender their Notes in whole or in part in integral multiples of $1,000, as the case may be, in exchange for cash. To the extent holders properly tender Notes and Other Indebtedness in an amount exceeding the Net Proceeds Offer Amount, Notes and Other Indebtedness of tendering holders will be purchased on a pro rata basis (based on amounts tendered). A Net Proceeds Offer shall remain open for a period of 20 business days or such longer period as may be required by law.

IMC will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Limitation on Asset Sales” covenant, IMC shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the “Limitation on Asset Sales” provisions of the Indenture by virtue thereof.

This covenant will not apply after the Fall-Away Event.

Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries.    IMC will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary of IMC to:

•	pay dividends or make any other distributions on or in respect of its Capital Stock to IMC or any of its Restricted Subsidiaries;

•	make loans or advances or pay any Indebtedness or other obligations owed to IMC or any of its Restricted Subsidiaries; or

•	transfer any of its assets to IMC or any of its Restricted Subsidiaries,

except for such encumbrances or restrictions existing under or by reason of:

(1)	applicable laws, rules and regulations;

(2)	any provision contained in the Indenture;

(3)	customary provisions of any contract or lease (other than a capital lease or a lease in a sale and leaseback transaction) governing a leasehold interest of IMC or any of its Restricted Subsidiaries;

(4)	any agreements existing at the time of acquisition of any Person or the assets of the Person so acquired (including agreements governing Acquired Indebtedness), which encumbrance or restriction is not applicable to any Person, or the assets of any Person, other than the Person or the assets or Capital Stock of the Person so acquired;

(5)	agreements existing on May 17, 2001 to the extent and in the manner such agreements are in effect on such date;

(6)	restrictions imposed by any agreement to sell assets permitted under the Indenture relating to such assets pending the closing of such sale;

(7)	Indebtedness or other contractual requirements of a Securitization Entity in connection with a Qualified Securitization Transaction; provided that such restrictions apply only to such Securitization Entity;

(8)	Liens incurred in accordance with the “Limitations on Liens and Sale and Leaseback Transactions” covenant;

(9)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(10)	the Credit Agreement as in effect on May 17, 2001;

(11)	any restriction under an agreement governing Indebtedness of a Foreign Subsidiary incurred in compliance with the “Limitation on Incurrence of Additional Indebtedness” covenant;

(12)	customary restrictions in Capitalized Lease Obligations, security agreements or mortgages securing Indebtedness of IMC or any of its Restricted Subsidiaries to the extent such restrictions restrict the transfer of the property subject to such Capitalized Lease Obligations, security agreements or mortgages;

(13)	customary provisions in joint venture agreements and other similar agreements, in each case relating solely to the respective joint venture or similar entity or the equity interests therein; provided that this clause (13) shall not affect the limitation in clause (5) of the definition of “Permitted Investments”;

(14)	contracts entered into in the ordinary course of business, not relating to Indebtedness, and that do not, individually or in the aggregate, detract from the value of assets of IMC or any of its Restricted Subsidiaries in any manner material to IMC or any of its Restricted Subsidiaries;

(15)	purchase money obligations for property acquired in the ordinary course of business that impose encumbrances or restrictions on the ability of any Restricted Subsidiary of IMC to transfer the property so acquired to IMC or any of its other Restricted Subsidiaries; and

(16)	an agreement governing Indebtedness incurred to Refinance the Indebtedness incurred pursuant to an agreement referred to in clause (2), (4), (5), (10) or (15) above; provided, however, that the provisions relating to such encumbrance or restriction contained in any such Refinancing Indebtedness are not materially less favorable to the holders of Notes in the aggregate as reasonably determined by the Board of Directors or a senior officer of IMC in their good faith judgment than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clause (2), (4), (5), (10) or (15).

The encumbrances and restrictions existing as of the date hereof under the Credit Agreement are described under “Description of Certain Other Indebtedness” and in IMC’s Annual Report on Form 10-K, as amended by Amendment No. 1 on Form 10-K/A, for the year ended December 31, 2003 under Note 11 to IMC’s consolidated financial statements.

In addition, IMC will use its commercially reasonable efforts, consistent with its contractual obligations and fiduciary duties to its joint ventures, not to permit any of its joint ventures that are not Restricted Subsidiaries of IMC (excluding any joint ventures of Mosaic or its Subsidiaries (other than IMC and its Subsidiaries) existing as of the Operative Date that on or after the Operative Date become joint ventures of IMC in accordance with the provisions of the Indenture (to the extent the restrictions set forth below exist on the Operative Date)) to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any restriction on the ability of such joint venture to:

•	pay dividends or make any other distributions to IMC or any of its Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits;

•	make loans or advances or pay any Indebtedness owed to IMC or any of its Restricted Subsidiaries; or

•	transfer any of its assets to IMC or any of its Restricted Subsidiaries,

except for those restrictions existing under or by reason of:

(1)	such joint venture’s joint venture agreement or its credit facility, or

(2)	the restrictions described in clauses (1) through (16), as applicable, of the first sentence of this covenant (assuming that references therein to Restricted Subsidiary were references to such joint venture).

This covenant will not apply after the Fall-Away Event.

Limitation on Transactions with Affiliates.    IMC will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions with, or for the benefit of, any of its Affiliates (each, an “Affiliate Transaction”), other than

•	Affiliate Transactions described in the last paragraph of this covenant; and

•	Affiliate Transactions on terms that are no less favorable to IMC or the relevant Restricted Subsidiary than those terms that would reasonably have been obtained at that time in a comparable transaction by IMC or the relevant Restricted Subsidiary and an unrelated Person.

The Board of Directors or a senior officer of IMC must approve each Affiliate Transaction that involves aggregate payments or other assets with a fair market value in excess of $15.0 million. This approval must be evidenced by a board resolution that states that such board has determined that the transaction complies with the foregoing provisions.

If IMC or any Restricted Subsidiary of IMC enters into an Affiliate Transaction that involves aggregate payments or other assets with a fair market value in excess of $30.0 million, then prior to the consummation of that Affiliate Transaction, IMC must obtain a favorable opinion from an Independent Financial Advisor as to the fairness of that Affiliate Transaction to the holders of Notes from a financial point of view, and deliver that opinion to the Trustee.

The restrictions described in the preceding paragraphs of this covenant do not apply to:

•	reasonable fees and compensation paid to and indemnity provided on behalf of officers, directors, employees or consultants of IMC or any of its Restricted Subsidiaries as reasonably determined in good faith by the Board of Directors or a senior ~~management~~officer of IMC;

•	transactions exclusively between or among IMC and any of its Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries, provided such transactions are not otherwise prohibited by any provision contained in the Indenture;

•	any agreement in effect on May 17, 2001 as in effect on such date or as thereafter amended in a manner not materially less favorable to the holders of Notes in the aggregate;

•	transactions between IMC and/or its Restricted Subsidiaries, on the one hand, and the Affiliate Guarantors, on the other, in the ordinary course of business and otherwise in compliance with the terms of the Indenture;

•	(a) transactions between IMC and/or its Restricted Subsidiaries, on the one hand, and Subsidiaries of Mosaic that are not Affiliate Guarantors, on the other, in the ordinary course of business and (b) transactions of the type set forth in clause (6) or (7) of the second paragraph of the “Limitation on Restricted Payments” covenant; provided that in the case of any such transaction or series of related transactions of the type set forth in (a) or (b) that involves aggregate payments or other assets with a fair market value in excess of $5.0 million, the terms of such transactions, taken as a whole, are fair to IMC and its Restricted Subsidiaries, taken as a whole, or are on terms no less favorable to IMC and its Restricted Subsidiaries, taken as a whole, than the terms which reasonably would have been obtained from an unrelated party, in each case, as is reasonably determined in good faith by the Board of Directors or a senior officer of IMC;

•	a Phosphates Combination Transaction;

•	the issuance of a guarantee by IMC and/or any of its Restricted Subsidiaries with respect to any Indebtedness of any Affiliate Guarantor, to the extent permitted by the “Limitation on Incurrence of Additional Indebtedness” covenant;

•	Permitted Investments and Restricted Payments made in compliance with the “Limitation on Restricted Payments” covenant; ~~and~~

•	transactions between any of IMC or any of its Subsidiaries and any Securitization Entity in connection with a Qualified Securitization Transaction, in each case provided that such transactions are not otherwise prohibited by the Indenture~~.~~; and

•	any transaction of the type set forth in clause (7) or (8) of the definition of “Asset Sale.”

This covenant will not apply after the Fall-Away Event.

Limitation on Designations of Unrestricted Subsidiaries.    The Board of Directors of IMC may designate (a “Designation”) any Restricted Subsidiary of IMC (including any newly acquired or newly formed Subsidiary of IMC) to be an Unrestricted Subsidiary of IMC, so long as such Designation would not cause a Default.

For purposes of making the determination of whether such Designation would cause a Default, the portion of the fair market value of the net assets of any Subsidiary of IMC at the time that such Subsidiary is designated an Unrestricted Subsidiary that is represented by the interest of IMC and its Restricted Subsidiaries (excluding Permitted Investments) in such Subsidiary, in each case as determined in good faith by the Board of Directors of IMC, shall be deemed to be a Restricted Payment. Such Designation will only be permitted if such Restricted Payment would be permitted at such time.

The Board of Directors of IMC may revoke any Designation of a Subsidiary of IMC as an Unrestricted Subsidiary (a “Revocation”); provided that:

(a) no Default has occurred and is continuing at the time of or after giving effect to such Revocation; and

(b) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately after such Revocation would, if incurred at such time, have been permitted to be incurred (and shall be deemed to have been incurred) for all purposes of the Indenture.

Any such Designation or Revocation by the Board of Directors of IMC ~~after the Issue Date~~ shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors of IMC giving effect to such Designation or Revocation and an officers’ certificate certifying that such Designation or Revocation complied with the foregoing provisions.

Notwithstanding the foregoing, (a) upon consummation of a Phosphates Combination Transaction, the Phosphates Entities, and (b) upon consummation of a Restricted Payment solely (other than a de minimis contribution of capital) of the type set forth in clause (7) of the second paragraph of the “Limitation on Restricted Payments” covenant which results in a Person that is not a Subsidiary of IMC becoming a direct or indirect Subsidiary of IMC, such Person, shall be deemed to be designated as an Unrestricted Subsidiary of IMC without compliance by IMC with the provisions of this “Limitation on Designations of Unrestricted Subsidiaries” covenant.

This covenant will not apply after the Fall-Away Event.

Conduct of Business.    IMC and its Restricted Subsidiaries (other than a Securitization Entity) will not engage in any businesses that are not the same, similar, related or ancillary to the businesses in which IMC and its Restricted Subsidiaries are engaged on May 17, 2001, except to the extent that after engaging in any new business, IMC and its Restricted Subsidiaries, taken as a whole, remain substantially engaged in similar lines of business as are conducted by them on May 17, 2001.

This covenant will not apply after the Fall-Away Event.

Certain Covenants Before and After Fall-Away Event

Set forth below are summaries of certain covenants contained in the Indenture that will apply at all times so long as any Notes remain outstanding.

Limitations on Liens and Sale and Leaseback Transactions.    (a) IMC will not, and will not permit any of its Restricted Subsidiaries to, incur any Liens of any kind other than Permitted Liens upon any Principal Property or any shares of stock or debt of any Restricted Subsidiary owned as of May 17, 2001 or thereafter acquired, unless all payments due under the Notes are secured on an equal and ratable basis with the obligation so secured until such time as such obligation is no longer secured by a Lien.

(b) IMC will not, and will not permit any of its Restricted Subsidiaries to, enter into any arrangement with any Person providing for the leasing by IMC or any Restricted Subsidiary of any Principal Property, except for temporary leases for a term, including any renewal, of not more than five years and except for leases between IMC and a Restricted Subsidiary or between Restricted Subsidiaries, which Principal Property has been or is to be sold or transferred by IMC or such Restricted Subsidiary to such Person (hereinafter, a “Sale and Leaseback Transaction”), unless either

•	IMC or such Restricted Subsidiary would be entitled, in accordance with clause (a) (other than by operation of clause (c)), to incur Indebtedness secured by a Lien on such property without equally and ratably securing the Notes or

•	IMC within 180 days after the effective date of the Sale and Leaseback Transaction applies an amount equal to the Value of such transaction to the voluntary retirement of its Funded Debt.

(c) Notwithstanding clauses (a) and (b), IMC and its Restricted Subsidiaries may incur Indebtedness which would otherwise be subject to the limitation of clause (a) without securing the Notes, or enter into a Sale and Leaseback Transaction which would otherwise be subject to the limitation of clause (b) without retiring Funded Debt, or enter into a combination of such transactions, if the sum of

•	the principal amount of all such Indebtedness incurred after August 1, 1998 and which would otherwise be or have been prohibited by the limitations of clauses (a) and (b) plus

•	the aggregate Value of all such Sale and Leaseback Transactions after August 1, 1998 does not at any such time exceed 10% of the consolidated total assets of IMC and its consolidated Subsidiaries as shown on the most recent audited consolidated balance sheet contained in the latest annual report to the stockholders of IMC.

Limitation on Guarantees by Restricted Subsidiaries.    IMC will not cause or permit any of its Restricted Subsidiaries, directly or indirectly, to guarantee any Indebtedness of IMC (“Guaranteed Indebtedness”), unless such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture pursuant to which such Restricted Subsidiary guarantees, jointly and severally with all other Guarantors, on the same basis as such Guaranteed Indebtedness is guaranteed, all of IMC’s obligations with respect to the Notes. If the Guaranteed Indebtedness is (x) pari passu with the Notes, then the guarantee of such Guaranteed Indebtedness shall be pari passu with, or subordinated to, the Note Guarantee or (y) subordinated to the Notes, then the guarantee of such Guaranteed Indebtedness shall be subordinated to the Note Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated to the Notes. IMC shall deliver to the Trustee an opinion of counsel that such supplemental indenture has been duly authorized, executed and delivered by such Restricted Subsidiary and, subject to customary exceptions, constitutes a valid and legally binding and enforceable obligation of such Restricted Subsidiary.

Reports to Holders.    ~~Whether~~Subject to the last paragraph of this covenant, whether or not required by the SEC, so long as any Notes are outstanding, IMC will furnish to the holders of Notes, within the time periods specified in the SEC’s rules and regulations, and make available to securities analysts and potential investors upon request:

•	all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if ~~IMC~~Mosaic were required to file such forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by ~~IMC~~Mosaic’s independent registered public accounting firm; and

•	all current reports that would be required to be filed with the SEC on Form 8-K if ~~IMC~~Mosaic were required to file such reports.

In addition, whether or not required by the SEC, IMC will file a copy of all the information and reports referred to above with the SEC for public availability within the time periods specified in the SEC’s rules and regulations (unless the SEC will not accept such a filing) and make such information available to security analysts and prospective investors upon request after such filing.

~~If IMC has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of IMC and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of IMC.~~

After such time as Mosaic is released from its Note Guarantee pursuant to clause (v) of the third paragraph under “Description of the Amended Securities—Description of High-Yield Notes—Note Guarantees,” the information and reports to be furnished and filed pursuant to the preceding two paragraphs shall be information and reports with respect to IMC and there shall be no requirement to furnish or file any such information or reports with respect to Mosaic.

Merger, Consolidation and Sale of Assets.    (a) IMC will not, directly or indirectly, consolidate or merge with or into another Person (whether or not IMC is the surviving Person), or sell, assign, lease, transfer, convey or otherwise dispose of all or substantially all of IMC’s assets (determined on a consolidated basis for IMC and its Restricted Subsidiaries), in one or more related transactions, to another Person, unless:

(1)	either:

•	IMC is the surviving Person or

•	the Person (the “Surviving Person”) formed by or surviving any such consolidation or merger (if other than IMC) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation or limited liability company organized or existing under the laws of the United States, any state thereof or the District of Columbia and expressly assumes all of the obligations of IMC under~~:~~ (i) the Notes and the Indenture pursuant to a supplemental indenture reasonably satisfactory to the Trustee and (ii) the Exchange and Registration Rights Agreement pursuant to a joinder agreement thereto;

(2)	immediately after such transaction no Default exists (including, without limitation, after giving effect to any Indebtedness incurred or Liens incurred or granted in connection with such transaction); and

(3)	IMC or the Surviving Person, as the case may be:

•	will have a Consolidated Net Worth immediately after the transaction equal to at least 90% of the Consolidated Net Worth of IMC immediately preceding the transaction; and

•	will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Coverage Ratio Exception;

provided that this clause (3) shall not apply after the Fall-Away Event.

(b) IMC will not cause or permit any Subsidiary Guarantor, directly or indirectly, to consolidate or merge with or into another Person (whether or not such Subsidiary Guarantor is the surviving Person) unless:

(1)	either:

•	such Subsidiary Guarantor is the surviving Person or

•	the Person formed by or surviving any such consolidation or merger (if other than such Subsidiary Guarantor) expressly assumes all of the obligations of such Subsidiary

Guarantor under: (i) its Note Guarantee and the Indenture pursuant to a supplemental indenture reasonably satisfactory to the Trustee and (ii) the Exchange and Registration Rights Agreement pursuant to a joinder agreement thereto; and

(2)	immediately after such transaction no Default exists (including, without limitation, after giving effect to any Indebtedness incurred or Liens incurred or granted in connection with such transaction).

The requirements of this clause (b) shall not apply to (x) a consolidation or merger of any Subsidiary Guarantor with or into IMC or any other Subsidiary Guarantor so long as IMC or a Subsidiary Guarantor survives the consolidation or merger or (y) the sale by consolidation or merger of such Subsidiary Guarantor, which sale, if prior to the Fall-Away Event, is covered by and complies with the “Limitation on Asset Sales” covenant.

(c) IMC will deliver to the Trustee prior to the consummation of each proposed transaction an officers’ certificate that the conditions set forth above are satisfied and an opinion of counsel that the proposed transaction and the supplemental indenture, if any, comply with the Indenture.

Notwithstanding the foregoing, for purposes of this “Merger, Consolidation and Sale of Assets” covenant, any sale, assignment, lease, transfer, conveyance or other disposition of all or any portion of the assets or Capital Stock comprising the IMC Phosphates Business pursuant to a Phosphates Combination Transaction shall not be deemed to be a sale, assignment, lease, transfer, conveyance or other disposition of all or substantially all of IMC’s assets.

Events of Default

“Event of Default” is defined for all purposes of the Indenture and with respect to any series of Notes as any one of the following events (whatever the reason for such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(1)	IMC defaults in the payment of any installment of interest on any Note of that series when and as the same becomes due and payable and such failure continues for a period of 30 days;

(2)	IMC defaults in the payment of the principal of any Note of that series when and as the same becomes due and payable at maturity, upon redemption or otherwise;

(3)	IMC fails to perform or observe any of its covenants, conditions or agreements in the Indenture or in the Notes (other than a covenant, condition or agreement a default in whose performance or whose breach is elsewhere in this section specifically dealt with), and such failure continues for a period of 60 days after the date on which written notice of such Default has been given to IMC by the Trustee or to IMC and to the Trustee by the holders of not less than 25% of the principal amount of the Notes of that series then outstanding under the Indenture;

(4)	IMC or any of its Subsidiaries defaults under any agreement governing its Indebtedness (other than Notes of that series), if that default:

•	is caused by the failure to pay at final maturity the principal amount of such Indebtedness after giving effect to any applicable grace periods; or

•	results in the acceleration of the final stated maturity of such Indebtedness (including upon any event of the type described in clause (6) or (7) below);

and in each case, the aggregate principal amount of such Indebtedness unpaid or accelerated equals or exceeds $25.0 million and has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such final maturity or acceleration;

(5)	IMC or any of its Restricted Subsidiaries fails to pay or otherwise cause to be discharged or stayed one or more judgments in an aggregate amount exceeding $25.0 million, which are not covered by indemnities or third party insurance as to which the Person giving such indemnity or such insurer has not disclaimed coverage, for a period of 60 days after such judgments become final and non-appealable;

(6)	a court having jurisdiction in the premises enters (x) a decree or order for relief in respect of IMC, Mosaic, Mosaic Fertilizer, Mosaic Crop Nutrition or any of ~~its~~their respective Significant Subsidiaries in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or (y) a decree or order adjudging IMC, Mosaic, Mosaic Fertilizer, Mosaic Crop Nutrition or any of ~~its~~their respective Significant Subsidiaries a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of IMC, Mosaic, Mosaic Fertilizer, Mosaic Crop Nutrition or any of ~~its~~their respective Significant Subsidiaries under any applicable federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of IMC Mosaic, Mosaic Fertilizer, Mosaic Crop Nutrition or any of i~~ts~~their respective Significant Subsidiaries or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period 90 consecutive days;

(7)     •     IMC, Mosaic, Mosaic Fertilizer, Mosaic Crop Nutrition or any of ~~its~~their respective Significant Subsidiaries commences a voluntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or any other case or proceeding to be adjudicated a bankrupt or insolvent; or

•	IMC, Mosaic, Mosaic Fertilizer, Mosaic Crop Nutrition or any of ~~its~~their respective Significant Subsidiaries consents to the entry of a decree or order for relief in respect of IMC, Mosaic, Mosaic Fertilizer, Mosaic Crop Nutrition or any of ~~its~~their respective Significant Subsidiaries in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against IMC, Mosaic, Mosaic Fertilizer, Mosaic Crop Nutrition or any of ~~its~~their respective Significant Subsidiaries; or

•	IMC, Mosaic, Mosaic Fertilizer, Mosaic Crop Nutrition or any of ~~its~~their respective Significant Subsidiaries files a petition or answer or consent seeking reorganization or relief under any applicable federal or state law; or

•	IMC, Mosaic, Mosaic Fertilizer, Mosaic Crop Nutrition or any of ~~its~~their respective Significant Subsidiaries consents to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of IMC, Mosaic, Mosaic Fertilizer, Mosaic Crop Nutrition or any of ~~its~~their respective Significant Subsidiaries or of any substantial part of their property; or

•	IMC, Mosaic, Mosaic Fertilizer, Mosaic Crop Nutrition or any of ~~its~~their respective Significant Subsidiaries makes an assignment for the benefit of creditors; or

•	IMC, Mosaic, Mosaic Fertilizer, Mosaic Crop Nutrition or any of ~~its~~their respective Significant Subsidiaries admits in writing its inability to pay its debts generally as they become due; or

•	IMC, Mosaic, Mosaic Fertilizer, Mosaic Crop Nutrition or any of ~~its~~their respective Significant Subsidiaries takes corporate action in furtherance of any such action; or

(8)	the Note Guarantee of Mosaic, Mosaic Fertilizer, Mosaic Crop Nutrition or any Guarantor that is a Significant Subsidiary of IMC, Mosaic, Mosaic Fertilizer or Mosaic Crop Nutrition ceases to be in full force and effect (other than in accordance with the terms of such Note Guarantee and the Indenture) or is declared null and void and unenforceable or is found invalid or any Guarantor denies its liability under its Note Guarantee (other than by reason of release of a Guarantor from its Note Guarantee in accordance with the terms of the Indenture and the Note Guarantee).

If an Event of Default specified in clause (6) or (7) occurs and is continuing with respect to IMC, Mosaic, Mosaic Fertilizer, Mosaic Crop Nutrition or any of ~~its~~their respective Significant Subsidiaries that is a Guarantor, then the principal of and any accrued and unpaid interest on all of the Notes shall immediately become due and payable without any declaration or other act on the part of the Trustee or any Noteholder. If any other Events of Default with respect to any series of Notes at the time outstanding occurs and is continuing, then, and in each and every such case, either the Trustee, by notice in writing to IMC, or the holders of not less than 25% of the principal amount of the Notes of that series then outstanding, by notice in writing to IMC and the Trustee, may declare due and payable, if not already due and payable, the principal of and any accrued and unpaid interest on all of the Notes of that series; and upon any such declaration all such amounts upon such Notes shall become and be immediately due and payable, anything in the Indenture or in the Notes to the contrary notwithstanding.

At any time after a declaration of acceleration with respect to the Notes as of either series as described in the preceding paragraph, the holders of a majority in principal amount of the Notes of that series, on behalf of all holders of Notes of such series, may rescind and cancel such declaration and its consequences

•	if the rescission would not conflict with any judgment or decree;

•	if all existing Events of Default with respect to Notes of that series have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

•	to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

•	if IMC has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances; and

•	in the event of the cure or waiver of an Event of Default of the type described in clause (6) or (7), the Trustee has received an officers’ certificate and an opinion of counsel that such Event of Default has been cured or waived.

No such rescission will affect any subsequent Default or impair any right consequent thereto.

Provided the applicable series of Notes is not then due and payable by reason of a declaration of acceleration, the holders of a majority in principal amount of the Notes of any series at the time outstanding may on behalf of the holders of all the Notes of such series waive any past Default with respect to such series and its consequences by providing written notice thereof to IMC and the Trustee, except a Default (1) in the payment of interest on or the principal of any Note of such series or (2) in respect of a covenant or provision hereof which under the Indenture cannot be modified or amended without the consent of the holder of each outstanding Note of such series affected. In the case of any such waiver, IMC, the Trustee and the holders of the Notes of such series will be restored to their former positions and rights under the Indenture, respectively; provided, that no such waiver shall extend to any subsequent or other Default or impair any right consequent thereto.

The holders of a majority in principal amount of the Notes then outstanding of any series may direct the time, method and place of conducting any proceeding for any remedy available to the

Trustee or of exercising any power or trust conferred upon the Trustee under the Indenture with respect to the Notes of such series; provided, however, that subject to the provisions of the Indenture, the Trustee shall have the right to decline to follow any such direction if the Trustee, advised by counsel, determines that the action or proceeding so directed may not lawfully be taken or if the Trustee in good faith shall by responsible officers determine that the action or proceeding so directed would involve the Trustee in liability or that the Trustee is not satisfactorily indemnified from the costs thereof.

No holder of any Note of any series will have the right to pursue a remedy with respect to the Indenture or the Notes of that series unless

•	such holder gives to the Trustee notice of a continuing Event of Default with respect to Notes of that series;

•	the holders of at least 25% in principal amount of the Notes of that series make a request to the Trustee to pursue the remedy and such holders offer to the Trustee security or indemnity satisfactory to the Trustee against any loss, liability or expense;

•	the Trustee does not comply with the request within 60 days after receipt of the request and the offer of security or indemnity; and

•	the holders of a majority in principal amount of the Notes of that series have not given the Trustee a direction inconsistent with such request within such 60-day period.

A Noteholder may not use the Indenture to prejudice the rights of another Noteholder or to obtain a preference or priority over another Noteholder.

Notwithstanding any other provision of the Indenture, the right of any holder of a Note to receive payment of principal of and interest on the Note on or after the respective due dates expressed in the Note, or to bring suit for the enforcement of any such payment on or after such respective dates, may not be impaired or affected without the consent of the holder.

The Indenture requires IMC to deliver to the Trustee, within 15 days after the occurrence thereof, an officers’ certificate detailing any Default of which it is aware, its status and what action IMC is taking or proposes to take with respect to such Default.

If a Default occurs with respect to Notes of any series and is continuing and if it is known to the Trustee, the Trustee will give to each Noteholder of such series a notice of the Default within 90 days after it occurs in the manner and to the extent provided in the Trust Indenture Act and otherwise as provided in the Indenture. Except in the case of a Default in payment of the principal of or interest on any Note (including payments pursuant to a redemption or repurchase of the Notes pursuant to the provisions of the Indenture), the Trustee may withhold the notice if and so long as a committee of its responsible officers in good faith determines that withholding the notice is in the interests of Noteholders.

Legal Defeasance and Covenant Defeasance

IMC may, at its option and at any time, elect to have its obligations and the obligations of the Guarantors discharged with respect to the outstanding Notes of either series (“legal defeasance”). Legal defeasance with respect to either series of Notes means that IMC will be deemed to have paid and discharged the entire indebtedness represented by the outstanding Notes of such series, except for:

•	the rights of holders to receive payments in respect of the principal of, premium, if any, and interest on the Notes of such series when such payments are due from the trust fund referred to below;

•	IMC’s obligations with respect to the Notes of such series concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payments;

•	the rights, powers, trust, duties and immunities of the Trustee of such series and IMC’s obligations in connection therewith; and

•	the legal defeasance provisions of the Indenture for the Notes of such series.

In addition, IMC may, at its option and at any time, elect to have the obligations of IMC released with respect to certain of its covenants in the Indenture for the Notes of either series (“covenant defeasance”) and will be absolved from liability thereafter for failing to comply with such obligations with respect to the Notes of such series. In the event covenant defeasance with respect to either series of Notes occurs, certain events (not including non-payment, bankruptcy, receivership, reorganization and insolvency events) described under “Events of Default” will no longer constitute an Event of Default with respect to the Notes of such series.

IMC may exercise its legal defeasance option or its covenant defeasance option with respect to a series of Notes only if the following conditions are satisfied:

(a) (1) IMC has irrevocably deposited or caused to be deposited in trust for the benefit of the holders of such series with the Trustee or a paying agent or a trustee satisfactory to the Trustee and IMC, under the terms of an irrevocable trust agreement in form and substance satisfactory to the Trustee and any such paying agent,

•	money or Eligible Obligations in an amount sufficient, or

•	U.S. Government Obligations that shall be payable as to principal and interest in such amounts and at such times as are sufficient, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (without consideration of any reinvestment of such interest), or

•	any combination thereof in an amount sufficient

to pay the principal of and interest on the outstanding Notes of such series on the dates such installments are due to redemption or Stated Maturity, (2) the trustee of the irrevocable trust has been irrevocably instructed to pay such money or the proceeds of such U.S. Government Obligations or Eligible Obligations to the Trustee and (3) the Trustee or paying agent shall have been irrevocably instructed in writing to apply the deposited money and the proceeds from U.S. Government Obligations or Eligible Obligations in accordance with the terms of the Indenture and the terms of the Notes of such series to the payment of principal of and interest on the Notes of such series;

(b) the deposit described in clause (a) will not result in a breach or violation of, or constitute a Default under, any other agreement or instrument to which IMC is a party or by which it is bound;

(c) no Default has occurred and is continuing (1) as of the date of such deposit or (2) insofar as clause (6) or (7) under “Events of Default” is concerned at any time during the period ending on the 91st day after the date of such deposit or, if longer, ending on the day following the expiration of the longest preference period applicable to IMC in respect of such deposit (it being understood that the condition in this clause (2) is a condition subsequent and will not be deemed satisfied until the expiration of such period);

(d) IMC has paid or caused to be paid all sums currently due and payable by IMC under the Indenture and under the Notes with respect to such series;

(e) such defeasance shall not cause or permit any Notes then listed on any national securities exchange to be delisted;

(f) IMC has delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent provided for in the Indenture relating to the termination by IMC of its obligations have been complied with;

(g) in the case of the legal defeasance option, IMC has delivered to the Trustee either (1) a ruling received from the Internal Revenue Service to the effect that, or (2) an opinion of counsel by recognized counsel who is not an employee of IMC stating that, since the date of the Indenture, there has been a change in the applicable federal income tax law, and based upon either case (1) or (2) such opinion of counsel shall confirm that, the holders of the Notes of such series will not recognize income, gain or loss for federal income tax purposes as a result of IMC’s exercise of its legal defeasance option and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such legal defeasance option had not been exercised; and

(h) in the case of the covenant defeasance option, IMC has delivered to the Trustee either (1) a ruling received from the Internal Revenue Service to the effect that, or (2) an opinion of counsel by recognized counsel who is not an employee of IMC stating that, the holders of the Notes of such series will not recognize income, gain or loss for federal income tax purposes as a result of IMC’s exercise of its covenant defeasance option under this paragraph and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such covenant defeasance option had not been exercised.

Satisfaction and Discharge

Upon the request of IMC, the Indenture will cease to be of further effect with respect to either series of Notes and the Trustee, at the expense of IMC, will execute proper instruments acknowledging satisfaction and discharge of such series of Notes and the Indenture and the Note Guarantees with respect to such series of Notes when:

(1)	either:

(a)	all the Notes of such series theretofore authenticated and delivered (other than destroyed, lost or stolen Notes of such series that have been replaced or paid and Notes of such series that have been subject to defeasance as described under the caption “—Legal Defeasance and Covenant Defeasance”) have been delivered to the Trustee for cancellation; or

(b)	all Notes of such series not theretofore delivered to the Trustee for cancellation:

•	have become due and payable;

•	will become due and payable at maturity within one year; or

•	are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and the expense, of IMC, and IMC has irrevocably deposited or caused to be deposited with the Trustee funds in trust for the purpose in an amount sufficient to pay and discharge the entire Indebtedness on the Notes of such series not theretofore delivered to the Trustee for cancellation, for principal (and premium, if any, on) and interest on the Notes of such series to the date of such deposit (in case of Notes that have become due and payable) or to the Stated Maturity or redemption date, as the case may be;

(2)	IMC has paid or caused to be paid all sums payable under the Indenture by IMC; and

(3)	IMC has delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent provided in the Indenture relating to the satisfaction and discharge of the Notes of such series and the Indenture and the Note Guarantees with respect to such series of Notes have been complied with.

Modification of the Indenture

IMC, when authorized by a board resolution, and the Trustee may enter into an indenture or indentures supplemental thereto to amend the Indenture or the Notes with respect to a particular series without prior notice to or the consent of any Noteholder of such series:

•	to cure any ambiguity, omission, defect or inconsistency;

•	to comply with the “Merger, Consolidation and Sale of Assets” covenant;

•	to comply with any requirements of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act as then in effect;

•	to provide for uncertificated Notes in addition to or in place of certificated Notes; provided, however, that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Internal Revenue Code or in a manner such that the uncertificated Notes are described in Section 163(f)(2) of the Internal Revenue Code;

•	to make any change that does not materially adversely affect the legal rights of any Noteholder under the Indenture as then in effect;

•	to secure the Notes and to make intercreditor arrangements with respect to any such security, unless the incurrence of such obligations or the security thereof is prohibited by the Indenture;

•	to evidence or to provide for a replacement Trustee; or

•	to add to the covenants and agreements of IMC or the Guarantors for the benefit of all of the holders of all of the Notes with respect to a series (and if such covenants are to be for the benefit of less than all series of Notes, stating that such covenants are being included solely for the benefit of such series) and to surrender any right or power herein reserved to IMC or the Guarantors.

IMC, when authorized by a board resolution, and the Trustee may enter into one or more supplemental indentures to amend the Indenture or the Notes with respect to a particular series with the written consent of the holders of a majority of the principal amount of the then outstanding Notes of such series. The holders of a majority in principal amount of the then outstanding Notes of a particular series may waive compliance by IMC with any provision of the Indenture or the Notes with respect to such series without prior notice to any other Noteholder.

Notwithstanding the preceding paragraph, without the consent of each Noteholder affected, an amendment or waiver may not:

•	reduce the amount of Notes whose holders must consent to an amendment or waiver;

•	reduce the rate of or change the time for payment of interest, including default interest, on any Note;

•	reduce the principal of or change the Stated Maturity of any Note or alter the provisions with respect to redemption;

•	make any Note payable in currency other than that stated in the Note;

•	make any change in this paragraph;

•	make any change in the Indenture that adversely affects the ranking of the Notes or any Note Guarantee;

•	make any change in provisions of the Indenture for such series relating to the rights of holders of Notes of such series to receive payment of principal of and interest on the Notes or permitting holders of a majority in principal amount of Notes of such series to waive Defaults;

•	after the obligation has arisen to make a Change of Control Offer or a Net Proceeds Offer, amend, change or modify in any material respect the obligation of IMC to make and complete such Change of Control Offer or make and complete such Net Proceeds Offer; or

•	release Mosaic, Mosaic Fertilizer, Mosaic Crop Nutrition or any Guarantor that is a Significant Subsidiary of IMC, Mosaic, Mosaic Fertilizer or Mosaic Crop Nutrition from its Note Guarantee other than pursuant to the provisions described in the ~~fifth~~third paragraph under “Description of the Amended Securities—Description of High-Yield Notes—Note Guarantees.”

Governing Law

The Indenture provides that it, the Notes and the Note Guarantees are governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

The Trustee

The Indenture provides that, except during the continuance of an Event of Default, the Trustee thereunder will perform only such duties as are specifically set forth in such Indenture. During the existence of an Event of Default, the Trustee thereunder will exercise such rights and powers vested in it by such Indenture, and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

The Indenture and the provisions of the Trust Indenture Act contain certain limitations on the rights of the Trustee thereunder, should it become a creditor of IMC, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the Trust Indenture Act, the Trustee will be permitted to engage in other transactions; provided that if the Trustee acquires any conflicting interest as described in the Trust Indenture Act, it must eliminate such conflict or resign.

No Personal Liability of Directors, Officers, Employees and Stockholders

No past, present or future director, officer, employee, incorporator, agent or stockholder or Affiliate of IMC, as such, shall have any liability for any obligations of IMC under the Notes, the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. No past, present or future director, officer, employee, incorporator, agent or stockholder or Affiliate of any of the Guarantors, as such, shall have any liability for any obligations of the Guarantors under the Note Guarantees, the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes and Note Guarantees by accepting a Note and a Note Guarantee waives and releases all such liabilities. The waiver and release are part of the consideration for issuance of the Notes and the Note Guarantees. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

“Acquired Indebtedness” means Indebtedness of a Person or any of its subsidiaries existing at the time such Person becomes a Restricted Subsidiary of IMC or at the time it merges or consolidates with IMC or any of its Restricted Subsidiaries or assumed in connection with the acquisition of assets from such Person and in each case not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of IMC or such acquisition, merger or consolidation, except for Indebtedness of a Person or any of its subsidiaries that is repaid at the time such Person becomes a Restricted Subsidiary of IMC or at the time it merges or consolidates with IMC or any of its Restricted Subsidiaries.

“Affiliate” means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative of the foregoing.

“Affiliate Guarantor” means each of

•	Mosaic,

•	Mosaic Fertilizer,

•	Mosaic Crop Nutrition,

•	each intermediary holding company, if any, between Mosaic and Mosaic Fertilizer,

•	each intermediary holding company, if any, between Mosaic and Mosaic Crop Nutrition,

•	each Subsidiary of Mosaic, each Subsidiary of Mosaic Fertilizer and each Subsidiary of Mosaic Crop Nutrition (in each case, other than IMC and its Restricted Subsidiaries) that directly or indirectly guarantees Indebtedness under the Credit Agreement (provided that such Subsidiary’s Note Guarantee may be limited to the same extent as such Subsidiary’s guarantee under the Credit Agreement), and

•	each Phosphates Entity (notwithstanding whether or not such entity is a Subsidiary of IMC).

“Argus Lease” means, collectively, (1) Facility Lease-Undivided Interest (Searles Valley Trust 1996-A), dated as of July 15, 1996, between U.S. Trust Company of California, N.A., as Lessor, and North American Chemical Company, as Lessee, (2) Participation Agreement (Searles Valley Trust 1996-A), dated as of July 15, 1996, among North American Chemical Company, Harris Chemical Company North America, Inc., Phillip Morris Capital Corporation, and the U.S. Trust Company of California, N.A., (3) Facility Lease-Undivided Interest (Searles Valley Trust 1996-B), dated as of July 15, 1996, between U.S. Trust Company of California, N.A., as Lessor, and North American Chemical Company, as Lessee, and (4) Participation Agreement (Searles Valley Trust 1996-B), dated as of July 15, 1996, among North American Chemical Company, Harris Chemical Company North America, Inc., General Electric Capital Corporation, and the U.S. Trust Company of California, N.A.

“asset” means any asset or property.

“Asset Sale” means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by IMC or any of its Restricted Subsidiaries (including any sale and leaseback transaction) to any Person other than IMC or any of its Restricted Subsidiaries of (x) any Capital Stock of any Restricted Subsidiary of IMC; or (y) any other assets of IMC or any of its Restricted Subsidiaries other than in the ordinary course of business; provided, however, that Asset Sales shall not include

(1)	~~a~~any transaction or series of related transactions ~~for which~~involving the sale, issuance, conveyance, lease, assignment or other transfer of any asset or assets with an aggregate fair market value (as reasonably determined in good faith by the Board of Directors or a senior officer of IMC) of less than $25.0 million by IMC or any of its Restricted Subsidiaries ~~receive aggregate consideration of less than $15.0 million~~,

(2)	sales of accounts receivable of the type specified in the definition of “Qualified Securitization Transaction” to a Securitization Entity for the fair market value thereof to the extent such Securitization Entity incurs Indebtedness specified by clause (14) of the definition of “Permitted Indebtedness,”

(3)	sales or grants of licenses to use the patents, trade secrets, know-how and other intellectual property of IMC or any of its Restricted Subsidiaries to the extent that such license does not prohibit IMC or any of its Restricted Subsidiaries from using the technologies licensed and does not require IMC or any of its Restricted Subsidiaries to pay any fees for any such use,

(4)	the sale, lease, conveyance, disposition or other transfer

•	of all or substantially all of the assets of IMC as permitted under the “Merger, Consolidation and Sale of Assets” covenant,

•	of any Capital Stock or other ownership interest in or assets of an Unrestricted Subsidiary or a Person which is not a Subsidiary,

•	pursuant to any foreclosure of assets or other remedy provided by applicable law by a creditor of IMC or any of its Subsidiaries with a Lien on such assets, which Lien is permitted under the Indenture;

•	involving only Cash Equivalents or inventory in the ordinary course of business or obsolete equipment or

•	including only the lease or sublease of any real or personal property in the ordinary course of business, ~~and~~

(5)	the consummation of any transaction covered by and effected in accordance with the terms of the “Limitation on Restricted Payments” covenant~~.~~,

(6)	any sale, issuance, conveyance, lease or other transfer of assets or Capital Stock pursuant to a Phosphates Combination Transaction,

(7)	any transaction or series of related transactions involving the sale, issuance, conveyance, transfer, lease, assignment or other transfer of assets by IMC and/or its Restricted Subsidiaries to an Affiliate Guarantor, as long as such assets (a) are used in the ordinary course of business of the Affiliate Guarantors and (b) are not individually or in the aggregate material to IMC and its Restricted Subsidiaries on a consolidated basis, and

(8)	any transaction or series of related transactions involving the sale, issuance, conveyance, transfer, lease, assignment or other transfer of assets by IMC and/or its Restricted Subsidiaries, on the one hand, to Subsidiaries of Mosaic that are not Affiliate Guarantors, on the other, so long as (a) such assets are used in the ordinary course of business of Mosaic and its Subsidiaries, (b) such assets are not individually or in the aggregate material to IMC and its Restricted Subsidiaries on a consolidated basis and (c) the consideration received by IMC and/or its Restricted Subsidiaries for such sale, issuance, conveyance, transfer, lease, assignment or other transfer is not less than fair market value consideration for such assets as reasonably determined in good faith by the Board of Directors or a senior officer of IMC.

“Board of Directors” means (1) as to any Person that is a corporation, the board of directors of such Person or any duly authorized committee thereof and (2) as to any other Person, the functionally comparable body of such Person or any duly authorized committee thereof.

“Capital Stock” means:

•	with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person and

•	with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person.

“Capitalized Lease Obligation” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation determined in accordance with such principles; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of penalty.

“Cargill” means Cargill, Incorporated, a Delaware corporation, and any successor thereto.

“Cash Equivalents” means:

(1)	a marketable obligation, maturing within two years after issuance thereof, issued or guaranteed by the United States of America or an instrumentality or agency thereof;

(2)	a certificate of deposit or banker’s acceptance, maturing within one year after issuance thereof, issued by any lender under the Credit Agreement, or a U.S. national or state bank or trust company or a European, Canadian or Japanese bank, in each case having capital, surplus and undivided profits of at least $100.0 million and whose long-term unsecured debt has a rating of “A” or better by S&P, A2 or better by Moody’s or the equivalent rating by any other nationally recognized rating agency (provided that the aggregate face amount of all Investments in certificates of deposit or bankers’ acceptances issued by the principal offices of or branches of such European or Japanese banks located outside the United States shall not at any time exceed 33 1/3% of all Investments described in this definition);

(3)	open market commercial paper, maturing within 270 days after issuance thereof, which has a rating of A-2 or better by S&P, P-2 or better by Moody’s or the equivalent rating by any other nationally recognized rating agency;

(4)	repurchase agreements and reverse repurchase agreements with a term not in excess of one year with any financial institution which has been elected primary government securities dealers by the Federal Reserve Board or whose securities are rated AA- or better by S&P, Aa3 or better by Moody’s or the equivalent rating by any other nationally recognized rating agency relating to marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America;

(5)	“money market” preferred stock maturing within six months after issuance thereof or municipal bonds issued by a corporation organized under the laws of any state of the United States, which has a rating of “A” or better by S&P or Moody’s or the equivalent rating by any other nationally recognized rating agency;

(6)	tax exempt floating rate option tender bonds backed by letters of credit issued by a national or state bank whose long-term unsecured debt has a rating of AA or better by S&P, Aa2 or better by Moody’s or the equivalent rating by any other nationally recognized rating agency; and

(7)	shares of any money market mutual fund rated at least AAA or the equivalent thereof by S&P, at least Aaa or the equivalent thereof by Moody’s or any other mutual fund at least 95% of whose assets consist of the type specified in clauses (1) through (6) above.

“Change of Control” means the occurrence of the following:

(1)	any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) (other than a Permitted Holder) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of securities representing 50% or more of the voting power of all Voting Stock of IMC; or

(2)	Continuing Directors shall cease to constitute at least a majority of the directors constituting the board of directors of IMC; or

(3)	the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of IMC and its Restricted Subsidiaries taken as a whole to any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) other than a wholly owned Restricted Subsidiary of IMC or a Permitted Holder; ~~or~~provided, however, that for purposes of this clause (3), any sale, lease, transfer, conveyance or other disposition of all or any portion of the assets or Capital Stock comprising the IMC Phosphates Business pursuant to a Phosphates Combination Transaction shall not be deemed to be a sale, lease, transfer, conveyance or other disposition of all or substantially all of the assets of IMC and its Restricted Subsidiaries; or

(4)	IMC consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, IMC, in any such event pursuant to a transaction or series of related transactions in which ~~any of the outstanding Voting Stock of IMC is converted into or exchanged for cash, securities or other property (except to the extent such cash, securities or other property is, immediately after giving effect to such conversion or exchange, owned only by Permitted Holders), other than any such transaction where the Voting Stock of IMC outstanding~~immediately after the consummation thereof Persons beneficially owning (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, Voting Stock representing in the aggregate a majority of the total voting power of the Voting Stock of IMC immediately prior to such ~~transaction is converted into or exchanged for~~consummation, when taken together with the Permitted Holders, do not beneficially own (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, Voting Stock (other than Disqualified Capital Stock) ~~of the surviving or transferee Person~~ representing a majority of the total voting power of ~~all~~ the Voting Stock of ~~such~~IMC or the surviving or transferee Person ~~immediately after giving effect to such issuance~~; or

(5)	the adoption by the stockholders of IMC of a plan or proposal for the liquidation or dissolution of IMC.

“Commodity Agreement” means any commodity futures contract, commodity option or other similar agreement or arrangement entered into by IMC or any of its Restricted Subsidiaries.

“Common Stock” of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person’s common stock, whether outstanding on the date of issuance of the Notes or issued thereafter, and includes, without limitation, all series and classes of such common stock.

“Consolidated Adjusted Indenture EBITDA” means, with respect to any Person, for any period, the sum (without duplication) of

(1)	Consolidated Net Income, and

(2)	to the extent Consolidated Net Income has been reduced thereby,

•	all income taxes of such Person and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary gains or losses or taxes attributable to sales or dispositions outside the ordinary course of business if such gains, losses, sales or dispositions are excluded from the calculation of Consolidated Net Income),

•	Consolidated Interest Expense,

•	Consolidated Non-cash Charges less any non-cash items (other than accruals of revenues in accordance with GAAP) increasing Consolidated Net Income for such period, and

•	fees and expenses related to any offering by IMC of its Capital Stock all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in accordance with GAAP.

Consolidated Adjusted Indenture EBITDA is an adjusted EBITDA calculation that differs from net earnings determined in accordance with GAAP because net earnings is adjusted as specified in the definition of Consolidated Net Income and to add back the items referred to in (2) above. Consolidated Adjusted Indenture EBITDA is presented because it is an important component used in various contexts in the Indenture, including determining IMC’s compliance with the covenants under the Indenture. Consolidated Adjusted Indenture EBITDA is not necessarily comparable to the term EBITDA as referred to by other companies or to similarly titled measures used by IMC in other agreements (including IMC’s credit facility) or in IMC’s public disclosures because such measures may be calculated using different adjustments to net earnings than those required by the Indenture.

“Consolidated Fixed Charge Coverage Ratio” means, with respect to any Person, the ratio of (x) Consolidated Adjusted Indenture EBITDA of such Person during the four full fiscal quarters for which financial statements are available (the “Four Quarter Period”) ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (the “Transaction Date”) to (y) Consolidated Fixed Charges of such Person for the Four Quarter Period.

For purposes of this definition, “Consolidated Adjusted Indenture EBITDA” and “Consolidated Fixed Charges” shall be calculated after giving effect on a pro forma basis in accordance with Regulation S-X under the Exchange Act to the incurrence or repayment of any Indebtedness of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period.

In addition, Investments (including any Designation of Unrestricted Subsidiaries), Revocations, acquisitions, dispositions, mergers and consolidations that have been made by IMC or any of its Restricted Subsidiaries during the Four Quarter Period or subsequent to the Four Quarter Period and on or prior to the Transaction Date shall be given effect on a pro forma basis in accordance with Regulation S-X under the Exchange Act, to the extent applicable, assuming that all such Investments, Revocations, acquisitions, dispositions, mergers and consolidations (and the reduction or increase of any associated Consolidated Interest Expense, and the change in Consolidated Adjusted Indenture EBITDA, resulting therefrom, including because of Pro Forma Cost Savings) had occurred on the first day of the Four Quarter Period. If, since the beginning of such period, any Person (that subsequently became a Restricted Subsidiary or was merged with or into IMC or any Restricted Subsidiary since the beginning of such period) shall have made any Investment, Revocation, acquisition, disposition, merger or consolidation that would have required adjustment pursuant to this definition, then the Consolidated Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, Revocation, acquisition, disposition, merger or consolidation had occurred at the beginning of the applicable Four Quarter Period.

If such Person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a Person other than IMC or a Restricted Subsidiary, the preceding paragraph will give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such guaranteed Indebtedness. Furthermore, in calculating “Consolidated Fixed Charges” for purposes of determining the denominator (but not the numerator) of this “Consolidated Fixed Charge Coverage Ratio,”

(1)	interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the weighted average rate of interest during the Four Quarter Period;

(2)	if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four Quarter Period; and

(3)	notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the weighted average rate per annum during the Four Quarter Period resulting after giving effect to the operation of such agreements.

“Consolidated Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of

(1)	Consolidated Interest Expense, plus

(2)	the product of

•	the amount of all dividend payments on any series of Preferred Stock of such Person and its Restricted Subsidiaries (other than dividends paid in Qualified Capital Stock and other than dividends paid to such Person or to a Restricted Subsidiary of such Person) paid, accrued or scheduled to be paid or accrued during such period times.

•	a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local tax rate of such Person, expressed as a decimal.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum of, without duplication:

(1)	the aggregate of the interest expense of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP (net of interest income accrued on any escrow account holding funds to repay IMC’s 6.625% senior notes due 2001, 7.40% notes due 2002 or the Polk County bonds), including, without limitation,

•	any amortization of debt discount and amortization of deferred financing costs,

•	the net costs under Interest Swap Obligations,

•	all capitalized interest and

•	the interest portion of any deferred payment obligation; and

(2)	the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person (the “Referent Person”), for any period, the net income (or loss) of the Referent Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded from such net income (loss), to the extent otherwise included therein, without duplication:

(1)	gains or losses on sales, transfers or other dispositions of assets other than in the ordinary course of business or abandonments or reserves relating thereto, and the related tax effect according to GAAP;

(2)	extraordinary gains or extraordinary losses determined in accordance with GAAP, and the related tax effect according to GAAP;

(3)	the net income of any Person acquired in a “pooling of interests” transaction accrued prior to the date it becomes a Restricted Subsidiary of the Referent Person or is merged or consolidated with the Referent Person or any Restricted Subsidiary of the Referent Person;

(4)	the net income (but not loss) of any Restricted Subsidiary of the Referent Person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted~~;~~, provided that restrictions under the Argus Lease shall be excluded from operation of this clause;

(5)	the net income or loss of any Person that is not a Restricted Subsidiary of the Referent Person except to the extent of cash dividends or distributions paid to the Referent Person or to a wholly owned Restricted Subsidiary of the Referent Person (subject, in the case of a dividend or distribution paid to a Restricted Subsidiary, to the limitation contained in clause (4) above);

(6)	any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following May 17, 2001;

(7)	income or loss attributable to discontinued operations, other than the Specified Discontinued Businesses prior to the sale thereof;

(8)	in the case of a successor to the Referent Person by consolidation or merger or as a transferee of the Referent Person’s assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets;

(9)	gains or losses from the cumulative effect of any change in accounting principles; and

(10)	Non-Cash Asset Write-Downs;

provided, further, that Consolidated Net Income shall be reduced by the product of (x) the amount of all dividends on Designated Preferred Stock (other than dividends paid in Qualified Capital Stock) paid, accrued or scheduled to be paid or accrued during such period times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local tax rate of IMC, expressed as a decimal.

“Consolidated Net Worth” of any Person means the consolidated stockholders’ equity (or equivalent) of such Person, determined on a consolidated basis in accordance with GAAP, less (without duplication) amounts attributable to (1) Disqualified Capital Stock of such Person and (2) Unrestricted Subsidiaries.

“Consolidated Non-cash Charges” means, with respect to any Person, for any period, the aggregate depreciation, depletion, amortization and other non-cash charges (other than Non-Cash Asset Write-Downs) of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges constituting an extraordinary item or loss or any such charge which requires an accrual of or a reserve for cash charges for any future period).

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of IMC who:

•	was a member of such Board of Directors on May 17, 2001; or

•	was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such board at the time of such nomination or election.

“Coverage Ratio Exception” has the meaning set forth in the first paragraph of the “Limitation on Incurrence of Additional Indebtedness” covenant.

“Credit Agreement” means one or more senior credit agreements, including the Credit Agreement dated ~~on or about the Issue Date~~as of May 17, 2001, as amended and restated as of February 21, 2003, and as further amended on June 4, 2003, June 20, 2003, March 26, 2004, and October 8, 2004, by and among IMC and certain of ~~its domestic~~the IMC Domestic Subsidiaries, as borrowers, ~~The~~JP Morgan Chase ~~Manhattan~~ Bank, as administrative agent and collateral agent, Goldman Sachs Credit Partners L.P., as syndication agent, and the lenders party thereto from time to time, including any notes, guarantees, collateral and security documents (including mortgages, pledge agreements and other security arrangements), instruments and agreements executed in connection therewith, and in each case as amended or Refinanced from time to time (for the avoidance of doubt, including a Refinancing thereof by Mosaic or its Subsidiaries with respect to which IMC and/or its Restricted Subsidiaries provides a direct or indirect guarantee and/or is a borrower thereunder), including any agreement or agreements extending the maturity of, Refinancing, replacing or otherwise restructuring (including increasing the amount of borrowings or other Indebtedness outstanding or available to be borrowed thereunder) all or any portion of the Indebtedness under such agreement, and any successor or replacement agreement or agreements with the same or any other agents, creditor, lender or group of creditors or lenders.

~~“Credit Agreement Guarantee” has the meaning set forth in the third paragraph under “—Subsidiary Guarantees” above.~~

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect IMC or any of its Restricted Subsidiaries against fluctuations in currency values.

“Default” means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

“Designated Preferred Stock” means preferred stock that is designated as Designated Preferred Stock pursuant to an officers’ certificate executed by the principal executive officer and the principal financial officer of IMC on the issuance date thereof, the Net Cash Proceeds of which are excluded from the calculation set forth in clause (C) of the first paragraph of the “Limitation on Restricted Payments” covenant and are not used for purposes of clause (2) or (3) of the second paragraph thereof.

“Disqualified Capital Stock” means any class or series of Capital Stock of any Person that by its terms or otherwise is:

(1)	required to be redeemed or is redeemable at the option of the holder of such class or series of Capital Stock at any time on or prior to the date that is 91 days after the stated maturity of the Notes; or

(2)	convertible into or exchangeable at the option of the holder thereof for Capital Stock referred to in clause (1) above or Indebtedness having a scheduled maturity on or prior to the date that is 91 days after the stated maturity of the Notes.

Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Capital Stock solely because the holders of the Capital Stock have the right to require the issuer thereof to repurchase such Capital Stock upon the occurrence of a Change of Control will not constitute Disqualified Capital Stock if the terms of such Capital Stock provide that the issuer may not repurchase or redeem any such Capital Stock pursuant to such provisions prior to IMC’s purchase of such Notes as are required to be purchased pursuant to the provisions of the Indenture as described under “—Repurchase at the Option of Holders upon Change of Control.”

~~“Domestic Subsidiary” means any Restricted Subsidiary of IMC that is not a Foreign Subsidiary.~~

“Eligible Obligations” shall mean obligations as a result of the deposit of which (along with the simultaneous deposit, if any, of money or U.S. Government Obligations or both) the Notes will be rated in the highest generic long-term debt rating category assigned by one or more nationally recognized rating agencies to debt with respect to which the issuer thereof has been released from its obligations to the same extent that IMC has been released from its obligations under the Indenture pursuant to the defeasance provision of the Indenture.

“Event of Default” has the meaning set forth in the first paragraph under “—Events of Default.”

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

“Exchange and Registration Rights Agreement” means the Exchange and Registration Rights Agreement among IMC, the guarantors named therein and the initial purchasers of Notes dated on or about the date such Notes (including, without limitation, Additional Notes) were initially issued in an offering exempt from registration under the Securities Act of 1933, as amended.

“fair market value” means, with respect to any asset, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined

(a)	by the Board of Directors of IMC acting reasonably and in good faith and shall be evidenced by a board resolution of the Board of Directors of IMC delivered to the Trustee~~.~~ or

(b)	if expressly permitted by a provision of the Indenture, by a senior officer of IMC, which senior officer shall be acting reasonably and in good faith and which determination shall be evidenced by an officer’s certificate delivered to the Trustee, except in the case of a transaction which in all material respects is exclusively between IMC and/or its Restricted Subsidiaries, on the one hand, and Mosaic and its Subsidiaries, on the other, in which case such officer’s certificate shall not be required.

“Fall-Away Event” has the meaning set forth under “—Fall-Away Event.”

“Foreign Subsidiary” means any Restricted Subsidiary of IMC organized under the laws of, and conducting a substantial portion of its business in, any jurisdiction other than the United States of America or any state thereof or the District of Columbia.

“Four Quarter Period” has the meaning set forth in the definition of Consolidated Fixed Charge Coverage Ratio.

“Funded Debt” means indebtedness (including the Notes) maturing by the terms thereof more than one year after the original creation thereof.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, consistently applied, that are applicable to the circumstances as of the date of determination; provided that, for purposes of calculating the Consolidated Net Worth of a Person (including all components thereof), “GAAP” shall mean such generally accepted accounting principles as described above in effect on August 1, 1998.

“guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise) or (2) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “guarantee” used as a verb has a corresponding meaning.

“Guarantors” means ~~(1) each of the following Restricted Subsidiaries of IMC:~~collectively the Subsidiary Guarantors and the Affiliate Guarantors.

~~Carey Salt Company,a a Delaware corporation;~~

~~FMRP Inc., a Delaware corporation;~~

~~GSL Corporation,* a Delaware corporation;~~

~~Harris Chemical North America, Inc.,* a Delaware corporation;~~

~~IMC Canada Ltd., a Canadian federal corporation;~~

~~IMC Chemicals Inc.,* a Delaware corporation;~~

~~IMC Netherlands B.V., a Netherlands corporation;~~

~~IMC Operations Inc., a Delaware corporation;~~

~~IMC Potash Holdings N.V., a Netherland Antilles corporation;~~

~~*~~	~~IMC plans to divest these subsidiaries. After the divestiture, these subsidiaries may be released from the Guaranty in accordance with the provisions thereof.~~

~~IMC Inorganic Chemicals Inc.,* a Delaware corporation;~~

~~IMC Kalium Ogden Corp.,* a Delaware corporation;~~

~~IMC Phosphates Company, a Delaware general partnership;~~

~~IMC Potash Carlsbad Inc., a Delaware corporation;~~

~~IMC Potash Colonsay N.V., a Netherland Antilles corporation;~~

~~IMC Salt Inc.,* a Delaware corporation;~~

~~IMC USA Inc., a Delaware corporation;~~

~~KCL Holdings, Inc., a Delaware corporation;~~

~~NAMSCO Inc.,* a Delaware corporation;~~

~~NATI LLC,* a Delaware limited liability company;~~

~~Phosphate Resource Partners Limited Partnership, a Delaware limited partnership; and~~

~~The Vigoro Corporation, a Delaware corporation;~~

~~and (2) each other Restricted Subsidiary of IMC that issues a Note Guarantee pursuant to the “Limitation on Guarantees by Restricted Subsidiaries” covenant or otherwise, in each case, so long as the Note Guarantee of such Restricted Subsidiary is in full force and effect.~~

“IMC Chemicals Business Unit” means the Chemicals business unit as such term is used within the meaning of IMC’s consolidated financial statements for the year ended December 31, 2000.

“IMC Domestic Subsidiary” means any Restricted Subsidiary of IMC that is not a Foreign Subsidiary.

“IMC Phosphates Assets” means assets of the IMC Phosphates Business.

“IMC Phosphates Business” means the PhosFeed business segment as such term is used within the meaning of IMC’s consolidated financial statements for the year ended December 31, 2003.

“IMC Phosphates Guarantee” shall have the meaning set forth in clause (3) of the definition of “Permitted Indebtedness.”

“IMC Salt Business Unit” means the Salt business unit as defined for the purposes of IMC’s consolidated financial statements for the year ended December 31, 2000.

“incur” means to create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment. The accretion of principal of a non-interest bearing or other discount security or the accrual of interest shall not be deemed the incurrence of Indebtedness.

“Indebtedness” means with respect to any Person, without duplication,

(1)	all obligations of such Person for borrowed money;

(2)	all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)	all Capitalized Lease Obligations of such Person;

(4)	all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business);

~~*~~	~~IMC plans to divest these subsidiaries. After the divestiture, these subsidiaries may be released from the Guaranty in accordance with the provisions thereof.~~

(5)	all obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction;

(6)	guarantees in respect of Indebtedness referred to in clauses (1) through (5) above and clause (8) below;

(7)	all obligations of any other Person of the type referred to in clauses (1) through (6) which are secured by any Lien on any asset of such Person (which, for the avoidance of doubt, includes, without limitation, in the case of IMC and its Restricted Subsidiaries, all obligations of any securitization, receivables or other similar entity or facility of Mosaic or its Subsidiaries to which IMC or a Restricted Subsidiary of IMC contributes or otherwise transfers accounts receivable or other assets with respect to which a Lien securing obligations of Mosaic or its Subsidiaries is created or exists), the amount of such obligation being deemed to be the lesser of the fair market value of such asset or the amount of the obligation so secured;

(8)	all obligations under Currency Agreements, Interest Swap Agreements and Commodity Agreements of such Person;

(9)	all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price; and

(10)	all Preferred Stock of any Subsidiary of such Person not held by such Person or any Restricted Subsidiary of such Person with the amount of Indebtedness represented by such Preferred Stock being equal to the liquidation value thereof.

For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock.

Notwithstanding the foregoing, “Indebtedness” shall not include (x) advances paid by customers in the ordinary course of business for services or products to be provided or delivered in the future or (y) deferred taxes.

“Independent Financial Advisor” means a firm:

•	which does not, and whose directors, officers or Affiliates do not, have a material financial interest in IMC and

•	which, in the judgment of the Board of Directors of IMC, is otherwise independent and qualified to perform the task for which it is to be engaged.

“Interest Swap Obligations” means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

“Investment” means, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any Person. “Investment” excludes (1) extensions of trade credit by IMC and its Restricted Subsidiaries on commercially reasonable terms in accordance with normal trade practices of IMC or such Restricted Subsidiary, as the case may be, (2) any Restricted Payment described in clause (2) of the definition thereof and (3) any purchase or acquisition of Indebtedness of IMC or any of its Restricted Subsidiaries (other than any Restricted Payment described in clause (3) of the definition thereof). If IMC or any Restricted Subsidiary of IMC sells or otherwise disposes of any Common Stock of any direct or indirect Restricted Subsidiary of IMC such that, after giving effect to any such sale or disposition, IMC no longer owns, directly or indirectly, greater than 50% of the outstanding Common Stock of such Restricted Subsidiary, IMC will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Capital Stock of such Restricted Subsidiary not sold or disposed of.

“Investment Grade Rating” means (1) with respect to S&P, any of the rating categories from and including AAA to and including BBB- and (2) with respect to Moody’s, any of the rating categories from and including Aaa to and including Baa3.

“Liens” means any mortgage, pledge, security interest, encumbrance, lien, charge or adverse claim affecting title or resulting in any encumbrance against real or personal property or a security interest of any kind, including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute other than to reflect ownership by a third party of property leased to IMC or any of its Subsidiaries under a lease that is not in the nature of a conditional sale or title retention agreement.

“Moody’s” means Moody’s Investors Service, Inc. or any successor thereto.

“Mosaic” means The Mosaic Company, a Delaware corporation, and any successor thereto.

“Mosaic Crop Nutrition” means Mosaic Crop Nutrition, LLC, a limited liability company organized under the laws of Delaware, and any successor thereto.

“Mosaic Fertilizer” means Mosaic Fertilizer, LLC, a limited liability company organized under the laws of Delaware, and any successor thereto.

“Mosaic Qualified Capital Stock” means Capital Stock of Mosaic that is not Disqualified Capital Stock.

“Mosaic Restricted Dividend” means to

(1)	declare or pay any dividend or make any distribution on or in respect of Capital Stock of Mosaic or its Subsidiaries (other than wholly-owned Subsidiaries of Mosaic) to holders of such Capital Stock, other than dividends or distributions payable in Mosaic Qualified Capital Stock, or

(2)	purchase, redeem or otherwise acquire or retire for value any Capital Stock of Mosaic or its Subsidiaries (other than wholly-owned Subsidiaries of Mosaic) or any warrants, options or other rights to purchase or acquire any Capital Stock of Mosaic or such Subsidiaries.

“Net Cash Proceeds” means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by IMC or any of its Restricted Subsidiaries from such Asset Sale, net of

•	all out-of-pocket expenses and fees relating to such Asset Sale (including legal, accounting and investment banking fees and sales commissions),

•	taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements,

•	the decrease in proceeds from Qualified Securitization Transactions which results from such Asset Sale and

•	appropriate amounts provided by IMC or any Restricted Subsidiary as a reserve in accordance with GAAP against any liabilities associated with such Asset Sale and retained by IMC or any Restricted Subsidiary after such Asset Sale, including pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.

“Net Proceeds Offer” has the meaning set forth in the third paragraph of the “Limitation on Asset Sales” covenant.

“Net Proceeds Offer Amount” has the meaning set forth in the third paragraph of the “Limitation on Asset Sales” covenant.

“Non-Cash Asset Write-Down” means a non-cash write-down or write-off of an asset (other than any such write-down or write-off that requires an accrual of or a reserve for cash charges for any future period); provided that upon the sale of such asset such write-down or write-off shall not be taken into account in calculating Consolidated Net Income, to the extent the gain from any such sale would otherwise increase Consolidated Net Income.

“Note Guarantee” means a guarantee of the Notes contemplated under “Note Guarantees” or issued pursuant to the “Limitation on Guarantees by Restricted Subsidiaries” covenant.

“Ogden” means the solar evaporation facility located in Ogden, Utah, as defined for the purposes of IMC’s consolidated financial statements for the year ended December 31, 2000.

“Operative Date” means the date the Amendments become operative.

“Other Indebtedness” has the meaning set forth in the third paragraph of the “Limitation on Asset Sales” covenant.

“Permitted Holder” means Cargill and its Subsidiaries.

“Permitted Indebtedness” means, without duplication, each of the following:

(1)	Indebtedness of IMC and its Restricted Subsidiaries outstanding on May 17, 2001, including any such Indebtedness held by IMC or any of its Restricted Subsidiaries and including the 2008 Notes and the 2011 Notes issued on May 17, 2001 and any Note Guarantees with respect thereto;

(2)	the 2013 Notes issued on August 1, 2003 and any Note Guarantees with respect thereto;

(3)	Indebtedness incurred by IMC or any of its Restricted Subsidiaries pursuant to the Credit Agreement in an aggregate principal amount not to exceed the greater of:

•	$~~500.0~~ 850.0 million at any time outstanding, ~~less any repayments actually made thereunder with the Net Cash Proceeds of Asset Sales in accordance with the “Limitation on Asset Sales” covenant,~~ and

•	the sum of 85% of the book value of accounts receivable and 50% of the book value of inventory of IMC and its Restricted Subsidiaries, calculated on a consolidated basis and in accordance with GAAP, less the amount of Indebtedness incurred and outstanding pursuant to clause (14) below.

Any portion of such amount may be incurred by IMC and/or any of its Restricted Subsidiaries (x) as a direct borrower and obligor, (y) pursuant to a direct or indirect guarantee of Indebtedness of an Affiliate Guarantor (such guarantee, an “IMC Phosphates Guarantee”) or (z) pursuant to both clause (x) and clause (y);

(4)      •      Interest Swap Obligations of IMC relating to Indebtedness of IMC or any of its Restricted Subsidiaries or Indebtedness that IMC or any of its Restricted Subsidiaries reasonably intends to incur within six months; and

•	Interest Swap Obligations of any Restricted Subsidiary of IMC relating to Indebtedness of such Restricted Subsidiary or Indebtedness that such Restricted Subsidiary reasonably intends to incur within six months;

provided any such Interest Swap Obligations will constitute “Permitted Indebtedness” only if they are entered into to protect IMC and its Restricted Subsidiaries from fluctuations in interest rates on Indebtedness permitted under the Indenture to the extent the notional principal amount of such Interest Swap Obligations, when incurred, do not exceed the principal amount of the Indebtedness to which such Interest Swap Obligations relate;

(5)	Indebtedness by IMC or any of its Restricted Subsidiaries under Commodity Agreements and Currency Agreements; provided that (x) such agreements are entered into to protect IMC and its Restricted Subsidiaries from fluctuations in the price of commodities actually at that time used in the ordinary course of business of IMC and its Restricted Subsidiaries, in the case of Commodity Agreements, and from fluctuations in currency exchange rates, in the case of Currency Agreements, and (y) in the case of Currency Agreements which relate to Indebtedness, such Currency Agreements do not increase the Indebtedness of IMC and its Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

(6)	Indebtedness of a Restricted Subsidiary of IMC owed to IMC or to a Restricted Subsidiary of IMC for so long as such Indebtedness is held by IMC or a Restricted Subsidiary of IMC, in each case subject to no Lien held by a Person other than IMC or a Restricted Subsidiary of IMC (other than Liens granted under the Credit Agreement); provided that if any Person other than IMC or a Restricted Subsidiary of IMC owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness (other than Liens granted under the Credit Agreement), the issuer of such Indebtedness shall be deemed to have incurred at such time Indebtedness not permitted by this clause (6);

(7)	Indebtedness of IMC to a Restricted Subsidiary for so long as such Indebtedness is held by a Restricted Subsidiary, in each case subject to no Lien (other than Liens granted under the Credit Agreement); provided that (x) any Indebtedness of IMC to any Restricted Subsidiary (other than Indebtedness subject to Liens granted under the Credit Agreement) is unsecured and subordinated, pursuant to a written agreement, to IMC’s obligations under the Notes and (y) if any Person other than a Restricted Subsidiary owns or holds any such Indebtedness or any Person holds a Lien in respect of such Indebtedness (other than Liens granted under the Credit Agreement), IMC shall be deemed to have incurred at such time Indebtedness not permitted by this clause (7);

(8)	Indebtedness of IMC or any of its Restricted Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within two business days of incurrence;

(9)	Indebtedness of IMC or any of its Restricted Subsidiaries represented by letters of credit for the account of IMC or such Restricted Subsidiary, as the case may be, in order to provide security for workers’ compensation claims, payment obligations in connection with self-insurance or similar requirements in the ordinary course of business;

(10)	Refinancing Indebtedness incurred to Refinance Indebtedness (x) incurred pursuant to the Coverage Ratio Exception or pursuant to clause (2) above or this clause (10) or (y) referred to in clause (1) above;

(11)	indemnification, adjustment of purchase price or similar obligations of IMC or any of its Restricted Subsidiaries, in each case, incurred in connection with the disposition of any assets of IMC or any of its Restricted Subsidiaries (other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such assets for the purpose of financing such acquisition); provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the net proceeds actually received by IMC and such Restricted Subsidiary from such disposition;

(12)	obligations of IMC or any of its Restricted Subsidiaries in respect of performance bonds and completion, guarantee, surety and similar bonds in the ordinary course of business;

(13)	Capitalized Lease Obligations and Purchase Money Indebtedness of IMC or any of its Restricted Subsidiaries, and Refinancing Indebtedness thereof, in an aggregate amount not to exceed $50.0 million at any time outstanding;

(14)	the incurrence by a Securitization Entity of Indebtedness in a Qualified Securitization Transaction that is not recourse (except for Standard Securitization Undertakings) to IMC or any of its Restricted Subsidiaries not to exceed $100 million at any time outstanding;

(15)	Indebtedness consisting of take-or-pay obligations contained in supply agreements entered into in the ordinary course of business;

(16)	industrial revenue bonds or similar tax-exempt Indebtedness of IMC or any of its Restricted Subsidiaries incurred to finance the construction or improvement of operations of IMC and its Restricted Subsidiaries in an aggregate principal amount not to exceed $50.0 million at any time outstanding;

(17)	the guarantee by IMC or any of its Restricted Subsidiaries of Indebtedness incurred by IMC or any of its Restricted Subsidiaries that was permitted to be incurred by the Coverage Ratio Exception or another clause in this definition of Permitted Indebtedness; provided, that the “Limitation on Guarantees by Restricted Subsidiaries” covenant, to the extent applicable, has been complied with;

(18)	Indebtedness of Foreign Subsidiaries in an aggregate amount not to exceed $~~25.0~~100.0 million at any time outstanding; and

(19)	additional Indebtedness of IMC or any of its Restricted Subsidiaries in an aggregate principal amount not to exceed $50.0 million at any time outstanding.

“Permitted Investments” means:

(1)

Investments by IMC or any of its Restricted Subsidiaries in any Person that is or will become immediately after such Investment a Restricted Subsidiary of IMC or that will merge or consolidate into IMC or any of its Restricted Subsidiaries; ~~provided that any Investment by IMC or any of its Restricted Subsidiaries (other than any Phosphates Entity) in any~~

~~Phosphates Entity shall be in the form of Indebtedness, which shall increase the amount for which such Phosphates Entity is obligated under its Note Guarantee as described in the third paragraph under “—Subsidiary Guarantee”;~~

(2)	Investments in IMC by any of its Restricted Subsidiaries; provided that any Indebtedness evidencing such Investment (other than Indebtedness subject to Liens granted under the Credit Agreement) is unsecured and subordinated, pursuant to a written agreement, to IMC’s obligations with respect to the Notes;

(3)	investments in cash and Cash Equivalents;

(4)	loans and advances to employees and officers of IMC and its Restricted Subsidiaries in the ordinary course of business;

(5)	Investments in joint ventures not to exceed $25.0 million; provided that

•	such joint ventures do not have any Indebtedness for borrowed money at any time on or after the date of such Investment (other than Indebtedness owing to the equity holders of such joint ventures),

•	the documentation governing any such joint venture does not contain a restriction on distributions to IMC or any of its Subsidiaries, and

•	each such joint venture is engaged only in the businesses in which IMC and its Restricted Subsidiaries are engaged in on May 17, 2001 and businesses similar, related or ancillary thereto;

(6)	Investments in securities received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any debtors of IMC or its Restricted Subsidiaries;

(7)	Investments received as consideration from an Asset Sale made in compliance with the “Limitation on Asset Sales” covenant;

(8)	Investments existing on May 17, 2001;

(9)	any Investment by IMC or a wholly owned Subsidiary of IMC in a Securitization Entity or any Investment by a Securitization Entity in any other Person in connection with a Qualified Securitization Transaction; provided that any Investment in a Securitization Entity is in the form of a purchase money note or an equity interest;

(10)	any Indebtedness of IMC to any of its Subsidiaries incurred in connection with the purchase of accounts receivable and related assets by IMC from any such Subsidiary which assets are subsequently conveyed by IMC to a Securitization Entity in a Qualified Securitization Transaction;

(11)	Investments in Interest Swap Obligations, Commodity Agreements and Currency Agreements of the type described in clauses (4) and (5) of the definition of “Permitted Indebtedness”;

(12)	any deemed Investment in all or any portion of the IMC Chemicals Business Unit occurring by operation of the last sentence of the definition of “Investment”; ~~and~~

(13)	additional Investments in an aggregate amount not to exceed $~~25.0~~50.0 million at any time outstanding;

(14)	IMC Phosphates Guarantees incurred pursuant to clause (3) of the definition of “Permitted Indebtedness”; and

(15)	Investments made as part of a Phosphates Combination Transaction.

“Permitted Liens” means, with respect to any Person:

(1)	Liens existing as of August 1, 1998;

(2)	Liens on assets of, or any Capital Stock of or secured debt of, any Person existing at the time such Person becomes a Restricted Subsidiary of IMC or at the time such Person is merged into IMC or any of its Restricted Subsidiaries;

(3)	Liens in favor of IMC or any of its Restricted Subsidiaries;

(4)	Liens in favor of governmental bodies to secure progress or advance payments;

(5)	Liens securing industrial revenue or pollution control bonds;

(6)	Liens on property to secure Indebtedness incurred for the purpose of (x) financing all or any part of the purchase price of such property incurred prior to, at the time of, or within 180 days after, the acquisition of such property or (y) financing all or any part of the cost of construction, improvement, development or expansion of any such property;

(7)	statutory liens or landlords’, carriers’, warehousemen’s, mechanics’, suppliers’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings, if a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor;

(8)	Liens on current assets of Restricted Subsidiaries securing Indebtedness of such Restricted Subsidiaries; and

(9)	any extensions, substitutions, replacements or renewals in whole or in part of a Lien (an “existing Lien”) enumerated in clauses (1) through (8) above; provided that (x) the Lien may not extend beyond the assets or Indebtedness subject to the existing Lien and (y) improvements and construction on such assets and the Indebtedness secured by the Lien may not exceed the Indebtedness secured at the time by the existing Lien.

“Person” means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture or a governmental agency or political subdivision thereof.

“Phosphates Combination Transaction” means any one or more transactions or series of related transactions involving (x) the sale, lease, conveyance, contribution and/or other transfer (a “contribution”) of assets or Capital Stock comprising all or any portion of the IMC Phosphates Business to an entity formed or to be formed (such entity, the “Phosphates Holding Company” and, together with its Subsidiaries, the “Phosphates Entities”) by IMC or a Subsidiary thereof and/or Mosaic or a Subsidiary thereof and/or (y) the merger or consolidation of a Subsidiary of IMC comprising all or any portion of the IMC Phosphates Business with or into any Phosphates Entity, provided that:

•	IMC and its Restricted Subsidiaries, taken as a whole, shall receive consideration at the time of such contribution, merger or consolidation equal to not less than the fair market value of the assets or Capital Stock so contributed or the fair market value of the assets of the Subsidiary of IMC so merged or consolidated, as the case may be, as reasonably determined in good faith by the Board of Directors of IMC;

•

IMC and its Restricted Subsidiaries, taken as a whole, shall at all times have voting and dividend participation and other equivalent rights in the Phosphates Entities (and its other Investments therein shall be) equivalent in all respects (as reasonably determined in good faith by the Board of Directors of IMC) to the voting and dividend participation and other equivalent rights and other Investments therein of Mosaic and its Subsidiaries (other than IMC and its

Restricted Subsidiaries) (or any successor to Mosaic’s and its Subsidiaries’ interest in the Phosphates Entities), after taking into account the pro rata portion of assets of the Phosphates Entities contributed by IMC and its Subsidiaries, on the one hand, and Mosaic and its Subsidiaries (other than IMC and its Subsidiaries), on the other; and

•	the Phosphates Holding Company and the other Phosphates Entities are each Affiliate Guarantors.

“Phosphates Entities” ~~means PLP; IMC Phosphates Company, a Delaware general partnership; IMC Phosphates MP Inc., a Delaware corporation; and their respective Subsidiaries.~~ has the meaning set forth in the definition of “Phosphates Combination Transaction.”

“Phosphates Holding Company” has the meaning set forth in the definition of “Phosphates Combination Transaction.”

~~“PLP” means Phosphate Resource Partners Limited Partnership, a Delaware limited partnership.~~

“Preferred Stock” of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

“Principal Property” means any manufacturing plant or warehouse owned or leased by IMC or any Subsidiary of IMC, whether owned or leased as of August 1, 1998 or thereafter, the gross book value of which exceeds 1% of Consolidated Net Worth, other than manufacturing plants and warehouses which the Board of Directors of IMC by resolution declares are not of material importance to the total business conducted by IMC and its Restricted Subsidiaries as an entirety and which, when taken together with all other plants and warehouses as to which such a declaration has been so made, is so declared by the Board of Directors of IMC to be not of material importance to the total business conducted by IMC and its Restricted Subsidiaries as an entirety.

“Pro Forma Cost Savings” means, with respect to any period ended on any Transaction Date, the reductions in costs with respect to the applicable Four Quarter Period that are directly attributable to any Investments, acquisitions, dispositions, mergers, consolidations or discontinued operations and calculated on a basis that is consistent with Article 11 of Regulation S-X under the Securities Act.

“Purchase Money Indebtedness” means Indebtedness of IMC or any of its Restricted Subsidiaries incurred for the purpose of financing all or any part of the purchase price, or the cost of construction or improvement, of any assets to be used in the ordinary course of business by IMC or any of its Restricted Subsidiaries; provided, however, that (1) the aggregate principal amount of such Indebtedness shall not exceed such purchase price or cost, (2) such Indebtedness shall be incurred no later than 180 days after the acquisition of such assets or completion of such construction or improvement and (3) such Indebtedness shall not be secured by any assets of IMC or any of its Restricted Subsidiaries other than the assets so acquired and improvements thereon.

“Qualified Capital Stock” means any Capital Stock of IMC that is not Disqualified Capital Stock.

“Qualified Securitization Transaction” means any transaction or series of transactions that may be entered into by IMC, any of its Restricted Subsidiaries or a Securitization Entity pursuant to which IMC or such Restricted Subsidiary or that Securitization Entity may, pursuant to customary terms, sell, convey or otherwise transfer to, or grant a security interest in for the benefit of, (1) a Securitization Entity or IMC or any of its Restricted Subsidiaries which subsequently transfers to a Securitization Entity (in the case of a transfer by IMC or such Restricted Subsidiary) and (2) any other Person (in the case of transfer by a Securitization Entity), any accounts receivable (whether now existing or arising or acquired in the future) of IMC or any of its Restricted Subsidiaries which arose in the ordinary course of business of IMC and its Restricted Subsidiaries, and any assets related thereto, including, without limitation, all collateral securing such accounts receivable, all contracts and contract rights and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets (including contract rights) which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

“Rating Agency” means each of (a) S&P and (b) Moody’s.

“Refinance” means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means, with respect to any Indebtedness, Indebtedness incurred to Refinance such Indebtedness; provided that:

(1)	the aggregate principal amount of the Indebtedness so incurred does not exceed the sum of (a) the aggregate principal amount of the Indebtedness being Refinanced as of the date of such proposed Refinancing plus (b) the amount of premium, if any, that would be payable upon the redemption of the Indebtedness being Refinanced under the terms of the instrument governing the Indebtedness being Refinanced if such redemption occurred, whether or not a premium in such amount is actually paid pursuant to such Refinancing, as of the date of such proposed Refinancing plus (c) the amount of reasonable expenses incurred by IMC in connection with such Refinancing;

(2)	the Weighted Average Life to Maturity of the Indebtedness so incurred at the date of such proposed Refinancing is not less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced as of the date of such proposed Refinancing; and

(3)	the final maturity of the Indebtedness so incurred is not earlier than the final maturity of the Indebtedness being Refinanced;

and provided, further, that (x) if the Indebtedness being Refinanced is subordinate or junior to the Notes, then such Refinancing Indebtedness shall be subordinate or junior to the Notes at least to the same extent and in the same manner as the Indebtedness being Refinanced and (y) if the obligors on the Indebtedness being Refinanced include only IMC and/or one or more Guarantors, the obligors on the Refinancing Indebtedness thereof shall not include any Person other than IMC and/or one or more Guarantors. For the avoidance of doubt, in the event that Mosaic or its Subsidiaries (other than IMC and its Restricted Subsidiaries) Refinances any Indebtedness of IMC or its Restricted Subsidiaries with Indebtedness of Mosaic or its Subsidiaries (other than IMC and its Restricted Subsidiaries), and IMC and/or its Restricted Subsidiaries directly or indirectly guarantee such Indebtedness of Mosaic and its Subsidiaries, such guarantee shall for purposes hereof be deemed to be Refinancing Indebtedness (to the extent the term “Refinancing Indebtedness” is used in the Indenture with respect to such Indebtedness) of such Indebtedness of IMC and/or its Restricted Subsidiaries; provided such guarantee conforms with the provisions of this definition. For the avoidance of doubt, it is understood that a Refinancing of the Credit Agreement shall not be deemed to be Refinancing Indebtedness.

“Restricted Payment” means to

(1)	declare or pay any dividend or make any distribution on or in respect of IMC’s Capital Stock to holders of such Capital Stock, other than dividends or distributions payable in Qualified Capital Stock of IMC,

(2)	purchase, redeem or otherwise acquire or retire for value any Capital Stock of IMC or any warrants, options or other rights to purchase or acquire any Capital Stock of IMC,

(3)	make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of IMC or any Guarantor that is subordinate or junior in right of payment to the Notes or the Note Guarantee of such Guarantor or

(4)	make any Investment other than Permitted Investments.

“Restricted Subsidiary” of any Person means any Subsidiary of such Person which at the time of determination is not an Unrestricted Subsidiary; provided, however, that with respect to IMC after the Fall-Away Event, each Subsidiary of IMC (other than Phosphates Entities and other Persons deemed to be Unrestricted Subsidiaries pursuant to the second to last paragraph of the “Limitation on Designations of Unrestricted Subsidiaries” covenant (unless such Person has otherwise assumed the obligations of IMC or a Restricted Subsidiary under the Indenture pursuant to the “Merger, Consolidation and Sale of Assets” covenant)) shall be a Restricted Subsidiary of IMC.

“Revocation” has the meaning set forth in the “Limitation on Designations of Unrestricted Subsidiaries” covenant.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor thereto.

“Sale and Leaseback Transaction” has the meaning set forth in the second paragraph of the “Limitations on Liens and Sale and Leaseback Transactions” covenant.

“Securitization Entity” means a wholly owned Subsidiary of IMC (or another Person (which, for the avoidance of doubt, includes Mosaic and its Subsidiaries) in which IMC or any Subsidiary of IMC makes an Investment and to which IMC or any Subsidiary of IMC transfers accounts receivable) which engages in no activities other than in connection with the financing of accounts receivable and which is designated by the Board of Directors of IMC (as provided below) as a Securitization Entity

(1)	no portion of the Indebtedness or any other obligations (contingent or otherwise) of which

•	is guaranteed by IMC or any Subsidiary of IMC (other than the Securitization Entity) (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness)) pursuant to Standard Securitization Undertakings,

•	is recourse to or obligates IMC or any Subsidiary of IMC (other than the Securitization Entity) in any way other than pursuant to Standard Securitization Undertakings or

•	subjects any asset of IMC or any Subsidiary of IMC (other than the Securitization Entity), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings and other than any interest in the accounts receivable (whether in the form of an equity interest in such assets or subordinated indebtedness payable primarily from such financed assets) retained or acquired by IMC or any Subsidiary of IMC,

(2)	with which neither IMC nor any Subsidiary of IMC has any material contract, agreement, arrangement or understanding other than on terms no less favorable to IMC or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of IMC, other than fees payable in the ordinary course of business in connection with servicing receivables of such entity, and

(3)	to which neither IMC nor any Subsidiary of IMC has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of IMC shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of IMC giving effect to such designation and an officers’ certificate certifying that such designation complied with the foregoing conditions.

“Significant Subsidiary” means any Restricted Subsidiary of IMC or any Subsidiary of Mosaic, Mosaic Fertilizer or Mosaic Crop Nutrition, as the case may be, which, at the date of determination, is a “significant subsidiary” (as such term is defined in Regulation S-X under the Exchange Act) of IMC, Mosaic, Mosaic Fertilizer or Mosaic Crop Nutrition, as the case may be.

“Specified Discontinued Businesses” means the IMC Chemicals Business Unit, the IMC Salt Business Unit and Ogden.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by IMC or any Subsidiary of IMC which are reasonably customary in an accounts receivable securitization transaction.

“Stated Maturity” when used with respect to any security or any installment of interest thereon, means the date specified in such security as the fixed date on which the principal of such security or such installment of interest is due and payable.

“Subsidiary” of any Person means (1) any Person of which more than 50% of the total voting power of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the Restricted Subsidiaries of that Person or a combination thereof, and (2) any partnership, joint venture or other Person in which such Person or one or more of the Restricted Subsidiaries of that Person or a combination thereof has the power to control by contract or otherwise the board of directors or equivalent governing body or otherwise controls such entity.

“Subsidiary Guarantors” means (1) each of the following Restricted Subsidiaries of IMC:

FMRP Inc., a Delaware corporation;

Mosaic Canada ULC (formerly known as IMC Canada ULC), a Nova Scotia unlimited liability company;

Mosaic Chemical North America LLC (formerly known as IMC Chemical North America LLC), a

Delaware limited liability company;

IMC Global Dutch Holdings B.V., a Netherlands corporation;

IMC Global Netherlands B.V., a Netherlands corporation;

Mosaic Global Operations Inc. (formerly known as IMC Global Operations Inc.), a Delaware corporation;

IMC Global Potash Holdings N.V., a Netherlands Antilles corporation;

Mosaic Phosphates Company (formerly known as IMC Phosphates Company), a Delaware general partnership;

Mosaic Potash Carlsbad Inc. (formerly known as IMC Potash Carlsbad Inc.), a Delaware corporation;

IMC Potash Colonsay N.V., a Netherlands Antilles corporation;

Mosaic Potash Colonsay ULC (formerly known as IMC Potash Colonsay ULC), a Nova Scotia unlimited liability company;

Mosaic Sulphur Holdings LLC (formerly known as IMC Sulphur Holdings LLC), a Delaware limited liability company;

Mosaic USA Holdings Inc. (formerly known as IMC USA Holdings Inc.), a Delaware corporation;

Mosaic USA LLC (formerly known as IMC USA Inc. LLC), a Delaware limited liability company;

KCL Holdings, Inc., a Delaware corporation;

Phosphate Acquisition Partners L.P. (the successor to Phosphate Resource Partners Limited Partnership), a Delaware limited partnership;

PRP-GP LLC, a Delaware limited liability company; and

The Vigoro Corporation, a Delaware corporation;

and (2) each other Restricted Subsidiary of IMC that issues a Note Guarantee pursuant to the “Limitation on Guarantees by Restricted Subsidiaries” covenant or otherwise, in each case, so long as the Note Guarantee of such Restricted Subsidiary is in full force and effect.

“2008 Indenture” means the indenture entered into between the Company, the guarantors named therein and The Bank of New York, as trustee, dated May 17, 2001, with respect to the 10.875% Senior Notes Due 2008 of the Company.

“2008 Notes” means “Notes,” as defined in the 2008 Indenture.

“2011 Indenture” means the indenture entered into between the Company, the guarantors named therein and The Bank of New York, as trustee, dated May 17, 2001, with respect to the 11.250% Senior Notes due 2011 of the Company.

“2011 Notes” means “Notes,” as defined in the 2011 Indenture.

“2013 Indenture” means the indenture entered into between the Company, the guarantors named therein and the BNY Midwest Trust Company, as trustee, dated August 1, 2003, with respect to the 10.875% Senior Notes Due 2013 of the Company.

“2013 Notes” means “Notes,” as defined in the 2013 Indenture.

“Unrestricted Subsidiary” of any Person means:

(1)	for purposes of the “Limitations on Liens and Sale and Leaseback Transactions” covenant and related definitions only:

•	any Subsidiary of IMC that at the time of determination has been, or is deemed to have been pursuant to the second to last paragraph of the “Limitation on Designations of Unrestricted Subsidiaries” covenant, designated an “Unrestricted Subsidiary” under the Indenture by the Board of Directors in the manner provided below, and

•	any Subsidiary of such an “Unrestricted Subsidiary.”

The Board of Directors of IMC may designate any Subsidiary of IMC (including any newly acquired or newly formed Subsidiary) to be an “Unrestricted Subsidiary” for purposes of the “Limitations on Liens and Sale and Leaseback Transactions” covenant and related definitions unless such Subsidiary owns any Capital Stock of, or owns or holds any property of, IMC or any other Subsidiary of IMC that is not a Subsidiary of the Subsidiary so designated; provided, however, that (x) the Subsidiary to be so designated has total assets of $5,000 or less and (y) the following Subsidiaries may not be designated Unrestricted Subsidiaries: Mosaic Global Operations Inc. (formerly known as IMC Global Operations Inc.), a Delaware corporation; Mosaic Esterhazy Holdings Limited (formerly known as International Minerals & Chemical (Canada) Global Limited), a Canadian company; Mosaic

Phosphates Company (formerly known as IMC Phosphates Company), a Delaware general partnership; and any intermediate holding company between any of the foregoing and IMC. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the board resolutions giving effect to such designation and an officers’ certificate certifying that such designation complied with the foregoing provisions~~.~~; and

(2)	for all other purposes of the Indenture:

•	any Subsidiary of such Person that at the time of determination has been, or is deemed to have been pursuant to the second to last paragraph of the “Limitation on Designations of Unrestricted Subsidiaries” covenant, designated an Unrestricted Subsidiary, and has not been redesignated a Restricted Subsidiary, in accordance with the “Limitation on Designation of Unrestricted Subsidiaries” covenant; and

•	any Subsidiary of such an Unrestricted Subsidiary.

“U.S. Government Obligations” shall mean securities that are (1) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the payment of which is unconditionally guaranteed as full faith and credit obligation by the United States of America, that, in either case, are not callable or redeemable at the option of the issuer thereof and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligations or a specific payment of interest on or principal of any such U.S. Government Obligations held by such custodian for the account of the holder of a depository receipt; provided, that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt for any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of interest on or principal of the U.S. Government Obligations evidenced by such depository receipt.

“Value” means an amount equal to the greater of the net proceeds of the sale or transfer of the property leased pursuant to a Sale and Leaseback Transaction, or the fair value as determined by the Board of Directors of IMC of the leased property at the time of entering into such Sale and Leaseback Transaction.

“Voting Stock” means, with respect to any Person, Capital Stock of such Person entitling the holders thereof, under ordinary circumstances, to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)	the then outstanding aggregate principal amount of such Indebtedness into

(2)	the sum of the total of the products obtained by multiplying

•	the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by

•	the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment.

Annex B

Marked Description of 10.875% Senior Notes due 2013

To assist you in better appreciating the scope of the Amendments, this Annex B highlights the Amendments to the 2013 Notes with markings indicating the substantive changes from the current terms of that series of Notes. New text provided by the Amendments is underlined and text that would be deleted by the Amendments has been lined through.

This Annex B does not restate the applicable Indenture (as amended by the Amendments) in its entirety. You are urged to read the applicable Indenture, because it, and not this Annex (or the section of this prospectus entitled “Description of the Amended Securities—Description of the High-Yield Notes”) defines your rights as holders of Notes. Copies of the Indenture will be available upon written request to the Information Agent and is an exhibit to the registration statement of which this Annex B forms a part.

Optional Redemption

The Notes are not redeemable at the option of IMC prior to August 1, 2008. On or after August 1, 2008, IMC may redeem all or a part of the Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest on the Notes to be redeemed, if any, to the redemption date, if redeemed during the 12-month period beginning on August 1 in the years indicated below:

Year	Redemption Price
2008	105.438%
2009	103.625%
2010	101.813%
2011 and thereafter	100.000%

IMC may acquire Notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, so long as such acquisition does not otherwise violate the terms of the Indenture.

In the event that fewer than all of the Notes are to be redeemed, the Notes will be selected for redemption by the Trustee, if the Notes are listed on a national securities exchange, in accordance with the rules of such exchange or, if the Notes are not so listed, either pro rata or by lot or such other method as the Trustee deems fair and appropriate.

Repurchase at the Option of Holders upon Change of Control

If a Change of Control occurs, each holder of Notes will have the right to require IMC to purchase all or any part (equal to $1,000 or an integral multiple thereof) of that holder’s Notes pursuant to the offer described below (the “Change of Control Offer”) and the other procedures required by the Indenture. In the Change of Control Offer, IMC will offer a payment (the “Change of Control Payment”) in cash equal to 101% of the aggregate principal amount of the Notes purchased, plus accrued and unpaid interest on such Notes, if any, to the date of purchase (the “Change of Control Payment Date”). Within 30 days following any Change of Control, IMC will mail a notice to each holder describing the transaction(s) that constitute the Change of Control and offering to purchase Notes on the Change of Control Payment Date specified in such notice, pursuant to the procedures required by the Indenture and described in such notice. IMC will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable to the purchase of the Notes as a result of a Change of Control.

On the Change of Control Payment Date, IMC will, to the extent lawful:

•	accept for payment all Notes or portions of Notes properly tendered in the Change of Control Offer;

•	deposit with the paying agent an amount equal to the Change of Control Payment for all Notes or portions of Notes tendered; and

•	deliver or cause to be delivered to the Trustee the Notes so accepted together with an officers’ certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by IMC.

The paying agent will promptly mail to each holder of Notes tendered the Change of Control Payment for them, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any. Each such new Note will be in a principal amount of $1,000 or an integral multiple of $1,000.

Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders of Notes to require that IMC purchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

IMC will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by IMC and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

Notwithstanding the foregoing, IMC will not be required to make a Change of Control Offer, as provided above, if, in connection with or in contemplation of any Change of Control, it has made an offer to purchase (an “Alternate Offer”) any and all Notes validly tendered at a cash price equal to or higher than the Change of Control Payment and has purchased all Notes properly tendered in accordance with the terms of such Alternate Offer.

The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the assets of IMC and its Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require IMC to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of IMC and its Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.

This covenant will not apply after the Fall-Away Event.

Selection and Notice

If less than all of the Notes are to be redeemed at any time, the Trustee will select Notes for redemption as follows:

•	if the Notes are listed, in compliance with the requirements of the principal national securities exchange on which the Notes are listed; or

•	if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate.

No Notes of $1,000 or less will be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Fall-Away Event

After the Fall-Away Event, the provisions of the Indenture described under “—Repurchase at the Option of Holders upon Change of Control” and “—Certain Covenants Before Fall-Away Event” will not apply. The provisions of the Indenture described under “—Certain Covenants Before and After Fall-Away Event” will apply at all times so long as any Notes remain outstanding. In addition, the Note Guarantee of each ~~Restricted Subsidiary~~Guarantor will be automatically and unconditionally released and discharged upon the occurrence of the Fall-Away Event, but only if such ~~Restricted~~ Subsidiary Guarantor or Affiliate Guarantor, as the case may be, (x) is released from all of its guarantees of IMC’s obligations~~, including its Credit Agreement Guarantee~~ (other than as a result of payment under any such guarantee) and (y) is not otherwise, in the case of a Subsidiary Guarantor, an obligor under the Credit Agreement or, in the case of an Affiliate Guarantor, a guarantor under the Credit Agreement.

The “Fall-Away Event” shall be deemed to have occurred when:

(1)	the Notes have Investment Grade Ratings from both Rating Agencies;

(2)	no Default has occurred and is continuing; and

(3)	IMC has delivered an officers’ certificate to the Trustee certifying that the conditions set forth in clauses (1) and (2) above are satisfied.

Certain Covenants Before Fall-Away Event

Set forth below are summaries of certain covenants contained in the Indenture that will apply before the Fall-Away Event occurs.

Limitation on Incurrence of Additional Indebtedness.    IMC will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, incur any Indebtedness other than Permitted Indebtedness; provided, however, that if no Default has occurred and is continuing at the time of or would occur as a consequence of the incurrence of any such Indebtedness, IMC or any Subsidiary Guarantor may incur Indebtedness (including Acquired Indebtedness), and Restricted Subsidiaries which are not Guarantors may incur Acquired Indebtedness, in each case if, after giving effect to the incurrence thereof, the Consolidated Fixed Charge Coverage Ratio of IMC is at least 2.0 to 1.0 (the “Coverage Ratio Exception”).

IMC will not, directly or indirectly, in any event incur any Indebtedness that purports to be by its terms (or by the terms of any agreement governing such Indebtedness) subordinated to any other Indebtedness of IMC unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) subordinated to the Notes to the same extent and in the same manner as such Indebtedness is subordinated to such other Indebtedness of IMC.

No Subsidiary Guarantor will, directly or indirectly, in any event incur any Indebtedness that purports to be by its terms (or by the terms of any agreement governing such Indebtedness) subordinated to any other Indebtedness of such Subsidiary Guarantor unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) subordinated to the Note Guarantee of such Subsidiary Guarantor to the same extent and in the same manner as such Indebtedness is subordinated to such other Indebtedness of such Subsidiary Guarantor.

Notwithstanding any other provision in this covenant, the maximum amount of Indebtedness that IMC or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded as a result of fluctuations in the exchange rates of currencies. For purposes of determining compliance with this covenant:

(a) the outstanding principal amount of any particular Indebtedness shall be counted only once and any obligation arising under any guarantee, Lien, letter of credit or similar instrument supporting such Indebtedness shall be disregarded; and

(b) in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (3) through (19) of the definition of Permitted Indebtedness or is entitled to be incurred pursuant to the Coverage Ratio Exception, IMC shall, in its sole discretion, classify such item of Indebtedness in any manner that complies with this covenant (provided that all outstanding Indebtedness under the Credit Agreement on May 17, 2001 shall be deemed to have been incurred pursuant to clause (3) of the definition of Permitted Indebtedness) and may later reclassify such item into any one or more of the categories of Permitted Indebtedness described in clauses (3) through (19) of the definition of Permitted Indebtedness (provided that at the time of reclassification it meets the criteria in such category or categories).

This covenant will not apply after the Fall-Away Event.

Limitation on Restricted Payments.    IMC will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, make any Restricted Payment if at the time of such Restricted Payment or immediately after giving effect thereto,

(A) a Default has occurred and is continuing;

(B) IMC is not able to incur at least $1.00 of additional Indebtedness pursuant to the Coverage Ratio Exception; or

(C) the aggregate amount of Restricted Payments made after May 17, 2001, including the fair market value as reasonably determined in good faith by the Board of Directors or a senior officer of IMC of non-cash amounts constituting Restricted Payments, shall exceed the sum of, without duplication,

(1)	50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of IMC from the beginning of the fiscal quarter in which May 17, 2001 occurred through the last day of the most recently ended fiscal quarter for which internal financial statements are available at the time of the Restricted Payment (treating such period as a single accounting period); plus

(2)	100% of the aggregate net cash proceeds received by IMC from any Person (other than a Subsidiary of IMC) from the issuance and sale subsequent to May 17, 2001 of

Qualified Capital Stock of IMC or from a contribution to its common equity capital (other than of the type set forth in clause (7) of the next succeeding paragraph); plus

(3)	the amount by which Indebtedness of IMC or any of its Restricted Subsidiaries incurred after May 17, 2001 is reduced on IMC’s consolidated balance sheet upon the conversion or exchange (other than by a Subsidiary of IMC) of such Indebtedness into Qualified Capital Stock plus the net proceeds (including the fair market value of assets other than cash) received by IMC from the issuance and sale of convertible or exchangeable Disqualified Capital Stock that has been converted into or exchanged for Qualified Capital Stock (other than Disqualified Capital Stock sold to a Subsidiary of IMC), in each case, less the amount of any cash, or the fair market value of any other assets, distributed by IMC or any of its Restricted Subsidiaries upon such conversion or exchange; plus

(4)	to the extent not otherwise included in the calculation of Consolidated Net Income for purposes of clause (1) above, 100% of the aggregate net proceeds (including the fair market value of assets other than cash) received by IMC or any of its Restricted Subsidiaries upon the sale or other disposition of any Investment made by IMC and its Restricted Subsidiaries since May 17, 2001; provided, however, that the foregoing sum shall not exceed, in the case of any investee, the aggregate amount of Investments previously made (and treated as a Restricted Payment) by IMC or any of its Restricted Subsidiaries in such investee subsequent to May 17, 2001; plus

(5)	to the extent not otherwise included in the calculation of Consolidated Net Income for purposes of clause (1) above, an amount equal to the sum of (x) the net reduction in Investments in Unrestricted Subsidiaries of IMC resulting from dividends, repayments of loans or advances or other transfers of assets, in each case to IMC or any of its Restricted Subsidiaries from Unrestricted Subsidiaries of IMC, and (y) the fair market value of the net assets of an Unrestricted Subsidiary of IMC at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary multiplied by IMC’s proportionate interest in such Subsidiary; provided, however, that the foregoing sum shall not exceed, in the case of any Unrestricted Subsidiary, the aggregate amount of Investments previously made (and treated as a Restricted Payment) by IMC or any of its Restricted Subsidiaries in such Unrestricted Subsidiary subsequent to May 17, 2001.

Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph do not prohibit:

(1)	the payment of any dividend within 90 days after the date of declaration of such dividend if the dividend would have been permitted on the date of declaration;

(2)	the acquisition of any Capital Stock of IMC, either (A) solely in exchange for Qualified Capital Stock of IMC or (B) if no Default has occurred and is continuing, through the application of the net proceeds of a substantially concurrent issuance and sale for cash (other than to a Subsidiary of IMC) of Qualified Capital Stock of IMC;

(3)	the acquisition of any Indebtedness of IMC or any Subsidiary Guarantor that is subordinate or junior in right of payment to the Notes or the Note Guarantee of such Subsidiary Guarantor, as the case may be, either (A) solely in exchange for Qualified Capital Stock of IMC or Refinancing Indebtedness in respect of such Indebtedness, or (B) if no Default has occurred and is continuing, through the application of net proceeds of a substantially concurrent sale or incurrence for cash (other than to a Subsidiary of IMC) of (x) Qualified Capital Stock of IMC or (y) Refinancing Indebtedness in respect of such Indebtedness;

(4)	if no Default has occurred and is continuing or would occur as a consequence thereof, the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Capital Stock) issued on or after May 17, 2001; provided that, at the time of such issuance, IMC, after giving effect to such issuance on a pro forma basis, would be able to incur at least $1.00 of additional Indebtedness pursuant to the Coverage Ratio Exception;

(5)	Restricted Payments by IMC and/or its Restricted Subsidiaries, on the one hand, to an Affiliate Guarantor, on the other, to fund or otherwise support ordinary course of business operations of the Affiliate Guarantors (including without limitation working capital requirements of the Affiliate Guarantors but excluding (x) the funding of any Mosaic Restricted Dividend, (y) the funding of an Investment by such Affiliate Guarantors in Subsidiaries of Mosaic that are not Affiliate Guarantors unless such Investment would be permitted to be made by IMC and/or its Restricted Subsidiaries pursuant to clause (6) below and (z) the funding of a payment or contribution to IMC or its Restricted Subsidiaries of the type set forth in clause (7) below);

(6)	(a) intercompany loans made by IMC and/or its Restricted Subsidiaries, on the one hand, to Subsidiaries of Mosaic that are not Affiliate Guarantors, on the other, to fund or otherwise support ordinary course of business operations of such Subsidiaries (including without limitation working capital requirements of such Subsidiaries but excluding (x) the funding of any Mosaic Restricted Dividend and (y) the funding of a payment or contribution to IMC or its Restricted Subsidiaries of the type set forth in clause (7) below) and (b) intercompany loans in an aggregate amount not to exceed $200.0 million at any time outstanding made by IMC and/or its Restricted Subsidiaries, on the one hand, to Mosaic and/or any of its Subsidiaries, on the other, to fund or otherwise support non-ordinary course of business transactions (including without limitation acquisitions and capital expenditures by Mosaic or its Subsidiaries but excluding (x) the funding of any Mosaic Restricted Dividend and (y) the funding of a payment or contribution to IMC or its Restricted Subsidiaries of the type set forth in clause (7) below), provided that in the case of any intercompany loan or series of related intercompany loans set forth in this clause (6) which in the aggregate exceed $5.0 million, the terms of such loans shall be no less favorable to IMC and its Restricted Subsidiaries, taken as a whole, as would be available to IMC and its Restricted Subsidiaries were it making such loans to a non-Affiliate at fair market value, as reasonably determined in good faith by the Board of Directors or a senior officer of IMC;

(7)	Restricted Payments made substantially concurrently with or promptly following the receipt by IMC and/or its Restricted Subsidiaries of, and in an aggregate amount not exceeding the amount of, (i) any cash contribution from Mosaic and/or any of its Subsidiaries (other than IMC and/or its Restricted Subsidiaries), and/or (ii) any cash distribution (a) from any of Mosaic’s Subsidiaries (other than IMC and/or its Restricted Subsidiaries) and/or (b) from or in respect of any other Investment permitted by this clause (7), and/or (iii) any cash payment in whole or in part of any principal, interest or other amounts in respect of Indebtedness that is an Investment permitted by this clause (7);

(8)	~~(5)~~ repurchases of Capital Stock deemed to occur upon the exercise of stock options if such Capital Stock represents a portion of the exercise price thereof and repurchases of Capital Stock deemed to occur upon the withholding of a portion of the Capital Stock granted or awarded to an employee to pay for the taxes payable by such employee upon such grant or award; and

(9)	~~(6)~~ additional Restricted Payments in an aggregate amount not to exceed $60.0 million since ~~May 17, 2001.~~the Operative Date.

Issuances of Capital Stock or equity contributions pursuant to any clause in this paragraph shall not increase the amount available for Restricted Payments under clause (C) of the immediately preceding paragraph.

Not later than the date of making any Restricted Payment pursuant to clause (C) of the second preceding paragraph, IMC shall deliver to the Trustee an officers’ certificate stating that such Restricted Payment complies with the Indenture and setting forth in reasonable detail the basis upon which the required calculations were computed.

This covenant will not apply after the Fall-Away Event.

Limitation on Asset Sales.    IMC will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)	IMC or the applicable Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets that are sold or otherwise disposed of, as reasonably determined in good faith by the Board of Directors or a senior officer of IMC; and

(2)	at least 75% of the consideration received by IMC or the applicable Restricted Subsidiary from the Asset Sale is in the form of cash or Cash Equivalents; provided that in the case of the sale of all of the IMC Salt Business Unit, in the alternative, up to 35% of the consideration received by IMC or the applicable Restricted Subsidiary in the sale may be in the form of Capital Stock of the Person that will hold the IMC Salt Business Unit and Ogden following the Asset Sale if the remainder is in the form of cash or Cash Equivalents; provided, further, that the requirement in this clause (2) shall not apply in the case of the sale of all or any part of the IMC Chemicals Business Unit.

For the purposes of clause (2) above, the amount of any Indebtedness shown on the most recent applicable balance sheet of IMC or the applicable Restricted Subsidiary, other than Indebtedness that is by its terms subordinated to the Notes or any Note Guarantee, that is assumed by the transferee of any such assets will be deemed to be cash.

Additionally, IMC or such Restricted Subsidiary, as the case may be, must apply the Net Cash Proceeds from each Asset Sale to:

(i) repay Indebtedness under the Credit Agreement;

(ii) repay (including by purchase) secured obligations;

(iii) repay (including by purchase) any Indebtedness of any Restricted Subsidiary that is not a Guarantor; and/or

(iv) make an investment in or expenditures for assets (including Capital Stock of any entity) that replace the assets that were the subject of the Asset Sale or in assets (including Capital Stock of any entity) that will be used in the business of IMC and its Subsidiaries as existing on May 17, 2001 or in businesses reasonably related thereto (“Replacement Assets”)~~; and/or~~.

~~(v) in the case of Net Cash Proceeds from the sale of the IMC Chemicals Business Unit and/or the IMC Salt Business Unit only, repay (including by purchase) IMC’s outstanding 6.55% notes due 2005 and/or 7.625% senior notes due 2005, or place into escrow funds that will be used solely to repay such notes.~~

Any Net Cash Proceeds that IMC does not apply, or decides not to apply, in accordance with the preceding paragraph will constitute a “Net Proceeds Offer Amount.” The 366th day after an Asset

Sale or any earlier date on which the Board of Directors of IMC determines not to apply the Net Cash Proceeds in accordance with the preceding paragraph is a “Net Proceeds Offer Trigger Date.” When the aggregate Net Proceeds Offer Amount is equal to or exceeds $25.0 million, IMC must make an offer to purchase (the “Net Proceeds Offer”) on a date that is not less than 30 days nor more than 45 days following the applicable Net Proceeds Offer Trigger Date, from

•	all holders of Notes and

•	all holders of other Indebtedness (“Other Indebtedness”) that

–	is not, by its terms, expressly subordinated in right of payment to the Notes and

–	contains provisions requiring that an offer to purchase such Other Indebtedness be made with the proceeds from the Asset Sale,

on a pro rata basis, the maximum principal amount of Notes and Other Indebtedness that may be purchased with the Net Proceeds Offer Amount. The offer price for Notes in any Net Proceeds Offer will be equal to 100% of the principal amount of the Notes to be purchased, plus any accrued and unpaid interest on such Notes, if any, to the date of purchase.

The following events will be deemed to constitute an Asset Sale and the Net Cash Proceeds for such Asset Sale must be applied in accordance with this covenant:

•	in the event any non-cash consideration received by IMC or any Restricted Subsidiary of IMC in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), or

•	in the event of the transfer of substantially all, but not all, of the assets of IMC and its Restricted Subsidiaries as an entirety to a Person in a transaction permitted under the “Merger, Consolidation and Sale of Assets” covenant, and as a result thereof IMC is no longer an obligor on the Notes, the successor corporation shall be deemed to have sold the assets of IMC and its Restricted Subsidiaries not so transferred for purposes of this covenant, and shall comply with the provisions of this covenant with respect to such deemed sale as if it were an Asset Sale. In addition, the fair market value of such assets of IMC or its Restricted Subsidiaries deemed to be sold shall be deemed to be Net Cash Proceeds for purposes of this covenant.

Notwithstanding the provisions described in the immediately preceding paragraphs, IMC and its Restricted Subsidiaries may consummate an Asset Sale without complying with such provisions to the extent that

•	at least 75% of the consideration for such Asset Sale constitutes Replacement Assets; and

•	such Asset Sale is for fair market value.

Any cash consideration that does not constitute Replacement Assets that is received by IMC or any of its Restricted Subsidiaries in connection with any Asset Sale permitted under this paragraph will constitute Net Cash Proceeds and will be subject to the provisions described in the preceding paragraphs.

Each Net Proceeds Offer will be mailed to the record holders as shown on the register of holders within 30 days following the Net Proceeds Offer Trigger Date, with a copy to the Trustee, and shall comply with the procedures set forth in the Indenture. Upon receiving notice of the Net Proceeds Offer, holders may elect to tender their Notes in whole or in part in integral multiples of $1,000, as the case may be, in exchange for cash. To the extent holders properly tender Notes and Other Indebtedness in an amount exceeding the Net Proceeds Offer Amount, Notes and Other Indebtedness of tendering holders will be purchased on a pro rata basis (based on amounts tendered). A Net Proceeds Offer shall remain open for a period of 20 business days or such longer period as may be required by law.

IMC will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Limitation on Asset Sales” covenant, IMC shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the “Limitation on Asset Sales” provisions of the Indenture by virtue thereof.

This covenant will not apply after the Fall-Away Event.

Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries.    IMC will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary of IMC to:

•	pay dividends or make any other distributions on or in respect of its Capital Stock to IMC or any of its Restricted Subsidiaries;

•	make loans or advances or pay any Indebtedness or other obligations owed to IMC or any of its Restricted Subsidiaries; or

•	transfer any of its assets to IMC or any of its Restricted Subsidiaries,

except for such encumbrances or restrictions existing under or by reason of:

(1)	applicable laws, rules and regulations;

(2)	any provision contained in the Indenture;

(3)	customary provisions of any contract or lease (other than a capital lease or a lease in a sale and leaseback transaction) governing a leasehold interest of IMC or any of its Restricted Subsidiaries;

(4)	any agreements existing at the time of acquisition of any Person or the assets of the Person so acquired (including agreements governing Acquired Indebtedness), which encumbrance or restriction is not applicable to any Person, or the assets of any Person, other than the Person or the assets or Capital Stock of the Person so acquired;

(5)	agreements existing on May 17, 2001 to the extent and in the manner such agreements are in effect on such date;

(6)	restrictions imposed by any agreement to sell assets permitted under the Indenture relating to such assets pending the closing of such sale;

(7)	Indebtedness or other contractual requirements of a Securitization Entity in connection with a Qualified Securitization Transaction; provided that such restrictions apply only to such Securitization Entity;

(8)	Liens incurred in accordance with the “Limitations on Liens and Sale and Leaseback Transactions” covenant;

(9)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(10)	the Credit Agreement as in effect on May 17, 2001;

(11)	any restriction under an agreement governing Indebtedness of a Foreign Subsidiary incurred in compliance with the “Limitation on Incurrence of Additional Indebtedness” covenant;

(12)	customary restrictions in Capitalized Lease Obligations, security agreements or mortgages securing Indebtedness of IMC or any of its Restricted Subsidiaries to the extent such restrictions restrict the transfer of the property subject to such Capitalized Lease Obligations, security agreements or mortgages;

(13)	customary provisions in joint venture agreements and other similar agreements, in each case, relating solely to the respective joint venture or similar entity or the equity interests therein; provided that this clause (13) shall not affect the limitation in clause (5) of the definition of “Permitted Investments”;

(14)	contracts entered into in the ordinary course of business, not relating to Indebtedness, and that do not, individually or in the aggregate, detract from the value of assets of IMC or any of its Restricted Subsidiaries in any manner material to IMC or any of its Restricted Subsidiaries;

(15)	purchase money obligations for property acquired in the ordinary course of business that impose encumbrances or restrictions on the ability of any Restricted Subsidiary of IMC to transfer the property so acquired to IMC or any of its other Restricted Subsidiaries; and

(16)	an agreement governing Indebtedness incurred to Refinance the Indebtedness incurred pursuant to an agreement referred to in clause (2), (4), (5), (10) or (15) above; provided, however, that the provisions relating to such encumbrance or restriction contained in any such Refinancing Indebtedness are not materially less favorable to the holders of Notes in the aggregate as reasonably determined by the Board of Directors or a senior officer of IMC in their good faith judgment than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clause (2), (4), (5), (10) or (15).

The encumbrances and restrictions existing as of the date hereof under the Credit Agreement are described under “Description of Certain Other Indebtedness” and in IMC’s Annual Report on Form 10-K, as amended by Amendment No. 1 on Form 10-K/A, for the year ended December 31, 2003 under Note 11 to IMC’s consolidated financial statements.

In addition, IMC will use its commercially reasonable efforts, consistent with its contractual obligations and fiduciary duties to its joint ventures, not to permit any of its joint ventures that are not Restricted Subsidiaries of IMC (excluding any joint ventures of Mosaic or its Subsidiaries (other than IMC and its Subsidiaries) existing as of the Operative Date that on or after the Operative Date become joint ventures of IMC in accordance with the provisions of the Indenture (to the extent the restrictions set forth below exist on the Operative Date)) to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any restriction on the ability of such joint venture to:

•	pay dividends or make any other distributions to IMC or any of its Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits;

•	make loans or advances or pay any Indebtedness owed to IMC or any of its Restricted Subsidiaries; or

•	transfer any of its assets to IMC or any of its Restricted Subsidiaries,

except for those restrictions existing under or by reason of:

(1)	such joint venture’s joint venture agreement or its credit facility, or

(2)	the restrictions described in clauses (1) through (16), as applicable, of the first sentence of this covenant (assuming that references therein to Restricted Subsidiary were references to such joint venture).

This covenant will not apply after the Fall-Away Event.

Limitation on Transactions with Affiliates.    IMC will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions with, or for the benefit of, any of its Affiliates (each, an “Affiliate Transaction”), other than

•	Affiliate Transactions described in the last paragraph of this covenant; and

•	Affiliate Transactions on terms that are no less favorable to IMC or the relevant Restricted Subsidiary than those terms that would reasonably have been obtained at that time in a comparable transaction by IMC or the relevant Restricted Subsidiary and an unrelated Person.

The Board of Directors or a senior officer of IMC must approve each Affiliate Transaction that involves aggregate payments or other assets with a fair market value in excess of $15.0 million. This approval must be evidenced by a board resolution that states that such board has determined that the transaction complies with the foregoing provisions.

If IMC or any Restricted Subsidiary of IMC enters into an Affiliate Transaction that involves aggregate payments or other assets with a fair market value in excess of $30.0 million, then prior to the consummation of that Affiliate Transaction, IMC must obtain a favorable opinion from an Independent Financial Advisor as to the fairness of that Affiliate Transaction to the holders of Notes from a financial point of view, and deliver that opinion to the Trustee.

The restrictions described in the preceding paragraphs of this covenant do not apply to:

•	reasonable fees and compensation paid to and indemnity provided on behalf of officers, directors, employees or consultants of IMC or any of its Restricted Subsidiaries as reasonably determined in good faith by the Board of Directors or a senior ~~management~~officer of IMC;

•	transactions exclusively between or among IMC and any of its Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries, provided such transactions are not otherwise prohibited by any provision contained in the Indenture;

•	any agreement in effect on May 17, 2001 as in effect on such date or as thereafter amended in a manner not materially less favorable to the holders of Notes in the aggregate;

•	transactions between IMC and/or its Restricted Subsidiaries, on the one hand, and the Affiliate Guarantors, on the other, in the ordinary course of business and otherwise in compliance with the terms of the Indenture;

•	(a) transactions between IMC and/or its Restricted Subsidiaries, on the one hand, and Subsidiaries of Mosaic that are not Affiliate Guarantors, on the other, in the ordinary course of business and (b) transactions of the type set forth in clause (6) or (7) of the second paragraph of the “Limitation on Restricted Payments” covenant; provided that in the case of any such transaction or series of related transactions of the type set forth in (a) or (b) that involves aggregate payments or other assets with a fair market value in excess of $5.0 million, the terms of such transactions, taken as a whole, are fair to IMC and its Restricted Subsidiaries, taken as a whole, or are on terms no less favorable to IMC and its Restricted Subsidiaries, taken as a whole, than the terms which reasonably would have been obtained from an unrelated party, in each case, as is reasonably determined in good faith by the Board of Directors or a senior officer of IMC;

•	a Phosphates Combination Transaction;

•	the issuance of a guarantee by IMC and/or any of its Restricted Subsidiaries with respect to any Indebtedness of any Affiliate Guarantor, to the extent permitted by the “Limitation on Incurrence of Additional Indebtedness” covenant;

•	Permitted Investments and Restricted Payments made in compliance with the “Limitation on Restricted Payments” covenant; ~~and~~

•	transactions between any of IMC or any of its Subsidiaries and any Securitization Entity in connection with a Qualified Securitization Transaction, in each case provided that such transactions are not otherwise prohibited by the Indenture~~.~~; and

•	any transaction of the type set forth in clause (7) or (8) of the definition of “Asset Sale.”

This covenant will not apply after the Fall-Away Event.

Limitation on Designations of Unrestricted Subsidiaries.    The Board of Directors of IMC may designate (a “Designation”) any Restricted Subsidiary of IMC (including any newly acquired or newly formed Subsidiary of IMC) to be an Unrestricted Subsidiary of IMC, so long as such Designation would not cause a Default.

For purposes of making the determination of whether such Designation would cause a Default, the portion of the fair market value of the net assets of any Subsidiary of IMC at the time that such Subsidiary is designated an Unrestricted Subsidiary that is represented by the interest of IMC and its Restricted Subsidiaries (excluding Permitted Investments) in such Subsidiary, in each case as determined in good faith by the Board of Directors of IMC, shall be deemed to be a Restricted Payment. Such Designation will only be permitted if such Restricted Payment would be permitted at such time.

The Board of Directors of IMC may revoke any Designation of a Subsidiary of IMC as an Unrestricted Subsidiary (a “Revocation”); provided that:

(a) no Default has occurred and is continuing at the time of or after giving effect to such Revocation; and

(b) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately after such Revocation would, if incurred at such time, have been permitted to be incurred (and shall be deemed to have been incurred) for all purposes of the Indenture.

Any such Designation or Revocation by the Board of Directors of IMC ~~after the Issue Date~~ shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors of IMC giving effect to such Designation or Revocation and an officers’ certificate certifying that such Designation or Revocation complied with the foregoing provisions.

Notwithstanding the foregoing, (a) upon consummation of a Phosphates Combination Transaction, the Phosphates Entities, and (b) upon consummation of a Restricted Payment solely (other than a de minimis contribution of capital) of the type set forth in clause (7) of the second paragraph of the “Limitation on Restricted Payments” covenant which results in a Person that is not a Subsidiary of IMC becoming a direct or indirect Subsidiary of IMC, such Person, shall be deemed to be designated as an Unrestricted Subsidiary of IMC without compliance by IMC with the provisions of this “Limitation on Designations of Unrestricted Subsidiaries” covenant.

This covenant will not apply after the Fall-Away Event.

Conduct of Business.    IMC and its Restricted Subsidiaries (other than a Securitization Entity) will not engage in any businesses that are not the same, similar, related or ancillary to the businesses in which IMC and its Restricted Subsidiaries are engaged on May 17, 2001, except to the extent that after engaging in any new business, IMC and its Restricted Subsidiaries, taken as a whole, remain substantially engaged in similar lines of business as are conducted by them on May 17, 2001.

This covenant will not apply after the Fall-Away Event.

Certain Covenants Before and After Fall-Away Event

Set forth below are summaries of certain covenants contained in the Indenture that will apply at all times so long as any Notes remain outstanding.

Limitations on Liens and Sale and Leaseback Transactions.    (a) IMC will not, and will not permit any of its Restricted Subsidiaries to, incur any Liens of any kind other than Permitted Liens upon any Principal Property or any shares of stock or debt of any Restricted Subsidiary owned as of May 17, 2001 or thereafter acquired, unless all payments due under the Notes are secured on an equal and ratable basis with the obligation so secured until such time as such obligation is no longer secured by a Lien.

(b) IMC will not, and will not permit any of its Restricted Subsidiaries to, enter into any arrangement with any Person providing for the leasing by IMC or any Restricted Subsidiary of any Principal Property, except for temporary leases for a term, including any renewal, of not more than five years and except for leases between IMC and a Restricted Subsidiary or between Restricted Subsidiaries, which Principal Property has been or is to be sold or transferred by IMC or such Restricted Subsidiary to such Person (hereinafter, a “Sale and Leaseback Transaction”), unless either

•	IMC or such Restricted Subsidiary would be entitled, in accordance with clause (a) (other than by operation of clause (c)), to incur Indebtedness secured by a Lien on such property without equally and ratably securing the Notes or

•	IMC within 180 days after the effective date of the Sale and Leaseback Transaction applies an amount equal to the Value of such transaction to the voluntary retirement of its Funded Debt.

(c) Notwithstanding clauses (a) and (b), IMC and its Restricted Subsidiaries may incur Indebtedness which would otherwise be subject to the limitation of clause (a) without securing the Notes, or enter into a Sale and Leaseback Transaction which would otherwise be subject to the limitation of clause (b) without retiring Funded Debt, or enter into a combination of such transactions, if the sum of

•	the principal amount of all such Indebtedness incurred after August 1, 1998 and which would otherwise be or have been prohibited by the limitations of clauses (a) and (b), plus

•	the aggregate Value of all such Sale and Leaseback Transactions after August 1, 1998 does not at any such time exceed 10% of the consolidated total assets of IMC and its consolidated Subsidiaries as shown on the most recent audited consolidated balance sheet contained in the latest annual report to the stockholders of IMC.

Limitation on Guarantees by Restricted Subsidiaries.    IMC will not cause or permit any of its Restricted Subsidiaries, directly or indirectly, to guarantee any Indebtedness of IMC (“Guaranteed Indebtedness”), unless such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture pursuant to which such Restricted Subsidiary guarantees, jointly and severally with all other Guarantors, on the same basis as such Guaranteed Indebtedness is guaranteed, all of IMC’s obligations with respect to the Notes. If the Guaranteed Indebtedness is (x) pari passu with the Notes, then the guarantee of such Guaranteed Indebtedness shall be pari passu with, or subordinated to, the Note Guarantee or (y) subordinated to the Notes, then the guarantee of such Guaranteed Indebtedness shall be subordinated to the Note Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated to the Notes. IMC shall deliver to the Trustee an opinion of counsel that such supplemental indenture has been duly authorized, executed and delivered by such Restricted Subsidiary and, subject to customary exceptions, constitutes a valid and legally binding and enforceable obligation of such Restricted Subsidiary.

Reports to Holders.    ~~Whether~~Subject to the last paragraph of this covenant, whether or not required by the SEC, so long as any Notes are outstanding, IMC will furnish to the holders of Notes, within the time periods specified in the SEC’s rules and regulations, and make available to securities analysts and potential investors upon request:

•	all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if ~~IMC~~Mosaic were required to file such forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by ~~IMC~~Mosaic’s independent registered public accounting firm; and

•	all current reports that would be required to be filed with the SEC on Form 8-K if ~~IMC~~Mosaic were required to file such reports.

In addition, whether or not required by the SEC, IMC will file a copy of all the information and reports referred to above with the SEC for public availability within the time periods specified in the SEC’s rules and regulations (unless the SEC will not accept such a filing) and make such information available to security analysts and prospective investors upon request after such filing.

~~If IMC has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of IMC and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of IMC.~~

After such time as Mosaic is released from its Note Guarantee pursuant to clause (v) of the third paragraph under “Description of The Amended Securities—Description of High-Yield Notes—Note Guarantees,” the information and reports to be furnished and filed pursuant to the preceding two paragraphs shall be information and reports with respect to IMC and there shall be no requirement to furnish or file any such information or reports with respect to Mosaic.

Merger, Consolidation and Sale of Assets.    (a) IMC will not, directly or indirectly, consolidate or merge with or into another Person (whether or not IMC is the surviving Person), or sell, assign, lease, transfer, convey or otherwise dispose of all or substantially all of IMC’s assets (determined on a consolidated basis for IMC and its Restricted Subsidiaries), in one or more related transactions, to another Person, unless:

(1)	either:

•	IMC is the surviving Person or

•	the Person (the “Surviving Person”) formed by or surviving any such consolidation or merger (if other than IMC) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation or limited liability company organized or existing under the laws of the United States, any state thereof or the District of Columbia and expressly assumes all of the obligations of IMC under~~:~~ (i) the Notes and the Indenture pursuant to a supplemental indenture reasonably satisfactory to the Trustee and (ii) the Exchange and Registration Rights Agreement pursuant to a joinder agreement thereto;

(2)	immediately after such transaction no Default exists (including, without limitation, after giving effect to any Indebtedness incurred or Liens incurred or granted in connection with such transaction); and

(3)	IMC or the Surviving Person, as the case may be:

•	will have a Consolidated Net Worth immediately after the transaction equal to at least 90% of the Consolidated Net Worth of IMC immediately preceding the transaction; and

•	will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Coverage Ratio Exception;

provided that this clause (3) shall not apply after the Fall-Away Event.

(b) IMC will not cause or permit any Subsidiary Guarantor, directly or indirectly, to consolidate or merge with or into another Person (whether or not such Subsidiary Guarantor is the surviving Person) unless:

(1)	either:

•	such Subsidiary Guarantor is the surviving Person or

•	the Person formed by or surviving any such consolidation or merger (if other than such Subsidiary Guarantor) expressly assumes all of the obligations of such Subsidiary Guarantor under (i) its Note Guarantee and the Indenture pursuant to a supplemental indenture reasonably satisfactory to the Trustee and (ii) the Exchange and Registration Rights Agreement pursuant to a joinder agreement thereto; and

(2)	immediately after such transaction no Default exists (including, without limitation, after giving effect to any Indebtedness incurred or Liens incurred or granted in connection with such transaction).

The requirements of this clause (b) shall not apply to (x) a consolidation or merger of any Subsidiary Guarantor with or into IMC or any other Subsidiary Guarantor so long as IMC or a Subsidiary Guarantor survives the consolidation or merger or (y) the sale by consolidation or merger of such Subsidiary Guarantor, which sale, if prior to the Fall-Away Event, is covered by and complies with the “Limitation on Asset Sales” covenant.

(c) IMC will deliver to the Trustee prior to the consummation of each proposed transaction an officers’ certificate that the conditions set forth above are satisfied and an opinion of counsel that the proposed transaction and the supplemental indenture, if any, comply with the Indenture.

Notwithstanding the foregoing, for purposes of this “Merger, Consolidation and Sale of Assets” covenant, any sale, assignment, lease, transfer, conveyance or other disposition of all or any portion of the assets or Capital Stock comprising the IMC Phosphates Business pursuant to a Phosphates Combination Transaction shall not be deemed to be a sale, assignment, lease, transfer, conveyance or other disposition of all or substantially all of IMC’s assets.

Events of Default

“Event of Default” is defined for all purposes of the Indenture and with respect to the Notes as any one of the following events (whatever the reason for such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(1)	IMC defaults in the payment of any installment of interest on any Note when and as the same becomes due and payable and such failure continues for a period of 30 days;

(2)	IMC defaults in the payment of the principal of any Note when and as the same becomes due and payable at maturity, upon redemption or otherwise;

(3)	IMC fails to perform or observe any of its ~~other~~ covenants, conditions or agreements in the Indenture or in the Notes (other than a covenant, condition or agreement a default in whose performance or whose breach is elsewhere in this section specifically dealt with), and such failure continues for a period of 60 days after the date on which written notice of such Default has been given to IMC by the Trustee or to IMC and to the Trustee by the holders of not less than 25% of the principal amount of the Notes then outstanding under the Indenture;

(4)	IMC or any of its Subsidiaries defaults under any agreement governing its Indebtedness (other than Notes), if that default:

•	is caused by the failure to pay at final maturity the principal amount of such Indebtedness after giving effect to any applicable grace periods; or

•	results in the acceleration of the final stated maturity of such Indebtedness (including upon any event of the type described in clause (6) or (7) below);

and in each case, the aggregate principal amount of such Indebtedness unpaid or accelerated equals or exceeds $25.0 million and has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such final maturity or acceleration;

(5)	IMC or any of its Restricted Subsidiaries fails to pay or otherwise cause to be discharged or stayed one or more judgments in an aggregate amount exceeding $25.0 million, which are not covered by indemnities or third party insurance as to which the Person giving such indemnity or such insurer has not disclaimed coverage, for a period of 60 days after such judgments become final and non-appealable;

(6)	a court having jurisdiction in the premises enters (x) a decree or order for relief in respect of IMC, Mosaic, Mosaic Fertilizer, Mosaic Crop Nutrition or any of ~~its~~their respective Significant Subsidiaries in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or (y) a decree or order adjudging IMC, Mosaic, Mosaic Fertilizer, Mosaic Crop Nutrition or any of ~~its~~their respective Significant Subsidiaries a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of IMC, Mosaic, Mosaic Fertilizer, Mosaic Crop Nutrition or any of ~~its~~their respective Significant Subsidiaries under any applicable federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of IMC, Mosaic, Mosaic Fertilizer, Mosaic Crop Nutrition or any of ~~its~~their respective Significant Subsidiaries or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period 90 consecutive days;

(7) •	IMC, Mosaic, Mosaic Fertilizer, Mosaic Crop Nutrition or any of ~~its~~their respective Significant Subsidiaries commences a voluntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or any other case or proceeding to be adjudicated a bankrupt or insolvent; or

•	IMC, Mosaic, Mosaic Fertilizer, Mosaic Crop Nutrition or any of ~~its~~their respective Significant Subsidiaries consents to the entry of a decree or order for relief in respect of IMC, Mosaic, Mosaic Fertilizer, Mosaic Crop Nutrition or any of ~~its~~their respective Significant Subsidiaries in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against IMC, Mosaic, Mosaic Fertilizer, Mosaic Crop Nutrition or any of ~~its~~their respective Significant Subsidiaries; or

•	IMC, Mosaic, Mosaic Fertilizer, Mosaic Crop Nutrition or any of ~~its~~their respective Significant Subsidiaries files a petition or answer or consent seeking reorganization or relief under any applicable federal or state law; or

•	IMC, Mosaic, Mosaic Fertilizer, Mosaic Crop Nutrition or any of ~~its~~their respective Significant Subsidiaries consents to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of IMC, Mosaic, Mosaic Fertilizer, Mosaic Crop Nutrition or any of ~~its~~their respective Significant Subsidiaries or of any substantial part of their property; or

•	IMC, Mosaic, Mosaic Fertilizer, Mosaic Crop Nutrition or any of ~~its~~their respective Significant Subsidiaries makes an assignment for the benefit of creditors; or

•	IMC, Mosaic, Mosaic Fertilizer, Mosaic Crop Nutrition or any of ~~its~~their respective Significant Subsidiaries admits in writing its inability to pay its debts generally as they become due; or

•	IMC, Mosaic, Mosaic Fertilizer, Mosaic Crop Nutrition or any of ~~its~~their respective Significant Subsidiaries takes corporate action in furtherance of any such action; or

(8)	the Note Guarantee of Mosaic, Mosaic Fertilizer, Mosaic Crop Nutrition or any Guarantor that is a Significant Subsidiary of IMC, Mosaic, Mosaic Fertilizer or Mosaic Crop Nutrition ceases to be in full force and effect (other than in accordance with the terms of such Note Guarantee and the Indenture) or is declared null and void and unenforceable or is found invalid or any Guarantor denies its liability under its Note Guarantee (other than by reason of release of a Guarantor from its Note Guarantee in accordance with the terms of the Indenture and the Note Guarantee).

If an Event of Default specified in clause (6) or (7) occurs and is continuing with respect to IMC, Mosaic, Mosaic Fertilizer, Mosaic Crop Nutrition or any of ~~its~~their respective Significant Subsidiaries that is a Guarantor, then the principal of and any accrued and unpaid interest on all of the Notes shall immediately become due and payable without any declaration or other act on the part of the Trustee or any Noteholder. If any other Events of Default with respect to any Notes at the time outstanding occurs and is continuing, then, and in each and every such case, either the Trustee, by notice in writing to IMC, or the holders of not less than 25% of the principal amount of the Notes then outstanding, by notice in writing to IMC and the Trustee, may declare due and payable, if not already due and payable, the principal of and any accrued and unpaid interest on all of the Notes; and upon any such declaration all such amounts upon such Notes shall become and be immediately due and payable, anything in the Indenture or in the Notes to the contrary notwithstanding.

At any time after a declaration of acceleration with respect to the Notes as described in the preceding paragraph, the holders of a majority in principal amount of the Notes, on behalf of all holders of Notes, may rescind and cancel such declaration and its consequences

•	if the rescission would not conflict with any judgment or decree;

•	if all existing Events of Default with respect to Notes have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

•	to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

•	if IMC has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances; and

•	in the event of the cure or waiver of an Event of Default of the type described in clause (6) or (7), the Trustee has received an officers’ certificate and an opinion of counsel that such Event of Default has been cured or waived.

No such rescission will affect any subsequent Default or impair any right consequent thereto.

Provided Notes are not then due and payable by reason of a declaration of acceleration, the holders of a majority in principal amount of the Notes at the time outstanding may on behalf of the holders of all the Notes waive any past Default with respect to Notes and its consequences by providing written notice thereof to IMC and the Trustee, except a Default (1) in the payment of interest on or the principal of any Note or (2) in respect of a covenant or provision hereof which under the Indenture cannot be modified or amended without the consent of the holder of each outstanding Note affected. In the case of any such waiver, IMC, the Trustee and the holders of the Notes will be restored to their former positions and rights under the Indenture, respectively; provided, that no such waiver shall extend to any subsequent or other Default or impair any right consequent thereto.

The holders of a majority in principal amount of the Notes then outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any power or trust conferred upon the Trustee under the Indenture with respect to the Notes; provided, however, that subject to the provisions of the Indenture, the Trustee shall have the right to decline to follow any such direction if the Trustee, advised by counsel, determines that the action or proceeding so directed may not lawfully be taken or if the Trustee in good faith shall by responsible officers determine that the action or proceeding so directed would involve the Trustee in liability or that the Trustee is not satisfactorily indemnified from the costs thereof.

No holder of any Note will have the right to pursue a remedy with respect to the Indenture or the Notes unless

•	such holder gives to the Trustee notice of a continuing Event of Default with respect to Notes;

•	the holders of at least 25% in principal amount of the Notes make a request to the Trustee to pursue the remedy and such holders offer to the Trustee security or indemnity satisfactory to the Trustee in its sole discretion against any loss, liability or expense;

•	the Trustee does not comply with the request within 60 days after receipt of the request and the offer of security or indemnity; and

•	the holders of a majority in principal amount of the Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

A Noteholder may not use the Indenture to prejudice the rights of another Noteholder or to obtain a preference or priority over another Noteholder.

Notwithstanding any other provision of the Indenture, the right of any holder of a Note to receive payment of principal of and interest on the Note on or after the respective due dates expressed in the Note, or to bring suit for the enforcement of any such payment on or after such respective dates, may not be impaired or affected without the consent of the holder.

The Indenture requires IMC to deliver to the Trustee, within 15 days after the occurrence thereof, an officers’ certificate detailing any Default of which it is aware, its status and what action IMC is taking or proposes to take with respect to such Default.

If a Default occurs with respect to any Notes and is continuing and if it is known to the Trustee, the Trustee will give to each Noteholder a notice of the Default within 90 days after it occurs in the manner and to the extent provided in the Trust Indenture Act and otherwise as provided in the Indenture. Except in the case of a Default in payment of the principal of or interest on any Note (including payments pursuant to a redemption or repurchase of the Notes pursuant to the provisions of the Indenture), the Trustee may withhold the notice if and so long as a committee of its responsible officers in good faith determines that withholding the notice is in the interests of Noteholders.

Legal Defeasance and Covenant Defeasance

IMC may, at its option and at any time, elect to have its obligations and the obligations of the Guarantors discharged with respect to the outstanding Notes (“legal defeasance”). Legal defeasance with respect to Notes means that IMC will be deemed to have paid and discharged the entire indebtedness represented by the outstanding Notes, except for:

•	the rights of holders to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due from the trust fund referred to below;

•	IMC’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payments;

•	the rights, powers, trust, duties and immunities of the Trustee and IMC’s obligations in connection therewith; and

•	the legal defeasance provisions of the Indenture for the Notes.

In addition, IMC may, at its option and at any time, elect to have the obligations of IMC released with respect to certain of its covenants in the Indenture (“covenant defeasance”) and will be absolved from liability thereafter for failing to comply with such obligations with respect to the Notes. In the event covenant defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, reorganization and insolvency events) described under “—Events of Default” will no longer constitute an Event of Default with respect to the Notes.

IMC may exercise its legal defeasance option or its covenant defeasance option with Notes only if the following conditions are satisfied:

(a) (1) IMC has irrevocably deposited or caused to be deposited in trust for the benefit of the Noteholders with the Trustee or a paying agent or a trustee satisfactory to the Trustee and IMC, under the terms of an irrevocable trust agreement in form and substance satisfactory to the Trustee and any such paying agent,

•	money or Eligible Obligations in an amount sufficient, or

•	U.S. Government Obligations that shall be payable as to principal and interest in such amounts and at such times as are sufficient, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (without consideration of any reinvestment of such interest), or

•	any combination thereof in an amount sufficient

to pay the principal of and interest on the outstanding Notes on the dates such installments are due to redemption or Stated Maturity, (2) the trustee of the irrevocable trust has been irrevocably instructed to pay such money or the proceeds of such U.S. Government Obligations or Eligible Obligations to the Trustee and (3) the Trustee or paying agent shall have been irrevocably instructed in writing to apply the deposited money and the proceeds from U.S. Government Obligations or Eligible Obligations in accordance with the terms of the Indenture and the terms of the Notes to the payment of principal of and interest on the Notes;

(b) the deposit described in clause (a) will not result in a breach or violation of, or constitute a Default under, any other agreement or instrument to which IMC is a party or by which it is bound;

(c) no Default has occurred and is continuing (1) as of the date of such deposit or (2) insofar as clause (6) or (7) under “—Events of Default” is concerned at any time during the period ending on the 91st day after the date of such deposit or, if longer, ending on the day following the expiration of the longest preference period applicable to IMC in respect of such deposit (it being understood that the condition in this clause (2) is a condition subsequent and will not be deemed satisfied until the expiration of such period);

(d) IMC has paid or caused to be paid all sums currently due and payable by IMC under the Indenture and under the Notes;

(e) such defeasance shall not cause or permit any Notes then listed on any national securities exchange to be delisted;

(f) IMC has delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent provided for in the Indenture relating to the termination by IMC of its obligations have been complied with;

(g) in the case of the legal defeasance option, IMC has delivered to the Trustee either (1) a ruling received from the Internal Revenue Service (the “IRS”) or (2) an opinion of recognized counsel who is not an employee of IMC to the effect that, in the case of an opinion, since the date of the Indenture, there has been a change in the applicable federal income tax law, and, in the case of either a ruling or an opinion, that the holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of IMC’s exercise of its legal defeasance option and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such legal defeasance option had not been exercised; and

(h) in the case of the covenant defeasance option, IMC has delivered to the Trustee either (1) a ruling received from the IRS or (2) an opinion of recognized counsel who is not an employee of IMC to the effect that the holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of IMC’s exercise of its covenant defeasance option under this paragraph and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such covenant defeasance option had not been exercised.

Satisfaction and Discharge

Upon the request of IMC, the Indenture will cease to be of further effect with respect to Notes and the Trustee, at the expense of IMC, will execute proper instruments acknowledging satisfaction and discharge of the Notes and the Indenture and the Note Guarantees with respect to the Notes when:

(1)	either:

(a) all the Notes theretofore authenticated and delivered (other than destroyed, lost or stolen Notes that have been replaced or paid and Notes that have been subject to defeasance as described under the caption “ —Legal Defeasance and Covenant Defeasance”) have been delivered to the Trustee for cancellation; or

(b) all Notes not theretofore delivered to the Trustee for cancellation:

•	have become due and payable;

•	will become due and payable at maturity within one year; or

•

are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and the expense, of IMC, and IMC has irrevocably deposited or caused to be deposited with the Trustee funds in trust for the purpose in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal (and premium, if any, on) and interest on the Notes to the date of such deposit (in case of Notes that have become due and payable) or to the Stated Maturity or redemption date, as the case may be;

(2)	IMC has paid or caused to be paid all sums payable under the Indenture by IMC; and

(3)	IMC has delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent provided in the Indenture relating to the satisfaction and discharge of the Notes and the Indenture and the Note Guarantees with respect to the Notes have been complied with.

Modification of the Indenture

IMC, when authorized by a board resolution, and the Trustee may enter into an indenture or indentures supplemental thereto to amend the Indenture or the Notes without prior notice to or the consent of any Noteholder:

•	to cure any ambiguity, omission, defect or inconsistency;

•	to comply with the “Merger, Consolidation and Sale of Assets” covenant;

•	to comply with any requirements of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act as then in effect;

•	to provide for uncertificated Notes in addition to or in place of certificated Notes; provided, however, that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Internal Revenue Code of 1986, as amended, or in a manner such that the uncertificated Notes are described in Section 163(f)(2) of such Code;

•	to make any change that does not materially adversely affect the legal rights of any Noteholder under the Indenture as then in effect;

•	to secure the Notes and to make intercreditor arrangements with respect to any such security, unless the incurrence of such obligations or the security thereof is prohibited by the Indenture;

•	to evidence or to provide for a replacement Trustee; or

•	to add to the covenants and agreements of IMC or the Guarantors for the benefit of all of the holders of all of the Notes and to surrender any right or power herein reserved to IMC or the Guarantors.

IMC, when authorized by a board resolution, and the Trustee may enter into one or more supplemental indentures to amend the Indenture or the Notes with the written consent of the holders of a majority of the principal amount of the then outstanding Notes. The holders of a majority in principal amount of the then outstanding Notes may waive compliance by IMC with any provision of the Indenture or the Notes without prior notice to any other Noteholder.

Notwithstanding the preceding paragraph, without the consent of each Noteholder affected, an amendment or waiver may not:

•	reduce the amount of Notes whose holders must consent to an amendment or waiver;

•	reduce the rate of or change the time for payment of interest, including default interest, on any Note;

•	reduce the principal of or change the Stated Maturity of any Note or alter the provisions with respect to redemption;

•	make any Note payable in currency other than that stated in the Note;

•	make any change in this paragraph;

•	make any change in the Indenture that adversely affects the ranking of the Notes or any Note Guarantee;

•	make any change in provisions of the Indenture relating to the rights of holders of Notes to receive payment of principal of and interest on the Notes or permitting holders of a majority in principal amount of Notes to waive Defaults;

•	after the obligation has arisen to make a Change of Control Offer or a Net Proceeds Offer, amend, change or modify in any material respect the obligation of IMC to make and complete such Change of Control Offer or make and complete such Net Proceeds Offer; or

•	release Mosaic, Mosaic Fertilizer, Mosaic Crop Nutrition or any Guarantor that is a Significant Subsidiary of IMC, Mosaic, Mosaic Fertilizer or Mosaic Crop Nutrition from its Note Guarantee other than pursuant to the provisions described in the third paragraph under “Description of the Amended Securities—Description of High-Yield Notes—Note Guarantees.”

Governing Law

The Indenture provides that it, the Notes and the Note Guarantees are governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

The Trustee

The Indenture provides that, except during the continuance of an Event of Default, the Trustee thereunder will perform only such duties as are specifically set forth in such Indenture. During the existence of an Event of Default, the Trustee thereunder will exercise such rights and powers vested in it by such Indenture, and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

The Indenture and the provisions of the Trust Indenture Act contain certain limitations on the rights of the Trustee thereunder, should it become a creditor of IMC, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the Trust Indenture Act, the Trustee will be permitted to engage in other transactions; provided that if the Trustee acquires any conflicting interest as described in the Trust Indenture Act, it must eliminate such conflict or resign.

No Personal Liability of Directors, Officers, Employees and Stockholders

No past, present or future director, officer, employee, incorporator, agent or stockholder or Affiliate of IMC, as such, shall have any liability for any obligations of IMC under the Notes, the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. No past, present or future director, officer, employee, incorporator, agent or stockholder or Affiliate of any of the Guarantors, as such, shall have any liability for any obligations of the Guarantors under the Note Guarantees, the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes and Note Guarantees by accepting a Note and a Note Guarantee waives and releases all such liabilities. The waiver and release are part of the consideration for issuance of the Notes and the Note Guarantees. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

“Acquired Indebtedness” means Indebtedness of a Person or any of its subsidiaries existing at the time such Person becomes a Restricted Subsidiary of IMC or at the time it merges or consolidates with IMC or any of its Restricted Subsidiaries or assumed in connection with the acquisition of assets from such Person and in each case not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of IMC or such acquisition, merger or consolidation, except for Indebtedness of a Person or any of its subsidiaries that is repaid at the time such Person becomes a Restricted Subsidiary of IMC or at the time it merges or consolidates with IMC or any of its Restricted Subsidiaries.

“Affiliate” means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative of the foregoing.

“Affiliate Guarantors” means each of

•	Mosaic,

•	Mosaic Fertilizer,

•	Mosaic Crop Nutrition,

•	each intermediary holding company, if any, between Mosaic and Mosaic Fertilizer,

•	each intermediary holding company, if any, between Mosaic and Mosaic Crop Nutrition,

•	each Subsidiary of Mosaic, each Subsidiary of Mosaic Fertilizer and each Subsidiary of Mosaic Crop Nutrition (in each case, other than IMC and its Restricted Subsidiaries) that directly or indirectly guarantees Indebtedness under the Credit Agreement (provided that such Subsidiary’s Note Guarantee may be limited to the same extent as such Subsidiary’s guarantee under the Credit Agreement), and

•	each Phosphates Entity (notwithstanding whether or not such entity is a Subsidiary of IMC).

“Argus Lease” means, collectively, (1) Facility Lease-Undivided Interest (Searles Valley Trust 1996-A), dated as of July 15, 1996, between U.S. Trust Company of California, N.A., as Lessor, and North American Chemical Company, as Lessee, (2) Participation Agreement (Searles Valley Trust 1996-A), dated as of July 15, 1996, among North American Chemical Company, Harris Chemical Company North America, Inc., Phillip Morris Capital Corporation, and the U.S. Trust Company of California, N.A., (3) Facility Lease-Undivided Interest (Searles Valley Trust 1996-B), dated as of July 15, 1996, between U.S. Trust Company of California, N.A., as Lessor, and North American Chemical Company, as Lessee, and (4) Participation Agreement (Searles Valley Trust 1996-B), dated as of July 15, 1996, among North American Chemical Company, Harris Chemical Company North America, Inc., General Electric Capital Corporation, and the U.S. Trust Company of California, N.A.

“asset” means any asset or property.

“Asset Sale” means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by IMC or any of its Restricted Subsidiaries (including any sale and leaseback transaction) to any

Person other than IMC or any of its Restricted Subsidiaries of (x) any Capital Stock of any Restricted Subsidiary of IMC; or (y) any other assets of IMC or any of its Restricted Subsidiaries other than in the ordinary course of business; provided, however, that Asset Sales shall not include:

(1)	~~a~~any transaction or series of related transactions ~~for which~~involving the sale, issuance, conveyance, lease, assignment or other transfer of any asset or assets with an aggregate fair market value (as reasonably determined in good faith by the Board of Directors or a senior officer of IMC) of less than $25.0 million by IMC or any of its Restricted Subsidiaries ~~receive aggregate consideration of less than $15.0 million;~~,

(2)	sales of accounts receivable of the type specified in the definition of “Qualified Securitization Transaction” to a Securitization Entity for the fair market value thereof to the extent such Securitization Entity incurs Indebtedness specified by clause (14) of the definition of “Permitted Indebtedness,”

(3)	sales or grants of licenses to use the patents, trade secrets, know-how and other intellectual property of IMC or any of its Restricted Subsidiaries to the extent that such license does not prohibit IMC or any of its Restricted Subsidiaries from using the technologies licensed and does not require IMC or any of its Restricted Subsidiaries to pay any fees for any such use~~;~~,

(4)	the sale, lease, conveyance, disposition or other transfer

•	of all or substantially all of the assets of IMC as permitted under the “Merger, Consolidation and Sale of Assets” covenant,

•	of any Capital Stock or other ownership interest in or assets of an Unrestricted Subsidiary or a Person which is not a Subsidiary,

•	pursuant to any foreclosure of assets or other remedy provided by applicable law by a creditor of IMC or any of its Subsidiaries with a Lien on such assets, which Lien is permitted under the Indenture,

•	involving only Cash Equivalents or inventory in the ordinary course of business or obsolete equipment, or

•	including only the lease or sublease of any real or personal property in the ordinary course of business~~; and~~,

(5)	the consummation of any transaction covered by and effected in accordance with the terms of the “Limitation on Restricted Payments” covenant~~.~~,

(6)	any sale, issuance, conveyance, lease or other transfer of assets or Capital Stock pursuant to a Phosphates Combination Transaction,

(7)	any transaction or series of related transactions involving the sale, issuance, conveyance, transfer, lease, assignment or other transfer of assets by IMC and/or its Restricted Subsidiaries to an Affiliate Guarantor, so long as such assets (a) are used in the ordinary course of business of the Affiliate Guarantors and (b) are not individually or in the aggregate material to IMC and its Restricted Subsidiaries on a consolidated basis, and

(8)	any transaction or series of related transactions involving the sale, issuance, conveyance, transfer, lease, assignment or other transfer of assets by IMC and/or its Restricted Subsidiaries, on the one hand, to Subsidiaries of Mosaic that are not Affiliate Guarantors, on the other, so long as (a) such assets are used in the ordinary course of business of Mosaic and its Subsidiaries, (b) such assets are not individually or in the aggregate material to IMC and its Restricted Subsidiaries on a consolidated basis and (c) the consideration received by IMC and/or its Restricted Subsidiaries for such sale, issuance, conveyance, transfer, lease, assignment or other transfer is not less than fair market value consideration for such assets as reasonably determined in good faith by the Board of Directors or a senior officer of IMC.

“Board of Directors” means (1) as to any Person that is a corporation, the board of directors of such Person or any duly authorized committee thereof and (2) as to any other Person, the functionally comparable body of such Person or any duly authorized committee thereof.

“Capital Stock” means:

•	with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person and

•	with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person.

“Capitalized Lease Obligation” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation determined in accordance with such principles; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of penalty.

“Cargill” means Cargill, Incorporated, a Delaware corporation, and any successor thereto.

“Cash Equivalents” means:

(1)	a marketable obligation, maturing within two years after issuance thereof, issued or guaranteed by the United States of America or an instrumentality or agency thereof;

(2)	a certificate of deposit or banker’s acceptance, maturing within one year after issuance thereof, issued by any lender under the Credit Agreement, or a U.S. national or state bank or trust company or a European, Canadian or Japanese bank, in each case having capital, surplus and undivided profits of at least $100.0 million and whose long-term unsecured debt has a rating of “A” or better by S&P, A2 or better by Moody’s or the equivalent rating by any other nationally recognized rating agency (provided that the aggregate face amount of all Investments in certificates of deposit or bankers’ acceptances issued by the principal offices of or branches of such European or Japanese banks located outside the United States shall not at any time exceed 33 1/3% of all Investments described in this definition);

(3)	open market commercial paper, maturing within 270 days after issuance thereof, which has a rating of A-2 or better by S&P, P-2 or better by Moody’s or the equivalent rating by any other nationally recognized rating agency;

(4)	repurchase agreements and reverse repurchase agreements with a term not in excess of one year with any financial institution which has been elected primary government securities dealers by the Federal Reserve Board or whose securities are rated AA- or better by S&P, Aa3 or better by Moody’s or the equivalent rating by any other nationally recognized rating agency relating to marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America;

(5)	“money market” preferred stock maturing within six months after issuance thereof or municipal bonds issued by a corporation organized under the laws of any state of the United States, which has a rating of “A” or better by S&P or Moody’s or the equivalent rating by any other nationally recognized rating agency;

(6)	tax exempt floating rate option tender bonds backed by letters of credit issued by a national or state bank whose long-term unsecured debt has a rating of AA or better by S&P, Aa2 or better by Moody’s or the equivalent rating by any other nationally recognized rating agency; and

(7)	shares of any money market mutual fund rated at least AAA or the equivalent thereof by S&P, at least Aaa or the equivalent thereof by Moody’s or any other mutual fund at least 95% of whose assets consist of the type specified in clauses (1) through (6) above.

“Change of Control” means the occurrence of the following:

(1)	any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) (other than a Permitted Holder) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of securities representing 50% or more of the voting power of all Voting Stock of IMC; or

(2)	Continuing Directors shall cease to constitute at least a majority of the directors constituting the board of directors of IMC; or

(3)	the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of IMC and its Restricted Subsidiaries taken as a whole to any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act); other than a wholly owned Restricted Subsidiary of IMC or a Permitted Holder ~~or~~provided, however, that for purposes of this clause (3), any sale, lease, transfer, conveyance or other disposition of all or any portion of the assets or Capital Stock comprising the IMC Phosphates Business pursuant to a Phosphates Combination Transaction shall not be deemed to be a sale, lease, transfer, conveyance or other disposition of all or substantially all of the assets of IMC and its Restricted Subsidiaries; or

(4)	IMC consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, IMC, in any such event pursuant to a transaction or series of related transactions in which ~~any of the outstanding Voting Stock of IMC is converted into or exchanged for cash, securities or other property (except to the extent such cash, securities or other property is, immediately after giving effect to such conversion or exchange, owned only by Permitted Holders), other than any such transaction where the Voting Stock of IMC outstanding~~immediately after the consummation thereof Persons beneficially owning (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, Voting Stock representing in the aggregate a majority of the total voting power of the Voting Stock of IMC immediately prior to such ~~transaction is converted into or exchanged for~~consummation, when taken together with the Permitted Holders, do not beneficially own (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, Voting Stock (other than Disqualified Capital Stock) ~~of the surviving or transferee Person~~ representing a majority of the total voting power of ~~all~~ the Voting Stock of ~~such~~IMC or the surviving or transferee Person ~~immediately after giving effect to such issuance~~; or

(5)	the adoption by the stockholders of IMC of a plan or proposal for the liquidation or dissolution of IMC.

“Commodity Agreement” means any commodity futures contract, commodity option or other similar agreement or arrangement entered into by IMC or any of its Restricted Subsidiaries.

“Common Stock” of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person’s common stock, whether outstanding on the date of issuance of the Notes or issued thereafter, and includes, without limitation, all series and classes of such common stock.

“Consolidated Adjusted Indenture EBITDA” means, with respect to any Person, for any period, the sum (without duplication) of

(1)	Consolidated Net Income, and

(2)	to the extent Consolidated Net Income has been reduced thereby,

•	all income taxes of such Person and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary gains or losses or taxes attributable to sales or dispositions outside the ordinary course of business if such gains, losses, sales or dispositions are excluded from the calculation of Consolidated Net Income),

•	Consolidated Interest Expense,

•	Consolidated Non-cash Charges less any non-cash items (other than accruals of revenues in accordance with GAAP) increasing Consolidated Net Income for such period, and

•	fees and expenses related to any offering by IMC of its Capital Stock,

all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in accordance with GAAP.

Consolidated Adjusted Indenture EBITDA is an adjusted EBITDA calculation that differs from net earnings determined in accordance with GAAP because net earnings is adjusted as specified in the definition of Consolidated Net Income and to add back the items referred to in (2) above. Consolidated Adjusted Indenture EBITDA is presented because it is an important component used in various contexts in the Indenture, including determining IMC’s compliance with the covenants under the Indenture. Consolidated Adjusted Indenture EBITDA is not necessarily comparable to the term EBITDA as referred to by other companies or to similarly titled measures used by IMC in other agreements (including IMC’s credit facility) or in IMC’s public disclosures because such measures may be calculated using different adjustments to net earnings than those required by the Indenture.

“Consolidated Fixed Charge Coverage Ratio” means, with respect to any Person, the ratio of (x) Consolidated Adjusted Indenture EBITDA of such Person during the four full fiscal quarters for which financial statements are available (the “Four Quarter Period”) ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (the “Transaction Date”) to (y) Consolidated Fixed Charges of such Person for the Four Quarter Period.

For purposes of this definition, “Consolidated Adjusted Indenture EBITDA” and “Consolidated Fixed Charges” shall be calculated after giving effect on a pro forma basis in accordance with Regulation S-X under the Exchange Act to the incurrence or repayment of any Indebtedness of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period.

In addition, Investments (including any Designation of Unrestricted Subsidiaries), Revocations, acquisitions, dispositions, mergers and consolidations that have been made by IMC or any of its Restricted Subsidiaries during the Four Quarter Period or subsequent to the Four Quarter Period and on or prior to the Transaction Date shall be given effect on a pro forma basis in accordance with Regulation S-X under the Exchange Act, to the extent applicable, assuming that all such Investments, Revocations, acquisitions, dispositions, mergers and consolidations (and the reduction or increase of any associated Consolidated Interest Expense, and the change in Consolidated Adjusted Indenture EBITDA, resulting therefrom, including because of Pro Forma Cost Savings) had occurred on the first day of the Four Quarter Period. If, since the beginning of such period, any Person (that subsequently became a Restricted Subsidiary or was merged with or into IMC or any Restricted Subsidiary since the beginning of such period) shall have made any Investment, Revocation, acquisition, disposition, merger or consolidation that would have required adjustment pursuant to this definition, then the Consolidated Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, Revocation, acquisition, disposition, merger or consolidation had occurred at the beginning of the applicable Four Quarter Period.

If such Person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a Person other than IMC or a Restricted Subsidiary, the preceding paragraph will give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such guaranteed Indebtedness. Furthermore, in calculating “Consolidated Fixed Charges” for purposes of determining the denominator (but not the numerator) of this “Consolidated Fixed Charge Coverage Ratio,”

(1)	interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the weighted average rate of interest during the Four Quarter Period;

(2)	if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four Quarter Period; and

(3)	notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the weighted average rate per annum during the Four Quarter Period resulting after giving effect to the operation of such agreements.

“Consolidated Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of

(1)	Consolidated Interest Expense, plus

(2)	the product of

•	the amount of all dividend payments on any series of Preferred Stock of such Person and its Restricted Subsidiaries (other than dividends paid in Qualified Capital Stock and other than dividends paid to such Person or to a Restricted Subsidiary of such Person) paid, accrued or scheduled to be paid or accrued during such period times

•	a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local tax rate of such Person, expressed as a decimal.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum of, without duplication:

(1)	the aggregate of the interest expense of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including without limitation,

•	any amortization of debt discount and amortization of deferred financing costs,

•	the net costs under Interest Swap Obligations,

•	all capitalized interest and

•	the interest portion of any deferred payment obligation; and

(2)	the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person (the “Referent Person”), for any period, the net income (or loss) of the Referent Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded from such net income (loss), to the extent otherwise included therein, without duplication:

(1)	gains or losses on sales, transfers or other dispositions of assets other than in the ordinary course of business or abandonments or reserves relating thereto, and the related tax effect according to GAAP;

(2)	extraordinary gains or extraordinary losses determined in accordance with GAAP, and the related tax effect according to GAAP;

(3)	the net income of any Person acquired in a “pooling of interests” transaction accrued prior to the date it becomes a Restricted Subsidiary of the Referent Person or is merged or consolidated with the Referent Person or any Restricted Subsidiary of the Referent Person;

(4)	the net income (but not loss) of any Restricted Subsidiary of the Referent Person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted, provided that restrictions under the Argus Lease shall be excluded from operation of this clause;

(5)	the net income or loss of any Person that is not a Restricted Subsidiary of the Referent Person except to the extent of cash dividends or distributions paid to the Referent Person or to a wholly owned Restricted Subsidiary of the Referent Person (subject, in the case of a dividend or distribution paid to a Restricted Subsidiary, to the limitation contained in clause (4) above);

(6)	any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following May 17, 2001;

(7)	income or loss attributable to discontinued operations, other than the Specified Discontinued Businesses prior to the sale thereof;

(8)	in the case of a successor to the Referent Person by consolidation or merger or as a transferee of the Referent Person’s assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets;

(9)	gains or losses from the cumulative effect of any change in accounting principles; and

(10)	Non-Cash Asset Write-Downs;

provided, further, that Consolidated Net Income shall be reduced by the product of (x) the amount of all dividends on Designated Preferred Stock (other than dividends paid in Qualified Capital Stock) paid, accrued or scheduled to be paid or accrued during such period times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local tax rate of IMC, expressed as a decimal.

“Consolidated Net Worth” of any Person means the consolidated stockholders’ equity (or equivalent) of such Person, determined on a consolidated basis in accordance with GAAP, less (without duplication) amounts attributable to (1) Disqualified Capital Stock of such Person and (2) Unrestricted Subsidiaries.

“Consolidated Non-cash Charges” means, with respect to any Person, for any period, the aggregate depreciation, depletion, amortization and other non-cash charges (other than Non-Cash Asset Write-Downs) of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges constituting an extraordinary item or loss or any such charge which requires an accrual of or a reserve for cash charges for any future period).

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of IMC who:

•	was a member of such Board of Directors on May 17, 2001; or

•	was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such board at the time of such nomination or election.

“Coverage Ratio Exception” has the meaning set forth in the first paragraph of the “Limitation on Incurrence of Additional Indebtedness” covenant.

“Credit Agreement” means one or more senior credit agreements, including the Credit Agreement dated as of May 17, 2001, as amended and restated as of February 21, 2003, and as further amended on June 4, 2003, June 20, 2003, ~~June 20, 2003,~~March 26, 2004, and October 8, 2004, by and among IMC and certain of ~~its domestic~~the IMC Domestic Subsidiaries, as borrowers, JP Morgan Chase Bank, as administrative agent and collateral agent, Goldman Sachs Credit Partners L.P., as syndication agent, and the lenders party thereto from time to time, including any notes, guarantees, collateral and security documents (including mortgages, pledge agreements and other security arrangements), instruments and agreements executed in connection therewith, and in each case as amended or Refinanced from time to time (for the avoidance of doubt, including a Refinancing thereof by Mosaic or its Subsidiaries with respect to which IMC and/or its Restricted Subsidiaries provides a direct or indirect guarantee and/or is a borrower thereunder), including any agreement or agreements extending the maturity of, Refinancing, replacing or otherwise restructuring (including increasing the amount of borrowings or other Indebtedness outstanding or available to be borrowed thereunder) all or any portion of the Indebtedness under such agreement, and any successor or replacement agreement or agreements with the same or any other agents, creditor, lender or group of creditors or lenders.

~~“Credit Agreement Guarantee” has the meaning set forth in the third paragraph under “—Subsidiary Guarantees” above.~~

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect IMC or any of its Restricted Subsidiaries against fluctuations in currency values.

“Default” means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

“Designated Preferred Stock” means preferred stock that is designated as Designated Preferred Stock pursuant to an officers’ certificate executed by the principal executive officer and the principal financial officer of IMC on the issuance date thereof, the Net Cash Proceeds of which are excluded from the calculation set forth in clause (C) of the first paragraph of the “Limitation on Restricted Payments” covenant and are not used for purposes of clause (2) or (3) of the second paragraph thereof.

“Disqualified Capital Stock” means any class or series of Capital Stock of any Person that by its terms or otherwise is:

(1)	required to be redeemed or is redeemable at the option of the holder of such class or series of Capital Stock at any time on or prior to the date that is 91 days after the stated maturity of the Notes; or

(2)	convertible into or exchangeable at the option of the holder thereof for Capital Stock referred to in clause (1) above or Indebtedness having a scheduled maturity on or prior to the date that is 91 days after the stated maturity of the Notes.

Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Capital Stock solely because the holders of the Capital Stock have the right to require the issuer thereof to repurchase such Capital Stock upon the occurrence of a Change of Control will not constitute Disqualified Capital Stock if the terms of such Capital Stock provide that the issuer may not repurchase or redeem any such Capital Stock pursuant to such provisions prior to IMC’s purchase of such Notes as are required to be purchased pursuant to the provisions of the Indenture as described under “—Repurchase at the Option of Holders upon Change of Control.”

~~“Domestic Subsidiary” means any Restricted Subsidiary of IMC that is not a Foreign Subsidiary.~~

“Eligible Obligations” shall mean obligations as a result of the deposit of which (along with the simultaneous deposit, if any, of money or U.S. Government Obligations or both) the Notes will be rated in the highest generic long-term debt rating category assigned by one or more nationally recognized rating agencies to debt with respect to which the issuer thereof has been released from its obligations to the same extent that IMC has been released from its obligations under the Indenture pursuant to the defeasance provision of the Indenture.

“Event of Default” has the meaning set forth in the first paragraph under “—Events of Default.”

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

“Exchange and Registration Rights Agreement” means the Exchange and Registration Rights Agreement among IMC, the guarantors named therein and the initial purchasers of the Notes dated on or about the date such Notes (including, without limitation, Additional Notes) were initially issued in an offering exempt from registration under the Securities Act of 1933, as amended.

“fair market value” means, with respect to any asset, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined

(a) by the Board of Directors of IMC acting reasonably and in good faith and shall be evidenced by a board resolution of the Board of Directors of IMC delivered to the Trustee~~.~~ or

(b) if expressly permitted by a provision of the Indenture, by a senior officer of IMC, which senior officer shall be acting reasonably and in good faith and which determination shall be evidenced by an officer’s certificate delivered to the Trustee, except in the case of a transaction which in all material respects is exclusively between IMC and/or its Restricted Subsidiaries, on the one hand, and Mosaic and its Subsidiaries, on the other, in which case such officer’s certificate shall not be required.

“Fall-Away Event” has the meaning set forth under “ —Fall-Away Event.”

“Foreign Subsidiary” means any Restricted Subsidiary of IMC organized under the laws of, and conducting a substantial portion of its business in, any jurisdiction other than the United States of America or any state thereof or the District of Columbia.

“Four Quarter Period” has the meaning set forth in the definition of Consolidated Fixed Charge Coverage Ratio.

“Funded Debt” means indebtedness (including the Notes) maturing by the terms thereof more than one year after the original creation thereof.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, consistently applied, that are applicable to the circumstances as of the date of determination; provided that, for purposes of calculating the Consolidated Net Worth of a Person (including all components thereof), “GAAP” shall mean such generally accepted accounting principles as described above in effect on August 1, 1998.

“guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise) or (2) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “guarantee” used as a verb has a corresponding meaning.

“Guarantors” means ~~(1) each of the following Restricted Subsidiaries of IMC:~~, collectively, the Subsidiary Guarantors and the Affiliate Guarantors.

~~FMRP Inc., a Delaware corporation;~~

~~IMC Canada Ltd., a Canadian federal corporation;~~

~~IMC Chemicals Inc., *a Delaware corporation;~~

~~IMC Chemical North America LLC, *a Delaware limited liability company;~~

~~IMC Dutch Holdings B.V., a Netherlands corporation;~~

~~IMC Netherlands B.V., a Netherlands corporation;~~

~~IMC Operations Inc., a Delaware corporation;~~

~~IMC Potash Holdings N.V., a Netherlands Antilles corporation;~~

~~IMC Phosphates Company, a Delaware general partnership;~~

~~IMC Potash Carlsbad Inc., a Delaware corporation;~~

~~IMC Potash Colonsay N.V., a Netherlands Antilles corporation;~~

~~IMC Potash Colonsay ULC, a Nova Scotia unlimited liability company;~~

~~IMC Sulphur Holdings LLC, a Delaware limited liability company;~~

~~IMC USA Holdings Inc., a Delaware corporation;~~

~~IMC USA Inc. LLC, a Delaware limited liability company;~~

~~KCL Holdings, Inc., a Delaware corporation;~~

~~NATI LLC, *a Delaware limited liability company;~~

~~Phosphate Resource Partners Limited Partnership, a Delaware limited partnership;~~

~~PRP-GP LLC, a Delaware limited liability company; and~~

~~The Vigoro Corporation, a Delaware corporation;~~

~~and (2) each other~~” ~~issues a Note Guarantee pursuant to the “Limitation on Guarantees by Restricted Subsidiaries” covenant or otherwise, in each case, so long as the Note Guarantee of such Restricted Subsidiary is in full force and effect~~is

~~* IMC plans to divest these subsidiaries in connection with the sale of its IMC Chemicals Business Unit. After the divestiture, these subsidiaries may be released from the Guarantee in accordance with the provisions thereof.~~

“IMC Chemicals Business Unit” means the Chemicals business unit as such term is used within the meaning of IMC’s consolidated financial statements for the year ended December 31, 2000.

“IMC Domestic Subsidiary” means any Restricted Subsidiary of IMC that is not a Foreign Subsidiary.

“IMC Phosphates Assets” means assets of the IMC Phosphates Business.

“IMC Phosphates Business” means the PhosFeed business segment as such term is used within the meaning of IMC’s consolidated financial statements for the year ended December 31, 2003.

“IMC Phosphates Guarantee” shall have the meaning set forth in clause (3) of the definition of “Permitted Indebtedness.”

“IMC Salt Business Unit” means the Salt business unit as such term is used within the meaning of IMC’s consolidated financial statements for the year ended December 31, 2000.

“incur” means to create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment. The accretion of principal of a non-interest bearing or other discount security or the accrual of interest shall not be deemed the incurrence of Indebtedness.

“Indebtedness” means with respect to any Person, without duplication,

(1)	all obligations of such Person for borrowed money;

(2)	all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)	all Capitalized Lease Obligations of such Person;

(4)	all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business);

(5)	all obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction;

(6)	guarantees in respect of Indebtedness referred to in clauses (1) through (5) above and clause (8) below;

(7)	all obligations of any other Person of the type referred to in clauses (1) through (6) which are secured by any Lien on any asset of such Person (which, for the avoidance of doubt, includes, without limitation, in the case of IMC and its Restricted Subsidiaries, all obligations of any securitization, receivables or other similar entity or facility of Mosaic or its Subsidiaries to which IMC or a Restricted Subsidiary of IMC contributes or otherwise transfers accounts receivable or other assets with respect to which a Lien securing obligations of Mosaic or its Subsidiaries is created or exists), the amount of such obligation being deemed to be the lesser of the fair market value of such asset or the amount of the obligation so secured;

(8)	all obligations under Currency Agreements, Interest Swap Agreements and Commodity Agreements of such Person;

(9)	all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price; and

(10)	all Preferred Stock of any Subsidiary of such Person not held by such Person or any Restricted Subsidiary of such Person with the amount of Indebtedness represented by such Preferred Stock being equal to the liquidation value thereof.

For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock.

Notwithstanding the foregoing, “Indebtedness” shall not include (x) advances paid by customers in the ordinary course of business for services or products to be provided or delivered in the future or (y) deferred taxes.

“Independent Financial Advisor” means a firm:

•	which does not, and whose directors, officers or Affiliates do not, have a material financial interest in IMC; and

•	which, in the judgment of the Board of Directors of IMC, is otherwise independent and qualified to perform the task for which it is to be engaged.

“Interest Swap Obligations” means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

“Investment” means, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any Person. “Investment” excludes (1) extensions of trade credit by IMC and its Restricted Subsidiaries on commercially reasonable terms in accordance with normal trade practices of IMC or such Restricted Subsidiary, as the case may be, (2) any Restricted Payment described in clause (2) of the definition thereof and (3) any purchase or acquisition of Indebtedness of IMC or any of its Restricted Subsidiaries (other than any Restricted Payment described in clause (3) of the definition thereof). If IMC or any Restricted Subsidiary of IMC sells or otherwise disposes of any Common Stock of any direct or indirect Restricted Subsidiary of IMC such that, after giving effect to any such sale or disposition, IMC no longer owns, directly or indirectly, greater than 50% of the outstanding Common Stock of such Restricted Subsidiary, IMC will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Capital Stock of such Restricted Subsidiary not sold or disposed of.

“Investment Grade Rating” means (1) with respect to S&P, any of the rating categories from and including AAA to and including BBB- and (2) with respect to Moody’s, any of the rating categories from and including Aaa to and including Baa3.

“Liens” means any mortgage, pledge, security interest, encumbrance, lien, charge or adverse claim affecting title or resulting in any encumbrance against real or personal property or a security interest of any kind, including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute other than to reflect ownership by a third party of property leased to IMC or any of its Subsidiaries under a lease that is not in the nature of a conditional sale or title retention agreement.

“Moody’s” means Moody’s Investors Service, Inc. or any successor thereto.

“Mosaic” means The Mosaic Company, a Delaware corporation, and any successor thereto.

“Mosaic Crop Nutrition” means Mosaic Crop Nutrition, LLC, a limited liability company organized under the laws of Delaware, and any successor thereto.

“Mosaic Fertilizer” means Mosaic Fertilizer, LLC, a limited liability company organized under the laws of Delaware, and any successor thereto.

“Mosaic Qualified Capital Stock” means Capital Stock of Mosaic that is not Disqualified Capital Stock.

“Mosaic Restricted Dividend” means to

(1)	declare or pay any dividend or make any distribution on or in respect of Capital Stock of Mosaic or its Subsidiaries (other than wholly-owned Subsidiaries of Mosaic) to holders of such Capital Stock, other than dividends or distributions payable in Mosaic Qualified Capital Stock, or

(2)	purchase, redeem or otherwise acquire or retire for value any Capital Stock of Mosaic or its Subsidiaries (other than wholly-owned Subsidiaries of Mosaic) or any warrants, options or other rights to purchase or acquire any Capital Stock of Mosaic or such Subsidiaries.

“Net Cash Proceeds” means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by IMC or any of its Restricted Subsidiaries from such Asset Sale, net of

•	all out-of-pocket expenses and fees relating to such Asset Sale (including legal, accounting and investment banking fees and sales commissions),

•	taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements,

•	the decrease in proceeds from Qualified Securitization Transactions which results from such Asset Sale and

•	appropriate amounts provided by IMC or any Restricted Subsidiary as a reserve in accordance with GAAP against any liabilities associated with such Asset Sale and retained by IMC or any Restricted Subsidiary after such Asset Sale, including pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.

“Net Proceeds Offer” has the meaning set forth in the third paragraph of the “Limitation on Asset Sales” covenant.

“Net Proceeds Offer Amount” has the meaning set forth in the third paragraph of the “Limitation on Asset Sales” covenant.

“Non-Cash Asset Write-Down” means a non-cash write-down or write-off of an asset (other than any such write-down or write-off that requires an accrual of or a reserve for cash charges for any future period); provided that upon the sale of such asset such write-down or write-off shall not be taken into account in calculating Consolidated Net Income, to the extent the gain from any such sale would otherwise increase Consolidated Net Income.

“Note Guarantee” means a guarantee of the Notes contemplated under “Note Guarantees” or issued pursuant to the “Limitation on Guarantees by Restricted Subsidiaries” covenant.

“Ogden” means the solar evaporation facility located in Ogden, Utah, as used within IMC’s consolidated financial statements for the year ended December 31, 2000.

“Operative Date” means the date the Amendments become operative.

“Other Indebtedness” has the meaning set forth in the third paragraph of the “Limitation on Asset Sales” covenant.

“Permitted Holder” means Cargill and its Subsidiaries.

“Permitted Indebtedness” means, without duplication, each of the following:

(1)	Indebtedness of IMC and its Restricted Subsidiaries outstanding on May 17, 2001, including any such Indebtedness held by IMC or any of its Restricted Subsidiaries and including the 2008 Notes and the 2011 Notes issued on May 17, 2001 and any Note Guarantees with respect thereto;

(2)	the Notes issued on August 1, 2003 and any Note Guarantees with respect thereto;

(3)	Indebtedness incurred by IMC or any of its Restricted Subsidiaries pursuant to the Credit Agreement in an aggregate principal amount not to exceed the greater of:

•	$~~500.0~~850.0 million at any time outstanding ~~less any repayments actually made thereunder with the Net Cash Proceeds of Asset Sales in accordance with the “Limitation on Asset Sales” covenant~~, and

•	the sum of 85% of the book value of accounts receivable and 50% of the book value of inventory of IMC and its Restricted Subsidiaries, calculated on a consolidated basis and in accordance with GAAP, less the amount of Indebtedness incurred and outstanding pursuant to clause (14) below~~;~~.

Any portion of such amount may be incurred by IMC and/or any of its Restricted Subsidiaries (x) as a direct borrower and obligor, (y) pursuant to a direct or indirect guarantee of Indebtedness of an Affiliate Guarantor (such guarantee, an “IMC Phosphates Guarantee”) or (z) pursuant to both clause (x) and clause (y);

(4)	Interest Swap Obligations of IMC relating to Indebtedness of IMC or any of its Restricted Subsidiaries or Indebtedness that IMC or any of its Restricted Subsidiaries reasonably intends to incur within six months; and

•	Interest Swap Obligations of any Restricted Subsidiary of IMC relating to Indebtedness of such Restricted Subsidiary or Indebtedness that such Restricted Subsidiary reasonably intends to incur within six months;

provided any such Interest Swap Obligations will constitute “Permitted Indebtedness” only if they are entered into to protect IMC and its Restricted Subsidiaries from fluctuations in interest rates on Indebtedness permitted under the Indenture to the extent the notional principal amount of such Interest Swap Obligations, when incurred, do not exceed the principal amount of the Indebtedness to which such Interest Swap Obligations relate;

(5)	Indebtedness by IMC or any of its Restricted Subsidiaries under Commodity Agreements and Currency Agreements; provided that (x) such agreements are entered into to protect IMC and its Restricted Subsidiaries from fluctuations in the price of commodities actually at that time used in the ordinary course of business of IMC and its Restricted Subsidiaries, in the case of Commodity Agreements, and from fluctuations in currency exchange rates, in the case of Currency Agreements, and (y) in the case of Currency Agreements which relate to Indebtedness, such Currency Agreements do not increase the Indebtedness of IMC and its Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

(6)	Indebtedness of a Restricted Subsidiary of IMC owed to IMC or to a Restricted Subsidiary of IMC for so long as such Indebtedness is held by IMC or a Restricted Subsidiary of IMC, in each case subject to no Lien held by a Person other than IMC or a Restricted Subsidiary of IMC (other than Liens granted under the Credit Agreement); provided that if any Person other than IMC or a Restricted Subsidiary of IMC owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness (other than Liens granted under the Credit Agreement), the issuer of such Indebtedness shall be deemed to have incurred at such time Indebtedness not permitted by this clause (6);

(7)

Indebtedness of IMC to a Restricted Subsidiary for so long as such Indebtedness is held by a Restricted Subsidiary, in each case subject to no Lien (other than Liens granted under the Credit Agreement); provided that (x) any Indebtedness of IMC to any Restricted Subsidiary

(other than Indebtedness subject to Liens granted under the Credit Agreement) is unsecured and subordinated, pursuant to a written agreement, to IMC’s obligations under the Notes and (y) if any Person other than a Restricted Subsidiary owns or holds any such Indebtedness or any Person holds a Lien in respect of such Indebtedness (other than Liens granted under the Credit Agreement), IMC shall be deemed to have incurred at such time Indebtedness not permitted by this clause (7);

(8)	Indebtedness of IMC or any of its Restricted Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within two business days of incurrence;

(9)	Indebtedness of IMC or any of its Restricted Subsidiaries represented by letters of credit for the account of IMC or such Restricted Subsidiary, as the case may be, in order to provide security for workers’ compensation claims, payment obligations in connection with self-insurance or similar requirements in the ordinary course of business;

(10)	Refinancing Indebtedness incurred to Refinance Indebtedness (x) incurred pursuant to the Coverage Ratio Exception or pursuant to clause (2) above or this clause (10) or (y) referred to in clause (1) above;

(11)	indemnification, adjustment of purchase price or similar obligations of IMC or any of its Restricted Subsidiaries, in each case, incurred in connection with the disposition of any assets of IMC or any of its Restricted Subsidiaries (other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such assets for the purpose of financing such acquisition); provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the net proceeds actually received by IMC and such Restricted Subsidiary from such disposition;

(12)	obligations of IMC or any of its Restricted Subsidiaries in respect of performance bonds and completion, guarantee, surety and similar bonds in the ordinary course of business;

(13)	Capitalized Lease Obligations and Purchase Money Indebtedness of IMC or any of its Restricted Subsidiaries, and Refinancing Indebtedness thereof, in an aggregate amount not to exceed $50.0 million at any time outstanding;

(14)	the incurrence by a Securitization Entity of Indebtedness in a Qualified Securitization Transaction that is not recourse (except for Standard Securitization Undertakings) to IMC or any of its Restricted Subsidiaries not to exceed $100 million at any time outstanding;

(15)	Indebtedness consisting of take-or-pay obligations contained in supply agreements entered into in the ordinary course of business;

(16)	industrial revenue bonds or similar tax-exempt Indebtedness of IMC or any of its Restricted Subsidiaries incurred to finance the construction or improvement of operations of IMC and its Restricted Subsidiaries in an aggregate principal amount not to exceed $50.0 million at any time outstanding;

(17)	the guarantee by IMC or any of its Restricted Subsidiaries of Indebtedness incurred by IMC or any of its Restricted Subsidiaries that was permitted to be incurred by the Coverage Ratio Exception or another clause in this definition of Permitted Indebtedness; provided~~,~~ that the “Limitation on Guarantees by Restricted Subsidiaries” covenant, to the extent applicable, has been complied with;

(18)	Indebtedness of Foreign Subsidiaries in an aggregate amount not to exceed $~~25.0~~100.0 million at any time outstanding; and

(19)	additional Indebtedness of IMC or any of its Restricted Subsidiaries in an aggregate principal amount not to exceed $50.0 million at any time outstanding.

“Permitted Investments” means:

(1)	Investments by IMC or any of its Restricted Subsidiaries in any Person that is or will become immediately after such Investment a Restricted Subsidiary of IMC or that will merge or consolidate into IMC or any of its Restricted Subsidiaries; ~~provided that any Investment by IMC or any of its Restricted Subsidiaries (other than any Phosphates Entity) in any Phosphates Entity shall be in the form of Indebtedness, which shall increase the amount for which such Phosphates Entity is obligated under its Note Guarantee as described in the third paragraph under “—Subsidiary Guarantee”;~~

(2)	Investments in IMC by any of its Restricted Subsidiaries; provided that any Indebtedness evidencing such Investment (other than Indebtedness subject to Liens granted under the Credit Agreement) is unsecured and subordinated, pursuant to a written agreement, to IMC’s obligations with respect to the Notes;

(3)	investments in cash and Cash Equivalents;

(4)	loans and advances to employees and officers of IMC and its Restricted Subsidiaries in the ordinary course of business;

(5)	Investments in joint ventures not to exceed $25.0 million; provided that

•	such joint ventures do not have any Indebtedness for borrowed money at any time on or after the date of such Investment (other than Indebtedness owing to the equity holders of such joint ventures),

•	the documentation governing any such joint venture does not contain a restriction on distributions to IMC or any of its Subsidiaries, and

•	each such joint venture is engaged only in the businesses in which IMC and its Restricted Subsidiaries are engaged on May 17, 2001 and businesses similar, related or ancillary thereto;

(6)	Investments in securities received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any debtors of IMC or its Restricted Subsidiaries;

(7)	Investments received as consideration from an Asset Sale made in compliance with the “Limitation on Asset Sales” covenant;

(8)	Investments existing on May 17, 2001;

(9)	any Investment by IMC or a wholly owned Subsidiary of IMC in a Securitization Entity or any Investment by a Securitization Entity in any other Person in connection with a Qualified Securitization Transaction; provided that any Investment in a Securitization Entity is in the form of a purchase money note or an equity interest;

(10)	any Indebtedness of IMC to any of its Subsidiaries incurred in connection with the purchase of accounts receivable and related assets by IMC from any such Subsidiary which assets are subsequently conveyed by IMC to a Securitization Entity in a Qualified Securitization Transaction;

(11)	Investments in Interest Swap Obligations, Commodity Agreements and Currency Agreements of the type described in clauses (4) and (5) of the definition of “Permitted Indebtedness”;

(12)	any deemed Investment in all or any portion of the IMC Chemicals Business Unit occurring by operation of the last sentence of the definition of “Investment”; ~~and~~

(13)	additional Investments in an aggregate amount not to exceed $~~25.0~~50.0 million at any time outstanding;

(14)	IMC Phosphates Guarantees incurred pursuant to clause (3) of the definition of “Permitted Indebtedness”; and

(15)	Investments made as part of a Phosphates Combination Transaction.

“Permitted Liens” means, with respect to any Person:

(1)	Liens existing as of August 1, 1998;

(2)	Liens on assets of, or any Capital Stock of or secured debt of, any Person existing at the time such Person becomes a Restricted Subsidiary of IMC or at the time such Person is merged into IMC or any of its Restricted Subsidiaries;

(3)	Liens in favor of IMC or any of its Restricted Subsidiaries;

(4)	Liens in favor of governmental bodies to secure progress or advance payments;

(5)	Liens securing industrial revenue or pollution control bonds;

(6)	Liens on property to secure Indebtedness incurred for the purpose of (x) financing all or any part of the purchase price of such property incurred prior to, at the time of, or within 180 days after, the acquisition of such property or (y) financing all or any part of the cost of construction, improvement, development or expansion of any such property;

(7)	statutory liens or landlords’, carriers’, warehousemen’s, mechanics’, suppliers’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings, if a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor;

(8)	Liens on current assets of Restricted Subsidiaries securing Indebtedness of such Restricted Subsidiaries; and

(9)	any extensions, substitutions, replacements or renewals in whole or in part of a Lien (an “existing Lien”) enumerated in clauses (1) through (8) above; provided that (x) the Lien may not extend beyond the assets or Indebtedness subject to the existing Lien and (y) improvements and construction on such assets and the Indebtedness secured by the Lien may not exceed the Indebtedness secured at the time by the existing Lien.

“Person” means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture or a governmental agency or political subdivision thereof.

“Phosphates Combination Transaction” means any one or more transactions or series of related transactions involving (x) the sale, lease, conveyance, contribution and/or other transfer (a “contribution”) of assets or Capital Stock comprising all or any portion of the IMC Phosphates Business to an entity formed or to be formed (such entity, the “Phosphates Holding Company” and, together with its Subsidiaries, the “Phosphates Entities”) by IMC or a Subsidiary thereof and/or Mosaic or a Subsidiary thereof and/or (y) the merger or consolidation of a Subsidiary of IMC comprising all or any portion of the IMC Phosphates Business with or into any Phosphates Entity, provided that:

•	IMC and its Restricted Subsidiaries, taken as a whole, shall receive consideration at the time of such contribution, merger or consolidation equal to not less than the fair market value of the assets or Capital Stock so contributed or the fair market value of the assets of the Subsidiary of IMC so merged or consolidated, as the case may be, as reasonably determined in good faith by the Board of Directors of IMC;

•	IMC and its Restricted Subsidiaries, taken as a whole, shall at all times have voting and dividend participation and other equivalent rights in the Phosphates Entities (and its other Investments therein shall be) equivalent in all respects (as reasonably determined in good faith by the Board of Directors of IMC) to the voting and dividend participation and other equivalent rights and other Investments therein of Mosaic and its Subsidiaries (other than IMC and its Restricted Subsidiaries) (or any successor to Mosaic’s and its Subsidiaries’ interest in the Phosphates Entities), after taking into account the pro rata portion of assets of the Phosphates Entities contributed by IMC and its Subsidiaries, on the one hand, and Mosaic and its Subsidiaries (other than IMC and its Subsidiaries), on the other; and

•	the Phosphates Holding Company and the other Phosphates Entities are each Affiliate Guarantors.

~~“Phosphates Entities” means PLP; IMC Phosphates Company, a Delaware general partnership; IMC Phosphates MP Inc., a Delaware corporation; and their respective Subsidiaries.~~

“Phosphates Entities” has the meaning set forth in the definition of “Phosphates Combination Transaction.”

“Phosphates Holding Company” has the meaning set forth in the definition of “Phosphates Combination Transaction.”

~~“PLP” means Phosphate Resource Partners Limited Partnership, a Delaware limited partnership.~~

“Preferred Stock” of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

“Principal Property” means any manufacturing plant or warehouse owned or leased by IMC or any Subsidiary of IMC, whether owned or leased as of August 1, 1998 or thereafter, the gross book value of which exceeds 1% of Consolidated Net Worth, other than manufacturing plants and warehouses which the Board of Directors of IMC by resolution declares are not of material importance to the total business conducted by IMC and its Restricted Subsidiaries as an entirety and which, when taken together with all other plants and warehouses as to which such a declaration has been so made, is so declared by the Board of Directors of IMC to be not of material importance to the total business conducted by IMC and its Restricted Subsidiaries as an entirety.

“Pro Forma Cost Savings” means, with respect to any period ended on any Transaction Date, the reductions in costs with respect to the applicable Four Quarter Period that are directly attributable to any Investments, acquisitions, dispositions, mergers, consolidations or discontinued operations and calculated on a basis that is consistent with Article 11 of Regulation S-X under the Securities Act.

“Purchase Money Indebtedness” means Indebtedness of IMC or any of its Restricted Subsidiaries incurred for the purpose of financing all or any part of the purchase price, or the cost of construction or improvement, of any assets to be used in the ordinary course of business by IMC or any of its Restricted Subsidiaries; provided, however, that (1) the aggregate principal amount of such Indebtedness shall not exceed such purchase price or cost, (2) such Indebtedness shall be incurred no later than 180 days after the acquisition of such assets or completion of such construction or improvement and (3) such Indebtedness shall not be secured by any assets of IMC or any of its Restricted Subsidiaries other than the assets so acquired and improvements thereon.

“Qualified Capital Stock” means any Capital Stock of IMC that is not Disqualified Capital Stock.

“Qualified Securitization Transaction” means any transaction or series of transactions that may be entered into by IMC, any of its Restricted Subsidiaries or a Securitization Entity pursuant to which IMC or such Restricted Subsidiary or that Securitization Entity may, pursuant to customary terms, sell, convey or otherwise transfer to, or grant a security interest in for the benefit of, (1) a Securitization Entity or IMC or any of its Restricted Subsidiaries which subsequently transfers to a Securitization Entity (in the case of a transfer by IMC or such Restricted Subsidiary) and (2) any other Person (in the case of transfer by a Securitization Entity), any accounts receivable (whether now existing or arising or acquired in the future) of IMC or any of its Restricted Subsidiaries which arose in the ordinary course of business of IMC and its Restricted Subsidiaries, and any assets related thereto, including, without limitation, all collateral securing such accounts receivable, all contracts and contract rights and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets (including contract rights) which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

“Rating Agency” means each of (a) S&P and (b) Moody’s.

“Refinance” means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means, with respect to any Indebtedness, Indebtedness incurred to Refinance such Indebtedness; provided that:

(1)	the aggregate principal amount of the Indebtedness so incurred does not exceed the sum of (a) the aggregate principal amount of the Indebtedness being Refinanced as of the date of such proposed Refinancing plus (b) the amount of premium, if any, that would be payable upon the redemption of the Indebtedness being Refinanced under the terms of the instrument governing the Indebtedness being Refinanced if such redemption occurred, whether or not a premium in such amount is actually paid pursuant to such Refinancing, as of the date of such proposed Refinancing plus (c) the amount of reasonable expenses incurred by IMC in connection with such Refinancing;

(2)	the Weighted Average Life to Maturity of the Indebtedness so incurred at the date of such proposed Refinancing is not less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced as of the date of such proposed Refinancing; and

(3)	the final maturity of the Indebtedness so incurred is not earlier than the final maturity of the Indebtedness being Refinanced;

and provided, further, that (x) if the Indebtedness being Refinanced is subordinate or junior to the Notes, then such Refinancing Indebtedness shall be subordinate or junior to the Notes at least to the same extent and in the same manner as the Indebtedness being Refinanced and (y) if the obligors on the Indebtedness being Refinanced include only IMC and/or one or more Guarantors, the obligors on the Refinancing Indebtedness thereof shall not include any Person other than IMC and/or one or more Guarantors. For the avoidance of doubt, in the event that Mosaic or its Subsidiaries (other than IMC and its Restricted Subsidiaries) Refinances any Indebtedness of IMC or its Restricted Subsidiaries with Indebtedness of Mosaic or its Subsidiaries (other than IMC and its Restricted Subsidiaries), and IMC and/or its Restricted Subsidiaries directly or indirectly guarantee such Indebtedness of Mosaic and its

Subsidiaries, such guarantee shall for purposes hereof be deemed to be Refinancing Indebtedness (to the extent the term “Refinancing Indebtedness” is used in the Indenture with respect to such Indebtedness) of such Indebtedness of IMC and/or its Restricted Subsidiaries, provided such guarantee conforms with the provisions of this definition. For the avoidance of doubt, it is understood that a Refinancing of the Credit Agreement shall not be deemed to be Refinancing Indebtedness.

“Restricted Payment” means to

(1)	declare or pay any dividend or make any distribution on or in respect of IMC’s Capital Stock to holders of such Capital Stock, other than dividends or distributions payable in Qualified Capital Stock of IMC,

(2)	purchase, redeem or otherwise acquire or retire for value any Capital Stock of IMC or any warrants, options or other rights to purchase or acquire any Capital Stock of IMC,

(3)	make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of IMC or any Guarantor that is subordinate or junior in right of payment to the Notes or the Note Guarantee of such Guarantor or

(4)	make any Investment other than Permitted Investments.

“Restricted Subsidiary” of any Person means any Subsidiary of such Person which at the time of determination is not an Unrestricted Subsidiary~~.~~; provided, however, that with respect to IMC after the Fall-Away Event, each Subsidiary of IMC (other than Phosphates Entities and other Persons deemed to be Unrestricted Subsidiaries pursuant to the second to last paragraph of the “Limitation on Designations of Unrestricted Subsidiaries” covenant (unless such Person has otherwise assumed the obligations of IMC or a Restricted Subsidiary under the Indenture pursuant to the “Merger, Consolidation and Sale of Assets” covenant)) shall be a Restricted Subsidiary of IMC.

“Revocation” has the meaning set forth in the “Limitation on Designations of Unrestricted Subsidiaries” covenant.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor thereto.

“Sale and Leaseback Transaction” has the meaning set forth in the second paragraph of the “Limitations on Liens and Sale and Leaseback Transactions” covenant.

“Securitization Entity” means a wholly owned Subsidiary of IMC (or another Person (which, for the avoidance of doubt, includes Mosaic and its Subsidiaries) in which IMC or any Subsidiary of IMC makes an Investment and to which IMC or any Subsidiary of IMC transfers accounts receivable) which engages in no activities other than in connection with the financing of accounts receivable and which is designated by the Board of Directors of IMC (as provided below) as a Securitization Entity

(1)	no portion of the Indebtedness or any other obligations (contingent or otherwise) of which

•	is guaranteed by IMC or any Subsidiary of IMC (other than the Securitization Entity) (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness)) pursuant to Standard Securitization Undertakings,

•	is recourse to or obligates IMC or any Subsidiary of IMC (other than the Securitization Entity) in any way other than pursuant to Standard Securitization Undertakings or

•	subjects any asset of IMC or any Subsidiary of IMC (other than the Securitization Entity), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings and other than any interest in the accounts receivable (whether in the form of an equity interest in such assets or subordinated indebtedness payable primarily from such financed assets) retained or acquired by IMC or any Subsidiary of IMC,

(2)	with which neither IMC nor any Subsidiary of IMC has any material contract, agreement, arrangement or understanding other than on terms no less favorable to IMC or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of IMC, other than fees payable in the ordinary course of business in connection with servicing receivables of such entity, and

(3)	to which neither IMC nor any Subsidiary of IMC has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of IMC shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of IMC giving effect to such designation and an officers’ certificate certifying that such designation complied with the foregoing conditions.

“Significant Subsidiary” means any Restricted Subsidiary of IMC or any Subsidiary of Mosaic, Mosaic Fertilizer or Mosaic Crop Nutrition, as the case may be, which, at the date of determination, is a “significant subsidiary” (as such term is defined in Regulation S-X under the Exchange Act) of IMC, Mosaic, Mosaic Fertilizer or Mosaic Crop Nutrition, as the case may be.

“Specified Discontinued Businesses” means the IMC Chemicals Business Unit, the IMC Salt Business Unit and Ogden.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by IMC or any Subsidiary of IMC which are reasonably customary in an accounts receivable securitization transaction.

“Stated Maturity” when used with respect to any security or any installment of interest thereon, means the date specified in such security as the fixed date on which the principal of such security or such installment of interest is due and payable.

“Subsidiary” of any Person means (1) any Person of which more than 50% of the total voting power of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the Restricted Subsidiaries of that Person or a combination thereof, and (2) any partnership, joint venture or other Person in which such Person or one or more of the Restricted Subsidiaries of that Person or a combination thereof has the power to control by contract or otherwise the board of directors or equivalent governing body or otherwise controls such entity.

“Subsidiary Guarantors” means (1) each of the following Restricted Subsidiaries of IMC:

FMRP Inc., a Delaware corporation;

Mosaic Canada ULC (formerly known as IMC Canada ULC), a Nova Scotia unlimited liability company;

Mosaic Chemical North America LLC (formerly known as IMC Chemical North America LLC), a

Delaware limited liability company;

IMC Global Dutch Holdings B.V., a Netherlands corporation;

IMC Global Netherlands B.V., a Netherlands corporation;

Mosaic Global Operations Inc. (formerly known as IMC Global Operations Inc.), a Delaware corporation;

IMC Global Potash Holdings N.V., a Netherlands Antilles corporation;
Mosaic Phosphates Company (formerly known as IMC Phosphates Company), a Delaware general partnership;

Mosaic Potash Carlsbad Inc. (formerly known as IMC Potash Carlsbad Inc.), a Delaware corporation;

IMC Potash Colonsay N.V., a Netherlands Antilles corporation;

Mosaic Potash Colonsay ULC (formerly known as IMC Potash Colonsay ULC), a Nova Scotia unlimited liability company;

Mosaic Sulphur Holdings LLC (formerly known as IMC Sulphur Holdings LLC), a Delaware limited liability company;

Mosaic USA Holdings Inc. (formerly known as IMC USA Holdings Inc.), a Delaware corporation;

Mosaic USA LLC (formerly known as IMC USA Inc. LLC), a Delaware limited liability company;

KCL Holdings, Inc., a Delaware corporation;

Phosphate Acquisition Partners L.P. (the successor to Phosphate Resource Partners Limited

Partnership), a Delaware limited partnership;

PRP-GP LLC, a Delaware limited liability company; and

The Vigoro Corporation, a Delaware corporation;

and (2) each other Restricted Subsidiary of IMC that issues a Note Guarantee pursuant to the “Limitation on Guarantees by Restricted Subsidiaries” covenant or otherwise, in each case, so long as the Note Guarantee of such Restricted Subsidiary is in full force and effect.

“2008 Indenture” means the indenture entered into between the Company, the guarantors named therein and The Bank of New York, as trustee, dated May 17, 2001, with respect to the 10.875% Senior Notes Due 2008 of the Company.

“2008 Notes” means “Notes,” as defined in the 2008 Indenture.

“2011 Indenture” means the indenture entered into between the Company, the guarantors named therein and The Bank of New York, as trustee, dated May 17, 2001, with respect to the 11.250% Senior Notes due 2011 of the Company.

“2011 Notes” means “Notes,” as defined in the 2011 Indenture.

“Unrestricted Subsidiary” of any Person means:

(1)	for purposes of the “Limitations on Liens and Sale and Leaseback Transactions” covenant and related definitions only:

•	any Subsidiary of IMC that at the time of determination has been, or is deemed to have been pursuant to the second to last paragraph of the “Limitation on Designations of Unrestricted Subsidiaries” covenant, designated an “Unrestricted Subsidiary” under the Indenture by the Board of Directors in the manner provided below, and

•	any Subsidiary of such an “Unrestricted Subsidiary.”

The Board of Directors of IMC may designate any Subsidiary of IMC (including any newly acquired or newly formed Subsidiary) to be an “Unrestricted Subsidiary” for purposes of the “Limitations on Liens and Sale and Leaseback Transactions” covenant and related definitions unless such Subsidiary owns any Capital Stock of, or owns or holds any property of, IMC or any other Subsidiary of IMC that is not a Subsidiary of the Subsidiary so designated; provided, however, that (x) the Subsidiary to be so designated has total assets of $5,000 or less and (y) the following Subsidiaries may not be designated Unrestricted Subsidiaries: Mosaic Global Operations Inc. (formerly known as IMC Global Operations Inc.), a Delaware corporation; Mosaic Esterhazy Holdings Limited (formerly known as International Minerals & Chemical (Canada) Global Limited), a Canadian company; Mosaic Phosphates Company (formerly known as IMC Phosphates Company), a Delaware general partnership; and any intermediate holding company between any of the foregoing and IMC. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the board resolutions giving effect to such designation and an officers’ certificate certifying that such designation complied with the foregoing provisions~~.~~; and

(2)	for all other purposes of the Indenture:

•	any Subsidiary of such Person that at the time of determination has been, or is deemed to have been pursuant to the second to last paragraph of the “Limitation on Designations of Unrestricted Subsidiaries” covenant, designated an Unrestricted Subsidiary, and has not been redesignated a Restricted Subsidiary, in accordance with the “Limitation on Designation of Unrestricted Subsidiaries” covenant; and

•	any Subsidiary of such an Unrestricted Subsidiary.

“U.S. Government Obligations” shall mean securities that are (1) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the payment of which is unconditionally guaranteed as full faith and credit obligation by the United States of America, that, in either case, are not callable or redeemable at the option of the issuer thereof and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligations or a specific payment of interest on or principal of any such U.S. Government Obligations held by such custodian for the account of the holder of a depository receipt; provided~~,~~ that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt for any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of interest on or principal of the U.S. Government Obligations evidenced by such depository receipt.

“Value” means an amount equal to the greater of the net proceeds of the sale or transfer of the property leased pursuant to a Sale and Leaseback Transaction, or the fair value as determined by the Board of Directors of IMC of the leased property at the time of entering into such Sale and Leaseback Transaction.

“Voting Stock” means, with respect to any Person, Capital Stock of such Person entitling the holders thereof, under ordinary circumstances, to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)	the then outstanding aggregate principal amount of such Indebtedness into

(2)	the sum of the total of the products obtained by multiplying

•	the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by

•	the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment.

Annex C

Summary of Key Amendments to the High-Yield Notes

Below is a summary of certain (but not all) key provisions of the proposed Amendments to the High-Yield Notes. Section references are references to the appropriate sections in the High-Yield Indentures affected by the Amendments. Please refer to “Description of the Consent Solicitation—Description of the Proposed Amendments—Proposed Amendments to High-Yield Notes” and “Description of the Amended Securities—Description of High-Yield Notes” for a more detailed summary of the Amendments and for the definitions of certain capitalized terms used in this summary.

PROVISIONS AFFECTED	PROPOSED AMENDMENT
Limitation on Incurrence of Additional Indebtedness covenant (Section 4.08)

•   Amend clause (3) of the definition of “Permitted Indebtedness” to increase the credit facility basket from $500 million to $850 million and to delete the requirement that the credit facility basket shall be reduced by prepayments made on the credit facility with Asset Sale proceeds.

•   Amend clause (18) of the definition of “Permitted Indebtedness” to increase the foreign subsidiary indebtedness basket from $25 million to $100 million.

Limitation on Restricted Payments covenant (Section 4.09)

Amend the covenant to provide that the following transactions shall be excluded from the restrictions of the covenant:

•   payments by IMC to Affiliate Guarantors to fund ordinary course of business operations (including working capital requirements of such Affiliate Guarantors but excluding the funding of, among other things, dividend payments to the equity holders of such Affiliate Guarantors (to the extent they are not wholly owned by Mosaic)),

•   loans made by IMC to subsidiaries of Mosaic that are not Affiliate Guarantors to fund ordinary course of business operations (including working capital requirements of such non-Affiliate Guarantor subsidiaries of Mosaic but excluding the funding of, among other things, dividend payments to the equity holders of Mosaic or those subsidiaries (to the extent they are not wholly owned by Mosaic)), provided that if such loans exceed $5 million outstanding, the loans shall be made on market terms,

•   loans made by IMC and its Restricted Subsidiaries to Mosaic and its subsidiaries (including subsidiaries that are not Affiliate Guarantors) in an aggregate amount not to exceed $200 million outstanding at any one time to fund non-ordinary course of business transactions (including acquisitions and capital expenditures but excluding dividend payments to the equity holders of Mosaic or those subsidiaries (to the extent they are not wholly owned by Mosaic)), provided that if such loans exceed $5 million outstanding, the loans shall be made on market terms, and

•   payments made by IMC to the extent the payments are funded by Mosaic and its subsidiaries (other than IMC and its subsidiaries).

The covenant will also be amended to

•   restart the general Restricted Payments basket in clause (9) of the second paragraph of the covenant, as amended by the Amendments, to allow for $60 million in additional Restricted Payments to be made from the date the Amendments become operative,

•   increase the general “Permitted Investments” basket in clause (13) of the definition of “Permitted Investments” from $25 million to $50 million, and

•   add clause (15) to the definition of “Permitted Investments” covering sales, contributions or other transfers by IMC of assets comprising its phosphate business to a combined phosphates business with Mosaic’s other phosphate businesses (which we refer to as a “Phosphates Combination Transaction”), provided that IMC receives fair market value for the assets it sells, contributes or transfers, IMC participates pro rata with Mosaic in dividends and other similar payments made by the combined phosphates business and, if the combined phosphates business is a legal entity, the combined phosphates business shall become an Affiliate Guarantor.

As of September 30, 2004, the assets that constitute IMC’s phosphate business, which, if the Amendments are approved and adopted, may be contributed to the combined phosphates business in a Phosphates Combination Transaction, accounted for approximately 54% of the total assets of IMC and its subsidiaries. The combined phosphates business will not be a “Restricted Subsidiary” of IMC and will not be subject to the restrictive covenants under the High-Yield Indentures.

C-1

Limitation on Asset Sales covenant (Section 4.10)

Amend the covenant to

•   raise the minimum threshold level of an Asset Sale in clause (1) of the definition of “Asset Sale” to assets with a fair market value (as determined by the board of directors or a senior officer of IMC) of $25 million (currently the threshold is a sale with respect to which consideration of $15 million is received),

•   provide that assets sold, contributed or otherwise transferred to the combined phosphates business in a Phosphates Combination Transaction shall not be subject to the covenant, and

•   provide that non-material assets of IMC may, without otherwise complying with the covenant, be contributed (a) to Affiliate Guarantors for use in their ordinary course of business and (b) to subsidiaries of Mosaic (including subsidiaries that are not Affiliate Guarantors) for use in their ordinary course of business provided IMC receives fair market value consideration (as determined by the board of directors or a senior officer of IMC).

Limitations on Transactions with Affiliates covenant (Section 4.12)

Amend the covenant to provide that transactions between IMC and its Restricted Subsidiaries, on the one hand, and Mosaic and its subsidiaries, on the other, which are otherwise permitted by Amendments, and certain other inter-company transactions, need not comply with the Limitations on Transactions with Affiliates covenant. Any Phosphates Combination Transaction will be specifically excluded from the requirements of the covenant.

Designation of Unrestricted Subsidiaries covenant (Section 4.13)

Amend the covenant to provide that (1) any subsidiaries of IMC that are combined phosphates business entities formed pursuant to a Phosphate Combination Transaction and (2) any entity that has become a subsidiary of IMC as a result of an investment in such entity which investment was funded in all material respects by Mosaic and its subsidiaries (other than IMC and its restricted subsidiaries) shall be designated as an “Unrestricted Subsidiary” without otherwise complying with the provisions of the covenant.

Reports to Holders covenant (Section 4.17)

Amend the covenant to provide that, other than after a sale of IMC by Mosaic, IMC shall provide annual, quarterly and periodic Securities Exchange Act reports of Mosaic (instead of IMC) to holders of the High-Yield Notes (and shall file such reports with the SEC).

Repurchase at the Option of Holders upon a Change of Control covenant (Section 4.18)	Amend the covenant to provide that Cargill and its subsidiaries shall be “Permitted Holders” for purposes of the “Change of Control” definition.
Merger, Consolidation and Sale of Assets covenant (Section 5.01)	Amend the covenant to provide that any Phosphates Combination Transactions shall not be subject to the provisions of the covenant.

Events of Default (Section 6.01)	Amend the Events of Default provisions to provide that the bankruptcy, insolvency or reorganization of Mosaic, Mosaic Fertilizer, Mosaic Crop Nutrition and their respective significant subsidiaries shall be events of default under the High-Yield Indentures.

Fairness determinations	Amend the High-Yield Indentures to provide that various fair market value and other fairness determinations that were previously required to be made by the board of directors of IMC may alternatively be made by senior officers of IMC.

Affiliate Guarantors	Amend the High-Yield Indentures to provide that Mosaic, Mosaic Fertilizer and Mosaic Crop Nutrition shall provide full and unconditional guarantees of IMC’s obligations under the High-Yield Notes.

C-2

The Information Agent for the consent solicitation is:

Bondholder Communications Group

Attention: Irene Miller

30 Broad Street, 46th Floor

New York, New York 10004

Telephone (toll-free): 888-385-BOND (888-385-2663)

Fax: 212-437-9827

E-mail: imiller@bondcom.com

Website: www.bondcom.com/IMC5

The Solicitation Agent for the consent solicitation is:

Goldman, Sachs & Co.

Credit Liability Management Group

29th Floor, 85 Broad Street

New York, New York 10004

Toll-free: (800) 828-3182

Collect: (212) 357-3019

PART II: INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (the “Delaware Statute”) provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), other than an action by or in the right of such corporation, by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise (an “indemnified capacity”). The indemnity may include expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. Similar provisions apply to actions brought by or in the right of the corporation, except that no indemnification shall be made without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred. Section 145 of the Delaware Statute further authorizes a corporation to purchase and maintain insurance on behalf of any indemnified person against any liability asserted against him and incurred by him in any indemnified capacity, or arising out of his status as such, regardless of whether the corporation would otherwise have the power to indemnify him under the Delaware Statute.

The restated certificate of incorporation and amended and restated bylaws of Mosaic provide that Mosaic shall indemnify and hold harmless, to the fullest extent permitted by law, each person who is or was made a party, threatened to be made a party, or otherwise involved in any action, suit or proceeding by reason of the fact that he or she is or was a director or officer of Mosaic, or is or was serving at the request of the corporation as a director, officer, employee, partner, or agent of another corporation, partnership, joint venture, or other enterprise, against expenses, liabilities, and losses. Furthermore, the directors of Mosaic shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (c) under Section 174 of the Delaware Statute, or (d) for any transaction from which the director derived an improper personal benefit.

Item 21. Exhibits.

Exhibit No.	Description
2.1	Agreement and Plan of Merger and Contribution, dated as of January 26, 2004, by and among IMC Global Inc., Global Nutrition Solutions, Inc. (now known as The Mosaic Company), GNS Acquisition Corp., Cargill, Incorporated and Cargill Fertilizer, Inc., as amended by Amendment No. 1 to Agreement and Plan of Merger and Contribution, dated as of June 15, 2004 and as further amended by Amendment No. 2 to Agreement and Plan of Merger and Contribution, dated as of October 18, 2004 (incorporated herein by reference to Exhibit 2.1 to Mosaic’s Current Report on Form 8-K dated October 28, 2004).
2.2	Agreement and Plan of Merger, dated as of March 17, 2004, among IMC Global Inc., PRP-GP LLC, Phosphate Resource Partners Limited Partnership, FMRP Inc. and Phosphate Acquisition Partners L.P. (incorporated herein by reference to Exhibit 2 to IMC’s Current Report on Form 8-K dated March 17, 2004).

Exhibit No.	Description
3.1	Restated Certificate of Incorporation of The Mosaic Company (incorporated herein by reference to Exhibit 3.1 to Mosaic’s Registration Statement on Form 8-A (File No. 001-32327) dated October 22, 2004).
3.2	Amended and Restated Bylaws of The Mosaic Company (incorporated herein by reference to Exhibit 3.3 to Mosaic’s Registration Statement on Form 8-A (File No. 001-32327) dated October 22, 2004).
3.3***	Certificate of Formation of Cargill Fertilizer, LLC, dated May 11, 2004 and Certificate of Amendment to Certificate of Formation of Cargill Fertilizer, LLC, dated October 25, 2004 (changing name to Mosaic Fertilizer, LLC).
3.4***	Amended and Restated Limited Liability Company Agreement of Mosaic Fertilizer, LLC.
3.5***	Certificate of Formation of GNS III (U.S.) LLC, dated March 24, 2004 and Certificate of Amendment to Certificate of Formation of GNS III (U.S) LLC, dated October 25, 2004 (changing name to Mosaic Crop Nutrition, LLC).
3.6***	Second Amended and Restated Limited Liability Company Agreement of Mosaic Crop Nutrition, LLC.
4.1	Indenture, dated as of December 1, 1991, between IMC Global Inc. and The Bank of New York, relating to the issuance of 9.45% Senior Debentures due 2011 (incorporated herein by reference to Exhibit 4.4 to IMC’s Form SE filed on December 3, 1991).
4.2	Supplemental Indenture, dated as of June 29, 1993, between IMC Global Inc. and The Bank of New York to the Indenture, dated as of December 1, 1991, between IMC Global Inc. and The Bank of New York, relating to the issuance of 9.45% Senior Debentures due 2011 (incorporated herein by reference to Exhibit 4.5 to IMC’s Registration Statement on Form S-4 (Registration Number 33-49795) dated August 3, 1993).
4.3	Senior Indenture, dated as of February 1, 1996, between Phosphate Resource Partners Limited Partnership (formerly known as Freeport-McMoRan Resource Partners, Limited Partnership) and JPMorgan Chase Bank (formerly known as Chemical Bank), relating to the issuance of 7% Senior Notes due 2008 (incorporated herein by reference to Exhibit 4.1 to PLP’s Current Report on Form 8-K dated February 13, 1996).
4.4	First Supplemental Indenture, dated as of February 14, 1996, between Phosphate Resource Partners Limited Partnership (formerly known as Freeport-McMoRan Resource Partners, Limited Partnership) and JPMorgan Chase Bank (formerly known as Chemical Bank) to the Senior Indenture, dated as of February 1, 1996, between Phosphate Resource Partners Limited Partnership (formerly known as Freeport-McMoRan Resource Partners, Limited Partnership) and JPMorgan Chase Bank (formerly known as Chemical Bank), relating to the issuance of 7% Senior Notes due 2008 (incorporated herein by reference to Exhibit 4.1 to PLP’s Current Report on Form 8-K dated February 16, 1996).
4.5	Indenture, dated as of July 17, 1997, between IMC Global Inc. and The Bank of New York, relating to the issuance of 6.875% Senior Debentures due July 15, 2007, 7.30% Senior Debentures due January 15, 2028 and 6.55% Senior Notes due January 15, 2005 (incorporated herein by reference to Exhibit 4.1 to IMC’s Current Report on Form 8-K dated July 23, 1997).
4.6	Indenture, dated as of August 1, 1998, between IMC Global Inc. and The Bank of New York, relating to the issuance of 7.625% Notes due 2005 and 7.375% Debentures due 2018 (incorporated herein by reference to Exhibit 4.10 to IMC’s Registration Statement on Form S-3 (Registration Number 333-63503) dated September 16, 1998).
4.7	Indenture, dated as of May 17, 2001, between IMC Global Inc., the Guarantors named therein and The Bank of New York relating to the issuance of 10.875% Senior Notes due 2008 (incorporated herein by reference to Exhibit 4.ii.(b) to IMC’s Current Report on Form 8-K dated May 17, 2001).
4.8	Indenture, dated as of May 17, 2001, between IMC Global Inc., the Guarantors named therein and The Bank of New York relating to the issuance of 11.250% Senior Notes due 2011 (incorporated herein by reference to Exhibit 4.ii.(c) to IMC’s Current Report on Form 8-K dated May 17, 2001).

Exhibit No.	Description
4.9	Supplemental Indenture, dated as of May 31, 2001, among FMRP Inc., IMC Global Inc. and The Bank of New York to the Indentures, dated as of May 17, 2001, between IMC Global Inc., the Guarantors named therein and The Bank of New York relating to the issuance of 10.875% Senior Notes due 2008 and 11.250% Senior Notes due 2011 (incorporated herein by reference to Exhibit 4.ii.(a) to Amendment No. 1 to IMC’s Registration Statement on Form S-4/A (Registration Number 333-71510) dated November 9, 2001).
4.10	Supplemental Indenture, dated as of August 2, 2001, among IMC Global Netherlands B.V., IMC Global Inc. and The Bank of New York to the Indentures, dated as of May 17, 2001, between IMC Global Inc., the Guarantors named therein and The Bank of New York relating to the issuance of 10.875% Senior Notes due 2008 and 11.250% Senior Notes due 2011 (incorporated herein by reference to Exhibit 4.ii.(b) to Amendment No. 1 to IMC’s Registration Statement on Form S-4/A (Registration Number 333-71510) dated November 9, 2001).
4.11	Supplemental Indenture, dated as of November 6, 2001, among IMC Phosphates MP Inc., IMC Global Inc. and The Bank of New York to the Indentures, dated as of May 17, 2001, between IMC Global Inc., the Guarantors named therein and The Bank of New York relating to the issuance of 10.875% Senior Notes due 2008 and 11.250% Senior Notes due 2011 (incorporated herein by reference to Exhibit 4.ii.(c) to Amendment No. 1 to IMC’s Registration Statement on Form S-4/A (Registration Number 333-71510) dated November 9, 2001).
4.12	Supplemental Indenture, dated as of November 26, 2001, among Carey Salt Company, GSL Corporation, IMC Inorganic Chemicals Inc., IMC Kalium Ogden Corp., IMC Salt Inc. and NAMSCO Inc., IMC Global Inc. and The Bank of New York to the Indentures, dated as of May 17, 2001, between IMC Global Inc., the Guarantors named therein and The Bank of New York relating to the issuance of 10.875% Senior Notes due 2008 and 11.250% Senior Notes due 2011 (incorporated herein by reference to Exhibit 4.ii.(b) to Amendment No. 1 to IMC’s Registration Statement on Form S-4/A (Registration Number 333-103362) dated May 6, 2003).
4.13	Supplemental Indenture, dated as of November 26, 2001, among IMC USA Inc. LLC, IMC Global Inc. and The Bank of New York to the Indentures, dated as of May 17, 2001, between IMC Global Inc., the Guarantors named therein and The Bank of New York relating to the issuance of 10.875% Senior Notes due 2008 and 11.250% Senior Notes due 2011 (incorporated herein by reference to Exhibit 4.ii.(a) to Amendment No. 1 to IMC’s Registration Statement on Form S-4/A (Registration Number 333-103362) dated May 6, 2003).
4.14	Supplemental Indenture, dated as of January 1, 2002, among IMC Potash Colonsay ULC, IMC Global Inc. and The Bank of New York to the Indentures, dated as of May 17, 2001, between IMC Global Inc., the Guarantors named therein and The Bank of New York relating to the issuance of 10.875% Senior Notes due 2008 and 11.250% Senior Notes due 2011 (incorporated herein by reference to Exhibit 4.ii.(h) to IMC’s Annual Report on Form 10-K for the Fiscal Year Ended December 31, 2001).
4.15	Supplemental Indenture, dated as of July 1, 2002, among IMC Sulphur Holdings LLC., IMC Global Inc. and The Bank of New York to the Indentures, dated as of May 17, 2001, between IMC Global Inc., the Guarantors named therein and The Bank of New York relating to the issuance of 10.875% Senior Notes due 2008 and 11.250% Senior Notes due 2011 (incorporated herein by reference to Exhibit 4.ii.(c) to Amendment No. 1 to IMC’s Registration Statement on Form S-4/A (Registration Number 333-103362) dated May 6, 2003).

Exhibit No.	Description
4.16	Supplemental Indenture, dated as of July 1, 2002, among IMC Global Dutch Holdings B.V., IMC Global Inc. and The Bank of New York to the Indentures, dated as of May 17, 2001, between IMC Global Inc., the Guarantors named therein and The Bank of New York relating to the issuance of 10.875% Senior Notes due 2008 and 11.250% Senior Notes due 2011 (incorporated herein by reference to Exhibit 4.ii.(d) to Amendment No. 1 to IMC’s Registration Statement on Form S-4/A (Registration Number 333-103362) dated May 6, 2003).
4.17	Supplemental Indenture, dated as of July 3, 2003, between IMC Global Inc. and The Bank of New York to the Indentures, dated as of May 17, 2001, between IMC Global Inc., the Guarantors named therein and The Bank of New York relating to the issuance of 10.875% Senior Notes due 2008 and 11.250% Senior Notes due 2011 (incorporated herein by reference to Exhibit 4.ii.(a) to IMC’s Quarterly Report on Form 10-Q for the Quarterly Period Ended June 30, 2003).
4.18	Supplemental Indenture, dated as of October 21, 2003, between PRP-GP LLC and the Bank of New York to the Indentures dated as of May 17, 2001, between IMC Global Inc., the Guarantors named therein and The Bank of New York relating to the issuance of 10.875% Senior Notes due 2008 and 11.250% Senior Notes due 2011 (incorporated herein by reference to Exhibit 4.ii.(b) to IMC’s Quarterly Report on Form 10-Q for the Quarterly Period Ended September 30, 2003).
4.19	Supplemental Indenture, dated as of February 29, 2004, between IMC Canada Ltd., 3086146 Nova Scotia Company, IMC Global Inc. and The Bank of New York relating to the issuance of 10.875% Senior Notes due 2008 and 11.250% Senior Notes due 2011 (incorporated herein by reference to Exhibit 4.ii.(a) to IMC’s Quarterly Report on Form 10-Q, as amended by Amendment No. 1 on Form 10-Q/A, for the Quarterly Period Ended March 31, 2004).
4.20	Supplemental Indenture, dated as of May 27, 2004, among Phosphate Acquisition Partners L.P., IMC Global Inc. and The Bank of New York relating to the issuance of 10.875% Senior Notes due 2008 and 11.250% Senior Notes due 2011 (incorporated herein by reference to Exhibit 4.1 to IMC’s Quarterly Report on Form 10-Q, as amended by Amendment No. 1 on Form 10-Q/A, for the Quarterly Period Ended June 30, 2004).
4.21	Indenture, dated as of August 1, 2003, between IMC Global Inc., the Guarantors named therein and BNY Midwest Trust Company relating to the issuance of 10.875% Senior Notes due 2013 (incorporated herein by reference to Exhibit 4.ii.(a) to IMC’s Quarterly Report on Form 10-Q for the Quarterly Period Ended September 30, 2003).
4.22	Supplemental Indenture, dated as of October 21, 2003, between PRP-GP LLC and BNY Midwest Trust Company to the Indenture, dated as of August 1, 2003, between IMC Global Inc., the Guarantors named therein and BNY Midwest Trust Company relating to the issuance of 10.875% Senior Notes due 2013 (incorporated herein by reference to Exhibit 4.ii.(c) to IMC’s Quarterly Report on Form 10-Q for the Quarterly Period Ended September 30, 2003).
4.23	Supplemental Indenture, dated as of February 29, 2004, between IMC Canada Ltd., 3086146 Nova Scotia Company, IMC Global Inc. and The Bank of New York relating to the issuance of 10.875% Senior Notes due 2013 (incorporated herein by reference to Exhibit 4.ii.(b) to IMC’s Quarterly Report on Form 10-Q, as amended by Amendment No. 1 on Form 10-Q/A, for the Quarterly Period Ended March 31, 2004).
4.24	Supplemental Indenture, dated as of May 27, 2004, among Phosphate Acquisition Partners L.P., IMC Global Inc. and BNY Midwest Trust Company relating to the issuance of 10.875% Senior Notes due 2013 (incorporated herein by reference to Exhibit 4.2 to IMC’s Quarterly Report on Form 10-Q, as amended by Amendment No. 1 on Form 10-Q/A, for the Quarterly Period Ended June 30, 2004).

Exhibit No.	Description
4.25**	Form of Supplemental Indenture among Mosaic Global Holdings Inc. (formerly known as IMC Global Inc.), The Mosaic Company, Mosaic Fertilizer, LLC, Mosaic Crop Nutrition, LLC and The Bank of New York to the Indenture, dated as of December 1, 1991, between IMC Global Inc. and The Bank of New York, relating to the issuance of 9.45% Senior Debentures due 2011.

4.26**	Form of Supplemental Indenture among Phosphate Acquisition Partners L.P. (as successor to Phosphate Resource Partners Limited Partnership (formerly known as Freeport-McMoRan Resource Partners, Limited Partnership)), The Mosaic Company, Mosaic Fertilizer, LLC, Mosaic Crop Nutrition, LLC and JPMorgan Chase Bank (formerly known as Chemical Bank) to the Senior Indenture, dated as of February 1, 1996, between Phosphate Resource Partners Limited Partnership (formerly known as Freeport-McMoRan Resource Partners, Limited Partnership) and JPMorgan Chase Bank (formerly known as Chemical Bank), relating to the issuance of 7% Senior Notes due 2008.

4.27**	Form of Supplemental Indenture among Mosaic Global Holdings Inc. (formerly known as IMC Global Inc.), The Mosaic Company, Mosaic Fertilizer, LLC, Mosaic Crop Nutrition, LLC and The Bank of New York to the Indenture, dated as of July 17, 1997, between IMC Global Inc.), and The Bank of New York, relating to the issuance of 6.875% Senior Debentures due July 15, 2007; 7.30% Senior Debentures due January 15, 2028; and 6.55% Senior Notes due January 15, 2005.

4.28**	Form of Supplemental Indenture among Mosaic Global Holdings Inc. (formerly known as IMC Global Inc.), The Mosaic Company, Mosaic Fertilizer, LLC, Mosaic Crop Nutrition, LLC and The Bank of New York to the Indenture, dated as of August 1, 1998, between IMC Global Inc. and The Bank of New York, relating to the issuance of 7.625% Notes due 2005 and 7.375% Debentures due 2018.

4.29**	Form of Supplemental Indenture among Mosaic Global Holdings Inc. (formerly known as IMC Global Inc.), The Mosaic Company, Mosaic Fertilizer, LLC, Mosaic Crop Nutrition, LLC and The Bank of New York to the Indenture, dated as of May 17, 2001, between IMC Global Inc.), the Guarantors named therein and The Bank of New York relating to the issuance of 10.875% Senior Notes due 2008.

4.30**	Form of Supplemental Indenture among Mosaic Global Holdings Inc. (formerly known as IMC Global Inc.), The Mosaic Company, Mosaic Fertilizer, LLC, Mosaic Crop Nutrition, LLC and The Bank of New York to the Indenture, dated as of May 17, 2001, between IMC Global Inc.), the Guarantors named therein and The Bank of New York relating to the issuance of 11.250% Senior Notes due 2011.

4.31**	Form of Supplemental Indenture among Mosaic Global Holdings Inc. (formerly known as IMC Global Inc.), The Mosaic Company, Mosaic Fertilizer, LLC, Mosaic Crop Nutrition, LLC and BNY Midwest Trust Company to the Indenture, dated as of August 1, 2003, between IMC Global Inc.), the Guarantors named therein and BNY Midwest Trust Company relating to the issuance of 10.875% Senior Notes due 2013.

4.32	Second Supplemental Indenture, dated as of December 23, 1996, between Phosphate Resource Partners Limited Partnership (formerly known as Freeport McMoRan Resource Partners, Limited Partnership) and JPMorgan Chase Bank (formerly known as Chemical Bank) to the Senior Indenture, dated as of February 1, 1996, between Phosphate Resource Partners Limited Partnership (formerly known as Freeport McMoRan Resource Partners, Limited Partnership) and JPMorgan Chase Bank (formerly known as Chemical Bank), relating to the issuance of 7% Senior Notes due 2008 (incorporated herein by reference to Exhibit 4.ii(a) to IMC’s Quarterly Report on Form 10-Q for the Quarterly Period Ended September 30, 2004).

Exhibit No.	Description
4.33	Third Supplemental Indenture, dated as of October 19, 2004, among Phosphate Resource Partners Limited Partnership (formerly known as Freeport McMoRan Resource Partners, Limited Partnership), Phosphate Acquisition Partners L.P. and JPMorgan Chase Bank (formerly known as Chemical Bank) to the Senior Indenture, dated as of February 1, 1996, between Phosphate Resource Partners Limited Partnership (formerly known as Freeport McMoRan Resource Partners, Limited Partnership) and JPMorgan Chase Bank (formerly known as Chemical Bank), relating to the issuance of 7% Senior Notes due 2008 (incorporated herein by reference to Exhibit 4.ii(b) to IMC’s Quarterly Report on Form 10-Q for the Quarterly Period Ended September 30, 2004).

5**	Opinion of Dorsey & Whitney LLP regarding legality of the securities being registered.

10.1	Investor Rights Agreement, dated as of January 26, 2004, by and between Cargill, Incorporated and Global Nutrition Solutions, Inc. (now known as The Mosaic Company), as amended by Amendment No. 1 to Investor Rights Agreement, dated as of October 22, 2004, by and among Cargill, Incorporated, The Mosaic Company, Cargill Fertilizer, Inc. and GNS I (U.S.) Corp. (incorporated herein by reference to Exhibit 10.1 to Mosaic’s Registration Statement on Form 8-A (File No. 001-32327)).

10.2	Registration Rights Agreement, dated as of January 26, 2004, by and between Mosaic, Incorporated and Global Nutrition Solutions, Inc. (now known as The Mosaic Company) (incorporated herein by reference to Annex C to the proxy statement/prospectus forming a part of Mosaic’s Registration Statement on Form S-4 (Registration Number 333-114300)).

10.3***	Credit Agreement, dated as of October 22, 2004, among The Mosaic Company, the lenders party thereto and JPMorgan Chase Bank.

12.1**	Statement re Computation of the Cargill Fertilizer Businesses’ Ratios of Earnings to Fixed Charges.

12.2**	Statement re Computation of IMC’s Ratios of Earnings to Fixed Charges.

23.1**	Consent of Ernst & Young LLP, independent registered public accounting firm for IMC and PLP.

23.2**	Consent of KPMG LLP, independent registered public accounting firm, auditors for the Cargill Fertilizer Businesses.

23.3**	Consent of KPMG LLP, independent registered public accounting firm, auditors for The Mosaic Company.

23.4**	Consent of Deloitte Touche Tohmatsu Auditores Independentes, independent auditors for Fertifos.

23.5**	Consent of Deloitte & Touche LLP, independent registered chartered accountants, auditors for Saskferco Products, Inc.

23.6*	Consent of Dorsey & Whitney LLP (included in Exhibit 5 to this registration statement).

24.1**	Powers of Attorney for The Mosaic Company.

24.2**	Powers of Attorney for Mosaic Fertilizer, LLC.

24.3***	Powers of Attorney for Mosaic Crop Nutrition, LLC.

99.1**	Form of Letter of Consent.

99.2**	Form of Letter to Registered Holders and The Depository Trust Company Participants.

99.3**	Form of Letter to Clients.

99.4**	Form of Letter to Beneficial Owners.

Exhibit No.	Description

99.5*	Consent of Guillaume Bastiaens pursuant to Rule 438 under the Securities Act of 1933.

99.6*	Consent of James T. Prokopanko pursuant to Rule 438 under the Securities Act of 1933.

99.7*	Consent of Raymond F. Bentele pursuant to Rule 438 under the Securities Act of 1933.

99.8*	Consent of Harold H. MacKay pursuant to Rule 438 under the Securities Act of 1933.

99.9*	Consent of David B. Mathis pursuant to Rule 438 under the Securities Act of 1933.

99.10*	Consent of Steven M. Seibert pursuant to Rule 438 under the Securities Act of 1933.

*	Previously filed.
**	Previously filed, but amended or updated version filed herewith.
***	Filed herewith.

Item 22. Undertakings.

Reg. S-K, Item 512(b) Undertaking: The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Reg. S-K, Item 512(h) Undertaking: Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Form S-4, Item 22(b) Undertaking: The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

Form S-4, Item 22(c) Undertaking: The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, The Mosaic Company has duly caused this Amendment No. 1 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wayzata, State of Minnesota, on November 12, 2004.

THE MOSAIC COMPANY

By:	/s/ Richard L. Mack
Richard L. Mack Senior Vice President and General Counsel

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated on November 12, 2004.

Signature	Title

* Fredric W. Corrigan	Chief Executive Officer, President, and Director (principal executive officer, principal financial officer and principal accounting officer)

* Robert L. Lumpkins	Chairman of the Board

* Guillaume Bastiaens	Director

* Raymond F. Bentele	Director

* William R. Graber	Director

* Harold H. MacKay	Director

* David B. Mathis	Director

* William T. Monahan	Director

* Douglas A. Pertz	Director

Signature	Title

* James T. Prokopanko	Director

* Steven M. Seibert	Director

*By:	/s/ Richard L. Mack
Richard L. Mack As Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Mosaic Fertilizer, LLC has duly caused this Amendment No. 1 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Riverview, State of Florida, on November 12, 2004.

MOSAIC FERTILIZER, LLC

By:	/s/ Richard L. Mack
Richard L. Mack Vice President

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated on November 12, 2004.

Signature	Title

* Fredric W. Corrigan	Chairman of the Board and Manager (principal executive officer)

* James T. Thompson	Manager

* Lawrence W. Stranghoener	Manager (principal financial officer and principal accounting officer)

*By:	/s/ Richard L. Mack
Richard L. Mack As Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Mosaic Crop Nutrition, LLC has duly caused this Amendment No. 1 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wayzata, State of Minnesota, on November 12, 2004.

MOSAIC CROP NUTRITION, LLC

By:	/s/ Richard L. Mack
Richard L. Mack Vice President

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated on November 12, 2004.

Signature	Title

* Fredric W. Corrigan	Chief Executive Officer, President, Treasurer and Manager

* James T. Thompson	Manager

* Lawrence W. Stranghoener	Manager (principal financial officer and principal accounting officer)

*By:	/s/ Richard L. Mack
Richard L. Mack As Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description

3.3***	Certificate of Formation of Cargill Fertilizer, LLC, dated May 11, 2004 and Certificate of Amendment to Certificate of Formation of Cargill Fertilizer, LLC, dated October 25, 2004 (changing name to Mosaic Fertilizer, LLC).

3.4***	Amended and Restated Limited Liability Company Agreement of Mosaic Fertilizer, LLC.

3.5***	Certificate of Formation of GNS III (U.S.) LLC, dated March 24, 2004 and Certificate of Amendment to Certificate of Formation of GNS III (U.S.) LLC, dated October 25, 2004 (changing name to Mosaic Crop Nutrition, LLC).

3.6***	Second Amended and Restated Limited Liability Company Agreement of Mosaic Crop Nutrition, LLC.

4.25**	Form of Supplemental Indenture among Mosaic Global Holdings Inc. (formerly known as IMC Global Inc.), The Mosaic Company, Mosaic Fertilizer, LLC, Mosaic Crop Nutrition LLC and The Bank of New York to the Indenture, dated as of December 1, 1991, between IMC Global Inc. and The Bank of New York, relating to the issuance of 9.45% Senior Debentures due 2011.

4.26**	Form of Supplemental Indenture among Phosphate Resource Partners Limited Partnership (formerly known as Freeport-McMoRan Resource Partners, Limited Partnership), The Mosaic Company, Mosaic Fertilizer, LLC, Mosaic Crop Nutrition LLC and JPMorgan Chase Bank (formerly known as Chemical Bank) to the Senior Indenture, dated as of February 1, 1996, between Phosphate Resource Partners Limited Partnership (formerly known as Freeport-McMoRan Resource Partners, Limited Partnership) and JPMorgan Chase Bank (formerly known as Chemical Bank), relating to the issuance of 7% Senior Notes due 2008.

4.27**	Form of Supplemental Indenture among Mosaic Global Holdings Inc. (formerly known as IMC Global Inc.), The Mosaic Company, Mosaic Fertilizer, LLC, Mosaic Crop Nutrition LLC and The Bank of New York to the Indenture, dated as of July 17, 1997, between IMC Global Inc. and The Bank of New York, relating to the issuance of 6.875% Senior Debentures due July 15, 2007; 7.30% Senior Debentures due January 15, 2028; and 6.55% Senior Notes due January 15, 2005.

4.28**	Form of Supplemental Indenture among Mosaic Global Holdings Inc. (formerly known as IMC Global Inc.), The Mosaic Company, Mosaic Fertilizer, LLC, Mosaic Crop Nutrition LLC and The Bank of New York to the Indenture, dated as of August 1, 1998, between IMC Global Inc. and The Bank of New York, relating to the issuance of 7.625% Notes due 2005 and 7.375% Debentures due 2018.

4.29**	Form of Supplemental Indenture among Mosaic Global Holdings Inc. (formerly known as IMC Global Inc.), The Mosaic Company, Mosaic Fertilizer, LLC, Mosaic Crop Nutrition LLC and The Bank of New York to the Indenture, dated as of May 17, 2001, between IMC Global Inc., the Guarantors named therein and The Bank of New York relating to the issuance of 10.875% Senior Notes due 2008.

4.30**	Form of Supplemental Indenture among Mosaic Global Holdings Inc. (formerly known as IMC Global Inc.), The Mosaic Company, Mosaic Fertilizer, LLC, Mosaic Crop Nutrition LLC and The Bank of New York to the Indenture, dated as of May 17, 2001, between IMC Global Inc., the Guarantors named therein and The Bank of New York relating to the issuance of 11.250% Senior Notes due 2011.

4.31**	Form of Supplemental Indenture among Mosaic Global Holdings Inc. (formerly known as IMC Global Inc.), The Mosaic Company, Mosaic Fertilizer, LLC, Mosaic Crop Nutrition LLC and BNY Midwest Trust Company to the Indenture, dated as of August 1, 2003, between IMC Global Inc., the Guarantors named therein and BNY Midwest Trust Company relating to the issuance of 10.875% Senior Notes due 2013.

5**	Opinion of Dorsey & Whitney LLP regarding legality of the securities being registered.

Exhibit No.		Description

10.3	***	Credit Agreement, dated as of October 22, 2004, among The Mosaic Company, the lenders party thereto and JPMorgan Chase Bank.

12.1	**	Statement re Computation of the Cargill Fertilizer Businesses’ Rates of Earnings to Fixed Charges.

12.2	**	Statement re Computation of IMC’s Ratios of Earnings to Fixed Charges.

23.1	**	Consent of Ernst & Young LLP, independent registered public accounting firm for IMC and PLP.

23.2	**	Consent of KPMG LLP, independent registered public accounting firm, auditors for the Cargill Fertilizer Businesses.

23.3	**	Consent of KPMG LLP, independent registered public accounting firm, auditors for The Mosaic Company.

23.4	**	Consent of Deloitte Touche Tohmatsu Auditores Independentes, independent auditors for Fertifos.

23.5	**	Consent of Deloitte & Touche LLP, independent registered chartered accountants, auditors for Saskferco Products, Inc.

24.1	**	Powers of Attorney for The Mosaic Company.

24.2	**	Powers of Attorney for Mosaic Fertilizer, LLC.

24.3	***	Powers of Attorney for Mosaic Crop Nutrition, LLC.

99.1	**	Form of Letter of Consent.

99.2	**	Form of Letter to Registered Holders and The Depository Trust Company Participants.

99.3	**	Form of Letter to Clients.

99.4	**	Form of Letter to Beneficial Owners.

**	Previously filed, but amended or updated version filed herewith.
***	Filed herewith.